As filed with the Securities and Exchange Commission on July 3, 2019

No. 333-231110

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Leo Holdings Corp.*

(Exact name of registrant as specified in its charter)

Cayman Islands*	7819	98-1399727
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

21 Grosvenor Place

London SWIX 7HF

+ (44) 2072012200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald J. Puglisi, Esq.

Puglisi & Associates

850 Library Avenue #204

Newark, Delaware 19711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christian O. Nagler, Esq. Peter Seligson, Esq. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Howard A. Kenny, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 (212) 309-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(4)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock(1)	25,000,000	10.28(5)	$257,000,000	$31,149(8)
Common stock(2)	14,000,000	$11.50(6)	$161,000,000	$19,514(8)
Warrants to purchase common stock(3)	14,000,000	1.55(7)	$21,700,000	$2,631(8)
Total				$53,294(9)

(1)

The number of shares of common stock of New CEC being registered represents (i) the number of Class A ordinary shares of Leo that were registered pursuant to the Registration Statement on Form S-1 (333-222599) (the “IPO registration statement”) and offered by Leo in its initial public offering (the “public shares”) and (ii) 5,000,000 Class B ordinary shares (“Leo Class B shares” and together with the public shares, the “Leo shares”). The Leo shares automatically will be converted by operation of law into shares of common stock of New CEC in the domestication (“New CEC Common Stock”).

(2)

Represents shares of common stock of New CEC to be issued upon the exercise of (i) 10,000,000 redeemable warrants to purchase Class A ordinary shares of Leo that were registered pursuant to the IPO registration statement and offered by Leo in its initial public offering (the “Leo public warrants”) and (ii) 4,000,000 warrants to purchase Class A ordinary shares of Leo that were issued in a private placement concurrently with the initial public offering (the “private warrants” and together with the public warrants, the “warrants”). The warrants automatically will be converted by operation of law into warrants to acquire shares of common stock of New CEC in the domestication (the “New CEC warrants”).

(3)	The number of warrants to acquire shares of common stock of New CEC being registered represents (i) 10,000,000 Leo public warrants and (ii) 4,000,000 private warrants.
(4)

Pursuant to Rule 416(a) of Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(5)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Leo (the company to which New CEC will succeed following the domestication) on the New York Stock Exchange (the “NYSE”) on April 25, 2019 ($10.28 per Class A ordinary share). April 25, 2019 was the date for which the most recent reported high and low prices of the Class A ordinary shares of Leo were available prior to the initial filing of this registration statement (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission (the “SEC”)). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(6)	Represents the exercise price of the warrants.
(7)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of Leo (the company to which New CEC will succeed following the domestication) on the NYSE on April 25, 2019 ($1.55 per warrant). April 25, 2019 was the date for which the most recent reported high and low prices of the warrants of Leo were available prior to the initial filing of this registration statement (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(8)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001212.
(9)	Previously paid.
*

Immediately prior to the consummation of the Merger described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Leo Holdings Corp., a Cayman Islands exempted company (“Leo”), intends to effect a deregistration under the Cayman Islands Companies Law (2018 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Leo’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “domestication”). All securities being registered will be issued by the continuing entity following the domestication, which will be renamed “Chuck E. Cheese Brands Inc.” in connection with the Merger, as further described in the proxy statement/prospectus. As used herein, “New CEC” refers to Leo after the domestication and the Merger.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JULY 3, 2019

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF LEO HOLDINGS CORP.

PROSPECTUS FOR

39,000,000 SHARES OF COMMON STOCK AND 14,000,000 WARRANTS OF LEO HOLDINGS CORP. (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED CHUCK E. CHEESE BRANDS INC. IN CONNECTION WITH THE MERGER DESCRIBED HEREIN)

The board of directors of Leo Holdings Corp., a Cayman Islands exempted company (“Leo”), has unanimously approved (i) the domestication of Leo as a Delaware corporation (the “Domestication”); (ii) the merger of Queso Holdings Inc. (“Queso”) with and into Leo, with Leo surviving the merger (the “Merger”); and (iii) the other transactions (collectively with the Domestication and Merger, the “Business Combination”) contemplated by the Business Combination Agreement, dated as of April 7, 2019 (as amended on June 27, 2019 and as hereafter amended, the “Business Combination Agreement”), by and among Leo, Queso and AP VIII CEC Holdings, L.P., a Delaware limited partnership (the “Seller”), a copy of which is attached to this proxy statement/prospectus as Annex A. In connection with the Merger, Leo will change its name to “Chuck E. Cheese Brands Inc.” As used in this proxy statement/prospectus, “New CEC” refers to Leo after the Business Combination. As described in this proxy statement/prospectus, Leo’s shareholders are being asked to consider a vote upon (among other things) the Business Combination.

On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Leo will convert automatically by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of New CEC (“New CEC Common Stock”); (2) the issued and outstanding redeemable warrants that were registered pursuant to the Registration Statement on Form S-1 (333-222599) of Leo (the “IPO registration statement”) will become automatically redeemable warrants to acquire shares of New CEC Common Stock (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication); (3) each issued and outstanding unit of Leo that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New CEC Common Stock and one-half of one redeemable warrant to acquire one share of New CEC Common Stock; (4) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Leo will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New CEC Common Stock; and (5) the issued and outstanding warrants of Leo issued in a private placement will automatically become warrants to acquire shares of New CEC Common Stock (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Domestication).

Accordingly, this prospectus covers 39,000,000 shares of New CEC Common Stock (including shares issuable upon exercise of the warrants described above) and 14,000,000 warrants to acquire shares of New CEC Common Stock to be issued in the Domestication.

Leo’s units, Class A ordinary shares and warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “LHC.U,” “LHC” and “LHC WS,” respectively. Leo will apply for listing, to be effective at the time of the Business Combination, of New CEC’s common stock and warrants on the NYSE under the proposed symbols “CEC” and “CEC WS,” respectively. It is a condition of the consummation of the Business Combination that Leo receive confirmation from the NYSE that New CEC has been conditionally approved for listing on the NYSE but there can be no assurance such listing condition will be met or that Leo will obtain such confirmation from the NYSE. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the NYSE condition set forth in the Business Combination Agreement is waived by the applicable parties.

This proxy statement/prospectus provides shareholders of Leo with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of Leo. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 39 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                     , 2019, and

is first being mailed to Leo’s shareholders on or about                     , 2019.

LEO HOLDINGS CORP.

A Cayman Islands Exempted Company

(Company Number 329879)

21 Grosvenor Place

London SW1X 7HF, United Kingdom

Dear Leo Holdings Corp. Shareholders:

You are cordially invited to attend the extraordinary general meeting in lieu of the annual meeting (the “extraordinary general meeting”) of Leo Holdings Corp., a Cayman Islands exempted company (“Leo” and, after the Domestication as described below, “New CEC”), at 9:00 a.m., Eastern Time, on                     , 2019, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed.

At the extraordinary general meeting, Leo shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “BCA Proposal,” to approve and adopt the Business Combination Agreement, dated as of April 7, 2019, by and among Leo, Queso Holdings Inc., a Delaware corporation (“Queso”), AP VIII CEC Holdings, L.P., a Delaware limited partnership (the “Seller”), and solely for purposes of Section 7.14(f) and 10.2(i), Leo Investors Limited Partnership, a Cayman Islands limited partnership (“Sponsor”) (as amended on June 27, 2019 and as hereafter amended, the “Business Combination Agreement”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, following the Domestication of Leo to Delaware as described below, Queso will merge with and into Leo, the separate corporate existence of Queso will cease and Leo will be the surviving corporation (the “Merger”).

As a condition to closing the Merger, the board of directors of Leo has unanimously approved, and Leo shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of Leo’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication,” and together with the Merger and other transactions contemplated by the Business Combination Agreement, the “Business Combination”). In connection with the Merger, Leo will change its name to “Chuck E. Cheese Brands Inc.” As used herein, “New CEC” refers to Leo after the Domestication, including after the Merger.

On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), of Leo will convert automatically by operation of law, on a one-for-one basis, into shares of common stock, par value $0.0001 per share, of New CEC (“New CEC Common Stock”); (2) the issued and outstanding redeemable warrants that were registered pursuant to the Registration Statement on Form S-1 (333-222599) of Leo (the “IPO registration statement”) will become automatically redeemable warrants to acquire shares of New CEC Common Stock (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication); (3) each issued and outstanding unit of Leo that has not been previously separated into the underlying Class A ordinary share and underlying warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New CEC Common Stock and one-half of one redeemable warrant to acquire one share of New CEC Common Stock; (4) each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), of Leo will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New CEC Common Stock (as converted, the “Converted Founder Shares”); and (5) the issued and outstanding warrants of Leo issued in a private placement will automatically become warrants to acquire shares of New CEC Common Stock (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Domestication). As used herein, “public shares” shall mean the Class A ordinary shares and “public warrants” shall mean the redeemable warrants to acquire Class A ordinary shares, in each case, that were registered pursuant to the IPO registration statement and the shares of New CEC Common Stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. As used herein, “Class B ordinary shares” or “founder shares” shall mean the 5,000,000 Class B ordinary shares, par value $0.0001 per share, of Leo and “private placement warrants” shall mean the 4,000,000 private placement warrants outstanding as of the date of this proxy statement/prospectus, which will be automatically converted by operation of law into warrants to acquire shares of New CEC Common Stock in the Domestication. For further details, see “Proposal No. 2—The Domestication Proposal.”

You will also be asked to consider and vote upon (a) five separate proposals to approve material differences between Leo’s existing amended and restated memorandum and articles of association (the “Existing Organizational Documents”) and the proposed new certificate of incorporation and bylaws of New CEC upon the Domestication, which are referred to herein as the “Organizational Documents Proposals,” (b) a proposal to approve for purposes of complying with applicable provisions of NYSE Listing Rule 312.03, the issuance of New CEC Common Stock to the equityholders of Queso and to participants in the PIPE Investment (as defined below), including an affiliate of Sponsor, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03, which is referred to herein as the “Stock Issuance Proposal,” (c) a proposal to approve and adopt the Chuck E. Cheese Brands Inc. 2019 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E, which is referred to herein as the “Incentive Award Plan Proposal,” and (d) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting, which is referred to herein as the “Adjournment Proposal.” The Business Combination will be consummated only if the BCA Proposal, the Domestication Proposal, certain of the Organizational Documents Proposals (the “Required Organizational Documents Proposals”) and, the Stock Issuance Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Organizational Documents Proposals that are not Required Organizational Documents Proposals and the Incentive Award Plan Proposal, are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the stockholders of Queso will be entitled to receive 36,000,137 shares of New CEC Common Stock in exchange for their current equity in Queso. Each share of Queso common stock will be converted into the right to receive a number of shares of New CEC Common Stock (as rounded down to the nearest whole number) equal to (a) 36,000,137 shares of New CEC Common Stock divided by (b) the number of shares of Queso common stock issued and outstanding immediately prior to the effective time of the Business Combination (the “Business Combination Consideration”). The Business Combination Consideration does not include (a) an additional 4,000,000 shares of New CEC Common Stock, which will be issuable to the stockholders and certain option holders of Queso upon the occurrence of certain events and the satisfaction of certain conditions as set forth in the Business Combination Agreement (the “Contingent Shares”) and (b) the amount of certain indebtedness of CEC that will be repaid by Leo at the Closing which is expected to be financed by the sum of (i) cash held in the trust account net of redemptions, plus (ii) gross proceeds of the PIPE Investment less (iii) transaction costs incurred to consummate the Business Combination.

The Business Combination Consideration is subject to adjustment to appropriately reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change prior to consummation of the Business Combination.

Concurrently with the execution of the Business Combination Agreement, Leo entered into subscription agreements with certain investors (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors have collectively subscribed for 10,000,000 shares of New CEC Common Stock (plus an additional 700,000) for an aggregate purchase price equal to $100.0 million (the “PIPE Investment”), $50.0 million of which will be funded by an affiliate of Sponsor (the “Sponsor PIPE Entity”). On June 27, 2019, Leo entered into additional Subscription Agreements for an aggregate of 1,519,500 shares of New CEC Common Stock and increased the size of the PIPE Investment by approximately $14.2 million to a total of approximately $114.2 million. The PIPE Investment will be consummated substantially concurrently with the Closing.

Concurrently with the execution of the Business Combination Agreement, Leo and the Sponsor entered into the Sponsor Shares Surrender Agreement on April 7, 2019, pursuant to which, among other things, the Sponsor has agreed to, immediately prior to, and conditioned upon, the effective time of the Merger (the “Effective Time”), (a) automatically surrender and forfeit an aggregate of 1,750,000 Class B ordinary shares of Leo (the “Forfeited Shares”) to Leo for no consideration, as a contribution to the capital of Leo and (b) waive certain anti-dilution rights of its Class B ordinary shares. Leo will immediately cancel the Forfeited Shares. In connection with the increase of the PIPE Investment, Leo and the Sponsor amended the Sponsor Shares Surrender Agreement on June 27, 2019, to provide that the Sponsor will surrender an additional 99,407 Class B ordinary shares to Leo (1,849,407 in the aggregate). For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration.”

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing date of the Business Combination (the “Closing Date”), including, the Director Nomination Agreement, Amended and Restated Registration Rights Agreement and Lock-Up Agreement (each as defined in the accompanying proxy statement/prospectus). See “BCA Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Organizational Documents, a public shareholder may request that Leo redeem all or a portion of such shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), Leo’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem their public shares even if they vote “for” the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, New CEC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2019, this would have amounted to approximately $10.27 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New CEC Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Leo—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The holders of Class B ordinary shares (the “Class B Shareholders”) have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Class B Shareholders own approximately 20.0% of the issued and outstanding ordinary shares.

The Business Combination Agreement provides that Queso’s and the Seller’s obligation to consummate the Business Combination is conditioned on, among other things, that after giving effect to (i) the redemptions each holder of ordinary shares of Leo is entitled to, to the extent such holder elects to exercise such redemption rights, and (ii) the PIPE Investments, New CEC shall have net available cash equal to no less than $250,000,000. We refer to this as the “Maximum Redemption Condition.” If this Maximum Redemption Condition is not met, and such condition is not waived by the Seller, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated. The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Leo redeem public shares in an amount that would cause New CEC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

Leo is providing the accompanying proxy statement/prospectus and accompanying proxy card to Leo’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments or postponements of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Leo’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of Leo’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 39 of this proxy statement/prospectus.

After careful consideration, the board of directors of Leo has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Leo’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Leo, you should keep in mind that Leo’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Incentive Award Plan Proposal, and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote or abstain from voting on this proposal at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Organizational Documents Proposals that are not Required Organizational Documents Proposals and the Incentive Award Plan Proposal, are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO LEO’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of Leo’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Lyndon Lea

Chairman and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated                     , 2019 and is first being mailed to shareholders on or about                     , 2019.

LEO HOLDINGS CORP.

A Cayman Islands Exempted Company

(Company Number 329879)

21 Grosvenor Place

London SW1X 7HF, United Kingdom

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                     , 2019

TO THE SHAREHOLDERS OF LEO HOLDINGS CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “extraordinary general meeting”) of Leo Holdings Corp., a Cayman Islands exempted company (“Leo” and, after the Domestication as described below, “New CEC”), will be held at 9:00 a.m., Eastern Time, on                     , 2019, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:

•

Proposal No. 1—The BCA Proposal—to consider and vote upon a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, dated as of April 7, 2019 and as amended on June 27, 2019 and as hereafter amended, by and among Leo, Queso Holdings Inc., a Delaware corporation (“Queso”), AP VIII CEC Holdings, L.P., a Delaware limited partnership (the “Seller”), and solely for purposes of Section 7.14(f) and 10.2(i), Leo Investors Limited Partnership, a Cayman Islands limited partnership (“Sponsor”) (the “Business Combination Agreement”) (a copy of which is attached to this proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of Leo to Delaware as described below, Queso will merge with and into Leo, the separate corporate existence of Queso will cease and Leo will be the surviving corporation (the “Merger”) (this proposal is referred to herein as the “BCA Proposal”);

•

Proposal No. 2—The Domestication Proposal—to consider and vote upon a proposal to approve by special resolution the change of Leo’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication,” and together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) (this proposal is referred to herein as the “Domestication Proposal”);

•

Organizational Documents Proposals—to consider and vote upon the following five separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution the following material differences between the current amended and restated memorandum and articles of association of Leo (the “Existing Organizational Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Leo Holdings Corp. (a corporation incorporated in the State of Delaware, assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Chuck E. Cheese Brands Inc.” in connection with the Merger (Leo after the Domestication and after the Merger is referred to herein as “New CEC”):

(A)

Proposal No. 3—Organizational Documents Proposal A—to authorize the change in the authorized capital stock of Leo from (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), 20,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”) and 1,000,000 preferred shares, par value $0.0001 per share, to (ii) 500,000,000 shares of common stock, par value $0.0001 per share, of New CEC (“New CEC Common Stock”) and 100,000,000 shares of preferred stock, par value $0.0001 per share, of New CEC (“New CEC Preferred Stock”) (this proposal is referred to herein as “Organizational Documents Proposal A”);

(B)	Proposal No. 4—Organizational Documents Proposal B—to authorize the board of directors of New CEC to issue any or all shares of New CEC Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by New CEC’s board of directors and as may be permitted by the DGCL (this proposal is referred to herein as “Organizational Documents Proposal B”);

(C)

Proposal No. 5—Organizational Documents Proposal C—to provide that certain provisions of the certificate of incorporation of New CEC are subject to the Director Nomination Agreement (this proposal is referred to herein as “Organizational Documents Proposal C”);

(D)

Proposal No. 6—Organizational Documents Proposal D—to authorize the removal of the ability of New CEC stockholders to take action by written consent in lieu of a meeting (this proposal is referred to herein as “Organizational Documents Proposal D”); and

(E)

Proposal No. 7—Organizational Documents Proposal E—to authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the post-Business Combination corporate name from “Leo Holdings Corp.” to “Chuck E. Cheese Brands Inc.” (which is expected to occur after the Domestication in connection with the Merger), (2) making New CEC’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders, (5) granting an explicit waiver regarding corporate opportunities to New CEC and its directors and (6) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Leo’s board of directors believes is necessary to adequately address the needs of New CEC after the Business Combination (this proposal is referred to herein as “Organizational Documents Proposal E” and, together with Organization Documents Proposal A, the “Required Organizational Documents Proposals”);

•

Proposal No. 8—The Stock Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New CEC Common Stock to the equityholders of Queso and the participants in the PIPE Investment (as defined herein), including an affiliate of Sponsor, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03 (this proposal is referred to herein as the “Stock Issuance Proposal” and, collectively with the BCA Proposal, the Domestication Proposal and the Required Organizational Documents Proposals, the “Condition Precedent Proposals”);

•

Proposal No. 9—The Incentive Award Plan Proposal—to consider and vote upon a proposal to approve by ordinary resolution the Chuck E. Cheese Brands Inc. 2019 Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E (this proposal is referred to herein as the “Incentive Award Plan Proposal”; and

•

Proposal No. 10—The Adjournment Proposal—to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (this proposal is referred to herein as the “Adjournment Proposal”).

Each of the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and the Stock Issuance Proposal on the approval and adoption of each of the other Condition Precedent Proposals. The Organizational Documents Proposals that are not Required Organizational Documents Proposals and the Incentive Award Plan Proposal, are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

Only holders of record of ordinary shares at the close of business on June 21, 2019 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting.

This proxy statement/prospectus and accompanying proxy card is being provided to Leo’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, all of Leo’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 39 of this proxy statement/prospectus.

After careful consideration, the board of directors of Leo has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Leo’s shareholders in this proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Leo, you should keep in mind that Leo’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Organizational Documents, a holder of public shares (as defined herein) (a “public shareholder”) may request of Leo that New CEC redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Leo’s transfer agent, in which you (i) request that New CEC redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, Leo’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                     , 2019 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Leo’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Leo’s transfer agent, New CEC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2019, this would have amounted to approximately $10.27 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New CEC Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Leo—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Class B Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Class B Shareholders own approximately 20.0% of the issued and outstanding ordinary shares.

The Business Combination Agreement provides that Queso’s and the Seller’s obligation to consummate the Business Combination is conditioned on, among other things, that after giving effect to (i) the redemptions each holder of ordinary shares of Leo is entitled to, to the extent such holder elects to exercise such redemption rights, and (ii) the PIPE Investments, New CEC shall have net available cash equal to no less than $250,000,000 (the “Maximum Redemption Condition”). If the Maximum Redemption Condition is not met, and such condition is not waived by the Seller, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated. The Business Combination Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. In addition, in no event will Leo redeem public shares in an amount that would cause New CEC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001. The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the Leo ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal require the affirmative vote of a majority of the Leo ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote or abstain from voting on this proposal at the extraordinary general meeting.

Your vote is very important. Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in this proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Organizational Documents Proposals that are not Required Organizational Documents Proposals and the Incentive Award Plan Proposal, are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read this proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC (“Morrow”), our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing LHC.info@morrowsodali.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of Leo Holdings Corp.,

Lyndon Lea Chairman and Chief Executive Officer

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO LEO’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Page
ADDITIONAL INFORMATION	i

TRADEMARKS	i

SELECTED DEFINITIONS	ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	v

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF LEO	viii

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1

RISK FACTORS	39

EXTRAORDINARY GENERAL MEETING OF LEO	72

BCA PROPOSAL	79

DOMESTICATION PROPOSAL	114

ORGANIZATIONAL DOCUMENTS PROPOSALS	117

ORGANIZATIONAL DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	121

ORGANIZATIONAL DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW CEC AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	123

ORGANIZATIONAL DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION BEING SUBJECT TO THE DIRECTOR NOMINATION AGREEMENT	125

ORGANIZATIONAL DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	126

ORGANIZATIONAL DOCUMENTS PROPOSAL E—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS	128

STOCK ISSUANCE PROPOSAL	132

INCENTIVE AWARD PLAN PROPOSAL	134

ADJOURNMENT PROPOSAL	143

U.S. FEDERAL INCOME TAX CONSIDERATIONS	144

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	154

INFORMATION ABOUT LEO	167

LEO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	176

INFORMATION ABOUT QUESO	183

QUESO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	209

MANAGEMENT OF NEW CEC FOLLOWING THE BUSINESS COMBINATION	232

BENEFICIAL OWNERSHIP OF SECURITIES	238

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	241

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS	245

DESCRIPTION OF NEW CEC SECURITIES	248

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning Leo, without charge, by written request to our General Counsel at Leo Holdings Corp., 21 Grosvenor Place, London SW1X 7HF, United Kingdom, or by telephone request at +44 20 7201 2200; or Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing LHC.info@morrowsodali.com, or from the SEC through the SEC website at the address provided above.

In order for Leo’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of Leo to be held on                     , 2019, you must request the information no later than five business days prior to the date of the extraordinary general meeting, by                     , 2019.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

i

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•

“Amended and Restated Registration Rights Agreement” are to the amended and restated registration rights agreement to be entered into by New CEC, the Seller, Lion Capital, the holders of ordinary shares of Leo who are parties to the existing registration rights agreement in respect to ordinary shares held by such holders and certain other shareholders at the Closing;

•	“Business Combination” are to the Domestication together with the Merger and other transactions contemplated by the Business Combination Agreement;

•	“Cayman Islands Companies Law” are to the Cayman Islands Companies Law (2018 Revision);

•	“CEC” are to CEC Entertainment, Inc., a Kansas corporation and a subsidiary of Queso;

•	“CEC senior notes” are to CEC’s 8.0% senior notes due 2022;

•	“Class A ordinary shares” are to the Class A ordinary shares, par value $0.0001 per share, of Leo;

•	“Class B ordinary shares” or “founder shares” are to the 5,000,000 Class B ordinary shares, par value $0.0001 per share, of Leo;

•	“Class B Shareholders” are to Sponsor and certain of our current and former directors, officers, and other individuals performing services that hold all of the Class B ordinary shares;

•	“Closing” are to the closing of the Business Combination;

•

“company,” “we,” “us” and “our” are to Leo prior to its domestication as a corporation in the State of Delaware and to New CEC upon and after Leo’s domestication as a corporation incorporated in the State of Delaware, as well as after the Merger;

•	“Condition Precedent Proposals” are to the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and Stock Issuance Proposal, collectively;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•

“Contingent Shares” are to the 4,000,000 shares of New CEC Common Stock that will be issuable to stockholders and certain optionholders of Queso upon the occurrence of certain events and the satisfaction of certain conditions in the Business Combination Agreement.

•	“Converted Founder Shares” are to the shares of New CEC Common Stock issued as a matter of law upon the conversion of the Class B ordinary shares at the time of the Domestication;

•	“Director Nomination Agreement” are to the director nomination agreement to be entered into by New CEC, the Seller and the Sponsor at the Closing;

•	“Domestication” are to the domestication of Leo Holdings Corp. as a corporation incorporated in the State of Delaware;

•	“Existing Organizational Documents” are to the amended and restated memorandum and articles of association of Leo, as amended by a special resolution of shareholders passed on February 14, 2018;

•	“Incentive Plan” are to the 2019 Chuck E. Cheese Brands Inc. Stock Incentive Plan to be considered by the shareholders pursuant to the Incentive Award Plan Proposal.

•	“initial public offering” are to Leo’s initial public offering that was consummated on February 15, 2018;

•

“IPO registration statement” are to the Registration Statement on Form S-1 (333-222599) filed by Leo in connection with its initial public offering and declared effective by the SEC on February 12, 2018;

•	“Leo” are to Leo Holdings Corp. prior to its domestication as a corporation in the State of Delaware;

•	“Lion Capital” are to Lion Capital, LLP, an affiliate of our sponsor;

•	“Lock-Up Agreement” are to the lock-up agreement to be entered into by New CEC and the Seller at the Closing;

•

“Maximum Redemption Condition” are to the condition precedent to the Seller’s and Queso’s obligations under the Business Combination Agreement to complete the Merger and the other transactions contemplated thereby requiring that, after giving effect to (1) the redemptions each holder of ordinary shares of Leo is entitled to, to the extent such holder elects to exercise such redemption rights, and (2) the PIPE Investments, New CEC shall have net available cash equal to no less than $250,000,000.

•	“Merger” are to the merger of Queso with and into Leo, pursuant to which the separate corporate existence of Queso will cease and Leo will be the surviving corporation;

•	“New CEC” are to Chuck E. Cheese Brands Inc. (f.k.a. Leo Holdings Corp.) upon and after the Business Combination;

•	“New CEC Common Stock” are to the common stock, par value $0.0001 per share, of New CEC;

•

“New CEC public shares” are to the shares of New CEC Common Stock issued as a matter of law upon the conversion at the time of the Domestication of the Class A ordinary shares that were offered and sold by Leo as part of units in its initial public offering and registered pursuant to the IPO registration statement;

•

“New CEC public warrants” are to the 10,000,000 warrants of New CEC issued as a matter of law upon the conversion at the time of the Domestication of the public warrants that were offered and sold by Leo as part of units in its initial public offering and registered pursuant to the IPO registration statement;

•	“ordinary shares” are to the Class A ordinary shares and the Class B ordinary shares, collectively;

•

“PIPE Investment” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors have collectively committed to subscribe for 11,420,093 shares of New CEC Common Stock (plus an additional 799,407 shares) for an aggregate purchase price equal to approximately $114.2 million to be consummated substantially concurrently with the Closing;

•	“PIPE Investors” are to the qualified institutional buyers and accredited investors (including Sponsor PIPE Entity) that have committed to purchase New CEC Common Stock in the PIPE Investment;

•

“private placement warrants” are to the 4,000,000 private placement warrants outstanding as of the date of this proxy statement/prospectus, which will be automatically converted by operation of law into warrants to acquire shares of New CEC Common Stock in the Domestication;

•	“pro forma” are to giving pro forma effect to the Business Combination;

•	“Proposed Bylaws” are to the proposed bylaws of New CEC upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex D;

•	“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of New CEC upon the effective date of the Domestication attached to this proxy statement/prospectus as Annex C;

•	“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•

“public shares” are to the 20,000,000 Class A ordinary shares that were offered and sold as part of units by Leo in its initial public offering and registered pursuant to the IPO registration statement and the New CEC public shares;

•	“public shareholders” are to holders of public shares, whether acquired in Leo’s initial public offering or acquired in the secondary market;

•

“public warrants” are to the 10,000,000 public warrants that were offered and sold as part of units by Leo in its initial public offering and registered pursuant to the IPO registration statement and the New CEC public warrants;

•	“Queso” are to Queso Holdings Inc., a Delaware corporation, and its subsidiaries subject to the Business Combination;

•	“redemption” are to each redemption of public shares for cash pursuant to the Existing Organizational Documents;

•	“Sponsor Shares Surrender Agreement” are to the Sponsor Shares Surrender Agreement, dated as of April 7, 2019 and as amended on June 27, 2019, entered into by the Sponsor and Leo;

•	“Sponsor” are to Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership;

•	“Subscription Agreements” are to the subscription agreements, entered into by Leo and each of the PIPE Investors in connection with the PIPE Investment;

•	“transfer agent” are to Continental, Leo’s transfer agent;

•	“trust account” are to the trust account established at the consummation of Leo’s initial public offering at JP Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

•

“units” are to the units of Leo, each unit representing one Class A ordinary share and one-half of one warrant to acquire one Class A ordinary share, that were offered and sold by Leo in its initial public offering and registered pursuant to the IPO registration statement;

•	“warrants” are to the public warrants and the private placement warrants; and

•	“2014 Merger” and the “2014 Merger Agreement” are to the transaction and the agreement pursuant to which the Seller and Queso acquired CEC in 2014.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. The information included in this proxy statement/prospectus in relation to Queso has been provided by Queso and its respective management, and forward-looking statements include statements relating to our and its respective management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:

•	our ability to complete the Business Combination with Queso or, if we do not consummate such business combination, any other initial business combination;

•

satisfaction or waiver of the conditions to the Merger including, among other things: (1) the approval of the BCA Proposal, the Domestication Proposal, the Stock Issuance Proposal and certain of the Organizational Documents Proposals being obtained; (2) the Maximum Redemption Condition; (3) the shares of New CEC Common Stock to be issued in connection with the Business Combination Agreement will have been approved for listing on the NYSE; (4) all required waiting periods or approvals under the Hart-Scott-Rodino Act of 1976 (the “HSR Act”) and all applicable antitrust laws shall have expired, been received or terminated; (5) no applicable law or injunction enacted, entered, promulgated, enforced or issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Business Combination shall be in effect; (6) the consummation of the Domestication immediately prior to the Closing; (7) the consummation of the PIPE Investment immediately prior to the Closing; (8) the consummation of the Merger concurrently with the Closing; (9) 1,849,407 Class B ordinary shares of Leo shall have been surrendered by Sponsor in accordance with the Sponsor Shares Surrender Agreement; and (10) the net tangible assets of New CEC (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the proposed business combination may not be consummated;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	the projected financial information and growth rate, and market opportunity of New CEC;

•	the ability to obtain and/or maintain the listing of the New CEC Common Stock and the warrants on the NYSE, and the potential liquidity and trading of our securities;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•	our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination;

•	factors relating to our business, operations and financial performance following the Business Combination, including:

•	negative publicity and changes in consumer preference;

v

•	our ability to successfully expand and update our current venue base;

•	our ability to successfully implement our marketing strategy;

•	our ability to compete effectively in an environment of intense competition;

•	our ability to weather economic uncertainty and changes in consumer discretionary spending;

•	increases in food, labor and other operating costs;

•	our ability to successfully open international franchises and to operate under the United States and foreign anti-corruption laws that govern those international ventures;

•	risks related to our substantial indebtedness;

•	failure of our information technology systems to support our current and growing businesses;

•	disruptions to our commodity distribution system;

•	our dependence on third-party vendors to provide us with sufficient quantities of new entertainment-related equipment, prizes and merchandise at acceptable prices;

•	risks from product liability claims and product recalls;

•	the impact of governmental laws and regulations and the outcomes of legal proceedings;

•	potential liability under certain state property laws;

•	fluctuations in our financial results due to new venue openings;

•	local conditions, natural disasters, terrorist attacks and other events and public health issues;

•	the seasonality of our business;

•	inadequate insurance coverage;

•	labor shortages and immigration reform;

•	loss of certain personnel;

•	our ability to adequately protect our trademarks or other proprietary rights;

•	our ability to pay our fixed rental payments;

•	our ability to successfully integrate the operations of companies we acquire;

•	impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets;

•	our failure to maintain adequate internal controls over our financial and management systems; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us and/or Queso. There can be no assurance that future developments affecting us and/or Queso will be those that we and/or Queso have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control or the control of Queso) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” beginning on page 39 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-

looking statements. We and Queso undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Before any shareholder grants its proxy or instructs how its vote should be cast or vote on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF LEO

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Leo’s shareholders. We urge shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at 9:00 a.m. Eastern Time, on                 , 2019, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022.

Q:	Why am I receiving this proxy statement/prospectus?

A:

Leo shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the transactions contemplated thereby, including the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement, among other things, following the Domestication, Queso will be merged with and into Leo, whereupon the separate existence of Queso will cease, and Leo will continue as the surviving corporation. Following the consummation of the Business Combination, we will be renamed “Chuck E. Cheese Brands Inc.” See “BCA Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read the Business Combination Agreement in its entirety.

The BCA Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal require an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting, and each of the Domestication Proposal and Organizational Documents Proposals requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal requires the affirmative vote of holders of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote or abstain from voting on this proposal at the extraordinary general meeting.

Under the Business Combination Agreement, Leo will domesticate as a Delaware corporation. On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of New CEC Common Stock, (2) the issued and outstanding public warrants to purchase Class A ordinary shares will automatically become warrants to acquire shares of New CEC Common Stock (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication), (3) each issued and outstanding unit that has not been previously separated into the underlying Class A ordinary share and underlying warrant will be cancelled and will entitle the holder thereof to one share of New CEC Common Stock and one-half of one warrant to acquire one share of New CEC Common Stock, (4) the issued and outstanding Class B ordinary shares will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections which adjustment and protections will have been waived by the holder of the Class B ordinary shares pursuant to the Sponsor Shares Surrender Agreement, into shares of New CEC Common Stock, which are referred to herein as the Converted Founder Shares, and (5) the issued and outstanding private placement warrants will automatically become warrants to acquire shares of New CEC Common Stock (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Domestication). See “Domestication Proposal.”

The provisions of the Proposed Organizational Documents will differ materially from the Existing Organizational Documents. Please see “What amendments will be made to the current constitutional documents of Leo?” below.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	What proposals are shareholders of Leo being asked to vote upon?

A:	At the extraordinary general meeting, Leo is asking holders of its ordinary shares to consider and vote upon ten separate proposals:

•	a proposal to approve by ordinary resolution and adopt the Business Combination Agreement;

•	a proposal to approve by special resolution the Domestication;

•	the following five separate proposals to approve by special resolution the following material differences between the Existing Organizational Documents and the Proposed Organizational Documents:

•

to authorize the change in the authorized capital stock of Leo from (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preferred shares, par value $0.0001 per share, to (ii) 500,000,000 shares of common stock, par value $0.0001 per share, of New CEC and 100,000,000 shares of preferred stock, par value $0.0001 per share, of New CEC;

•

to authorize the board of directors of New CEC to issue any or all shares of New CEC Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by New CEC’s board of directors and as may be permitted by the DGCL;

•	to provide that certain provisions of the certificate of incorporation of New CEC are subject to the Director Nomination Agreement;

•	to authorize the removal of the ability of New CEC stockholders to take action by written consent in lieu of a meeting; and

•	to authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Organization Documents as part of the Domestication;

•

a proposal to approve by ordinary resolution, for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New CEC Common Stock to the equityholders of Queso and to the PIPE Investors, including an affiliate of Sponsor, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03;

•	a proposal to approve by ordinary resolution the Incentive Plan; and

•

a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. In addition to the foregoing proposals, the shareholders are also being asked to consider and vote upon the Adjournment Proposal. See “BCA Proposal,” “Domestication Proposal,” “Organizational Documents Proposals,” “Stock Issuance Proposal,” “Incentive Award Plan Proposal” and “Adjournment Proposal.”

Leo will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Leo should read it carefully.

After careful consideration, Leo’s board of directors has determined that the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal are in the best interests of Leo and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	Why is Leo proposing the Business Combination?

A:	Leo was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

Based on its due diligence investigations of Queso and the industry in which it operates, including the financial and other information provided by Queso in the course of Leo’s due diligence investigations, the Leo board of directors believes that the Business Combination with Queso is in the best interests of Leo and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See “BCA Proposal—Leo’s Board of Directors’ Reasons for the Business Combination.”

Although Leo’s board of directors believes that the Business Combination with Queso presents a unique business combination opportunity and is in the best interests of Leo and its shareholders, the board of directors did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the section entitled “BCA Proposal—Leo’s Board of Directors’ Reasons for the Business Combination,” as well as in the sections entitled “Risk Factors—Risks Related to Queso’s Business and to New CEC’s Business Following the Business Combination.”

Q:	Did Leo’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

Leo’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. The officers and directors of Leo have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Leo’s financial advisor, enabled them to make the necessary analyses and determinations regarding the Business Combination with Queso. In addition, Leo’s officers and directors and Leo’s financial advisor have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of Leo’s board of directors and Leo’s financial advisor in valuing Queso’s business.

Q:	What will Queso’s equityholders receive in return for the Business Combination of Queso by Leo?

A:

In accordance with the terms and subject to the conditions of the Business Combination Agreement, stockholders of Queso will be entitled to receive 36,000,137 shares of New CEC Common Stock in exchange for their current equity in Queso. Each share of Queso common stock will be converted into the right to receive a number of shares of New CEC Common Stock (as rounded down to the nearest whole number) equal to (a) 36,000,137 shares of New CEC Common Stock divided by (b) the number of shares of Queso common stock issued and outstanding immediately prior to the effective time of the Business Combination (the “Business Combination Consideration”). The Business Combination Consideration does not include (a) an additional 4,000,000 shares of New CEC Common Stock, which

x

will be issuable to the stockholders and certain optionholders of Queso upon the occurrence of certain events and the satisfaction of certain conditions as set forth in the Business Combination Agreement (the “Contingent Shares”) and (b) the amount of CEC senior notes that will be redeemed by Leo at the Closing which is expected to be financed by the sum of (i) cash held in the trust account net of redemptions, plus (ii) gross proceeds of the PIPE Investment less (iii) the transaction costs incurred to consummate the Business Combination.

The Business Combination Consideration is subject to adjustment to appropriately reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change prior to consummation of the Business Combination.

Q:	Why are the Contingent Shares not included in the Business Combination Consideration?

A:

The Business Combination Consideration does not include an additional 4,000,000 Contingent Shares, which will be issuable to the stockholders and certain option holders of Queso upon the occurrence of certain events and the satisfaction of certain conditions as set forth in the Business Combination Agreement. The Contingent Shares are not included as part of the Business Combination Consideration as defined herein as (i) unlike the remainder of the consideration to be paid to Queso’s equityholders, the Contingent Shares may not be issued and (ii) to illustrate the effects of the Business Combination (such as on the post-closing ownership of New CEC) immediately at the time of the consummation of the Business Combination.

Q:	What equity stake will current Leo shareholders and current Queso equityholders hold in New CEC immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are 25,000,000 ordinary shares issued and outstanding, which includes an aggregate of 5,000,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 14,000,000 warrants, which comprise the 4,000,000 private placement warrants held by Sponsor and the 10,000,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New CEC Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), if we assume that each outstanding warrant is exercised and one Class A ordinary share is issued as a result of such exercise, the Leo fully-diluted share capital would be 39,000,000 ordinary shares.

It is anticipated that, upon completion of the Business Combination, (1) Leo’s public shareholders are expected to own approximately 28.0% of the outstanding New CEC Common Stock, (2) the former equityholders of Queso (without taking into account any public shares held by Queso equityholders prior to the consummation of the Business Combination), are expected to own approximately 50.4%, respectively, of the outstanding New CEC Common Stock, (3) the Class B Shareholders are expected to own approximately 4.4% of outstanding New CEC Common Stock and (4) the PIPE Investors (including the Sponsor PIPE Entity) are expected to own approximately 17.1% of outstanding New CEC Common Stock. These percentages (i) exclude the Contingent Shares, (ii) assume no public shareholders exercise their redemption rights in connection with the Business Combination, (iii) reflect the forfeiture by Sponsor of 1,849,407 Class B ordinary shares of Leo pursuant to the Sponsor Shares Surrender Agreement, (iv) assume 12,219,500 shares of New CEC Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment, (v) do not take into account public warrants or private placement warrants to purchase New CEC Common Stock that will be outstanding immediately following the completion of the Business Combination and (vi) do not take into account stock options held by current and former employees of Queso that will convert into options to acquire shares of New CEC Common Stock or shares of New CEC Common Stock that may be issued under the Incentive Plan. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in New CEC will be different.

The following table illustrates varying ownership levels in New CEC immediately following the consummation of the Business Combination based on the assumptions above except for varying levels of redemptions by the public shareholders:

	Share Ownership in New CEC
	No redemptions		Maximum redemptions(1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Former equityholders of Queso(2)	36,000,137	50.44%	36,000,137	55.43%
Leo’s public shareholders	20,000,000	28.02%	13,579,907	20.91%
Former Leo Class B Shareholders	3,150,593	4.41%	3,150,593	4.85%
PIPE Investors(3)	12,219,500	17.12%	12,219,500	18.81%

Total	71,370,230		64,950,137

(1)

Assumes that 6,420,093 public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Maximum Redemption Condition) are redeemed in connection with the Business Combination.

(2)	Excludes 4,000,000 Contingent Shares.
(3)	Includes 5,350,000 shares to be owned by Sponsor PIPE Entity.

The Business Combination Consideration is also subject to adjustment to appropriately reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change prior to consummation of the Business Combination. For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration.”

Q:	Why is Leo proposing the Domestication?

A:

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Company and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, we will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal is a condition to closing the Merger under the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Q:	What amendments will be made to the current constitutional documents of Leo?

A:

The consummation of the Business Combination is conditional, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Leo’s shareholders also are being asked to consider and vote upon a proposal to approve the Domestication, and replace our Existing Organizational Documents, in each case, under the Cayman Islands Companies Law with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Existing Organizational Documents in the following respects:

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Existing Organizational Documents authorize 221,000,000 shares, consisting of 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preferred shares.	The Proposed Organizational Documents authorize 600,000,000 shares, consisting of 500,000,000 shares of New CEC Common Stock and 100,000,000 shares of New CEC Preferred Stock.

	See paragraph 5 of our Existing Organizational Documents.	See Article Fourth of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Existing Organizational Documents authorize the issuance of 1,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under the Existing Organizational Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	The Proposed Organizational Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

	See paragraph 5 and Article 3 of our Existing Organizational Documents.	See Article Fourth subsection A of the Proposed Certificate of Incorporation.

Director Nomination Agreement (Organizational Documents Proposal C)	The Existing Organizational Documents are not subject to any director composition agreement.	The Proposed Organizational Documents provide that certain provisions therein are subject to the Director Nomination Agreement.

See Article Fifth subsections B, C and D of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Organizational Documents Proposal D)	The Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Organizational Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

	Existing Organizational Documents	Proposed Organizational Documents

	See Article 22 of our Existing Organizational Documents.	See Article Fifth subsection G of the Proposed Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal E)	The Existing Organizational Documents provide the name of the company is “Leo Holdings Corp.”	The Proposed Organizational Documents will provide that the name of the corporation will be “Chuck E. Cheese Brands Inc.”

See paragraph 1 of our Existing Organizational Documents.

Perpetual Existence (Organizational Documents Proposal E)	The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) by February 14, 2020, Leo shall cease all operations except for the purposes of winding up and shall redeem the shares issued in our initial public offering and liquidate our trust account.	The Proposed Organizational Documents do not include any provisions relating to New CEC’s ongoing existence; the default under the DGCL will make New CEC’s existence perpetual.

	See Article 49 of our Existing Organizational Documents.	This is the default rule under the DGCL.

Exclusive Forum (Organizational Documents Proposal E)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.

See Section Seventh subsection A of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Organizational Documents Proposal E)	The Existing Organizational Documents do not provide restrictions on takeovers of Leo by a related shareholder following a business combination.	The Proposed Organizational Documents will have New CEC elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other restrictions regarding takeovers by interested stockholders.

See Section Eighth of the Proposed Certificate of Incorporation.

Waiver of Corporate Opportunities (Organizational Documents Proposal E)	The Existing Organizational Documents do not provide an explicit waiver of corporate	The Proposed Organizational Documents will explicitly waive

	Existing Organizational Documents	Proposed Organizational Documents
	opportunities for Leo or its directors.	corporate opportunities to New CEC and its directors.

See Section Ninth of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal E)	The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 49 of our Existing Organizational Documents

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of New CEC Common Stock; (2) the issued and outstanding redeemable warrants that were registered pursuant to the IPO registration statement will automatically become redeemable warrants to acquire shares of New CEC Common Stock (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication); (3) each issued and outstanding unit will be cancelled and will entitle the holder thereof to one share of New CEC Common Stock and one-half of one redeemable warrant to acquire one share of New CEC Common Stock; (4) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Leo will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New CEC Common Stock; and (5) the issued and outstanding warrants of Leo issued in a private placement will automatically become warrants to acquire shares of New CEC Common Stock (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Domestication). See “Domestication Proposal.”

Q:	What are the U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under “U.S. Federal Income Tax Considerations” (beginning on page 143 of this proxy statement/prospectus), it is intended that the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) will be subject to Section 367(b) of the Code and, as a result:

•

a U.S. Holder whose public shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Leo’s earnings in income;

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock will generally recognize gain (but not loss) on the exchange of public shares for New CEC public shares pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to its public shares provided certain other requirements are satisfied; and

•

a U.S. Holder whose public shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its public shares provided certain other requirements are satisfied.

Leo does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication.

As discussed more fully under “U.S. Federal Income Tax Considerations” (beginning on page 143 of this proxy statement/prospectus), Leo believes that it is likely classified as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes. In such case, notwithstanding the foregoing U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of public shares or public warrants for New CEC public shares or New CEC public warrants pursuant to the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Importantly, however, U.S. Holders that make or have made certain elections discussed further under “U.S. Federal Income Tax Considerations—QEF Election and Mark-to-Market Election” with respect to their public shares are generally not subject to such gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code in respect of such public shares. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see “U.S. Federal Income Tax Considerations” (beginning on page 143 of this proxy statement/prospectus).

Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” beginning on page 143 of this proxy statement/prospectus) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s New CEC public shares after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations” (beginning on page 143 of this proxy statement/prospectus).

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Class B Shareholders have agreed to waive their redemption rights with respect to all of their ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Q:	How do I exercise my redemption rights?

A:	If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, our transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, our transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2019 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

The address of Continental, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, our transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of June 30, 2019, this would have amounted to approximately $10.27 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public shareholders, regardless of whether such public shareholders vote or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our transfer agent, at least two business days prior to the vote at the extraordinary general meeting.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, we will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption takes place following the Domestication and accordingly it is shares of New CEC Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, our transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered to Continental, our transfer agent, by 5:00 p.m., Eastern Time, on                 , 2019 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

We expect that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations” beginning on page 143 of this proxy statement/prospectus) that exercises its redemption rights to receive cash from the trust account in exchange for its New CEC public shares will generally be treated as selling such New CEC public shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of New CEC public shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations” (beginning on page 143 of this proxy statement/prospectus).

Additionally, because the Domestication will occur immediately prior to the redemption by any public shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to “passive foreign investment companies” (“PFIC”). The tax consequences of Section 367(b) of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations” (beginning on page 143 of this proxy statement/prospectus).

All holders of our public shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Following the closing of our initial public offering, an amount equal to $200,000,000 ($10.00 per unit) of the net proceeds from our initial public offering and the sale of the private placement warrants was placed in the trust account. As of June 30, 2019, funds in the trust account totaled approximately $205,343,036 and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of a business combination (including the closing of the Business Combination) or (2) the redemption of all of the public shares if we are unable to complete a business combination by February 14, 2020, subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the trust account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of New CEC, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary of the Proxy Statement/Prospectus—Sources and Uses of Funds for the Business Combination.”

Q:	What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?

A:

Our public shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Business Combination Agreement provides that Queso’s and the Seller’s obligation to consummate the Business Combination is conditioned on, among other things, the Maximum Redemption Condition. The Maximum Redemption Condition requires that after giving effect to (i) the redemptions each holder of ordinary shares of Leo is entitled to, to the extent such holder elects to exercise such redemption rights, and (ii) the PIPE Investments, New CEC shall have net available cash equal to no less than $250,000,000. If the Maximum Redemption Condition is not met, and such condition is not waived by the Seller, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated. This condition is for the sole benefit of Queso and the Seller and may be waived only by the Seller. If such condition is not met, and such condition is not waived by the Seller, then the Business Combination Agreement could terminate and the Business Combination may not be consummated. In addition, in no event will Leo redeem public shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.

Additionally, as a result of redemptions, the trading market for the New CEC Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for NYSE or another national securities exchange.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The consummation of the Business Combination is conditioned upon, among other things, (1) the approval of the BCA Proposal, the Domestication Proposal, the Stock Issuance Proposal and certain of the Organizational Documents Proposals; (2) the Maximum Redemption Condition; (3) the shares of New CEC Common Stock to be issued in connection with the Business Combination Agreement will have been approved for listing on the NYSE; (4) all required waiting periods or approvals under the HSR Act and all applicable antitrust laws shall have expired, been received or terminated; (5) no applicable law or injunction enacted, entered, promulgated, enforced or issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Business Combination shall be in effect; (6) the consummation of the Domestication immediately prior to the Closing; (7) the consummation of the PIPE Investment immediately prior to the Closing; (8) the consummation of the Merger concurrently with the Closing; (9) 1,849,407 Class B ordinary shares of Leo shall have been surrendered in accordance with the Sponsor Shares Surrender Agreement; and (10) the net tangible assets of New CEC (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the proposed business combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “BCA Proposal—The Business Combination Agreement—Closing Conditions.”

Q:	When do you expect the Business Combination to be completed?

A:

It is currently expected that the Business Combination will be consummated in the third quarter of 2019. This date depends, among other things, on the approval of the proposals to be put to Leo shareholders at the extraordinary general meeting. However, such extraordinary general meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the extraordinary general meeting and we elect to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see “BCA Proposal—The Business Combination Agreement—Closing Conditions.”

Q:	What happens if the Business Combination is not consummated?

A:

Leo will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If we are not able to complete the Business Combination with Queso nor able to complete another business combination by February 14, 2020, in each case, as such date may be extended pursuant to our Existing Organizational Documents, we will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable laws.

Q:	Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:	Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder and/or warrant holder. Our shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the extraordinary general meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:	When and where will the extraordinary general meeting be held?

A:

The extraordinary general meeting will be held at 9.00 a.m., Eastern Time, on                 , 2019, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, unless the extraordinary general meeting is adjourned.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:

We have fixed June 21, 2019 as the record date for the extraordinary general meeting. If you were a shareholder of Leo at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the extraordinary general meeting.

Q:	How many votes do I have?

A:

Leo shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 25,000,000 ordinary shares issued and outstanding, of which 20,000,000 were issued and outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of Leo shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 12,500,001 ordinary shares would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the extraordinary general meeting?

A:	The following votes are required for each proposal at the extraordinary general meeting:

(i)

BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)

Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)

Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote or abstain from voting on this proposal at the extraordinary general meeting.

(v)

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Q:	What are the recommendations of Leo’s board of directors?

A:

Leo’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Leo’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:	How do Sponsor and the other Class B Shareholders intend to vote their shares?

A:

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Class B Shareholders have agreed to vote all their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, our Class B Shareholders own 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class B Shareholders, Queso and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class B Shareholders, Queso and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) otherwise limit the number of public shares electing to redeem and (4) New CEC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:	What happens if I sell my Leo ordinary shares before the extraordinary general meeting?

A:

The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to our general counsel at our address set forth below so that it is received by our general counsel prior to the vote at the extraordinary general meeting (which is scheduled to take place on                 , 2019) or attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to our general counsel, which must be received by our general counsel prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the extraordinary general meeting?

A:

If you fail to vote with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and/or warrant holder of New CEC. If you fail to vote with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of Leo. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:	Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:

Leo will pay the cost of soliciting proxies for the extraordinary general meeting. Leo has engaged Morrow Sodali LLC (“Morrow”) to assist in the solicitation of proxies for the extraordinary general meeting. Leo has agreed to pay Morrow a fee of $25,000, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Leo will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Class A ordinary shares and in obtaining voting instructions from those owners. Leo’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Where can I find the voting results of the extraordinary general meeting?

A:

The preliminary voting results will be announced at the extraordinary general meeting. Leo will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:	Who can help answer my questions?

A:

If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: LHC.info@morrowsodali.com

You also may obtain additional information about Leo from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, Leo’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2019 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the extraordinary general meeting, including the Business Combination, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection with the Business Combination. The Business Combination Agreement is also described in detail in this proxy statement/prospectus in the section entitled “BCA Proposal—The Business Combination Agreement.”

Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the public shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the warrants.

Business Summary

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to the company, “we,” “us,” “our” and other similar terms refer to Queso and its subsidiaries prior to the Business Combination and to New CEC and its consolidated subsidiaries after giving effect to the Business Combination. We operate on a 52 or 53-week fiscal year that ends on the Sunday nearest to December 31, and the terms Fiscal 2018, Fiscal 2017 etc. refer to our fiscal year for the year noted.

We believe we are the leading family entertainment and dining company globally, focused on providing an exciting, fun-filled experience for children and parents alike. Founded in 1977, we have an over 40-year track record and today, have a global network of family entertainment and dining centers (also referred to as “venues”) that we believe is the largest by number of units, more than six times larger than our closest competitor. We develop, operate and franchise venues under our iconic brands “Chuck E. Cheese” (“Where A Kid Can Be A Kid”) and “Peter Piper Pizza” (“Pizza Made Fresh, Families Made Happy”). Our venues deliver a lively, kid-friendly atmosphere and feature a broad array of entertainment offerings including arcade-style and skill-oriented games, rides and live entertainment shows, with the opportunity for our guests to win tickets and redeem prizes such as toys, plush dolls and branded merchandise. We combine this memorable entertainment experience with a broad and creative menu that combines kid-friendly classics with a selection of more sophisticated options for adults. We offer families a highly compelling value proposition, where a family of four can visit Chuck E. Cheese and spend only $34 for a package that includes food, drinks and entertainment, which we believe to be significantly lower than comparable offerings at other dining and entertainment alternatives. We believe there is consistent demand for wholesome entertainment and family dining, and that our combination of entertainment and dining with a strong value proposition creates a highly differentiated experience that appeals to our diverse guest base. We are the venue of choice for many special occasions, and we believe Chuck E. Cheese is the #1 brand for kids’ birthdays. Additionally, the Chuck E. Cheese brand has near universal overall awareness at 99%, according to a study by Russell Research. We are proud to boast a Net Promoter Score of 91% for the quarter ended March 31, 2019, which is an all-time high for us, and we believe is very strong relative to our peers.

We believe we are the largest provider of family entertainment and dining by number of venues globally. As of March 31, 2019, across both our Chuck E. Cheese and Peter Piper Pizza brands, we operated 554 venues (74% of total) and had 194 venues (26% of total) operating under franchise arrangements across 47 states and 14 foreign countries and territories. This significant geographic scale makes us an accessible choice in many neighborhoods across the U.S. and globally. In the first quarter of Fiscal 2019, we generated $273.3 million in revenue, $21.0 million in net income and $76.0 million in Adjusted EBITDA. Notably, we enjoy a balanced sales mix between Entertainment and Merchandise, which in the first quarter of Fiscal 2019 accounted for 56% of total company venue sales and had a gross profit margin of 92%, and Food and Beverage, which accounted for 44% of total company venue sales and had a gross profit margin of 77% over the same period, resulting in a total gross profit margin of 86% in the first quarter of Fiscal 2019. Our business has demonstrated significant momentum, with positive comparable venue sales growth since the second quarter of Fiscal 2018. See “—Selected Historical Financial Information of Queso—Non-GAAP Financial Measures” for additional information about Adjusted EBITDA, a reconciliation of net income/(loss) to Adjusted EBITDA and the calculation of Adjusted EBITDA margin.

We have developed our iconic Chuck E. Cheese brand with broad appeal through our more than 40-year commitment to being a family-fun and entertainment company. Over the last few years, we have invested in revitalizing our guest experience, including revamping our menu with improved food quality and new offerings, tailoring our marketing message to focus on both kids and moms, improving venue amenities such as adding Wi-Fi across all of our locations, and reinvigorating our culture with a new hospitality-oriented program for our venue staff. We have made corresponding investments in technology, staff training, and our physical assets including labor and inventory management systems. In 2018, we completed the rollout of our proprietary Play Pass card system at all company-operated Chuck E. Cheese venues, which we funded through a capital investment of $56 million from 2015 to 2017. This system replaces the traditional token-based game system used for the last 40 years with an RFID tag that guests use to activate games. Guests can purchase “points” or time on reloadable cards and can use these cards to play our games. Additionally, Play Pass provides us access to significant guest data, which allows us to develop insights into our business and enables us to be more innovative with our game pricing initiatives. In the third quarter of Fiscal 2018, we launched All You Can Play (“AYCP”), a first-of-its-kind gaming experience that allows kids access to play every game at Chuck E. Cheese as many times as they want on any day, without any restrictions, in all of our domestic company-operated Chuck E. Cheese venues. For kids, this alleviates concerns of running out of tokens / points, and for adults it provides surety around activity time and increases perceived value. We also launched our “More Tickets” program in the third quarter of Fiscal 2018, increasing average tickets earned per game play, to drive higher guest satisfaction. These initiatives, combined with the early stages of our remodel program, have created positive momentum in our comparable venue sales performance, are driving higher margin entertainment and merchandise spending and we believe position our Company for sustained long-term growth in the future.

Our Complementary Brands

We believe our two brands, Chuck E. Cheese and Peter Piper Pizza, are complementary, with each offering guests a pizza-anchored menu as well as entertainment. While Chuck E. Cheese focuses principally on kids, Peter Piper Pizza operates smaller venues with a primary emphasis on food, resulting in higher frequency of visits. Both venues offer a game area separate from the dining area. We believe that the two concepts have operations that are substantially similar.

Chuck E. Cheese: Where A Kid Can Be A Kid. Chuck E. Cheese was founded in 1977 and is a highly recognized brand that uniquely appeals to our primary guest base of families with children between 2 and 12 years of age. Chuck E. Cheese venues feature an open and bright setting, which creates an inviting atmosphere for kids and a good line of sight for parents. Safety is a key focus, including our Kid Check safety system, which provides everyone in a group with a unique number stamp that is checked at the door. Each venue includes approximately 75 games, rides and attractions for kids of all ages, including classic skill games, such as arcade basketball, Skee-Ball and Whack-a-Mole, along with the Ticket Blaster machine where birthday guests can grab as many tickets as possible in 30 seconds. Our menu features fresh, hand-made pizza, sandwiches, boneless and bone-in chicken wings, desserts and beverages, including beer and wine at most locations. Chuck E. Cheese, our iconic, energetic mouse mascot, performs music and dance shows and interacts with our guests, driving strong brand recognition. We believe Chuck E. Cheese is the #1 brand for kids’ birthdays, and reserved birthday packages represented approximately 15% of Chuck E. Cheese venue revenues in Fiscal 2018. As of March 31,

2019, there were 606 Chuck E. Cheese locations in 47 states and 14 foreign countries and territories, of which 516 were company-operated.

Peter Piper Pizza: Pizza Made Fresh, Families Made Happy. Peter Piper Pizza serves fresh, high-quality, handcrafted food and beverages, including craft beer and wine, and offers state-of-the-art games for all ages. Venues feature a bold design and contemporary layout, with open kitchens revealing much of the handcrafted food preparation, such as fresh mozzarella being shredded off the block, vegetables being hand-chopped, wings being hand-tossed and our Certified Dough Masters crafting pizzas with made-from-scratch dough. Our large, open dining areas provide an enjoyable atmosphere for families and group events, with attentive staff dedicated to providing an enjoyable and memorable experience to each guest. As of March 31, 2019, there were 142 Peter Piper Pizza locations in the United States (also referred to as “U.S.”) and Mexico, of which 38 were company-operated.

Our company has benefited from the 2014 acquisition of Peter Piper Pizza through the implementation of best practice sharing and synergies from the leveraging of back office functions and procurement spend. Peter Piper Pizza has also benefited from lower game buying costs under CEC’s ownership, as Chuck E. Cheese is one of the largest purchasers of arcade games in the world.

Although these brands are substantially similar operationally, we believe that these distinct concepts are able to coexist effectively in markets.

CEC’s Scaled Venue Footprint

(1)	As of March 31, 2019.
(2)	Includes 43 Peter Piper Pizza venues.
(3)	All international units franchised except Canada.

Our Competitive Strengths

The following strengths differentiate us from our competitors and serve as the foundation for our continued growth:

Iconic, Widely Recognized Brand. We benefit from significant brand strength and high awareness. Chuck E. Cheese is a long-standing, iconic brand that delivers a differentiated guest experience. Chuck E. Cheese is the #1 brand for family fun and entertainment according to a commissioned study conducted by Russell Research. The study indicated that 61% of moms, when asked on an unaided basis to name a place they could bring their children for family fun and dining, named Chuck E. Cheese first, before all branded and non-branded alternatives. The Chuck E. Cheese brand enjoys wide popularity in the U.S. across demographic segments, particularly in fast-growing Hispanic communities. The study also indicated 86% unaided awareness of the brand amongst children ages 6 to 8, demonstrating the brand’s broad recognition. Additionally, according to the same study, children ask to go to Chuck E. Cheese an average of 9 times per year.

Widely Recognized Brand

Unaided Brand Awareness vs. Branded Alternatives(1)

Chuck E. Cheese’s Q-Score vs. Select Kids Characters(2)

(1)

When mothers (on an unaided basis) were asked “When thinking about places to take your children for family-fun and entertainment, and also having a meal and/or snacks, what is the first place that comes to mind? What other places come to mind?”

(2)	The Character Q Score, Spring 2017, Marketing Evaluations, kids ages 6-8. Measures likability and awareness of characters.

Differentiated Family Fun and Entertainment Experience. We are a leader in integrated family entertainment and dining and have built brands that are synonymous with a safe, fun, convenient and affordable family experience. Our entertainment and dining offerings are consistently well rated by our guests, and we continually update and modernize our offerings to adapt to evolving consumer tastes. At Chuck E. Cheese, we put smiles on kids’ faces through our engaging entertainment offerings, which include arcade-style and skill-oriented games, rides and activities, live interactive performances and sing-alongs on our showroom floor. Our venues also offer group experiences that include birthdays and group celebrations. Our games provide children with exciting, action-packed entertainment and the ability to win tickets that can be exchanged for prizes of their choice from our merchandise area. Additionally, we believe our Play Pass system and All You Can Play product offering are key differentiators that are difficult for our competitors to replicate. We serve fresh, handcrafted food that both parents and kids can enjoy, and have revamped the menu to include fresh, quality ingredients. Our menu offerings include our oven baked, made-to-order pizza on dough that is made from scratch, handmade breadsticks, fresh sandwiches, salads and desserts in addition to a variety of beverages. We expect our staff to be engaging and enthusiastic and to take pride in providing the best hospitality to each and every family member to ensure a memorable experience. This unique combination of family entertainment and dining, coupled with leading hospitality, results in approximately 75% of our guests purchasing both entertainment and dining offerings when they visit.

Highly Compelling Consumer Value Proposition. Chuck E. Cheese is at the intersection of entertainment and family dining. We understand that families, especially those with young children, evaluate a broad set of factors when selecting their entertainment and dining options. Our guests seek options that are safe, fun, healthy and delicious, but also convenient and affordable. Our business uniquely addresses this set of preferences, combining a wholesome family dining experience with distinctive family-oriented games, rides, activities, shows and other entertainment alternatives, all under one roof in venues that are conveniently located near or in proximity to neighborhoods across the United States and around the world. A family of four can visit Chuck E. Cheese for only $34 for a package that includes food, drinks and entertainment. We believe this value proposition is highly compelling and represents a fraction of the cost of comparable offerings of alternatives that combine dining with family entertainment. Additionally, our Play Pass system enables us to price games dynamically and offer promotions such as targeted half-price offerings and AYCP hourly packages, which provide additional value to our consumers. AYCP allows us better pricing power than tokens, which is a fundamental change in the business model. We believe offering AYCP is a distinction from our competitors, which mostly operate using cards that limit game time via points.

Compelling Value Proposition

(1)	Illustrative pricing for parties of 2 adults and 2 children for an everyday visit. Based on New York pricing versus $35 price point in most U.S. venues. $34 is the lowest price offered in U.S. venues.
(2)	Based on 2 kids meals (pizza), 2 adult burgers & fries and 4 beverages at Chili’s.

Substantial Scale and an Attractive Venue Portfolio. Our portfolio of 748 venues is spread across 47 states and 14 foreign countries and territories. As pioneers in the family entertainment and dining space, we believe we are the largest scaled player in the U.S. with a nationwide presence, and as such, our revenue is spread proportionally across the country. Our scale allows us to leverage a national advertising platform that fosters brand strength, loyalty and awareness.

We maintain an attractive portfolio of company-operated venues in the U.S. and Canada. Our venues are located in high-traffic locations, and we have limited exposure to mall locations. Our geographic diversity limits the adverse impact of weather in particular regions, as well as general macroeconomic and market fluctuations in any one particular region. Our franchise business consists of 194 Chuck E. Cheese and Peter Piper Pizza venues and enables us to expand our brands while enhancing profitability and cash flow. We partner with established, large-scale international franchisees which continue to develop existing markets and help Chuck E. Cheese expand in new territories. We have a strong track record internationally, demonstrating Chuck E. Cheese’s universal appeal, and we believe we continue to have underpenetrated markets globally as we pursue international franchise expansion with our Chuck E. Cheese brand.

Strong Operating Margins and Attractive Free Cash Flow. For Fiscal 2018, the Company generated 85% gross profit margins, benefiting from the mix of higher margin entertainment and merchandise sales along with favorable food and beverage margins. With 55% of our total revenues tied to entertainment and merchandise and a straightforward menu focused on pizza, we believe our exposure to changes in food and commodity costs is lower than traditional restaurant companies. Our growing franchise platform generated more than $20 million of highly profitable franchise fees and royalties in Fiscal 2018. Given our growing, diversified revenue stream and our belief in discipline with respect to operating expenses, we have been able to consistently generate high operating margins. Additionally, we benefit from low maintenance capital expenditure requirements, and thus generate strong discretionary free cash flow. In Fiscal 2016, 2017 and 2018, maintenance capital expenditures represented 4%, 4% and 5% of sales, respectively. With significant resources devoted to games, we benefit from our scale as the largest game buyer in the world and we have the ability to cycle games between venues to help create a sense of newness for our guests.

Consistent Demand Throughout All Cycles. We believe there is strong and consistent demand for wholesome entertainment and family dining, and that Chuck E. Cheese’s price point is attractive in any economic condition. This has been demonstrated by the Company’s resilient comparable venue sales performance in historical economic downturns. During the Great Recession from 2008 – 2010, Chuck E. Cheese outperformed restaurant and destination entertainment industry benchmarks compiled by Knapp Track, generating, on average, positive comparable venue sales growth of 0.1%.

Proven and Experienced Management Team. Led by Chief Executive Officer Thomas Leverton, our senior leadership team has revitalized our corporate culture. Our executive management team has significant experience in multi-site leisure, hospitality, entertainment and family dining industries. The team combines a unique blend of veterans from both CEC and other entertainment and retail companies such as TopGolf, Omniflight, Nordstrom, Billabong, Pizza Hut and On The Border Mexican Grill & Cantina. We also benefit from a strong team of highly skilled, loyal and committed managers and employees at each of our venues. Our general managers have an average tenure with the Company of approximately 10 years and average time in their position of approximately 5 years. We believe that our executive management team, along with our diverse employee base, is well positioned to continue to drive strong financial performance while providing our guests with a superior and highly memorable experience.

Our Strategic Plan

Our operating strategy aims to “Enhance What We Do For Kids, Wildly Improve What We Do For Adults.” This strategic plan is focused on increasing comparable venue sales by enhancing the total guest experience and unlocking operational investments we have made, enhancing our venue base with a comprehensive remodel program, and expanding our global venue network, particularly internationally.

Increase Comparable Venue Sales. Our core strategy to grow comparable venue sales is driven by our initiatives to enhance the in-venue experience for both kids and adults and capitalize on growth opportunities created by recent operational investments. We categorize these initiatives as Improve Guest Experience, Enhance Guest Engagement, Leverage Existing Investments and Optimize Pricing.

Improve Guest Experience

Our recent and ongoing initiatives to improve the in-venue experience and drive comparable venue sales growth include the following:

•

Improved menu offerings: We continue to enhance the guest experience by introducing new menu items and improving the ordering experience. We are constantly innovating to introduce new made-from-scratch recipes, both kids’ classics and more sophisticated options for parents. We are improving the ordering experience by simplifying our menu and experimenting with technological solutions, including mobile ordering.

•	Focus on in-venue experience: To enhance the experience of our guests, we have implemented a hospitality training program, updated our entertainment options including Top 40 music and Wi-Fi, and focused on continuously improving the cleanliness of our venues. Additional areas of focus include streamlining the order and checkout process, enhancing our game offerings and improving our birthday packages.

•

More Tickets: We believe our guests enjoy the thrill of winning tickets and redeeming them for our merchandise. During the third quarter of 2018, we completed the roll-out of higher ticket payouts at our redemption games, coupled with a smaller adjustment to the ticket “prices” of our merchandise.

Enhance Guest Engagement

We continue to improve the frequency and quality of engagement with our guests. Our current initiatives include:

•

Enhancing our marketing message: We have broadened our advertising efforts from a traditional focus on children via television to a broader approach that includes digital advertising, influencer programs, gaming and promotional opportunities. We have also begun to reach out directly to moms through digital advertising, cross-promotional coupons, social media, public relations and e-mail.

•

“More Cheese” guest loyalty program: In the first quarter of 2018, we launched our first guest loyalty program where guests can earn awards and discounts based on purchases. We continue to seek to improve this system by testing loyalty offerings with various awards. We developed this system with a user base derived in part from the database we developed as part of our email marketing program from over 40 years of experience. As of the end of Fiscal 2018, the loyalty program had more than 500,000 members.

Leverage Existing Investments

We believe we are in the early stages of realizing the benefits of significant growth capital investments we have made in technology over the past few years which allow us to offer more compelling offerings to a wider variety of guests. These include the following:

•

Play Pass: In 2018, we completed the deployment of our proprietary Play Pass card system at all company-operated Chuck E. Cheese venues. Guests can purchase “points” on reloadable plastic cards and use these cards to play our games. Guest reactions have been very positive, with guests focusing on both the ease of use and improved cleanliness due to the removal of tokens. This new system enables us to price games dynamically and offer promotions such as our AYCP package, and collect new data on game uptick and popularity, which we were not able to do under our prior token-based system.

•

All You Can Play: In the third quarter of 2018, we completed the roll-out of AYCP at all of our domestic company-operated Chuck E. Cheese venues. This product allows guests the option to play unlimited games within a specified period of time. AYCP is perceived as a greater value proposition for our guests as evidenced during our testing by higher NPS scores in venues, with 66% positive guest comments on price in AYCP venues versus 44% in non-AYCP venues. For the year ended December 30, 2018, AYCP accounted for approximately 50% of our entertainment revenues.

Optimize Pricing

We expect to benefit substantially from our ability to optimize pricing and promotions in our venues utilizing the Play Pass card system.

•

Gameplay pricing and promotions: Historically, CEC has taken little to no material game pricing. Play Pass allows us to vary pricing and offerings by geography and day part within a venue. We believe there is opportunity to optimize pricing in games as CEC’s gameplays average approximately $0.25 while competitor pricing can exceed $1 or more per gameplay. During 2018, we began testing guest promotions that included discounts during slow school days, dynamic pricing on select weekends, spring breaks and holidays, and traffic-driving deals such as discounted AYCP.

Remodeling Our Venues to Provide a Modern, Fresh Look: In 2017, we began testing a redesigned concept at our Chuck E. Cheese venues which carefully targeted areas to improve family experience and comfort. Changes included a new exterior and signage, brighter interiors, art décor on the walls, digital menu boards, a new star dance stage, a refreshed game offering and open windows that allow guests to view our fresh pizza being made.

Following an initial test of seven remodels in 2017, we completed an additional 25 remodels in 2018 and plan to complete 60 remodels in 2019 and 90 per year thereafter. Through Week 7 of Fiscal 2019, the venues remodeled in 2017 have experienced a sustained 12% comparable store sales uplift, and those remodeled in 2018 have experienced a 16% comparable store sales uplift versus un-remodeled venues. Our business model benefits from substantial operating leverage, and we expect in excess of 50% of this increase in sales to flow through to operating income.

We expect to realize a cash-on-cash return of greater than 20% on these remodels. We define and calculate cash-on-cash returns for an individual store as (a) the increase in Store Operating Income Before Depreciation and Amortization, excluding pre-opening expenses, national marketing expense allocation, non-cash charges related to asset disposals and changes in non-cash deferred amusement revenue and ticket liability, divided by (b) our net development costs for the remodel. Net development costs include equipment, building, leaseholds and site costs, net of tenant improvement allowances and other landlord concessions or payments, excluding pre-opening costs and capitalized interest.

We anticipate that future remodels, on average, will cost between $525,000 to $575,000 per unit to complete.

Pursue New Venue Growth Domestically and Internationally. We have a long track record of successful new venue development and will continue to pursue a disciplined venue growth strategy in both new and existing markets where we can achieve strong cash-on-cash returns and long term success. For new venue openings, we follow a rigorous due diligence and site selection process and strategically locate our venues within convenient driving distance to large metropolitan areas. Our venues generate strong cash flow and perform consistently well across geographic regions. We have a successful track record of opening new domestic company-operated Chuck E. Cheese venues at attractive rates of return and believe our existing markets can support additional venues. We target rates of return of over 30% for such company operated venues.

As of March 31, 2019, we had 108 international venues operating under franchise arrangements. From Fiscal 2013 to Fiscal 2018, our Chuck E. Cheese international franchise venue base has grown at a 25% CAGR from 21 venues in 2013 to 65 venues in 2018. We aim to continue growing internationally with existing and new franchise partners, with development agreements in place for 82 additional committed venues across 16 countries. In 2018, we opened 8 new venues collectively in five countries, with one new franchised Chuck E. Cheese venue and one new franchised Peter Piper Pizza venue in the United States and six new franchised Chuck E. Cheese venues across four countries. In Fiscal 2019, we expect 12 new Chuck E. Cheese franchised venues to open internationally.

Overview of Operations

Food and Beverage

Each Chuck E. Cheese and Peter Piper Pizza venue offers a variety of pizzas, wings, appetizers, salads and desserts, along with certain gluten-free options. Our hand-made pizza and prepared foods are made fresh to order.

Soft drinks, coffee and tea are also served, along with beer and wine at most locations. Chuck E. Cheese venues also offer sandwiches, and some Chuck E. Cheese and Peter Piper Pizza venues offer lunch buffet options with unlimited pizza, salad, breadsticks and dessert. We continuously focus on delivering a quality-driven product and believe the quality of our food compares favorably with that of our competitors. As part of our ongoing initiatives to improve operations, we have implemented an improved venue inventory management system that provides additional visibility into food cost measurements and automates our replenishment cycles.

Food and beverage sales represented 44.0%, 47.4%, 45.3%, 47.3% and 45.8% of our company-operated venue sales during the first quarter of Fiscal 2019, the first quarter of Fiscal 2018, Fiscal 2018, Fiscal 2017 and Fiscal 2016, respectively.

Entertainment and Merchandise

Each of our Chuck E. Cheese and Peter Piper Pizza venues has a game room area, which includes an array of amusement and entertainment options. These options range from classic arcade, redemption and skill-oriented games, such as air hockey, Skee-ball and basketball, to rides, such as mini trains, motorcycles and various driving games. At Chuck E. Cheese, we also offer musical and comical entertainment that features our iconic Chuck E. Cheese character with live performances and frequent appearances on our showroom and game room floor, along with ongoing entertainment featuring music videos and televised skits. Each Peter Piper Pizza venue also offers flat-screen televisions located throughout the dining area. In the first quarter of 2018, we completed the implementation of Play Pass, a new proprietary game card system, in all of our company-operated Chuck E. Cheese venues. Play Pass is similar to a stored value gift card and allows guests to activate games and rides with their own personal card. In addition, in July 2018, we launched AYCP in all of our domestic company-operated Chuck E. Cheese venues. AYCP, a time-based play option, allows guests to play unlimited games within a block of time, increasing the number of games, tickets and prizes. More Tickets provides the thrill of winning a greater number of tickets on redemption games. A number of games dispense tickets that can be redeemed by guests for prize merchandise such as toys and plush items. Our guests can also purchase this merchandise directly for cash.

Entertainment and merchandise sales represented 56.0%, 52.6%, 54.7%, 52.7% and 54.2% of our company-operated venue sales during the first quarter of Fiscal 2019, the first quarter of Fiscal 2018, Fiscal 2018, Fiscal 2017 and Fiscal 2016, respectively.

Franchising

As of March 31, 2019, we franchised a total of 90 Chuck E. Cheese venues, with 25 venues located in the United States and 65 venues located in 14 foreign countries and territories, and a total of 104 Peter Piper Pizza venues, with 61 venues located in the United States and 43 venues located in Mexico. We have 18 active development and franchise agreements to open 78 Chuck E. Cheese venues in 16 countries, and four signed development and franchise agreements with rights to open another 19 Peter Piper Pizza venues in Texas and one signed development and franchise agreement with rights to open another four venues in Mexico. See “Risk Factors—Risks Related to Queso’s Business and to New CEC’s Business Following the Business Combination” for more information regarding the risks associated with franchise development agreements.

Our standard franchise agreements grant the franchisee the right to construct and operate a venue and use our associated trade names, trademarks and service marks in accordance with our standards and guidelines. Most of our existing Chuck E. Cheese franchise agreements have an initial term of 15 to 20 years and include a 10-year renewal option. Peter Piper Pizza’s franchise agreements are for a 10-year term and include a 10-year successor agreement on Peter Piper Pizza’s then standard form of agreement. The standard franchise agreement provides us with a right of first refusal should a franchisee decide to sell a venue. We also enter into area development agreements, which grant franchisees exclusive rights to open a specified number of venues in a designated geographic area within a specified period of time. In addition to initial franchise and area development fees, the franchisee is charged a continuing monthly royalty fee equal to a percentage of its gross monthly sales, generally around 5%, which varies by location and brand.

In 1985, we and our Chuck E. Cheese franchisees formed the International Association of CEC Entertainment, Inc. (the “Association”) to discuss and consider matters of common interest relating to the operation of company-operated and franchised Chuck E. Cheese venues. Routine business matters of the Association are conducted by a board of directors, composed of five members appointed by us and five members elected by the franchisees. The Association serves as an advisory council that, among other responsibilities, oversees expenditures, including (a) the costs of development, purchasing and placement of advertising programs, including websites; (b) the costs to develop and improve audio-visual and animated entertainment attractions, as well as the development and implementation of new entertainment concepts; and (c) the purchase of national network television advertising.

The franchise agreements governing existing franchised Chuck E. Cheese venues in the U.S. currently require each franchisee to pay to the Association a monthly contribution equal to a certain percentage of its gross monthly sales. Additionally, under these franchise agreements, we are required, with respect to Chuck E. Cheese company-operated venues, to contribute at the same rates, or at higher rates in certain instances, as our franchisees. We and our franchisees are also required to spend minimum amounts on local advertising and could be required to make additional contributions to fund any deficits that may be incurred by the Association. Certain franchise agreements governing existing franchised Chuck E. Cheese venues outside of the U.S. currently require each franchisee to pay a certain percentage of their gross monthly sales to the Association to fund various advertising, media and entertainment costs.

We do not currently have any advertising co-ops or a franchise advisory council with our Peter Piper Pizza franchisees, but we reserve the right to require the formation, merger or dissolution of either or both. Franchisees are required to contribute (a) 5% of weekly gross sales to be used to develop, produce, distribute and administer specific advertising, public relations and promotional programs that promote the services offered by system franchisees; and (b) 0.5% of weekly gross sales to be used to research, develop, produce, and support creative ideas and materials for use in commercial advertisements, public relations, and promotional campaigns in the United States and Mexico. We may elect at any time not to collect or maintain all or any portion of the amount contributed to fund advertising related programs and activities and, during such time that we have made such election, the monies not collected must be expended by the franchisees in their own markets. In addition, we are required, with respect to company-operated Peter Piper Pizza restaurants, to contribute funds on the same basis as our franchisees.

Royalties, franchise and area development fees and other miscellaneous franchise income represented 2.1%, 2.1%, 2.3%, 2.0% and 2.0% of our total consolidated revenues during the first quarter of Fiscal 2019, the first quarter of Fiscal 2018, Fiscal 2018, Fiscal 2017 and Fiscal 2016, respectively.

Foreign Operations

As of March 31, 2019, we operated a total of 11 company-operated venues in Canada. Our Canadian venues generated total revenues of $15.8 million, $16.6 million and $15.6 million during Fiscal 2018, Fiscal 2017 and Fiscal 2016, respectively, representing 1.8%, 1.9% and 1.7% of our total consolidated revenues, respectively. All of our other international venues are franchised.

These foreign activities, along with our international franchisees, are subject to various risks of conducting business in a foreign country, including fluctuations in foreign currency exchange rates, laws and regulations and economic and political stability. See “Risk Factors– Risks Related to Queso’s Business and to New CEC’s Business Following the Business Combination” for more information regarding the risks associated with operations located in foreign markets.

Third-Party Suppliers

We use a network of 15 distribution centers operated by a single company to distribute most of the food products and supplies used in our domestic Chuck E. Cheese branded venues, five distribution centers for our

Canadian Chuck E. Cheese branded venues and four distribution centers for our Peter Piper Pizza branded venues. We believe that alternative third-party distributors are available for our products and supplies, but we may incur additional costs if we are required to replace our distributors or obtain the necessary products and supplies from other suppliers.

We have not entered into any hedging arrangements to reduce our exposure to commodity price volatility; however, we typically enter into short-term purchasing arrangements, which may contain pricing designed to minimize the impact of commodity price fluctuations.

We procure games, rides and other entertainment-related equipment from a limited number of suppliers, some of which are located in China. The number of suppliers from which we purchase games, rides and other entertainment-related equipment, redemption prizes and merchandise has declined due to industry consolidation over the past several years. See “Risk Factors– Risks Related to Queso’s Business and to New CEC’s Business Following the Business Combination” for more information regarding the risks associated with our third-party suppliers.

The Parties to the Business Combination

Leo

Leo is a blank check company incorporated on November 29, 2017 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Leo has neither engaged in any operations nor generated any revenue to date. Based on Leo’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On February 15, 2018, Leo consummated its initial public offering of its units, with each unit consisting of one public share and one-half of one public warrant. Simultaneously with the closing of the initial public offering, Leo completed the private sale of 4,000,000 private placement warrants at a purchase price of $1.50 per private placement warrant, to Sponsor generating gross proceeds to us of $6,000,000. The private placement warrants are substantially identical to the public warrants sold as part of the units in Leo’s initial public offering, except that Sponsor agreed not to transfer, assign or sell any of the private placement warrants (except to certain permitted transferees) until 30 days after the completion of Leo’s initial business combination. The private placement warrants are also not redeemable by Leo so long as they are held by Sponsor or its permitted transferees, and they may be exercised by Sponsor and its permitted transferees on a cashless basis.

Following the closing of Leo’s initial public offering, an amount equal to $200.0 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations. As of June 30, 2019, funds in the trust account totaled approximately $205.3 million and were held in money market funds. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (1) the completion of Leo’s initial business combination, (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Organizational Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if Leo does not complete a business combination by February 14, 2020, or (3) the redemption of all of the public shares if Leo is unable to complete a business combination by February 14, 2020, subject to applicable law.

Leo’s units, public shares and public warrants are listed on the NYSE under the symbols “LHC.U,” “LHC” and “LHC WS,” respectively.

Leo’s principal executive office is located at 21 Grosvenor Place, London, SW1X 7HF, United Kingdom. Its telephone number is +44 20 7201 2200. Leo’s corporate website address is https://www.lioncapital.com/leo. Leo’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this Proxy Statement/Prospectus.

Queso

Queso is the parent company of CEC Entertainment, Inc. (“CEC”). Queso’s principal executive offices are located at 1707 Market Place Blvd, Suite 200, Irving, Texas 75063, telephone (972) 258-8507. Queso was incorporated in Delaware on January 10, 2014.

Queso’s corporate website address is https://www.chuckecheese.com/company/investor-relations. Queso’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Proposals to be Put to the Shareholders of Leo at the Extraordinary General Meeting

The following is a summary of the proposals to be put to the extraordinary general meeting of Leo and certain transactions contemplated by the Business Combination Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.

BCA Proposal

As discussed in this proxy statement/prospectus, Leo is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, following the Domestication of Leo to Delaware as described below, Queso will merge with and into Leo, the separate corporate existence of Queso will cease and Leo will be the surviving corporation. After consideration of the factors identified and discussed in the section entitled “BCA Proposal—Leo’s Board of Directors’ Reasons for the Business Combination,” Leo’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for Leo’s initial public offering, including that the businesses of Queso had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “BCA Proposal.”

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the aggregate Business Combination Consideration to be received by the equityholders of Queso under the Business Combination Agreement will be 36,000,137 shares of New CEC Common Stock. The Business Combination Consideration does not include an additional 4,000,000 Contingent Shares that will be issuable to the stockholders and certain option holders of Queso upon the occurrence of certain events and the satisfaction of certain conditions as set forth in the Business Combination Agreement. The sum of (i) cash held in the trust account net of redemptions, plus (ii) gross proceeds of the PIPE Investment less (iii) transactions costs of the transactions contemplated under the Business Combination Agreement will be used to redeem all or a portion of the CEC senior notes.

The Business Combination Consideration is subject to adjustment to appropriately reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change prior to consummation of the Business Combination. For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration.”

Contingent Shares

Pursuant to the terms and conditions of the Business Combination Agreement, the Contingent Shares will be issued by New CEC:

(i)

with respect to 50% of the Contingent Shares, if (1) the closing sale price of the New CEC Common Stock as quoted on the NYSE (or the principal securities exchange or securities market on which the New CEC Common Stock is then traded) is equal to or exceeds $13.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) (the “2021 Target”) for any 20 trading days within any 30 consecutive trading day period ending on or prior to December 31, 2021 or (2) the implied consideration per share of New CEC Common Stock paid or payable in connection with a Change of Control (as defined in the Business Combination Agreement) that is consummated on or prior to December 31, 2021 is equal to or exceeds the 2021 Target; and

(ii)

with respect to the other 50% of the Contingent Shares, if (1) the closing sale price of the New CEC Common Stock as quoted on the NYSE (or the principal securities exchange or securities market on which the New CEC Common Stock is then traded) is equal to or exceeds $14.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) (the “2022 Target”) for any 20 trading days within any 30 consecutive trading day period ending on or prior to December 31, 2022 or (2) the implied consideration per share of New CEC Common Stock paid or payable in connection with a Change of Control that is consummated on or prior to December 31, 2022 is equal to or exceeds the 2022 Target;

provided that, the stockholders and applicable optionholders of Queso shall be entitled to receive all of the 4,000,000 Contingent Shares in the event that, (A) for any 20 trading days within any 30 consecutive trading day period ending on or prior to December 31, 2021, the closing sale price of the New CEC Common Stock or (B) the implied consideration per share of the New CEC Common Stock in any Change of Control transaction consummated on or prior to December 31, 2021, in each case is equal to or exceeds both the 2021 Target and the 2022 Target; provided further that if the closing sale price of the New CEC Common Stock does not exceed the 2021 Target on or prior to December 31, 2021, New CEC shall not be required to issue 2,000,000 Contingent Shares and if the closing sale price of the New CEC Common Stock does not exceed the 2022 Target on or prior to December 31, 2022, then New CEC shall not be required to issue the remaining 2,000,000 Contingent Shares.

For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration—Contingent Shares.”

Closing Conditions

The consummation of the Business Combination is conditioned upon, among other things, (1) the approval of the BCA Proposal, the Domestication Proposal, the Stock Issuance Proposal and certain of the Organizational Documents Proposals; (2) the Maximum Redemption Condition; (3) the shares of New CEC Common Stock to be issued in connection with the Business Combination Agreement will have been approved for listing on the NYSE; (4) all required waiting periods or approvals under the HSR Act and all applicable antitrust laws shall have expired, been received or terminated; (5) no applicable law or injunction enacted, entered, promulgated, enforced or issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Business Combination shall be in effect; (6) the consummation of the Domestication immediately prior to the Closing; (7) the consummation of the PIPE Investment immediately prior to the Closing; (8) the consummation of the Merger concurrently with the Closing; (9) 1,849,407 Class B ordinary shares held by Sponsor shall have been surrendered in accordance with the Sponsor Shares Surrender Agreement; and (10) the net tangible assets of New CEC (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the proposed business combination may not be consummated.

For further details, see “BCA Proposal—The Business Combination Agreement—Closing Conditions.”

Domestication Proposal

As discussed in this proxy statement/prospectus, Leo will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of Leo has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of Leo’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Leo is currently governed by the Cayman Islands Companies Law, upon Domestication, New CEC will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Existing Organizational Documents and the Proposed Organizational Documents. Accordingly, we encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.”

On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of New CEC Common Stock; (2) the issued and outstanding redeemable warrants that were registered pursuant to the IPO registration statement will automatically become redeemable warrants to acquire shares of New CEC Common Stock (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication); (3) each issued and outstanding unit will be cancelled and will entitle the holder thereof to one share of New CEC Common Stock and one-half of one redeemable warrant to acquire one share of New CEC Common Stock; (4) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Leo will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New CEC Common Stock; and (5) the issued and outstanding warrants of Leo issued in a private placement will automatically become warrants to acquire shares of New CEC Common Stock (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Domestication).

For further details, see “Domestication Proposal.”

Organizational Documents Proposals

Leo will ask its shareholders to approve by special resolution five separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Existing Organizational Documents, under the Cayman Islands Companies Law, with the Proposed Organizational Documents, under the DGCL. Leo’s board has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of New CEC after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.

A.

Organizational Documents Proposal A—to authorize the change in the authorized capital stock of Leo from (i) 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preferred shares of Leo to (ii) 500,000,000 shares of New CEC Common Stock and 100,000,000 shares of New CEC Preferred Stock.

B.

Organizational Documents Proposal B—to authorize the board of directors of New CEC to issue any or all shares of New CEC Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by New CEC’s board of directors and as may be permitted by the DGCL.

C.	Organizational Documents Proposal C—to provide that certain provisions of the certificate of incorporation of New CEC are subject to the Director Nomination Agreement.

D.	Organizational Documents Proposal D—to authorize the removal of the ability of New CEC stockholders to take action by written consent in lieu of a meeting.

E.

Organizational Documents Proposal E—to authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Organizational Documents as part of the Domestication, including (1) changing the post-Business Combination corporate name from “Leo Holdings Corp.” to “Chuck E. Cheese Brands Inc.” (which is expected to occur after the Domestication in connection with the Merger), (2) making New CEC’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders, (5) granting an explicit waiver regarding corporate opportunities to New CEC and its directors and (6) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Leo’s board of directors believes is necessary to adequately address the needs of New CEC after the Business Combination.

The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we encourage shareholders to carefully consult the information set out in the section entitled “Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of New CEC, attached hereto as Annexes C and D.

Stock Issuance Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.

Our public shares are listed on the NYSE and, as such, we are seeking shareholder approval of the issuance of New CEC Common Stock to (1) the existing equityholders of Queso in connection with the Business Combination and (2) the PIPE Investors pursuant to their PIPE Investment in connection with the Business Combination, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03, in each case, in order to comply with NYSE Listing Rule 312.03. For additional information, see “Stock Issuance Proposal.”

Incentive Award Plan Proposal

Our shareholders are also being asked to approve, by ordinary resolution, the Incentive Award Plan Proposal. Pursuant to the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex

E, 5,700,000 of New CEC Common Stock outstanding immediately following the consummation of the Business Combination will be reserved for issuance under the Incentive Plan. For additional information, see “Incentive Award Plan Proposal.”

Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize Leo to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved), Leo’s board of directors may submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies. For additional information, see “Adjournment Proposal.”

Each of the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and Stock Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Organizational Documents Proposals that are not Required Organizational Documents Proposals and the Incentive Award Plan Proposal, are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Leo’s Board of Directors’ Reasons for the Business Combination

Leo was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In evaluating the Business Combination, the Leo board of directors consulted with Leo’s senior management and considered a number of factors.

In particular, the Leo board of directors considered, among other things, the following factors, although not weighted or in any order of significance:

•	Iconic, widely recognized brand;

•	Differentiated family fun and entertainment experience;

•	Highly compelling consumer value proposition;

•	Substantial scale and an attractive venue portfolio;

•	Strong operating margins and attractive free cash flow;

•	Consistent demand throughout all cycles;

•	Proven and experienced management team; and

•	Strategic plan with multiple levers of growth.

The Leo board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

•	Potential inability to complete the Business Combination;

•	Business risks of Queso;

•	The post-Business Combination corporate governance and the terms of the Director Nomination Agreement;

•	The limits of the board’s review of the Business Combination;

•	Limited survival of remedies for breach of representations, warranties or covenants of Queso; and

•	Interests of Leo’s directors and executive officers in the Business Combination.

For a more complete description of the Leo board of directors’ reasons for approving the Business Combination and the factors and risks considered by the Leo board of directors, see the section entitled “BCA Proposal—Leo’s Board of Directors’ Reasons for the Business Combination.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For additional information, see “BCA Proposal—Related Agreements.”

Equity Financing

Concurrently with the execution of the Business Combination Agreement, Leo entered into the Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors have collectively subscribed for 10,000,000 shares of New CEC Common Stock (plus an additional 700,000 shares) for an aggregate purchase price of $100.0 million, $50.0 million of which will be funded by the Sponsor PIPE Entity. On June 27, 2019, Leo entered into additional Subscription Agreements for an aggregate of 1,519,500 shares of New CEC Common Stock and increased the size of the PIPE Investment by approximately $14.2 million to a total of approximately $114.2 million. The PIPE Investment will be consummated substantially concurrently with the Closing and proceeds therefrom will be used to fund a portion of the cash required to effect the Business Combination, including any redemption of public shares. The PIPE Investment is conditioned upon the satisfaction or waiver of conditions precedent to the closing of the Business Combination and other customary conditions. Pursuant to the Subscription Agreements, the third-party PIPE Investors will be entitled to certain shelf registration rights, subject to customary black-out periods and other limitations as set forth therein. For additional information, see “BCA Proposal—Related Agreements—Equity Financing.”

Sponsor Shares Surrender Agreement

Leo and the Sponsor have entered into the Sponsor Shares Surrender Agreement pursuant to which, among other things, (a) the Sponsor will surrender at Closing an aggregate of approximately 1,750,000 Class B ordinary shares to Leo for no consideration and as a capital contribution to New CEC and, which Class B ordinary shares will be cancelled and (b) waive certain anti-dilution rights of the Converted Founder Shares at Closing. In connection with the Investment, Leo and the Sponsor amended the Sponsor Shares Surrender Agreement on June 27, 2019, to provide that the Sponsor will surrender an additional 99,407 Class B ordinary shares to Leo (1,849,407 in the aggregate). For further details, see “BCA Proposal—Related Agreements—Sponsor Shares Surrender Agreement.”

Amended and Restated Registration Rights Agreement

On the Closing Date, New CEC, the Seller, Lion Capital, the holders of ordinary shares of Leo who are parties to the existing registration rights agreement in respect to ordinary shares held by such holders and certain other shareholders will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”), providing for, among other things, customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions. For additional information, see “BCA Proposal—Related Agreements—Amended and Restated Registration Rights Agreement.”

Lock-Up Agreement

On the Closing Date, Seller will execute and deliver to New CEC a lock-up agreement (the “Lock-Up Agreement”), pursuant to which, among other things, Seller will agree to certain restrictions regarding the transfer of New CEC Common Stock held or to be received by them, from the Closing until the earlier of (1) 180 days after the date of Closing and (2) the day after New CEC consummates a Change of Control (as defined herein). For additional information, see “BCA Proposal—Related Agreements—Lock-Up Agreement.”

Director Nomination Agreement

On the Closing Date, New CEC intends to enter into the Director Nomination Agreement. Pursuant to this agreement, (i) Sponsor will have the right to designate up to three individuals for appointment to the board of directors of New CEC and nomination for election to the board of New CEC thereafter, subject to certain terms and conditions, (ii) Seller will have the right to designate up to five individuals for appointment to the board of New CEC and nomination for election to the board of New CEC thereafter, subject to certain terms and conditions and (iii) the Chief Executive officer of New CEC will be a member of the board of New CEC. For additional information, see “BCA Proposal—Related Agreements—Director Nomination Agreement.”

Financing Matters

At or as soon as practicable after the consummation of the Business Combination, New CEC intends to redeem CEC’s 8.000% Senior Notes due 2022 (the “CEC senior notes”) in an aggregate principal amount of the lesser of (i) all outstanding $255.0 million assuming no public shares are redeemed in connection with the Business Combination, or (ii) the maximum aggregate principal amount of CEC senior notes that can be redeemed using the available funds from the trust account and the PIPE Investment following redemption of public shares and the payment of all transaction costs contemplated under the Business Combination Agreement. Under the terms of the CEC senior notes, the redemption price will be 102% of the principal amount of the CEC senior notes being redeemed, plus all accrued but unpaid interest to the redemption date. New CEC will use the sum of (i) cash held in the trust account, net of redemptions, plus (ii) gross proceeds of the PIPE Investment, less (iii) the transactions costs of the transactions contemplated under the Business Combination Agreement to finance this redemption.

At or following the Business Combination, New CEC will also consider refinancing its existing term loan and revolving credit facilities.

Organizational Structure

The following diagram illustrates the ownership structure of Queso and Leo as of the date of this proxy statement/prospectus.

The following diagram illustrates the ownership structure of New CEC immediately following consummation of the Merger.

Ownership of New CEC

As of the date of this proxy statement/prospectus, there are 25,000,000 ordinary shares issued and outstanding, which includes an aggregate of 5,000,000 Class B ordinary shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 14,000,000 warrants, which comprise the 4,000,000 private placement warrants held by Sponsor and the 10,000,000 public warrants. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of New CEC Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming no redemptions), if we assume that each outstanding warrant is exercised and one Class A ordinary share is issued as a result of such exercise, the Leo fully-diluted share capital would be 39,000,000 ordinary shares.

It is anticipated that, upon completion of the Business Combination, (1) Leo’s public shareholders are expected to own approximately 28.0% of the outstanding New CEC Common Stock, (2) the former equityholders of Queso (without taking into account any public shares held by Queso equityholders prior to the consummation of the Business Combination), are expected to own approximately 50.4% of the outstanding New CEC Common Stock, (3) the Class B Shareholders are expected to own approximately 4.4% of outstanding New CEC Common Stock and (4) the PIPE Investors (including the Sponsor PIPE Entity) are expected to own approximately 17.1% of outstanding New CEC Common Stock. These percentages (i) exclude the Contingent Shares, (ii) assume no public shareholders exercise their redemption rights in connection with the Business Combination, (iii) reflect the forfeiture by Sponsor of 1,849,407 Class B ordinary shares of Leo pursuant to the Sponsor Shares Surrender Agreement, (iv) assume 12,219,500 shares of New CEC Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment, (v) do not take into account public or private placement warrants to purchase New CEC Common Stock that will be outstanding immediately following the completion of the Business Combination and (vi) do not take into account stock options held by current and former employees of Queso that will convert into options to acquire shares of New CEC Common Stock or shares of New CEC

Common Stock that may be issued under the Incentive Plan. If the actual facts are different than these assumptions, the percentage ownership retained by the company’s existing stockholders in New CEC will be different.

The following table illustrates varying ownership levels in New CEC immediately following the consummation of the Business Combination based on the assumptions above except for varying levels of redemptions by the public shareholders:

	Share Ownership in New CEC
	No redemptions		Maximum redemptions(1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Former equityholders of Queso(2)	36,000,137	50.44%	36,000,137	55.43%
Leo’s public shareholders	20,000,000	28.02%	13,579,907	20.91%
Former Leo Class B Shareholders	3,150,593	4.41%	3,150,593	4.85%
PIPE Investors(3)	12,219,500	17.12%	12,219,500	18.81%

Total	71,370,230		64,950,137

(1)

Assumes that 6,420,093 public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Maximum Redemption Condition) are redeemed in connection with the Business Combination.

(2)	Excludes 4,000,000 Contingent Shares.
(3)	Includes 5,350,000 shares to be owned by Sponsor PIPE Entity.

The Business Combination Consideration is subject to adjustment to appropriately reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change prior to consummation of the Business Combination. For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration.”

Date, Time and Place of Extraordinary General Meeting of Leo’s Shareholders

The extraordinary general meeting of Leo, will be held at 9:00 a.m., Eastern Time, on                      , 2019, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.

Voting Power; Record Date

Leo shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on June 21, 2019, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 25,000,000 ordinary shares issued and outstanding, of which 20,000,000 were issued and outstanding public shares.

Quorum and Vote of Leo Shareholders

A quorum of Leo shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 12,500,001 ordinary shares would be required to achieve a quorum.

The Class B Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Class B Shareholders own approximately 20.0% of the issued and outstanding ordinary shares.

The proposals presented at the extraordinary general meeting require the following votes:

(i)

BCA Proposal: The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)

Organizational Documents Proposals: The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)

Stock Issuance Proposal: The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote or abstain from voting at the extraordinary general meeting.

(v)

Incentive Award Plan Proposal: The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Redemption Rights

Pursuant to the Existing Organizational Documents, a public shareholder may request of Leo that New CEC redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Leo’s transfer agent, in which you (i) request that New CEC redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, Leo’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m. Eastern Time on                      , 2019 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Leo’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Leo’s transfer agent, New CEC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2019, this would have amounted to approximately $10.27 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New CEC Common Stock that will be redeemed immediately after consummation of the Business Combination. See “Extraordinary General Meeting of Leo—Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Class B Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Class B Shareholders own approximately 20.0% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither Leo shareholders nor Leo warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Leo has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Leo—Revoking Your Proxy.”

Interests of Leo’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of Leo’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Class B Shareholders, including Leo’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Leo shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

If Leo does not consummate a business combination by February 14, 2020, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,000,000 Class B ordinary shares owned by the Class B Shareholders would be worthless because following the redemption of the public shares, Leo would likely have few, if any, net assets and because our Class B Shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the Class B ordinary shares if we fail to complete a Business Combination within the required period. Sponsor purchased the Class B ordinary shares prior to our initial public offering for approximately $0.004 per share. The 3,150,593 Converted Founder Shares that the Class B Shareholders will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $32,230,566 based upon the closing price of $10.23 per public share on the NYSE on July 1, 2019, the most recent closing price. Given such Converted Founder Shares will be subject to such restrictions, we believe such shares have less value.

•

Sponsor paid $6,000,000 for its 4,000,000 private placement warrants to purchase Class A ordinary shares and such private placement warrants will expire worthless if a business combination is not consummated by February 14, 2020.

•

Lyndon Lea, Leo’s Chairman and Chief Executive Officer, Robert Darwent, Leo’s Chief Financial Officer and member of Leo’s Board of Directors, and Mary E. Minnick, a member of Leo’s Board of Directors, are each expected to be directors of New CEC after the consummation of the Business Combination.

•	Leo’s existing directors and officers will be eligible for continued indemnification and continued coverage under Leo’s directors’ and officers’ liability insurance after the Business Combination.

•

In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to Leo if and to the extent any claims by a vendor for services rendered or products sold to Leo, or a prospective target business with which Leo has discussed entering into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•

Following the consummation of the Business Combination, Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to Leo and remain outstanding. If Leo does not complete an initial business combination by February 14, 2020, Leo may use a portion of its working capital held outside the trust account to repay these working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

•

Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Leo from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if Leo fails to consummate a business combination within the required period, Sponsor and Leo’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement.

•	In connection with the PIPE Investment, assuming the Sponsor PIPE Entity finances $50.0 million of the PIPE Investment, the Sponsor PIPE Entity will receive 5,350,000 shares of New CEC Common Stock.

•

Pursuant to the Director Nomination Agreement, Sponsor will have the right to designate up to three directors to the board of directors of New CEC, subject to certain conditions, Seller will have the right to designate up to five directors to the board of directors of New CEC, subject to certain conditions, and the Chief Executive officer of New CEC will be a member of the board of New CEC.

•

Pursuant to the Amended and Restated Registration Rights Agreement, the Seller, Lion Capital, the holders of ordinary shares of Leo who are parties to the existing registration rights agreement in respect to ordinary shares held by such holders and certain other shareholders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New CEC Common Stock and warrants held by such parties.

•

The Proposed Certificate of Incorporation will contain provisions that have the same effect as Section 203 and prevent New CEC from engaging in a business combination with an “interested stockholder,” unless certain conditions are met.

Leo’s directors and executive officers have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, Leo’s directors and executive officers own approximately 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class B Shareholders, Queso and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class B Shareholders, Queso and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) otherwise limit the number of public shares electing to redeem and (4) New CEC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

Recommendation to Shareholders of Leo

Leo’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Leo’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination assuming a July 25, 2019 Closing Date, and (i) assuming no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) assuming that 6,420,093 public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Maximum Redemption Condition) are redeemed in connection with the Business Combination.

No Redemption

Source of Funds(1) (in millions)		Uses(1) (in millions)
Existing Cash in Trust Account(2)	$205.3	Redemption of CEC Senior Notes (including call premium and $9.1 of accrued interest)	$269.2
PIPE Investment	114.2	Cash to Balance Sheet	27.9
Shares of New CEC issued to Queso Equityholders(3)(4)	360.0	Transaction Fees and Expenses(5)	22.5
		Shares of New CEC issued to Queso Equityholders(3)(4)	360.0

Total Sources	$679.5	Total Uses	$679.5

(1)	Totals might be affected by rounding.
(2)	As of June 30, 2019.
(3)	Shares issued to Queso are at a deemed value of $10.00 per share.
(4)	Excludes 4,000,000 Contingent Shares.
(5)	Includes deferred underwriting commission of $7,000,000 from Leo’s IPO.

Maximum Redemption

Source of Funds(1) (in millions)		Uses(1) (in millions)
Existing Cash in Trust Account(2)	$205.3	Redemption of CEC Senior Notes (including call premium and $7.8 of accrued interest)(5)	$231.1
PIPE Investment	114.2	Redemption of Public Shares	65.9
Shares of New CEC issued to Queso Equityholders(3)(4)	360.0	Transaction Fees and Expenses(6)	22.5
		Shares of New CEC issued to Queso Equityholders(3)(4)	360.0

Total Sources	$679.5	Total Uses	$679.5

(1)	Totals might be affected by rounding.
(2)	As of June 30, 2019.
(3)	Shares issued to Queso are at a deemed value of $10.00 per share.
(4)	Excludes 4,000,000 Contingent Shares.
(5)	Approximately $36.0 million of CEC senior notes will remain outstanding following this redemption.
(6)	Includes deferred underwriting commission of $7.0 million from Leo’s IPO.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, please see “U.S. Federal Income Tax Considerations.”

Expected Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Leo as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New CEC immediately following the Domestication will be the same as those of Leo immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, Leo has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Queso stockholders comprising a majority of the voting power of the combined company, Queso operations comprising a majority of the ongoing operations of New CEC, and Queso’s senior management comprising a majority of the senior management of New CEC combined entity. Accordingly, for accounting purposes, the acquisition will be treated as the equivalent of Queso issuing stock for the net assets of Leo, accompanied by a recapitalization. Net assets of Leo will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Leo portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On April 19, 2019, Leo and Queso filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination. Early termination of the HSR waiting period was granted on April 29, 2019.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New CEC’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Leo cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Leo cannot assure you as to its result.

None of Leo and Queso are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Emerging Growth Company

Leo is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Leo has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Leo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Leo’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Leo’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Risk Factors

In evaluating the proposals to be presented at the Leo extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL FINANCIAL INFORMATION OF LEO

Leo is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

Leo’s balance sheet data as of December 31, 2018 and statement of operations data for the year ended December 31, 2018 and for the period from November 29, 2017 (date of inception) to December 31, 2017 are derived from Leo’s audited financial statements included elsewhere in this proxy statement/prospectus. Leo’s balance sheet data as of March 31, 2019 and statement of operations data for the three months ended March 31, 2019 and 2018 are derived from Leo’s unaudited interim financial statements included elsewhere in this proxy statement/prospectus. The information is only a summary and should be read in conjunction with Leo’s consolidated financial statements and related notes and “Leo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. Our historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	As of
	March 31, 2019	December 31, 2018
	(unaudited)	(audited)
Balance Sheet Data:
Working Capital (deficiency)	$(1,003,200)	$584,529
Total Assets	$204,819,641	$203,775,592
Total Liabilities	$8,615,093	$7,109,310
Class A ordinary shares, $0.0001 par value; 19,120,454 and 19,166,628 shares subject to possible redemption as of March 31, 2019 and December 31, 2018, respectively	$191,204,540	$191,666,280
Total Shareholders’ Equity	$5,000,008	$5,000,002

	Three months ended March 31,		Year Ended December 31, 2018	Period from November 29, 2017 (date of inception) to December 31, 2017
	2019	2018
	(unaudited)		(audited)
Statement of Operations Data:
Revenue:
Interest Income	$1,125,994	$329,261	$3,085,067	$11

Total Revenue	1,125,994	329,261	3,085,067	11
General and administrative expenses	1,587,728	38,271	489,780	8,830

Net income/(loss)	$(461,734)	$290,990	$2,595,287	$(8,819)

SELECTED HISTORICAL FINANCIAL INFORMATION OF QUESO

The following selected financial data is only a summary for Queso’s consolidated financial statements and should be read in conjunction with Queso’s consolidated financial statements and related notes and “Queso’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. Queso’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for the full fiscal year. The following selected statement of earnings data and statement of cash flows data for Queso’s three months ended March 31, 2019, three months ended April 1, 2018, fiscal year 2018, fiscal year 2017 and fiscal year 2016, and the following balance sheet data as of March 31, 2019, December 30, 2018 and December 31, 2017 have been derived from Queso’s consolidated financial statements included elsewhere in the prospectus/proxy statement. The following selected statement of earnings data and statement of cash flows data for Queso’s fiscal year 2015, the 317 day period ended December 28, 2014 (successor) and the 47 day period ended February 14, 2014 (predecessor), and the following selected balance sheet data as of January 1, 2017, January 3, 2016 and December 28, 2014 have been derived from Queso’s audited consolidated financial statements not included herein.

	Three Months Ended						For the 317 Day Period Ended December 28, 2014(6)	For the 47 Day Period Ended February 14, 2014(7)
	March 31, 2019	April 1, 2018	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2016	Fiscal Year 2015(1)
	Successor(7)	Successor(7)	Successor(7)	Successor(7)	Successor(7)	Successor(7)	Successor(7)	Predecessor(7)
	(in thousands, except percentages and venue number amounts)
Statements of Earnings Data:
Company venue sales	$267,492	$249,494	$875,334	$868,888	$905,314	$905,110	$712,098	$113,556
Total revenues	$273,312	$254,904	$896,066	$886,771	$923,653	$922,589	$718,581	$114,243
Operating income (loss)	$47,960	$34,666	$50,603	$47,062	$60,880	$63,894	$(42,431)	$2,873
Interest expense	$19,808	$18,558	$76,284	$69,115	$67,745	$70,580	$60,950	$1,151
Income taxes	$7,110	$3,902	$(5,153)	$(74,614)	$(2,849)	$(2,122)	$(32,375)	$1,018
Net income (loss)	$21,042	$12,206	$(20,528)	$52,561	$(4,016)	$(4,564)	$(71,006)	$704
Statement of Cash Flow Data:
Operating activities	$70,201	$52,572	$86,563	$104,297	$118,836	$100,617	$48,092	$22,314
Investing activities	$(18,633)	$(18,417)	$(79,284)	$(93,712)	$(98,439)	$(78,191)	$(1,124,285)	$(9,659)
Financing activities	$(2,584)	$(2,840)	$(11,404)	$(5,030)	$(10,282)	$(80,949)	$1,172,981	$(13,844)
Non-GAAP Financial Measures:
Adjusted EBITDA(3)	$76,025	$66,272	$174,940	$180,743	$207,972	$216,546	$167,870	$24,543
Adjusted EBITDA Margin(4)	27.8%	26.0%	19.5%	20.4%	22.5%	23.5%	23.4%	21.5%
Venue-level Data:
Number of venues (end of period):
Company-operated	554	561	554	562	559	556	559
Franchised	194	195	196	192	188	176	172

	748	756	750	754	747	732	731
Comparable venues (end of period)(2)	532	532	526	531	529	489	485
Comparable venue sales change(2)	7.7%	(5.1)%	(0.0)%	(4.8)%	2.8%	(0.4)%

		As of March 31, 2019	As of December 30, 2018	As of December 31, 2017	As of January 1, 2017	As of January 3, 2016	As of December 28, 2014
Balance Sheet Data:
Total assets		$2,230,354	$1,668,527	$1,698,336	$1,714,588	$1,738,012	$1,840,649
Total debt(5)		981,154	982,121	986,419	989,948	994,448	999,783
Stockholders’ equity		267,117	245,817	265,318	209,680	212,757	288,201

(1)

We operate on a 52 or 53 week fiscal year ending on the Sunday nearest December 31. Fiscal year 2015 was 53 weeks in length, which resulted in our fourth quarter consisting of 14 weeks. All other fiscal years presented were 52 weeks.

(2)

We define “comparable venue sales” as sales for our domestic owned company-operated venues that have been open for more than 18 months as of the beginning of each respective fiscal year or for acquired venues we have operated for at least 12 months as of the beginning of each respective fiscal year. Comparable venue sales excludes sales for our domestic Company-operated venues that are expected to be temporarily closed for more than three months primarily as a result of natural disasters, fires, floods and property damage. We define “comparable venue sales change” as the percentage change in comparable venue sales for each respective period. We believe comparable venue sales change to be a key performance indicator within our industry; it is a critical factor in evaluating our performance, as it is indicative of acceptance of our strategic initiatives and local economic and consumer trends. Our comparable venue sales for Fiscal 2015, and the Successor 2014 period exclude the Peter Piper Pizza venues that were acquired in October 2014 as we had operated them for less than 12 months at the beginning of each respective fiscal year. As a result of the 53 week fiscal year in 2015, our 2016 fiscal year began one calendar week later than our 2015 fiscal year. The comparable venue sales change in the table above is presented on a calendar week basis, excluding the additional week of operations in 2015. On a fiscal basis, excluding the additional week of operations in 2015, comparable venue sales change would have been 3.0% in 2016.

(3)	For our definition of Adjusted EBITDA, see “—Non-GAAP Financial Measures” below.
(4)	Adjusted EBITDA Margin is defined by us as Adjusted EBITDA as a percentage of Total revenues.
(5)

Total debt includes our senior notes, our outstanding borrowings under the term loan facility and the revolving credit facility, net of deferred financing costs, finance leases and a predecessor credit facility.

(6)	Results for the Successor 2014 period include the revenues and expenses for Peter Piper Pizza for the 73 day period from October 17, 2014 through December 28, 2014.
(7)

As a result of the 2014 Merger, we applied the acquisition method of accounting and established a new basis of accounting on February 15, 2014. The period presented prior to and including February 14, 2014 represents the operations of the predecessor company (“Predecessor”) and the periods presented after February 14, 2014 represent the operations of the successor company (“Successor”). The financial results for the period December 29, 2013 through February 14, 2014 represent the 47 day Predecessor period.

Non-GAAP Financial Measures

Adjusted EBITDA, a measure used by management to assess operating performance, is defined as Net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization expense, impairments, gains and losses on asset disposals, unrealized gains and losses on foreign exchange, and stock based compensation. In addition, Adjusted EBITDA excludes other items we consider unusual or non-recurring and other adjustments required or permitted in calculating covenant compliance under CEC’s secured credit facilities and the indenture governing CEC’s senior notes. See “Queso’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Debt Financing.”

Adjusted EBITDA is presented because we believe that it provides useful information to investors regarding our operating performance and our capacity to incur and service debt and fund capital expenditures. We believe that Adjusted EBITDA is used by many investors, analysts and rating agencies as a measure of performance. We also present Adjusted EBITDA because it is substantially similar to Credit Agreement EBITDA, a measure used in calculating financial ratios and other calculations under CEC’s debt agreements, except for excluding the annualized full year effect of Company-operated and franchised venues that were opened and closed during the year. By reporting Adjusted EBITDA, we provide a basis for comparison of our business operations between current, past and future periods by excluding items that we do not believe are indicative of our core operating performance.

Our definition of Adjusted EBITDA allows for the exclusion of certain non-cash and other income and expense items that are used in calculating net income from continuing operations. However, these are items that may recur, vary greatly and can be difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these items can represent the reduction of cash that could be used for other corporate purposes. These measures should not be considered as alternatives to operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance, or cash flows as measures of liquidity. These measures have important limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, we rely primarily on our GAAP results and use Adjusted EBITDA and Adjusted EBITDA Margin, only supplementally.

The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDA Margin for the periods presented:

	Three Months Ended
	March 31, 2019	April 1, 2018	Fiscal 2018	Fiscal 2017	Fiscal 2016	Fiscal 2015(1)	For the 317 Day Period Ended December 28, 2014	For the 47 Day Period Ended February 14, 2014
	Successor	Successor	Successor	Successor	Successor	Successor	Successor	Predecessor
	(in thousands, except percentages)
Total revenues	$273,312	$254,904	$896,066	$886,771	$923,653	$922,589	$718,581	$114,243
Net income (loss) as reported	$21,042	$12,206	$(20,528)	$52,561	$(4,016)	$(4,564)	$(71,006)	$704
Interest expense	19,808	18,558	76,284	69,115	67,745	70,580	60,950	1,151
Income tax expense (benefit)	7,110	3,902	(5,153)	(74,614)	(2,849)	(2,122)	(32,375)	1,018
Depreciation and amortization	24,334	26,572	100,720	109,771	119,569	119,294	118,556	9,883
Non-cash impairments, gain or loss on disposal(2)	954	1,237	10,371	9,241	10,070	8,934	9,841	294
Unrealized gain on foreign exchange(3)	(342)	356	1,255	—	—	—	—	—
Non-cash stock-based compensation(4)	1,162	64	324	606	689	838	703	12,639
Rent expense book to cash(5)	732	2,174	6,982	5,655	7,852	9,100	10,665	(1,190)
Franchise revenue, net cash received(6)	698	421	1,632	—	113	1,217	2,585	—
Impact of purchase accounting(7)	—	—	—	817	1,380	995	1,496	—
Venue pre-opening costs(8)	65	23	183	904	1,591	792	1,166	131
One-time and unusual items(9)	462	759	2,870	6,687	5,828	11,482	65,289	(87)

Adjusted EBITDA	$76,025	$66,272	$174,940	$180,743	$207,972	$216,546	$167,870	$24,543

Adjusted EBITDA Margin	27.8%	26.0%	19.5%	20.4%	22.5%	23.5%	23.4%	21.5%

(1)

We operate on a 52 or 53 week fiscal year ending on the Sunday nearest December 31. Fiscal year 2015 was 53 weeks in length, which resulted in our fourth quarter consisting of 14 weeks. All other fiscal years presented were 52 weeks.

(2)

Relates primarily to (i) the impairment of Company-operated venues or impairments of long lived assets; (ii) gains or losses upon disposal of property or equipment; and (iii) inventory obsolescence charges in 2014 and 2015 outside of the ordinary course of business.

(3)

Relates to unrealized gains on the revaluation of our indebtedness with our Canadian subsidiary. Effective January 1, 2018, we no longer consider undistributed income from our Canadian subsidiary to be permanently invested.

(4)	Represents non-cash equity-based compensation expense.
(5)

Represents (i) the removal of the non-cash portion of rent expense relating to the impact of straight-line rent and the amortization of cash incentives and allowances received from landlords, plus (ii) the actual cash received from landlords incentives and allowances in the period in which it was received.

(6)

Represents the actual cash received for franchise fees received in the period for post-acquisition franchise development agreements, which we do not start recognizing into revenue until the franchise venue is opened.

(7)	Represents revenue related to unearned gift cards and unearned franchise fees that were removed in purchase accounting, and therefore were not recorded as revenue.
(8)

Relates to start-up and marketing costs incurred prior to the opening of new Company-operated venues and generally consists of payroll, recruiting, training, supplies and rent incurred prior to venue opening.

(9)

Represents non-recurring income and expenses primarily related to (i) accounting, investment banking, legal and other costs incurred in connection with the Business Combination, the 2014 Merger, the sale leaseback transaction we completed on August 25, 2014 and the acquisition of Peter Piper Pizza; (ii) severance expense, executive termination benefits and executive search fees; (iii) one-time integration costs, including consulting fees, accounting service fees, IT system integration costs and travel expenses incurred in connection with the integration of Peter Piper Pizza; (iv) legal fees, claims and settlements related to litigation in respect of the 2014 Merger; (v) legal claims and settlements related to employee class action lawsuits and settlements; (vi) one-time costs incurred in connection with the 2015 relocation of our corporate offices; (vii) professional fees incurred in connection with one-time strategic corporate and tax initiatives, such as accounting and consulting service fees incurred in connection with matters relating to the acquisition of Peter Piper Pizza (such as transfer pricing and cost segregation), the implementation of Play Pass and the implementation of a new payment processing solution, initial fees incurred in connection with the overseas outsourcing of our accounts payable and payroll functions, and costs related to the transition in 2015 to new advertising agencies whereby we were under contract for duplicate advertising costs for a period of time; (viii) removing the initial recognition of gift card breakage revenue related to prior years on unredeemed Chuck E. Cheese’s gift card balances sold by third parties; (ix) removing business interruption and casualty losses at certain venues, primarily relating to natural disasters, fires and floods, net of insurance proceeds received; (x) removing proceeds received related to the early termination of a venue lease by the property landlord pursuant to a decision by the landlord to demolish the shopping mall where the venue was located; (xi) one-time costs related to the early termination of a supplier contract in connection with the transition to a new supplier; (xii) one-time training and travel-related costs incurred in connection with training venue employees in connection with the implementation of our Play Pass initiative and the re-imaging effort of the venues in our Chuck E. Cheese portfolio; (xiii) one-time marketing expenses related to the grand openings of our re-imaged Chuck E. Cheese venues; (xiv) certain potential transactions in 2017 and 2019 which Queso did not pursue; (xv) future lease obligations related to closed locations for which Queso is still obligated to make rental payments; and (xvi) non-recoverable account balances written off outside of the ordinary course of business.

SUMMARY UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information has been derived from our unaudited pro forma combined balance sheet as of March 31, 2019 and our unaudited pro forma condensed combined statement of earnings for the three months ended March 31, 2019, and the year ended December 30, 2018 included in “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined balance sheet as of March 31, 2019 combines the unaudited balance sheet of Leo as of March 31, 2019 with the unaudited consolidated balance sheet of Queso as of March 31, 2019, giving effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined statement of earnings for the three months ended March 31, 2019 combines the unaudited statement of operations of Leo for the three months ended March 31, 2019 with the unaudited consolidated statement of earnings of Queso for the three months ended March 31, 2019, giving effect to the Business Combination as if it had occurred as of January 1, 2018. The unaudited pro forma condensed combined statement of earnings for the year ended December 30, 2018 combines the audited statement of operations of Leo for the year ended December 31, 2018 with the audited consolidated statement of earnings of Queso for the year ended December 30, 2018, giving effect to the Business Combination as if it had occurred as of January 1, 2018.

The selected unaudited condensed combined pro forma financial information should be read in conjunction with the unaudited pro forma combined balance sheet and the unaudited pro forma condensed combined statement of earnings, and the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the historical financial statements of Leo and Queso, including the accompanying notes, which are included elsewhere in this proxy statement/prospectus.

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, Leo has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Queso stockholders comprising a majority of the voting power of the combined company, Queso operations comprising a majority of the ongoing operations of New CEC, and Queso’s senior management comprising a majority of the senior management of New CEC combined entity. Accordingly, for accounting purposes, the acquisition will be treated as the equivalent of Queso issuing stock for the net assets of Leo, accompanied by a recapitalization. Net assets of Leo will be stated at historical costs, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Leo public shares into cash:

•	Assuming No Redemptions: This presentation assumes that no public shareholders of Leo exercise redemption rights with respect to their public shares upon consummation of the Business Combination; and

•

Assuming Redemptions: This presentation assumes that Leo public shareholders exercise their redemption rights with respect to 6,420,093 public shares upon consummation of the Business Combination, at a redemption price of approximately $10.21 per share. We estimate this to be the maximum redemption of public shares that would not prevent satisfaction of the Maximum Redemption Condition.

			Pro Forma
Unaudited Pro Forma Condensed Balance Sheet Data as of March 31, 2019 (in thousands)	Leo	Queso	No Redemptions	Maximum Redemptions
Total current assets	$612	$178,589	$217,257	$183,667
Total assets	$204,820	$2,230,354	$2,269,022	$2,235,432
Total liabilities	$8,615	$1,963,237	$1,709,731	$1,741,015
Total stockholders’ equity	$5,000	$267,117	$559,291	$494,417

				Pro Forma
Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Three Months Ended March 31, 2019 (in thousands, except per share data)	Leo		Queso	No Redemptions	Maximum Redemptions
Total revenues	—		$273,312	$273,312	$273,312
Operating income (loss)	$(1,588)		$47,960	$46,372	$46,372
Net income (loss)	$(462)		$21,042	$23,392	$22,908
Basic earnings per share	$0.06	*	$0.59	$0.33	$0.35
Diluted earnings per share	$0.06	*	$0.58	$0.32	$0.35

				Pro Forma
Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Fiscal Year Ended December 30, 2018 (in thousands, except per share data)	Leo		Queso	No Redemptions	Maximum Redemptions
Total revenues	—		$896,066	$896,066	$896,066
Operating income (loss)	$(490)		$50,603	$50,113	$50,113
Net income (loss)	$2,595		$(20,528)	$(5,270)	$(7,235)
Earnings (loss) per share (basic and diluted)	$0.15	*	$0.58	$(0.07)	$(0.11)

*	Class A ordinary shares

COMPARATIVE PER SHARE DATA

The following table sets forth:

•	historical per share information of Leo for the three months ended March 31, 2019 and for the year ended December 31, 2018;

•	historical per share information of Queso for the three months ended March 31, 2019 and for the fiscal year ended December 30, 2018; and

•

unaudited pro forma per share information of the combined company for the three months ended March 31, 2019 and for the fiscal year ended December 30, 2018 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	assuming no redemptions: this scenario assumes that no public shareholders exercise their redemption rights in connection with the Business Combination; and

•

assuming maximum redemptions: this scenario assumes that 6,420,093 public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Maximum Redemption Condition) are redeemed in connection with the Business Combination.

The following table is also based on the following assumptions: (1) no Contingent Shares are issued, (2) 1,849,407 Class B ordinary shares of Leo are forfeited by Sponsor pursuant to the Sponsor Shares Surrender Agreement and (3) 12,219,500 shares of New CEC Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment. If the actual facts are different than these assumptions, the below numbers will be different. These numbers also do not take into account public warrants to purchase New CEC Common Stock that will be outstanding immediately following the completion of the Business Combination.

The historical information should be read in conjunction with “—Selected Historical Financial Information of Leo,” “—Selected Historical Financial Information of Queso,” “Leo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Queso’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus and the historical financial statements and related notes of each of Leo and Queso contained elsewhere in this proxy statement/ prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined net income per share information below does not purport to represent what the actual results of operations of New CEC would have been had the Business Combination been completed or to project New CEC’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the book value of New CEC would have been had the Business Combination been completed nor the book value per share for any future date or period.

						Pro Forma Combined
	Leo			Queso		No Redemptions		Maximum Redemptions
Book Value per Share as of March 31, 2019(1)	$	0.25	*	$	7.51	$	7.84	$	7.61
Net Income (loss) per Common Share—Basic for the three months ended March 31, 2019	$	0.06	*	$	0.59	$	0.33	$	0.35
Net Income (loss) per Common Share—Diluted for the three months ended March 31, 2019	$	0.06	*	$	0.58	$	0.32	$	0.35
Net Income (loss) per Common Share—Basic and Diluted for the year ended December 30, 2018	$	0.15	*	$	(0.58)	$	(0.07)	$	(0.11)

*	Class A ordinary shares
(1)	Book value per share = (Total stockholders’ equity/shares outstanding)

MARKET PRICE AND DIVIDEND INFORMATION

Leo’s units, Class A ordinary shares and warrants are each traded on the NYSE under the symbols “LHC.U,” “LHC” and “LHC WS,” respectively.

The closing price of the units, Class A ordinary shares and public warrants on May 24, 2019, the last trading day before announcement of the execution of the Business Combination Agreement, was $11.08, $10.30 and $1.54, respectively. As of June 20, 2019, the day immediately preceding the record date for the extraordinary general meeting, the most recent closing price for each unit, Class A ordinary shares and public warrant was $10.94, $10.26 and $1.22, respectively.

Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of Leo’s securities could vary at any time before the Business Combination.

Holders

As of June 21, 2019, there was one holder of record of our Class A ordinary shares, four holders of record of our Class B ordinary shares, one holder of record of our units and two holders of our warrants. See “Beneficial Ownership of Securities.”

Dividend Policy

Leo has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of any cash dividends after consummation of the Business Combination will be dependent upon the revenue, earnings and financial condition of New CEC from time to time. The payment of any dividends subsequent to the Business Combination will be within the discretion of the board of directors of New CEC. It is presently expected that New CEC will retain all earnings for use in the business operations of New CEC and, accordingly, it is not expected that the board of directors of New CEC will declare any dividends in the foreseeable future. The ability of New CEC to declare dividends may be limited by the terms of any other financing and other agreements entered into by New CEC or its subsidiaries from time to time.

RISK FACTORS

Leo shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the relevant proposals described in this proxy statement/prospectus. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects.

Risks Related to Queso’s Business and to New CEC’s Business Following the Business Combination

References in this section to “we,” “us” and “our” or the “Company” refer to Queso Holdings Inc. and its subsidiaries prior to the Business Combination and to New CEC and its subsidiaries following the Business Combination.

Negative publicity concerning food quality, health, general safety or other issues, and changes in consumer preferences, could negatively affect our brand image and reputation and adversely affect our consolidated financial results.

Food service businesses can be adversely affected by litigation and complaints from guests, consumer groups, or government authorities, resulting from food quality, illness, injury or other health concerns, or operating issues stemming from one venue or a limited number of venues. Publicity concerning food-borne illnesses, injuries caused by food tampering and general safety issues could negatively affect our operations, reputation and brand. Families with young children may be highly sensitive to adverse publicity that may arise from an actual or perceived negative event within one or more of our venues. We have, from time to time, received negative publicity related to altercations and other safety-related incidents in certain of our venues. There can be no assurance that in the future we will not experience negative publicity regarding one or more of our venues, and the existence of negative publicity could adversely affect our brand image and reputation with our guests and our consolidated financial results.

The speed at which negative publicity can be disseminated has increased dramatically with electronic communication, including social media. Many social media platforms allow for users to immediately publish content without checking the accuracy of the content posted. If we are unable to quickly and effectively respond to such information, we may suffer declines in guest traffic, which could adversely impact our consolidated financial results.

In addition, our industry is affected by consumer preferences and perceptions. Changes in prevailing health or dietary preferences and perceptions may cause consumers to avoid certain products we offer in favor of alternative or healthier foods. If consumer eating habits change significantly and we are unable to respond with appropriate menu offerings, it could adversely affect our brand image and consolidated financial results.

Our business may also be impacted by certain public health issues including epidemics, pandemics and the rapid spread of certain illnesses and contagious diseases. To the extent that extensive publicity relating to such events causes our guests to feel uncomfortable visiting or taking their children to public locations, particularly locations with a large number of children, due to a perceived risk of exposure to a public health issue, we could experience a reduction in guest traffic, which could adversely affect our consolidated financial results.

If we are unable to successfully open new venues or appropriately update and evolve our current venue base, our business and our consolidated financial results could be adversely affected.

Our ability to increase revenues and improve financial results depends, to a significant degree, on our ability to successfully implement and refine our long-term growth strategy. As part of our long-term growth strategy, we plan to upgrade the games, rides and entertainment in most of our existing venues, remodel certain of our existing venues and open additional new venues in selected markets.

The opening and success of new Chuck E. Cheese’s and Peter Piper Pizza venues is dependent on various factors, including but not limited to the availability of suitable sites, the negotiation of acceptable lease terms for such locations, our ability to meet construction schedules, our ability to manage such expansion and hire and train personnel to manage the new venues, our ability to obtain, for acceptable cost, building and other permits and approvals including liquor licenses, the potential cannibalization of sales at any adjacent venues located in the market, as well as general economic and business conditions. Our ability to successfully open new venues or remodel, expand or upgrade the entertainment at existing venues will also depend upon the availability of sufficient capital for such purposes, including operating cash flow, our existing credit facility, future debt financings, future equity offerings, or a combination thereof. There can also be no assurance that we will be successful in opening and operating the number of anticipated new venues on a timely or profitable basis. There can be no assurance that we can continue to successfully remodel or expand our existing facilities or upgrade the games and entertainment or obtain a reasonable return on such investments.

Our growth is also dependent on our ability to continually evolve and update our business model to anticipate and respond to changing customer preferences and competitive conditions. There can be no assurance that we will be able to successfully anticipate changes in competitive conditions or customer preferences or that the market will accept our business model. If revenues and/or operating results are lower than our current estimates, we may incur additional charges for asset impairments in the future, which could adversely impact our consolidated financial results. Additionally, we incur significant costs each time we open a new venue and other expenses when we relocate or remodel existing venues. The expenses of opening, relocating, or remodeling any of our venues may be higher than anticipated. If we are unable to open or are delayed in opening new or relocated venues, we may incur significant costs, which could adversely affect our consolidated financial results. If we are unable to remodel or are delayed in remodeling venues, we may incur significant costs, which could adversely affect our business and our consolidated financial results.

We may not be successful in the implementation of our marketing strategy, which could adversely affect our business and our consolidated financial results.

Our long-term growth is dependent on the success of strategic initiatives to effectively market and advertise our concept to our target audience. In recent years, we have made significant changes to our marketing and advertising strategy, including (a) the introduction of an updated Chuck E. Cheese character; (b) a change in the mix of our media expenditures; (c) an increase in advertising directed to parents; and (d) promoting our brand and reasons to visit on television and online. There can be no assurance that these changes to our traditional media strategy, which was heavily weighted towards kids’ television advertising, free-standing inserts in newspapers and significant couponing, will be effective at reaching customers or be accepted by customers. If we are not effective in reaching our target audience with our new marketing and advertising strategy or if these changes are not accepted by guests, we may incur additional advertising costs, and our business and our consolidated financial results could be adversely affected.

The restaurant and entertainment industries are highly competitive, and that competition could harm our business and our consolidated financial results.

We believe that our combined restaurant and entertainment center concept puts us in a niche, which combines elements of both the restaurant and entertainment industries. As a result, we compete with entities in both industries. The family dining industry and the entertainment industry are highly competitive, with a number of major national and regional chains operating in each of these spaces. Although other restaurant brands presently utilize the concept of combined family dining-entertainment operations, we believe these competitors operate primarily on a local, regional or market-by-market basis. Within the traditional restaurant sector, we compete with other casual dining restaurants on a nationwide basis with respect to price, quality and speed of service; type and quality of food; personnel; the number and location of restaurants; attractiveness of facilities; effectiveness of advertising; and marketing programs and new product development. To a lesser extent, our competition also includes quick service restaurants with respect to pricing, service, experience and perceived value. Within the entertainment sector, we compete with movie theaters, bowling alleys, theme parks and other family-oriented concepts on a nationwide basis with respect to perceived value and overall experience. Additionally, children’s interests and opportunities for entertainment continue to expand. If we are unable to successfully evolve our concept, including new food and entertainment offerings, we may lose market share to our competition. These competitive market conditions, including the emergence of significant new competition, could adversely affect our business and our consolidated financial results.

Economic uncertainty and changes in consumer discretionary spending could reduce sales at our venues and have an adverse effect on our business and our consolidated financial results.

Purchases at our venues are discretionary for consumers; therefore, our consolidated results of operations are susceptible to economic slowdowns and recessions. We are dependent in particular upon discretionary spending by consumers living in the communities in which our venues are located. A significant portion of our venues are clustered in certain geographic areas. As of March 31, 2019, a total of 181 Chuck E. Cheese’s venues were located in California, Texas and Florida (178 were operated by us and three are franchised locations), and a total of 134 Peter Piper Pizza venues were located in Arizona, Texas and Mexico (34 were operated by us and 100 were franchised locations). A significant weakening in the local economies of these geographic areas, or any of the areas in which our venues are located, may cause consumers to curtail discretionary spending, which in turn could reduce our company venue sales and have an adverse effect on our business and our consolidated financial results.

The future performance of the United States and global economies is uncertain and is directly affected by numerous national and global financial, political and other factors that are beyond our control. Our target market of families with young children can be highly sensitive to adverse economic conditions, which may impact their desire to spend discretionary dollars, resulting in lower customer traffic levels in our venues. Increases in credit card debt, home mortgage and other borrowing costs and declines in housing values could further weaken the United States, Mexican or Canadian economies, leading to a further decrease in discretionary consumer spending. In addition, reduced consumer confidence as a result of a recession, job losses, home foreclosures, investment losses in the financial markets, personal bankruptcies and reduced access to credit may also result in lower levels of traffic to our venues. Moreover, our customer traffic may be impacted by major changes in United States fiscal policy. Also, while the current administration’s policies in many areas are still uncertain at this time, certain types of policies regarding immigration, development and investment could adversely affect our business. While there is currently a substantial lack of clarity and uncertainty around the likelihood, timing and details of any such policies and reforms, such policies and reforms may materially and adversely affect customer confidence and our business. We believe that consumers generally are more willing to make discretionary purchases, including at our venues, during periods in which favorable economic conditions prevail. Further, fluctuations in the retail price of gasoline and the potential for future increases in gasoline and other energy costs may affect consumers’ disposable incomes available for entertainment and dining. Changes in consumer spending habits as a result of a recession or a reduction in consumer confidence are likely to reduce our customer traffic and sales performance, which could have an adverse effect on our business and our consolidated financial results. In addition, these economic factors could affect our level of spending on planned capital initiatives at our venues, and thereby impact our future sales, and could also result in potential asset impairments and venue closures.

Increases in food, labor and other operating costs could adversely affect our consolidated financial results.

For Fiscal 2018, 45.3% of company venue sales revenue came from food and beverage sales as compared to the 54.7% of company venue sales revenue resulting from entertainment and merchandise sales. As a result, the performance of our venues is affected by changes in the costs for food products we purchase, including but not limited to cheese, dough, produce, chicken and beef. The commodity prices for these food products vary throughout the year and may be affected by changes in supply demand, and other factors beyond our control. We have not entered into any hedging arrangements to reduce our exposure to commodity price volatility associated with commodity prices; however, we typically enter into short-term purchasing arrangements, which may contain pricing designed to minimize the impact of commodity price fluctuations. An increase in our food costs could negatively affect our profit margins and adversely affect our consolidated financial results.

Several states and cities in which we operate venues have established a minimum wage higher than the federally-mandated minimum wage. There may be similar increases implemented in other jurisdictions in which we operate or seek to operate. Additionally, a number of our employees could be subject to changes in federal or state rules and regulations concerning increases to salary and compensation levels necessary for white collar workers to be classified as exempt in 2019 and beyond, as well as state-specific laws governing relative pay for male and female employees and/or employees of different races and/or ethnicities and policies to establish more predictable work schedules. Such changes in the minimum wage and other wage or salary requirements could increase our labor costs and could have an adverse effect on our profit margins and our consolidated financial results.

The performance of our venues could also be adversely affected by increases in the price of utilities on which the venues depend, such as electricity and natural gas, whether as a result of inflation, shortages or interruptions in supply, or otherwise. Our business also incurs significant costs for, among other things, insurance, marketing, taxes, real estate, borrowing and litigation, all of which could increase due to inflation, rising interest rates, changes in laws, competition, or other events beyond our control, which could have an adverse effect on our consolidated financial results.

Our strategy to open international franchised venues may not be successful and may subject us to unanticipated conditions in foreign markets, which could adversely impact our business and our ability to operate effectively in those markets.

Part of our growth strategy depends on our ability to attract new international franchisees and the ability of these franchisees to open and operate new venues on a profitable basis. As we do not have a long history of significant international growth experience, there can be no assurance that we will be able to successfully execute this strategy in the future. Delays or failures in identifying desirable franchise partners and opening new franchised venues could adversely affect our planned growth. Moreover, our franchisees depend on the availability of financing to construct and open new venues. If these franchisees experience difficulty in obtaining adequate financing, our growth strategy and franchise revenues could be adversely affected. Additionally, our growth strategy depends on the ability of our international franchisees to learn and implement our business strategy, while adapting to the local culture. There can be no assurance that the Chuck E. Cheese’s and Peter Piper Pizza concepts will be accepted in targeted international markets.

Currently, our international franchisees operate venues in 14 countries. We and our franchisees are subject to the regulatory, economic and political conditions of any foreign market in which our franchisees operate venues. Any change in the laws, regulations, and economic and political stability of these foreign markets could adversely affect our consolidated financial results. Changes in foreign markets that could affect our consolidated financial results include, but are not limited to, taxation, inflation, currency fluctuations, political instability, economic instability, war or conflicts, increased regulations and quotas, tariffs and other protectionist measures. Additionally, our long-term growth strategy includes adding franchisees in additional foreign markets in the future. To the extent unfavorable conditions exist in the foreign markets we plan to expand into or we are unable to secure intellectual property rights sufficient to operate in such foreign markets, we and our international franchise partners may not be successful in opening the number of anticipated new venues on a timely and profitable basis. Delays or failures in opening new foreign market venue locations could adversely affect our planned growth and result in increased attendant costs.

Our business dealings with foreign franchisees and vendors are subject to United States and foreign anti-corruption law, and investigations or enforcement actions brought under such law could adversely impact our business and our ability to operate effectively in those markets.

As a business that regularly enters into negotiations and contractual relationships with franchisees and vendors located in foreign countries, we are subject to the requirements of the United States Foreign Corrupt Practices Act and other domestic and foreign laws and regulations governing such activities. Although we have a strong compliance program that includes regular training and reinforcement of our employees who represent us in dealings with foreign individuals and entities on the laws impacting such dealings, we may be faced with investigations or enforcement actions by the United States or foreign governments arising from such dealings. Responding to such investigations or enforcement actions would be costly and may divert management’s attention and resources from the regular operation of our business, and together with any fines, penalties, or other actions ordered by governmental authorities, could adversely affect our business and consolidated financial results.

If we are unable to maintain and protect our information technology systems and technologies, we could suffer disruptions in our business, damage our reputation with customers, and incur substantial costs.

The operation of our business is heavily dependent upon the implementation, integrity, security and successful functioning of our computer networks and information systems, including the point-of-sales systems in our venues, data centers that process transactions, the enterprise resource planning system, the Chuck E. Cheese and Peter Piper Pizza brand websites, the birthday reservation system and various software applications used in our operations. In the ordinary course of our business, we also collect and store on our computer networks and information systems sensitive data, including intellectual property, our proprietary business information and that of our customers, suppliers and business partners, and personally identifiable information of our customers and employees. A failure of our systems to operate effectively as a result of a cyber-attack, damage to, interruption, or failure of any of these systems could result in a failure to meet our reporting obligations, material misstatements in our financial statements, or losses due to the disruption of our business operations.

These adverse situations could also lead to loss of sales or profits or cause us to incur additional development costs. While we purchase insurance coverage related to network security and privacy to limit the cost of any such failure or cyber-attack our coverage may not be sufficient to reimburse us for all of the costs we may incur in the event of a cyber-attack. Despite our efforts to secure our computer networks and information systems, security could be compromised or confidential information could be misappropriated, resulting in a loss of customers’ or employees’ personal information, negative publicity or harm to our business and reputation that could cause us to incur costs to reimburse third parties for damages or to pay governmental fines, or cause a decrease in guest traffic.

Any disruption of our commodity distribution system could adversely affect our business and our consolidated financial results.

We use a network of 15 distribution centers operated by a single company to distribute most of the food products and supplies used in our domestic Chuck E. Cheese’s branded venues, five distribution centers for our Canadian Chuck E. Cheese’s branded venues and four distribution centers for our Peter Piper Pizza branded venues. Any failure by these distributors to adequately distribute products or supplies to our venues could increase our costs and have an adverse effect on our business and our consolidated financial results. Although we believe that alternative third-party distributors are available for our products and supplies, we may incur additional costs if we are required to replace our distributors or obtain the necessary products and supplies from other suppliers, and there can be no assurance that our business would not be disrupted.

Our procurement of games, rides, entertainment-related equipment, redemption prizes and merchandise is dependent upon a few global providers, the loss of any of which could adversely affect our business and our consolidated financial results.

Our ability to continue to procure new games, rides, entertainment-related equipment, redemption prizes and merchandise is important to our business strategy. The number of suppliers from which we can purchase these items is limited due to industry consolidation over the past several years. To the extent that the number of suppliers continues to decline, we could be subject to risks of distribution delays, pricing pressure and lack of innovation, among other things. Furthermore, some of our suppliers are located in China, and continuing and increasing tension between the United States and Chinese governments could also result in interruptions in our ability to procure these products, which could adversely affect our business and our consolidated financial results.

We face risks with respect to product liability claims and product recalls, which could adversely affect our reputation, business and consolidated financial results.

We purchase merchandise from third parties and offer this merchandise to customers in exchange for prize tickets or for sale. This merchandise could be subject to recalls and other actions by regulatory authorities. Changes in laws and regulations could also impact the type of merchandise we offer to our customers. We have experienced, and may in the future experience, issues that result in recalls of merchandise. In addition, individuals may in the future assert claims or file lawsuits alleging that they have sustained injuries from third-party merchandise offered by us. There is a risk that these claims or liabilities may exceed, or fall outside of the scope of, our insurance coverage. Any of the issues mentioned above could result in damage to our reputation, diversion of development and management resources, or reduced sales and increased costs, any of which could adversely affect our business and our consolidated financial results.

We are subject to various government regulations, which could adversely affect our business and our consolidated financial results.

The development and operation of our venues are subject to various federal, state and local laws and regulations in many areas of our business, including but not limited to those that impose restrictions, levy a fee or tax, or require a permit, license or other regulatory approval and those that relate to the operation of redemption, video, and arcade games and rides, the preparation of food and beverages, the sale and service of alcoholic beverages and building and zoning requirements. Difficulties or failure in obtaining required permits, licenses or other regulatory approvals could delay or prevent the opening of a new venue, remodel or expansion, and the suspension of, or inability to renew, a license or permit could interrupt operations at an existing venue.

We are also subject to laws and regulations governing our relationship with our employees, including those related to minimum wage requirements, exempt status, overtime, health insurance mandates, working and safety conditions, immigration status requirements, child labor, non-discrimination and scheduling practices. Additionally, changes in federal labor laws, including card verification regulations, could result in portions of our workforce being subjected to greater organized labor influence, which could result in an increase to our labor costs. A significant portion of our venue personnel are paid at minimum wage rates established by federal, state and municipal law. Increases in the minimum wage result in higher labor costs, which may be only partially offset by price increases and operational efficiencies. We are also subject to certain laws and regulations that govern our handling of customers’ personal information. A failure to protect the integrity and security of our customers’ personal information could expose us to litigation and regulatory enforcement action, as well as materially damage our reputation.

We are also subject to the rules and regulations of the Federal Trade Commission and various state laws regulating the offer and sale of franchises. The Federal Trade Commission and various state laws require that we furnish a franchise disclosure document containing certain information to prospective franchisees, and a number of states require registration of the franchise disclosure document with state authorities. State laws that regulate the franchisor-franchisee relationship presently exist in a substantial number of states, and bills have been introduced in Congress from time to time that would provide for federal regulation of the franchisor-franchisee relationship. The state laws often limit, among other things, the duration and scope of non-competition provisions, the ability of a franchisor to terminate or refuse to renew a franchise and the ability of a franchisor to designate sources of supply. We believe that our franchise disclosure document, together with any applicable state versions or supplements, and franchising procedures, comply in all material respects with both the Federal Trade Commission guidelines and all applicable state laws regulating franchising in those states in which we have offered franchises.

While we endeavor to comply with all applicable laws and regulations, governmental and regulatory bodies may change such laws and regulations in the future, which may require us to incur substantial cost increases. If we fail to comply with applicable laws and regulations, we may be subject to various sanctions, penalties, fines and/or lawsuits, or may be required to cease operations until we achieve compliance, which could have an adverse effect on our business and our consolidated financial results.

We may face litigation risks from customers, employees, franchisees and other third parties in the ordinary course of business, which could adversely affect our business and our consolidated financial results.

Our business is subject to the risk of litigation by customers, current and former employees, franchisees, suppliers, governmental entities, stockholders, or others, through private actions, class actions, administrative proceedings, regulatory actions, or other litigation. The outcome of litigation, particularly class action lawsuits and regulatory actions, is difficult to assess or quantify. Plaintiffs in these types of lawsuits may seek recovery of very large or indeterminate amounts, and the magnitude of the potential loss relating to such lawsuits may remain unknown for substantial periods of time. The cost to defend future litigation may be significant. There may also be adverse publicity associated with litigation that could decrease customer acceptance of our food or entertainment offerings, regardless of whether the allegations are valid or whether we are ultimately found liable. From time to time, we are also involved in lawsuits with respect to alleged infringement of third party intellectual property rights, as well as challenges to our intellectual property.

We are also subject to risks from litigation and regulatory action regarding advertising to our market of children between the ages of two and 12 years old. In addition, since certain of our venues serve alcoholic beverages, we are subject to “dram shop” statutes. These statutes generally allow a person injured by an intoxicated person to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Although we believe we are adequately protected against such losses by insurance, a judgment against us under a “dram shop” statute in excess of the liability covered by insurance could have an adverse effect on our business and our consolidated financial results.

We face potential liability with our gift cards and Play Pass cards under the property laws of some states.

Our gift cards are used in our venues to purchase food, beverages, merchandise, game credits and time blocks, and our Play Pass cards are loaded with game credits purchased by our guests. These cards may be considered stored value cards by certain states in accordance with their abandoned and unclaimed property laws. These laws may require us to remit cash amounts equal to all or a designated portion of the unredeemed balance of stored value cards based on certain criteria and the length of time that the cards are inactive or dormant. Our gift cards and Play Pass cards do not expire and do not incur service fees. We recognize income from unredeemed cards when we determine that the likelihood of the cards being redeemed is remote, and we believe remittance pursuant to abandoned and unclaimed property laws is not required.

The analysis of the potential application of the abandoned and unclaimed property laws to our gift cards and Play Pass cards is complex and involves an analysis of constitutional issues, statutory provisions, case law and factual matters. In the event that one or more states change their existing abandoned and unclaimed property laws or successfully challenges our position on the application of its abandoned and unclaimed property laws or if the estimates that we use in projecting the likelihood of the cards being redeemed prove to be inaccurate, our liabilities for deferred revenue and revenue recognition with respect to unredeemed gift cards and Play Pass cards may materially differ from the amounts reported in our financial statements and our net income could be materially and adversely affected.

Our business may be adversely affected by local conditions, natural disasters, terrorist attacks and other events.

Certain regions in which our facilities (including our support center, venues and warehouses) are located may be subject to adverse local conditions, natural disasters, terrorist attacks and other events. Severe weather, such as heavy snowfall, ice, or extreme temperatures, may discourage or restrict customers in affected regions from traveling to our venues or prevent employees from performing their work in our facilities, which could adversely affect our sales. If severe weather conditions occur during the first quarter of the year, the adverse impact to our sales and profitability could be even greater than at other times during the year because we typically generate our highest sales and profits during the first quarter. Natural disasters including tornadoes, hurricanes, floods and earthquakes may damage our facilities, which may adversely affect our business and our consolidated financial results.

Our business is seasonal, and quarterly results may fluctuate significantly as a result of this seasonality.

We have experienced, and in the future could experience, quarterly variations in our consolidated revenues and profitability as a result of a variety of factors, many of which are outside our control, including the timing of school vacations, holidays and changing weather conditions. We typically generate our highest sales volumes and earnings in the first quarter of each fiscal year. If there is a material decrease in the customer traffic in our venues during the first quarter of the year due to unusually cold or inclement weather or other circumstances outside of our control, our operating results could be materially, adversely affected for that quarter and further, may have an adverse effect on our consolidated financial results for the fiscal year.

Public health issues could adversely affect our consolidated financial results.

Our business may be impacted by certain public health issues including epidemics, pandemics and the rapid spread of certain illnesses and contagious diseases. To the extent that our customers feel uncomfortable visiting public locations, particularly locations with a large number of children, due to a perceived risk of exposure to a public health issue, we could experience a reduction in customer traffic, which could adversely affect our consolidated financial results.

Our current insurance policies may not provide adequate levels of coverage against all claims, and we could incur losses that are not covered by our insurance, which could adversely affect our business and our consolidated financial results.

We have procured and maintain insurance coverage at levels that we believe are typical for a business of our type and size. However, we could experience a loss that either cannot be insured against or is not commercially reasonable to insure. For example, insurance covering liability for violations of wage and hour laws is generally not available. Under certain circumstances, plaintiffs may file certain types of claims that may not be covered by insurance, or by sufficient insurance to cover the entire amount of a judgment. In some cases, plaintiffs may seek punitive damages, which may also not be covered by insurance. Losses such as these, if they occur, could adversely affect our business and our consolidated financial results.

We may face labor shortages that could slow our growth and adversely impact our ability to operate our venues.

The successful operation of our business depends upon our ability to attract, motivate and retain a sufficient number of qualified executives, managers and skilled employees. From time-to-time, there may be a shortage of skilled labor in certain of the communities in which our venues are located. Shortages of skilled labor may make it increasingly difficult and expensive to attract, train and retain the services of a satisfactory number of qualified employees and could delay the planned openings of new venues or adversely impact our existing venues. Any such delays, material increases in employee turnover rates in existing venues or widespread employee dissatisfaction could have a material adverse effect on our business and results of operations. Competition for qualified employees could require us to pay higher wages, which could result in higher labor costs and could have a material adverse effect on our results of operations.

Immigration reform continues to attract significant attention in the public arena and the United States Congress. If new immigration legislation is enacted, such laws may contain provisions that could increase our costs in recruiting, training and retaining employees. Also, although our hiring practices comply with the requirements of federal law in reviewing employees’ citizenship or authority to work in the United States, increased enforcement efforts with respect to existing immigration laws by governmental authorities may disrupt a portion of our workforce or our operations at one or more of our venues, thereby negatively impacting our business.

We are dependent on the service of certain key executives, and the loss of any of these personnel could harm our business.

Our success significantly depends on the continued employment and performance of our key executives. We have employment agreements with certain of our key executives. However, we cannot prevent our key executives from terminating their employment with us. Losing the services of any of our key executives could harm our business until a suitable replacement is hired, and such replacement may not have equal experience or capabilities. Additionally, economic conditions or concerted overtures by competitors may lead to resignations of significant numbers of members of our operations management team, which may also negatively impact our consolidated financial results in the short term.

Failure to establish and maintain effective internal control over financial reporting could have a material adverse effect on our business and operating results.

Maintaining effective internal control over financial reporting is necessary for us to produce reliable financial reports and is important in helping to prevent mistakes in our financial statements and financial fraud. If we are unable to maintain adequate internal controls, our business and operating results could be harmed. Any failure to remediate deficiencies noted by our management or our independent registered public accounting firm or to implement required new or improved controls or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could result in a loss of investor confidence in the reliability of our financial statements, have a material adverse effect on our business, financial condition and results of operations and the fair value of our common stock.

We may not be able to adequately protect our trademarks or other proprietary rights, which could have an adverse effect on our business and our consolidated financial results.

We own certain common law trademark rights and a number of federal and international trademark and service mark registrations, internet domain name registrations and other proprietary rights relating to our operations. We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We therefore devote appropriate resources to the protection of our trademarks and proprietary rights. However, the protective actions that we take may not be enough to prevent unauthorized usage or imitation by others, which could harm our image, brand, or competitive position, and if we commence litigation to enforce our rights, we may incur significant legal fees.

There can be no assurance that third parties will not claim that our trademarks, menu offerings, or advertising claims infringe upon their proprietary rights or constitute unfair competition. Any such claim, whether or not it has merit, may result in costly litigation, cause delays in introducing new menu items in the future, interfere with our international development agreements, lead to delays or cancellation of pre-paid marketing campaigns, or require us to enter into royalty or licensing agreements. Additionally, we may be subject to infringement claims by purported patent holders that relate to software or systems that are critical to our operations. As a result, any such claim could have an adverse effect on our business and our consolidated financial results.

We are subject to risks in connection with owning and leasing real estate, which could adversely affect our consolidated financial results.

As an owner or lessee of the land and/or buildings for our company-operated venues, we are subject to all of the risks generally associated with owning and leasing real estate, including changes in the supply and demand for real estate in general and the supply and demand for the use of the venues. We may be compelled to continue to operate a non-profitable venue due to our obligations under lease agreements, or we may close a non-profitable venue and continue making rental payments with respect to the lease, which could adversely affect our consolidated financial results. Furthermore, economic instability may inhibit our landlords from securing financing and maintaining good standing in their existing financing arrangements, which could result in their inability to keep existing tenants or attract new tenants, thereby reducing customer traffic to our venues. The lease terms for our leased facilities vary, and some have only a short term remaining. Most—but not all—of our leased facilities have renewal terms. When a lease term expires, the Company may not be able to renew such lease on reasonable economic and commercial terms, or at all. Such failure to renew leases on reasonable economic and commercial terms could adversely affect our business and consolidated financial results.

We also may not be able to renew real property leases on favorable terms, or at all, which may require us to close a venue or relocate, either of which could have a material adverse effect on our business, results of operations or financial condition. Of the 516 company-operated Chuck E. Cheese’s venues as of March 31, 2019, 507 are leased. All of the 38 company-operated Peter Piper Pizza venues as of March 31, 2019 are leased premises. The leases typically provide for a base rent and, in some instances additional rent based on a percentage of the revenue generated by the venues on the leased premises once certain thresholds are met. A decision not to renew a lease for a venue could be based on a number of factors, including an assessment of the area in which the venue is located. We may choose not to renew, or may not be able to renew, certain of such existing leases if the capital investment then required to maintain the venues at the leased locations is not justified by the return on the required investment. If we are not able to renew the leases at rents that allow such venues to remain profitable as their terms expire, the number of such venues may decrease, resulting in lower revenue from operations, or we may relocate a venue, which could subject us to construction and other costs and risks, and, in either case, could have a material adverse effect on our business, results of operations or financial condition.

Fixed rental payments account for a significant portion of our cash operating expenses, which increases our vulnerability to general adverse economic and industry conditions and could limit our operating and financial flexibility.

Payments under our operating leases (excluding rental payments on our sale leaseback properties) account for a significant portion of our operating expenses. For example, total rental payments, including additional rental payments based on sales at some of our venues, under operating leases were approximately $93.9 million, or 10.5% of our Total revenues, in fiscal 2018. In addition, as of March 31, 2019, we were a party to operating leases requiring future minimum lease payments aggregating approximately $183.4 million through the next two years and approximately $718.2 million thereafter. We expect that we will lease any new venues we open under operating leases. Our substantial operating lease obligations could have significant negative consequences, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring a substantial portion of our available cash to be applied to pay our rental obligations, thus reducing cash available for other purposes;

•	limiting our flexibility in planning for or reacting to changes in our business or the industry in which we compete; and

•	placing us at a disadvantage with respect to our competitors.

We depend on cash flow from operations to pay our lease obligations and to fulfill our other cash needs. If our business does not generate sufficient cash flow from operating activities and sufficient funds are not otherwise available to us from borrowings under the CEC revolving credit facility or from other sources, we may not be able to service our operating lease obligations, grow our business, respond to competitive challenges or fund our other liquidity and capital needs, which would have a material adverse effect on us.

We may not be successful in integrating the operations of companies we acquire, which could have an adverse effect on our business and results of operations.

We have engaged in acquisition activity in the past and in the future we may engage in acquisitions or other strategic transactions, such as investments in other entities. Strategic transactions, such as the Peter Piper Pizza acquisition completed in October 2014, involve risks, including those associated with integrating operations or maintaining operations as separate (as applicable); financial reporting; disparate technologies and personnel of acquired companies; the diversion of management’s attention from other business concerns; unknown risks; and the potential loss of key employees, customers and strategic partners of acquired companies or companies in which we may make strategic investments. We may not successfully integrate any businesses or technologies we may acquire or strategically develop in the future and may not achieve anticipated revenue and cost benefits relating to any such strategic transactions. Strategic transactions may be expensive and time consuming and may strain our resources. Strategic transactions may not be accretive and may negatively impact our results of operations as a result of, among other things, the incurrence of debt, write-offs of goodwill and amortization expenses of other intangible assets.

We are involved in litigation relating to the 2014 Merger Agreement that could divert management’s attention and harm our business.

Following the January 16, 2014 announcement that we had entered into a merger agreement (the “2014 Merger Agreement”), pursuant to which an entity controlled by funds managed by affiliates of Apollo merged with and into CEC Entertainment Inc., with CEC Entertainment Inc. surviving the merger (the “2014 Merger”), four putative class actions were filed by 29 shareholders in the District Court of Shawnee County, Kansas, on behalf of our purported stockholders, against us, our directors, Apollo, Queso Holdings Inc. and Merger Sub (as defined in the 2014 Merger Agreement), in connection with the 2014 Merger Agreement and the transactions contemplated thereby. These actions were consolidated into one action in March 2014. On July 21, 2015, a consolidated class action petition was filed as the operative consolidated complaint, asserting claims against CEC and its former directors, adding The Goldman Sachs Group (“Goldman Sachs”) as a defendant, and removing all Apollo entities as defendants (“Consolidated Class Action Petition”). The Consolidated Class Action Petition alleges that our directors breached their fiduciary duties to our stockholders in connection with their consideration and approval of the 2014 Merger Agreement by, among other things, conducting a deficient sales process, agreeing to an inadequate tender price, agreeing to certain provisions in the 2014 Merger Agreement, and filing materially deficient disclosures regarding the transaction. The Consolidated Class Action Petition also alleges that two members of our board who also served as our senior managers had material conflicts of interest and that Goldman Sachs aided and abetted the board’s breaches as a result of various conflicts of interest facing the bank. The Consolidated Class Action Petition seeks, among other things, to recover damages, attorneys’ fees and costs. On March 23, 2016, the Court conducted a hearing on the defendants’ Motion to Dismiss the

Consolidated Class Action Petition and on March 1, 2017, the Special Master appointed by the Court issued a report recommending to the Court that the Consolidated Class Action Petition be dismissed in its entirety. On September 9, 2018, the Plaintiff in the Consolidated Shareholder Litigation filed a notice of appeal of the District Court’s decision. Although CEC and its former directors are no longer defendants in the lawsuit, we assumed the defense of the Consolidated Shareholder Litigation (as defined herein) on behalf of CEC’s named former directors and Goldman Sachs pursuant to existing indemnity agreements, and continuing to fund Goldman Sach’s defense of this action is expensive and may divert management’s attention and resources, which could adversely affect our business. The parties have briefed the appeal and are waiting for the appeals court to set the case for oral argument or issue a ruling.

Risks Related to Our Capital Structure

References in this section to “we,” “us” and “our” or the “Company” refer to Queso Holdings Inc. and its subsidiaries prior to the Business Combination and to New CEC and its subsidiaries following the Business Combination.

Our indebtedness could adversely affect our ability to raise additional capital or to fund our operations, expose us to interest rate risk to the extent of our variable rate debt, limit our ability to react to changes in the economy, and prevent us from making debt service payments.

As of March 31, 2019, on a pro forma basis giving effect to the Business Combination, assuming no redemptions, we had $722.0 million face value of outstanding indebtedness (excluding capital leases, sale leaseback obligations, original issue discount and unamortized debt issuance costs), in addition to $86.5 million available for borrowing under the revolving credit facility at that date. Assuming redemptions of the maximum number of public shares that could be redeemed in order to satisfy the Maximum Redemption Condition, outstanding indebtedness at face value on a pro forma basis would be $753.3 million (excluding capital leases, sale lease back obligations, original issue discount and unamortized debt issuance costs). For Fiscal 2018, and on a pro forma basis giving effect to the Business Combination, debt service payments would have been $47.7 million (assuming no redemptions) or $50.6 million (assuming maximum redemptions) (excluding capital leases, sale leaseback obligations, and fees to extend our revolving credit facility).

Our indebtedness could have important consequences for us, including, but not limited to, the following:

•

limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets; limit our ability to repurchase shares and pay cash dividends;

•	limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

•

make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the indenture and the agreements governing other indebtedness;

•	require us to dedicate a substantial portion of our cash flow from operations to the repayment of our indebtedness, thereby reducing funds available to us for other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	make us more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	impact our rent expense on leased space, which could be significant;

•	make us more vulnerable to downturns in our business or the economy;

•	restrict us from making strategic acquisitions, engaging in development activities, introducing new technologies, or exploiting business opportunities;

•	cause us to make non-strategic divestitures; and

•	expose us to the risk of increased interest rates, as certain of our borrowings are at variable rates of interest.

In addition, our credit agreement contains restrictive covenants that may limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of substantially all of our indebtedness.

We may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our revolving credit facility. If new indebtedness is added to our current debt levels, the related risks described above could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness, and we may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to pay principal and interest on our debt obligations will depend upon, among other things, (a) our future financial and operating performance (including the realization of any cost savings described herein), which will be affected by prevailing economic, industry and competitive conditions and financial, business, legislative, regulatory and other factors, many of which are beyond our control; and (b) our future ability to borrow under our revolving credit facility, the availability of which depends on, among other things, our complying with the covenants in the credit agreement governing such facility.

We cannot assure you that our business will generate cash flow from operations, or that we will be able to draw under our revolving credit facility or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on our debt. If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, could have a material adverse effect on our business, results of operations, and financial condition, and could negatively impact our ability to satisfy our debt obligations.

If we cannot make scheduled payments on our indebtedness, we will be in default, and holders of our senior notes could declare all outstanding principal and interest to be due and payable, the lenders under the secured credit facilities could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their loans, and we could be forced into bankruptcy or liquidation.

Risks Related to the Business Combination and Leo

References in this section to “we,” “us” and “our” or the “Company” refer to Leo prior to the Business Combination and to New CEC and its subsidiaries following the Business Combination.

Our Class B Shareholders have entered into letter agreements with us to vote in favor of the Business Combination, regardless of how our public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, our Class B Shareholders have agreed to vote all their public shares and Class B ordinary shares in favor of all the proposals being presented at the extraordinary general meeting, including the BCA Proposal. As of the date of this proxy statement/prospectus, our Class B Shareholders own 20.0% of the issued and outstanding ordinary shares.

Neither the Leo board of directors nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the Leo board of directors nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that Leo is paying for Queso is fair to Leo from a financial point of view. Neither the Leo board of directors nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the Leo board of directors and management conducted due diligence on Queso and researched the industry in which Queso operate. The Leo board of directors reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of Queso and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, investors will be relying solely on the judgment of the Leo board of directors and management in valuing Queso, and the Leo board of directors and management may not have properly valued such businesses. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

Since the Class B Shareholders, including Leo’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with Queso is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if our business combination is not completed.

When you consider the recommendation of Leo’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Class B Shareholders, including Leo’s directors and executive officers, have interests in such proposal that are different from, or in addition to (which may conflict with), those of Leo shareholders and warrant holders generally.

These interests include, among other things, the interests listed below:

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If Leo does not consummate a business combination by February 14, 2020, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,000,000 Class B ordinary shares owned by the Class B Shareholders would be worthless because following the redemption of the public shares, Leo would likely have few, if any, net assets and because our Class B

Shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the Class B ordinary shares if we fail to complete a Business Combination within the required period. Sponsor purchased the Class B ordinary shares prior to our initial public offering for approximately $0.004 per share. The 3,150,593 Converted Founder Shares that the Class B Shareholders will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $32,230,566 based upon the closing price of $10.23 per share of public share on the NYSE on July 1, 2019, the most recent closing price. Given such Converted Founder Shares will be subject to such restrictions, we believe such shares have less value.

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Sponsor paid $6,000,000 for its 4,000,000 private placement warrants to purchase Class A ordinary shares and such private placement warrants will expire worthless if a business combination is not consummated by February 14, 2020.

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Lyndon Lea, Leo’s Chairman and Chief Executive Officer, Robert Darwent, Leo’s Chief Financial Officer and member of Leo’s Board of Directors, and Mary E. Minnick, a member of Leo’s Board of Directors, are each expected to be directors of New CEC after the consummation of the Business Combination.

•	Leo’s existing directors and officers will be eligible for continued indemnification and continued coverage under Leo’s directors’ and officers’ liability insurance after the Business Combination.

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In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to Leo if and to the extent any claims by a vendor for services rendered or products sold to Leo, or a prospective target business with which Leo has discussed entering into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

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Following the consummation of the Business Combination, Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to Leo and remain outstanding. If Leo does not complete an initial business combination by February 14, 2020, Leo may use a portion of its working capital held outside the trust account to repay these working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

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Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Leo from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if Leo fails to consummate a business combination within the required period, Sponsor and Leo’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement.

•	In connection with the PIPE Investment, assuming the Sponsor PIPE Entity finances $50.0 million of the PIPE Investment, the Sponsor PIPE Entity will receive 5,350,000 shares of New CEC Common Stock.

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Pursuant to the Director Nomination Agreement, Sponsor will have the right to designate up to three directors to the board of directors of New CEC, subject to certain conditions, Seller will have the right to designate up to five directors to the board of directors of New CEC, subject to certain conditions, and the Chief Executive officer of New CEC will be a member of the board of New CEC.

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Pursuant to the Amended and Restated Registration Rights Agreement, the Seller, Lion Capital, the holders of ordinary shares of Leo who are parties to the existing registration rights agreement in respect to ordinary shares held by such holders and certain other shareholders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New CEC Common Stock and warrants held by such parties.

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The Proposed Certificate of Incorporation will contain provisions that have the same effect as Section 203, except that they provide that Sponsor, Seller, certain of their affiliates and respective transferees will not be deemed to be “interested stockholders.”

See “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for additional information on interests of Leo’s directors and executive officers.

The personal and financial interests of the Class B Shareholders as well as Leo’s directors and executive officers may have influenced their motivation in identifying and selecting Queso as business combination targets, completing an initial business combination with Queso and influencing the operation of the business following the initial business combination. In considering the recommendations of Leo’s board of directors to vote for the proposals, its shareholders should consider these interests.

The exercise of Leo’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Leo’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require Leo to agree to amend the Business Combination Agreement, to consent to certain actions taken by Queso or to waive rights that Leo is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Queso’s business, a request by Queso to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Queso’s business and would entitle Leo to terminate the Business Combination Agreement. In any of such circumstances, it would be at Leo’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for Leo and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Leo does not believe there will be any changes or waivers that Leo’s directors and executive officers would be likely to make after shareholder approval of the BCA Proposal has been obtained. While certain changes could be made without further shareholder approval, Leo will circulate a new or amended proxy statement/prospectus and resolicit Leo’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the BCA Proposal.

The Seller and Sponsor will have significant influence over us after completion of the Business Combination.

Upon the completion of the Business Combination, the former equityholders of Queso will own approximately 50.4% of the outstanding New CEC Common Stock (excluding any Contingent Shares), and the Class B Shareholders and the Sponsor PIPE Entity will own approximately 11.9% of the outstanding New CEC Common Stock assuming no public shareholders redeem their public shares in connection with the Business Combination or approximately 55.4% and 13.1%, respectively, of the outstanding New CEC Common Stock (excluding any Contingent Shares) assuming that 6,420,093 public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Maximum Redemption Condition) are redeemed in connection with the Business Combination. As long as the former equityholders of Queso and Sponsor each own or control a significant percentage of outstanding voting power, they will have the ability to strongly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our board of directors, any amendment of our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. In addition, pursuant to the Director Nomination Agreement, Sponsor will have the right to designate up to three directors to the board of directors of New CEC, subject to certain conditions, Seller will have the right to designate up to five directors to the board of directors of New CEC, subject to certain conditions, and the Chief Executive officer of New CEC will be a member of the board of New CEC. For additional information, see “BCA Proposal—Related Agreements—Director Nomination Agreement.” Sponsor’s and Seller’s interests may not align with the interests of our other stockholders.

As a “controlled company” within the meaning of NYSE listing standards, New CEC will qualify for exemptions from certain corporate governance requirements. New CEC has the opportunity to elect any of the exemptions afforded a controlled company.

Because the Seller will control more than a majority of the total voting power of New CEC’s common stock following the consummation of the Business Combination, New CEC will be a “controlled company” within the meaning of NYSE listing standards. Under NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following NYSE rules regarding corporate governance:

•	the requirement that a majority of its board of directors consist of independent directors;

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the requirement that the board have a nominating and governance committee that its compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that the board have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

New CEC currently expects that upon consummation of the Business Combination, eight of its nine directors will be independent directors, and it is expected that the New CEC’s board will have an independent compensation committee (in addition to an independent audit committee). However it does not anticipate that its board will have a nominating and governance committee. Rather, actions with respect to director nominations and corporate governance will be taken by the full board. In addition, for as long as the “controlled company” exemption is available, New CEC’s board in the future may not consist of a majority of independent directors and may not have an independent compensation committee. As a result, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE rules regarding corporate governance.

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to Queso has identified all material issues or risks associated with Queso, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or New CEC. Accordingly, any shareholders of Leo who choose to remain New CEC stockholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of New CEC, some of whom may be from Leo, Queso and some of whom may join New CEC following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of New CEC.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of Leo’s key personnel may remain with the target business in senior management or advisory positions following our business combination, we expect Queso’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.

The unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what New CEC’s actual financial position or results of operations would have been.

The unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Leo being considered the accounting acquiror in the Business Combination, the total debt obligations and the cash and cash equivalents of Queso on the Closing Date, the value of the Contingent Shares and the number of Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. Additionally, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented in this proxy statement/prospectus. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the Company following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The ability of our public shareholders to exercise redemption rights with respect to a large number of our public shares may not allow us to complete the most desirable business combination or optimize the capital structure of New CEC.

At the time of entering into the Business Combination Agreement, we did not know how many shareholders may exercise their redemption rights, and therefore, we needed to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. The Business Combination Agreement provides that the parties’ obligations to consummate the Business Combination is conditioned on, among other things, (1) the approval of the BCA Proposal, the Domestication Proposal, the Stock Issuance Proposal and certain of the Organizational Documents Proposals being obtained; (2) the Maximum Redemption Condition; (3) the shares of New CEC Common Stock to be issued in connection with the Business Combination Agreement will have been approved for listing on the NYSE; (4) all required waiting periods or approvals under the HSR Act and all applicable antitrust laws shall have expired, been received or terminated; (5) no applicable law or injunction enacted, entered, promulgated, enforced or issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the Business Combination shall be in effect; (6) the consummation of the Domestication immediately prior to the Closing; (7) the consummation of the PIPE Investment immediately prior to the Closing; (8) the consummation of the Merger concurrently with the Closing; (9) 1,849,407 Class B ordinary shares of Leo shall have been surrendered by Sponsor in accordance with the

Sponsor Shares Surrender Agreement; and (10) the net tangible assets of New CEC (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the proposed business combination may not be consummated.

Sponsor, as well as our directors, executive officers, advisors and their affiliates may elect to purchase shares from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our Class A ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class B Shareholders, Queso and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class B Shareholders, Queso and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) otherwise limit the number of public shares electing to redeem and (4) New CEC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved.

In addition, if such purchases are made, the public “float” of our public shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

We are not registering the shares of New CEC Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.

We are not registering the shares of New CEC Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, to use our best efforts to file a registration statement under the Securities Act covering the issuance of such shares and maintain a current prospectus relating to the shares of New CEC Common Stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if the New CEC Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of New CEC Common Stock. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of New CEC Common Stock for sale under all applicable state securities laws.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering).

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per share initially held in the trust account, due to claims of such creditors. In order to protect the amounts held in the trust account, Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the market prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the market prices of our securities may be more volatile.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Leo has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Leo, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Leo’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Leo’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.

The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Although CEC is a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act, Queso is not and New CEC management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to New CEC after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of New CEC Common Stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.

The price of New CEC Common Stock and New CEC’s warrants may be volatile.

Upon consummation of the Business Combination, the price of New CEC Common Stock and New CEC’s warrants may fluctuate due to a variety of factors, including:

•	changes in the industries in which New CEC and its customers operate;

•	variations in its operating performance and the performance of its competitors in general;

•	actual or anticipated fluctuations in New CEC’s quarterly or annual operating results;

•	publication of research reports by securities analysts about New CEC or its competitors or its industry;

•	the public’s reaction to New CEC’s press releases, its other public announcements and its filings with the SEC;

•	New CEC’s failure or the failure of its competitors to meet analysts’ projections or guidance that New CEC’s or its competitors may give to the market;

•	additions and departures of key personnel;

•	changes in laws and regulations affecting its business;

•	commencement of, or involvement in, litigation involving New CEC;

•	changes in New CEC’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of New CEC Common Stock available for public sale; and

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general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.

These market and industry factors may materially reduce the market price of New CEC Common Stock and New CEC’s warrants regardless of the operating performance of New CEC.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of New CEC Common Stock to drop significantly, even if New CEC’s business is doing well.

Sales of a substantial number of shares of New CEC Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New CEC Common Stock. Upon completion of the Business Combination, the former equityholders of Queso, and the Class B Shareholders and the Sponsor PIPE Entity, collectively, will own approximately 50.4% and 11.9%, respectively, of the outstanding shares of New CEC Common Stock (excluding the Contingent Shares) assuming no public shareholders redeem their public shares in connection with the Business Combination or approximately 55.4% and 13.1%, respectively, of the outstanding New CEC Common Stock (excluding any Contingent Shares) assuming that 6,420,093 public shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination in order to satisfy the Maximum Redemption Condition) are redeemed in connection with the Business Combination. While the Seller will agree, and Sponsor will continue to be subject, to certain restrictions regarding the transfer of New CEC Common Stock, these shares may be sold after the expiration of the respective applicable lock-up. Sponsor PIPE Entity will not be subject to any such restrictions. In addition, after the Business Combination, the PIPE Investors (other than the Sponsor PIPE Entity) will hold approximately 6.1% of the outstanding shares of New CEC Common Stock (excluding Contingent Shares), and will not be subject to any contractual restrictions or resale. We intend to file one or more registration statements prior to or shortly after the closing of the Business Combination to provide for the resale of such shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of New CEC Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The public stockholders will experience immediate dilution as a consequence of the issuance of New CEC Common Stock as consideration in the Business Combination and in the PIPE Investment.

It is anticipated that, upon completion of the Business Combination, (1) Leo’s public shareholders are expected to own approximately 28.0% of the outstanding New CEC Common Stock, (2) the former equityholders of Queso (without taking into account any public shares held by Queso equityholders prior to the consummation of the Business Combination), are expected to own approximately 50.4% of the outstanding New CEC Common Stock, (3) the Class B Shareholders are expected to own approximately 4.4% of outstanding New CEC Common Stock and (4) the PIPE Investors (including the Sponsor PIPE Entity) are expected to own approximately 17.1% of outstanding New CEC Common Stock. These percentages (i) exclude the Contingent Shares, (ii) assume no public shareholders exercise their redemption rights in connection with the Business Combination, (iii) reflect the forfeiture of 1,849,407 Class B ordinary shares of Leo by Sponsor pursuant to the Sponsor Shares Surrender Agreement, (iv) assume 12,219,500 shares of New CEC Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment, (v) do not take into account public warrants or private placement warrants to purchase New CEC Common Stock that will be outstanding immediately following the completion of the Business Combination and (vi) do not take into account stock options held by current and former employees of Queso that will convert into options to acquire shares of New CEC Common Stock or shares of New CEC Common Stock that may be issued under the Incentive Plan. These percentages also do not take into account public warrants to purchase New CEC Common Stock that will be outstanding immediately following the completion of the Business Combination. If the actual facts are different than these assumptions, the percentage ownership retained by the Company’s existing stockholders in New CEC will be different.

The issuance of additional common stock will significantly dilute the equity interests of existing holders of Leo securities; and may adversely affect prevailing market prices for the New CEC Common Stock and/or the New CEC warrants.

Warrants will become exercisable for New CEC Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, outstanding warrants to purchase an aggregate of 14,000,000 shares of New CEC Common Stock will become exercisable in accordance with the terms of the warrant agreement governing those securities. These warrants will become exercisable 30 days after the completion of the Business Combination. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of New CEC Common Stock will be issued, which will result in dilution to the holders of New CEC Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New CEC Common Stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See “ —Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”

Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Leo. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of New CEC Common Stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the New CEC Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

The NYSE may not list New CEC’s securities on its exchange, which could limit investors’ ability to make transactions in New CEC’s securities and subject New CEC to additional trading restrictions.

In connection with the Business Combination, in order to continue to maintain the listing of our securities on the NYSE, we will be required to demonstrate compliance with the NYSE’s listing requirements. We will apply to have New CEC’s securities listed on the NYSE upon consummation of the Business Combination. We cannot assure you that we will be able to meet all listing requirements, and in October 2018, Leo received a notice from the NYSE that it was not in compliance with the NYSE requirement that the Class A ordinary shares be held by a minimum of 300 public shareholders. Even if New CEC’s securities are listed on the NYSE, New CEC may be unable to maintain the listing of its securities in the future.

If New CEC fails to meet the listing requirements and the NYSE does not list its securities on its exchange, Queso would not be required to consummate the Business Combination. In the event that Queso elected to waive this condition, and the Business Combination was consummated without New CEC’s securities being listed on the NYSE or on another national securities exchange, New CEC could face significant material adverse consequences, including:

•	a limited availability of market quotations for New CEC’s securities;

•	reduced liquidity for New CEC’s securities;

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a determination that New CEC Common Stock is a “penny stock” which will require brokers trading in New CEC Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New CEC’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New CEC’s securities were not listed on the NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common shares.

Securities research analysts may establish and publish their own periodic projections for New CEC following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.

Risks Related to the Consummation of the Domestication

References in this section to “we,” “us” and “our” refer to Leo prior to the Business Combination and to New CEC and its subsidiaries following the Business Combination.

The Domestication may result in adverse tax consequences for holders of public shares.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” beginning on page 143 of this proxy statement/prospectus) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of public shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any dividends paid on New CEC public shares after the Domestication.

A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) public shares with a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Leo’s earnings in income. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) public shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its public shares for New CEC public shares in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the public shares held directly by such U.S. Holder. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the public held directly by such U.S. Holder.

Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because Leo is a blank check company with no current active business, we believe that it is likely that Leo is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of public shares to recognize gain on the exchange of public shares or warrants for New CEC public shares or New CEC public warrants pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s public shares. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Leo. The same rule may also apply to a U.S. Holder who exchanges public warrants for newly issued New CEC public warrants; a U.S. Holder, however, cannot currently make the elections mentioned above with respect to such U.S. Holder’s public warrants. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations” (beginning on page 143 of this proxy statement/prospectus).

Upon consummation of the Business Combination, the rights of holders of New CEC Common Stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Class A ordinary shares arising under the Cayman Islands Companies Law as well as our current memorandum and articles of association.

Upon consummation of the Business Combination, the rights of holders of New CEC Common Stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Law and, therefore, some rights of holders of New CEC Common Stock could differ from the rights that holders of Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Law, such actions are generally available under the DGCL. This change could increase the likelihood that New CEC becomes involved in costly litigation, which could have a material adverse effect on New CEC.

In addition, there are differences between the new organizational documents of New CEC and the current constitutional documents of Leo. For a more detailed description of the rights of holders of New CEC Common Stock and how they may differ from the rights of holders of Class A ordinary shares, please see “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the

Proposed Bylaws of New CEC are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus and we urge you to read them.

Delaware law and New CEC’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by New CEC’s board of directors and therefore depress the trading price of New CEC Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the New CEC board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

•

the ability of the New CEC board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, New CEC’s directors and officers;

•

a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors;

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the requirement that a special meeting of stockholders may be called only by a majority of the entire New CEC board of directors or New CEC’s chief executive officer, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

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the ability of the New CEC board of directors to amend the bylaws, which may allow New CEC’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to the New CEC board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the New CEC board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New CEC.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the New CEC board of directors or management.

In addition, the Proposed Certificate of Incorporation includes a provision substantially similar to Section 203 of the DGCL, which may prohibit certain stockholders holding 15% or more of New CEC’s outstanding capital stock from engaging in certain business combinations with us for a specified period of time.

New CEC’s Proposed Certificate of Incorporation will designate a state or federal court located within the State of Delaware as the sole and exclusive forum for substantially all disputes between New CEC and its stockholders, which could limit New CEC stockholders’ ability to obtain a favorable judicial forum for disputes with New CEC or its directors, officers, stockholders, employees or agents.

The Proposed Certificate of Incorporation, which will be in effect upon consummation of the Business Combination, provides that, unless New CEC consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of New CEC, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of New CEC to New CEC or its stockholders, or any claim for aiding and abetting any such breach, (3) action asserting a claim against New CEC or any director or officer of New CEC arising pursuant to any provision of the DGCL or its Certificate of Incorporation or Bylaws, or (4) action asserting a claim against New CEC or any director or officer of New CEC governed by the internal affairs doctrine except for, as to each of (1) through (4) above, any claim (a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (c) arising under the federal securities laws, including the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Proposed Certificate of Incorporation. If any action the subject matter of which is within the scope the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New CEC or any of New CEC’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New CEC may incur additional costs associated with resolving such action in other jurisdictions, which could harm New CEC’s business, results of operations and financial condition.

Risks Related to the Redemption

References in this section to “we,” “us” and “our” refer to Leo prior to the Business Combination and to New CEC and its subsidiaries following the Business Combination.

Public Shareholders who wish to redeem their public shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their public shares for a pro rata portion of the funds held in the trust account.

A public shareholder will be entitled to receive cash for any public shares to be redeemed only if such public shareholder: (1)(a) holds public shares, or (b) if the public shareholder holds public shares through units, the public shareholder elects to separate its units into the underlying public shares and public warrants prior to exercising its redemption rights with respect to the public shares; (2) submits a written request to Continental, Leo’s transfer agent, in which it (i) requests that New CEC redeem all or a portion of its public shares for cash, and (ii) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number and address; and (3) delivers its public shares to Continental, Leo’s transfer agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                      , 2019 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and Continental, Leo’s transfer agent, will need to act to facilitate this request. It is Leo’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Leo does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public shareholders who wish to redeem their public shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Leo’s transfer agent, New CEC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering, calculated as of two business days prior to the consummation of the Business Combination. Please see the section entitled “Extraordinary General Meeting of Leo—Redemption Rights” for additional information on how to exercise your redemption rights.

If a public shareholder fails to receive notice of Leo’s offer to redeem public shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite Leo’s compliance with the proxy rules, a public shareholder fails to receive Leo’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that Leo is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of Leo—Redemption Rights” for additional information on how to exercise your redemption rights.

Leo does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of Leo’s shareholders do not agree.

Leo’s memorandum and articles of association does not provide a specified maximum redemption threshold, except that Leo will not redeem public shares in an amount that would cause Leo’s net tangible assets to be less than $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act). Additionally, while Queso’s obligation to consummate the Business Combination is conditioned on, among other things, the Maximum Redemption Condition, we can satisfy this condition only if no more than an estimated 6,420,093 public shares are redeemed in connection with the Business Combination. These conditions are for the sole benefit of Queso and the Seller and may be waived by the Seller.

As a result, Leo may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers or their affiliates. As of the date of this proxy statement/prospectus, no agreements with respect to the private purchase of public shares by Leo or the persons described above have been entered into with any such investor or holder. Leo will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the public shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the public shares.

A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the public shares. In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Leo will require each public shareholder seeking to exercise redemption rights to certify to Leo whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to stock ownership available to Leo at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Leo makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over Leo’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Leo if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if Leo consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the public shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. Leo cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the public shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Leo’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.

However, Leo’s shareholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

Leo can give no assurance as to the price at which a shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Leo share price, and may result in a lower value realized now than a shareholder of Leo might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, Leo’s board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Leo’s board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, Leo’s board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Risks if the Domestication and the Business Combination are not Consummated

References in this section to “we,” “us” and “our” refer to Leo.

If we are not able to complete the Business Combination with Queso nor able to complete another business combination by February 14, 2020, in each case, as such date may be extended pursuant to our Existing Organizational Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

If we are not able to complete the Business Combination with Queso nor able to complete another business combination by February 14, 2020, in each case, as such date may be extended pursuant to our Existing Organizational Documents we will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or public warrants, potentially at a loss.

Our public shareholders will be entitled to receive funds from the trust account only upon the earliest of (1) the completion of a business combination (including the closing of the Business Combination), and then only in connection with those public shares that such public shareholder properly elected to redeem, (2) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Existing Organizational Documents to modify the substance and timing of our obligation to redeem 100% of the public shares if we do not complete a business combination by February 14, 2020, or (3) the redemption of all of the public shares if we are unable to complete an initial business combination by February 14, 2020, subject to applicable law, and as further described in this proxy statement/prospectus. In no other circumstances will a public shareholder have any right or interest of any kind in the trust account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or public warrants, potentially at a loss.

If we are unable to consummate our initial business combination, our public shareholders may be forced to wait until after February 14, 2020 before redemption from the trust account.

If we are unable to consummate our initial business combination by February 14, 2020 (as such date may be extended pursuant to our Existing Organizational Documents), we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest earned thereon to pay dissolution expenses), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of our memorandum and articles of association prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Law. In that case, investors may be forced to wait beyond February 14, 2020 (as such date may be extended pursuant to our Existing Organizational Documents), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless we consummate our initial business combination prior thereto and only then in cases where investors have sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we are unable to complete our initial business combination.

If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through February 14, 2020, and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.

As of December 31, 2018, we had cash of approximately $550,000 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of December 31, 2018, we had total current liabilities of approximately $109,000. The funds available to us outside of the trust account may not be sufficient to allow us to operate until February 14, 2020, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.

If we are required to seek additional capital, we would need to borrow funds from Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF LEO

General

Leo is furnishing this proxy statement/prospectus to Leo’s shareholders as part of the solicitation of proxies by Leo’s board of directors for use at the extraordinary general meeting of Leo to be held on                     , 2019, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Leo’s shareholders on or about                     , 2019 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Leo’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.

Date, Time and Place

The extraordinary general meeting will be held at 9:00 a.m., Eastern Time, on                     , 2019 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, unless the extraordinary general meeting is adjourned.

Purpose of the Leo Extraordinary General Meeting

At the extraordinary general meeting, Leo is asking holders of ordinary shares to:

•

consider and vote upon a proposal to approve by ordinary resolution and adopt the Business Combination Agreement (a copy of which is attached to this proxy statement/prospectus as Annex A) pursuant to which, among other things, following the Domestication of Leo to Delaware, Queso will merge with and into Leo, the separate corporate existence of Queso will cease and Leo will be the surviving corporation and a wholly owned subsidiary of New CEC (we refer to this proposal as the “BCA Proposal”);

•

consider and vote upon a proposal to approve by special resolution the change of Leo’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (we refer to this proposal as the “Domestication Proposal”);

•

consider and vote upon the following five separate proposals (we refer to these proposals, collectively, as the “Organizational Documents Proposals”) to approve by special resolution the following material differences between the Existing Organizational Documents and the Proposed Organizational Documents:

(A)

to authorize the change in the authorized capital stock of Leo from (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, 20,000,000 Class B ordinary shares, par value $0.0001 per share, and 1,000,000 preferred shares, par value $0.0001 per share, to (ii) 500,000,000 shares of common stock, par value $0.0001 per share, of New CEC and 100,000,000 shares of preferred stock, par value $0.0001 per share, of New CEC (we refer to this as “Organizational Documents Proposal A”);

(B)

to authorize the board of directors of New CEC to issue any or all shares of New CEC Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by New CEC’s board of directors and as may be permitted by the DGCL (we refer to this as “Organizational Documents Proposal B”);

(C)	to provide that certain provisions of the certificate of incorporation of New CEC are subject to the Director Nomination Agreement (we refer to this as “Organizational Documents Proposal C”);

(D)	to authorize the removal of the ability of New CEC stockholders to take action by written consent in lieu of a meeting (we refer to this as “Organizational Documents Proposal D”); and

(E)	to authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Organization Documents as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D), including (1) changing the post-Business Combination corporate name from “Leo Holdings Corp.” to “Chuck E. Cheese Brands Inc.” (which is expected to occur after the Domestication in connection with the Merger), (2) making New CEC’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders, (5) granting an explicit waiver regarding corporate opportunities to New CEC and its directors and (6) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Leo’s board of directors believes is necessary to adequately address the needs of New CEC after the Business Combination (we refer to this as “Organizational Documents Proposal E” and, together with Organization Documents Proposal A, the “Required Organizational Documents Proposals”);

•

consider and vote upon a proposal to approve for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New CEC Common Stock to the equityholders of Queso and to the PIPE Investors, including an affiliate of Sponsor, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03 (we refer to this proposal as the “Stock Issuance Proposal” and, collectively with the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and the Stock Issuance Proposal, the “Condition Precedent Proposals”);

•

consider and vote upon a proposal to approve by ordinary resolution the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E (we refer to this proposal as the “Plan Proposal”; and

•

consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (we refer to this proposal as the “Adjournment Proposal”).

Each of the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and the Stock Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Organizational Documents Proposals that are not Required Organizational Documents Proposals and the Incentive Award Plan Proposal, are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Recommendation of Leo Board of Directors

Leo’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Leo’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Record Date; Who is Entitled to Vote

Leo shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on                 , 2019, which is the “record date” for the

extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. As of the close of business on the record date, there were 25,000,000 ordinary shares issued and outstanding, of which 20,000,000 were issued and outstanding public shares.

The Class B Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Class B Shareholders own approximately 20.0% of the issued and outstanding ordinary shares.

Quorum

A quorum of Leo shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 12,500,001 ordinary shares would be required to achieve a quorum.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Leo but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Abstentions will have no effect on any of the proposals other than the Stock Issuance Proposal, where they will be considered votes against such proposal, and broker-non votes will have no effect on any of the proposals. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the BCA Proposal or any of the other Condition Precedent Proposals.

Vote Required for Approval

The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Domestication Proposal requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Each of the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and the Stock Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Organizational Documents Proposals that are not Required Organizational Documents Proposals and the Incentive Award Plan Proposal, are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on any other proposal.

Voting Your Shares

Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your ordinary shares at the extraordinary general meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Leo’s board “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Incentive Award Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•

You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Leo can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a Leo shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Leo’s general counsel in writing before the extraordinary general meeting that you have revoked your proxy; or

•	you may attend the extraordinary general meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing LHC.info@morrowsodali.com.

Redemption Rights

Pursuant to the Existing Organizational Documents, a public shareholder may request of Leo that New CEC redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;

(ii)

submit a written request to Continental, Leo’s transfer agent, in which you (i) request that New CEC redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)	deliver your public shares to Continental, Leo’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                     , 2019 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Leo’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Leo’s transfer agent, New CEC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2019, this would have amounted to approximately $10.27 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and accordingly it is shares of New CEC Common Stock that will be redeemed immediately after consummation of the Business Combination.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. New CEC public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time up to the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, our transfer agent, and later decide prior to the extraordinary general meeting not to elect redemption, you may request that our transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, our transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written exercise of redemption rights must be received by Continental, our transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, our agent, at least two business days prior to the vote at the extraordinary general meeting.

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in

Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Class B Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Class B Shareholders own approximately 20.0% of the issued and outstanding ordinary shares.

Holders of the warrants will not have redemption rights with respect to the warrants.

The closing price of public shares on July 1, 2019, the most recent closing price, was $10.23. For illustrative purposes, as of June 30, 2019, funds in the trust account plus accrued interest thereon totaled approximately $205.3 million or $10.27 per issued and outstanding public share.

Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Leo cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

Appraisal Rights

Neither our shareholders nor our warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation Costs

Leo is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Leo and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Leo will bear the cost of the solicitation.

Leo has hired Morrow Sodali LLC to assist in the proxy solicitation process. Leo will pay that firm a fee of $25,000 plus disbursements. Such fee will be paid with non-trust account funds.

Leo will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Leo will reimburse them for their reasonable expenses.

Leo Initial Shareholders Agreements

As of the date of this proxy statement/prospectus, there are 25,000,000 ordinary shares issued and outstanding, which includes an aggregate of 5,000,000 Class B ordinary shares held by the Class B Shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 14,000,000 warrants to acquire ordinary shares, which comprise the 4,000,000 private placement warrants held by Sponsor and the 10,000,000 public warrants.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class B Shareholders, Queso and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class B Shareholders, Queso and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) otherwise limit the number of public shares electing to redeem and (4) New CEC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BCA PROPOSAL

We are asking our shareholders to approve by ordinary resolution and adopt the Business Combination Agreement. Leo shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “—The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Leo, Queso or any other matter.

Structure of the Business Combination

On April 7, 2019, Leo entered into the Business Combination Agreement with Queso, the Seller and, solely for purposes of Sections 7.14 (f) and 10.2(i) thereof, Sponsor, pursuant to which, among other things, following the Domestication, Queso will merge with and into Leo, the separate corporate existence of Queso will cease and Leo will be the surviving corporation. The Business Combination Agreement was subsequently amended on June 27, 2019.

Immediately prior to and as a condition of the Merger, pursuant to the Domestication, Leo will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Law and a domestication under Section 388 of the DGCL, pursuant to which Leo’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information on the Domestication, see “Domestication Proposal.”

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement, the aggregate Business Combination Consideration to be received by the equityholders of Queso under the Business Combination Agreement will be 36,000,137 shares of New CEC Common Stock. The Business Combination Consideration does not include an additional 4,000,000 shares of New CEC Common Stock that will be issuable to the stockholders and certain optionholders of Queso subsequent to the consummation of the Business Combination subject to the occurrence of certain events and satisfaction of certain conditions as set forth in the Business Combination Agreement (such additional shares, the “Contingent Shares”). The sum of (i) cash held in the trust account net of redemptions, plus (ii) gross proceeds of the PIPE Investment, less (iii) the transactions costs of the transactions contemplated under the Business Combination Agreement will be used to redeem all or a portion of the CEC senior notes.

Stockholders of Queso are converting 100% of their current equity in Queso into shares of New CEC Common Stock. As a result of the transaction, existing stockholders of Queso will collectively hold a majority of the equity of New CEC. Currently, there are no issued and outstanding shares of Queso preferred stock, par value $0.01 per share. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Queso (“Queso Common Stock”) immediately prior to the Effective Time (other than any shares of Queso Common Stock owned by Queso (which will be canceled and with respect to which no payment will be made) or with respect to which appraisal rights under the DGCL are properly exercised and not withdrawn) will be canceled and converted automatically into and become the right to receive the applicable portion of the Business Combination Consideration and the applicable Contingent Shares, if any, as determined in accordance with the Business Combination Agreement. The Business Combination Consideration per share (rounded down to the nearest whole number of shares) is equal to (a) the Business Combination Consideration, divided by (b) the issued and outstanding shares of Queso Common Stock held by the stockholders of Queso as of immediately prior to the effective time, which as of the date hereof, would result in Business Combination Consideration per share of Queso Common Stock equal to 1 share of New CEC Common Stock. The Queso Common Stock, when so converted, will no longer be outstanding and will automatically be canceled and shall cease to exist, and each holder of the Queso Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect thereto, except the right to receive the applicable portion of Business Combination Consideration, the applicable Contingent Shares, if any, and any dividends or other distributions to which holders become entitled upon the delivery of a letter of transmittal as required pursuant to the Business Combination Agreement and all certificates representing shares of Queso Common Stock (to the extent issued), without interest. In addition, whether vested or unvested, each Assumed Option (as defined in the Business Combination Agreement) will be assumed by New CEC and automatically converted into an option to purchase New CEC Common Stock equal to (as rounded down to the nearest whole number) the product of (1) 34,950,137 shares of New CEC Common Stock divided by (2) the total number of shares of Queso Common Stock issued and outstanding as of immediately prior to the Effective Time (excluding any shares of Queso Common Stock owned by Queso) multiplied by (3) the number of shares of Queso Common Stock subject to the unexercised portion of such Assumed Option immediately prior to the Effective Time. Similarly, each Assumed Option will have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Option (as defined in the Business Combination Agreement) prior to its assumption, divided by (B)(1) 34,950,137 shares of New CEC Common Stock, divided by (2) the total number of issued and outstanding shares of Queso Common Stock held by the stockholders of Queso as of immediately prior to the Effective Time. The holders of Options (as defined in the Business Combination Agreement) that are vested as of the Effective Time will also be entitled to receive a portion of the Contingent Shares as described below to the extent that (i) such holders remain employed by Queso at the time of the issuance of such Contingent Shares and (ii) the exercise price of such vested options is less than the Earnout Equity Value per share (as defined in the Business Combination Agreement), in each case, in accordance with the terms and subject to the conditions of the Business Combination Agreement.

Adjustments to the Business Combination Consideration

The Business Combination Consideration is subject to equitable adjustment to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the ordinary shares of Leo prior to the Effective Time.

Contingent Shares

Pursuant to the terms and conditions of the Business Combination Agreement, the Contingent Shares will be issued by New CEC:

(i)

with respect to 50% of the Contingent Shares, if (1) the closing sale price of the New CEC Common Stock as quoted on the NYSE (or the principal securities exchange or securities market on which the New CEC Common Stock is then traded) is equal to or exceeds $13.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) (the “2021 Target”) for any 20 trading days within any 30 consecutive trading day period ending on or prior to December 31, 2021 or (2) the implied consideration per share of New CEC Common Stock paid or payable in connection with a Change of Control (as defined in the Business Combination Agreement) that is consummated on or prior to December 31, 2021 is equal to or exceeds the 2021 Target; and

(ii)

with respect to the other 50% of the Contingent Shares, if (1) the closing sale price of the New CEC Common Stock as quoted on the NYSE (or the principal securities exchange or securities market on which the New CEC Common Stock is then traded) is equal to or exceeds $14.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) (the “2022 Target”) for any 20 trading days within any 30 consecutive trading day period ending on or prior to December 31, 2022 or (2) the implied consideration per share of New CEC Common Stock paid or payable in connection with a Change of Control that is consummated on or prior to December 31, 2022 is equal to or exceeds the 2022 Target;

provided that, the stockholders and applicable optionholders of Queso shall be entitled to receive all of the 4,000,000 Contingent Shares in the event that (A) for any 20 trading days within any 30 consecutive trading days ending on or prior to December 31, 2021, the closing sale price of the New CEC Common Stock or (B) the implied consideration per share of the New CEC Common Stock in any Change of Control transaction consummated on or prior to December 31, 2021, in each case is equal to or exceeds both the 2021 Target and the 2022 Target; provided further that if the closing sale price of the New CEC Common Stock does not exceed the 2021 Target on or prior to December 31, 2021, New CEC shall not be required to issue 2,000,000 Contingent Shares and if the closing sale price of the New CEC Common Stock does not exceed the 2022 Target on or prior to December 31, 2022, then New CEC shall not be required to issue the remaining 2,000,000 Contingent Shares.

Closing

Subject to the terms and conditions of the Business Combination Agreement, the Closing will take place on a date that is no later than the third business day after the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or such other date as may be mutually agreed upon by the parties.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Queso are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a material adverse effect with respect to Queso (“Material Adverse Effect”) means any event, change, development or effect that, individually or in the aggregate with all other events, changes, developments or effects, has had, or would reasonably be expected to have, a material adverse effect upon (a) the assets, liabilities, condition (financial or otherwise), the business or results of operations of the Queso and its subsidiaries (the “Queso Group”), taken as a whole, or (b) the ability of Queso to consummate the transactions contemplated by the Business Combination Agreement in accordance with the terms and subject to the conditions set forth therein; provided, that the following shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred: (i) any national, international or any foreign or domestic regional economic, financial, social or political conditions (including changes therein) or events in general, including the results of any primary or general elections, (ii) changes in any financial, debt, credit, capital or banking markets or conditions (including any disruption thereof), (iii) changes in interest, currency or exchange rates or the price of any commodity, security or market index, (iv) changes in legal or regulatory conditions, including changes or proposed changes in law, GAAP or other accounting principles or requirements, or standards, interpretations or enforcement thereof, (v) changes that are generally applicable to the industries or markets in which the Queso Group operates, (vi) any change in the market price or trading volume of any indebtedness of any member of the Queso Group (it being understood that the underlying causes of such change may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred), (vii) any failure of the Queso Group to meet any internal or public projections, forecasts, budgets or estimates of or relating to the Queso Group for any period, including with respect to revenue, earnings, cash flow or cash position (it being understood that the underlying causes of such decline or failure may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred), (viii) the occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war, (ix) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, (x) any Action (as defined in the Business Combination Agreement) required to occur pursuant the Business Combination Agreement or the transactions expressly contemplated by the Business Combination Agreement, (xi) the execution, announcement, performance or existence of the Business Combination Agreement, in each case in accordance with the terms of the Business Combination Agreement, the identity of the parties thereto or any of their respective Affiliates (as defined in the Business Combination Agreement), Representatives (as defined in the Business Combination Agreement) or financing sources, (xii) the taking of any action by the Queso Group expressly required by the terms of the Business Combination Agreement, including the failure to take any action restricted by the Business Combination Agreement (but excluding effects resulting from the Closing), (xiii) any actions taken, or not taken, with the consent, waiver or at the request of Leo or any action taken to the extent expressly permitted by the Business Combination Agreement, (xiv) any actions taken by Leo or any of its Affiliates or any of their respective Representatives or financing sources after the date of the Business Combination Agreement or (xv) any matters disclosed in the disclosure schedules; provided, however, that with respect to each of clauses (i) through (v), any event, development, occurrence, fact, condition, or change referred to above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, development, occurrence, fact, condition, or change has a disproportionate effect on the Queso Group compared to other participants in the industries in which the Queso Group primarily conducts its business.

Closing Conditions

The consummation of the Business Combination is conditioned upon the satisfaction or written waiver, in whole or in part, to the extent such conditions can be waived (to the extent permitted by applicable law) at or prior to the Closing by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are satisfied or waived in writing by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could be terminated and the proposed Business Combination may not be consummated.

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to effect the Merger and the other transactions contemplated thereby are subject to the satisfaction or written waiver, in whole or in part, to the extent such conditions can be waived (to the extent permitted by applicable law) at or prior to the Closing Date of the following conditions:

•

all required waiting periods or approvals applicable to the Business Combination Agreement and the transactions contemplated thereby under the HSR Act and all applicable antitrust laws shall have expired, been received or terminated;

•

no applicable law or injunction enacted, entered, promulgated, enforced or issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement shall be in effect;

•

the Merger shall have been consummated substantially simultaneously pursuant to the terms of the Business Combination Agreement and the Related Documents (as defined in the Business Combination Agreement);

•	the approval of the BCA Proposal, the Domestication Proposal, the Stock Issuance Proposal and certain of the Organization Documents Proposals shall have been obtained;

•	the Domestication shall have been consummated immediately prior to the Effective Time; and

•	the PIPE Investment shall have been consummated immediately prior to the Effective Time in accordance with the terms set forth in the applicable Subscription Agreements.

Conditions to Leo’s Obligations

The obligations of Leo to consummate the Merger and the other transactions contemplated by the Business Combination Agreement are subject to the satisfaction (or written waiver by Leo, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing Date of the following conditions:

•

(i) the representations and warranties of the Seller set forth in Sections 4.1(a), 4.2 (except for errors which are de minimis in aggregate), and 4.3 of the Business Combination Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of the Seller set forth in Article IV of the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

•

(i) the “Fundamental Representations” (as defined in the Business Combination Agreement) (excluding all of Section 5.17 other than the second sentence of Section 5.17(b) of the Business Combination Agreement), shall be true and correct in all respects (except in respect of the representations and warranties set forth in Section 5.2(a)-(c) of the Business Combination Agreement, for errors which are de minimis in aggregate) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) the other representations and warranties of Queso set forth in Article V of the Business Combination Agreement (including, for the avoidance of doubt, Section 5.17 other than the second sentence of Section 5.17(b) of the Business Combination Agreement) shall be true and correct (without giving effect to any limitation as to

“materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect;

•

Queso and the Seller shall have performed or complied in all material respects with all obligations and covenants required by the Business Combination Agreement to be performed or complied with by Queso or the Seller prior to or at the time of the Closing;

•

from the date of the Business Combination Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event, circumstance, change, development or effect have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect; and

•	Leo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing.

Conditions to the Seller’s and Queso’s Obligations

The obligations of the Seller and Queso to consummate the Merger and the transactions contemplated by the Business Combination Agreement are subject to the satisfaction (or written waiver by the Seller, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

•

(i) the representations and warranties of Leo set forth in Sections 6.1, 6.2, 6.3 and 6.16 of the Business Combination Agreement shall be true and correct in all respects (except in respect of the representations and warranties set forth in Section 6.2 of the Business Combination Agreement, for errors which are de minimis in aggregate) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) the other representations and warranties of Leo set forth in Article VI of the Business Combination Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on Leo;

•

Leo shall have performed or complied in all respects with all obligations and covenants required by the Business Combination Agreement to be performed or complied with by Leo prior to or at the time of the Closing;

•

at the Closing Date, after giving effect to (i) the redemptions each holder of New CEC Common Stock is entitled to pursuant to the Proposed Certificate of Incorporation and the Proposed Bylaws and (ii) the PIPE Investments, the Cash Proceeds (as defined in the Business Combination Agreement) shall equal no less than $250,000,000;

•	the transactions contemplated by the Sponsor Shares Surrender Agreement shall have been consummated;

•	New CEC Common Stock to be issued as Business Combination Consideration shall have been approved for listing on the NYSE; and

•

(i) Leo shall have made all necessary arrangements with the Trustee (as defined in the Business Combination Agreement) to cause the Trustee to disburse all of the funds contained in the trust account available to Leo to be released to Leo at the Closing; (ii) all of such funds in the trust account available to Leo shall be released to Leo for payment of the Transaction Costs (as defined in the Business Combination Agreement) and the repayment of the Funded Indebtedness (as defined in the Business Combination Agreement) at the Closing as provided for in the Business Combination Agreement; and (iii) there shall be no Action (as defined in the Business Combination Agreement) pending or threatened by any Person (as defined in the Business Combination Agreement) (not including the Seller and its Affiliates) with respect to or against the trust account that would reasonably be expected to have a material adverse effect on Leo’s ability to perform its obligations under the Business Combination Agreement.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of Leo, Queso and the Seller, certain of which are qualified by materiality, material adverse effect, knowledge and other similar qualifiers and may be further modified and limited by the disclosure schedules. See “—Material Adverse Effect” above. Certain representations and warranties of Leo are also subject to and qualified by certain information included in Leo’s Form 10-K filings made with the SEC, and certain representations and warranties of Queso are also subject to and qualified by certain information included in a Form 10-K or Form 8-K of CEC filed with the SEC in the 3 years prior to April 7, 2019.

Under the Business Combination Agreement, Queso has made customary representations and warranties relating to: standing, qualification and power; capitalization of Queso and Queso’s subsidiaries; authority, execution and delivery and enforceability; no conflict and consents; financial statements; absence of certain changes; compliance with law, permits; litigation; no undisclosed liabilities; taxes; intellectual property, privacy and cybersecurity; employee and employee benefits; labor; environmental matters; food safety, sanitation and public health laws; material contracts; related person transactions; real and personal property; insurance; brokers’ and finders’ fees; suppliers and vendors; company information; solvency; takeover statutes; franchise matters and no additional representations.

Under the Business Combination Agreement, the Seller has made customary representations and warranties relating to: standing, qualification and power; ownership; authority, execution and delivery and enforceability; brokers’ and finders’ fees; conflict and consents; litigation; related party transactions; seller information; securities law matters; and no additional representations.

Under the Business Combination Agreement, Leo made customary representations and warranties relating to: standing, qualification and power; capitalization; authority, execution and delivery, and enforceability; no conflict and consents; litigation; SEC documents and financial statements; information supplied; NYSE stock market quotation; board approval and stockholder vote; investment company act; trust account; title to assets; securities laws matters; Leo’s business investigation; solvency; brokers’ and finders’ fees; taxes; PIPE Investments; related person transactions; takeover statutes; and no additional representations.

Covenants

Covenants of Queso

Queso made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Except (a) with the written consent of Leo, (b) as set forth in the disclosure schedules, (c) as otherwise expressly contemplated or permitted in the Business Combination Agreement or the Related Documents or (d) as required by applicable law or contract (in existence on April 7, 2019), Queso has agreed to, until the earlier of (i) the Effective Time or (ii) the termination of the Business Combination Agreement in accordance with its terms, conduct its business in the ordinary course of business and to use its reasonable best efforts to preserve intact its business organization and material permits, retain its current officers and key employees, and preserve its relationships with its key customers and suppliers.

•

Except with the written consent of Leo, as set forth in the disclosure schedules, as otherwise contemplated or permitted in the Business Combination Agreement or the Related Documents or as required by applicable law or contract (in existence on the date of the Business Combination Agreement), until the earlier of (i) the Effective Time or (ii) the termination of the Business Combination Agreement in accordance with its terms, Queso will not, and will not permit its subsidiaries to:

•

transfer, issue, sell or otherwise dispose of any shares of capital stock or any other equity interest of any member of the Queso Group, grant options, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of any member of the Queso Group;

•	effect any recapitalization, reclassification, stock dividend, stock split or like change in the capitalization of the Queso Group;

•

make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock or other equity interest in the Queso Group, other than dividends and distributions by any member of the Queso Group to another member of the Queso Group;

•

(A) incur, create or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities) of any member of the Queso Group (other than incurrence of indebtedness under any of the Queso Group’s respective credit facilities entered into prior to April 7, 2019, including draws on the Queso Group’s revolving credit facility and other than loans, advances or capital contributions made by one member of the Queso Group to another member of the Queso Group) in excess of $250,000 individually or $500,000 in the aggregate (in each case, in excess of indebtedness paid off after April 7, 2019) other than indebtedness required to be incurred under any contract in existence on April 7, 2019 or leases entered into in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other person (other than loans, advances or capital contributions made by one member of the Queso Group to another member of the Queso Group);

•	amend the certificate of incorporation or bylaws (or other comparable governing documents) of any member of the Queso Group;

•

grant any material encumbrances on any property or assets (whether tangible or intangible) of any member of the Queso Group having an aggregate value in excess of $250,000, other than as permitted in the Business Combination Agreement;

•

except in the ordinary course of the Queso Group’s business, (A) adopt, enter into, terminate or amend any benefit plan other than as required by applicable law or pursuant to the terms of any benefit plan in effect on April 7, 2019, (B) recognize any union or employee representative for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement, works council agreement, labor union contract, trade union agreement or other similar agreement or understanding with any union, works council, trade union or other labor organization other than as required by applicable law, (C) waive any restrictive covenant obligation of any director, officer, service provider or employee of any member of the Queso Group, (D) pay or agree to pay to any director, officer or employee, consultant, agent or individual independent contractor, whether past or present, any pension, retirement allowance or other employee benefit not required by any existing benefit plan (or any arrangement that would be a benefit plan if in effect as of the date hereof), or (E) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any benefit plans;

•

(A) grant any increase in the compensation, incentives or benefits payable or to become payable to any person who is a director or executive officer of any member of the Queso Group as of April 7, 2019, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $300,000;

•	except as required by changes in GAAP, change any member of the Queso Group’s methods of accounting in any manner that would have a material impact on the Queso Group;

•

make, change or revoke any material tax election; file any material amendment to any income tax return; adopt or change any accounting method in respect of taxes; change any annual tax accounting period; enter into any material tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to taxes with vendors, customers or landlords; enter into any closing agreement with respect to any tax; settle or compromise any claim, notice, audit report or assessment in respect of material taxes; apply for or enter into any ruling from any tax authority with respect to taxes; surrender any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•

transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to public, or otherwise dispose of, any material portion of the property or assets of any member of the Queso Group, other than any sale, lease or disposition in the ordinary course of business;

•

(A) merge, consolidate, combine or amalgamate with any person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof, or (C) purchase or otherwise acquire, or lease or license, any property or assets, other than (1) acquisitions of equipment or inventory in the ordinary course of business or (2) transactions as to which the aggregate consideration paid or payable (x) in any individual transaction is not in excess of $250,000 or (y) in the aggregate is not in excess of $500,000;

•	enter into any joint venture with a third party;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

•

enter into, renew, modify or revise any contract with any related person of any member of the Queso Group, other than contracts among members of the Queso Group, or with any former or present director or officer of any member of the Queso Group or with any affiliates of the foregoing persons (including the Queso Group) or any other person covered under Item 404 of Regulation S-K under the Securities Act;

•

fail to use its reasonable best efforts to maintain with financially responsible insurance companies insurance at least in such amounts and against at least such risk and losses as are consistent in all material respects with such entities’ past practices;

•

waive, release, assign, settle or compromise any action pending or threatened against any member of the Queso Group or any of their respective directors or officers other than in the case of actions or claims either (A) (1) for an amount not greater than $350,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $500,000 in the aggregate (determined in each case net of insurance proceeds) and (2) that would not prohibit or materially restrict any member of the Queso Group from operating its business substantially as currently conducted or anticipated to be conducted, except in the ordinary course of the Queso Group’s Business, or (B) if the loss resulting from such waiver, release, assignment, settlement or compromise is reimbursed or shall be reimbursed to any member of the Queso Group by an insurance policy or pursuant to any other kind of contractual indemnification set forth in any other contract, in each case without the imposition of equitable relief on, or the admission of wrongdoing by any member of the Queso Group or any of its officers or directors;

•	except in the ordinary course of the Queso Group’s business, amend or modify in any manner materially adverse to any member of the Queso Group any material contracts;

•	except in the ordinary course of the Queso Group’s business, make or enter into any contract to make any capital expenditures in excess of $2,000,000;

•

manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) except in the ordinary course of the Queso Group’s business consistent with past practices;

•	engage in any activity that would result in a violation of certain laws related to international trade matters;

•	conduct a mass termination or engage in any other activity that would trigger notice obligations or liability under the Worker Adjustment and Retraining Notification Act or any similar applicable law;

•

adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and the treatment of options as contemplated by the Business Combination Agreement; or

•	authorize, or commit or agree to take, any of the foregoing.

Covenants of Leo and New CEC

Leo made certain covenants under the Business Combination Agreement, including, among others, the following:

•

Except with the written consent of the Seller, as set forth in the disclosure schedules, as otherwise contemplated or permitted in the Business Combination Agreement or the Related Documents or as required by applicable law or contract (in existence on April 7, 2019), until the earlier of (i) the Effective Time and (ii) the termination of the Business Combination Agreement in accordance with its terms, Leo will not, and will not permit any subsidiary, to:

•	form any subsidiary;

•

issue any shares of capital stock or other equity interests or grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of Leo, other than the PIPE Investments and the transactions contemplated under the Sponsor Shares Surrender Agreement (including the waiver of the Class B Share Conversion Rights (as defined in the Business Combination Agreement));

•

effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of Leo or any subsidiary other than as required pursuant to the Sponsor Shares Surrender Agreement and the Domestication;

•	make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock;

•	incur, create or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities);

•	make any loans, advances or capital contributions to, or assume investments in, any other person;

•	amend its governing documents other than in connection with the Domestication;

•	grant any material encumbrances on any property or assets (whether tangible or intangible) of Leo;

•

(A) adopt, enter into, terminate or amend any benefit plan other than as required by applicable law or pursuant to the terms of any benefit plan in effect as of the date of the Business Combination Agreement or (B) increase the compensation of any person who is a director or executive officer of Leo;

•	except as required by changes in GAAP, change any of its methods of accounting in any manner;

•

make, change or revoke any material tax election; file any material amendment to any income tax return; adopt or change any accounting method in respect of taxes; change any annual tax accounting period; enter into any material tax allocation agreement, tax sharing agreement or tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to taxes with vendors, customers or landlords; enter into any closing agreement with respect to any tax; settle or compromise any claim, notice, audit report or assessment in respect of material taxes; apply for or enter into any ruling from any tax authority with respect to taxes; surrender any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets;

•	enter into any joint venture with a third party;

•

except in the ordinary course of Leo’s operations or as is reasonably necessary to consummate the transactions contemplated by the Business Combination Agreement, enter into, renew, modify or revise any contract;

•	enter into any transactions with any of its affiliates;

•

waive, release, assign, settle or compromise any action pending or threatened against the Company or any of its directors or officers other than in the case of actions or claims either (A) for an amount not greater than $350,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $500,000 in the aggregate (determined in each case net of insurance proceeds) or (B) if the loss resulting from such waiver, release, assignment settlement or compromise is reimbursed to Leo or one of its subsidiaries by an insurance policy, in each case without the imposition of equitable relief on, or the admission of wrongdoing by Leo or such subsidiary or any of its officers or directors;

•	engage in any activity that would result in a violation of international trade control laws;

•

adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and the treatment of options as contemplated by the Business Combination Agreement; or

•	authorize or commit or agree to take, any of the foregoing.

•

Upon satisfaction or waiver of the conditions to Closing and upon notice to the trustee of the trust account, Leo will (i) cause the documents, opinions and notices required to be delivered to the trustee of the trust account pursuant to the trust agreement governing the trust account to be so delivered and (ii) use its commercially reasonable efforts to cause such trustee to, and such trustee shall thereupon be obligated to (A) pay all amounts due and payable to redeeming Leo stockholders and (B) immediately thereafter, pay all remaining amounts then available in the trust account to Leo, subject to the Business Combination Agreement and the trust agreement, after which the trust account will be terminated, except as otherwise provided in the Business Combination Agreement.

•

Leo will, as soon as reasonably practicable, establish a record date for, duly call, give notice of, convene and hold the a shareholders meeting for the sole purpose of seeking the Leo Shareholder Approvals (as defined in the Business Combination Agreement). Leo shall use its reasonable best efforts to (i) cause this proxy statement to be mailed to its shareholders and to hold the shareholders meeting as soon as reasonably practicable after clearance by the SEC of this proxy statement and (ii) solicit the approval by the Leo shareholders of the Condition Precedent Proposals. Leo shall, through its board of directors, recommend to its shareholders that they approve the Condition Precedent Proposals and shall include such recommendation in this proxy statement. However, if on a date for which the shareholders meeting is scheduled, Leo has not received proxies representing a sufficient number of the ordinary shares of Leo to obtain the Leo Shareholder Approvals, whether or not a quorum is present, Leo shall have the right to make one or more successive postponements or adjournments of the shareholders meeting, provided that (excluding any adjournments or postponements required by applicable law) the shareholders meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the shareholders meeting was originally scheduled (excluding any adjournments or postponements required by applicable law).

•	Sponsor, as a shareholder of Leo, will vote in favor of the Business Combination Agreement.

•

Prior to Closing, Leo will obtain irrevocable resignations from all current directors on the board of directors of Leo and will appoint the Seller and Sponsor nominees as directors, in each case effective as of Closing.

•

Leo will use its reasonable best efforts to cause the shares of New CEC Common Stock constituting the Business Combination Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. From the date of the Business Combination Agreement through the Closing, Leo shall use its reasonable best efforts to remain listed as a public company on the NYSE and will take all steps necessary to ensure Leo remains listed on the NYSE following the Domestication. From the date of the Business Combination Agreement through the Closing, Leo will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws. From the date of the Business Combination Agreement through the Closing, if Leo receives any written or, to the knowledge of Leo, oral notice from NYSE that Leo has failed, or would reasonably be expected to fail, to meet the NYSE listing requirements as of the Closing or within six months thereafter for any reason, then Leo shall give prompt written notice of such NYSE notice to Queso, including a copy of any written notice received from NYSE or a summary of any oral notice received from NYSE.

•

Effective upon and following the Closing, Leo, on its own behalf and on behalf of New CEC, Queso and each of their respective affiliates and representatives, will generally, irrevocably, unconditionally and completely release and forever discharge the Seller, its affiliates and each of its and its affiliates’ respective related parties, and each of their respective successors and assigns and each of their respective related parties from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any members of the Queso Group occurring prior to the Closing, except as otherwise contemplated by the Business Combination Agreement, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-closing actions or failures to act by the aforementioned released parties.

•

Leo shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Seller. Leo shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein. Without limiting the generality of the foregoing, Leo shall give the Seller, prompt (and, in any event within three (3) Business Days) written notice: (A) of any amendment to any Subscription Agreement (together with a copy of such amendment); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Leo; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Leo does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

Covenants of the Seller

•

Until the earlier of (i) the Closing and (ii) the termination of the Business Combination Agreement, the Seller will not, and will cause Queso and their respective representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or group, concerning any sale of any material assets of Queso or any of the outstanding Queso securities or any conversion, consolidation, liquidation, dissolution or similar transaction involving Queso, other than with Leo and its representatives, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any such alternative transaction or (iii) commence, continue or renew any due diligence investigation regarding any such alternative transaction. The Seller will, and will cause its representatives, to immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any alternative transaction. If the Seller, Queso, or any of their respective representatives receives any inquiry or proposal with respect to an alternative transaction at any time prior to the closing, then the Seller shall promptly (and in no event later than 24 hours after the Seller becomes aware of such inquiry or proposal) notify such person in writing that Seller is subject to an exclusivity agreement with respect to the sale of Queso that prohibits them from considering such inquiry or proposal.

•

Other than the Related Documents, as set forth on the disclosure schedules or Contracts entered into in compliance with the Business Combination Agreement prior to the Closing, at the Closing, the Seller will cause all agreements between it or any of its affiliates and any member of the Queso Group, including the Management Agreement (as defined in the Business Combination Agreement), to be terminated without any further liability except that any fees and expenses which were accrued and unpaid pursuant to the terms of the Management Agreement through the Closing Date and the rights to indemnification set forth therein shall survive any such termination in accordance with their terms.

•

Effective upon and following the Closing, the Seller, on its own behalf and on behalf of Queso and New CEC and each of its affiliates and representatives, will generally, irrevocably, unconditionally and completely release and forever discharge Leo, New CEC and Queso, their respective affiliates and each of their and their respective affiliates’ respective related parties, and each of their respective successors and assigns and each of their respective related parties from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any member of the Queso Group occurring prior to the Closing, except as otherwise contemplated by the Business Combination Agreement, including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-closing actions or failures to act by the aforementioned released parties.

•

As required by the Business Combination Agreement, the Seller has delivered the Seller Consent (as defined in the Business Combination Agreement) to Leo within twenty-four (24) hours after the execution and delivery of the Business Combination, on April 8, 2019.

Mutual Covenants

•	From the date of the Business Combination Agreement until Closing, Leo will be subject to the terms and conditions of a confidentiality agreement between Leo and Queso.

•

Each of the parties to the Business Combination Agreement and their respective affiliates will use all reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the Business Combination Agreement as promptly as practicable, including to (i) obtain from any governmental authority with regulatory jurisdiction over enforcement of any applicable antitrust laws, all authorizations, consents, notifications, certifications, registrations, declarations and filings as are necessary for the consummation of the transactions contemplated by the Business Combination Agreement and (ii) promptly (and, with respect to the HSR Act, in no event later than 10 Business Days after the date of the Business Combination Agreement) make all necessary filings (and if required under applicable law, drafts thereof), and thereafter make any other required submissions, with respect to the transactions contemplated by the Business Combination Agreement required under the HSR Act or any other applicable antitrust law.

•

Subject to the confidentiality agreement, the parties to the Business Combination Agreement will coordinate and cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under the HSR Act. The parties to the Business Combination Agreement will each use its reasonable best efforts to respond to and comply with any request for information from any antitrust authority, including the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and will use its reasonable best efforts to prevent the entry in any legal proceeding brought by an antitrust authority or any other governmental entity of an order that would prohibit, make unlawful or delay the consummation of the Business Combination. Notwithstanding the foregoing, no party nor any of its affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of the business of any party or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of the business of any party, or (ii) to litigate any suit, claim, action, investigation or proceeding challenging or seeking to restrain or prohibit the consummation of the Business Combination.

•

All costs and expenses incurred in connection with the Business Combination Agreement and the Related Documents and the transactions contemplated therein shall be paid (i) in the case of Queso and the Seller, by Queso and (ii) in the case of Leo, by Leo; provided, that, in the event that the Closing is consummated, at the Closing, Leo shall pay all costs and expenses incurred by Leo, Queso or the Seller, including any premiums related to any representation and warranty insurance policy obtained in connection with the Business Combination Agreement and the Related Documents and the transactions contemplated thereby.

•	Leo, the Seller and Queso will reasonably cooperate in matters regarding the publicity of the Business Combination and the creation and implementation of a communications plans.

•

New CEC will, and will cause the members of the Queso Group, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable law) each of the indemnified persons (as identified in the Business Combination Agreement) against any liabilities, losses, penalties, fines, claims, damages, reasonable out-of-pocket costs or expenses in connection with any actual or threatened, in writing, action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such indemnified person’s capacity as a director or officer of any member of the Queso Group, or in such indemnified person’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of any member of the Queso Group, before the closing date, and will reasonably cooperate with the indemnified person in the defense of any such action.

•

New CEC will, for a period of six years from the Closing Date, maintain and fully pay for directors’ and officers’ liability insurance covering (as direct beneficiaries) all indemnified persons, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of the Business Combination Agreement by, or for the benefit of, the Queso Group, and with such other terms as are no less favorable than those in such policies, subject to the limitations provided in the Business Combination Agreement.

•

Leo and Queso will each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” under Section 368(a) of the Code and will not take any tax reporting position inconsistent with the treatment of the Merger as such.

•

Leo and Queso will each use its reasonable best efforts to jointly prepare and cause to be filed by Leo with the SEC as promptly as reasonably practicable a preliminary proxy statement/prospectus and Leo and Queso will use their respective reasonable best efforts to file a definitive proxy statement/prospectus to be sent to the shareholders of Leo, and Leo and Queso shall use their respective reasonable best efforts to have the definitive proxy statement/prospectus mailed to stockholders of Leo as promptly as reasonably practicable after such filing. Each of Queso and Leo will furnish all information concerning such person and its affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the proxy statement or any registration statement, and the proxy statement and any registration statement shall include all information reasonably requested by such other party to be included therein. Each of Queso and Leo will promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the proxy statement and shall provide the other with copies of all written correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of Queso and Leo will use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to this proxy statement. Prior to filing or mailing this proxy statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Queso and Leo (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

•

If prior to the Closing, any event occurs with respect to Leo, or any change occurs with respect to other information supplied by Leo for inclusion in this proxy statement, which is required to be described in an amendment of, or a supplement to, this proxy statement, Leo shall promptly notify Queso of such event, and Queso and Leo shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to this proxy statement and, as required by law, in disseminating the information contained in such amendment or supplement to the Leo’s stockholders, and Queso’s stockholders.

•

If prior to the Closing, any event occurs with respect to Queso, or any change occurs with respect to other information supplied by Queso for inclusion in this proxy statement, which is required to be described in an amendment of, or a supplement to, this proxy statement, Queso will promptly notify Leo of such event, and Queso and Leo will cooperate in the prompt filing with the SEC of any necessary amendment or supplement to this proxy statement and, as required by law, in disseminating the information contained in such amendment or supplement to Leo’s stockholders and Queso’s equity holders.

Waiver; Amendment

No provision of the Business Combination Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. The Business Combination Agreement may be amended at any time before the Closing by an instrument in writing signed on behalf of each party thereto.

Survival of Representations and Warranties; Indemnification

The representations and warranties of the parties contained in the Business Combination Agreement do not survive the Closing, except that: (a) the Fundamental Representations made by the Seller or Queso, as applicable, shall survive until the fourth (4th) anniversary of the Closing Date; (b) any representation or warranty with respect to which a notice of claim for indemnification has been timely given pursuant to the Business

Combination Agreement shall survive until such claim has been satisfied or otherwise resolved as provided in the Business Combination Agreement; and (c) the obligations of the Seller to indemnify the Leo Indemnified Parties for any claim based on fraud shall survive indefinitely. The Seller shall indemnify the Leo Indemnified Parties for any damages arising out of, resulting from, or incurred in connection with any inaccuracy or breach of any Fundamental Representation made by the Seller or Queso, as applicable; provided that such indemnification obligations shall in no event exceed the amount of the total Business Combination Consideration received by the Seller multiplied by $10, except for any claim for indemnification based on fraud.

The covenants and agreements contained in the Business Combination Agreement that by their terms do not contemplate performance after the Closing shall not survive the Closing. The covenants and agreements contained in the Business Combination Agreement that by their terms contemplate performance after the Closing shall survive the Closing in accordance with their terms until such covenants and agreements are fully performed or fulfilled.

In order to streamline the process of any indemnification claim or recovery, upon the approval of the BCA Proposal, Sponsor shall be appointed as the representative and attorney-in-fact of all shareholders of record of Leo as of immediately prior to the Effective Time, in their capacities as a Leo Indemnified Party, with full power and authority, including power of substitution, to act on behalf of such Leo Indemnified Party, which Sponsor may deem necessary or advisable, or which may be required pursuant to the indemnification provisions of the Business Combination Agreement and the performance of all obligations under the indemnification provisions of the Business Combination Agreement following the Closing, including, but not limited to, the exercise of the power to: (i) give and receive notices and communications to or from such Leo Indemnified Party relating to indemnification; (ii) negotiate, settle, compromise and otherwise handle any claims for indemnification on behalf of each such Leo Indemnified Party; (iii) to do each and every act and exercise any and all rights which each such Leo Indemnified Party is, or collectively are, permitted or required to do or exercise under the indemnification provisions of the Business Combination; and (iv) take all actions necessary or appropriate in the judgment of Sponsor for the accomplishment of the foregoing.

Termination; Effectiveness

The Business Combination Agreement may be terminated and the Business Combination may be abandoned any time prior to the Closing, as follows:

•	by mutual written consent of the Seller and Leo;

•

by either the Seller or Leo, if the closing has not occurred prior to September 13, 2019 (other than as a result of the terminating party’s failure to comply with its obligations under the Business Combination Agreement such that certain closing conditions are not satisfied);

•

by Leo, upon written notice to the Seller, if Queso breaches or fails to perform in any material respect any of its representations, warranties or covenants set forth in the Business Combination Agreement and such breach or failure to perform (i) would give rise to the failure of a condition to each party’s obligations or to Leo’s obligations to complete the Business Combination, (ii) cannot be or has not been cured within 30 days following delivery by Leo of written notice to the Seller, of such breach or failure to perform and (iii) has not been waived by Leo; provided, that Leo shall not be entitled to terminate the Business Combination Agreement if, at the time of such termination, Leo is in breach of any representation, warranty, covenant or other agreement contained in the Business Combination Agreement in a manner such that the conditions to Closing would not have been satisfied;

•

by the Seller, upon written notice to Leo, if Leo breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in the Business Combination Agreement and such breach or failure to perform (i) would give rise to the failure of a condition to Queso’s obligations or to the Seller’s obligations to complete the Business Combination, (ii) cannot be or has not been cured within 30 days following delivery by the Seller of written notice to Leo of such breach or failure to perform and (iii) has not been waived by the Seller; provided, that the Seller shall not be entitled to terminate the Business Combination Agreement if, at the time of such termination, the Seller is in breach of any representation, warranty, covenant or other agreement contained in the Business Combination Agreement in a manner such that the conditions to Closing would not have been satisfied;

•

by either Leo or the Seller if there shall be in effect a final non-appealable law or injunction preventing the consummation of the transactions contemplated by the Business Combination Agreement; provided that neither Leo nor the Seller shall have the right to terminate the Business Combination pursuant to this provision if any action of such party or failure of such party to perform or comply with its obligations under the Business Combination Agreement shall have caused such law or injunction and such action or failure to perform constitutes a breach of the Business Combination Agreement;

•	by Leo, if the Seller Consent is not delivered to it within 24 hours after the execution and delivery of the Business Combination Agreement; or

•

by the Seller or Leo, if the BCA Proposal, the Domestication Proposal, the Stock Issuance Proposal and certain of the Organizational Documents Proposals are not granted at the Leo shareholders meeting.

In the event of termination of the Business Combination Agreement, the Business Combination Agreement will become null and void and of no further force and effect, except for obligations relating to (i) brokers and finders fees, (ii) confidentiality, (iii) certain expense related provisions, (iv) publicity, (v) exclusivity, (vi) no claim against the trust amount and (vii) miscellaneous provisions of the Business Combination Agreement, including those related to governing law. However, no such termination will relieve any party to the Business Combination Agreement from any liability resulting from any intentional breach of the Business Combination Agreement.

Specific Performance

The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Business Combination Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the Business Combination Agreement and the Related Documents and to enforce specifically the terms and provisions of the Business Combination Agreement and the Related Documents.

Limitation on Damages

No party will be liable for any punitive damages relating to the breach of the Business Combination Agreement (except to the extent asserted against a party pursuant to a third party claim).

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Sponsor Shares Surrender Agreement, the form of the Director Nomination Agreement, and the form of the Amended and Restated Registration Rights Agreement are attached hereto as Annex I, Annex H and Annex J, respectively. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

Equity Financing

Concurrently with the execution of the Business Combination Agreement, Leo entered into the Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors have collectively subscribed for

10,000,000 shares of New CEC Common Stock (plus an additional 700,000 shares) for an aggregate purchase price of $100.0 million, $50.0 million of which will be funded by the Sponsor PIPE Entity. On June 27, 2019, Leo entered into additional Subscription Agreements for an aggregate of 1,519,500 shares of New CEC Common Stock and increased the size of the PIPE Investment by approximately $14.2 million to a total of approximately $114.2 million. The PIPE Investment will be consummated substantially concurrently with the Closing and proceeds therefrom will be used to fund a portion of the cash required to effect the Business Combination. The PIPE Investment is conditioned upon the satisfaction or waiver of conditions precedent to the closing of the Business Combination and other customary conditions. Pursuant to the Subscription Agreements, the third-party PIPE Investors will be entitled to certain shelf registration rights, subject to customary black-out periods and other limitations as set forth therein.

Sponsor Shares Surrender Agreement

Leo and Sponsor entered into the Sponsor Shares Surrender Agreement on April 7, 2019, pursuant to which, among other things, Sponsor has agreed to surrender and irrevocably forfeit 1,750,000 Class B ordinary shares held by Sponsor to Leo for no consideration as a contribution to capital (which Class B ordinary shares will be cancelled for no consideration). In connection with the increase of the PIPE Investment, Leo and the Sponsor amended the Sponsor Shares Surrender Agreement on June 27, 2019, to provide that the Sponsor will surrender an additional 99,407 Class B ordinary shares to Leo (1,849,407 in the aggregate). Sponsor has, on behalf of itself and the other holders of Class B ordinary shares, irrevocably waived, and agreed not to assert or perfect, any rights to adjustment or other antidilution protections with respect to any Class B ordinary shares or otherwise with respect to any of his, her or its equity securities in Leo in connection with the transactions contemplated by the Business Combination Agreement or arising prior to the Closing.

Amended and Restated Registration Rights Agreement

At the Closing of the Business Combination, New CEC will enter into the Amended and Restated Registration Rights Agreement, substantially in the form attached to this proxy statement/prospectus as Annex J, with certain Holders (as defined in the Amended and Restated Registration Rights Agreement). Pursuant to the Amended and Restated Registration Rights Agreement, New CEC will register for resale, pursuant to Rule 415 under the Securities Act, certain New CEC Common Stock and other equity securities of New CEC that are held by the parties thereto from time to time. Additionally, the Lion Holders (as defined in the Amended and Restated Registration Rights Agreement) will together be entitled to demand three Underwritten Shelf Takedowns (as defined in the Amended and Restated Registration Rights Agreement) and the Seller’s Shareholders (as defined in the Amended and Restated Registration Rights Agreement) will collectively be entitled to demand four Underwritten Shelf Takedowns, in each case, subject to certain offering thresholds. The Seller’s Shareholders shall be entitled to a fifth demand that may only be used with respect to Contingent Shares. Notwithstanding anything to the contrary, in no event may Lion Capital or any transferee thereof request an Underwritten Shelf Takedown during the period beginning on the Closing Date and ending on the date 180 days thereafter. The Amended and Restated Registration Rights Agreement will also include customary piggy-back rights, subject to cooperation and cut-back provisions. New CEC will bear the expenses incurred in connection with the filing of any such registration statements.

The Amended and Restated Registration Rights Agreement amends and restates the registration and shareholder rights agreement that was entered into by Leo, Sponsor and the other parties thereto in connection with Leo’s initial public offering.

Lock-Up Agreement

At the Closing, Seller will execute and deliver to New CEC a lock-up agreement (the “Lock-Up Agreement”), pursuant to which, among other things, Seller agrees not to, subject to certain exceptions set forth in the Lock-Up Agreement, during the period commencing from the Closing and through the earlier of (x) the one hundred and eightieth (180) day anniversary of the date of the Closing and (y) the date after the Closing on which New CEC consummates a Change of Control (as defined in the Business Combination Agreement) (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any New CEC Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of New CEC Common Stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of New CEC Common Stock or other securities, in cash or otherwise. Any waiver by New CEC of the provisions of the Lock-Up Agreement requires the approval of a majority of New CEC’s directors who qualify as “independent” for purposes of serving on the audit committee under the listing standards of the NYSE and the rules of the SEC.

Director Nomination Agreement

On the Closing Date, New CEC, Sponsor and Seller will enter into a Director Nomination Agreement, substantially in the form attached to this proxy statement/prospectus as Annex H, pursuant to which, among other things the Seller and Sponsor will each have certain rights to designate a certain number of individuals to be nominated for election to the board of directors of New CEC as described in more detail below.

Director Composition

New CEC shall take all necessary and desirable actions within its control such that, as of the Effective Time, (i) the size of the board of directors of New CEC (the “New CEC Board”) is set at nine directors, (ii) sufficient existing directors resign or are removed from the New CEC Board such that seven director positions are vacant immediately prior to the nomination and appointment of the Seller’s directors and Sponsor’s directors provided for in the following clauses, (iii) Lyndon Lea, Robert Darwent and Mary E. Minnick shall be retained on the New CEC Board as directors of the Sponsor, (iv) Andrew S. Jhawar, Naveen R. Shahani, Allen Weiss, Peter Brown and Ron Marshall shall each be nominated and appointed as Seller Directors, (v) Andrew S. Jhawar and Lyndon Lea shall each be appointed as a Co-Chairman of the New CEC Board and (vi) New CEC’s Chief Executive Officer shall be appointed to the New CEC Board.

The Director Nomination Agreement entitles the Seller to designate director nominees (each, a “Seller Director”) to the New CEC Board from and after the Effective Time as follows:

•

five directors, one of whom shall be the Co-Chairman of the New CEC Board, for so long as the Stockholder shares (as defined in the Business Combination Agreement) equal or exceed 50% of the total number of shares of the Issued and Outstanding (as defined below) New CEC Common Stock;

•

four directors, one of whom shall be the Co-Chairman of the New CEC Board, for so long as Stockholder shares equal or exceed 35% (but less than 50%) of the total number of shares of the Issued and Outstanding New CEC Common Stock;

•	three directors for so long as Stockholder shares equal or exceed 20% (but less than 35%) of the total number of shares of the Issued and Outstanding New CEC Common Stock; and

•	two directors for so long as Stockholder shares equal or exceed 10% (but less than 20%) of the total number of shares of the Issued and Outstanding New CEC Common Stock.

The Director Nomination Agreement entitles Sponsor to designate director nominees (each, a “Sponsor Director”) to the New CEC Board from and after the Effective Time as follows:

•	three directors, one of whom shall be the Co-Chairman of the New CEC Board, for so long as the Sponsor Amount (as defined in the Business Combination Agreement) equals or exceeds 50%;

•	two directors, one of whom shall be the Co-Chairman of the New CEC Board, for so long as the Sponsor Amount equals or exceeds 25% (but less than 50%); and

•	one director for so long as the Sponsor Amount equals or exceeds 10% (but less than 25%).

“Issued and Outstanding” shall mean, as of any given time, (a) the number of shares of New CEC Common Stock issued and outstanding (on a non-fully diluted basis), excluding (b) the number of shares of New CEC Common Stock, if any, (i) held in treasury by New CEC, (ii) held by any New CEC Subsidiary (as such term defined in the Business Combination Agreement) or (iii) issued in connection with the exercise of any warrants for New CEC Common Stock.

At any time when (i) the Sponsor has the right to designate any Sponsor Directors, all such Sponsor Directors must qualify as “independent” pursuant to listing standards of the NYSE applicable to directors other than members of the audit committee and (ii) the Sponsor has the right to designate three Sponsor Directors, at least one must qualify as “independent” pursuant to listing standards of the NYSE applicable to directors serving as members of the audit committee and Rule 10A-3 under the Exchange Act (collectively, the “Audit Committee Independence Requirements”). At any time when (i) the Seller, or its permitted assignees, as applicable, has the right to designate four Seller Directors, at least one Seller Director must qualify as “independent” pursuant to the Audit Committee Independence Requirements, and (ii) the Seller, or its permitted assignees, as applicable, has the right to designate five Seller Directors, at least two Seller Directors must qualify as “independent” pursuant to the Audit Committee Independence Requirements.

If Seller, or its permitted assignees, as applicable, has the right to designate one or more directors and either has not exercised such right or the applicable director has not been elected as a Seller Director, then Seller, or its permitted assignees, as applicable, may elect at such time, in its sole discretion, to designate one Board observer (regardless of the number of such designation rights held by the Seller, or its permitted assignees, as applicable) to attend and participate in all meetings of the Board or any committees thereof, in a non-voting capacity by the giving of written notice to New CEC of such election.

Financing Matters

At or as soon as practicable after the consummation of the Business Combination, New CEC intends to redeem CEC senior notes in an aggregate principal amount of the lesser of (i) all outstanding $255.0 million assuming no public shares are redeemed in connection with the Business Combination, or (ii) the maximum aggregate principal amount of CEC senior notes that can be redeemed using the available funds from the trust account and the PIPE Investment following redemption of public shares and the payment of all fees and expenses. Under the terms of the CEC senior notes, the redemption price will be 102% of the principal amount of the CEC senior notes being redeemed, plus all accrued but unpaid interest to the redemption date. New CEC will use the sum of (i) cash held in the trust account, net of redemptions, plus (ii) gross proceeds of the PIPE Investment, less (iii) the transactions costs of the transactions contemplated under the Business Combination Agreement to finance this redemption.

At or following the Business Combination, New CEC will also consider refinancing its existing term loan and revolving credit facilities.

Background to the Business Combination

Leo is a blank check company incorporated on November 29, 2017 as a Cayman Islands exempted company and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The potential Merger was the result of an extensive search for potential transactions utilizing the global network of Leo’s management team, including its board of directors. The terms of the Business Combination Agreement were the result of extensive negotiations among the representatives of Leo and Queso. Conversations on behalf of Queso were conducted with Queso management and individuals affiliated with Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”), as representatives of Queso. Funds managed by affiliates of Apollo (the “Apollo Funds”) collectively own the Seller, and through the Seller, a majority of the equity interests of Queso. Andrew S. Jhawar, Senior Partner of Apollo responsible for the Apollo Funds’ investment in Queso and Chairman of the Board of Queso from December 2018, assisted by other individuals affiliated with Apollo, had primary responsibility for negotiating the Business Combination Agreement on Queso’s behalf.

On February 15, 2018, Leo completed its initial public offering of 20,000,000 units at a price of $10.00 per unit generating gross proceeds of $200.0 million before underwriting discounts and expenses. Each unit consisted of one Class A ordinary share and one-half of one public warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share for $11.50 per share, subject to certain adjustments. Simultaneous with the closing of the initial public offering, Leo completed the private sale of an aggregate of 4,000,000 private placement warrants at a price of $1.50 per private placement warrant to our Sponsor. The private placement warrants are substantially identical to the public warrants sold as part of the units in the initial public offering, except that Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (except to certain permitted transferees) until 30 days after the completion of Leo’s initial business combination. In addition, the private placement warrants also are not redeemable by Leo so long as they are held by Sponsor or its permitted transferees, and they may be exercised by Sponsor and its permitted transferees on a cashless basis.

Since the completion of its initial public offering, Leo considered a number of potential target businesses with the objective of consummating its initial business combination. Representatives of Leo contacted, and were contacted by, a number of individuals and entities who offered to present ideas for business combination opportunities, including financial advisors and companies in the media, entertainment, consumer products and telecommunications sectors. Leo considered businesses that it believed could benefit from the substantial expertise, experience and network of its management team, have attractive growth prospects and exhibited industry leadership.

In the process that led to identifying Queso as attractive investment opportunities, Leo’s management team evaluated over 40 potential business combination targets, entered into non-disclosure agreements with approximately 12 potential business combination targets (other than Queso), and submitted non-binding indications of interest or letters of intent with respect to eight potential business combination targets (other than Queso).

By November 1, 2018, Leo had engaged in substantial due diligence and detailed discussions with shareholders of several target businesses across subsectors of retail and consumer, including the consumer packaged goods, apparel, media/entertainment, and restaurant sectors.

On November 13, 2018, given the significant recent financial momentum in the business, Sherif Guirgis, a Director of Lion Capital, contacted Mr. Jhawar via email to discuss a potential business combination between Queso and Leo.

On November 15, 2018, Mr. Guirgis and Mr. Jhawar discussed the potential business combination between Queso and Leo via telephone.

On November 16, 2018, Mr. Jhawar provided Mr. Guirgis with a summary reconciliation of adjusted EBITDA for Queso. The two then decided that the next step was for Leo to prepare a summary of the proposed valuation, structure and sources and uses based on publicly available information.

On November 20, 2018, Leo and Citigroup (“Citi”) discussed the potential business combination between Queso and Leo, valuation and potential transaction structures.

On November 27, 2018, Leo and Citi discussed proposed transaction structure and valuation. Mr. Guirgis then provided Mr. Jhawar, Lance Milken, Michael Diverio, Naveen Shahani, and Francesco D’Arcangelo with an illustrative transaction overview at a $1,450 million enterprise valuation, assuming 8.3x 2018 estimated adjusted EBITDA of $175 million. Mr. Milken was until December 2018 a Senior Partner of Apollo and Mr. Diverio is a Principal of Apollo, and each was a member of the board of directors of Queso (until December 2018 in the case of Mr. Milken and February 2019 in the case of Mr. Diverio). Mr. Shahani, a Principal of Apollo, joined the board of Queso in February 2019. Mr. D’Arcangelo is an Associate of Apollo, working with Mr. Jhawar and Mr. Shahani with respect to the Apollo Funds’ investment in Queso.

On November 28, 2018, Mr. Guirgis discussed the proposed transaction structure and addressed questions with representatives of Queso.

On December 7, 2018, Lyndon Lea, the Chairman and Chief Executive Officer of Leo, and Mr. Jhawar discussed the proposed transaction structure and valuation. Mr. Jhawar agreed to consider options and provide a revised proposal at the end of the following week.

On December 15, 2018, Leo executed a non-disclosure agreement with Queso.

On December 19, 2018, the following representatives of Leo: Lyndon Lea, Robert Darwent, Jeff Chang, Sherif Guirgis, Miguel Hollander-Ho and representatives from Citi (Brian Anton and Matthew Daniel) met with the following Queso/CEC management team members: Thomas Leverton, Jim Howell, Roger Cardinale, and Mahesh Sadarangani. Mr. Jhawar and Mr. Shahani also attended. Topics of the conversation included a company overview, key investment highlights, drivers of business momentum, and financial projections.

On December 20, 2018, representatives of Citi and representatives of Leo had a phone conversation to share collective thoughts on the potential transaction. Citi began a process with their equity capital markets and Consumer/Retail teams to go through a detailed benchmarking and valuation exercise.

On December 20, 2018, Mr. Jhawar requested that Mr. Lea and Mr. Guirgis provide a term sheet indication of interest to Queso by January 7, 2019.

On December 23, 2018, representatives of Citi and Leo had a phone conversation to discuss potential transaction structure and the contemplated size of the transaction.

On January 7, 2019, Mr. Lea and Mr. Jhawar discussed that the challenging equity markets in December 2018 created a difficulty in executing at the previously contemplated price, but that Leo would be excited to progress and complete due diligence and evaluate the market environment once diligence completed.

On January 19, 2019, Mr. Jhawar sent a term sheet and summary of transaction to Mr. Lea and Mr. Guirgis. The term sheet included a proposed valuation of 8.0x 2019 estimated adjusted EBITDA.

On January 20, 2019, representatives of Leo and Citi had a phone conversation to discuss the term sheet.

Beginning on January 22, 2019, representatives of Leo and Queso engaged in detailed negotiations with regards to the term sheet proposal.

On January 31, 2019, Mr. Jhawar and Mr. Lea had a call, in which they agreed in principle to the terms of the transaction and moved to finalize the term sheet in order to reflect this agreement.

On February 5, 2019, Leo and Queso agreed and executed a non-binding term sheet, pursuant to which Queso agreed to a period of exclusivity for five weeks so that Leo could complete due diligence. The contemplated enterprise valuation was based on 8.2x 2019 estimated adjusted EBITDA.

On February 8, 2019, Leo engaged Kirkland & Ellis LLP (“K&E”) and PriceWaterhouse Coopers (“PwC”) to provide diligence advisory services.

On February 9, 2019, Queso responded to diligence requests of Leo and its advisors.

On February 12, 2019, representatives of Leo, Citi, PwC and Queso participated in a meeting in Dallas to discuss diligence requests and drivers of 2019 budget and projections. Attendees were: Lyndon Lea, Sherif Guirgis, and Miguel Hollander-Ho from Leo, Neil Shah and Brian Anton from Citi, Daniel Bitar and Warren Kang from PwC, Mr. Leverton, and Mr. Jhawar and Mr. Shahani.

On February 14, 2019, representatives of Queso, CEC, Leo, K&E, and Morgan, Lewis & Bockius LLP (“ML”) participated in an organizational call to begin work on documentation while completing diligence.

On February 18, 2019, PwC had a call with company management to discuss tax diligence requests. Representatives from Leo, Queso and Citi were also on the call. Citi, Leo and Queso also had a separate call to discuss updating the Queso/CEC promotional video for investor meetings.

On February 19, 2019, representatives of Citi, Queso and Leo had a call to discuss investor management presentation in progress, including projections to include, research analyst coverage for restaurants and outstanding data requests for the management presentation.

On February 19, 2019, PwC provided to Leo summary learnings from their tax diligence call.

On February 20, 2019, PwC held a general finance diligence call with Queso. Representatives from Leo and Citi were also on the call. PwC sent a follow-up request list following the call.

On February 20, 2019, a first draft of the investor presentation was shared with representatives of Leo and Queso by Citi.

On February 21, 2019, K&E had a diligence call with Queso/CEC management. Representatives from Leo and ML also participated in this call.

On February 22, 2019, PwC provided Leo with its initial human resources observations and a social listening analysis on the CEC brand.

On February 25, 2019, K&E shared with Leo a preliminary red flag summary of legal due diligence and a supplemental legal due diligence request list.

On February 26, 2019, representatives of Leo, Queso and Citi had a phone conversation to discuss potential private equity PIPE investors.

On February 27, 2019, PwC provided to Leo their financial and tax observations report.

On February 28, 2019, Citi provided to Leo revised thoughts on PIPE investor outreach strategy, which was discussed on a call the next day with Leo and Queso.

On March 5, 2019, Citi had conversations with prospective PIPE investors to determine demand for the PIPE. A few follow up requests from prospective PIPE investors resulted from the call.

On March 6, 2019, Citi provided to Leo an update on investor outreach and which investors were interested in having a meeting with management.

On March 11, 2019, there was an in-person dry-run meeting with Queso/CEC management at their headquarters. Representatives of Leo, Citi and Jefferies LLC, financial advisor and capital markets advisor to Queso, also attended this meeting or dialed in by phone.

On March 12, 2019, K&E distributed the first draft of the Business Combination Agreement to ML.

On March 13, 2019, K&E provided to ML an updated legal due diligence list.

On March 14-15, 2019, meetings were held in NYC with regards to the PIPE Investment with members of Queso/CEC management and Mr. Lea and Mr. Guirgis and representatives from Citi in attendance.

On March 18, 2019, Citi and representatives of Leo had conference calls with prospective PIPE investors.

On March 18, 2019, K&E received revised comments to the Business Combination Agreement from ML.

On March 20, 2019, K&E circulated a draft PIPE subscription agreement and Leo engaged Marsh Risk & Insurance Services to act as a broker for R&W insurance.

On March 23, 2019, based on a completion of business due diligence and investor feedback, Mr. Lea communicated to representatives of Queso a proposed revised enterprise valuation of $1,410 million with a surrender of 1,250,000 of the 5,000,000 founder shares by the Sponsor to the Company.

On March 25, 2019, Mr. Lea and Mr. Jhawar discussed a revised transaction proposal and agreed to a $1,409 million enterprise valuation (7.54x 2019 estimated adjusted EBITDA of $187 million) with the Sponsor surrendering 1,750,000 Class B ordinary shares to the Company.

On March 26, 2019, K&E sent a revised version of the Business Combination Agreement to ML.

On March 27, 2019, Leo executed a term sheet with Euclid Transactional, LLC, provider of representations and warranties insurance, and provided Euclid access to data room and PwC report.

From and after March 27, 2019, the parties continued to negotiate the Business Combination Agreement, the related ancillary agreements and the terms of the PIPE Investment.

On April 4, 2019, there was a telephonic meeting of Leo’s board, and representatives of K&E and Maples & Calder, Cayman Islands counsel to Leo, at which Mr. Lea provided an overview of the proposed transaction, discussed the transaction and the reasons therefor. These discussions included the terms and conditions of the Business Combination Agreement and the key ancillary agreements, the potential benefits of the proposed transaction, the risks related thereto, and the proposed timeline for finalizing and announcing the proposed transaction and recommending that shareholders vote “FOR” the proposals to approve the transaction. Leo’s board also noted that it was not obtaining a third-party valuation or fairness opinion in connection with their determination to approve the business combination but felt that its officers and directors had substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of Leo’s financial advisor, enabled them to make the necessary analyses and determinations regarding the business combination with Queso. Before any actions were approved, Mr. Lea and Robert Darwent, Chief Financial Officer and Director, gave notice for the record that (i) they are officers and directors of the Company and have equity interests in the Sponsor, the holder of 4,000,000 warrants to purchase Class A ordinary shares and 4,910,000 shares of Class B ordinary shares (of which 1,750,000 will be forfeited in the transaction and the related anti-dilution features of the remaining Class B ordinary shares were waived), (ii) that Mr. Lea and other officers may be nominated for the board of the Company post-closing and that it was anticipated that Mr. Lea would serve as co-Chairman and/or Chairman; and (iii) have other interests in the transactions, including that a portion of the private placement would be provided by affiliates of Lion Capital which are controlled by Mr. Lea, and therefore should be regarded as interested accordingly in the proposed transaction.

The board then reviewed the Business Combination Agreement and unanimously adopted resolutions (i) determining that it is in the best interests of the Company to enter into the Business Combination Agreement and (ii) adopting the Business Combination Agreement and approving the Company’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business Combination Agreement including the private placement in which affiliates of Lion Capital, controlled by Mr. Lea, would participate and enter into the ancillary documents. In coming to its decision, the board viewed the surrender of 1,750,000 Class B ordinary shares by Leo Investors Limited Partnership together with a PIPE transaction for $100,000,000 in proceeds in exchange for 10,700,000 New CEC Common Stock as overall not being dilutive to a $10 share price.

The transaction described above including the nomination agreement pursuant to which Leo Investors Limited Partnership would have nomination rights for three directors was discussed and the transactions were approved unanimously by all directors who did not have ownership interests in Leo Investors Limited Partnership.

On April 7, 2019, certain institutional investors executed subscription agreements to purchase for a $100,000,000 aggregate subscription price 10,000,000 shares of common stock (plus an additional 700,000) and the Business Combination Agreement was executed.

On April 8, 2019, Leo and Queso issued a joint press release announcing the execution of the transaction and Leo filed a Current Report on Form 8-K with an investor presentation providing information on Queso and the proposed transaction.

On April 8, 2019, as contemplated by the Business Combination Agreement, Queso provided to Leo the written consent of its majority stockholder approving the transactions contemplated by the Business Combination Agreement.

On June 27, 2019, Leo entered into additional Subscription Agreements for an aggregate of 1,519,500 shares of New CEC Common Stock and increased the size of the PIPE Investment by approximately $14.2 million to a total of approximately $114.2 million. In connection therewith, Leo and the Sponsor amended the Sponsor Shares Surrender Agreement, to provide that the Sponsor will surrender an additional 99,407 Class B ordinary shares to Leo upon closing (1,849,407 in the aggregate).

On June 27, 2019, Leo amended the Business Combination Agreement to account for the increase in the PIPE Investment.

Leo’s Board of Directors’ Reasons for the Business Combination

On April 4, 2019, the Leo board of directors (i) approved the Business Combination Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of Leo and its shareholders, and (iii) recommended that Leo’s shareholders approve and adopt the Business Combination.

In evaluating the Business Combination and making these determinations and this recommendation, the Leo board of directors consulted with Leo’s senior management and considered a number of factors.

The Leo board of directors and management also considered the general criteria and guidelines that Leo believed would be important in evaluating prospective target businesses as described in the prospectus for Leo’s initial public offering. The Leo board of directors also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, Leo stated that it intended to focus primarily on acquiring a company or companies with the following criteria and guidelines in part:

(i)	could benefit from the substantial expertise, experience and network of Leo’s management team;

(ii)	have attractive growth prospects;

(iii)	have a competitive advantage;

(iv)	exhibit barriers to entry;

(v)	exhibit industry leadership;

(vi)	exhibit potential for global expansion;

(vii)	are well positioned to participate in sector consolidation or would benefit from a public acquisition currency;

(viii)	demonstrate attractive valuation and limit Leo’s downside exposure; and/or

(ix)	demonstrate potential for free cash flow generation.

In considering the Business Combination, the Leo board of directors determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.

In particular, the Leo board of directors considered the following factors:

A.

Iconic, Widely Recognized Brand. The Leo board of directors noted that Chuck E. Cheese is an iconic, widely-recognized brand with significant brand strength and high awareness. It has near universal overall awareness at 99% and 86% unaided awareness, according to a study by Russell Research, and a Net Promoter Score of 91% for the quarter ended December 30, 2018.

B.

Differentiated Family Fun and Entertainment Experience. The Leo board of directors noted that Chuck E. Cheese is a leader in integrated family entertainment and dining. Chuck E. Cheese’s unique combination of family entertainment and dining, coupled with leading hospitality, results in approximately 75% of guests purchasing both entertainment and dining offerings when they visit.

C.

Highly Compelling Consumer Value Proposition. The Leo board of directors believes that, at only $34 for a package that includes food, drinks, and entertainment, the value proposition Chuck E. Cheese offers is highly compelling and represents a fraction of the cost of comparable offerings of alternatives that combine dining with family entertainment.

D.

Substantial Scale and an Attractive Venue Portfolio. With a portfolio of 750 venues spread across 47 states and 14 foreign countries and territories, the Leo board of directors believes that Chuck E. Cheese is the largest scaled player in the United States with a nationwide presence.

E.

Strong Operating Margins and Attractive Free Cash Flow. The Leo board of directors considered that Queso achieved high gross profit margins of 85% for Fiscal 2018, benefitting from the mix of higher margin entertainment and merchandise sales along with favorable food and beverage margins. Coupled with low maintenance capital expenditures, representing 5% of Fiscal 2018 sales, Queso achieves strong discretionary free cash flow.

F.

Consistent Demand Throughout All Cycles. The Leo board of directors believes there is strong and consistent demand for wholesome entertainment and family dining, and that Chuck E. Cheese’s price point is attractive in any economic condition. This has been demonstrated by Queso’s resilient comparable venue sales performance in historical economic downturns. During the Great Recession from 2008 – 2010, Chuck E. Cheese outperformed restaurant and destination entertainment industry benchmarks compiled by Knapp Track, generating, on average, positive comparable venue sales growth of 0.1%.

G.

Proven and Experienced Management Team. Following the Business Combination, Queso’s current management team will remain in place. Led by Chief Executive Officer Thomas Leverton, Queso’s executive management team has significant experience in multi-site leisure, hospitality, entertainment and family dining industries.

H.

Strategic Plan with Multiple Levers of Growth. The Leo board of directors believes that Queso’s strategic plan is attractive, by focusing on increasing comparable venue sales by enhancing the total guest experience and unlocking operational investments Chuck E. Cheese has made, enhancing its venue base with a comprehensive remodel program, and expanding its global venue network, particularly internationally.

(i) Increase Comparable Venue Sales. Chuck E. Cheese’s core strategy to grow comparable venue sales is driven by initiatives to enhance the in-venue experience for both kids and adults and capitalize on growth opportunities created by recent operational investments in order to improve the guest experience, enhance guest engagement, leverage existing investments in its proprietary Play Pass card system and All You Can Play, and optimize pricing.

(ii) Remodeling Venues to Provide a Modern, Fresh Look. Following initial tests of a redesigned concept at Chuck E. Cheese venues which carefully targeted areas to improve family experience and comfort, Chuck E. Cheese competed a series of initial remodels in 2017 and 2018. The venues remodeled in 2017 have experienced a sustained 12% comparable store sales uplift, and those remodeled in 2018 have experienced a 16% comparable store sales uplift versus un-remodeled venues. Chuck E. Cheese plans to complete 60 remodels in 2019 and 90 per year thereafter.

(iii) Pursue New Venue Growth Domestically and Internationally. Chuck E. Cheese has a long track record of successful new venue development and will continue to pursue a disciplined venue growth strategy in both new and existing markets where strong cash-on-cash returns and long term success can be achieved. Chuck E. Cheese targets rates of return of over 30% for new company-operated venues.

I.

Financial Condition. The Leo board of directors also considered factors such as Queso’s historical financial results, outlook, financial plan, debt structure and owned asset base, as well as valuations and trading of publicly traded companies and valuations of precedent merger and acquisition targets in similar and adjacent sectors.

J.

Terms of Transaction. The Leo board of directors reviewed and considered the terms of the Business Combination Agreement and the related agreements, including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate the agreement. See “—The Business Combination Agreement,” “—Related Agreements—Amended and Restated Registration Rights Agreement” and “—Related Agreements—Director Nomination Agreement” for detailed discussions of the terms and conditions of these agreements.

K.

Results of Review of Transactions. The Leo management team evaluated several companies which the Leo management team could add value through its relationships and expertise. The Leo board of directors considered that it was not aware of any alternative transactions that would be reasonably likely to be more favorable to the Leo shareholders than the terms of the Business Combination. In particular, since Leo’s initial public offering, representatives of Leo had considered over 40 potential acquisition targets, entered into nondisclosure agreements with approximately 12 potential acquisition targets (other than Queso) or their representatives, and submitted indications of interest with respect to eight potential acquisition targets (other than Queso). Despite these efforts, the Leo board of directors was not aware of any transaction available to Leo that it believed was more favorable than the Business Combination. In addition, the Leo board of directors considered that the terms of the Business Combination had been negotiated on an arm’s-length basis in light of each party’s judgment about its ability to negotiate different or better terms. Based on the negotiations, the Leo board of directors considered that it believed that the terms of the Business Combination Agreement and related agreements were the best terms to which Queso were reasonably likely to agree. See “—Background to the Business Combination” for more information on Leo’s consideration of other transactions and the negotiations of the terms of the Business Combination. The Leo board of directors also considered that Leo could decide not to consummate an initial business combination and return to its shareholders their pro rata portion of the trust account, however, the Leo board of directors determined that, in light of the other factors considered by the board noted in this section, the Business Combination was more beneficial to Leo’s shareholders than not consummating an initial business combination.

L.

Continued Ownership By Sellers. The Leo board of directors considered that Queso equityholders would be receiving exclusively New CEC Common Stock for their consideration, including, with respect to Queso equityholders, New CEC Common Stock that will be subject to vesting and certain other restrictions. The Leo board of directors considered this as a sign of confidence in New CEC following the Business Combination and the benefits to be realized by each company as a result of the Business Combination.

M.

Results of Due Diligence. The Leo board of directors considered the scope of the due diligence investigation conducted by Leo’s senior management and outside advisors and evaluated the results thereof and information available to it related to Queso, including:

a.	multiple meetings and calls with the Queso management team regarding its operations and projections and the proposed transaction;

b.	in-person visits to Queso’s headquarters in Irving, Texas;

c.

review of materials related to Queso made available by Queso, including material contracts, strategic plans, key metrics and performance indicators, benefit plans, insurance policies, litigation information, financial statements, environmental matters, risk mitigation materials, and other legal diligence;

d.	review of financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports;

e.	other financial, tax, legal, environmental and accounting diligence; and

f.	discussions with industry experts.

The Leo board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

A.

Potential Inability to Complete the Business Combination. The Leo board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to Leo if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. In particular, they considered the uncertainty related to the closing of the Business Combination primarily outside of the control of the parties to the transaction, including the need for antitrust approvals. In addition, the Leo board of directors considered the risk that the current public shareholders of Leo would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to New CEC following the consummation of the Business Combination and potentially requiring Queso and the Seller to waive certain conditions under the Business Combination Agreement in order for the Business Combination to be consummated. The Leo board of directors noted that the Business Combination Agreement includes a condition that, after giving effect to redemptions by holders of Leo Class A ordinary shares in connection with the Business Combination and the PIPE Investments, New CEC shall have net available cash equal to no less than $250,000,000. As of June 30, 2019, without giving effect to any future redemptions that may occur, the trust account has approximately $205.3 million. Further, the Leo board of directors considered the risk that current public shareholders would exercise their redemption rights is mitigated because Queso will be acquired at an attractive aggregate purchase price.

B.

Queso Business Risks. The Leo board of directors considered that Leo shareholders would be subject to the execution risks associated with New CEC if they retained their public shares following the closing of the Business Combination, which were different from the risks related to holding public shares of Leo prior to the closing. In this regard, the Leo board of directors considered that there were risks associated with successful implementation of New CEC’s long term business plan and strategy, New CEC realizing the anticipated benefits of the Business Combination on the timeline expected or at all. The Leo board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Leo shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see “Risk Factors.”

C.

Post-Business Combination Corporate Governance; Terms of the Director Nomination Agreement. The Leo board of directors considered the corporate governance provisions of the Business Combination Agreement, the Director Nomination Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of the company following the closing. In particular, they considered that Seller and Sponsor will have the right to designate directors to the board of directors of New CEC for as long as they hold certain amounts of shares of the New CEC Common Stock. The Leo board of directors was aware that these rights are not generally available to shareholders of Leo, including shareholders that may hold a large number of shares. See “—The Business Combination Agreement” and “—Related Agreements—Director Nomination Agreement” for detailed discussions of the terms and conditions of these agreements.

D.

Limitations of Review. The Leo board of directors considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price Leo is paying to acquire Queso is fair to Leo or its shareholders from a financial point of view. In addition, the senior management reviewed only certain materials in connection with its due diligence review of Queso. Accordingly, the Leo board of directors considered that Leo may not have properly valued Queso.

E.

Limited Survival of Remedies for Breach of Representations, Warranties or Covenants of Queso. The Leo board of directors considered that the terms of the Business Combination Agreement provide that Leo will have limited surviving remedies against the majority stockholder after the closing to recover for losses as a result of any inaccuracies or breaches of certain Queso’s and the Seller’s fundamental representations, warranties or post-closing covenants set forth in the agreement. To mitigate against this, Leo determined to acquire R&W Policies for Queso which will be partially funded by Queso. However, the R&W Policies have certain exclusions and deductibles. As a result, Leo shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of Queso prior to the closing, whether determined before or after the closing, without any ability to reduce the cash to be paid or the number of shares to be issued in the Business Combination or recover for the amount of any damages. The Leo board of directors determined that this structure was appropriate and customary, in light of the fact that several transactions include similar terms, Leo was obtaining the R&W Policies and the owners of Queso would continue to be equityholders in New CEC.

F.

Interests of Leo’s Directors and Executive Officers. The Leo board of directors considered the potential additional or different interests of Leo’s directors and executive officers, as described in the section entitled “—Interests of Leo’s Directors and Executive Officers in the Business Combination.” However, Leo’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for Leo’s initial public offering and are included in this proxy statement/prospectus, (ii) these disparate interests would exist with respect to a business combination by Leo with any other target business(es) and (iii) a significant portion of the consideration to Leo’s directors and executive officers was structured to be realized based on the future performance of the New CEC Common Stock.

Based on its review of the forgoing considerations, the Leo board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects Leo shareholders will receive as a result of the Business Combination.

The preceding discussion of the information and factors considered by the Leo board of directors is not intended to be exhaustive but includes the material factors considered by the Leo board of directors. In view of the complexity and wide variety of factors considered by the Leo board of directors in connection with its evaluation of the Business Combination, the Leo board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Leo board of directors may have given different weight to different factors. The Leo board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the Leo board of directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Projected Financial Information

Queso does not as a matter of course make public projections as to future sales, earnings or other results. However, Leo’s management has prepared the prospective financial information set forth below for internal use, capital budgeting and other management purposes. Queso provided Leo with its internally prepared projections for the fiscal years ended December 29, 2019 and December 27, 2020. The prospective financial information was not prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information but, in the view of Queso’s management, was prepared on a reasonable basis and reflects the best estimates and judgments available to Queso’s management as of March 10, 2019, and presented, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Queso, in each case as of such date. Because these projections were prepared solely for internal use, capital budgeting and other management purposes, they are therefore subjective in many respects and susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third party use when prepared, including by investors or holders. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results.

The projections reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory, and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond Queso’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The projections reflect the consistent application of accounting policies of Queso and should be read in conjunction with the accounting policies included in Note 1 accompanying the historical audited consolidated financial statement of Queso included elsewhere in this proxy statement/prospectus.

The financial projections for revenue and costs are forward looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Queso’s control. While all projections are necessarily speculative, Queso believes that the prospective financial information covering periods beyond 12 months from its date of preparation carries even higher levels of uncertainty and should be read in that context. There will be differences between actual and projected financial results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement/prospectus should not be regarded as an indication that Queso, Leo or any of their respective representatives considered or consider the projections to be a reliable prediction of future events.

The projections were requested by, and disclosed to, Leo for use as a component in its overall evaluation of Queso, and are included in this proxy statement/prospectus on that account. Queso has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including Leo. Neither Queso’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of Queso compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect the circumstances existing after March 10, 2019 or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked at as “guidance” of any sort. Queso will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The projections were prepared by, and are the responsibility of, Queso’s management. Queso’s auditors have neither examined nor complied nor performed any procedures with respect to the accompanying prospective financial information nor have they expressed any opinion or any other form of assurance on such information or its acheivability and assume no responsibility for and disclaim any association with the prospective financial information.

The key elements of the projections provided to Leo as of March 10, 2019 are summarized in the table below:

	Fiscal Year Ended December 31,
($ in millions)	2019E(1)	2020E(2)
Revenue	$929	$974
% Growth	3.7%	4.8%
Adjusted EBITDA(3)	$187	$205
% Margin	20%	21%
Capital Expenditures	$103	$98
% Revenue	11.1%	10.1%
Discretionary Free Cash Flow(4)	$152	$172
% Conversion(5)	81%	84%

(1)	Queso financials presented in accordance with GAAP.
(2)	The presentations for 2020 were prepared on the basis of a 52-week year for comparability. New CEC’s Fiscal 2020 will be a 53-week year.
(3)

See “Summary of the Proxy Statement/Prospectus—Selected Historical Financial Information of Queso—Non-GAAP Financial Measures” for information about Adjusted EBITDA, a reconciliation of net income to Adjusted EBITDA and the calculation of Adjusted EBITDA Margin. Projections reflect Queso’s management’s estimate of the additional costs of being a public company.

(4)	Calculated as Adjusted EBITDA less maintenance capital expenditures.
(5)	% Conversion is calculated as (i) Adjusted EBITDA minus maintenance capital expenditures, divided by (ii) Adjusted EBITDA.

The reconciliation of forward-looking Free Cash Flow and Adjusted EBITDA to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the impact of foreign exchange gains and losses, the effects of stock-based compensation, acquisition related costs, severance costs and asset write-offs. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

Satisfaction of 80% Test

It is a requirement under our memorandum and articles of association that any business acquired by Leo have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Queso generally used to approve the transaction, the Leo board of directors determined that this requirement was met. The board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, was fair to and in the best interests of Leo and its shareholders and appropriately reflected Queso’s value. In reaching this determination, the board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as Queso’s historical growth rate and its potential for future growth in revenue and profits. Leo’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of Queso met this requirement.

Interests of Leo’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of Leo’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Class B Shareholders, including Leo’s directors and executive officers, have interests in such proposal that are different from, or in addition to, those of Leo shareholders and warrant holders generally. These interests include, among other things, the interests listed below:

•

If Leo does not consummate a business combination by February 14, 2020, it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,000,000 Class B ordinary shares owned by the Class B Shareholders would be worthless because following the redemption of the public shares, Leo would likely have few, if any, net assets and because our Class B Shareholders have agreed to waive their rights to liquidating distributions from the trust account with respect to the Class B ordinary shares if we fail to complete a Business Combination within the required period. Sponsor purchased the Class B ordinary shares prior to our initial public offering for approximately $0.004 per share. The 3,150,593 Converted Founder Shares that the Class B Shareholders will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $32,230,566 based upon the closing price of $10.23 per share of public share on the NYSE on July 1, 2019, the most recent closing price. Given such Converted Founder Shares will be subject to such restrictions, we believe such shares have less value.

•

Sponsor paid $6,000,000 for its 4,000,000 private placement warrants to purchase Class A ordinary shares and such private placement warrants will expire worthless if a business combination is not consummated by February 14, 2020.

•

Lyndon Lea, Leo’s Chairman and Chief Executive Officer, Robert Darwent, Leo’s Chief Financial Officer and member of Leo’s Board of Directors and Mary E. Minnick, a member of Leo’s Board of Directors, are each expected to be directors of New CEC after the consummation of the Business Combination.

•	Leo’s existing directors and officers will be eligible for continued indemnification and continued coverage under Leo’s directors’ and officers’ liability insurance after the Business Combination.

•

In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to Leo if and to the extent any claims by a vendor for services rendered or products sold to Leo, or a prospective target business with which Leo has discussed entering into a transaction agreement, reduce the amount of funds in the trust account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the trust account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

•	Following the consummation of the Business Combination, Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to Leo and remain outstanding. Leo does not complete an initial business combination by February 14, 2020, Leo may use a portion of its working capital held outside the trust account to repay these working capital loans, but no proceeds held in the trust account would be used to repay the working capital loans.

•

Following consummation of the Business Combination, Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by Leo from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if Leo fails to consummate a business combination within the required period, Sponsor and Leo’s officers and directors and their respective affiliates will not have any claim against the trust account for reimbursement.

•	In connection with the PIPE Investment, assuming the Sponsor PIPE Entity finances $50.0 million of the PIPE Investment, the Sponsor PIPE Entity will receive 5,350,000 shares of New CEC Common Stock.

•

Pursuant to the Director Nomination Agreement, Sponsor will have the right to designate up to three directors to the board of directors of New CEC, subject to certain conditions, Seller will have the right to designate up to five directors to the board of directors of New CEC, subject to certain conditions, and the Chief Executive officer of New CEC will be a member of the board of New CEC.

•

Pursuant to the Amended and Restated Registration Rights Agreement, the Seller, Lion Capital, the holders of ordinary shares of Leo who are parties to the existing registration rights agreement in respect to ordinary shares held by such holders and certain other shareholders will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New CEC Common Stock and warrants held by such parties.

•

The Proposed Certificate of Incorporation will contain provisions that have the same effect as Section 203 and prevent New CEC from engaging in a business combination with an “interested stockholder,” unless certain conditions are met.

Leo’s directors and executive officers have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, Leo’s directors and executive officers own approximately 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class B Shareholders, Queso and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class B Shareholders, Queso and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) otherwise limit the number of public shares electing to redeem and (4) New CEC’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) being at least $5,000,001.

Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, Leo has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Queso stockholders comprising a majority of the voting power of the combined company, Queso operations comprising a majority of the ongoing operations of New CEC, and Queso’s senior management comprising a majority of the senior management of New CEC combined entity. Accordingly, for accounting purposes, the acquisition will be treated as the equivalent of Queso issuing stock for the net assets of Leo, accompanied by a recapitalization. Net assets of Leo will be stated at historical costs, with no goodwill or other intangible assets recorded.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Queso portion of the Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On April 19, 2019, Leo and Queso filed the required forms under the HSR Act with the Antitrust Division and the FTC and requested early termination. Early termination of the HSR waiting period was granted on April 29, 2019.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of New CEC’s assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Leo cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Leo cannot assure you as to its result.

None of Leo or Queso are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s entry into the Business Combination Agreement, dated as of April 7, 2019 and subsequently amended on June 27, 2019, by and among the Company, Queso Holdings Inc., a Delaware corporation (“Queso”), and the other parties thereto (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of the Company to Delaware as described below, Queso will merge with and into the Company, the separate corporate existence of Queso will cease and Leo will be the surviving corporation and a wholly owned subsidiary of New CEC (the “Merger”) be approved, ratified and confirmed in all respects.”

Recommendation of Leo’s Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, Leo is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Merger.

As a condition to closing the Merger, the board of directors of Leo has unanimously approved, and Leo shareholders are being asked to consider and vote upon a proposal to approve (the “Domestication Proposal”), a change of Leo’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Leo will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Leo will be domesticated and continue as a Delaware corporation.

On the effective date of the Domestication, (1) the issued and outstanding Class A ordinary shares will convert automatically by operation of law, on a one-for-one basis, into shares of New CEC Common Stock; (2) the issued and outstanding redeemable warrants that were registered pursuant to the IPO registration statement will become automatically redeemable warrants to acquire shares of New CEC Common Stock (no other changes will be made to the terms of any issued and outstanding public warrants as a result of the Domestication); (3) each issued and outstanding unit will be cancelled and will entitle the holder thereof to one share of New CEC Common Stock and one-half of one redeemable warrant to acquire one share of New CEC Common Stock; (4) each issued and outstanding Class B ordinary share, par value $0.0001 per share, of Leo will convert automatically by operation of law, on a one-for-one basis without giving effect to any rights of adjustment or other anti-dilution protections, into shares of New CEC Common Stock; and (5) the issued and outstanding warrants of Leo issued in a private placement will become automatically warrants to acquire shares of New CEC Common Stock (no other changes will be made to the terms of any issued and outstanding private placement warrants as a result of the Domestication).

The Domestication Proposal, if approved, will approve a change of Leo’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Leo is currently governed by the Cayman Islands Companies Law, upon the Domestication, New CEC will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then Leo will also ask its shareholders to approve the Organizational Documents Proposals (discussed below), which, if approved, will replace our current memorandum and articles of association under the Cayman Islands Companies Law with a new certificate of incorporation and bylaws of New CEC under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Existing Organizational Documents and we encourage shareholders to carefully consult the information set out below under “Organizational Documents Proposals,” the Existing Organizational Documents of Leo, attached hereto as Annex B and the Proposed Organizational Documents of New CEC, attached hereto as Annex C and Annex D.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Leo and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

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Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe, such clarity would be advantageous to New CEC, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New CEC’s stockholders from possible abuses by directors and officers.

•

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. New CEC’s incorporation in Delaware may make New CEC more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New CEC to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Leo as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New CEC immediately following the Domestication will be the same as those of Leo immediately prior to the Domestication.

Vote Required for Approval

The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Domestication Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS

If each of the following Organizational Documents Proposals and the Condition Precedent Proposals are approved and the Business Combination is to be consummated, Leo will replace the current amended and restated memorandum of association of Leo under the Cayman Islands Companies Law (the “Existing Memorandum”) and the current articles of association of Leo (the “Existing Articles” and, together with the Existing Memorandum, the “Existing Organizational Documents”), in each case, under the Cayman Islands Companies Law, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of New CEC, in each case, under the DGCL.

Leo’s shareholders are asked to consider and vote upon and to approve by special resolution five separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents. The Organizational Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.

The Proposed Organizational Documents differ materially from the Existing Organizational Documents. The following table sets forth a summary of the principal changes proposed to be made between our existing memorandum and articles of association and the Proposed Certificate of Incorporation and Proposed Bylaws for New CEC. This summary is qualified by reference to the complete text of the Existing Organizational Documents of Leo, attached to this proxy statement/prospectus as Annex B the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Existing Organizational Documents are governed by the Cayman Islands Companies Law and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

	Existing Organizational Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Existing Organizational Documents authorize 221,000,000 shares, consisting of 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preferred shares.	The Proposed Organizational Documents authorize 600,000,000 shares, consisting of 500,000,000 shares of New CEC Common Stock and 100,000,000 shares of New CEC Preferred Stock.

	See paragraph 5 of our Existing Organizational Documents	See Article Fourth of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Existing Organizational Documents authorize the issuance of 1,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered under	The Proposed Organizational Documents authorize the board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative,

	Existing Organizational Documents	Proposed Organizational Documents
	the Existing Organizational Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as the board of directors may determine.

	See paragraph 5 and Article 3 of our Existing Organizational Documents.	See Article Fourth subsection A of the Proposed Certificate of Incorporation.

Director Nomination Agreement (Organizational Documents Proposal C)	The Existing Organizational Documents are not subject to any director composition agreement.	The Proposed Organizational Documents provide that certain provisions therein are subject to the Director Nomination Agreement.

See Article Fifth subsections B, C and D of the Proposed Certificate of Incorporation.

Shareholder/Stockholder Written Consent In Lieu of a Meeting (Organizational Documents Proposal D)	The Existing Organizational Documents provide that resolutions may be passed by a vote in person, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Organizational Documents allow stockholders to vote in person or by proxy at a meeting of stockholders, but prohibit the ability of stockholders to act by written consent in lieu of a meeting.

	See Article 22 of our Existing Organizational Documents.	See Article Fifth subsection G of the Proposed Certificate of Incorporation.
Corporate Name (Organizational Documents Proposal E)	The Existing Organizational Documents provide the name of the company is “Leo Holdings Corp.”	The Proposed Organizational Documents will provide that the name of the corporation will be “Chuck E. Cheese Brands Inc.”

See paragraph 1 of our Existing Organizational Documents.

Perpetual Existence (Organizational Documents Proposal E)	The Existing Organizational Documents provide that if we do not consummate a business combination (as defined in the Existing Organizational Documents) by February 14, 2020, Leo shall cease all operations except for the purposes of winding up and shall redeem the shares issued in our initial	The Proposed Organizational Documents do not include any provisions relating to New CEC’s ongoing existence; the default under the DGCL will make New CEC’s existence perpetual.

	Existing Organizational Documents	Proposed Organizational Documents
public offering and liquidate our trust account.

	See Article 49 of our Existing Organizational Documents.	This is the default rule under the DGCL.

Exclusive Forum (Organizational Documents Proposal E)	The Existing Organizational Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.

See Section Seventh subsection A of the Proposed Certificate of Incorporation.

Takeovers by Interested Stockholders (Organizational Documents Proposal E)	The Existing Organizational Documents do not provide restrictions on takeovers of Leo by a related shareholder following a business combination.	The Proposed Organizational Documents will have New CEC elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other restrictions regarding takeovers by interested stockholders.

See Section Eighth of the Proposed Certificate of Incorporation.

Waiver of Corporate Opportunities (Organizational Documents Proposal E)	The Existing Organizational Documents do not provide an explicit waiver of corporate opportunities for Leo or its directors.	The Proposed Organizational Documents will explicitly waive corporate opportunities to New CEC and its directors.
See Section Ninth of the Proposed Certificate of Incorporation.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal E)	The Existing Organizational Documents set forth various provisions related to our status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to our status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 49 of our Existing Organizational Documents.

Resolution

The full text of the resolution to be passed in connection with the replacement of the Existing Organizational Documents with the Proposed Organizational Documents is as follows:

“RESOLVED, as a special resolution, that the Existing Organizational Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), with such principal changes as described in Organizational Documents Proposals A-E.”

ORGANIZATIONAL DOCUMENTS PROPOSAL A—APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal A—to authorize the change in the authorized capital stock of Leo from (i) 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preferred shares of Leo to (ii) 500,000,000 shares of New CEC Common Stock and 100,000,000 shares of New CEC Preferred Stock.

As of the date of this proxy statement/prospectus, there are 25,000,000 ordinary shares issued and outstanding, which includes an aggregate of 5,000,000 Class B ordinary shares held by the Class B Shareholders, including Sponsor. In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 14,000,000 warrants to acquire ordinary shares, which comprise the 4,000,000 private placement warrants held by Sponsor and the 10,000,000 public warrants.

In connection with the Business Combination, (1) New CEC will issue 36,000,137 shares of New CEC Common Stock to the former equityholders of Queso and (2) 12,219,500 shares of New CEC Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment. New CEC may also issue an additional 4,000,000 shares of New CEC Common Stock to the stockholders and certain optionholders of Queso subsequent to the consummation of the Business Combination upon the occurrence of certain events and satisfaction of certain conditions as set forth in the Business Combination Agreement. For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration.”

In order to ensure that New CEC has sufficient authorized capital for future issuances, our board of directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of New CEC change in the authorized capital stock of Leo from (i) 200,000,000 Class A ordinary shares, 20,000,000 Class B ordinary shares and 1,000,000 preferred shares of Leo to (ii) 500,000,000 shares of New CEC Common Stock and 100,000,000 shares of New CEC Preferred Stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New CEC, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

The principal purpose of this proposal is to provide for an authorized capital structure of New CEC that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Vote Required for Approval

The approval of Organizational Documents Proposal A requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal A is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B—APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF NEW CEC AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal B—to authorize the board of directors of New CEC to issue any or all shares of New CEC Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by New CEC’s board of directors and as may be permitted by the DGCL.

Our shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of New CEC after the Business Combination.

If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of New CEC will be 100,000,000 shares. Approval of this Organizational Documents Proposal B will allow for issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an anti-takeover defense.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New CEC, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of New CEC and thereby protect continuity of or entrench its management, which may adversely affect the market price of New CEC. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of New CEC, such preferred stock could be issued by the board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing New CEC’s board of directors to issue the authorized preferred stock on its own volition will enable New CEC to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New CEC currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Vote Required for Approval

The approval of Organizational Documents Proposal B requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal B is conditioned on the approval and adoption of the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and the Stock Issuance Proposal..

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C—APPROVAL OF PROPOSAL REGARDING CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION BEING SUBJECT TO THE DIRECTOR NOMINATION AGREEMENT

Overview

Organizational Documents Proposal C—to provide that certain provisions of the certificate of incorporation of New CEC are subject to the Director Nomination Agreement

Our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of New CEC after the Business Combination.

Pursuant to the Director Nomination Agreement, the Seller and Sponsor will each have certain rights to designate directors to the board of directors of New CEC. For additional information, see “BCA Proposal—Related Agreements—Director Nomination Agreement—Director Composition.”

This amendment would indicate that the terms of New CEC’s certificate of incorporation are subject to the terms of each Director Nomination Agreement when such terms are in conflict.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New CEC, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

These provisions are intended to ensure that the terms of New CEC’s certificate of incorporation do not conflict with the rights granted under the Director Nomination Agreement. See “BCA Proposal—Related Agreements—Director Nomination Agreement.”

Vote Required for Approval

The approval of Organizational Documents Proposal C requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal C is conditioned on the approval and adoption of the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and the Stock Issuance Proposal.

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL D—APPROVAL OF PROPOSAL REGARDING THE ABILITY OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal D—to authorize the removal of the ability of New CEC stockholders to take action by written consent in lieu of a meeting.

Our shareholders are also being asked to approve Organizational Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of New CEC after the Business Combination.

The Proposed Organizational Documents stipulate that any action required or permitted to be taken by the stockholders of New CEC must be effected at a duly called annual or special meeting of stockholders of New CEC, and may not be effected by any consent in writing by such stockholders.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New CEC, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All stockholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Reasons for the Amendments

Under the Proposed Organizational Documents, New CEC’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New CEC’s organizational documents outside of a duly called special or annual meeting of the stockholders of New CEC. Further, our board of directors believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Leo is aware to obtain control of New CEC, and Leo and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New CEC. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Vote Required for Approval

The approval of Organizational Documents Proposal D requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal D is conditioned on the approval and adoption of the BCA Proposal, the Domestication Proposal, the Required Organizational Documents Proposals and the Stock Issuance Proposal.

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL D.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL E—APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS

Overview

Organizational Documents Proposal E—authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (1) changing the post-Business Combination corporate name from “Leo Holdings Corp.” to “Chuck E. Cheese Brands Inc.” (which is expected to occur after the Domestication in connection with the Merger), (2) making New CEC’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders, (5) granting an explicit waiver regarding corporate opportunities to New CEC and its directors and (6) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Leo’s board of directors believes is necessary to adequately address the needs of New CEC after the Business Combination.

Our shareholders are also being asked to approve Organizational Documents Proposal E, which is, in the judgment of our board of directors, necessary to adequately address the needs of New CEC after the Business Combination.

The Proposed Organizational Documents will be further amended in connection with the Merger to provide that the name of the corporation will be “Chuck E. Cheese Brands Inc.” However, as this name change will occur in connection with the Merger, and therefore, after the Domestication and associated adoption of the Proposed Organizational Documents, the name of the corporation as it appears in the Proposed Organizational Documents attached as Annex C and Annex D to this proxy statement/prospectus and to be in effect as of the Domestication will be “Leo Holdings Corp.” In addition, the Proposed Organizational Documents will make New CEC’s corporate existence perpetual.

The Proposed Certificate of Incorporation provides that, unless New CEC consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of New CEC, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of New CEC to New CEC or its stockholders, or any claim for aiding and abetting any such breach, (3) action asserting a claim against New CEC or any director or officer of New CEC arising pursuant to any provision of the DGCL or its Certificate of Incorporation or Bylaws, or (4) action asserting a claim against New CEC or any director or officer of New CEC governed by the internal affairs doctrine except for, as to each of (1) through (4) above, any claim (a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (c) arising under the federal securities laws, including the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Proposed Certificate of Incorporation. If any action the subject matter of which is within the scope the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions

(an “enforcement action”), and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

The Proposed Certificate of Incorporation of New CEC explicitly “opt out” of Section 203 of the DGCL and, instead, include a provision in the Proposed Certificate of Incorporation that is substantially similar to Section 203 of the DGCL, but carves out Sponsor and certain other exempted persons and, certain of their respective affiliates and respective transferees from the definition of “interested stockholder.” In general, Section 203 of the DGCL prevents a public company incorporated in Delaware from engaging in a “business combination” with any “interested stockholder” for three years following the time that the person became an interested stockholder, unless, among other exceptions, the interested stockholder attained such status with the approval of the board of directors. A business combination includes, among other things, a merger or consolidation involving the interested stockholder and the sale of more than 10% of the company’s assets. In general, an interested stockholder is any stockholder that, together with its affiliates, beneficially owns 15% or more of the company’s stock. A public company incorporated in Delaware is automatically subject to Section 203, unless it opts out in its original corporate charter or pursuant to a subsequent charter or bylaw amendment approved by stockholders.

The Proposed Certificate of Incorporation will also provide an explicit waiver of corporate opportunities to New CEC and its directors.

The Proposed Certificate of Incorporation will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of our operations should we not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Existing Organizational Documents) because following the consummation of the Business Combination, New CEC will not be a blank check company.

Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of Leo’s Existing Organizational Documents with New CEC’s Proposed Organizational Documents. While certain material changes between the Existing Organizational Documents and the Proposed Organizational Documents have been unbundled into distinct Organizational Documents Proposals or otherwise identified in this Organizational Documents Proposal E, there are other differences between the Existing Organizational Documents and the Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal E. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Organizational Documents of New CEC, attached hereto as Annex C and Annex D as well as the information set under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.

Reasons for the Amendments

Corporate Name

Our board of directors believes that changing the post-business combination corporate name from “Leo Holdings Corp.” to “Chuck E. Cheese Brands Inc.” is desirable to reflect the Business Combination with Queso and to clearly identify New CEC as the publicly traded entity.

Perpetual Existence

Our board of directors believes that making New CEC’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for New CEC following the Business Combination.

Exclusive Forum

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New CEC in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that the after the Domestication, New CEC will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Takeovers by Interested Stockholders

The Proposed Certificate of Incorporation explicitly “opt out” of Section 203 of the DGCL, but our board of directors believes that it is in the best interest of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a non-negotiated, hostile or unsolicited proposed acquisition of New CEC. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving the corporation that have not been approved by the board of directors. Our board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of New CEC without paying a fair premium to all stockholders. Thus, our board of directors has determined that the provisions opting out of Section 203 included in Proposed Certificate of Incorporation are in the best interests of the post-combination company.

The Proposed Certificate of Incorporation will contain provisions that have the same effect as Section 203, except that they provide that Sponsor, Seller, certain of their respective affiliates and respective transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions. The board of directors has determined to exclude Sponsor and Seller and such persons and entities from the definition of “interested stockholder” because of the interests such entities currently hold. As a result, the risk of “creeping control” without paying a fair premium to all stockholders, which Section 203 of the DGCL is intended to prevent, would not be applicable to such stockholders.

Waiver of Corporate Opportunities

Our board of directors believes that granting this waiver is essential to our ability to retain and attract qualified directors. We expect that qualified directors would likely engage in business activities outside of New CEC and would anticipate that such outside experience would be beneficial to any such director’s board service for and management of New CEC. Our board of directors believes that without such a waiver, qualified directors could be dissuaded from serving on New CEC’s board of directors if they are concerned that their directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to New CEC and its affiliates). Our board of directors believes that the corporate opportunity waiver included in the Proposed Certificate of Incorporation provides a clear delineation between what constitutes a corporate opportunity for New CEC and what constitutes a commercial opportunity that a director may otherwise pursue in his or her individual capacity, and that such clarity will enable New CEC to attract and retain qualified directors.

Provisions Related to Status as Blank Check Company

The elimination of certain provisions related to our status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Certificate of Incorporation do not include the requirement to dissolve New CEC and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and our board of directors believes it is the most appropriate period for New CEC following the Business Combination. In addition, certain other provisions in our current certificate require that proceeds from the Leo’s initial public offering be held in the trust account until a business combination or liquidation of Leo has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Certificate of Incorporation.

Vote Required for Approval

The approval of Organizational Documents Proposal E requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

Organizational Documents Proposal E is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL E.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL

Overview

The Stock Issuance Proposal—to consider and vote upon a proposal to approve for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New CEC Common Stock to the equityholders of Queso and to the PIPE Investors, including an affiliate of Sponsor, to the extent such issuance would require a shareholder vote under NYSE Listing Rule 312.03 (we refer to this proposal as the “Stock Issuance Proposal”).

Our shareholders are also being asked to approve the Stock Issuance Proposal.

Reasons for the Approval for Purposes of NYSE Listing Rule 312.03

Under NYSE Listing Rule 312.03, a company is required to obtain stockholder approval prior to the issuance of securities if the number of shares of New CEC Common Stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of New CEC Common Stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for New CEC Common Stock. If the Business Combination is completed pursuant to the Business Combination Agreement, Leo currently expects to issue an estimated 46,700,137 shares of New CEC Common Stock in connection with the Business Combination, including the PIPE Investment, and options to acquire shares of Queso will convert into options to acquire 2,364,278 shares of New CEC Common Stock. New CEC may issue up to 359,154 shares of New CEC Common Stock pursuant to existing Queso management stock bonus agreements for 2019. In addition, New CEC may issue the additional 4,000,000 Contingent Shares. For further details, see “BCA Proposal—The Business Combination Agreement—Business Combination Consideration.” Accordingly, the aggregate number of shares of New CEC Common Stock that Leo will issue in the Business Combination will exceed 20% of the shares of New CEC Common Stock outstanding before such issuance, and for this reason, Leo is seeking the approval of Leo shareholders for the issuance of shares of New CEC Common Stock pursuant to the Business Combination Agreement.

Additionally, pursuant to NYSE Listing Rule 312.03, when a NYSE-listed company proposes to issue securities in connection with the Business Combination of the stock or assets of another company, stockholder approval is required if a substantial stockholder of such company has a 5% or greater interest, directly or indirectly, in such company or the assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock could result in an increase in outstanding shares of common stock or voting power of 5% or more. NYSE Listing Rule 312.03(e) defines a substantial stockholder as the holder of an interest of 5% or more of either the number of shares of common stock or the voting power outstanding of a NYSE-listed company. Because Sponsor currently owns greater than 5% of Leo’s ordinary shares, Sponsor and the Sponsor PIPE Entity is considered a substantial shareholder of Leo under NYSE Listing Rule 312.03(e). In connection with the PIPE Investment, the Sponsor PIPE Entity is expected to be issued 5,350,000 shares of New CEC Common Stock.

In the event that this proposal is not approved by Leo shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Leo shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New CEC Common Stock pursuant to the Business Combination Agreement, New CEC will not issue such shares of New CEC Common Stock.

Vote Required for Approval

The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote or abstain from voting at the extraordinary general meeting. Abstentions and broker non-votes are considered present for the purposes of establishing a quorum and will count as votes cast against the proposal at the extraordinary general meeting.

The Stock Issuance Proposal is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED that, for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New CEC Common Stock to the equityholders of Queso and the participants in the PIPE Investment (as defined herein) be approved.”

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

INCENTIVE AWARD PLAN PROPOSAL

Overview

The Incentive Award Plan Proposal—to consider and vote upon a proposal to approve by ordinary resolution the Chuck E. Cheese Brands Inc. 2019 Equity Incentive Plan, which is referred to herein as the Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E (we refer to this proposal as the “Incentive Award Plan Proposal”).

Our shareholders are also being asked to approve, by ordinary resolution, the Incentive Award Plan Proposal.

A total of 5,700,000 shares of New CEC Common Stock will be reserved for issuance under the Incentive Plan. As of July 1, 2019, the closing price on NYSE per Class A ordinary share, each of which shall be converted to one share of New CEC Common Stock, was $10.23. The board of directors of Leo approved the Incentive Plan on                     , 2019, subject to approval by Leo’s stockholders. The Incentive Plan will be effective upon approval by Leo’s stockholders.

The following is a summary of the material features of the Incentive Plan. This summary is qualified in its entirety by the full text of the Incentive Plan, a copy of which is included as Annex E to this proxy statement.

Summary of Chuck E. Cheese Brands Inc. 2019 Equity Incentive Plan

Type of Awards

The Incentive Plan provides for the issuance of stock options (including non-statutory stock options and incentive stock option), stock appreciation rights (referred to as “SARs”), restricted stock, restricted stock units (referred to as “RSUs”), stock bonuses and other stock-based awards to officers, employees, non-employee directors, independent contractors and consultants of New CEC or its affiliates.

Purpose and Types of Grants

The purpose of the Incentive Plan is to attract and retain employees, non-employee directors and consultants, and advisors. The Incentive Plan provides for the issuance of incentive stock options, non-qualified stock options, stock awards, stock units, stock appreciation rights and other stock-based awards. The Incentive Plan is intended to provide an incentive to participants to contribute to our economic success by aligning the economic interests of participants with those of our stockholders.

Administration

The Incentive Plan will be administered by the Compensation Committee of our Board, and the Compensation Committee will determine all of the terms and conditions applicable to grants under the Incentive Plan. Our Compensation Committee will also determine who will receive grants under the Incentive Plan and the number of shares of common stock that will be subject to grants, except that grants to members of our Board must be authorized by a majority of our Board. Our Compensation Committee may delegate authority under the Incentive Plan to one or more subcommittees as it deems appropriate. Subject to compliance with applicable law and stock exchange requirements, the Compensation Committee (or our Board or a subcommittee, as applicable) may delegate all or part of its authority to our Chief Executive Officer, as it deems appropriate, with respect to grants to employees or key advisors who are not executive officers under Section 16 of the Exchange Act. Our Compensation Committee, our Board, any subcommittee or the Chief Executive Officer, as applicable, that has authority with respect to a specific grant will be referred to as “the committee” in this description of the Incentive Plan.

Shares Subject to the Plan

Subject to adjustment, our Incentive Plan authorizes the issuance or transfer of up to 5,700,000 shares of our common stock.

If any options or stock appreciation rights expire or are canceled, forfeited, exchanged, or surrendered without having been exercised, or if any stock awards, stock units or other stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares of our common stock subject to such awards will again be available for purposes of the Incentive Plan. Shares of our common stock that are surrendered in payment of the exercise price of an option or a stock appreciation right will not be available for issuance under the Incentive Plan. Shares of our common stock that are withheld in satisfaction of the withholding taxes, or surrendered for the payment of taxes, incurred in connection with the issuance, vesting or exercise of any award, or the issuance of our common stock will not be available for issuance under the Incentive Plan. When stock appreciation rights are granted, the full number of shares subject to the stock appreciation rights will be considered issued under the Incentive Plan regardless of the number of shares issued upon exercise of the stock appreciation rights. If any awards are paid in cash, and not in shares of our common stock, any shares of our common stock subject to such awards will also be available for future awards. If we repurchase shares of our common stock on the open market with the proceeds from the exercise price we receive from options, the repurchased shares will not be available for issuance under the Incentive Plan.

Individual Limits for Non-Employee Directors

The maximum aggregate grant date value of shares of common stock granted to any non-employee director in any one calendar year, taken together with any cash fees earned by such non-employee director for services rendered during the calendar year, shall not exceed $750,000 in total value.

Adjustments

In connection with stock splits, stock dividends, recapitalizations and certain other events affecting our common stock, the committee will make adjustments as it deems appropriate in: the maximum number of shares of common stock reserved for issuance as grants; the maximum amount of awards that may be granted to any individual non-employee director in any year; the number and kind of shares covered by outstanding grants; the number and kind of shares that may be issued under the Incentive Plan; the price per share or market value of any outstanding grants; the exercise price of options; the base amount of stock appreciation rights; and the performance goals or other terms and conditions as the committee deems appropriate.

Eligibility and Vesting

All of our employees are eligible to receive grants under the Incentive Plan. In addition, our non-employee directors and key advisors who perform services for us may receive grants under the Incentive Plan. The committee determines the vesting and exercisability terms of awards granted under the Incentive Plan.

Options

Under our Incentive Plan, the committee will determine the exercise price of the options granted and may grant options to purchase shares of our common stock in such amounts as it determines. The committee may grant options that are intended to qualify as incentive stock options under Section 422 of the Code, or non-qualified stock options, which are not intended to so qualify. Incentive stock options may only be granted to our employees. Anyone eligible to participate in the Incentive Plan may receive a grant of non-qualified stock options. The exercise price of a stock option granted under the Incentive Plan cannot be less than the fair market value of a share of our common stock on the date the option is granted. If an incentive stock option is granted to a 10% stockholder, the exercise price cannot be less than 110% of the fair market value of a share of our common stock on the date the option is granted. The aggregate number of shares of common stock that may be issued or transferred under the Incentive Plan pursuant to incentive stock options under Section 422 of the Code may not exceed 10% of the number of shares of common stock outstanding on the effective date of the Incentive Plan.

The exercise price for any option is generally payable in cash. In certain circumstances as permitted by the committee, the exercise price may be paid: by the surrender of shares of our common stock with an aggregate fair market value on the date the option is exercised equal to the exercise price; by payment through a broker in accordance with procedures established by the Federal Reserve Board; by withholding shares of common stock subject to the exercisable option that have a fair market value on the date of exercise equal to the aggregate exercise price; or by such other method as the committee approves.

The term of an option cannot exceed ten years from the date of grant, except that if an incentive stock option is granted to a 10% stockholder, the term cannot exceed five years from the date of grant. In the event that on the last day of the term of a non-qualified stock option, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our common stock under our insider trading policy, the term of the non-qualified option will be extended for a period of 30 days following the end of the legal prohibition, unless the committee determines otherwise.

Except as provided in the grant instrument, an option may only be exercised while a participant is employed by or providing service to us. The committee will determine in the grant instrument under what circumstances and during what time periods a participant may exercise an option after termination of employment.

Stock Appreciation Rights

Under the Incentive Plan, the committee may grant stock appreciation rights, which may be granted separately or in tandem with any option. Stock appreciation rights granted in tandem with a non-qualified stock option may be granted either at the time the non-qualified stock option is granted or any time thereafter while the option remains outstanding. Stock appreciation rights granted in tandem with an incentive stock option may be granted only at the time the grant of the incentive stock option is made. The committee will establish the base amount of the stock appreciation right at the time the stock appreciation right is granted, which will be equal to or greater than the fair market value of a share of our common stock as of the date of grant.

If a stock appreciation right is granted in tandem with an option, the number of stock appreciation rights that are exercisable during a specified period will not exceed the number of shares of our common stock that the participant may purchase upon exercising the related option during such period. Upon exercising the related option, the related stock appreciation rights will terminate, and upon the exercise of a stock appreciation right, the related option will terminate to the extent of an equal number of shares of our common stock. Generally, stock appreciation rights may only be exercised while the participant is employed by, or providing services to, us. When a participant exercises a stock appreciation right, the participant will receive the excess of the fair market value of the underlying common stock over the base amount of the stock appreciation right. The appreciation of a stock appreciation right will be paid in shares of our common stock, cash or both.

The term of a stock appreciation right cannot exceed ten years from the date of grant. In the event that on the last day of the term of a stock appreciation right, the exercise is prohibited by applicable law, including a prohibition on purchases or sales of our common stock under our insider trading policy, the term of the stock appreciation right will be extended for a period of 30 days following the end of the legal prohibition, unless the committee determines otherwise.

Stock Awards

Under the Incentive Plan, the committee may grant stock awards. A stock award is an award of our common stock that may be subject to restrictions as the committee determines. The restrictions, if any, may lapse over a specified period of employment or based on the satisfaction of pre-established criteria, in installments or otherwise, as the committee may determine. Except to the extent restricted under the grant instrument relating to the stock award, a participant will have all of the rights of a stockholder as to those shares, including the right to vote and the right to receive dividends or distributions on the shares. Dividends with respect to stock awards that vest based on performance shall vest if and to the extent that the underlying stock award vests, as determined by the committee. All unvested stock awards are forfeited if the participant’s employment or service is terminated for any reason, unless the committee determines otherwise.

Stock Units

Under the Incentive Plan, the committee may grant stock units to anyone eligible to participate in the Incentive Plan. Stock units represent hypothetical shares of our common stock. Stock units become payable on terms and conditions determined by the committee and will be payable in cash, shares of common stock, or a combination thereof, as determined by the committee. All unvested stock units are forfeited if the participant’s employment or service is terminated for any reason, unless the committee determines otherwise.

Other Stock-Based Awards

Under the Incentive Plan, the committee may grant other types of awards that are based on, or measured by, our common stock, and granted to anyone eligible to participate in the Incentive Plan. The committee will determine the terms and conditions of such awards. Other stock-based awards may be payable in cash, shares of our common stock or a combination of the two.

Dividend Equivalents

Under the Incentive Plan, the committee may grant dividend equivalents in connection with grants of stock units or other stock-based awards made under the Incentive Plan. Dividend equivalents entitle the participant to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The committee will determine whether dividend equivalents will be paid currently or accrued as contingent cash obligations. Dividend equivalents may be paid in cash or shares of our common stock. The committee will determine the terms and conditions of the dividend equivalent grants, including whether the grants are payable upon the achievement of specific performance goals. Dividend equivalents with respect to stock units or other stock-based awards that vest based on performance shall vest and be paid only if and to the extent that the underlying stock units or other stock-based awards vest and are paid as determined by the committee.

Change of Control

If we experience a change of control where we are not the surviving corporation (or survive only as a subsidiary of another corporation), unless the committee determines otherwise, all outstanding grants that are not exercised or paid at the time of the change of control will be assumed by, or replaced with grants (with respect to cash, securities or a combination thereof) that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation).

If there is a change of control and all outstanding grants are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation, the committee may (but is not obligated to) make adjustments to the terms and conditions of outstanding grants, including, without limitation, taking any of the following actions (or combination thereof) without the consent of any participant:

•

determine that outstanding options and stock appreciation rights will accelerate and become fully exercisable and the restrictions and conditions on outstanding stock awards, stock units and dividend equivalents immediately lapse;

•	pay participants, in an amount and form determined by the committee, in settlement of outstanding stock units or dividend equivalents;

•

require that participants surrender their outstanding stock options and stock appreciation rights in exchange for a payment by us, in cash or shares of our common stock, equal to the difference between the exercise price and the fair market value of the underlying shares of our common stock; provided, however, if the per share fair market value of our common stock does not exceed the per share stock option exercise price or stock appreciation right base amount, as applicable, we will not be required to make any payment to the participant upon surrender of the stock option or stock appreciation right; or

•

after giving participants an opportunity to exercise all of their outstanding stock options and stock appreciation rights, terminate any unexercised stock options and stock appreciation rights on the date determined by the committee.

In general terms, a change of control under the Incentive Plan occurs if:

•	a person, entity or affiliated group, with certain exceptions, acquires more than 50% of our then- outstanding voting securities;

•

we merge into another entity unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	we merge into another entity and the members of our Board prior to the merger would not constitute a majority of the board of the merged entity or its parent;

•	we sell or dispose of all or substantially all of our assets;

•	we consummate a complete liquidation or dissolution; or

•	a majority of the members of our Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the incumbent directors.

Deferrals

The committee may permit or require participants to defer receipt of the payment of cash or the delivery of shares of common stock that would otherwise be due to the participant in connection with a grant under the Incentive Plan. The committee will establish the rules and procedures applicable to any such deferrals, consistent with the requirements of Section 409A of the Code.

Withholding

All grants under the Incentive Plan are subject to applicable U.S. federal (including FICA), state and local, foreign or other tax withholding requirements. We may require participants or other persons receiving grants or exercising grants to pay an amount sufficient to satisfy such tax withholding requirements with respect to such grants, or we may deduct from other wages and compensation paid by us the amount of any withholding taxes due with respect to such grant.

The committee may permit or require that our tax withholding obligation with respect to grants paid in our common stock be paid by having shares withheld up to an amount that does not exceed the participant’s minimum applicable withholding tax rate for United States federal (including FICA), state and local tax liabilities, or as otherwise determined by the committee. In addition, the committee may, in its discretion, and subject to such rules as the committee may adopt, allow participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular grant.

Transferability

Except as permitted by the committee with respect to non-qualified stock options, only a participant may exercise rights under a grant during the participant’s lifetime. Upon death, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights. A participant cannot transfer those rights except by will or by the laws of descent and distribution or, with respect to grants other than incentive stock options, pursuant to a domestic relations order. The committee may provide in a grant instrument that a participant may transfer non-qualified stock options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws.

Amendment; Termination

Our Board may amend or terminate our Incentive Plan at any time, except that our stockholders must approve an amendment if such approval is required in order to comply with the Code, applicable laws or applicable stock exchange requirements. Unless terminated sooner by our Board or extended with stockholder approval, the Incentive Plan will terminate on the day immediately preceding the tenth anniversary of the effective date of the Incentive Plan.

Stockholder Approval

Except in connection with certain corporate transactions, including stock dividends, stock splits, a recapitalization, a change in control, a reorganization, a merger and a spin-off, stockholder approval is required (i) to reduce the exercise price or base price of outstanding stock options or stock appreciation rights, (ii) to cancel outstanding stock options or stock appreciation rights in exchange for the same type of grant with a lower exercise price or base price, and (iii) to cancel outstanding stock options or stock appreciation rights that have an exercise price or base price above the current price of a share of our common stock, in exchange for cash or other securities, each as applicable.

Establishment of Sub-Plans

Our Board may, from time to time, establish one or more sub-plans under the Incentive Plan to satisfy applicable blue sky, securities or tax laws of various jurisdictions. Our Board may establish such sub-plans by adopting supplements to the Incentive Plan setting forth limitations on the committee’s discretion and such additional terms and conditions not otherwise inconsistent with the Incentive Plan as our Board deems necessary or desirable. All such supplements will be deemed part of the Incentive Plan, but each supplement will only apply to participants within the affected jurisdiction.

Clawback

Subject to applicable law, the committee may provide in any grant instrument that if a participant breaches any restrictive covenant agreement between the participant and us, or otherwise engages in activities that constitute cause (as defined in the Incentive Plan) either while employed by, or providing services to, us or within a specified period of time thereafter, all grants held by the participant will terminate, and we may rescind any exercise of an option or stock appreciation right and the vesting of any other grant and delivery of shares upon such exercise or vesting, as applicable on such terms as the committee will determine, including the right to require that in the event of any rescission:

•	the participant must return the shares received upon the exercise of any option or stock appreciation right or the vesting and payment of any other grants; or

•

if the participant no longer owns the shares, the participant must pay to us the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (if the participant transferred the shares by gift or without consideration, then the fair market value of the shares on the date of the breach of the restrictive covenant agreement or activity constituting cause), net of the price originally paid by the participant for the shares.

The committee may also provide for clawbacks pursuant to a clawback policy, which our Board may in the future adopt and amend from time to time. Payment by the participant will be made in such manner and on such terms and conditions as may be required by the committee. We will be entitled to set off against the amount of any such payment any amounts that we otherwise owe to the participant.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the New CEC Common Stock issuable under the Incentive Plan.

Certain United States Federal Income Tax Aspects

The following is a summary of certain U.S. federal income tax consequences of awards under the Incentive Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

Options

An optionee generally will not recognize taxable income upon the grant of a non-statutory option. Rather, at the time of exercise of the option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess, if any, of the fair market value of the shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the optionee recognizes as ordinary income. The optionee’s tax basis in any shares received upon exercise of an option will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

Incentive stock options are eligible for favorable U.S. federal income tax treatment if certain requirements are satisfied. An incentive stock option must have an option price that is not less than the fair market value of the stock at the time the option is granted, and must be exercisable within ten years from the date of grant. An employee granted an incentive stock option generally does not realize compensation income for U.S. federal income tax purposes upon the grant of the option. At the time of exercise of an incentive stock option, no compensation income is realized by the optionee other than tax preference income for purposes of the federal alternative minimum tax on individual income. If the shares acquired on exercise of an incentive stock option are held for at least two years after grant of the option and one year after exercise, the excess of the amount realized on the sale over the exercise price will be taxed as capital gain. If the shares acquired on exercise of an incentive stock option are disposed of within less than two years after grant or one year of exercise, the optionee will realize taxable compensation income equal to the excess of the fair market value of the shares on the date of exercise or the date of sale, whichever is less, over the exercise price, and any additional amount realized will be taxed as capital gain.

Stock Appreciation Rights

A participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the participant will recognize ordinary income for U.S. federal income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the participant recognizes as ordinary income. The participant’s tax basis in any shares received upon exercise of a SAR will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Stock Awards

A participant generally will not be taxed upon the grant of stock awards subject to restrictions, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the shares of stock are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares of stock are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

Stock Units

In general, the grant of stock units will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award in cash or shares, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Other Awards

With respect to other stock-based awards granted under the Incentive Plan, generally when the participant receives payment with respect to an award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.

New Plan Benefits

Future benefits under the Incentive Plan generally will be granted at the discretion of the committee and are therefore not currently determinable.

Vote Required for Approval

The approval of the Incentive Award Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Incentive Award Plan Proposal is conditioned on the approval and adoption of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Chuck E. Cheese Brands Inc. 2019 Equity Incentive Plan (the “Incentive Plan”), a copy of which is attached to the proxy statement/prospectus as Annex E be adopted and approved.”

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE AWARDS PLAN PROPOSAL.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL

The Adjournment Proposal allows Leo’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for Sponsor and Queso and the Queso stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, Leo’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting.

The Adjournment Proposal is not conditioned on any other proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”

Recommendation of the Leo Board of Directors

THE LEO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LEO SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of Leo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Leo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Leo’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal—Interests of Leo’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to holders of our public shares or public warrants of the Domestication and exercise of redemption rights. This section applies only to holders that hold their public shares or public warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion is based on current U.S. federal income tax law, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our public shares or public warrants, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding our public shares or public warrants, we urge you to consult your tax advisor.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND AN EXERCISE OF REDEMPTION RIGHTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of our public shares or public warrants and is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication on U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation from the Cayman Islands to Delaware and will change our name to Chuck E. Cheese Brands Inc.

It is intended that the Domestication qualify as an F Reorganization. Assuming the Domestication so qualifies, U.S. Holders of public shares or public warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “—Effects of Section 367(b) to U.S. Holders” and “—PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Leo (i) transferred all of its assets and liabilities to New CEC in exchange for all of the outstanding common stock and warrants of New CEC; and (ii) then distributed the common stock and warrants of New CEC to the shareholders of Leo in liquidation of Leo. The taxable year of Leo will be deemed to end on the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a New CEC public share or New CEC public warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the public share or public warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367(b) of the Code (as discussed below) and (ii) the holding period for a New CEC public share or New CEC public warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the public share or public warrant surrendered in exchange therefor.

Effects of Section 367(b) to U.S. Holders

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S.

federal income tax on certain United States persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our public shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.

A.	U.S. Holders That Hold 10 Percent or More of Leo

A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the public shares it directly owns, within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A U.S. Shareholder’s “all earnings and profits amount” with respect to its public shares is the net positive earnings and profits of Leo (as determined under Treasury Regulations under Section 367 of the Code) attributable to such public shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such public shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Leo does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication. If Leo’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its public shares. It is possible, however, that the amount of Leo’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication.

B.	U.S. Holders That Own Less Than 10 Percent of Leo

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) public shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to New CEC public shares received in the Domestication in an amount equal to the excess of the fair market value of such New CEC public shares over the U.S. Holder’s adjusted tax basis in the public shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its public shares under Section 367(b) of the Code.

There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

(i)	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)	a complete description of the Domestication;

(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Leo establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s public shares and (B) a representation that the U.S. Holder has notified Leo (or New CEC) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to New CEC no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding Leo’s earnings and profits upon written request.

Leo does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that Leo had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its public shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C.	U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) public shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.

Tax Consequences for U.S. Holders of Public Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued New CEC public warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under “—Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

A.	Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by Leo would be considered to be passive income and cash held by Leo would be considered to be a passive asset.

B.	PFIC Status of Leo

Because Leo is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, Leo believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2018 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

C.	Effects of PFIC Rules on the Domestication

As discussed above, Leo believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued New CEC public warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of public shares and public warrants upon the Domestication if (i) Leo were classified as a PFIC at any time during such U.S. Holder’s holding period in such public shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such public shares or in which Leo was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such public shares. Generally, neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Leo.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s public shares or public warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Leo was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under “—Effects of Section 367(b) to U.S. Holders”) generally would be treated as gain subject to these rules.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, U.S. Holders of public shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their public shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as described below) generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Leo, whether or not such amounts are actually distributed.

D.	QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of public shares will depend on whether the U.S. Holder has made a timely and effective election to treat Leo as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of public shares during which Leo qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to Leo is contingent upon, among other things, the provision by Leo of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we will timely provide such required information. A U.S. Holder that made a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A U.S. Holder is not able to make a QEF Election with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their public shares. As a result, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367(b) to U.S. Holders.”

The impact of the PFIC rules on a U.S. Holder of public shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the public shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to public shares. A mark-to-market election is not available with respect to public warrants.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of public shares (which were exchanged for New CEC public shares in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New CEC public shares will depend on whether the redemption qualifies as a sale of the New CEC public shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s New CEC public shares redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the New CEC public shares redeemed.

The redemption of New CEC public shares generally will qualify as a sale of the New CEC public shares redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only New CEC public shares actually owned by such U.S. Holder, but also shares of New CEC public shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to New CEC public shares owned directly, New CEC public shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any New CEC public shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include New CEC public shares which could be acquired pursuant to the exercise of the public warrants.

The redemption of New CEC public shares generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of our outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of our outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the New CEC public shares actually or constructively owned by such U.S. Holder is redeemed or (ii) all of the New CEC public shares actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the New CEC public shares owned by certain family members and such U.S. Holder does not constructively own any other of our shares. The redemption of New CEC public shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in us. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the New CEC public shares. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New CEC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other New CEC public shares (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in the New

CEC public shares redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining New CEC public shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its New CEC public warrants or possibly in other New CEC public shares constructively owned by such U.S. Holder.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW CEC PUBLIC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Non-U.S. Holders

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or public warrants that is not a U.S. Holder.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of New CEC public shares and New CEC public warrants by a non-U.S. Holder after the Domestication.

Distributions

In general, any distributions made to a non-U.S. Holder with respect to New CEC public shares, to the extent paid out of New CEC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its New CEC public shares or New CEC public warrants and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such New CEC public shares or New CEC public warrants, which will be treated as described under “—Sale, Exchange or Other Disposition of New CEC Public Shares and New CEC Public Warrants.”

Dividends paid by New CEC to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.

Sale, Exchange or Other Disposition of New CEC Public Shares and New CEC Public Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of New CEC public shares or New CEC public warrants unless:

(i)

such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)

New CEC is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the New CEC public shares has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period more than 5% of outstanding New CEC public shares.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of New CEC public shares or New CEC public warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such New CEC public shares or New CEC public warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be classified as a U.S. real property holding corporation following the Merger. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether we are or will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Merger or at any future time.

Effects to Non-U.S. Holders of Exercising Redemption Rights

Because the Domestication will occur immediately prior to the redemption of non-U.S. Holders that exercise redemption rights with respect to our public shares, the U.S. federal income tax consequences to a non-U.S. Holder of New CEC public shares that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its New CEC public shares will depend on whether the redemption qualifies as a sale of the New CEC public shares redeemed, as described above under “—Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of New CEC public shares, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “—Sale, Exchange or Other Disposition of New CEC Public Shares and New CEC Public Warrants.” If such a redemption does not qualify as a sale of New CEC public shares, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “—Distributions.”

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of New CEC public shares. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”)

generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and, after December 31, 2018 (subject to the proposed Treasury Regulations discussed below), gross proceeds from the sale or other disposition of, securities (including public shares or public warrants and New CEC public shares or New CEC public warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which public shares or public warrants or New CEC public shares or New CEC warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and, after December 31, 2018 (subject to the proposed Treasury Regulations discussed below), gross proceeds from the sale or other disposition of, public shares or public warrants or New CEC public shares or New CEC public warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While, beginning on January 1, 2019, withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of securities (including public shares or public warrants and New CEC public shares or New CEC public warrants), recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in public shares, public warrants, New CEC public shares or New CEC public warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma combined balance sheet as of March 31, 2019 combines the unaudited balance sheet of Leo as of March 31, 2019 with the unaudited consolidated balance sheet of Queso as of March 31, 2019, giving effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined statements of earnings for the three months ended March 31, 2019 and for the year ended December 30, 2018 combine the historical statements of operations of Leo with the historical consolidated statements of earnings of Queso, giving effect to the Business Combination as if it had occurred as of January 1, 2018.

The unaudited condensed combined pro forma financial information should be read in conjunction with the accompanying notes. In addition, the unaudited condensed combined pro forma financial information was based on and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•

(i) historical audited financial statements of Leo Holdings Corp. as of, and for the year ended, December 31, 2018 and (ii) historical unaudited condensed financial statements of Leo Holdings Corp. as of and for the three months ended March 31, 2019; and

•

(i) historical audited consolidated financial statements of Queso Holdings Inc. as of, and for the year ended, December 30, 2018 and (ii) historical unaudited condensed financial statements of Queso Holdings Inc. as of and for the three months ended March 31, 2019.

The foregoing historical financial statements have been prepared in accordance with GAAP.

Description of the Business Combination

On April 7, 2019, Leo entered into the Business Combination Agreement with Queso and the Seller, which was subsequently amended on June 27, 2019, pursuant to which at the Closing (a) Queso will merge with and into Leo, with Leo continuing as the surviving entity, referred to as New CEC, and (b) holders of shares in Queso will receive shares of New CEC Common Stock in exchange for their Queso shares. In connection with the consummation of the Business Combination, pursuant to the PIPE Investment, certain PIPE investors will subscribe for 11,420,093 shares of New CEC Common Stock (plus an additional 799,407 shares) for an aggregate purchase price of $114.2 million. The proceeds of the PIPE Investment plus cash held in Leo’s trust account, net of share redemptions, will be used to fund redemptions of up to all $255 million aggregate principal amount of the 8.000% CEC senior notes and to pay estimated transaction costs of $15.5 million and deferred underwriting commissions from Leo’s IPO of $7 million.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, Leo has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Queso stockholders comprising a majority of the voting power of the combined company, Queso operations comprising a majority of the ongoing operations of New CEC, and Queso’s senior management comprising a majority of the senior management of New CEC. Accordingly, for accounting purposes, the acquisition will be treated as the equivalent of Queso issuing stock for the net assets of Leo, accompanied by a recapitalization. Net assets of Leo will be stated at historical costs, with no goodwill or other intangible assets recorded.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of New CEC. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination. Upon closing of the Business Combination, we anticipate incurring incremental general and administrative expenses of approximately $1.5 million to $2.5 million per year as a result of being a public company. The unaudited proforma condensed combined financial statements do not reflect these incremental general and administrative expenses. In addition, the unaudited pro forma condensed combined financial statements also exclude costs associated with employee arrangements, long term incentive plans and compensation consultants, if any, that may be put into place after closing of the Business Combination.

The unaudited pro forma condensed combined financial information assumes no exercise of warrants, and excludes the potential issuance of the Contingent Shares.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The financial results may have been different had the Business Combination been consummated for the referenced periods. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the future results that New CEC will experience.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Leo public shares into cash:

•	Assuming No Redemptions: This presentation assumes that no public shareholders of Leo exercise redemption rights with respect to their public shares upon consummation of the Business Combination; and

•

Assuming Redemptions: This presentation assumes that Leo public shareholders exercise their redemption rights with respect to 6,420,093 public shares upon consummation of the Business Combination, at a redemption price of approximately $10.21 per share. We estimate this to be the maximum redemption of public shares that would not prevent satisfaction of the Maximum Redemption Condition.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2019

(in thousands)

	Leo Holdings Corp. Historical as of March 31, 2019 (a)	Queso Holdings Inc. Historical as of March 31, 2019 (b)	Pro Forma Adjustments		Pro Forma Combined (Assuming No Redemption)	Redemption Adjustment		Pro Forma Combined Balance Sheet (Assuming Maximum Redemption)
Current Assets:
Cash and cash equivalents	$428	$116,838	$33,362	(c)	150,628	$(33,362)	(c)	$117,266
Restricted cash	—	266	—		266	—		266
Accounts receivable	—	18,163	—		18,163	—		18,163
Income taxes receivable	—	17	4,665	(o)	4,682	(228)	(o)	4,454
Inventories	—	24,593	—		24,593	—		24,593
Other current assets	184	18,712	29	(f)	18,925	—		18,925

Total current assets	612	178,589	38,056		217,257	(33,590)		183,667
Property and equipment	—	533,610	—		533,610	—		533,610
Operating lease right of use assets, net	—	544,592	—		544,592	—		544,592
Goodwill	—	484,438	—		484,438	—		484,438
Intangible assets, net	—	470,242	—		470,242	—		470,242
Investments held in trust account	204,208	—	(204,208)	(d)	—	—		—
Other noncurrent assets	—	18,883	—		18,883	—		18,883

Total assets	$204,820	$2,230,354	$(166,152)		$2,269,022	$(33,590)		$2,235,432

Current liabilities:
Bank indebtedness and other long-term debt, current portion	$—	$7,600	$—		$7,600	$—		$7,600
Operating lease liability, current portion	—	47,509	—		47,509	—		47,509
Accounts payable	32	38,868	—		38,900	—		38,900
Accrued expenses - related party	691	—	—		691	—		691
Accrued expenses	892	40,157	—		41,049	—		41,049
Unearned revenues	—	22,706	—		22,706	—		22,706
Accrued interest	—	2,417	(2,417)	(f)	—	300	(f)	300
Other current liabilities	—	5,332	—		5,332	—		5,332

Total current liabilities	1,615	164,589	(2,417)		163,787	300		164,087
Operating lease obligations, less current portion	—	529,972	—		529,972	—		529,972
Bank indebtedness and other long-term debt, less current portion	—	960,715	(252,704)	(h)	708,011	30,984	(h)	738,995
Deferred tax liability	—	107,611	—	(o)	107,611	—		107,611
Accrued insurance	—	9,861	—		9,861	—		9,861
Deferred underwriting commissions	7,000	—	(7,000)	(i)	—	—		—
Other noncurrent liabilities	—	190,489	—		190,489	—		190,489

Total liabilities	8,615	1,963,237	(262,121)		1,709,731	31,284		1,741,015
Commitments
Class A ordinary shares	191,205	—	(191,205)	(j)	—	—		—
Stockholders’ equity:
Common stock	—	356	(349)	(l)	7	(1)	(l)	6
Class A ordinary shares	0	—	(0)	(m)	—	—		—
Class B ordinary shares	1	—	(1)	(m)	—	—		—
Additional Paid-in Capital	2,874	365,477	307,169	(l)	675,520	(64,200)	(l)	611,320
Retained earnings (deficit)	2,125	(96,511)	(20,356)	(o)	(114,742)	(673)	(o)	(115,415)
Accumulated other comprehensive income	—	(1,494)	—		(1,494)	—		(1,494)
Less: treasury stock, at cost	—	(711)	711	(p)	0	—		0

Total stockholders’ equity	5,000	267,117	287,174		559,291	(64,874)		494,417

Total liabilities and stockholders’ equity	$204,820	$2,230,354	$(166,152)		$2,269,022	$(33,590)		$2,235,432

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2019

(in thousands, except share and per share information)

	Leo Holdings Corp. (a)	Queso Holdings, Inc. Consolidated (b)	Pro Forma Adjustments			Pro Forma Combined (Assuming No Redemption)			Redemption Adjustment			Pro Forma Combined (Assuming Maximum Redemption)
Revenues:
Food and beverage sales	$—	$117,815	$—			$117,815			$—			$117,815
Entertainment and merchandise sales	—	149,677	—			149,677			—			149,677

Total company store sales	—	267,492	—			267,492			—			267,492
Franchise fees and royalties	—	5,820	—			5,820			—			5,820

Total revenues	—	273,312	—			273,312			—			273,312

Operating Costs and Expenses:
Company store operating costs:
Cost of food and beverage	—	26,652	—			26,652			—			26,652
Cost of entertainment and merchandise	—	11,746	—			11,746			—			11,746

Total cost of food, beverage, entertainment, and merchandise	—	38,398	—			38,398			—			38,398
Labor expenses	—	72,505	—			72,505			—			72,505
Rent expense	—	27,027	—			27,027			—			27,027
Other store operating expenses	—	35,297	—			35,297			—			35,297

Total company store operating costs	—	173,227	—			173,227			—			173,227
Other costs and expenses:
Advertising expense	—	12,253	—			12,253			—			12,253
General and administrative expenses	1,588	15,295	—			16,883			—			16,883
Depreciation and amortization	—	24,334	—			24,334			—			24,334
Transaction and severance costs	—	243	—			243			—			243
Asset impairments	—	—	—			—			—			—

Total operating costs and expenses	1,588	225,352	—			226,940			—			226,940

Operating income (loss)	(1,588)	47,960				46,372			—			46,372
Interest expense (income)	(1,126)	19,808	(4,155)	(c	), (d)	14,527			647	(c	)	15,174

Income (loss) before income taxes	(462)	28,152	4,155			31,845			(647)			31,198
Income tax expense (benefit)	—	7,110	1,343	(e	)	8,453			(163)	(e	)	8,290

Net income (loss)	$(462)	$21,042	$2,812			$23,392			$(484)			$22,908

Earnings (loss) per share:
Basic net income per share, New Leo common shares						$0.33						$0.35

Diluted net income per share, New Leo common shares						$0.32						$0.35

Basic and diluted net income per share, Class A	$0.06

Basic and diluted net loss per share, Class B	$(0.32)

Basic net income per Queso common shares outstanding		$0.59

Diluted net income per Queso common shares outstanding		$0.58

Weighted average shares outstanding:
Basic common stock			71,370,230			71,370,230	(q	)	(6,420,093)			64,950,137	(q	)

Diluted common stock			72,154,827			72,154,827	(q	)	(6,420,093)			65,734,734	(q	)

Basic and diluted Class A ordinary shares	20,000,000		(20,000,000)

Basic and diluted Class B ordinary shares	5,000,000		(5,000,000)

Basic Queso common shares		35,570,207	(35,570,207)

Diluted Queso common shares		36,354,804	(36,354,804)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Fiscal Year Ended December 30, 2018

(in thousands, except share and per share information)

	Leo Holdings Corp. (a)	Queso Holdings, Inc. Consolidated (b)	Pro Forma Adjustments			Pro Forma Combined (Assuming No Redemption)			Redemption Adjustment			Pro Forma Combined (Assuming Maximum Redemption)
Revenues:
Food and beverage sales	$—	$396,658	$—			$396,658			$—			$396,658
Entertainment and merchandise sales	—	478,676	—			478,676			—			478,676

Total company store sales	—	875,334	—			875,334			—			875,334
Franchise fees and royalties	—	20,732	—			20,732			—			20,732

Total revenues	—	896,066	—			896,066			—			896,066

Operating Costs and Expenses:
Company store operating costs:
Cost of food and beverage	—	94,319	—			94,319			—			94,319
Cost of entertainment and merchandise	—	36,650	—			36,650			—			36,650

Total cost of food, beverage, entertainment, and merchandise	—	130,969	—			130,969			—			130,969
Labor expenses	—	256,327	—			256,327			—			256,327
Rent expense	—	96,484	—			96,484			—			96,484
Other store operating expenses	—	150,255	—			150,255			—			150,255

Total company store operating costs	—	634,035	—			634,035			—			634,035
Other costs and expenses:
Advertising expense	—	48,198	—			48,198			—			48,198
General and administrative expenses	490	55,048	—			55,538			—			55,538
Depreciation and amortization	—	100,720	—			100,720			—			100,720
Transaction and severance costs	—	527	—			527			—			527
Asset impairments	—	6,935	—			6,935			—			6,935

Total operating costs and expenses	490	845,463	—			845,953			—			845,953

Operating income (loss)	(490)	50,603				50,113			—			50,113
Interest expense (income)	(3,085)	76,284	(18,040)	(c	), (d)	55,159			2,589	(c	)	57,748

Income (loss) before income taxes	2,595	(25,681)	18,040			(5,046)			(2,589)			(7,635)
Income tax expense (benefit)	—	(5,153)	5,377	(e	)	224			(624)	(e	)	(400)

Net income (loss)	$2,595	$(20,528)	$12,663			$(5,270)			$(1,965)			$(7,235)

Earnings (loss) per share:
Basic and diluted net loss per share, New Leo common shares						$(0.07)						$(0.11)

Basic and diluted net income per share, Class A	$0.15

Basic and diluted net loss per share, Class B	$(0.10)

Basic and diluted net loss per Queso common shares outstanding		$(0.58)

Weighted average shares outstanding:
Basic and diluted common stock			71,370,230			71,370,230	(q	)	(6,420,093)			64,950,137	(q)

Basic and diluted Class A ordinary shares	20,000,000		(20,000,000)

Basic and diluted Class B ordinary shares	5,000,000		(5,000,000)

Basic and diluted Queso common shares		35,516,910	(35,516,910)

NOTES TO LEO HOLDINGS, CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation:

Overview:

The pro forma adjustments have been prepared as if the Business Combination had been consummated on March 31, 2019 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2018, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2019 and the year ended December 30, 2018.

The unaudited pro forma condensed combined financial statements have been prepared assuming the following methods of accounting in accordance with GAAP.

The Business Combination will be accounted for as a reverse acquisition in accordance with GAAP. Under this method of accounting, Leo will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Queso stockholders comprising a majority of the voting power of the combined company, Queso operations comprising a majority of the ongoing operations of the combined entity, and Queso senior management comprising a majority of the senior management of the combined entity. Accordingly, for accounting purposes, the acquisition will be treated as the equivalent of Queso issuing stock for the net assets of Leo, accompanied by a recapitalization. The net assets of Leo will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the acquisition will be those of Queso.

Upon closing of the Business Combination, New CEC anticipates incurring incremental general and administrative expenses of approximately $1.5 million to $2.5 million per year as a result of being a public company, including costs associated with annual and quarterly reporting, Sarbanes-Oxley compliance expenses, expenses associated with listing on the NYSE, legal fees, investor relations expenses, registrar and transfer agent fees, director and officer liability insurance expenses, compensation for independent directors, and other administrative costs. The unaudited pro forma condensed combined financial statements do not reflect these incremental general and administrative expenses. Further, the unaudited pro forma condensed combined financial statements also exclude the costs associated with employee arrangements, long-term incentive plans, and compensation consultants, if any, that may be put into place after closing of the Business Combination.

The unaudited pro forma condensed combined financial information assumes no exercise of warrants as their exercise price exceeds the current stock price, and excludes the potential issuance of the Contingent Shares, as the issuance of the Contingent Shares is dependent on the occurrence of certain future events.

The pro forma adjustments represent management’s estimates based on information available as of the date of this proxy statement and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to transaction or other costs following the Business Combination that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the Business Combination and the other related transactions are not included in the unaudited pro forma condensed combined statements of operations. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings (net of income taxes) and a decrease to cash.

Note 2. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2019:

The unaudited pro forma condensed combined balance sheet as of March 31, 2019 reflects the following adjustments assuming the Business Combination occurred on March 31, 2019:

(a)	Represents the Leo historical balance sheet as of March 31, 2019.

(b)	Represents the Queso historical consolidated balance sheet as of March 31, 2019.

NOTES TO LEO HOLDINGS, CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(c)

Represents the preliminary net adjustment to cash in connection with the Business Combination. A reconciliation of the proforma cash adjustments assuming no redemptions and assuming maximum redemptions follows (in thousands):

Assuming no redemptions:
Cash held in trust account	$204,208	(d	)
Funds from PIPE Investment	114,201	(e	)
Redemption of $255 million 8.000% CEC senior notes at 2% premium, including accrued interest	(262,547)	(f	)
Estimated transaction costs, excluding deferred underwriting commissions	(15,500)	(g	)
Deferred underwriting commissions (from Leo’s IPO)	(7,000)	(i	)

	$33,362	(c	)

Assuming maximum redemptions:
Adjustment to redemption of $255 million 8.000% CEC senior notes at 2% premium, including accrued interest	$32,191	(f	)
Adjustment to cash paid to Leo shareholders from Trust Account, including $1.4 million proportionate share of interest income earned from Trust Account	(65,553)	(j	)

	$(33,362)	(c	)

(d)

Represents the adjustment related to the reclassification of the $204 million held in the trust account in the form of investments to cash and cash equivalents to reflect the fact that these investments are available for use in connection with the Business Combination.

(e)	Represents the net proceeds of $114.2 million from the private placement of 12,219,500 shares of New CEC common stock.

(f)	Represents the redemption of the $255 million 8.000% CEC senior notes, at a 2% premium upon closing of the Business Combination as follows (in thousands):

Assuming no redemptions:
Outstanding principal	$255,000	(h	)
Premium on redemption of $255 million principal outstanding	5,100
Payment of accrued interest (1)	2,447	(h	)

	$262,547	(f	)

Assuming maximum redemptions:
Adjustment to outstanding principal	$(31,266)	(h	)
Adjustment to premium on redemption of $255 million principal outstanding	(625)
Adjustment to payment of accrued interest (1)	(300)	(h	)

	$(32,191)	(f	)

(1)	Assumes redemption of the 8.000% CEC senior notes occurs on March 31, 2019 upon closing of Business Combination.

NOTES TO LEO HOLDINGS, CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

In relation to the accrued interest payment, the remaining accrued interest receivable balance of less than $0.1 million was reclassified to other current assets on the Unaudited Pro Forma Condensed Combined Balance Sheet.

(g)

Represents preliminary estimated transaction costs totaling approximately $15.5 million (exclusive of $7.0 million of deferred underwriting commissions payable upon completion of the Business Combination) for advisory, banking, legal and accounting fees that are not able to be capitalized as part of the business combination transaction. These costs are not included in the unaudited pro forma combined statement of operations as they are directly related to the business combination transaction and will be non-recurring.

(h)

Represents the principal, accrued interest and unamortized deferred loan costs related to the $255 million 8.000% CEC senior notes that will be redeemed upon closing of the business combination transaction.

(i)	Represents the underwriter commissions from Leo’s IPO that were deferred until closing of the Business Combination.

(j)

Represents (i) assuming no redemptions, all shares of Class A ordinary shares converted to New CEC common stock at closing, and (ii) assuming maximum redemptions, 6,420,093 shares of Class A common stock redeemed by Leo and all other Class A ordinary shares converted to New CEC common stock at closing.

(k)	Represents the forfeiture of 1,849,407 founder shares pursuant to the Sponsor Shares Surrender Agreement.

NOTES TO LEO HOLDINGS, CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(l)	Represents pro forma adjustments to Stockholders’ Equity to reflect the following (in thousands):

	Par value
	Common stock		Class A shares		Class B shares		Additional Paid-in Capital		Retained earnings (deficit)			Accumulated other comprehensive income	Treasury stock		Total stockholders’ equity
Leo Holdings Corp.	$—		$—		$1		$2,874		$2,125			$—	$—		$5,000
Queso Holdings Inc.	356		—		—		365,477		(96,511)			(1,494)	(711)		267,117
Pro Forma Adjustments:
Surrender of Class B Founder shares pursuant to Surrendered Shares Agreement (1)	—		—		—	(k)	—								—
Conversion of Class A common stock	2	(j)					191,203	(j)							191,205
Recapitalization of non-forfeited Class B common shares					(1)	(m)	1								—
Par value of converted Queso common stock	4	(m)					(4)	(m)							—
Transfer Queso common stock to additional paid in capital	(356)	(m)					356	(m)							—
Cancellation of Queso’s treasury stock pursuant to Business Combination Agreement	—						(711)	(p)					711	(p)	0
Shares issued in Pipe investment	1	(e)					114,200	(e)							114,201
Other							2,124	(n)	(20,356)		(o)				(18,232)

Total Pro Forma Adjustments	$(349)	(l)	$—	(m)	$(1)	(m)	$307,169	(l)	$(20,356)		(o)	$—	$711	(p)	$287,174
Pro Forma Combined (Assuming No Redemption)	7		—		—		675,520		(114,742)			(1,494)	—		559,291
Redemption Adjustment:
Conversion of Class A common stock	(1)	(l)					(64,200)	(l)	(673	) (o)					(64,874)

Pro Forma Combined (Assuming Maximum Redemption)	$6		$—		$—		$611,320		$(115,415)			$(1,494)	$—		$494,417

(m)	Represents the recapitalization of existing common stock between common stock and additional paid-in capital.

(n)	Represents pro forma adjustments to record the elimination of retained earnings of Leo, the accounting acquiree.

NOTES TO LEO HOLDINGS, CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(o)	Represents pro forma adjustments to retained earnings to reflect the following (in thousands):

Assuming no redemptions:
Transaction costs, net of deferred underwriting commissions	$(15,500)	(g	)
Premium on redemption of $255 million 8.000% CEC senior notes	(5,100)	(f	)
Elimination of unamortized deferred loan costs related to the redemption of $255 million 8.000% CEC senior notes	(2,296)	(h	)
Income tax effect - current (1)	4,665
Elimination of Leo Retained Earnings	(2,125)	(n	)

	$(20,356)	(o	)

Assuming maximum redemptions:
Adjustment to distribute to Leo shareholders their proportionate share of interest income earned from Trust Account	(1,352)	(d	)
Adjustment to premium on redemption of $255 million 8.000% CEC senior notes	625	(f	)
Adjustment to elimination of unamortized deferred loan costs related to the redemption of $255 million 8.000% CEC senior notes	282	(h	)
Income tax effect - current (1)	(228)

	$(673)	(o	)

(1)

An estimated combined federal and state income tax rate of 25.43%, assuming no redemptions, and 25.47% for the maximum redemption scenario was used in calculating the income tax receivable related to the transaction costs, premium on the redemption of the $255 million 8.000% CEC senior notes and the write-off of the unamortized deferred loan costs upon the redemption of the $255 million 8.000% CEC senior notes.

(p)	Represents the cancellation of Queso treasury shares in connection with the closing pursuant to the terms of the Business Combination Agreement.

(q)	See Note 5. Income (Loss) Per Share.

Note 3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2019:

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2019 reflects the following adjustments assuming the Business Combination occurred on January 1, 2018:

(a)	Represents the Leo historical statement of operations for the three months ended March 31, 2019.

(b)	Represents the Queso historical consolidated statement of earnings for the three months ended March 31, 2019.

(c)

Represents pro forma adjustment to record the elimination of interest expense and amortization of loan costs related to the $255 million 8.000% CEC senior notes of $5.3 million assuming no redemptions, and $4.6 million under the maximum redemption scenario.

(d)	Represents pro forma adjustment to record the elimination of $1.1 million in interest income on investments held in trust account.

NOTES TO LEO HOLDINGS, CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(e)

Represents pro forma adjustment to record the tax impact of (i) the elimination of the interest expense and amortization of deferred loan costs related to the $255 million 8.000% CEC senior notes and (ii) the elimination of interest income on investments held in trust account.

Note 4. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 30, 2018:

The unaudited pro forma condensed combined statement of operations for the year ended December 30, 2018 reflects the following adjustments assuming the Business Combination occurred on January 1, 2018:

(a)	Represents the Leo historical statement of operations for the year ended December 31, 2018.

(b)	Represents the Queso historical consolidated statement of earnings for the year ended December 30, 2018.

(c)

Represents pro forma adjustment to record the elimination of interest expense and amortization of loan costs related to the $255 million 8.000% CEC senior notes of $21.1 million assuming no redemptions, and $18.5 million under the maximum redemption scenario.

(d)	Represents pro forma adjustment to record the elimination of $3.1 million in interest income on investments held in trust account.

(e)

Represents pro forma adjustment to record the tax impact of (i) the elimination of the interest expense and amortization of deferred loan costs related to the $255 million 8.000% CEC senior notes and (ii) the elimination of interest income on investments held in trust account.

NOTES TO LEO HOLDINGS, CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 5. Net Income (Loss) Per Share:

The table below reflects the adjustments to basic and fully diluted net income per common share for the effect of the Business Combination, had such transaction occurred on January 1, 2018, in both the no redemption scenario and the maximum redemption scenario for the three months ended March 31, 2019.

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	(in thousands, except share and per share data)
Basic Earnings per Share
Numerator:
Net income	$23,392	$22,908

Denominator:
Converted Queso historical shares	36,000,137	36,000,137
Leo Class A ordinary shares	20,000,000	13,579,907
Converted Founder Shares	3,150,593	3,150,593
PIPE Investment	12,219,500	12,219,500

Basic weighted average common shares outstanding	71,370,230	64,950,137

Basic net income per share	$0.33	$0.35

Diluted Earnings per Share
Numerator:
Net income	$23,392	$22,908

Denominator:
Converted Queso historical shares	36,000,137	36,000,137
Leo Class A ordinary shares	20,000,000	13,579,907
Converted Founder Shares	3,150,593	3,150,593
PIPE Investment	12,219,500	12,219,500
Effect of Dilutive Securities – incentive stock options	784,597	784,597

Diluted weighted average common shares outstanding	72,154,827	65,734,734

Diluted net income per share	$0.32	$0.35

The pro forma number of anti-dilutive shares that have been excluded in the computation of diluted net income per share for the three months ended March 31, 2019 was 92,477.

NOTES TO LEO HOLDINGS, CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The table below reflects the adjustments to basic and fully diluted net loss per common share for the effect of the Business Combination had such transaction occurred on January 1, 2018, in both the no redemption scenario and the maximum redemption scenario for the year ended December 30, 2018.

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	(in thousands, except share and per share data)
Numerator:
Net loss	$(5,270)	$(7,235)

Denominator:
Converted Queso historical shares	36,000,137	36,000,137
Leo Class A ordinary shares	20,000,000	13,579,907
Converted Founder Shares	3,150,593	3,150,593
PIPE Investment	12,219,500	12,219,500

Basic and diluted weighted average common shares outstanding	71,370,230	64,950,137

Net loss per share:
Basic	$(0.07)	$(0.11)

Diluted	$(0.07)	$(0.11)

The pro forma number of anti-dilutive shares that have been excluded in the computation of diluted net loss per share was 663,734.

INFORMATION ABOUT LEO

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Leo prior to the consummation of the Business Combination.

General

We are a blank check company incorporated as a Cayman Islands exempted company on November 29, 2017 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on April 7, 2019, which was subsequently amended on June 27, 2019. We intend to finance the Business Combination through a combination of (i) shares of New CEC Common Stock issued to the equityholders of Queso, (ii) cash held in the trust account net of redemptions and deferred underwriting discounts, and (iii) gross proceeds of the PIPE Investment.

On February 15, 2018, we consummated the initial public offering of our units, with each unit consisting of one Class A ordinary share, par value $0.0001 per share, which we refer to as the “public shares,” and one-half of one warrant. Simultaneously with the closing of the initial public offering, we completed the private sale of 4,000,000 private placement warrants at a purchase price of $1.50 per private placement warrant, to Sponsor generating gross proceeds to us of $6,000,000. The private placement warrants are substantially identical to the warrants sold as part of the units in the initial public offering, except that Sponsor has agreed not to transfer, assign or sell any of the private placement warrants (except to certain permitted transferees) until 30 days after the completion of our initial business combination. The private placement warrants are also not redeemable by us so long as they are held by Sponsor or its permitted transferees, and they may be exercised by Sponsor and its permitted transferees on a cashless basis.

Following the closing of the initial public offering, a total of $200,000,000 from the net proceeds of the sale of the units in the initial public offering and the private placement warrants was placed in the trust account. The trust account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government obligations.

As of June 30, 2019, funds in the trust account totaled approximately $205.3 million and were held in money market funds.

Effecting Our Initial Business Combination

Fair Market Value of Target Business

The NYSE listing rules require that our initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the trust account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination

We are seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). We will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Class B Shareholders have agreed to vote all of their ordinary shares in favor of the proposals being presented at the extraordinary general meeting and waive their redemption rights with respect to such ordinary shares in connection with the consummation of the Business Combination. The Class B ordinary shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Class B Shareholders own approximately 20.0% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, our Class B Shareholders, Queso and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Class B Shareholders, Queso and/or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that that (1) holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Stock Issuance Proposal, the Incentive Award Plan Proposal and the Adjournment Proposal, (2) holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) otherwise limit the number of public shares electing to redeem and (4) New CEC’s net tangible assets (as determined in accordance with Rule 3a51-1 (g)(1) of the Exchange Act) being at least $5,000,001.

Liquidation if No Business Combination

If we are not able to complete the Business Combination with Queso nor able to complete another business combination by February 14, 2020, in each case, as such date may be extended pursuant to our Existing Organizational Documents we will (1) cease all operations except for the purpose of winding up, (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Our Class B Shareholders have entered into letter agreements with us, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their Class B ordinary shares if we fail to complete our initial business combination within the required time period. However, if our Class B Shareholders own public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if we fail to complete our initial business combination within the allotted time period.

Our Class B Shareholders have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated memorandum and articles of association that would affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination within the required time period, unless we provide our public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, divided by the number of then outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules). Prior to acquiring any securities from our Class B Shareholders, permitted transferees must enter into a written agreement with us agreeing to be bound by the same restrictions.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $50,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See “Risk Factors—Risks Related to the Business Combination and Leo—If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we are unable to complete our initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then Sponsor will not be responsible to the extent of any liability for such third-party claims. We cannot assure you, however, that Sponsor would be able to satisfy those obligations. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See “Risk Factors—Risks Related to the Business Combination and Leo—If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein.

We will seek to reduce the possibility that Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our public shareholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. See “Risk Factors—Risks Related to the Business Combination and Leo—If, after we distribute the proceeds in the trust account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”

Our public shareholders will be entitled to receive funds from the trust account only in the event of the redemption of our public shares if we do not complete our initial business combination within the required time period or if they redeem their respective shares for cash upon the completion of the initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the initial business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights as described in this proxy statement/prospectus.

Properties

We currently maintain our offices at 21 Grosvenor Place, London, SW1X 7HF, United Kingdom. The cost for this space is included in the $10,000 per month fee that we pay an affiliate of Sponsor for office space, utilities and secretarial and administrative services. We consider our current office space, adequate for our current operations.

Upon consummation of the Business Combination, the principal executive offices of New CEC will be located at 1707 Market Place Blvd, Suite 200, Irving, Texas 75063.

Employees

We currently have 2 executive officers. Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any members of our management team will devote in any time period will vary based on whether a target business has been selected for our business combination and the current stage of the Business Combination process.

Competition

If we succeed in effecting the Business Combination with Queso, there will be, in all likelihood, significant competition from their competitors. We cannot assure you that, subsequent to the Business Combination, we will have the resources or ability to compete effectively. Information regarding Leo’s competition is set forth in the section entitled “Information About Queso—Competition.”

Directors and Executive Officers

Our officers and directors are as follows:

Name	Age	Position
Lyndon Lea	50	Chairman and Chief Executive Officer
Robert Darwent	47	Chief Financial Officer and Director
Robert Bensoussan	61	Director
Lori Bush	62	Director
Mary E. Minnick	59	Director

Lyndon Lea, our Chairman and Chief Executive Officer, is a founder of Lion Capital and serves as its Managing Partner since its inception in 2004. Prior to founding Lion Capital, Mr. Lea was a partner of Hicks, Muse, Tate & Furst where he co-founded its European operations in 1998. From 1994 to 1998, Mr. Lea served at

Glenisla, the former European affiliate of Kohlberg Kravis Roberts & Co., prior to which he was an investment banker at Schroders in London and Goldman Sachs in New York. Mr. Lea graduated with a BA in Honors Business Administration from the University of Western Ontario in Canada in 1990.

Mr. Lea has been active in the investment arena for 29 years, 25 of which have been exclusively focused on private equity. Mr. Lea has also led the acquisitions of over 29 investments, including notable brands such as Weetabix, Jimmy Choo, Orangina, Kettle Foods, wagamama, Picard and Authentic Brands Group, amongst many others. Mr. Lea is currently Chairman of the contemporary fashion brand AllSaints where he served as Executive Chairman for the first 18 months of the investment, from May 2011 to October 2012. Under Mr. Lea’s guidance, AllSaints has seen a 58% increase in revenue. Mr. Lea is also a director of John Varvatos, the menswear brand; Perricone MD, the US science-backed skincare company; Alex and Ani, the US accessible jewelry company; Buscemi, the US luxury sneaker brand; Paige, the premium denim and lifestyle brand; Global Franchise Group, the US restaurant franchise platform, and HatchBeauty, the award-winning US beauty brand incubator.

Mr. Lea previously led investments in, and sat on the board of Ad van Geloven, the Dutch foodservice company; American Apparel, the global specialty apparel retailer; Aster City Cable, the Polish cable company; Authentic Brands Group, the global brand licensing company; Burton’s Foods, the UK biscuit business; Christie-Tyler, the UK furniture company; EurotaxGlass’s, the leading European automotive valuation guide; Findus, the European frozen food brand; ghd, the global hair styling brand; G.H. Mumm and Champagne Perrier-Jouët; the champagne houses; Jimmy Choo, the global, luxury accessories company; Kettle Foods, the US snack business; Materne, the French food manufacturer; Orangina, the European soft drinks business; Personna, the global private label razor business; Picard, the French frozen food retailer; Premier Foods (LON:PFD), the UK food company; Vaasan, the Scandinavian bakery company; wagamama, the UK restaurant chain; Weetabix, the UK cereal company, and Yell, the European directories group. Mr. Lea also previously sat on the board of Aber, a diamond mining company, which owned the luxury jewelry brand Harry Winston.

Robert Darwent is our Chief Financial Officer and serves on our board of directors. Alongside Mr. Lea, Mr. Darwent is a founder of Lion Capital where he sits on the Investment Committee and Operating Committee of the firm. Prior to founding Lion Capital in 2004, Mr. Darwent worked with Mr. Lea in the European operations of Hicks, Muse, Tate & Furst since its formation in 1998. From 1995 to 1998, Mr. Darwent worked in the London office of Morgan Stanley in their investment banking and private equity groups. Mr. Darwent graduated from Cambridge University in 1995.

Mr. Darwent is currently a director of the following companies: Authentic Brands Group, the global brand licensing company; Blow Ltd, the online beauty services provider; Lenny & Larry’s, the US protein-enhanced cookie brand; Spence Diamonds, a North American diamond jewelry retailer; and Young’s Seafood, the UK chilled and frozen food manufacturer. Previously, Mr. Darwent has also sat on the board of the following companies: Loungers, the UK bar and restaurant chain; AS Adventure, the leading European outdoor specialist retailer; Burton’s Foods, the UK biscuit business; Christie-Tyler, the UK furniture manufacturer; ghd, the global hair appliances business; HEMA, the European retailer; Jimmy Choo, the luxury shoe and accessories brand; La Senza, the UK lingerie retailer; G.H. Mumm and Champagne Perrier-Jouët, the champagne houses; wagamama, the restaurant chain; and Weetabix, the cereal company.

Robert Bensoussan serves on our board of directors and is the former Chief Executive Officer of Jimmy Choo, where he served from 2001 to 2011, and the former Chairman and Chief Executive Officer of LK Bennett, where he served from 2008 to 2016. Since 2008, Mr. Bensoussan has been a director and the majority owner of Sirius Equity LLP, a UK company that invests in retail and brands based in the UK and Europe. In the past four years, Mr. Bensoussan has invested in UK shoe and clothing retailer LK Bennett and feelunique.com, one of Europe’s largest online beauty retailers. Mr. Bensoussan is also on the board of lululemon athletica Inc. (NASDAQ:LULU) and of Inter Parfums, Inc. (NASDAQ:IPAR). Mr. Bensoussan is also a member of four private boards, including French retail conglomerate The Vivarte Group, Zen Cars, a Belgian electric car rental company, Eaglemoss, a UK part-works publisher, and he is a member of the Advisory Board of Pictet Bank Premium Brands Fund. Mr. Bensoussan has a degree in business from ESSEC Business School in France, which he received in 1980.

Lori Bush serves on our board of directors and is the former President and Chief Executive Officer of Rodan + Fields, a US manufacturer and Social Commerce company specializing in skincare products, where she served from October 2007 until her retirement in January 2016. During Ms. Bush’s tenure as President and Chief Executive Officer, she helped grow the company from a start-up to one of the largest premium skincare brands in the United States with almost $1 billion in annual sales. With more than 25 years’ experience in the consumer and health care products industries, Ms. Bush was responsible for overseeing the brand’s entrance into the direct selling arena. A seasoned direct selling leader, Ms. Bush previously served from February 2000 to March 2006 as President of the personal care segment of Nu Skin Enterprises, Inc. (NYSE:NUS), a $1 billion global direct selling company operating in more than 40 markets around the world. During Ms. Bush’s tenure with the company, she acted as a global spokesperson for the brand while leading the marketing, operations and research and development functions. Ms. Bush has also held several leadership positions, from 1993 to 2000, within the skincare franchise of Johnson & Johnson Consumer Products Companies, including Worldwide Executive Director Skin Care Ventures and Vice President of Professional Marketing at Neutrogena. Ms. Bush is also a current director of Viveve Medical, Inc. (NASDAQ:VIVE), where she has served since 2016. Ms. Bush has a Bachelor of Science in Medical Technology, which she received from Ohio State University in 1978 and an MBA from Temple University which she received in 1985.

Mary E. Minnick serves on our board of directors and was a Partner of Lion Capital from 2007 until 2017. Previously, Ms. Minnick served in various capacities at The Coca-Cola Company (NYSE:KO), including as Chief Operating Officer of Asia and Global President of Marketing, Strategy and Innovation, from 1983 to 2007. During Ms. Minnick tenure at The Coca-Cola Company, she led the strategic planning process for all markets and held direct responsibility for strategic planning, marketing, new product development, product quality, advertising, media, environmental policies, sustainability, research and development, science and regulatory affairs, worldwide packaging and equipment. In Ms. Minnick role as Chief Operating Officer of Asia from 2002 to 2005, she was responsible for the management of 30 countries throughout Asia, over $6 billion in revenue and approximately $2 billion in net income. Ms. Minnick is a member of the board of directors of the Target Corporation (NYSE:TGT), which she joined in 2005. Ms. Minnick has also served as a member of the board of directors of the global brewer Heineken (AMS:HEIA) from 2008 to 2015 and the consumer packaged food and beverage company WhiteWave Foods Co. (NYSE:WWAV) from 2012 to 2016. Ms. Minnick has an MBA from Duke University and a BA in Business from Bowling Green State University.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NYSE. The term of office of the first class of directors, consisting of Robert Bensoussan and Lori Bush, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Robert Darwent and Mary E. Minnick, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of Lyndon Lea, will expire at our third annual meeting of shareholders.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Class B ordinary shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B ordinary shares may remove a member of the board of directors for any reason.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence

NYSE listing standards require that a majority of our board of directors be independent. Our board of directors has determined that Lori Bush, Robert Bensoussan and Mary E. Minnick are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Executive Compensation and Director Compensation and Other Interests

The following disclosure concerns the compensation of Leo’s executive officers and directors for the fiscal year ended December 31, 2018 (i.e., pre-business combination) and other interests Leo’s executive officers and directors have in Class B ordinary shares.

None of our executive officers or directors have received any cash compensation for services rendered to us. Since the consummation of our initial public offering and until the earlier of consummation of our initial business combination and our liquidation, we will reimburse an affiliate of our sponsor for office space, secretarial and administrative services provided to us in an amount not to exceed $10,000 per month. In addition, our sponsor, executive officers and directors, or any of their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, executive officers or directors, or our or their affiliates. Any such payments prior to an initial business combination are made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by the company to our sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from New CEC. For more information on post-combination company executive compensation, see the section entitled “Management of New CEC Following the Business Combination—Executive and Director Compensation following the Business Combination.” All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by New CEC to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent (10%) of our Class A ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, we believe that during the fiscal year ended December 31, 2018 there were no delinquent filers.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.

Periodic Reporting and Audited Financial Statements

Leo has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Leo’s annual reports contain financial statements audited and reported on by Leo’s independent registered public accounting firm. Leo has filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the Quarterly Report on Form 10-Q for the three months ended March 31, 2019.

LEO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Leo prior to the consummation of the Business Combination. The following discussion and analysis of Leo’s financial condition and results of operations should be read in conjunction with Leo’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.

Overview

We are a blank check company incorporated as a Cayman Islands exempted company on November 29, 2017 and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Business Combination Agreement on April 7, 2019, which was subsequently amended on June 27, 2019. We intend to finance the Business Combination through a combination of (i) shares of New CEC Common Stock issued to the equityholders of Queso, (ii) cash held in the trust account net of redemptions and deferred underwriting discounts, and (iii) gross proceeds of the PIPE Investment.

The issuance of additional shares in a business combination:

•

may significantly dilute the equity interest of investors in the initial public offering, which dilution would increase if the anti-dilution provisions in the Class B ordinary shares resulted in the issuance of public shares on a greater than one-to-one basis upon conversion of the Class B ordinary shares;

•	may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded our ordinary shares;

•

could cause a change in control if a substantial number of our ordinary shares are issued, which may affect, among other things, our ability to use our net operating loss carryforwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change in control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for our public shares and/or warrants to purchase our public shares.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•	our inability to pay dividends on our ordinary shares;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares, if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

As of March 31, 2019 and December 31, 2018, we held cash of $428,425 and $550,164, current liabilities of $1,615,093 and $109,310 and deferred underwriting compensation of $7 million, respectively. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Results of Operations

For the three months ended March 31, 2019 and for the year ended December 31, 2018, we had net losses of $(461,734) and net income of $2,595,287, respectively. Our business activities consisted solely of interest income of $1,125,994 for the three months ended March 31, 2019 and $3,085,087 for the year ended December 31, 2018 earned on the investments held in the trust account and identifying and evaluating prospective acquisition targets for a Business Combination.

Liquidity and Capital Resources

On December 8, 2017, Sponsor purchased 8,625,000 shares of the Company’s Class B ordinary shares, par value $0.0001, for an aggregate price of $25,000. In February 2018, Sponsor transferred 30,000 founder shares to each of Mss. Bush and Minnick, and Mr. Bensoussan, Leo’s independent directors. In February 2018, the Sponsor effected a surrender of 2,875,000 Class B ordinary shares to us for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of our initial Business Combination and are subject to certain transfer restrictions. The Sponsor had agreed to forfeit up to 750,000 Class B ordinary shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor.

On February 15, 2018, we consummated the initial public offering of 20,000,000 Units at a price of $10.00 per Unit generating gross proceeds of $200,000,000 before underwriting discounts and expenses. Prior to the Closing Date, we completed the private sale of an aggregate of 4,000,000 private placement warrants, each exercisable to purchase one Class A ordinary share for $11.50 per share, to Sponsor, at a price of $1.50 per private placement warrant.

We received gross proceeds from the initial public offering and the sale of the private placement warrants of $200,000,000 and $6,000,000, respectively, for an aggregate of $206,000,000. $200,000,000 of the gross proceeds were deposited in the trust account with Continental Stock Transfer and Trust Company acting as Trustee. The Sponsor and its affiliate had loaned the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. This loan was non-interest bearing and became payable upon the completion of the Initial Public Offering. The Company repaid $300,000 on February 15, 2018. In addition, the Sponsor and its affiliate loaned the Company another $25,000 for working capital. The Company fully repaid this amount on February 20, 2018.

On February 15, 2018, we invested the funds held in the trust account in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest solely in United States Treasuries. Due to the short-term nature of the money market fund’s investments, we do not believe that we are subject to material interest rate risk.

As of March 31, 2019 and December 31, 2018, funds held in the trust account consisted solely of cash and investments. As of March 31, 2019 and December 31, 2018, we had cash held outside of the trust account of $428,425 and $550,164, respectively, which is available to fund our working capital requirements.

As of March 31, 2019 and December 31, 2018, we had current liabilities of $1,615,093 and $109,310, respectively, largely due to due diligence fees related to identifying potential targets and amounts owed to professionals, consultants, advisors and others who performed services related to our initial public offering, the sale of the private placement warrants, identifying and evaluating a Business Combination and/or the negotiation of, or consummation of the transactions contemplated by, the Business Combination Agreement. Additional expenses will be incurred in connection with the consummation of the transactions contemplated by the Business Combination Agreement. Such expenses may be significant, and we expect some portion of these expenses to be paid upon the completion of a Business Combination, including the Business Combination with Queso. We may request additional loans from Sponsor, affiliates of Sponsor or certain of our executive officers and directors to fund our working capital requirements prior to completing a Business Combination. We may use working capital to repay such loans, but no proceeds from the trust account will be utilized for such repayment. Additional funds could also be raised through a private offering of debt or equity. Our Sponsor, affiliates of Sponsor, executive officers and directors are not obligated to make additional loans to us, and we may not be able to raise additional funds from unaffiliated parties. Considering these uncertainties, there is substantial doubt regarding our ability to continue as a going concern.

On April 7, 2019, we entered into the Business Combination Agreement with Queso, a Delaware corporation, and the other parties thereto. The Business Combination Agreement was subsequently amended on June 27, 2019. Pursuant to the Business Combination Agreement, among other things, the Company will domesticate as a Delaware corporation and following the Domestication, Queso will merge with and into Leo, the separate corporate existence of Queso will cease and Leo will be the surviving corporation and a wholly owned subsidiary of the Company, on the terms and subject to the conditions set forth in the Business Combination Agreement.

We are required to complete a Business Combination within 24 months from the closing of the Initial Public Offering (the “Business Combination Period”). If we do not complete a Business Combination within this time period, we shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our public warrants and private placement warrants, which will expire worthless if we fail to complete our Business Combination within the Business Combination Period. We intend to use substantially all of the funds then on deposit in the trust account, including any amounts representing interest earned on the trust account (which interest shall be net of taxes payable and excluding deferred underwriting commissions) to complete our Business Combination. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the trust account. We expect the interest earned on the amount in the trust account will be sufficient to pay our taxes. To the extent that our ordinary shares or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the trust account after completion of the

Business Combination and redemptions of Class A ordinary shares, if any, will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategy.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete a Business Combination or because we become obligated to redeem a significant number of our public shares upon completion of a Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an administrative agreement to pay monthly recurring expenses of $10,000 for office space, utilities and secretarial and administrative services to an affiliate of Sponsor and the deferred underwriting compensation as further described in Note 5 to our unaudited financial statements included elsewhere in this joint proxy statement/prospectus. The agreement terminates upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Offering Costs

We comply with the requirements of Accounting Standards Codification (“ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” We incurred offering costs in connection with our initial public offering of approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions. These costs were charged to additional paid-in capital at the Closing Date.

Redeemable Ordinary Shares

The 20,000,000 Class A ordinary shares sold as part of the units in the initial public offering (each, a “Public Share” and together “Public Shares”) contain a redemption feature under which holders of the Class A ordinary shares may redeem all or a portion of their public shares upon completion of our Business Combination for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Business Combination including interest (which interest shall be net of taxes payable). In accordance with ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), redemption provisions not solely within an entity’s control require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of an entity’s equity instruments, are excluded from the provisions of ASC 480. Although we did not specify a maximum redemption threshold, our amended and restated memorandum and articles of association provide that in no event will we redeem our public shares in an amount that would cause our net tangible assets to fall below $5,000,001. Accordingly, as of March 31, 2019 and December 31, 2018, 19,120,454 and 19,166,628 respectively of our 20,000,000 Class A ordinary shares were classified outside of permanent equity. We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying value are affected by charges against accumulated deficit.

Net Income/(Loss) per Ordinary Share

Net income/(loss) per ordinary share is computed by dividing net income/(loss) attributable to ordinary shares by the weighted average number of ordinary shares issued and outstanding during the period, plus to the extent dilutive the incremental number of ordinary shares to settle warrants, as calculated using the treasury share method. As of March 31, 2019 and December 31, 2018, we had outstanding warrants for the purchase of up to 14,000,000 Class A ordinary shares.

The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. The Company’s public shareholders have the opportunity to redeem their shares upon the completion of the Business Combination at a per share price that is equal to the aggregate amount then on deposit in the trust account including interest, divided by the number of then issued and outstanding Public Shares, subject to certain limitations. Accordingly, the Company uses the two-class method to compute the earnings per ordinary share. The two-class method is an earnings allocation formula that determines earnings per share separately for each class of ordinary shares based on an allocation of undistributed earnings per the rights of each class. As of March 31, 2019 and December 31, 2018, the Company had outstanding warrants for the purchase of up to 14,000,000 Class A ordinary shares. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted net income/(loss) per ordinary share because its inclusion would have been anti-dilutive. As a result, diluted net income/(loss) per ordinary share is equal to basic net income/(loss) per ordinary share.

Recent Accounting Pronouncements

In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, Disclosure Update and Simplification, amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of shareholders’ equity for financial statements. Under the amendments, an analysis of changes in each caption of shareholders’ equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. The company anticipates its first presentation of changes in shareholders’ equity, in accordance with the new guidance, will be included in its Form 10-Q for the quarter ended March 31, 2019.

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

To date, our efforts have been limited to organizational activities and activities relating to the initial public offering and the identification and evaluation of prospective acquisition targets for a business combination. We have neither engaged in any operations nor generated any revenues. As of March 31, 2019 and December 31, 2018, the net proceeds from the initial public offering and the sale of the private placement warrants held in the trust account were comprised entirely of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest solely in United States Treasuries. Due to the short-term nature of the money market fund’s investments, we do not believe that there will be an associated material exposure to interest rate risk.

As of March 31, 2019 and December 31, 2018, $204,207,747 and $203,081,753 (including accrued interest), respectively, were held in the trust account for the purposes of consummating a business combination. If we complete a business combination within the required period, funds then on deposit in the trust account will be used to pay for our initial business combination, redemptions of Class A ordinary shares, if any, deferred underwriting compensation of $7,000,000 and accrued expenses related to the business combination. Any funds remaining will be made available to us to provide working capital to finance our operations.

We have not engaged in any hedging activities since our inception. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

Independent Registered Public Accounting Firm’s Fees

The firm of WithumSmith+Brown, PC (“Withum”) acts as our independent registered public accounting firm. The following is a summary of fees paid to Withum for services rendered.

Audit Fees

Audit fees consist of fees for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Withum in connection with regulatory filings. The aggregate fees of Withum related to audit and review totaled approximately $61,500 and $23,000 for the fiscal year ended December 31, 2018 and the period from November 29, 2017 (date of inception) to December 31, 2017, respectively. The above amounts include services in connection with interim review procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees

During the years ended December 31, 2018 and 2017, audit-related fees for our independent registered public accounting firm were $41,500 and $0, respectively. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

Tax Fees

During the years ended December 31, 2018 and 2017, we had no fees for tax services.

All Other Fees

During the years ended December 31, 2018 and 2017, we had no fees for other services.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our Initial Public Offering. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

INFORMATION ABOUT QUESO

Unless otherwise indicated or the context otherwise requires, references in this “Information About Queso” to the company, “we,” “us,” “our” and other similar terms refer to Queso and its subsidiaries prior to the Business Combination and to New CEC and its consolidated subsidiaries after giving effect to the Business Combination. We operate on a 52 or 53 week fiscal year that ends on the Sunday nearest to December 31, and the terms Fiscal 2018, Fiscal 2017 etc. refer to our fiscal year for the year noted.

Business Summary

We believe we are the leading family entertainment and dining company globally, focused on providing an exciting, fun-filled experience for children and parents alike. Founded in 1977, we have an over 40-year track record and today, have a global network of family entertainment and dining centers (also referred to as “venues”) that we believe is the largest by number of units, more than six times larger than our closest competitor. We develop, operate and franchise venues under our iconic brands “Chuck E. Cheese” (“Where A Kid Can Be A Kid”) and “Peter Piper Pizza” (“Pizza Made Fresh, Families Made Happy”). Our venues deliver a lively, kid-friendly atmosphere and feature a broad array of entertainment offerings including arcade-style and skill-oriented games, rides and live entertainment shows, with the opportunity for our guests to win tickets and redeem prizes such as toys, plush dolls, and branded merchandise. We combine this memorable entertainment experience with a broad and creative menu that combines kid-friendly classics with a selection of more sophisticated options for adults. We offer families a highly compelling value proposition, where a family of four can visit Chuck E. Cheese and spend only $34 for a package that includes food, drinks, and entertainment, which we believe to be significantly lower than comparable offerings at other dining and entertainment alternatives. We believe there is consistent demand for wholesome entertainment and family dining, and that our combination of entertainment and dining with a strong value proposition creates a highly differentiated experience that appeals to our diverse guest base. We are the venue of choice for many special occasions, and we believe Chuck E. Cheese is the #1 brand for kids’ birthdays. Additionally, the Chuck E. Cheese brand has near universal overall awareness at 99%, according to a study by Russell Research. We are proud to boast a Net Promoter Score of 91% for the quarter ended March 31, 2019, which is an all-time high for us, and we believe is very strong relative to our peers.

We believe we are the largest provider of family entertainment and dining by number of venues globally. As of March 31, 2019, across both our Chuck E. Cheese and Peter Piper Pizza brands, we operated 554 venues (74% of total) and had 194 venues (26% of total) operating under franchise arrangements across 47 states and 14 foreign countries and territories. This significant geographic scale makes us an accessible choice in many neighborhoods across the U.S. and globally. In the first quarter of Fiscal 2019, we generated $273.3 million in revenue, $21.0 million in net income, and $76.0 million in Adjusted EBITDA. Notably, we enjoy a balanced sales mix between Entertainment and Merchandise, which in the first quarter of Fiscal 2019 accounted for 56% of total company venue sales and had a gross profit margin of 92%, and Food and Beverage, which accounted for 44% of total company venue sales and had a gross profit margin of 77% over the same period, resulting in a total gross profit margin of 86% in the first quarter of Fiscal 2019. Our business has demonstrated significant momentum, with positive comparable venue sales growth since the second quarter of Fiscal 2018. See “Summary of the Proxy Statement/Prospectus—Selected Historical Financial Information of Queso—Non-GAAP Financial Measures” for additional information about Adjusted EBITDA, a reconciliation of net income/(loss) to Adjusted EBITDA and the calculation of Adjusted EBITDA margin.

We have developed our iconic Chuck E. Cheese brand with broad appeal through our more than 40-year commitment to being a family-fun and entertainment company. Over the last few years, we have invested in revitalizing our guest experience, including revamping our menu with improved food quality and new offerings, tailoring our marketing message to focus on both kids and moms, improving venue amenities such as adding Wi-Fi across all of our locations, and reinvigorating our culture with a new hospitality-oriented program for our venue staff. We have made corresponding investments in technology, staff training, and our physical assets including labor and inventory management systems. In 2018, we completed the rollout of our proprietary Play

Pass card system at all company-operated Chuck E. Cheese venues, which we funded through a capital investment of $56 million from 2015 to 2017. This system replaces the traditional token-based game system used for the last 40 years with an RFID tag that guests use to activate games. Guests can purchase “points” or time on reloadable cards and can use these cards to play our games. Additionally, Play Pass provides us access to significant guest data, which allows us to develop insights into our business and enables us to be more innovative with our game pricing initiatives. In the third quarter of 2018 we launched All You Can Play (“AYCP”), a first-of-its-kind gaming experience that allows kids access to play every game at Chuck E. Cheese as many times as they want on any day, without any restrictions, in all of our domestic company-operated Chuck E. Cheese venues. For kids, this alleviates concerns of running out of tokens / points, and for adults it provides surety around activity time and increases perceived value. We also launched our “More Tickets” program in the third quarter of 2018, increasing average tickets earned per game play, to drive higher guest satisfaction. These initiatives, combined with the early stages of our remodel program, have created positive momentum in our comparable venue sales performance, are driving higher margin entertainment and merchandise spending and we believe position our Company for sustained long-term growth in the future.

Our Complementary Brands

We believe our two brands, Chuck E. Cheese and Peter Piper Pizza, are complementary, with each offering guests a pizza-anchored menu as well as entertainment. While Chuck E. Cheese focuses principally on kids, Peter Piper Pizza operates smaller venues with a primary emphasis on food, resulting in higher frequency of visits. Both venues offer a game area separate from the dining area. We believe that the two concepts have operations that are substantially similar.

Chuck E. Cheese: Where A Kid Can Be A Kid. Chuck E. Cheese was founded in 1977 and is a highly recognized brand that uniquely appeals to our primary guest base of families with children between 2 and 12 years of age. Chuck E. Cheese venues feature an open and bright setting, which creates an inviting atmosphere for kids and a good line of sight for parents. Safety is a key focus, including our Kid Check safety system, which provides everyone in a group with a unique number stamp that is checked at the door. Each venue includes approximately 75 games, rides and attractions for kids of all ages, including classic skill games, such as arcade basketball, Skee-Ball and Whack-a-Mole, along with the Ticket Blaster machine where birthday guests can grab as many tickets as possible in 30 seconds. Our menu features fresh, hand-made pizza, sandwiches, boneless and bone-in chicken wings, desserts and beverages, including beer and wine at most locations. Chuck E. Cheese, our iconic, energetic mouse mascot, performs music and dance shows and interacts with our guests, driving strong brand recognition. We believe Chuck E. Cheese is the #1 brand for kids’ birthdays, and reserved birthday packages represented approximately 15% of Chuck E. Cheese venue revenues in Fiscal 2018. As of March 31, 2019, there were 606 Chuck E. Cheese locations in 47 states and 14 foreign countries and territories, of which 516 were company-operated.

Peter Piper Pizza: Pizza Made Fresh, Families Made Happy. Peter Piper Pizza serves fresh, high-quality, handcrafted food and beverages, including craft beer and wine, and offers state-of-the-art games for all ages. Venues feature a bold design and contemporary layout, with open kitchens revealing much of the handcrafted food preparation, such as fresh mozzarella being shredded off the block, vegetables being hand-chopped, wings being hand-tossed, and our Certified Dough Masters crafting pizzas with made-from-scratch dough. Our large, open dining areas provide an enjoyable atmosphere for families and group events, with attentive staff dedicated to providing an enjoyable and memorable experience to each guest. As of March 31, 2019, there were 142 Peter Piper Pizza locations in the United States (also referred to as “U.S.”) and Mexico, of which 38 were company-operated.

Our Company has benefited from the 2014 acquisition of Peter Piper Pizza through the implementation of best practice sharing and synergies from the leveraging of back office functions and procurement spend. Peter Piper Pizza has also benefited from lower game buying costs under CEC’s ownership, as Chuck E. Cheese is one of the largest purchasers of arcade games in the world.

Although these brands are substantially similar operationally, we believe that these distinct concepts are able to coexist effectively in markets.

CEC’s Scaled Venue Footprint

(1)	As of March 31, 2019.
(2)	Includes 43 Peter Piper Pizza venues.
(3)	All international units franchised except Canada.

Our Competitive Strengths

The following strengths differentiate us from our competitors and serve as the foundation for our continued growth:

Iconic, Widely Recognized Brand. We benefit from significant brand strength and high awareness. Chuck E. Cheese is a long-standing, iconic brand that delivers a differentiated guest experience. Chuck E. Cheese is the #1 brand for family fun and entertainment according to a commissioned study conducted by Russell Research. The study indicated that 61% of moms, when asked on an unaided basis to name a place they could bring their children for family fun and dining, named Chuck E. Cheese first, before all branded and non-branded alternatives. The Chuck E. Cheese brand enjoys wide popularity in the U.S. across demographic segments, particularly in fast-growing Hispanic communities. The study also indicated 86% unaided awareness of the brand amongst children ages 6 to 8, demonstrating the brand’s broad recognition. Additionally, according to the same study, children ask to go to Chuck E. Cheese an average of 9 times per year.

Widely Recognized Brand

Unaided Brand Awareness vs. Branded Alternatives(1)

Chuck E. Cheese’s Q-Score vs. Select Kids Characters(2)

(1)

When mothers (on an unaided basis) were asked “When thinking about places to take your children for family-fun and entertainment, and also having a meal and/or snacks, what is the first place that comes to mind? What other places come to mind?”

(2)	The Character Q Score, Spring 2017, Marketing Evaluations, kids ages 6-8. Measures likability and awareness of characters.

Differentiated Family Fun and Entertainment Experience. We are a leader in integrated family entertainment and dining and have built brands that are synonymous with a safe, fun, convenient and affordable family experience. Our entertainment and dining offerings are consistently well rated by our guests, and we continually update and modernize our offerings to adapt to evolving consumer tastes. At Chuck E. Cheese, we put smiles on kids’ faces through our engaging entertainment offerings, which include arcade-style and skill-oriented games, rides and activities, live interactive performances and sing-alongs on our showroom floor. Our venues also offer group experiences that include birthdays and group celebrations. Our games provide children with exciting, action-packed entertainment and the ability to win tickets that can be exchanged for prizes of their choice from our merchandise area. Additionally, we believe our Play Pass system and All You Can Play product offering are key differentiators that are difficult for our competitors to replicate. We serve fresh, handcrafted food that both parents and kids can enjoy, and have revamped the menu to include fresh, quality ingredients. Our menu offerings include our oven baked, made-to-order pizza on dough that is made from scratch, handmade breadsticks, fresh sandwiches, salads and desserts in addition to a variety of beverages. We expect our staff to be engaging and enthusiastic and to take pride in providing the best hospitality to each and every family member to ensure a memorable experience. This unique combination of family entertainment and dining, coupled with leading hospitality, results in approximately 75% of our guests purchasing both entertainment and dining offerings when they visit.

Highly Compelling Consumer Value Proposition. Chuck E. Cheese is at the intersection of entertainment and family dining. We understand that families, especially those with young children, evaluate a broad set of factors when selecting their entertainment and dining options. Our guests seek options that are safe, fun, healthy and delicious, but also convenient and affordable. Our business uniquely addresses this set of preferences, combining a wholesome family dining experience with distinctive family-oriented games, rides, activities, shows and other entertainment alternatives, all under one roof in venues that are conveniently located near or in proximity to neighborhoods across the United States and around the world. A family of four can visit Chuck E. Cheese for only $34 for a package that includes food, drinks, and entertainment. We believe this value proposition is highly compelling and represents a fraction of the cost of comparable offerings of alternatives that combine dining with family entertainment. Additionally, our Play Pass system enables us to price games dynamically and offer promotions such as targeted half-price offerings and AYCP hourly packages, which provide additional value to our consumers. AYCP allows us better pricing power than tokens, which is a fundamental change in the business model. We believe offering AYCP is a distinction from our competitors, which mostly operate using cards that limit game time via points.

Compelling Value Proposition

(1)	Illustrative pricing for parties of 2 adults and 2 children for an everyday visit. Based on New York pricing versus $35 price point in most U.S. venues. $34 is the lowest price offered in U.S. venues.
(2)	Based on 2 kids meals (pizza), 2 adult burgers & fries, and 4 beverages at Chili’s.

Substantial Scale and an Attractive Venue Portfolio. Our portfolio of 748 venues is spread across 47 states and 14 foreign countries and territories. As pioneers in the family entertainment and dining space, we believe we are the largest scaled player in the U.S. with a nationwide presence, and as such, our revenue is spread proportionally across the country. Our scale allows us to leverage a national advertising platform that fosters brand strength, loyalty and awareness.

We maintain an attractive portfolio of company-operated venues in the U.S. and Canada. Our venues are located in high-traffic locations, and we have limited exposure to mall locations. Our geographic diversity limits the adverse impact of weather in particular regions, as well as general macroeconomic and market fluctuations in any one particular region. Our franchise business consists of 194 Chuck E. Cheese and Peter Piper Pizza venues and enables us to expand our brands while enhancing profitability and cash flow. We partner with established, large-scale international franchisees which continue to develop existing markets and help Chuck E. Cheese expand in new territories. We have a strong track record internationally, demonstrating Chuck E. Cheese’s universal appeal, and we believe we continue to have underpenetrated markets globally as we pursue international franchise expansion with our Chuck E. Cheese brand.

Strong Operating Margins and Attractive Free Cash Flow. For Fiscal 2018, the Company generated 85% gross profit margins, benefiting from the mix of higher margin entertainment and merchandise sales along with favorable food and beverage margins. With 55% of our total revenues tied to entertainment and merchandise and a straightforward menu focused on pizza, we believe our exposure to changes in food and commodity costs is lower than traditional restaurant companies. Our growing franchise platform generated more than $20 million of highly profitable franchise fees and royalties in Fiscal 2018. Given our growing, diversified revenue stream and our belief in discipline with respect to operating expenses, we have been able to consistently generate high operating margins. Additionally, we benefit from low maintenance capital expenditure requirements, and thus generate strong discretionary free cash flow. In Fiscal 2016, 2017 and 2018, maintenance capital expenditures represented 4%, 4% and 5% of sales, respectively. With significant resources devoted to games, we benefit from our scale as the largest game buyer in the world and we have the ability to cycle games between venues to help create a sense of newness for our guests.

Consistent Demand Throughout All Cycles. We believe there is strong and consistent demand for wholesome entertainment and family dining, and that Chuck E. Cheese’s price point is attractive in any economic condition. This has been demonstrated by the Company’s resilient comparable venue sales performance in historical economic downturns. During the Great Recession from 2008 – 2010, Chuck E. Cheese outperformed restaurant and destination entertainment industry benchmarks compiled by Knapp Track, generating, on average, positive comparable venue sales growth of 0.1%.

Proven and Experienced Management Team. Led by Chief Executive Officer Thomas Leverton, our senior leadership team has revitalized our corporate culture. Our executive management team has significant experience in multi-site leisure, hospitality, entertainment and family dining industries. The team combines a unique blend of veterans from both CEC and other entertainment and retail companies such as TopGolf, Omniflight, Nordstrom, Billabong, Pizza Hut, and On The Border Mexican Grill & Cantina. We also benefit from a strong team of highly skilled, loyal and committed managers and employees at each of our venues. Our general managers have an average tenure with the Company of approximately 10 years and average time in their position of approximately 5 years. We believe that our executive management team, along with our diverse employee base, is well positioned to continue to drive strong financial performance while providing our guests with a superior and highly memorable experience.

Our Strategic Plan

Our operating strategy aims to “Enhance What We Do For Kids, Wildly Improve What We Do For Adults.” This strategic plan is focused on increasing comparable venue sales by enhancing the total guest experience and unlocking operational investments we have made, enhancing our venue base with a comprehensive remodel program, and expanding our global venue network, particularly internationally.

Increase Comparable Venue Sales. Our core strategy to grow comparable venue sales is driven by our initiatives to enhance the in-venue experience for both kids and adults and capitalize on growth opportunities created by recent operational investments. We categorize these initiatives as Improve Guest Experience, Enhance Guest Engagement, Leverage Existing Investments and Optimize Pricing.

Improve Guest Experience

Our recent and ongoing initiatives to improve the in-venue experience and drive comparable venue sales growth include the following:

•

Improved menu offerings: We continue to enhance the guest experience by introducing new menu items and improving the ordering experience. We are constantly innovating to introduce new made-from-scratch recipes, both kids’ classics and more sophisticated options for parents. We are improving the ordering experience by simplifying our menu and experimenting with technological solutions, including mobile ordering.

•

Focus on in-venue experience: To enhance the experience of our guests, we have implemented a hospitality training program, updated our entertainment options including Top 40 music and Wi-Fi, and focused on continuously improving the cleanliness of our venues. Additional areas of focus include streamlining the order and checkout process, enhancing our game offerings and improving our birthday packages.

•

More Tickets: We believe our guests enjoy the thrill of winning tickets and redeeming them for our merchandise. During the third quarter of 2018, we completed the roll-out of higher ticket payouts at our redemption games, coupled with a smaller adjustment to the ticket “prices” of our merchandise.

Enhance Guest Engagement

We continue to improve the frequency and quality of engagement with our guests. Our current initiatives include:

•

Enhancing our marketing message: We have broadened our advertising efforts from a traditional focus on children via television to a broader approach that includes digital advertising, influencer programs, gaming and promotional opportunities. We have also begun to reach out directly to moms through digital advertising, cross-promotional coupons, social media, public relations and e-mail.

•

“More Cheese” guest loyalty program: In the first quarter of 2018, we launched our first guest loyalty program where guests can earn awards and discounts based on purchases. We continue to seek to improve this system by testing loyalty offerings with various awards. We developed this system with a user base derived in part from the database we developed as part of our email marketing program from over 40 years of experience. As of the end of Fiscal 2018, the loyalty program had more than 500,000 members.

Leverage Existing Investments

We believe we are in the early stages of realizing the benefits of significant growth capital investments we have made in technology over the past few years which allow us to offer more compelling offerings to a wider variety of guests. These include the following:

•

Play Pass: In 2018, we completed the deployment of our proprietary Play Pass card system at all company-operated Chuck E. Cheese venues. Guests can purchase “points” on reloadable plastic cards and use these cards to play our games. Guest reactions have been very positive, with guests focusing on both the ease of use and improved cleanliness due to the removal of tokens. This new system enables us to price games dynamically and offer promotions such as our AYCP package, and collect new data on game uptick and popularity, which we were not able to do under our prior token-based system.

•

All You Can Play: In the third quarter of 2018, we completed the roll-out of AYCP at all of our domestic company-operated Chuck E. Cheese venues. This product allows guests the option to play unlimited games within a specified period of time. AYCP is perceived as a greater value proposition for our guests as evidenced during our testing by higher NPS scores in venues, with 66% positive guest comments on price in AYCP venues versus 44% in non-AYCP venues. For the year ended December 30, 2018, AYCP accounted for approximately 50% of our entertainment revenues.

Optimize Pricing

We expect to benefit substantially from our ability to optimize pricing and promotions in our venues utilizing the Play Pass card system.

•

Gameplay pricing and promotions: Historically, CEC has taken little to no material game pricing. Play Pass allows us to vary pricing and offerings by geography and day part within a venue. We believe there is opportunity to optimize pricing in games as CEC’s gameplays average approximately $0.25 while competitor pricing can exceed $1 or more per gameplay. During 2018, we began testing guest promotions that included discounts during slow school days, dynamic pricing on select weekends, spring breaks, and holidays, and traffic-driving deals such as discounted AYCP.

Remodeling Our Venues to Provide a Modern, Fresh Look: In 2017, we began testing a redesigned concept at our Chuck E. Cheese venues which carefully targeted areas to improve family experience and comfort. Changes included a new exterior and signage, brighter interiors, art décor on the walls, digital menu boards, a new star dance stage, a refreshed game offering and open windows that allow guests to view our fresh pizza being made.

Following an initial test of seven remodels in 2017, we completed an additional 25 remodels in 2018 and plan to complete 60 remodels in 2019 and 90 per year thereafter. The venues remodeled in 2017 have experienced a sustained 12% comparable store sales uplift versus un-remodeled venues. Those remodeled in 2018 have experienced a 16% comparable store sales uplift versus un-remodeled venues. Our business model benefits from substantial operating leverage, and we expect in excess of 50% of this increase in sales to flow through to operating income.

We expect to realize a cash-on-cash return of greater than 20% on these remodels. We define and calculate cash-on-cash returns for an individual store as (a) the increase in Store Operating Income Before Depreciation and Amortization, excluding pre-opening expenses, national marketing expense allocation, non-cash charges related to asset disposals and changes in non-cash deferred amusement revenue and ticket liability, divided by (b) our net development costs for the remodel. Net development costs include equipment, building, leaseholds and site costs, net of tenant improvement allowances and other landlord concessions or payments, excluding pre-opening costs and capitalized interest.

We anticipate that future remodels, on average, will cost between $525,000 to $575,000 per unit to complete.

Pursue New Venue Growth Domestically and Internationally. We have a long track record of successful new venue development and will continue to pursue a disciplined venue growth strategy in both new and existing markets where we can achieve strong cash-on-cash returns and long term success. For new venue openings, we follow a rigorous due diligence and site selection process and strategically locate our venues within convenient driving distance to large metropolitan areas. Our venues generate strong cash flow and perform consistently well across geographic regions. We have a successful track record of opening new domestic company-operated Chuck E. Cheese venues at attractive rates of return and believe our existing markets can support additional venues. We target rates of return of over 30% for such company operated venues.

As of March 2019, we had 108 international venues operating under franchise arrangements. From Fiscal 2013 to Fiscal 2018, our Chuck E. Cheese international franchise venue base has grown at a 25% CAGR from 21 venues in 2013 to 65 venues in 2018. We aim to continue growing internationally with existing and new franchise partners, with development agreements in place for 82 additional committed venues across 16 countries. In 2018, we opened 8 new venues collectively in five countries, with one new franchised Chuck E. Cheese venue and one new franchised Peter Piper Pizza venue in the United States and six new franchised Chuck E. Cheese venues across four countries. In Fiscal 2019, we expect 12 new Chuck E. Cheese franchised venues to open internationally.

Overview of Operations

Food and Beverage

Each Chuck E. Cheese and Peter Piper Pizza venue offers a variety of pizzas, wings, appetizers, salads, and desserts, along with certain gluten-free options. Our hand-made pizza and prepared foods are made fresh to order. Soft drinks, coffee, and tea are also served, along with beer and wine at most locations. Chuck E. Cheese venues also offer sandwiches, and some Chuck E. Cheese and Peter Piper Pizza venues offer lunch buffet options with unlimited pizza, salad, breadsticks and dessert. We continuously focus on delivering a quality-driven product and believe the quality of our food compares favorably with that of our competitors. As part of our ongoing initiatives to improve operations, we have implemented an improved venue inventory management system that provides additional visibility into food cost measurements and automates our replenishment cycles.

Food and beverage sales represented 44.0%, 47.4%, 45.3%, 47.3% and 45.8% of our company-operated venue sales during the first quarter of Fiscal 2019, the first quarter of Fiscal 2018, Fiscal 2018, Fiscal 2017 and Fiscal 2016, respectively.

Entertainment and Merchandise

Each of our Chuck E. Cheese and Peter Piper Pizza venues has a game room area, which includes an array of amusement and entertainment options. These options range from classic arcade, redemption and skill-oriented games, such as air hockey, Skee-ball and basketball, to rides, such as mini trains, motorcycles and various driving games. At Chuck E. Cheese, we also offer musical and comical entertainment that features our iconic Chuck E. Cheese character with live performances and frequent appearances on our showroom and game room floor, along with ongoing entertainment featuring music videos and televised skits. Each Peter Piper Pizza venue also offers flat-screen televisions located throughout the dining area. In the first quarter of 2018, we completed the implementation of Play Pass, a new proprietary game card system, in all of our company-operated Chuck E. Cheese venues. Play Pass is similar to a stored value gift card and allows guests to activate games and rides with their own personal card. In addition, in July 2018, we launched AYCP in all of our domestic company-operated Chuck E. Cheese venues. AYCP, a time-based play option, allows guests to play unlimited games within a block of time, increasing the number of games, tickets and prizes. More Tickets provides the thrill of winning a greater number of tickets on redemption games. A number of games dispense tickets that can be redeemed by guests for prize merchandise such as toys and plush items. Our guests can also purchase this merchandise directly for cash.

Entertainment and merchandise sales represented 56.0%, 52.6%, 54.7%, 52.7% and 54.2% of our company-operated venue sales during the first quarter of Fiscal 2019, the first quarter of Fiscal 2018, Fiscal 2018, Fiscal 2017 and Fiscal 2016, respectively.

Franchising

As of March 31, 2019, we franchised a total of 90 Chuck E. Cheese venues, with 25 venues located in the United States and 65 venues located in 14 foreign countries and territories, and a total of 104 Peter Piper Pizza venues, with 61 venues located in the United States and 43 venues located in Mexico. We have 18 active development and franchise agreements to open 78 Chuck E. Cheese venues in 16 countries, and four signed development and franchise agreements with rights to open another 19 Peter Piper Pizza venues in Texas and one signed development and franchise agreement with rights to open another four venues in Mexico. See “Risk Factors—Risks Related to Queso’s Business and to New CEC’s Business Following the Business Combination” for more information regarding the risks associated with franchise development agreements.

Our standard franchise agreements grant the franchisee the right to construct and operate a venue and use our associated trade names, trademarks and service marks in accordance with our standards and guidelines. Most of our existing Chuck E. Cheese franchise agreements have an initial term of 15 to 20 years and include a 10-year renewal option. Peter Piper Pizza’s franchise agreements are for a 10-year term and include a 10-year successor agreement on Peter Piper Pizza’s then standard form of agreement. The standard franchise agreement provides us with a right of first refusal should a franchisee decide to sell a venue. We also enter into area development agreements, which grant franchisees exclusive rights to open a specified number of venues in a designated geographic area within a specified period of time. In addition to initial franchise and area development fees, the franchisee is charged a continuing monthly royalty fee equal to a percentage of its gross monthly sales, generally around 5%, which varies by location and brand.

In 1985, we and our Chuck E. Cheese franchisees formed the International Association of CEC Entertainment, Inc. (the “Association”) to discuss and consider matters of common interest relating to the operation of company-operated and franchised Chuck E. Cheese venues. Routine business matters of the Association are conducted by a board of directors, composed of five members appointed by us and five members elected by the franchisees. The Association serves as an advisory council that, among other responsibilities, oversees expenditures, including (a) the costs of development, purchasing and placement of advertising programs, including websites; (b) the costs to develop and improve audio-visual and animated entertainment attractions, as well as the development and implementation of new entertainment concepts; and (c) the purchase of national network television advertising.

The franchise agreements governing existing franchised Chuck E. Cheese venues in the U.S. currently require each franchisee to pay to the Association a monthly contribution equal to a certain percentage of its gross monthly sales. Additionally, under these franchise agreements, we are required, with respect to Chuck E. Cheese company-operated venues, to contribute at the same rates, or at higher rates in certain instances, as our franchisees. We and our franchisees are also required to spend minimum amounts on local advertising and could be required to make additional contributions to fund any deficits that may be incurred by the Association. Certain franchise agreements governing existing franchised Chuck E. Cheese outside of the U.S. currently require each franchisee to pay a certain percentage of their gross monthly sales to the Association to fund various advertising, media, and entertainment costs.

We do not currently have any advertising co-ops or a franchise advisory council with our Peter Piper Pizza franchisees, but we reserve the right to require the formation, merger or dissolution of either or both. Franchisees are required to contribute (a) 5% of weekly gross sales to be used to develop, produce, distribute and administer specific advertising, public relations and promotional programs that promote the services offered by system franchisees; and (b) 0.5% of weekly gross sales to be used to research, develop, produce, and support creative ideas and materials for use in commercial advertisements, public relations, and promotional campaigns in the United States and Mexico. We may elect at any time not to collect or maintain all or any portion of the amount contributed to fund advertising related programs and activities and, during such time that we have made such election, the monies not collected must be expended by the franchisees in their own markets. In addition, we are required, with respect to company-operated Peter Piper Pizza restaurants, to contribute funds on the same basis as our franchisees.

Royalties, franchise and area development fees and other miscellaneous franchise income represented 2.1%, 2.1%, 2.3%, 2.0% and 2.0% of our total consolidated revenues during the first quarter of Fiscal 2019, the first quarter of Fiscal 2018, Fiscal 2018, Fiscal 2017 and Fiscal 2016, respectively.

Foreign Operations

As of March 31, 2019, we operated a total of 11 company-operated venues in Canada. Our Canadian venues generated total revenues of $15.8 million, $16.6 million, and $15.6 million during Fiscal 2018, Fiscal 2017 and Fiscal 2016, respectively, representing 1.8%, 1.9% and 1.7% of our total consolidated revenues, respectively. All of our other international venues are franchised.

These foreign activities, along with our international franchisees, are subject to various risks of conducting business in a foreign country, including fluctuations in foreign currency exchange rates, laws and regulations and economic and political stability. See “Risk Factors– Risks Related to Queso’s Business and to New CEC’s Business Following the Business Combination” for more information regarding the risks associated with operations located in foreign markets.

Third-Party Suppliers

We use a network of 15 distribution centers operated by a single company to distribute most of the food products and supplies used in our domestic Chuck E. Cheese branded venues, five distribution centers for our Canadian Chuck E. Cheese branded venues and four distribution centers for our Peter Piper Pizza branded venues. We believe that alternative third-party distributors are available for our products and supplies, but we may incur additional costs if we are required to replace our distributors or obtain the necessary products and supplies from other suppliers.

We have not entered into any hedging arrangements to reduce our exposure to commodity price volatility; however, we typically enter into short-term purchasing arrangements, which may contain pricing designed to minimize the impact of commodity price fluctuations.

We procure games, rides and other entertainment-related equipment from a limited number of suppliers, some of which are located in China. The number of suppliers from which we purchase games, rides and other entertainment-related equipment, redemption prizes and merchandise has declined due to industry consolidation over the past several years. See “Risk Factors– Risks Related to Queso’s Business and to New CEC’s Business Following the Business Combination” for more information regarding the risks associated with our third-party suppliers.

Competition

The family dining and entertainment industries are highly competitive, with a number of major national and regional chains operating in each of these markets. In this regard, we compete for guests on the basis of (a) our name recognition; (b) the price, quality, variety, and perceived value of our food and entertainment offerings; (c) the quality of our customer service; and (d) the convenience and attractiveness of our venues. Although there are other concepts that presently utilize the combined family dining and entertainment format, these competitors primarily operate on a regional or market-by-market basis. To a lesser extent, we also compete directly and/or indirectly with other dining and entertainment formats, including full-service and quick-service restaurants appealing to families with young children, the quick service pizza segment, movie theaters, themed amusement attractions, and other entertainment facilities for children.

Intellectual Property

We own various trademarks and proprietary rights, including Chuck E. Cheese®, Where A Kid Can Be A Kid®, Peter Piper Pizza® and the Chuck E. Cheese character image used in connection with our business, which have been registered with the appropriate patent and trademark offices. The duration of such trademarks is unlimited, subject to continued use and renewal. We believe that we hold the necessary rights for protection of the trademarks considered essential to conduct our business. We believe our trade names and our ownership of trademarks and proprietary rights in the names and character likenesses featured in the operation of our venues provide us with an important competitive advantage, and we actively seek to protect our interests in such property. We believe there is an opportunity to leverage our IP into additional revenue and licensing opportunities.

Seasonality

Our operating results fluctuate seasonally. We typically generate our highest sales volumes during the first quarter of each fiscal year due to the timing of school vacations, holidays and changing weather conditions. School operating schedules, holidays and weather conditions may also affect our sales volumes in some operating regions differently than others. Because of the seasonality of our business, results for any quarter are not necessarily indicative of the results that may be achieved for our full fiscal year.

Government Regulation

We and our franchisees are subject to various federal, state and local laws and regulations affecting the development and operation of Chuck E. Cheese and Peter Piper Pizza venues. For a discussion of government regulation risks to our business, see “Risk Factors– Risks Related to Queso’s Business and to New CEC’s Business Following the Business Combination.”

Employees

As of March 31, 2019, we employed approximately 17,200 employees, including approximately 16,800 in the operation of our company-operated venues and approximately 400 in our corporate offices. Our employees do not belong to any union or collective bargaining group. We believe that our employee relations are satisfactory, and we have not experienced any work stoppages at any of our venues.

Each Chuck E. Cheese and Peter Piper Pizza venue typically employs a general manager, senior assistant manager, one or more assistant managers, an electronics specialist who is responsible for repair and maintenance of the show, games and rides, and approximately 25 to 45 food preparation and service employees, many of whom work part-time. Our staffing requirements are seasonal, and the number of people we employ at our venues will fluctuate throughout the year. In 2016, we introduced an enhanced labor management tool as part of our ongoing operational improvements.

Properties

Chuck E. Cheese and Peter Piper Pizza venues are typically located in densely populated locations and are predominantly situated in shopping centers or in free-standing buildings near shopping centers. On average, Chuck E. Cheese existing venues are approximately 12,700 square feet, with table and chair seating generally averaging between 400 to 450 guests per venue, and include approximately 75 games, rides and attractions. On average, Peter Piper Pizza existing venues are approximately 10,100 square feet, with table and chair seating generally averaging between 350 to 400 guests per venue, and include approximately 40 games, rides and attractions.

The following tables summarize information regarding the number and location of venues we and our franchisees operated as of March 31, 2019:

Domestic	Company- Operated venues	Franchised venues	Total
Chuck E. Cheese	505	25	530
Peter Piper Pizza	38	61	99

Total domestic	543	86	629

International
Chuck E. Cheese	11	65	76
Peter Piper Pizza	—	43	43

Total international	11	108	119

Total venues in operation	554	194	748

Domestic	Company- Operated venues	Franchised venues	Total
Alabama	8	1	9
Alaska	1	—	1
Arizona	32	15	47
Arkansas	6	—	6
California	81	4	85
Colorado	9	—	9
Connecticut	4	—	4
Delaware	2	—	2
Florida	33	—	33
Georgia	15	—	15
Hawaii	—	3	3
Idaho	1	—	1
Illinois	21	—	21
Indiana	13	—	13
Iowa	4	—	4
Kansas	4	—	4
Kentucky	5	—	5
Louisiana	10	2	12
Maryland	14	—	14
Massachusetts	10	—	10
Michigan	16	—	16
Minnesota	8	—	8
Mississippi	3	2	5
Missouri	8	—	8
Montana	—	1	1
Nebraska	2	—	2
Nevada	8	—	8
New Hampshire	1	—	1
New Jersey	14	—	14
New Mexico	7	3	10
New York	21	—	21
North Carolina	13	2	15
North Dakota	—	1	1
Ohio	20	—	20
Oklahoma	6	—	6
Oregon	1	2	3
Pennsylvania	20	—	20
Rhode Island	1	—	1
South Carolina	7	—	7
South Dakota	2	—	2
Tennessee	12	—	12
Texas	66	46	112
Utah	2	—	2
Virginia	12	3	15
Washington	10	1	11
West Virginia	1	—	1
Wisconsin	9	—	9

Total domestic	543	86	629

International	Company- Operated venues	Franchised venues	Total
Canada	11	—	11
Chile	—	7	7
Colombia	—	2	2
Costa Rica	—	1	1
Guam	—	1	1
Guatemala	—	2	2
Honduras	—	2	2
Mexico	—	62	62
Panama	—	2	2
Peru	—	3	3
Puerto Rico	—	3	3
Trinidad	—	2	2
Saudi Arabia	—	18	18
United Arab Emirates	—	3	3

Total international	11	108	119

Total venues in operation	554	194	748

Company-operated Venue Leases

Of the 516 Company-operated Chuck E. Cheese venues as of March 31, 2019, nine are owned premises and 507 are leased. All of the 38 Company-operated Peter Piper Pizza venues as of March 31, 2019 are leased premises.

The terms of our venue leases vary in length from lease to lease, although generally a lease provides for an initial primary term of 10 years, with two additional five-year options to renew. As of March 31, 2019, three of our leases were month-to-month and 24 of our leases were set to expire in 2019. Of those set to expire in 2019, 10 have no available renewal options and the remainder have available renewal options expiring between 2020 and 2039. Our remaining leases are set to expire at various dates through 2037, with available renewal options that expire at various dates through 2054.

These leases generally require us to pay the cost of repairs, other maintenance costs, insurance and real estate taxes and, in some instances, may provide for additional rent equal to the amount by which a percentage of revenues exceed the minimum rent. It is common for us to take possession of leased premises prior to the commencement of rent payments for the purpose of constructing leasehold improvements.

Corporate Offices and Warehouse Facilities

We lease 55,257 square feet of space in an office building in Irving, Texas, which serves as our corporate office and support services center. This lease expires in July 2026 with options to renew through July 2036. Peter Piper Pizza leased a 5,243 square foot office building in Phoenix, Arizona through September 2018, which served primarily as its corporate office. Upon expiration of the lease in September 2018, we relocated our Peter Piper Pizza corporate office to an adjoining office space located at a Peter Piper Pizza venue in Phoenix, Arizona. We also lease a 166,432 square foot warehouse building in Topeka, Kansas, which primarily serves as a storage, distribution and refurbishing facility for our venue fixtures and game equipment. The lease expires in August 2024 with options to renew through August 2034.

Legal Proceedings

From time to time, we are involved in various inquiries, investigations, claims, lawsuits and other legal proceedings that are incidental to the conduct of our business. These matters typically involve claims from guests, employees or other third parties involved in operational issues common to the retail, restaurant and entertainment industries. Such matters typically represent actions with respect to contracts, intellectual property, taxation, employment, employee benefits, personal injuries and other matters. A number of such claims may exist at any given time, and there are currently a number of claims and legal proceedings pending against us.

In the opinion of our management, after consultation with legal counsel, the amount of liability with respect to claims or proceedings currently pending against us is not expected to have a material effect on our consolidated financial condition, results of operations or cash flows. All necessary loss accruals based on the probability and estimate of loss have been recorded.

Litigation Related to the 2014 Merger: Following the January 16, 2014 announcement that CEC had entered into an agreement (“2014 Merger Agreement”), pursuant to which an entity controlled by Apollo Global Management, LLC and its subsidiaries merged with and into CEC, with CEC surviving the merger (“the 2014 Merger”), four putative shareholder class actions were filed in the District Court of Shawnee County, Kansas, on behalf of purported stockholders of CEC, against A.P. VIII Queso Holdings, L.P., CEC, CEC’s directors, Apollo and Merger Sub (as defined in the 2014 Merger Agreement), in connection with the 2014 Merger Agreement and the transactions contemplated thereby. These actions were consolidated into one action (the “Consolidated Shareholder Litigation”) in March 2014, and on July 21, 2015, a consolidated class action petition was filed as the operative consolidated complaint, asserting claims against CEC’s former directors, adding The Goldman Sachs Group (“Goldman Sachs”) as a defendant, and removing all Apollo entities as defendants (the “Consolidated Class Action Petition”). The Consolidated Class Action Petition alleges that CEC’s directors breached their fiduciary duties to CEC’s stockholders in connection with their consideration and approval of the 2014 Merger Agreement by, among other things, conducting a deficient sales process, agreeing to an inadequate tender price, agreeing to certain provisions in the 2014 Merger Agreement, and filing materially deficient disclosures regarding the transaction. The Consolidated Class Action Petition also alleges that two members of CEC’s board who also served as the senior managers of CEC had material conflicts of interest and that Goldman Sachs aided and abetted the board’s breaches as a result of various conflicts of interest facing the bank. The Consolidated Class Action Petition seeks, among other things, to recover damages, attorneys’ fees and costs. The Company assumed the defense of the Consolidated Shareholder Litigation on behalf of CEC’s named former directors and Goldman Sachs pursuant to existing indemnity agreements. On March 23, 2016, the Court conducted a hearing on the defendants’ Motion to Dismiss the Consolidated Class Action Petition and on March 1, 2017, the Special Master appointed by the Court issued a report recommending to the Court that the Consolidated Class Action Petition be dismissed. On September 9, 2018, the Court accepted the Special Master’s recommendations and dismissed the lawsuit in its entirety. On October 8, 2018, the Plaintiff in the Consolidated Shareholder Litigation filed a notice of appeal of the District Court’s decision. While no assurance can be given as to the ultimate outcome of the consolidated matter, we currently believe that the final resolution of the action will not have a material adverse effect on our results of operations, financial position, liquidity or capital resources.

Board of Directors

As of the date of this report, the Board consists of five members, including our Chief Executive Officer, one partner of Apollo, one principal of Apollo and two additional members.

The following table provides information regarding our executive officers and the members of our Board:

Name	Age	Position(s)
Thomas Leverton	47	Chief Executive Officer and Director
J. Roger Cardinale	59	President
James A. Howell	53	Executive Vice President and Chief Financial Officer
Andrew S. Jhawar	47	Chairman
Peter C. Brown	60	Director
Naveen R. Shahani	28	Director
Allen R. Weiss	65	Director

Thomas Leverton has served as a member of our Board and Chief Executive Officer of the Company since July 2014. Mr. Leverton served as Chief Executive Officer of Topgolf from May 2013 until July 2014. From June 2010 to August 2012, Mr. Leverton served as Chief Executive Officer of Omniflight, an air medical operator. Earlier in his career, Mr. Leverton held executive roles at FedEx Office, including Executive Vice President and Chief Development Officer. Mr. Leverton also served as Chief Operating Officer of TXU Energy. Mr. Leverton began his career at Johnson & Johnson and Bain & Company. In light of our ownership structure and Mr. Leverton’s extensive executive leadership and management experience, the Board believes it is appropriate for Mr. Leverton to serve as our director.

J. Roger Cardinale has served as President of the Company since June 2014. Previously, Mr. Cardinale served as Executive Vice President of Development and Purchasing of the Company since December 1999. In 2013, Mr. Cardinale was named President of the Company’s International Division. Prior to that, Mr. Cardinale served as Senior Vice President of Purchasing from March 1998 to December 1999 and Senior Vice President of Real Estate from January 1999 to December 1999. From January 1993 to March 1998, Mr. Cardinale served as Vice President of Purchasing and, from September 1990 to January 1993, he served as Director of Purchasing. Mr. Cardinale also held various other positions with the Company from November 1986 to September 1990.

James A. Howell has served as Executive Vice President, Chief Financial Officer of the Company since September 2018. Mr. Howell served as Chief Financial Officer of Billabong International Ltd. Mr. Howell previously was Executive Vice President-Finance and Treasurer of Nordstrom, Inc., Chief Financial Officer for CAE SimuFlite, Inc., Senior Manager at PricewaterhouseCoopers LLP and Senior Vice President & Controller at Blockbuster, Inc.

Andrew S. Jhawar became Chairman of our Board in December 2018. Mr. Jhawar is a Senior Partner and Head of the Consumer & Retail Industry team of Apollo Management, L.P., having joined in February 2000. Prior to Apollo Global Management, LLC, Mr. Jhawar served as an Investment Banker at Donaldson, Lufkin & Jenrette Securities Corporation and at Jefferies & Company, Inc. Mr. Jhawar has been the Chairman of The Fresh Market, Inc. since April 2016, a Director of QDOBA Restaurant Corporation since December 2018 (and Chairman through April 2019), and Chairman of The Stand, LLC since August 2015. Mr. Jhawar previously served as the Chairman of Sprouts Farmers Market, Inc. from March 2013 to August 2015 and a member of its Board from April 2011 through March 2013 and from August 2015 through February 2016. In addition, Mr. Jhawar has previously been a Director of Hostess Brands, LLC from April 2013 through June 2017, Smart & Final Inc. from May 2007 through December 2012, General Nutrition Centers, Inc. from December 2003 through March 2007, and Rent-A-Center, Inc. from October 2001 through June 2005. Mr. Jhawar graduated with an M.B.A. from Harvard Business School and graduated, summa cum laude, with a B.S. in Economics from the Wharton School of the University of Pennsylvania. In light of our ownership structure and Mr. Jhawar’s extensive financial and business experience, including experience working with companies in the restaurant, consumer goods and retail industries, the Board believes it is appropriate for Mr. Jhawar to serve as our Chairman.

Peter C. Brown became a member of our Board in March 2019. Mr. Brown is Chairman of Grassmere Partners, LLC, a private investment firm. Prior to founding Grassmere Partners, Mr. Brown served as Chairman of the

Board, Chief Executive Officer and President of AMC Entertainment Inc., one of the world’s leading theatrical exhibition companies, from July 1999 until his retirement in February 2009. Mr. Brown joined AMC in 1990 and served as AMC’s President from January 1997 to July 1999, and Senior Vice President and Chief Financial Officer from 1991 to 1997. Mr. Brown currently serves on the board of directors, audit and finance committees of CenturyLink, Inc., a NYSE-listed global communications provider. Mr. Brown also serves on the board of directors, audit, compensation and nominating committees of Cinedigm Corp., a NASDAQ-listed leader in digital entertainment content distribution. Mr. Brown also currently serves on the board of trustees, audit, compensation, nominating/company governance and finance committees of EPR Properties, a NYSE-listed specialty real estate investment trust that he founded and served as Chairman of the Board from 1997 to 2003. Past additional public company boards include: National CineMedia, Inc., Midway Games, Inc., LabOne, Inc., and Protection One, Inc. Mr. Brown is a graduate of the University of Kansas. In light of our ownership structure and Mr. Brown’s extensive experience as an operating executive and director, and in-depth knowledge and understanding of retail, recreation, leisure and consumer businesses, and in-particular, location-based entertainment, restaurants and related real estate, the Board believes it appropriate for Mr. Brown to serve as our director.

Naveen R. Shahani became a member of our Board in February 2019. Mr. Shahani is a Principal of Apollo, having joined in 2014. Prior to Apollo, Mr. Shahani was a member of the Financial Sponsors Group in the Investment Banking Division of Credit Suisse. Mr. Shahani graduated magna cum laude with a B.S. in Economics from the Wharton School at the University of Pennsylvania. In light of our ownership structure and Mr. Shahani’s significant experience analyzing and investing in public and private companies, the Board believes it is appropriate for Mr. Shahani to serve as our director.

Allen R. Weiss became a member of our Board in June 2014. Mr. Weiss served as President of Worldwide Operations for the Walt Disney Parks and Resorts business of The Walt Disney Company, a global entertainment company listed on the NYSE, from 2005 until his retirement in November 2011. Prior to that, Mr. Weiss served in a number of roles for The Walt Disney Company beginning in 1972, including most recently as President of Walt Disney World Resort, Executive Vice President of Walt Disney World Resort and Vice President of Resort Operations Support. Mr. Weiss serves as a director of Dick’s Sporting Goods, Inc. and Apollo Group, Inc. (a private education provider unaffiliated with Apollo). Mr. Weiss also serves on the board or council of a number of community and civic organizations. In light of our ownership structure and Mr. Weiss’s knowledge and understanding of the entertainment sector, including insight gained through his executive leadership and management experience at The Walt Disney Company, the Board believes it is appropriate for Mr. Weiss to serve as our director.

Corporate Governance

Committees of the Board

The Board of Directors has two standing committees: Audit and Compensation. While the Audit Committee has primary responsibility for risk oversight, both our Audit Committee and our entire Board of Directors are actively involved in risk oversight on behalf of the Company and both receive a report on the Company’s risk management activities from our executive management team on a regular basis. Members of both the Audit Committee and the Board of Directors also engage in periodic discussions with our President, Chief Executive Officer, Chief Financial Officer, General Counsel, Internal Audit and other officers of the Company as they deem appropriate to ensure that risk is being properly managed at the Company. In addition, each of the committees of the Board of Directors considers risks associated with its respective area of responsibility.

Audit Committee

The Audit Committee is composed of three directors: Peter Brown, Naveen Shahani and Allen Weiss. Lance Milken, who resigned as a director of the Company effective December 21, 2018, and Michael Diverio, who resigned as a director of the Company effective February 19, 2019, served on the Audit Committee through the dates of their respective resignations. The primary role of the Audit Committee is to provide financial oversight. Our management is responsible for preparing financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee does not provide any expert or special assurance or certifications as to our financial statements or as to the work of our independent registered public accounting firm. The Audit Committee is directly responsible for the selection, engagement, compensation, retention and oversight of our independent registered public accounting firm. The Board has also determined that each member of the Audit Committee is financially literate.

The Audit Committee has established a procedure whereby complaints or concerns regarding accounting, internal controls or auditing matters may be submitted anonymously to the Audit Committee by email at auditcomm@cecentertainment.com. The Audit Committee met four times in 2018.

Although our Board of Directors has determined that each of the members of our Audit Committee is financially literate and has experience analyzing or evaluating financial statements, at this time we do not have an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Exchange Act serving on the Audit Committee. As a company whose stock is privately-held and given the financial sophistication and other business experience of the members of the audit committee, we do not believe that we require the services of an audit committee financial expert at this time.

Compensation Committee

The Compensation Committee is composed of four directors: Andrew Jhawar, Peter Brown, Naveen Shahani and Allen Weiss. Lance Milken, who resigned as a director of the Company effective December 21, 2018, and Michael Diverio, who resigned as a director of the Company effective February 19, 2019, served on the Audit Committee through the dates of their respective resignations. The Compensation Committee is responsible for approving the compensation, including performance bonuses, payable to the executive officers of the Company, and administering the Company’s equity compensation plans.

The Compensation Committee acts on behalf of and in conjunction with the Board of Directors to establish or recommend the compensation of executive officers of the Company and to provide oversight of our overall compensation programs and philosophy. The Compensation Committee met twice in 2018.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers and employees, as well as a separate Code of Ethics for our Chief Executive Officer, President and Senior Financial Officers that applies to our principal executive officer, principal financial officer and principal accounting officer. Both documents may be accessed on our website at www.chuckecheese.com, under “Investor Relations-Governance.”

Compensation Committee Interlocks and Insider Participation

None of the persons who serve on the Queso compensation committee currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers who is a member of Queso’s board of directors or compensation committee.

Executive and Director Compensation

Summary Compensation Table

The Summary Compensation Table sets forth information regarding the compensation paid to, awarded to, or earned by our Chief Executive Officer and our two other most highly compensated executive officers in Fiscal 2018 for services rendered in all capacities during Fiscal 2018, Fiscal 2017, and Fiscal 2016:

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
		($)	($)	($)	($)
Thomas Leverton	2018	550,000	300,728	24,000	874,728
Chief Executive Officer	2017	550,000	—	24,000	574,000
	2016	550,000	477,400	24,000	1,051,400

J. Roger Cardinale	2018	485,000	260,337	18,000	763,337
President	2017	485,000	—	18,000	503,000
	2016	485,000	406,430	18,000	909,430

James A. Howell(1)	2018	100,000	121,532	—	221,532
Executive Vice President and Chief Financial Officer	2017	n/a	n/a	n/a	n/a
	2016	n/a	n/a	n/a	n/a

Dale Black(4)	2018	307,692	—	19,083	326,775
Former Executive Vice President and Chief Financial Officer	2017	400,000	—	—	400,000
	2016	400,000	320,160	70,893	791,053

(1)	Mr. Howell began his employment with CEC in September 2018.
(2)	See “—Narrative Disclosure To Summary Compensation Table—Non Equity Incentive Plan Compensation,” below for more information about the terms of these awards.
(3)	See the table below for additional information about the compensation included under “All Other Compensation” for 2018, 2017 and 2016.

Name	Year	Car Allowance/Car Insurance	Moving Expense Reimbursement	Vacation Pay on Termination	Total
		($)	($)	($)	($)
Thomas Leverton	2018	24,000	—	—	24,000
	2017	24,000	—	—	24,000
	2016	24,000	—	—	24,000

J. Roger Cardinale	2018	18,000	—	—	18,000
	2017	18,000	—	—	18,000
	2016	18,000	—	—	18,000

James A. Howell	2018	—	—	—	—
	2017	n/a	n/a	n/a	n/a
	2016	n/a	n/a	n/a	n/a

Dale Black	2018	—	—	19,083	19,083
	2017	—	—	—	—
	2016	—	70,893	—	70,893

(4)	The salary paid to Mr. Black in 2018 was his base salary of $400,000, prorated for the period from January 1, 2018 to September 21, 2018, his last date of employment with the Company.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with Named Executive Officers

On July 30, 2014, CEC entered into employment agreements with Messrs. Leverton and Cardinale, and on December 20, 2018, CEC entered into an employment agreement with Mr. Howell. Each of these agreements contains substantially similar terms and conditions of employment, including a five-year term. The employment agreements provide for an annual base salary of $550,000 for Mr. Leverton, $485,000 for Mr. Cardinale, and $400,000 for Mr. Howell. The agreements also provide for maximum annual bonus opportunities equal to 150% of the named executive’s respective base salary. Finally, all of our named executive officers are entitled to receive, pursuant to the terms of their employment agreements, employee benefits provided to senior executives of CEC.

Under each employment agreement, if the executive is terminated by CEC without “cause” or resigns for “good reason” during the “employment period” (each as defined in the employment agreement), then, subject to his execution, delivery, and non-revocation of a release of claims in favor of CEC, the executive will be entitled to receive a lump-sum payment of cash severance equal to the sum of his base salary and the annual bonus paid or to be paid with respect to the fiscal year completed most recently prior to the employment termination date. Each employment agreement also provides for certain restrictive covenants, including 12-month post-termination noncompetition and nonsolicitation covenants.

The employment agreements also (a) required that each named executive officer purchase common stock of Queso having an aggregate value as of the date of purchase equal to $1,500,000, in the case of Mr. Cardinale; $500,000, in the case of Mr. Leverton; and $300,000, in the case of Mr. Howell, to be made as an initial investment of $150,000 and up to $150,000 of Mr. Howell’s annual bonus, net of applicable taxes, until such amount reaches $150,000; (b) provided for a one-time grant of stock options to purchase common stock of Queso representing a percentage of the fully diluted shares of common stock of Queso equal to 1.50% (580,875 shares), in the case of Mr. Leverton; 1.00% (387,249 shares), in the case of Mr. Cardinale; and 0.545% (211,054 shares), in the case of Mr. Howell (which stock options were granted on January 30, 2019); and (c) for Mr. Leverton only, provided for a one-time award of restricted shares of Queso having an aggregate grant date value equal to $550,000, prorated for the number of days he served during 2014 (which reduced, dollar-for-dollar, his annual bonus for 2014). All such equity awards were granted pursuant to the terms of the Queso Holdings Inc. 2014 Equity Incentive Plan (the “Equity Incentive Plan”) and award agreements. Mr. Howell purchased his initial investment of common stock of Queso on December 21, 2018.

The awards of stock options to each of our named executive officers remain subject to certain service- and performance-based vesting criteria, and are eligible for accelerated vesting in the event of certain terminations of employment within a specified period following a sale of Queso. (See “—Potential Payments Upon Termination or Change in Control—Accelerated Vesting of Stock Options—Option to Repurchase Stock,” below.) The award of restricted shares granted to Mr. Leverton vested in full on March 10, 2015.

On October 12, 2018, CEC entered into an “Amendment to Employment Agreement” with each of Messrs. Leverton and Cardinale, pursuant to which (a) their original employment agreements were extended for an additional term of one year, to be automatically extended thereafter for successive one-year terms unless either party gives notice of an intention not to further extend the term at least 90 days before the applicable renewal date of the agreement; (b) provided for a stock bonus grant valued at $70,140 for Mr. Leverton and $63,263 for Mr. Cardinale, to be granted on or about January 1, 2019; (c) established the Company’s obligations to the named executive officers in the event the Employment Period defined in their agreements expires as a result of either (i) the Company’s non-extension of the Agreement without Cause, or (ii) the Executive’s non-extension of the Agreement for Good Reason; and (d) updated the Notice provision of the Employment Agreements.

In connection with the purchase of the shares of the Company and the grant of stock options, each of our named executive officers became a party to an investor rights agreement among CEC, AP VIII CEC Holdings,

LP f/k/a AP VIII Queso Holdings, L.P., an affiliate of our sponsor, and other shareholder parties. The shares purchased by the executive or received by the executive upon exercise of a vested option or lapse of forfeiture conditions on restricted shares are subject to repurchase by the Company under certain circumstances.

Non-Equity Incentive Plan Compensation

For 2018, the Compensation Committee determined that CEC’s pro forma adjusted EBITDA (as defined in the Alternative Incentive Bonus Plan, referred to herein as “Adjusted Plan EBITDA”) for the incentive period covering August 2018 through December 2018 (5/12 of the fiscal year) was an appropriate quantitative measure of CEC’s performance for purposes of determining the incentive compensation to be awarded to each of our named executive officers under the 2018 Alternative Support Center Incentive Bonus Plan (the “Alternative Incentive Bonus Plan”). The Compensation Committee also determined that the Alternative Incentive Bonus Plan should have a discretionary component to reward individual performance. In no event would a cash bonus be paid under the Alternative Incentive Bonus Plan with respect to any given performance measure unless the minimum target for the incentive period covering August 2018 through December 2018 (5/12 of the fiscal year) as predetermined by the Compensation Committee was attained.

For 2018, the actual bonus that could have been earned by an eligible employee was equal to the employee’s gross base earnings for the year (which was equal to the gross salary paid to the employee during fiscal year 2018), multiplied by his or her target bonus percentage, multiplied by the sum of the multipliers for each of the two measurable components of the Alternative Incentive Bonus Plan, each measured for CEC: (i) Adjusted Plan EBITDA, and (ii) a discretionary portion that was based on the employee’s individual performance. The two components were weighted as follows:

Metric	Total Bonus %
Adjusted Plan EBITDA	80%
Discretionary	20%

Total	100%

For 2018, the Compensation Committee set the target, minimum, and maximum levels for payout eligibility under the Alternative Incentive Bonus Plan’s performance measure of Adjusted Plan EBITDA for CEC as follows (all dollar figures are in millions):

Metric	Minimum(1)	Target	Maximum(2)
Adjusted Plan EBITDA(3)	$50.2	$52.8	$55.0

(1)	If the minimum quantitative component of the Alternative Incentive Bonus Plan were achieved, the bonus payout, as a percentage of target, would be 50%.
(2)	The maximum bonus payout on the quantitative component of the Alternative Incentive Bonus Plan, as a percentage of target, is 150%.
(3)	Target for the incentive period covering August, 2018 through December, 2018 (5/12 of the 2018 Fiscal Year).

If the actual quantitative component achieved was either (i) greater than such component’s minimum level but less than its target level or (ii) greater than such component’s target level but less than its maximum level, then the portion of the bonus payable in respect of such component would be calculated based on a linear interpolation.

Actual CEC performance on the quantitative measure considered for determination of payment eligibility in the Alternative Incentive Bonus Plan was $54.7 million. CEC’s Adjusted Plan EBITDA of $54.7 million resulted in a payout equal to 109.16% of the target for the Adjusted Plan EBITDA component under the Alternative

Incentive Bonus Plan. As this metric could contribute up to 80% of the total bonus available under the Incentive Bonus Plan, the actual payout for the Adjusted Plan EBITDA component was 87.33% of an eligible employees’ target bonus (109.16% x 80% = 87.33%).

The Alternative Incentive Bonus Plan also provides that each employee may be awarded a discretionary bonus of up to 20% of the total target bonus percentage. The percentage of the discretionary bonus component awarded to an employee is decided by the employee’s direct supervisor (or, in the case of our Chief Executive Officer, the Compensation Committee), whose decision is to be guided by the employee’s individual performance during the year, measured by the employee’s achievement of his or her goals that were established in coordination with the supervisor or the Compensation Committee, as applicable at the beginning of the employee’s review period. The discretionary component of the Alternative Incentive Bonus Plan cannot be achieved above 100% of target, and many employees were awarded less than 100% of the discretionary portion of the bonus.

Assuming a 100% award of the discretionary portion of the bonus, the maximum payout that an eligible employee could receive would be 107.33% of the employee’s target bonus (87.33% + 20% = 107.33%). Mr. Howell’s bonus payout was prorated for the time that he worked for CEC in 2018.

These calculations are set forth in the following table:

		2018 Payout
Metric	% Weighting	Bonus as a % of Target	% of Base
Adjusted Plan EBITDA	80%	109.16%	87.3%
Discretionary	20%	100%	20%

Total	100%		107.3%

Based on these calculations, our named executive officers received the following bonuses under the Incentive Bonus Plan:

Name and Position	2018 Incentive Bonus Plan Payment
Thomas Leverton, Chief Executive Officer	$300,728
J. Roger Cardinale, President	$260,337
James. A. Howell, Chief Financial Officer	$121,532
Dale Black, Former Chief Financial Officer(1)	—

(1)	As Mr. Black’s employment with CEC terminated as of September 21, 2018, he was not eligible to receive a payment under the Alternative Incentive Bonus Plan for 2018.

Indemnification Agreements

The board of directors has authorized the Company to enter into indemnification agreements with certain current and future directors and senior officers of the Company who may be designated from time to time by the board of directors, including each of our named executive officers. The indemnification agreements supplement and clarify existing indemnification provisions of the Company’s Articles of Incorporation and Bylaws and, in general, require the Company, to the extent permitted under applicable law, to indemnify such persons against all expenses, judgments and fines incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they are or were directors or officers of the Company or any other enterprise, to the extent they assumed those responsibilities at the direction of the Company. The indemnification agreements also establish processes and procedures for indemnification claims, advancement of expenses and costs and other determinations with respect to indemnification.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table provides information on stock option awards held by our named executive officers as of December 30, 2018, the last day of our 2018 fiscal year. Each equity grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following this table, based on the stock option award grant date.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Number of Securities Underlying Unexercised Unearned Options (#)(1)	Options Exercise Price ($)(2)	Option Expiration Date
Thomas Leverton	154,900	38,725	387,250	8.03	02/14/2024
J. Roger Cardinale	103,266	25,817	258,166	8.03	02/14/2024
James A. Howell(3)	—	—	—	—	—

(1)

Under the Queso Holdings Inc. Equity Incentive Plan Stock Option Agreement (the “Option Agreement”), which each named executive officer signed as a condition of receiving option grants from the Company, each of our named executive officers was awarded three tranches of stock options (with each of Tranche A, Tranche B, and Tranche C equal to 1/3 of the total grant). As to Messrs. Leverton and Cardinale, Tranche A stock options vest and become exercisable in equal installments on each of the first five anniversaries of February 14, 2014. Tranche B stock options vest and become exercisable if AP VIII CEC Holdings, L.P. (f/k/a AP VIII Queso Holdings, L.P.), an affiliate of our sponsor, and its affiliates realize a multiple on invested capital (“MOIC”) of at least 2.0x (with such MOIC to be calculated in accordance with the methodology set forth in the Equity Incentive Plan). Tranche C stock options vest and become exercisable if AP VIII CEC Holdings, L.P., an affiliate of our sponsor, and its affiliates realize an MOIC of at least 3.0x. For a description of the treatment of the stock option in the event of an initial public offering or change in control, please see the description below under the heading “—Potential Payments Upon Termination or Change in Control—Accelerated Vesting of Stock Options; Option to Repurchase Stock.” As of the same date, none of our named executive officers’ Tranche B and C stock options had vested.

(2)	The listed stock option exercise prices reflect adjustments taking into account dividends paid in 2015.
(3)	Mr. Howell had not been granted any stock options as of December 30, 2018.

Potential Payments Upon Termination or Change in Control

Severance Benefits

As described above, the employment agreements with each of Messrs. Leverton, Cardinale, and Howell provide for severance benefits upon a termination by CEC without “cause” or upon a resignation by the named executive officer with “good reason,” in either case consisting of a lump-sum payment (the “Severance Payment”) equal to the sum of one year of base salary plus the annual bonus paid to the named executive officer in respect of the most recently completed fiscal year. “Good reason” is defined as the occurrence of any of the following: (i) any reduction in base salary (or in the case of Mr. Leverton, reduction in base salary or maximum bonus opportunity), (ii) any material breach by CEC of the executive’s employment agreement, and (iii) a forced relocation of more than 50 miles from the executive’s principal place of employment. As indicated above, pursuant to the amendments to their Employment Agreements, the Company’s obligation to make a Severance Payment to Messrs. Leverton and Cardinale also attaches in the event of either (x) the Company’s non-extension of the Agreement without Cause, or (y) the Executive’s non-extension of the Agreement for Good Reason. In any event, the executive’s right to receive the Severance Payment is conditioned upon the execution, delivery, and non-revocation by the executive of a comprehensive release of claims in favor of CEC.

Accelerated Vesting of Stock Options; Option to Repurchase Stock

The Option Agreements signed by Messrs. Leverton and Cardinale provide that any Tranche A stock options that have not vested at the time of a termination of employment for any reason other than certain qualifying terminations of employment that occur within 6 months following a change in control will be canceled for no consideration. In the event of a change in control, however, any unvested Tranche A stock options are to be canceled and converted into a right to receive an amount of cash equal to the aggregate spread value of such unvested stock options at the time of the transaction (the “Converted Award”), which amount shall be contributed to a rabbi trust and is payable on the six-month anniversary of the change in control (or, if earlier, the original scheduled vesting date), as long as the named executive officer is still employed at that time. If the employment of Mr. Leverton or Mr. Cardinale, as applicable, is terminated without “cause” or by the executive for “good reason” (as each such term is defined in such executive’s employment agreement) before the six-month anniversary of the change in control, however, any then-outstanding portion of the Converted Award shall be released from the rabbi trust and paid within 10 days following such termination of employment.

In the event of an initial public offering (and the Business Combination will be treated as an initial public offering), the original stock options vesting schedule for all stock options held by our named executive officers shall hold, with the exception that if any Tranche B or Tranche C stock options vest as a result of achievement of the applicable performance targets in such initial public offering, 50% of such stock options shall be exercisable upon the consummation of such offering, with the remaining 50% becoming exercisable on the later of (a) the first anniversary of the offering and (b) the third anniversary of the grant date, subject to the applicable named executive officer’s continued employment through the applicable date.

If the employment of our named executive officer is terminated for any reason other than ‘‘cause’’ independent of a change in control or initial public offering, all unvested stock options held by such named executive officer at the time of the termination of his employment will be canceled for no consideration, but vested stock options may be exercised for a defined period after the termination. A termination for ‘‘cause’’ will result in termination of all stock options, including those that have vested.

Each of Messrs. Leverton, Cardinale, and Howell also signed an “Investor Rights Agreement” as a condition of purchasing common stock of Queso pursuant to his employment agreement. That agreement provides that Queso or its designee may repurchase such stock from the officer in the event of termination of his employment prior to a public offering by Queso. If the executive’s termination is for any reason other than (i) by CEC for “cause” (as that term is defined in the Investor Rights Agreement), or (ii) a voluntary resignation by the executive, then the price that CEC or its designee will pay for the stock will be the fair market value of the stock as of the termination date. If the termination is by CEC for “cause,” or by the executive for any reason, the price to be paid will be the lesser of the fair market value of the stock as of the termination date and the amount originally paid by the shareholder to acquire the shares, less any amount per share of any dividends or other distributions paid or payable to the shareholder since share purchase. Following the same framework, the Option Agreement allows CEC the same right (but not obligation) to repurchase any shares of common stock acquired by our named executive officers through option exercise.

As of December 30, 2018, 80% of the Tranche A stock options granted to Messrs. Leverton and Cardinale, had vested, so in the event of their termination as of that date for any reason (other than a termination for cause) and absent a change in control, these vested stock options would be available for exercise. Under the Option Agreement, such stock options remain exercisable as follows: (a) in the event of death or disability of the named executive officer, by the earlier of (1) one year following such termination and (2) the expiration of the option term; and (b) for all other terminations, by the earlier of (1) 90 days following such termination and (2) the expiration of the option term.

If, in connection with a change in control, CEC had terminated the employment of Messrs. Leverton or Cardinale without cause, or as the result of their respective resignation for good reason as of December 30, 2018, their respective Tranche A stock options would have vested in full.

In summary, therefore, assuming a severance-eligible termination as of December 30, 2018, each of our named executives would have been entitled to the following:

Name	Resignation with Good Reason	Termination Without Cause	Terminated Without Cause or Resignation with Good Reason Following a Change in Control
	($)	($)	($)
Thomas Leverton:
• Salary	550,000	550,000	550,000
• Non-Equity Incentive Plan Compensation	300,728	300,728	300,728
• Accelerated payment of the Converted Award(1)	—	—	32,142
Totals	850,728	850,728	882,870

J. Roger Cardinale
• Salary	485,000	485,000	485,000
• Non-Equity Incentive Plan Compensation	260,337	260,337	260,337
• Accelerated payment of the Converted Award(1)	—	—	21,428
Totals	745,337	745,337	766,765

James A. Howell
• Salary	400,000	400,000	400,000
• Non-Equity Incentive Plan Compensation	121,532	121,532	121,532
• Accelerated vesting of unvested Tranche A stock options(2)	n/a	n/a	n/a
Totals	521,532	521,532	521,532

(1)

Subject to the continued employment of Messrs. Leverton and Cardinale, as applicable, any portion of the Converted Award (i.e., the spread value of Tranche A stock options in a change in control) is payable on the six-month anniversary of such transaction. If, however, the employment of Mr. Leverton or Mr. Cardinale, as applicable, is terminated without cause or due to a resignation with good reason prior to such date, such named executive officer would be eligible to accelerated payment of the Converted Award.

(2)	As of December 30, 2018, Mr. Howell had not been granted any stock options.

Director Compensation

As of December 30, 2018, we compensated Allen Weiss for his services on our board of directors with an annual retainer fee of $100,000. All other members of our board of directors receive no compensation. We reimburse our directors for travel expenses to and from our board meetings and other out-of-pocket expenses they incur when attending meetings or conducting their duties as directors.

The following table sets forth information concerning fees and other amounts earned or paid to each non-employee director of CEC during Fiscal 2018:

Director Compensation for Fiscal 2018

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
	($)(6)	($)	($)	($)	($)
Lance A. Milken(2)	—	—	—	—	—
Michael Diverio(3)	—	—	—	—	—
Allen R. Weiss(3)	100,000	—	—	—	100,000
Andrew S. Jhawar(4)	—	—	—	—	—
Naveen R. Shahani(5)	—	—	—	—	—

(1)	Mr. Leverton has been excluded from this table because his compensation is fully reflected in the Summary Compensation Table for executive officers.
(2)

Mr. Milken, who resigned as a director effective December 21, 2018, was an employee of Apollo through the date of his resignation and was therefore not awarded any compensation for his Board of Directors and committee service.

(3)

During Fiscal 2018, Mr. Diverio, who resigned as a director effective February 19, 2019, was an employee of Apollo and was not awarded any compensation for his board of directors and committee service. CEC is only compensating Mr. Weiss, the sole independent director of the board of directors, for his board of directors and committee service.

(4)

Mr. Jhawar was appointed to the Board to serve as Chairman of the Board, effective as of December 21, 2018. In addition, the Board also appointed Mr. Jhawar as Chairman of the Compensation Committee of the Board. Mr. Jhawar was an employee of Apollo during the period from December 21, 2018 through December 30, 2018 and was not awarded any compensation for his board of directors and committee service.

(5)	Mr. Shahani was appointed to the Board effective as of February 19, 2019.
(6)	This column reports the amount of cash compensation earned in 2018 for Board of Directors and committee service.

QUESO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As used in this section, the terms “Queso,” “CEC,” the “Company,” “we,” “us” and “our” refer to Queso Holdings Inc. and its subsidiaries prior to the Business Combination.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to provide the readers of our consolidated financial statements with a narrative from the perspective of our management on our consolidated financial condition, results of operations, liquidity and certain other factors that may affect our future results. Our MD&A should be read in conjunction with our audited consolidated financial statements for the fiscal years ended December 30, 2018, December 31, 2017 and January 1, 2017 and our unaudited consolidated financial statements as of March 31, 2019 and for the three months ended March 31, 2019 and April 1, 2018 included elsewhere in this proxy statement/prospectus.

Our MD&A includes the following sub-sections:

•	Presentation of Operating Results;

•	Executive Summary;

•	Key Measures of Our Financial Performance and Key Non-GAAP Measures;

•	Key Income Statement Line Item Descriptions;

•	Results of Operations;

•	Financial Condition, Liquidity and Capital Resources;

•	Off-Balance Sheet Arrangements and Contractual Obligations;

•	Inflation;

•	Critical Accounting Policies and Estimates; and

•	Recently Issued Accounting Guidance.

Presentation of Operating Results

We operate on a 52 or 53-week fiscal year that ends on the Sunday nearest to December 31. Each quarterly period has 13 weeks, except for a 53 week year, when the fourth quarter has 14 weeks. The fiscal years ended December 30, 2018, December 31, 2017 and January 1, 2017 each consisted of 52 weeks. References to 2018, 2017 and 2016 are for the fiscal years ended December 30, 2018, December 31, 2017 and January 1, 2017, respectively.

Executive Summary

General

We develop, operate and franchise family entertainment and dining centers (also referred to as “venues”) under the names “Chuck E. Cheese’s” (“Where A Kid Can Be A Kid”) and “Peter Piper Pizza” (“Pizza Made Fresh; Families Made Happy”). Our venues deliver a lively, kid-friendly atmosphere that feature a broad array of entertainment offerings including arcade-style and skill-oriented games, rides, live entertainment shows, and other attractions, with the opportunity for kids to win tickets that they can redeem for prizes. We combine this memorable entertainment experience with a broad and creative menu that combines kid-friendly classics as well as a new selection of sophisticated options for adults. At March 31, 2019, we operated 554 venues and had an additional 194 venues operating under franchise arrangements across 47 states and 14 foreign countries and territories.

The following table summarizes information regarding the number of Company-operated and franchised venues for the periods presented:

	Three Months Ended	Twelve Months Ended
	March 31, 2019	December 30, 2018	December 31, 2017	January 1, 2017
Number of Company-operated venues:
Beginning of period	554	562	559	556
New	—	1	6	6
Acquired from franchisee(2)	1	—	2	—
Closed	(1)	(9)	(5)	(3)

End of period	554	554	562	559

Number of franchised venues:
Beginning of period	196	192	188	176
New	—	8	8	16
Acquired from franchisee(2)	(1)	—	(2)	—
Closed	(1)	(4)	(2)	(4)

End of period	194	196	192	188

Total number of venues:
Beginning of period	750	754	747	732
New	—	9	14	22
Closed	(2)	(13)	(7)	(7)

End of period	748	750	754	747

(1)	The number of new and closed Company-operated and Total venues during 2018 included one venue that was relocated.
(2)	The number of new Company-operated venues for the three months ended March 31, 2019 included one venue that was acquired from a franchisee.

Our Strategic Plan

Our strategic plan is focused on increasing comparable venue sales, improving profitability and growing new venues domestically and internationally. See discussion of our strategic plan included in “Information About Queso—Our Strategic Plan.”

Key Measures of Our Financial Performance and Key Non-GAAP Measures

Comparable venue sales. We define “comparable venue sales” as the sales for our domestic Company-operated venues that have been open for more than 18 months as of the beginning of each respective fiscal year or for acquired venues we have operated for at least 12 months as of the beginning of each respective fiscal year. Comparable venue sales excludes sales for our domestic Company-operated venues that are expected to be temporarily closed for more than three months primarily as a result of natural disasters, fires, floods and property damage. We define “comparable venue sales change” as the percentage change in comparable venue sales for each respective fiscal year. We believe comparable venue sales change to be a key performance indicator used within our industry; it is a critical factor when evaluating our performance, as it is indicative of acceptance of our strategic initiatives and local economic and consumer trends.

Average Sales per Comparable Venue. Average sales per comparable venue is calculated based on the average annual sales of our comparable venue base. Average sales per comparable venue cannot be used to compute year-over year comparable venue sales increases or decreases due to the change in the comparable venue base.

	Fiscal Year Ended
	December 30, 2018	December 31, 2017	January 1, 2017
	(in thousands, except venue number amounts)
Average sales per comparable venue	$1,587	$1,561	$1,636
Number of venues included in our comparable venue base	526	531	529

Adjusted EBITDA and Margin. We define Adjusted EBITDA, a measure used by management to assess operating performance, as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization expense, impairments, gains and losses on asset disposals, and stock based compensation. In addition, Adjusted EBITDA excludes other items we consider unusual or non-recurring and other adjustments required or permitted in calculating covenant compliance under the indenture governing our senior notes and/or secured credit facilities. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenues.

Key Income Statement Line Item Descriptions

Revenues. Our primary source of revenues is sales at our Company-operated venues (“Company venue sales”), which consist of the sale of food, beverages, game-play credits, unlimited game-play time blocks, and merchandise. A portion of our company venue sales are from sales of value-priced combination packages generally comprised of food, beverage, and through the end of the second quarter of 2018 game plays and/or time blocks, which we promote through in-venue menu pricing, our website and coupon offerings. Beginning in the third quarter of 2018, we offer combination packages comprised of food and beverage only (“Package Deals”), with game plays and/or time blocks available for purchase separately. Prior to the bifurcation of the “Food and beverage sales” and “Entertainment and merchandise sales” components of combination packages, we allocated the revenues recognized from the sale of combination packages and coupons between “Food and beverage sales” and “Entertainment and merchandise sales” based upon the price charged for each component when it is sold separately, or in limited circumstances, our best estimate of selling price if a component is not sold on a stand-alone basis, which we believe approximates each component’s fair value.

Food and beverage sales include all revenues recognized with respect to stand-alone food and beverage sales, and through the end of the second quarter of 2018, the portion of revenues allocated from combination packages and coupons that relate to food and beverage sales. Entertainment and merchandise sales include all revenues recognized with respect to stand-alone sales of game-play credits and unlimited game-play time blocks, and through the end of the second quarter of 2018, a portion of revenues allocated from combination packages and coupons that relate to entertainment and merchandise.

Franchise fees and royalties are another source of revenues. We earn monthly royalties from our franchisees based on a percentage of each franchise venue’s sales. We also receive development and initial franchise fees to establish new franchised venues, which grant the franchisee the right to construct and operate a venue and use our associated trade names, trademarks and service marks in accordance with our standards and guidelines. In addition, we also earn revenues from the sale of equipment and other items or services to franchisees. Historically, we recognized development and franchise fees as revenues when the franchise venue had opened and we had substantially completed our obligations to the franchisee relating to the opening of a venue. Effective January 1, 2018, with the adoption of Accounting Standards Update 2016-10 Revenues from Contracts with Customers (Topic 606) (“ASU 606”), we recognize initial and renewal development and franchise fees as revenues on a straight-line basis over the life of the franchise agreement starting when the franchise venue has opened. In addition, our national advertising fund receipts from members of the Association are now accounted for on a gross basis as revenue from franchisees, when historically they have been netted against advertising expense.

Company venue operating costs. Certain of our costs and expenses relate only to the operation of our Company-operated venues. These costs and expenses are listed and described below:

•	cost of food and beverage includes all direct costs of food, beverages and costs of related paper and birthday supplies, less rebates from suppliers;

•

cost of entertainment and merchandise includes all direct costs of prizes provided and merchandise sold to our customers, and the cost of Play Pass and AYCP cards and wristbands, as well as the cost of tickets dispensed to customers;

•	labor expenses consist of salaries and wages, bonuses, related payroll taxes and benefits for venue personnel;

•

lease costs for the Fiscal Years ended December 30, 2018, December 31, 2017 and January 1, 2017 includes lease costs for Company-operated venues, excluding common occupancy costs (e.g., common area maintenance (“CAM”) charges and property taxes). Following the adoption of new lease accounting guidance effective December 31, 2018, lease costs includes CAM charges.; and

•

other venue operating expenses primarily include utilities, repair and maintenance costs, liability and property insurance, CAM charges (through December 30, 2018), property taxes, credit card processing fees, licenses, preopening expenses, venue asset disposal gains and losses and all other costs directly related to the operation of a venue.

“Cost of food and beverage” and “Cost of entertainment and merchandise” mentioned above, as a percentage of company venue sales, are influenced both by the cost of products and the overall mix of our Package Deals and coupon offerings. “Entertainment and merchandise sales” have higher margins than “Food and beverage sales.”

Advertising expense. Advertising expense includes production costs for television commercials, newspaper inserts, Internet advertising, coupons, media expenses for national and local advertising, consulting fees and other forms of advertising such as social media. Historically, prior to the adoption of ASU 606 on January 1, 2018, advertising expense was partially offset by contributions from our franchisees. Contributions from franchisees are now recognized as revenue from franchisees.

General and administrative expenses. General and administrative expenses represent all costs associated with operating our corporate office, including regional and district management and corporate personnel payroll and benefits, back-office support systems, costs of outsourced functions, and other administrative costs not directly related to the operation of our Company-operated venues.

Depreciation and amortization. Depreciation and amortization includes expenses that are directly related to our Company-operated venues’ property and equipment, including leasehold improvements, game and ride equipment, furniture, fixtures and other equipment, and depreciation and amortization of corporate assets and intangibles.

Asset impairments. Asset impairments represent non-cash charges to reduce the carrying amount of certain long-lived assets within our venues to their estimated fair value, when a venue’s operation is not expected to generate sufficient projected future cash flows to recover the current net book value of the long-lived assets within the venue. We believe our assumptions in calculating the fair value of our long-lived assets are similar to those used by other marketplace participants.

Results of Operations for the Three Months Ended March 31, 2019 and April 1, 2018

The following table summarizes our principal sources of company venue sales expressed in dollars and as a percentage of total company venue sales for the periods presented:

	Three Months Ended
	March 31, 2019		April 1, 2018
	(in thousands, except percentages)
Food and beverage sales	$117,815	44.0%	$118,377	47.4%
Entertainment and merchandise sales	149,677	56.0%	131,117	52.6%

Total company venue sales	$267,492	100.0%	$249,494	100.0%

The following table summarizes our revenues and expenses expressed in dollars and as a percentage of Total revenues (except as otherwise noted) for the periods presented:

	Three Months Ended
	March 31, 2019		April 1, 2018
	(in thousands, except percentages(4))
Total company venue sales	$267,492	97.9%	$249,494	97.9%
Franchise fees and royalties	5,820	2.1%	5,410	2.1%

Total revenues	273,312	100.0%	254,904	100.0%

Operating Costs and Expenses:
Cost of food and beverage(1)	26,652	22.6%	27,360	23.1%
Cost of entertainment and merchandise(2)	11,746	7.8%	9,382	7.2%

Total cost of food, beverage, entertainment and merchandise(3)	38,398	14.4%	36,742	14.7%
Labor expenses(3)	72,505	27.1%	67,349	27.0%
Lease costs(3)	27,027	10.1%	24,049	9.6%
Other venue operating expenses(3)	35,297	13.2%	38,062	15.3%

Total company venue operating costs(3)	173,227	64.8%	166,202	66.6%
Other costs and expenses:
Advertising expense	12,253	4.5%	13,974	5.5%
General and administrative expenses	15,295	5.6%	12,956	5.1%
Depreciation and amortization	24,334	8.9%	26,572	10.4%
Transaction, severance and related litigation costs	243	—%	534	0.2%

Total operating costs and expenses	225,352	82.5%	220,238	86.4%

Operating income	47,960	17.5%	34,666	13.6%
Interest expense	19,808	7.2%	18,558	7.3%

Income before income taxes	$28,152	10.3%	$16,108	6.3%

(1)	Percent amount expressed as a percentage of Food and beverage sales.
(2)	Percent amount expressed as a percentage of Entertainment and merchandise sales.
(3)	Percent amount expressed as a percentage of Total company venue sales.
(4)

Due to rounding, percentages presented in the table above may not sum to total. The percentage amounts for the components of Cost of food and beverage and the Cost of entertainment and merchandise may not sum to total due to the fact that Cost of food and beverage and Cost of entertainment and merchandise are expressed as a percentage of related Food and beverage sales and Entertainment and merchandise sales, as opposed to Total company venue sales.

Three months ended March 31, 2019 Compared to the Three months ended April 1, 2018

Revenues

Company venue sales were $267.5 million and $249.5 million for the first quarter of 2019 and the first quarter of 2018, respectively. The increase in Company venue sales is primarily attributable to a 7.7% increase in comparable venue sales. In addition, revenue deferrals were $1.9 million and $3.2 million for the first quarter of 2019 and the first quarter of 2018, respectively, declining as a result of the introduction of AYCP, our time-based play offering, in the third quarter of 2018. These favorable impacts were partially offset by a $1.5 million decrease in revenue related to venue closures in 2018.

Franchise fees and royalties increased from $5.4 million to $5.8 million or 7.6% in the first quarter of 2019 compared to the first quarter of 2018, primarily due to a net increase in franchise locations.

Company Venue Operating Costs

The cost of food, beverage, entertainment and merchandise, as a percentage of total company venue sales, was 14.4% and 14.7% for the first quarter of 2019 and 2018 , respectively, as sales shifted towards higher margin entertainment and merchandise sales from food and beverage sales.

The cost of food and beverage, as a percentage of food and beverage sales, was 22.6% and 23.1% for the first quarter of 2019 and 2018, respectively. The decrease in the cost of food and beverage on a percentage basis in the first quarter of 2019 was primarily driven by favorability in commodity prices and volume, partially offset by an increase in beverage costs.

The cost of entertainment and merchandise, as a percentage of entertainment and merchandise sales, was 7.8% and 7.2% for the first quarter of 2019 and 2018, respectively. The increase in the cost of entertainment and merchandise on a percentage of sales basis in the first quarter of 2019 reflects the impact of the All You Can Play and More Tickets initiatives we launched nationally in all of our Chuck E. Cheese Company-operated venues during the third quarter of 2018.

Gross profit, which represents Total revenues less total cost of food, beverage, entertainment and merchandise, as a percentage of Total revenues was 86.0% and 85.6% for the first quarter of 2019 and 2018, respectively. The increase in gross profit as a percentage of Total revenues was driven by the shift in Company venue sales towards entertainment and merchandise sales.

Labor expenses, as a percentage of sales, were 27.1% and 27.0% for the first quarter of 2019 and 2018, respectively, as wage pressures exceeded productivity gains.

Lease costs, as a percentage of sales, were 10.1% and 9.6%, for the first quarter of 2019 and 2018, respectively. Lease costs for the first quarter of 2019 were impacted by the adoption of a new lease standard effective December 31, 2018, the first day of Fiscal 2019, that requires us to recognize lease and non-lease components, such as CAM charges, as lease costs, rather than reflecting CAM charges as Other venue operating expenses. Excluding CAM charges, Lease costs, as a percentage of sales, would have been 8.8% for the first quarter of 2019.

Other venue operating expenses, as a percentage of sales, were 13.2% and 15.3% for the first quarter of 2019 and 2018, respectively. Other venue operating expenses for the first quarter of 2019 were impacted by the adoption of a new lease standard, as discussed in the previous paragraph under Lease costs. Other venue operating expenses as a percentage of sales, including the impact of CAM charges, would have been 14.5% for the first quarter of 2019, reflecting savings initiatives in general costs.

Advertising Expense

Advertising expense was $12.3 million and $14.0 million for the first quarter of 2019 and 2018, respectively, due to a shift in our marketing strategy.

General and Administrative Expenses

General and administrative expenses were $15.3 million and $13.0 million for the first quarter of 2019 and 2018, respectively. The increase in general and administrative expenses for the first quarter of 2019 is primarily due to an increase in performance-based compensation as a result of improved operating results.

Depreciation and Amortization

Depreciation and amortization was $24.3 million and $26.6 million for the first quarter of 2019 and 2018, respectively. The decrease in depreciation and amortization is primarily due to the impact of eight venue closures and non-cash venue impairments recorded in 2018, as well as certain property plant and equipment having reached the end of their depreciable lives.

Income Taxes

Our effective income tax rate was 25.3% and 24.2% for the first quarter of 2019 and 2018, respectively. Our effective income tax rate for the first quarter of 2019 and 2018 were both favorably impacted by employment-related federal income tax credits, offset by state income taxes, the negative impact of nondeductible litigation costs related to the Merger, nondeductible penalties, and foreign income taxes (taxes withheld on royalties and franchise fees earned from international franchisees not offset by foreign tax credits due to the foreign tax credit limitation).

Results of Operations for Fiscal Years Ended December 30, 2018, December 31, 2017 and January 1, 2017

The following table summarizes our principal sources of Total company venue sales expressed in dollars and as a percentage of Total company venue sales for the periods presented:

	Fiscal Year Ended
	December 30, 2018		December 31, 2017		January 1, 2017
	(in thousands, except percentages)
Food and beverage sales	$396,658	45.3%	$410,609	47.3%	$415,059	45.8%
Entertainment and merchandise sales	478,676	54.7%	458,279	52.7%	490,255	54.2%

Total company venue sales	$875,334	100.0%	$868,888	100.0%	$905,314	100.0%

The following table summarizes our revenues and expenses expressed in dollars and as a percentage of Total revenues (except as otherwise noted) for the periods presented:

	Fiscal Year Ended
	December 30, 2018		December 31, 2017		January 1, 2017
	(in thousands, except percentages)
Total company venue sales	$875,334	97.7%	$868,888	98.0%	$905,314	98.0%
Franchise fees and royalties	20,732	2.3%	17,883	2.0%	18,339	2.0%

Total revenues	$896,066	100.0%	$886,771	100.0%	$923,653	100.0%

Company venue operating costs (excluding Depreciation and amortization):
Cost of food and beverage(1)	94,319	23.8%	97,570	23.8%	104,315	25.1%
Cost of entertainment and merchandise(2)	36,650	7.7%	29,948	6.5%	32,014	6.5%

Total cost of food, beverage, entertainment and merchandise(3)	130,969	15.0%	127,518	14.7%	136,329	15.1%
Labor expenses(3)	256,327	29.3%	248,061	28.5%	251,426	27.8%
Rent expense(3)	96,484	11.0%	95,917	11.0%	96,006	10.6%
Other venue operating expenses(3)	150,255	17.2%	149,462	17.2%	148,869	16.4%

Total Company venue operating costs(3)	634,035	72.4%	620,958	71.5%	632,630	69.9%
Other costs and expenses:
Advertising expense	48,198	5.4%	48,379	5.5%	46,142	5.0%
General and administrative expenses	55,048	6.1%	57,310	6.5%	61,583	6.7%
Depreciation and amortization	100,720	11.2%	109,771	12.4%	119,569	12.9%
Transaction, severance and related litigation costs	527	0.1%	1,448	0.2%	1,299	0.1%
Asset impairments	6,935	0.8%	1,843	0.2%	1,550	0.2%

Total operating costs and expenses	845,463	94.3%	839,709	94.7%	862,773	93.4%

Operating income	50,603	5.6%	47,062	5.3%	60,880	6.5%
Interest expense	76,284	8.5%	69,115	7.8%	67,745	7.3%

Loss before income taxes	$(25,681)	(2.9)%	$(22,053)	(2.5)%	$(6,865)	(0.7)%

(1)	Percent amount expressed as a percentage of Food and beverage sales.
(2)	Percent amount expressed as a percentage of Entertainment and merchandise sales.
(3)	Percent amount expressed as a percentage of Company venue sales.
Note:

Due to rounding, percentages presented in the table above may not sum to total. The percentage amounts for the components of Cost of food and beverage and the Cost of entertainment and merchandise may not sum to total due to the fact that Cost of food and beverage and Cost of entertainment and merchandise are expressed as a percentage of related Food and beverage sales and Entertainment and merchandise sales, as opposed to Total Company venue sales.

Fiscal 2018 Compared to Fiscal 2017

Revenues

Company venue sales were $875.3 million and $868.9 million for Fiscal 2018 and Fiscal 2017, respectively. The increase in Company venue sales was primarily attributable to the favorable impact of approximately $6.6 million in net breakage related to Play Pass for Fiscal 2018 compared to $2.2 million of net deferral for Fiscal 2017. The introduction and popularity of AYCP has resulted in more customers buying time as opposed to points. Revenues associated with AYCP do not have a deferral component because purchases of game play time expire at the end of the time period purchased or the end of the business day. The favorable impact of the reduction in deferred revenue related to Play Pass was partially offset by a $3.6 million decrease in revenue due to temporary venue closures, and a $2.6 million net decrease in revenue from venues closed in Fiscal 2018 and 2017.

Franchise fees and royalties increased from $17.9 million to $20.7 million primarily due to the impact of new revenue recognition guidance in 2018 which resulted in $3.5 million of national advertising fund contributions from franchisees being recorded as revenue, rather than netted against advertising expense (see “—Advertising Expense” below), partially offset by a $0.3 million decrease in revenue recognized from franchise and development fee agreements which as a result of the new revenue recognition guidance are now recognized on a straight-line basis over the life of the related franchise agreement beginning at the time a new franchised location is opened. Historically we recognized revenue from initial franchise and development fees upon the opening of a franchised location. Additionally, Franchise fees and royalties were impacted by a $0.3 million reduction in revenue from the shipment of games to franchisees.

Company Venue Operating Costs

The cost of food, beverage, entertainment and merchandise, as a percentage of Total company venue sales, was 15.0% and 14.7% for Fiscal 2018 and Fiscal 2017, respectively, as a sales shift towards higher margin entertainment and merchandise sales from food and beverage sales was offset by an increase in redemptions for merchandise, primarily related to the impact of More Tickets, one of the new initiatives launched by the Company in 2018.

The cost of food and beverage as a percentage of food and beverage sales, was 23.8% for both Fiscal 2018 and Fiscal 2017, as a change in sales mix and increased beverage costs in 2018 offset favorability in commodity prices and volume, primarily related to cheese and pepperoni compared to 2017.

The cost of entertainment and merchandise, as a percentage of Entertainment and merchandise sales, was 7.7% and 6.5% for Fiscal 2018 and Fiscal 2017, respectively. The cost of entertainment and merchandise, as a percentage of Entertainment and merchandise in 2018 compared to 2017 primarily reflects a combination of the impact of AYCP and More Tickets which were launched nationally during the third quarter of 2018. Also impacting the cost of entertainment and merchandise, as a percentage of Entertainment and merchandise sales, was an increase in Play Pass related supplies such as cards and wristbands, as a result of Play Pass being deployed to all of our Company-operated venues in 2018 compared to 268 at the beginning of 2017.

Gross profit, which represents Total revenues less total cost of food, beverage, entertainment and merchandise, as a percentage of Total revenues was 85.4% and 85.6% for Fiscal 2018 and Fiscal 2017, respectively.

Labor expenses, as a percentage of Total company venue sales, were 29.3% and 28.5% for Fiscal 2018 and Fiscal 2017, respectively. Increased minimum wage rates in several states fully offset a decrease in labor hours in Fiscal 2018 compared to Fiscal 2017. Our sales per man hour improved approximately 1.7% in Fiscal 2018 from Fiscal 2017.

Other venue operating expenses, as a percentage of Total company venue sales, were flat at 17.2% for both Fiscal 2018 and Fiscal 2017. Fiscal 2018 reflects higher property taxes and common area and utility costs, as well as expenses related to the production and deployment of new menu boards and panels in connection with the launch of AYCP. Fiscal 2017 reflects losses incurred in connection with Hurricanes Harvey and Irma, as well as higher IT and technology support costs related primarily to the completion in 2017 of the deployment of Play Pass in all of our domestic Company-owned venues.

Advertising Expense

Advertising expense was $48.2 million and $48.4 million for Fiscal 2018 and Fiscal 2017, respectively. Advertising expense for Fiscal 2018 was impacted by the adoption of a new revenue recognition standard effective January 1, 2018 that requires us to account for our national advertising fund contributions as revenues, rather than netted against Advertising expense. Including the impact of netting national advertising fund revenues against Advertising expense, Advertising expense for Fiscal 2018 would have been $45.0 million (see “—Revenues” above). Advertising expense for Fiscal 2018 reflects a decrease in national media costs and local venue marketing, as well as a decrease in advertising for our Peter Piper Pizza venues as we shifted away from television and print advertising to digital advertising.

General and Administrative Expenses

General and administrative expenses were $55.0 million and $57.3 million for Fiscal 2018 and Fiscal 2017, respectively. The decrease in General and administrative expenses is primarily due to cost savings initiatives implemented in 2018, a decrease in labor-related litigation, and direct and incremental costs, such as accounting and legal fees, incurred in 2017 in connection with certain transactions that we decided not to pursue, partially offset by an increase in incentive compensation as a result of improved operating results in the latter part of the year.

Depreciation and Amortization

Depreciation and amortization was $100.7 million and $109.8 million for Fiscal 2018 and Fiscal 2017, respectively. The decrease in depreciation and amortization is primarily due to the impact of certain property plant and equipment having reached the end of their depreciable lives, and impairments recorded on certain venues.

Transaction, Severance and Related Litigation Costs

Transaction, severance and related litigation costs were $0.5 million and $1.4 million for Fiscal 2018 and Fiscal 2017, respectively. The transaction, severance and related litigation costs for Fiscal 2018 and Fiscal 2017 relate primarily to $0.3 million and $1.0 million, respectively, in legal fees and settlements incurred in connection with 2014 Merger related litigation, and severance payments of $0.2 million and $0.5 million, respectively.

Asset Impairments

In Fiscal 2018, we recognized an asset impairment charge of $6.9 million primarily related to eight venues. In Fiscal 2017, we recognized an asset impairment charge of $1.8 million primarily related to five venues, of which two were previously impaired. We continue to operate all but two of these venues. The impairment charges were based on the determination that the financial performance of these venues was adversely impacted by various competitive and economic factors in the market in which the venues are located.

Interest Expense

Interest expense was $76.3 million and $69.1 million for Fiscal 2018 and Fiscal 2017, respectively. Our weighted average effective interest rate under our secured credit facilities and senior notes (including amortized debt issuance costs, amortization of original issue discount, commitment and other fees related to the secured credit facilities and senior notes) was 6.4% and 5.6% for Fiscal 2018 and Fiscal 2017, respectively.

Income Taxes

Our effective income tax rates for Fiscal 2018 and Fiscal 2017 were 17.0% and 36.2%, respectively (excluding the adjustment to our deferred tax liability resulting from the decrease in the federal income tax rate from 35% to 21% enacted on December 22, 2017, as part of the Tax Cuts and Jobs Act (the “TCJA”)). Our effective income tax rate for Fiscal 2018 was favorably impacted by employment-related federal income tax credits and a one-time adjustment to deferred tax (the tax effect of the cumulative foreign currency translation adjustment existing as of January 1, 2018) resulting from the change in our intent to no longer indefinitely reinvest monies previously loaned to our Canadian subsidiary recorded in the first quarter, offset by:

i.	nondeductible litigation costs related to the 2014 Merger;

ii.	nondeductible penalties;

iii.

an increase in our state income tax expense for the year which in large part was caused by state tax legislation enacted during the second quarter that increased the amount of income subject to state taxation;

iv.	foreign income taxes withheld (not offset by foreign tax credits due to the foreign tax credit limitation);

v.	an increase in the reserve for uncertain tax positions; and

vi.

an increase in a valuation allowance for deferred tax assets associated with a carryforward of certain state tax credits and deferred tax assets relating to our Canadian operations that could expire before they are utilized.

Our effective income tax rate for Fiscal 2018 was also favorably impacted by adjustments to the provisional estimates provided in Fiscal 2017 to account for the impact of the TCJA pursuant to Staff Accounting Bulletin No. 118 (“SAB 118”). Under SAB 118, we included a provisional estimate of $66.6 million tax benefit in our consolidated financial statements for the fiscal year ended December 31, 2017, relating to the enactment of TCJA, which primarily related to the re-measurement of our deferred tax liability. In the second quarter of Fiscal 2018, we recorded an adjustment to the provisional estimate of $0.2 million tax benefit, and in the third quarter of Fiscal 2018, we recorded an incremental adjustment to the provisional estimate of $0.5 million tax benefit. The measurement period relating to the enactment of the TCJA ended during our fourth quarter, and the tax effects thereof have been completed as of the end of Fiscal 2018.

Fiscal 2017 Compared to Fiscal 2016

Revenues

Company venue sales were $868.9 million and $905.3 million for Fiscal 2017 and Fiscal 2016, respectively, the decrease was primarily attributable to a 4.8% decrease in comparable venue sales, offset partially by revenue from new venue openings. Company venue sales for Fiscal 2017 were also negatively impacted by an increase of approximately $2.2 million in Play Pass related deferred revenue compared to Fiscal 2016.

Franchise fees and royalties decreased from $18.3 million to $17.9 million due to a reduction in shipping revenue from the shipment of games to franchisees as a result of fewer unit openings in Fiscal 2017 compared to Fiscal 2016, offset partially by an increase in sales at our franchised units, and additional revenue from new franchise units opened in 2017, net of franchise units closed.

Company Venue Operating Costs

The cost of food, beverage, entertainment and merchandise, as a percentage of Total company venue sales, was 14.7% and 15.1% for Fiscal 2017 and Fiscal 2016, respectively, as food and beverage costs benefited from the implementation of our new inventory management system offset by higher Entertainment and merchandise costs related to an increase in Play Pass related supplies.

The cost of food and beverage as a percentage of Food and beverage sales, was 23.8% and 25.1% for Fiscal 2017 and Fiscal 2016, respectively. The decrease in the cost of food and beverage on a percentage basis in Fiscal 2017 was driven by benefits realized from the implementation of our inventory management system late in the third quarter of 2016, as well as price increases taken in our food and beverage menu in the fourth quarter of 2016, partially offset by an increase in our commodity prices, primarily cheese, pepperoni and chicken wings.

The cost of entertainment and merchandise, as a percentage of Entertainment and merchandise sales, was 6.5% for both Fiscal 2017 and Fiscal 2016. The cost of entertainment and merchandise, as a percentage of Entertainment and merchandise sales reflects an increase in Play Pass related supplies in 2017 as a result of Play Pass being deployed to more venues compared to 2016, and an increase in the amount of revenue deferred in connection with the implementation of our Play Pass card system. The cost of Entertainment and merchandise sales, excluding the impact of supplies and deferred revenue related to Play Pass, was 5.7% for Fiscal 2017 compared to 6.2% for Fiscal 2016.

Gross profit, which represents Total revenues less total cost of food, beverage, entertainment and merchandise, as a percentage of Total revenues was 85.6% and 85.2%, for Fiscal 2017 and Fiscal 2016, respectively. The increase in gross profit as a percentage of Total revenues reflects the benefits of the new inventory management system implemented in 2017.

Labor expenses were $248.1 million and $251.4 million for Fiscal 2017 and Fiscal 2016, respectively. A decease in labor hours as a result of lower sales volumes in Fiscal 2017 compared to Fiscal 2016 mostly offset increased minimum wage rates in several states.

Other venue operating expenses were $149.5 million and $148.9 million for Fiscal 2017 and Fiscal 2016, respectively, the increase was primarily due to losses incurred in connection with Hurricanes Harvey and Irma, and an increase in IT and technology support costs related primarily to the completion in 2017 of the deployment of Play Pass in all of our domestic Company-owned venues, partially offset by a decrease in startup and marketing costs related to new venue openings.

Advertising Expenses

Advertising expenses were $48.4 million and $46.1 million for Fiscal 2017 and Fiscal 2016, respectively. As a percentage of Total revenues, Advertising Expenses were 5.5% and 5.0%, respectively, for Fiscal 2017 and Fiscal 2016. Fiscal 2017 reflects an increase in radio advertising and digital and social media costs.

General and Administrative Expenses

General and administrative expenses were $57.3 million and $61.6 million for Fiscal 2017 and Fiscal 2016, respectively. General and administrative expenses in Fiscal 2017 reflect a decrease in incentive compensation as a result of lower sales and operating performance and a decrease in labor related litigation costs, partially offset by an increase in subscription service fees related to corporate IT initiatives, and direct and incremental costs, such as accounting and legal costs, incurred in 2017 in connection with certain transactions that we decided not to pursue.

Depreciation and Amortization

Depreciation and amortization was $109.8 million and $119.6 million for Fiscal 2017 and Fiscal 2016, respectively. The decrease in depreciation and amortization is primarily due to the impact of certain property plant and equipment having reached the end of their depreciable lives.

Transaction, Severance and Related Litigation Costs

Transaction, severance and related litigation costs were $1.4 million and $1.3 million for Fiscal 2017 and Fiscal 2016, respectively. The transaction, severance and related litigation costs for Fiscal 2017 and Fiscal 2016 relate primarily to $1.0 million and $1.2 million, respectively, in legal fees and settlements incurred in connection with 2014 Merger related litigation, and severance payments of $0.5 million and $0.1 million, respectively.

Interest Expense

Interest expense was $69.1 million and $67.7 million for Fiscal 2017 and Fiscal 2016, respectively. Our weighted average effective interest rate under our secured credit facilities and senior notes (including amortized debt issuance costs, amortization of original issue discount, commitment and other fees related to the secured credit facilities and senior notes) was 5.6% and 5.5% for Fiscal 2017 and Fiscal 2016, respectively.

Income Taxes

Our effective income tax rate for Fiscal 2017, excluding the adjustment to our deferred taxes resulting from the enactment of the TCJA, was 36.2% as compared to 41.5% for Fiscal 2016. Our effective income tax rate for Fiscal 2017 differs from the statutory tax rate primarily due to the favorable impact of employment-related federal income tax credits which were partially offset by the true-up of the prior year’s estimate of employment-related tax credits versus actuals. Our effective income tax rate for Fiscal 2017 was negatively impacted by non-deductible litigation costs related to the 2014 Merger, non-deductible Canadian interest expense, and adjustments recorded in Fiscal 2017 to state tax credit carryforwards that we estimate will expire. In addition, our Fiscal 2017 effective income tax rate was favorably impacted by a reorganization of our Canadian structure, partially offset by the impact of a valuation allowance recorded in connection with our Canadian subsidiary.

The reduction in the federal corporate tax rate resulting from the TCJA significantly impacted our Fiscal 2017 income taxes. GAAP requires deferred tax assets and liabilities to be measured at the enacted tax rate expected to apply when temporary differences are to be realized or settled, and further requires the effect of a change in tax law to be recorded discretely as a component of the income tax provision related to continuing operations in the period of enactment. This accounting requirement resulted in a $66.6 million nonrecurring reduction of our net deferred tax liability and a corresponding $66.6 million benefit to deferred federal income taxes.

Financial Condition, Liquidity and Capital Resources

Overview of Liquidity

We finance our business activities through cash flows provided by our operations.

The primary components of working capital are as follows:

•

our guests pay for their purchases in cash or credit cards at the time of the sale and the cash from these sales is typically received before our related accounts payable to suppliers and employee payroll becomes due;

•	frequent inventory turnover and the use of fresh ingredients results in a limited investment required in inventories; and

•	our accounts payable are generally due within five to 30 days.

As a result of these factors, our requirement for working capital is not significant and we are able to operate with a net working capital deficit (current liabilities in excess of current assets), similar to other companies in the restaurant industry.

The following tables present summarized consolidated financial information that we believe is helpful in evaluating our liquidity and capital resources as of the periods presented:

	Three Months Ended		Fiscal Year Ended
	March 31, 2019	April 1, 2018	December 30, 2018	December 31, 2017	January 1, 2017
	(in thousands)		(in thousands)
Net cash provided by operating activities	$70,201	$52,572	$86,563	$104,297	$118,836
Net cash used in investing activities	(18,633)	(18,417)	(79,284)	(93,712)	(98,439)
Net cash used in financing activities	(2,584)	(2,840)	(11,404)	(5,030)	(10,282)
Effect of foreign exchange rate changes on cash	1	46	50	466	216

Change in cash and cash equivalents	$48,975	$31,363	$(4,075)	$6,021	$10,331

Cash paid for interest	$23,799	$22,546	$72,966	$64,675	$64,614
Cash paid for income taxes, net	$(4,493)	$180	$1,054	$7,136	$10,728

	March 31, 2019	December 30, 2018	December 31, 2017
	(in thousands)
Cash and cash equivalents	116,838	$67,698	$78,082
Restricted cash	266	$151	$112
CEC term loan facility	722,000	$723,900	$731,500
CEC senior notes	255,000	$255,000	$255,000
Net availability on undrawn revolving credit facility	86,538	$141,000	$140,100

Funds generated by our operating activities and available cash and cash equivalents continue to be our primary sources of liquidity. We believe these sources of liquidity will be sufficient to finance our strategic plan and capital initiatives for the next twelve months. However, in the event of a material decline in our sales trends or operating margins, there can be no assurance that we will generate sufficient cash flows at or above our current levels. Our revolving credit facility is also available for additional working capital needs and investment opportunities. Our ability to access our revolving credit facility is subject to our compliance with the terms and conditions of the credit agreement governing such facility, including our compliance with certain prescribed covenants, as more fully described below.

As of March 31, 2019, we had no borrowings outstanding and $8.5 million of letters of credit issued but undrawn under the revolving credit facility, leaving $86.5 million in borrowing capacity under the revolving credit facility as of March 31, 2019. As of December 30, 2018, we had no borrowings outstanding and $9.0 million of letters of credit issued but undrawn under the revolving credit facility, leaving $141.0 million in borrowing capacity under the revolving credit facility as of December 30, 2018. On May 8, 2018, we extended the maturity on $95.0 million of the revolving credit facility through November 16, 2020 from February 14, 2019, whereas the remaining $55 million matured on February 14, 2019.

Our primary uses for cash provided by operating activities relate to funding our ongoing business activities, planned capital expenditures, servicing our debt, and the payment of income taxes.

Our strategic plan does not require that we enter into any material development or contractual purchase obligations. Therefore, we have the flexibility necessary to manage our liquidity by promptly deferring or curtailing any planned capital spending.

We monitor the capital markets and our capital structure and make changes from time to time, with the goal of maintaining financial flexibility, preserving or improving liquidity and/or achieving cost efficiency. From time to time we may elect to repurchase our outstanding debt, including repurchases of our senior notes, for cash through open market repurchases or privately negotiated transactions with certain of our debtholders, although there is no assurance we will do so.

Sources and Uses of Cash—Three months ended March 31, 2019 Compared to the Three months ended April 1, 2018

Net cash provided by operating activities was $70.2 million and $52.6 million in the three months ended March 31, 2019 and the three months ended April 1, 2018, respectively. The increase in net cash provided by operating activities is primarily due to an increase in net income, income tax refunds received, and fluctuations in our working capital.

Net cash used in investing activities was $18.6 million and $18.4 million in the three months ended March 31, 2019 and the three months ended April 1, 2018, respectively. Net cash used in investing activities in the three months ended March 31, 2019 and April 1, 2018 relates primarily to capital expenditures.

Net cash used in financing activities was $2.6 million and $2.8 million in the three months ended March 31, 2019 and the three months ended April 1, 2018, relating primarily to principal payments on our term loan and other lease related obligations.

Sources and Uses of Cash—Fiscal 2018 Compared to Fiscal 2017

Net cash provided by operating activities was $86.6 million in Fiscal 2018 and $104.3 million in Fiscal 2017. The decrease in net cash provided by operating activities is primarily due to an increase in our net loss, excluding the adjustment to our deferred taxes resulting from the enactment of the TCJA in Fiscal 2017, and fluctuations in working capital, partially offset by a reduction in income taxes receivable.

Net cash used in investing activities was $79.3 million in Fiscal 2018 and $93.7 million in Fiscal 2017. Net cash used in investing activities in Fiscal 2018 and Fiscal 2017 relates primarily to capital expenditures.

Net cash used in financing activities was $11.4 million in Fiscal 2018 and primarily related to principal payments on our term loan and lease related obligations. Net cash used in financing activities of $5.0 million in Fiscal 2017 related primarily to principal payments on our term loan and lease related obligations, partially offset by sale leaseback proceeds of $4.1 million and a $1.4 million return of capital.

Sources and Uses of Cash—Fiscal 2017 Compared to Fiscal 2016

Net cash provided by operating activities was $104.3 million in Fiscal 2017 and $118.8 million in Fiscal 2016. The decrease in net cash provided by operating activities is primarily due to a decrease in net income, excluding the adjustment to our deferred taxes resulting from the enactment of the TCJA, and fluctuations in working capital.

Net cash used in investing activities was $93.7 million in Fiscal 2017 and $98.4 million in Fiscal 2016. Net cash used in investing activities in Fiscal 2017 and Fiscal 2016 relates primarily to capital expenditures.

Net cash used in financing activities was $5.0 million in Fiscal 2017 and related primarily to principal payments on our term loan and lease related obligations, partially offset by sale leaseback proceeds of $4.1 million and a $1.4 million return of capital. Net cash used in financing activities was $10.1 million in Fiscal 2016 and related primarily to principal payments on our term loan and lease related obligations.

Debt Financing

CEC Secured Credit Facilities

The CEC secured credit facilities include (i) a $760.0 million term loan facility with a maturity date of February 14, 2021 (the “CEC term loan facility”) and (ii) a $150.0 million senior secured revolving credit facility with an original maturity date of February 14, 2019, which includes a letter of credit sub-facility and a $30.0 million swingline loan sub-facility (the “CEC revolving credit facility” and together with the term loan facility, the “secured credit facilities”). The secured credit facilities will initially remain in place upon completion of the Business Combination. However, we may consider opportunities to renew, replace or refinance these secured credit facilities.

On May 8, 2018, we entered into an incremental assumption agreement with certain of the CEC revolving credit facility lenders to extend the maturity on $95.0 million of the CEC revolving credit facility through November 16, 2020. In connection with the extension of the maturity date, we agreed to the following covenants for the benefit of the CEC revolving facility lenders: (a) with respect to each fiscal year (commencing with the fiscal year ended December 30, 2018), we are required to make a mandatory prepayment of term loan principal to the extent that 75% of our excess cash flow (as defined in the secured credit facilities agreement and subject to step-downs based on our net first lien senior secured leverage ratio) exceeds $10 million and any such required mandatory payment shall be reduced by any optional prepayments of principal that may have occurred during the fiscal year, and (b) we shall not incur additional first lien senior secured debt in connection with certain acquisitions, mergers or consolidations unless our net first lien senior secured leverage ratio is not greater than 3.65 to 1.00 on a pro forma basis. The remaining $55.0 million of the original revolving credit facility matured on February 14, 2019 with no borrowing outstanding thereunder. All borrowings under the CEC revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

We may request one or more incremental term loan facilities and/or increase commitments under the CEC revolving credit facility in an aggregate amount of up to the sum of (a) $200.0 million plus (b) such additional amount so long as, (i) in the case of loans under additional credit facilities that rank equally and without preference with the liens on the collateral securing the secured credit facilities, our consolidated net first lien senior secured leverage ratio would be no greater than 4.25 to 1.00 and (ii) in the case of loans under additional credit facilities that rank junior to the liens on the collateral securing the secured credit facilities, our consolidated total net secured leverage ratio would be no greater than 5.25 to 1.00, subject to certain conditions, and receipt of commitments by existing or additional lenders.

The secured credit facilities require scheduled quarterly payments on the CEC term loan facility equal to 0.25% of the original principal amount of the CEC term loan facility from July 2014 to December 2020, with the balance paid at maturity, February 14, 2021. We may voluntarily repay outstanding loans under the secured credit facilities at any time, without prepayment premium or penalty, except in connection with a repricing event subject to customary “breakage” costs with respect to London Interbank Offered Rate (“LIBOR”) loans.

Borrowings under the secured credit facilities bear interest at a rate equal to, at our option, either (a) LIBOR determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowings, adjusted for certain additional costs, subject to a 1.00% floor in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds effective rate plus 0.50%; (ii) the prime rate of Deutsche Bank AG New York Branch; and (iii) the one-month adjusted LIBOR plus 1.00%, in each case plus an applicable margin. The base applicable margin is 3.25% with respect to LIBOR borrowings and 2.25% with respect to base rate borrowings under the term loan facility, and base rate borrowings and swingline borrowings under the CEC revolving credit facility. The applicable margin for LIBOR borrowings under the CEC term loan facility is subject to one step-down from 3.25% to 3.00%, based on our net first lien senior secured leverage ratio. The applicable margin for LIBOR borrowings under the CEC revolving credit facility is subject to two step-downs from 3.25% to 3.00% and 2.75% based on our net first lien senior secured leverage ratio. During

Fiscal 2018, the three months ended March 31, 2019 and the three months ended April 1, 2018, the applicable margin for LIBOR borrowings under both the CEC term loan facility and CEC revolving credit facility was 3.25% and during Fiscal 2017, the applicable margin was 3.00% under both the CEC term loan facility and the CEC revolving facility until November 16, 2017, when the applicable margin returned to its current rate of 3.25% for both the CEC term loan facility and CEC revolving credit facility. During the three months ended March 31, 2019, the federal funds rate ranged from 2.40% to 2.43%, the prime rate was 5.5% and the one-month LIBOR ranged from 2.48% to 2.52%. During Fiscal 2018, the federal funds rate ranged from 1.34% to 2.40%, the prime rate ranged from 4.50% to 5.50% and the one-month LIBOR ranged from 1.55% to 2.52%.

In addition to paying interest on outstanding principal under the secured credit facilities, we are required to pay a commitment fee to the lenders under the CEC revolving credit facility with respect to the unutilized commitments thereunder. The base applicable commitment fee under the CEC revolving credit facility was 0.5% per annum and was subject to one step-down from 0.5% to 0.375% based on our net first lien senior secured leverage ratio. During Fiscal 2018, the three months ended March 31, 2019 and the three months ended April 1, 2018, the commitment fee rate was 0.5% and for Fiscal 2017, the commitment fee rate was 0.375% until November 16, 2017, when it returned to its current rate of 0.5%. We are also required to pay customary agency fees, as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR rate borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary processing and fronting fees computed at a rate equal to 0.125% per annum on the daily stated amount of each letter of credit.

The weighted average effective interest rate incurred on our borrowings under our secured credit facilities was 6.2% for the three months ended March 31, 2019, 5.5% for the three months ended April 1, 2018, 5.8% for the 2018 fiscal year, 4.7% for the 2017 fiscal year and 4.6% for the 2016 fiscal year, which includes amortization of debt issuance costs related to our secured credit facilities, amortization of the CEC term loan facility original issue discount, and commitment and other fees related to our secured credit facilities.

Obligations under the secured credit facilities are unconditionally guaranteed by Queso on a limited-recourse basis and each of CEC’s existing and future direct and indirect material, wholly-owned domestic subsidiaries, subject to certain exceptions. The obligations are secured by a pledge of our capital stock and substantially all of our assets and those of each subsidiary guarantor, including capital stock of the subsidiary guarantors and 65.0% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to exceptions. Such security interests consist of a first-priority lien with respect to the collateral. The secured credit facilities also contain customary covenants and events of default. The covenants limit our ability to, among other things:

i.	incur additional debt or issue certain preferred shares;

ii.	create liens on certain assets;

iii.	make certain loans or investments (including acquisitions);

iv.	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

v.	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

vi.	sell assets;

vii.	enter into certain transactions with our affiliates;

viii.	enter into sale-leaseback transactions;

ix.	change our lines of business;

x.	restrict dividends from our subsidiaries or restrict liens;

xi.	change our fiscal year; and

xii.	modify the terms of certain debt or organizational agreements.

The CEC revolving credit facility includes a springing financial maintenance covenant that requires our net first lien senior secured leverage ratio not to exceed 6.25 to 1.00 (the ratio of consolidated net debt secured by first-priority liens on the collateral to last twelve month’s EBITDA, as defined in the senior credit facilities). The covenant will be tested quarterly when the CEC revolving credit facility is more than 30.0% drawn (excluding outstanding letters of credit) and will be a condition to drawings under the CEC revolving credit facility that would result in more than 30.0% drawn thereunder.

CEC Senior Unsecured Notes

The CEC senior unsecured notes consist of $255.0 million aggregate principal amount borrowings of 8.000% Senior Notes due 2022 and mature on February 15, 2022. The CEC senior notes are registered under the Securities Act, do not bear legends restricting their transfer and are not entitled to registration rights under our registration rights agreement. As of February 15, 2017, we may redeem some or all of the CEC senior notes at certain redemption prices set forth in the indenture governing the CEC senior notes (the “indenture”). At or as soon as practicable after the consummation of the Business Combination, New CEC intends to redeem the CEC senior notes in an aggregate principal amount of the lesser of (i) all outstanding $255.0 million assuming no public shares are redeemed in connection with the Business Combination, or (ii) the maximum aggregate principal amount of CEC senior notes that can be redeemed using the available funds from the trust account and the PIPE Investment following redemption of public shares and the payment of all transaction costs fees and expenses. Under the terms of the CEC senior notes, the redemption price will be 102% of the principal amount of the CEC senior notes being redeemed, plus all accrued but unpaid interest as of the redemption date.

Our obligations under the CEC senior notes are fully and unconditionally guaranteed, jointly and severally, by CEC’s present and future direct and indirect wholly-owned material domestic subsidiaries that guarantee our secured credit facilities.

The indenture contains restrictive covenants that limit our ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) create liens on certain assets; (iii) make certain loans or investments (including acquisitions); (iv) pay dividends on or make distributions in respect of our capital stock or make other restricted payments; (v) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; (vi) sell assets; (vii) enter into certain transactions with our affiliates; and (viii) restrict dividends from our subsidiaries.

The weighted average effective interest rate incurred on borrowings under our senior notes was 8.2% for the 2018, 2017 and 2016 fiscal years and for the three months ended March 31, 2019 and April 1, 2018, which includes amortization of debt issuance costs and other fees related to our senior notes.

Capital Expenditures

We intend to continue to focus our future capital expenditures on reinvestment into our existing Company-operated Chuck E. Cheese’s and PPP venues through various planned capital initiatives and the development or acquisition of additional Company-operated venues. During Fiscal 2018, we completed 268 game enhancements and 31 major remodels, of which 25 related to the re-imaging effort to update Chuck E. Cheese locations to a new look and feel.

We have funded and expect to continue to fund our capital expenditures through existing cash flows from operations. Capital expenditures for the three months ended March 31, 2019 and Fiscal 2018 totaled approximately $18.7 million and $79.8 million respectively.

The following table reconciles the approximate total capital spend by initiative to our Consolidated Statements of Cash Flows for the periods presented:

	Three Months Ended		Fiscal Year Ended
	March 31, 2019	April 1, 2018	December 30, 2018	December 31, 2017	January 1, 2017
	(in thousands)		(in thousands)
Growth capital spend(1)	$4,904	$5,307	$31,269	$51,079	$55,200
Maintenance capital spend(2)	13,332	12,138	44,656	35,678	33,838
IT capital spend	418	1,139	3,919	7,309	10,058

Total Capital Spend	$18,654	$18,584	$79,844	$94,066	$99,096

(1)	Growth capital spend includes our Play Pass initiative, major remodels, venue expansions, major attractions and new venue development, including relocations and franchise acquisitions.
(2)	Maintenance capital spend includes game enhancements, general venue capital expenditures and corporate capital expenditures.

We currently estimate our capital expenditures in 2019 will total approximately $95 million to $105 million, inclusive of maintenance capital, growth capital and IT related capital.

Off-Balance Sheet Arrangements and Contractual Obligations

As of March 31, 2019 and December 30, 2018, we had no off-balance sheet financing arrangements as described in Regulation S-K Item 303(a)(4)(ii).

The following table summarizes our contractual obligations as of December 30, 2018:

		Payments Due by Period
	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
	(in thousands)
Operating leases(1)	$901,598	$92,435	$179,897	$171,989	$457,277
CEC secured credit facilities	723,900	7,600	716,300	—	—
Sale leaseback obligations	257,017	14,083	29,001	30,196	183,737
CEC senior notes	255,000	—	—	255,000	—
Interest obligations(2)	162,399	60,001	92,198	10,200	—
Purchase Obligations(3)	40,486	31,310	8,233	943	—
Capital leases	24,002	2,182	4,415	4,139	13,266
Uncertain tax positions(4)	343	343	—	—	—

	$2,364,745	$207,954	$1,030,044	$472,467	$654,280

(1)

Includes the initial non-cancellable term plus renewal option periods provided for in the lease that can be reasonably assured but excludes contingent rent obligations and obligations to pay property taxes, insurance and maintenance on the leased assets.

(2)

Interest obligations represent an estimate of future interest payments under our secured credit facilities and senior notes. We calculated the estimate based on the terms of the secured credit facilities and senior notes. Our estimate uses interest rates in effect during Fiscal 2018 and assumes we will not have any amounts drawn on our revolving credit facility.

(3)

A “purchase obligation” is defined as an agreement to purchase goods or services that is enforceable and legally binding on us and that specifies all significant terms, including (a) fixed or minimum quantities to be purchased; (b) fixed, minimum or variable price provisions; and (c) the approximate timing of the transaction. Our purchase obligations primarily consist of obligations for the purchase of merchandise and entertainment inventory, obligations under fixed price purchase agreements and contracts with “spot” market prices primarily relating to food and beverage products, obligations for the purchase of commercial airtime, and obligations associated with the modernization of various information technology platforms. The above purchase obligations exclude agreements that are cancellable without significant penalty.

(4)

Due to the uncertainty related to the settlement of uncertain tax positions, only the current portion of the liability for unrecognized tax benefits (including accrued interest and penalties) has been provided in the table above. The non-current portion of $5.1 million is excluded from the table above.

As of December 30, 2018, unpaid obligations related to capital expenditures totaling $2.4 million were outstanding and included in accounts payable. These amounts are expected to be paid in less than one year.

The total estimate of accrued liabilities for our self-insurance programs was $14.7 million as of December 30, 2018. We estimate that $4.8 million of these liabilities will be paid in Fiscal 2018 and the remainder paid in fiscal 2019 and beyond. Due to the nature of the underlying liabilities and the extended period of time often experienced in resolving insurance claims, we cannot make reliable estimates of the timing of cash payments to be made in the future for our obligations related to our insurance liabilities. Therefore, no amounts for such liabilities have been included in the table above.

As of December 30, 2018, we had $9.0 million of letters of credit issued but undrawn under the CEC revolving credit facility. We utilize letters of credit primarily for our self-insurance programs. These letters of credit do not represent additional obligations of the Company since the underlying liabilities are already recorded in accrued liabilities. However, if we were unable to pay insurance claims when due, our insurance carrier could demand for payment pursuant to these letters of credit.

In addition, see further discussion of our indebtedness and future debt obligations above under “—Financial Condition, Liquidity and Capital Resources—Debt Financing.”

We enter into various purchase agreements in the ordinary course of business and have fixed price agreements and contracts with “spot” market prices primarily relating to food and beverage products. Other than the purchase obligations included in the above table, we do not have any material contracts (either individually or in the aggregate) in place committing us to a minimum or fixed level of purchases or that are cancellable subject to significant penalty.

Inflation

Our cost of operations, including but not limited to labor, food products, supplies, utilities, financing and rental costs, can be significantly affected by inflationary factors.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in conformity with GAAP, which requires us to make estimates and assumptions that affect the reported amount of our assets and liabilities at the date of our consolidated financial statements, the reported amount of revenues and expenses during the reporting period and the related disclosures of contingent assets and liabilities. The use of estimates is pervasive throughout our consolidated financial statements and is affected by management judgment and uncertainties. Our estimates, assumptions and judgments are based on historical experience, current market trends and other factors that we believe to be relevant and reasonable at the time our consolidated financial statements were prepared. We continually evaluate the information used to make these estimates as our business and the economic environment change. Actual results could differ materially from these estimates under different assumptions or conditions.

The significant accounting policies used in the preparation of our consolidated financial statements are described in Note 1 of our audited consolidated financial statements. We consider an accounting policy or estimate to be critical if it requires difficult, subjective or complex judgments and is material to the portrayal of our consolidated financial condition, changes in financial condition or results of operations. The selection, application and disclosure of the critical accounting policies and estimates have been reviewed by the Audit Committee of our Board of Directors. Our accounting policies and estimates that our management considers most critical are as follows:

Goodwill and Other Intangible Assets

The excess of the purchase price over fair value of net identifiable assets and liabilities of an acquired business (“goodwill”), trademarks, trade names and other indefinite-lived intangible assets are not amortized, but rather tested quantitatively and qualitatively for impairment, at least annually, and whenever events or circumstances indicate that impairment may have occurred. Events or circumstances that could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, significant changes in competition, a loss of key personnel, significant changes in our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant under-performance relative to expected historical or projected future results of operations. We determined that no triggering events occurred during Fiscal 2018.

Recoverability of the carrying value of goodwill is measured at the reporting unit level. In performing a quantitative analysis, we measure the recoverability of goodwill for our reporting units using a discounted cash flow model incorporating discount rates commensurate with the risks involved, which is classified as a Level 3 fair value measurement. The key assumptions used in the discounted cash flow valuation model include discount rates, growth rates, tax rates, cash flow projections and terminal value rates. Discount rates, growth rates and cash flow projections are the most sensitive and susceptible to change as they require significant management judgment.

We test indefinite-lived intangible assets utilizing the relief from royalty method to determine the estimated fair value for each indefinite-lived intangible asset, which is classified as a Level 3 fair value measurement. The relief from royalty method estimates our theoretical royalty savings from ownership of the intangible asset. Key assumptions used in this model include discount rates, royalty rates, growth rates, tax rates, sales projections and terminal value rates. Discount rates, royalty rates, growth rates and sales projections are the assumptions most sensitive and susceptible to change as they require significant management judgment. Discount rates used are similar to the rates estimated by the weighted average cost of capital considering any differences in company-specific risk factors.

We tested our goodwill, trademarks, trade names and other indefinite-lived intangible assets for impairment as of October 1, 2018. The fair value of our goodwill, trademarks, trade names and other indefinite-lived intangible assets was in excess of the carrying value as of the date of our Fiscal 2018 goodwill impairment test. No indicators of impairment were identified from the date of our impairment test through the end of Fiscal 2018.

Impairment of Long-Lived Assets

We review our property and equipment for indicators of impairment on an ongoing basis at the lowest level of cash flows available, which is on a venue-by-venue basis, to assess if the carrying amount may not be recoverable. Such events or changes may include a significant change in the business climate in a particular market area (for example, due to economic downturn or natural disaster), historical negative cash flows or plans to dispose of or sell the property and equipment before the end of its previously estimated useful life. If an event or change in circumstances occurs, we estimate the future cash flows expected to result from the use of the property and equipment and its eventual disposition. If the sum of the expected future cash flows, undiscounted and without interest, is less than the asset carrying amount (an indication that the carrying amount may not be recoverable), we may be required to recognize an impairment loss. We estimate the fair value of a venue’s property and equipment by discounting the expected future cash flows of the venue over its remaining lease term using a weighted average cost of capital commensurate with the risk.

The following estimates and assumptions used in the discounted cash flow analysis impact the fair value of a venue’s long-lived assets:

•	discount rate based on our weighted average cost of capital and the risk-free rate of return;

•	sales growth rates and cash flow margins over the expected remaining lease terms;

•	strategic plans, including projected capital spending and intent to exercise renewal options, for the venue;

•	salvage values; and

•	other risks and qualitative factors specific to the asset or conditions in the market in which the asset is located at the time the assessment was made.

During Fiscal 2018, the average discount rate, average sales growth rate and average cash flow margin growth rate used were 8.1%, 0.0% and 0.0%, respectively. We believe our assumptions in calculating the fair value of our long-lived assets are similar to those used by other marketplace participants. If actual results are not consistent with our estimates and assumptions, we may be exposed to additional impairment charges, which could be material to our Consolidated Statements of Earnings.

Estimation of Reserves

The liabilities we record for claims related to insurance and tax reserves requires us to make judgments about the amount of expenses that will ultimately be incurred. We use historical experience, as well as other specific circumstances surrounding these contingencies, in evaluating the amount of liability that should be recorded. As additional information becomes available, we assess the potential liability related to various claims and revise our estimates as appropriate. These revisions could materially impact our consolidated results of operations, financial position or liquidity.

Self-Insurance reserves. We are self-insured for certain losses related to workers’ compensation, general liability, property, and company-sponsored employee health plans. Liabilities associated with risks retained by the Company are estimated primarily using historical claims experience, current claims data, demographic and severity factors, other factors deemed relevant by us, as well as information provided by independent third-party actuaries. To limit our exposure for certain losses, we purchase stop-loss or high-deductible insurance coverage through third-party insurers. Our stop-loss limit or deductibles for workers’ compensation, general liability, property, and company-sponsored employee health plans, generally range from $0.2 million to $0.5 million per occurrence. As of December 30, 2018, our total estimate of accrued liabilities for our self-insurance and high deductible plan programs was $14.7 million. We estimate approximately $4.8 million of these liabilities will be paid in fiscal 2019 and the remainder paid in fiscal 2020 and beyond. If actual claims trends or other factors differ from our estimates, our financial results could be significantly impacted.

Income tax reserves. We are subject to audits from multiple domestic and foreign tax authorities. We maintain reserves for federal, state and foreign income taxes when we believe a position may not be fully sustained upon review by taxing authorities. Although we believe that our tax positions are fully supported by the applicable tax laws and regulations, there are matters for which the ultimate outcome is uncertain. We recognize the benefit from an uncertain tax position in our consolidated financial statements when the position is more-likely-than-not (a greater than 50 percent chance of being sustained). The amount recognized is measured using a probability weighted approach and is the largest amount of benefit that is greater than 50 percent likelihood of being realized upon settlement or ultimate resolution with the taxing authority. We routinely assess the adequacy of the estimated liability for unrecognized tax benefits, which may be affected by changing interpretations of laws, rulings by tax authorities and administrative policies, certain changes and/or developments with respect to audits and expirations of the statute of limitations. Depending on the nature of the tax issue, the ultimate resolution of an uncertain tax position may not be known for a number of years; therefore, the estimated reserve balances could be included on our Consolidated Balance Sheets for multiple years. To the extent that new information becomes available that causes us to change our judgment regarding the adequacy of a reserve balance, such a change will affect our income tax expense or benefit in the period in which the determination is made and the reserve is adjusted. Significant judgment is required to estimate our provision for income taxes and liability for unrecognized tax benefits. At December 30, 2018, the reserve for uncertain tax positions (unrecognized tax benefits) was $4.3 million and the related interest and penalties was $1.1 million. Although we believe our approach is appropriate, there can be no assurance that the final outcome resulting from a tax authority’s review will not be materially different than the amounts reflected in our estimated tax provision and tax reserves. If the results of any audit materially differ from the liabilities we have established for taxes, there would be a corresponding impact to our consolidated financial statements, including the liability for unrecognized tax benefits, current tax provision, effective tax rate, net after tax earnings and cash flows, in the period of resolution.

Accounting for Leases

The majority of our venues are leased. The terms of our venue leases vary in length from lease to lease, although a typical lease provides for an initial primary term of ten years with two additional five year options to renew. We estimate the expected term of a lease by assuming the exercise of renewal options, in addition to the initial non-cancellable lease term, if the renewal is reasonably assured. Generally, “reasonably assured” relates to our contractual right to renew and the existence of an economic penalty that would preclude the abandonment of the lease at the end of the initial non-cancellable lease term. The expected term is used in the determination of whether a lease is a capital or operating lease and in the calculation of straight-line rent expense. Additionally, the useful life of leasehold improvements is limited by the expected lease term or the economic life of the asset, whichever is shorter. If significant expenditures are made for leasehold improvements late in the expected term of a lease and renewal is reasonably assured, the useful life of the leasehold improvement is limited to the end of the reasonably assured renewal period or economic life of the asset.

The determination of the expected term of a lease requires us to apply judgment and estimates concerning the number of renewal periods that are reasonably assured. If a lease is terminated prior to reaching the end of the expected term, this may result in the acceleration of depreciation or impairment of a venue’s long-lived assets, and it may result in the accelerated recognition of landlord contributions and the reversal of deferred rent balances that assumed higher rent payments in renewal periods that were never ultimately exercised by us.

With the adoption of the new Accounting Standards Update 2016-02, Leases (Topic 842) (“ASU 2016-02”), effective December 31, 2018, we are required to recognize lease assets and lease liabilities on the balance sheet. The determination of the lease liabilities requires us to estimate the present value of our future lease commitments over their reasonably assured remaining lease term using a weighted average incremental borrowing rate commensurate with the rate of interest we would have to pay to borrow on a collateralized basis over a similar term an amount equal to our future lease payments in a similar economic environment. We utilized the transition method included in Leases (Topic 842): Target Improvements which allowed us to apply ASU 2016-02 at the adoption date. Therefore, the presentation of financial information for periods prior to December 31, 2018 remained unchanged.

Recently Issued Accounting Guidance

Refer to Note 1. “Description of Business and Summary of Significant Accounting Policies” to our consolidated financial statements.

MANAGEMENT OF NEW CEC FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New CEC following the consummation of the Business Combination.

Name	Age	Position
Thomas Leverton	47	Chief Executive Officer and Director
J. Roger Cardinale	59	President
James A. Howell	53	Executive Vice President and Chief Financial Officer
Andrew S. Jhawar(2)	47	Co-Chairman
Lyndon Lea(1)	50	Co-Chairman
Peter C. Brown(2)	60	Director
Robert Darwent(1)	47	Director
Ron Marshall(2)	64	Director
Mary E. Minnick(1)	59	Director
Naveen R. Shahani(2)	28	Director
Allen R. Weiss(2)	65	Director

(1)	Designated by Sponsor.
(2)	Designated by the Seller.

Executive Officers

Thomas Leverton is expected to serve as the Chief Executive Officer and a Director of New CEC. Mr. Leverton served as Chief Executive Officer of Topgolf from May 2013 until July 2014. From June 2010 to August 2012, Mr. Leverton served as Chief Executive Officer of Omniflight, an air medical operator. Earlier in his career, Mr. Leverton held executive roles at FedEx Office, including Executive Vice President and Chief Development Officer. Mr. Leverton also served as Chief Operating Officer of TXU Energy. Mr. Leverton began his career at Johnson & Johnson and Bain & Company.

J. Roger Cardinale is expected to serve as the President of New CEC. Previously, Mr. Cardinale served as Executive Vice President of Development and Purchasing of the Company since December 1999. In 2013, Mr. Cardinale was named President of the Company’s International Division. Prior to that, Mr. Cardinale served as Senior Vice President of Purchasing from March 1998 to December 1999 and Senior Vice President of Real Estate from January 1999 to December 1999. From January 1993 to March 1998, Mr. Cardinale served as Vice President of Purchasing and, from September 1990 to January 1993, served as Director of Purchasing. Mr. Cardinale also held various other positions with the Company from November 1986 to September 1990.

James A. Howell is expected to serve as the Executive Vice President and Chief Financial Officer of New CEC. Mr. Howell served as Chief Financial Officer of Billabong International Ltd. Mr. Howell previously was Executive Vice President-Finance and Treasurer of Nordstrom, Inc., Chief Financial Officer for CAE SimuFlite, Inc., Senior Manager at PricewaterhouseCoopers LLP and Senior Vice President & Controller at Blockbuster, Inc.

Directors

Upon the consummation of the Business Combination, we anticipate increasing the initial size of New CEC’s board of directors from five directors to nine directors. In addition to Thomas Leverton, whose biography appears above, the following individuals are expected to serve as Directors of New CEC:

Andrew S. Jhawar is expected to serve as a Co-Chairman of New CEC. Mr. Jhawar is a Senior Partner and Head of the Consumer & Retail Industry team of Apollo Management, L.P., having joined in February 2000.

Prior to Apollo Global Management, LLC, Mr. Jhawar served as an Investment Banker at Donaldson, Lufkin & Jenrette Securities Corporation and at Jefferies & Company, Inc. Mr. Jhawar has been the Chairman of The Fresh Market, Inc. since April 2016, a Director of QDOBA Restaurant Corporation since December 2018 (and Chairman through April 2019), and Chairman of The Stand, LLC since August 2015. Mr. Jhawar previously served as the Chairman of Sprouts Farmers Market, Inc. from March 2013 to August 2015 and a member of its Board from April 2011 through March 2013 and from August 2015 through February 2016. In addition, Mr. Jhawar has previously been a Director of Hostess Brands, LLC from April 2013 through June 2017, Smart & Final Inc. from May 2007 through December 2012, General Nutrition Centers, Inc. from December 2003 through March 2007, and Rent-A-Center, Inc. from October 2001 through June 2005. Mr. Jhawar graduated with an M.B.A. from Harvard Business School and graduated, summa cum laude, with a B.S. in Economics from the Wharton School of the University of Pennsylvania.

Lyndon Lea, who is expected to serve as a Co-Chairman of New CEC, is a founder of Lion Capital and serves as its Managing Partner since its inception in 2004. Prior to founding Lion Capital, Mr. Lea was a partner of Hicks, Muse, Tate & Furst where he co-founded its European operations in 1998. From 1994 to 1998, Mr. Lea served at Glenisla, the former European affiliate of Kohlberg Kravis Roberts & Co., prior to which he was an investment banker at Schroders in London and Goldman Sachs in New York. Mr. Lea graduated with a BA in Honors Business Administration from the University of Western Ontario in Canada in 1990.

Mr. Lea has been active in the investment arena for 28 years, 24 of which have been exclusively focused on private equity. Mr. Lea has led the acquisitions of over 25 investments, including notable brands such as Weetabix, Jimmy Choo, Orangina, Kettle Foods, wagamama, Picard and Authentic Brands Group, amongst many others. Mr. Lea is currently Chairman of the contemporary fashion brand AllSaints where he served as Executive Chairman for the first 18 months of the investment, from May 2011 to October 2012. Under Mr. Lea’s guidance, AllSaints has seen a 62% increase in revenue. Mr. Lea is also a director of menswear brand, John Varvatos; premium skincare company, Perricone MD; accessible jewelry company, Alex & Ani; luxury sneaker brand, Buscemi; and premium apparel brand, Paige.

Mr. Lea previously led investments in, and sat on the board of, UK cereal company Weetabix; French food manufacturer Materne; restaurant chain wagamama; global, luxury shoe company, Jimmy Choo; private label razor business, Personna; soft drinks business, Orangina; snack business, Kettle Foods; Finnish bakery company, Vaasan; European frozen food brand, Findus; Dutch foodservice company, Ad Van Geloven; global hair accessories brand, ghd; French frozen retailer, Picard; global brand development, marketing and entertainment company, Authentic Brands Group; UK food company, Premier Foods (LON:PFD); UK biscuit business, Burton’s Foods; UK furniture company, Christie-Tyler; leading European automotive valuation guide, EurotaxGlass’s; Polish cable company, Aster City Cable; champagne houses G.H. Mumm and Champagne-Perrier-Jouët; directories group, Yell; and clothing company, American Apparel. Mr. Lea also previously sat on the board of Aber, a diamond mining company, which owned the luxury jewelry brand Harry Winston.

Peter C. Brown is expected to serve as a Director of New CEC. Mr. Brown is Chairman of Grassmere Partners, LLC, a private investment firm. Prior to founding Grassmere Partners, Mr. Brown served as Chairman of the Board, Chief Executive Officer and President of AMC Entertainment Inc., one of the world’s leading theatrical exhibition companies, from July 1999 until his retirement in February 2009. Mr. Brown joined AMC in 1990 and served as AMC’s President from January 1997 to July 1999, and Senior Vice President and Chief Financial Officer from 1991 to 1997. Mr. Brown currently serves on the board of directors, audit and finance committees of CenturyLink, Inc., a NYSE-listed global communications provider. Mr. Brown also serves on the board of directors, audit, compensation and nominating committees of Cinedigm Corp., a NASDAQ-listed leader in digital entertainment content distribution. Mr. Brown also currently serves on the board of trustees, audit, compensation, nominating/company governance and finance committees of EPR Properties, a NYSE-listed specialty real estate investment trust that he founded and served as Chairman of the Board from 1997 to 2003. Past additional public company boards include: National CineMedia, Inc., Midway Games, Inc., LabOne, Inc., and Protection One, Inc. Mr. Brown is a graduate of the University of Kansas.

Robert Darwent is expected to serve as a Director of New CEC. Alongside Mr. Lyndon Lea, Mr. Darwent is a founder of Lion Capital where he sits on the Investment Committee and Operating Committee of the firm. Prior to founding Lion Capital in 2004, Mr. Darwent worked with Mr. Lea in the European operations of Hicks, Muse, Tate & Furst since its formation in 1998. From 1995 to 1998, Mr. Darwent worked in the London office of Morgan Stanley in their investment banking and private equity groups. Mr. Darwent graduated from Cambridge University in 1995.

Mr. Darwent is currently a director of the following companies: Authentic Brands Group, the global brand licensing company; Blow Ltd, the online beauty services provider; Lenny & Larry’s, the US protein-enhanced cookie brand; Spence Diamonds, a North American diamond jewelry retailer; and Young’s Seafood, the UK chilled and frozen food manufacturer. Previously, Mr. Darwent has sat on the board of the following companies: Loungers, the UK bar and restaurant chain; AS Adventure, the leading European outdoor specialist retailer; Burton’s Foods, the UK biscuit business; Christie-Tyler, the UK furniture manufacturer; ghd, the global hair appliances business; Jimmy Choo, the luxury shoe and accessories brand; La Senza, the UK lingerie retailer; G.H. Mumm and Champagne Perrier-Jouët, the champagne houses; wagamama, the restaurant chain; and Weetabix, the cereal company.

Ron Marshall is expected to serve as a Director of New CEC. Mr. Marshall has been a principal of Wildridge Capital Management, an investment and advisory brokerage firm, since 2006. Mr. Marshall was the Chief Executive Officer (from May 2016 until March 2019) and a member of the board of directors (from December 2007 until March 2019) of Claires Stores, Inc., a specialty retailer of fashionable jewelry and accessories for young women, teens, tweens and girls. In March 2018, Claires filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, and in October 2018 completed its financial restructuring and emerged from bankruptcy. Mr. Marshall served as President and Chief Executive Officer of The Great Atlantic & Pacific Tea Company, a supermarket store chain, from February 2010 through July 2010. From January 2009 until January 2010, Mr. Marshall was President and Chief Executive Officer, and director of Borders Group Inc., a national bookseller. In February 2011, Border’s Group filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code, which was converted to a liquidation in December 2011. From 1998 to 2006, Mr. Marshall served as Chief Executive Officer of Nash Finch Company, a U.S. wholesale food distributor, and was a member of its board of directors. Prior to joining Nash Finch, Mr. Marshall served as Chief Financial Officer of Pathmark Stores, Inc., a supermarket store chain, Dart Group Corporation, owner of retail discount stores, Barnes & Noble Bookstores, Inc., NBI’s The Office Place, an office supplies retailer, and Jack Eckerd Corporation, a drug store chain. Mr. Marshall is a certified public accountant. We believe Mr. Marshall’s broad operational and transactional experience make him well qualified to serve as a Director of New CEC.

Mary E. Minnick is expected to serve as a Director of New CEC and was a Partner of Lion Capital from 2007 until 2017. Previously, Ms. Minnick served in various capacities at The Coca-Cola Company (NYSE:KO), including as Chief Operating Officer of Asia and Global President of Marketing, Strategy and Innovation, from 1983 to 2007. During Ms. Minnick tenure at The Coca-Cola Company, she led the strategic planning process for all markets and held direct responsibility for strategic planning, marketing, new product development, product quality, advertising, media, environmental policies, sustainability, research and development, science and regulatory affairs, worldwide packaging and equipment. In Ms. Minnick’s role as Chief Operating Officer of Asia from 2002 to 2005, she was responsible for the management of 30 countries throughout Asia, over $6 billion in revenue and approximately $2 billion in net income. Ms. Minnick is a member of the board of directors of the Target Corporation (NYSE:TGT), which she joined in 2005. Ms. Minnick has also served as a member of the board of directors of the global brewer Heineken (AMS:HEIA) from 2008 to 2015 and the consumer packaged food and beverage company WhiteWave Foods Co. (NYSE:WWAV) from 2012 to 2016. Ms. Minnick has an MBA from Duke University and a BA in Business from Bowling Green State University.

Naveen R. Shahani is expected to serve as a Director of New CEC. Mr. Shahani is a Principal of Apollo, having joined in 2014. Prior to Apollo, Mr. Shahani was a member of the Financial Sponsors Group in the Investment Banking Division of Credit Suisse. Mr. Shahani graduated magna cum laude with a B.S. in Economics from the Wharton School at the University of Pennsylvania.

Allen R. Weiss is expected to serve as a Director of New CEC. Mr. Weiss served as President of Worldwide Operations for the Walt Disney Parks and Resorts business of The Walt Disney Company, a global entertainment company listed on the NYSE, from 2005 until his retirement in November 2011. Prior to that, Mr. Weiss served in a number of roles for The Walt Disney Company beginning in 1972, including most recently as President of Walt Disney World Resort, Executive Vice President of Walt Disney World Resort and Vice President of Resort Operations Support. Mr. Weiss serves as a director of Dick’s Sporting Goods, Inc. and Apollo Group, Inc. (a private education provider unaffiliated with Apollo). Mr. Weiss also serves on the board or council of a number of community and civic organizations.

“Controlled Company,” Director Independence

Upon the consummation of the Business Combination, we anticipate that New CEC will qualify for the “controlled company” exception as defined in the NYSE listing standards because the Seller will control more than 50% of our voting power. Under NYSE listing standards, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following NYSE rules regarding corporate governance:

•	the requirement that a majority of its board of directors consist of independent directors;

•	the requirement that it have a nominating and governance committee composed solely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that it have a compensation committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Notwithstanding the availability of the “controlled company” exception, each individual expected to serve on our Board upon consummation of the Business Combination, other than Thomas Leverton, expected to be our Chief Executive Officer, will qualify as an independent under NYSE listing standards.

Committees of the Board of Directors

Following the completion of the Business Combination, our board of directors will have two standing committees: an audit committee and a compensation committee. As a “controlled company,” we will not be required to, and will not have, a nominating and corporation governance committee. Our audit committee will be composed of three independent directors and our compensation committee will be composed of three independent directors.

Audit Committee

Upon the completion of the Business Combination, the members of our audit committee will be Peter C. Brown, Ron Marshall, Mary E. Minnick and Mr. Brown will serve as chairman of the audit committee. Under the NYSE listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and each of the foregoing individuals will qualify as independent directors under applicable rules. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Brown, Mr. Marshall and Ms. Minnick each qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee will operate pursuant to a charter and will be responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of our Initial Public Offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our Initial Public Offering; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee are reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Compensation Committee

Upon the completion of the Business Combination, the members of our compensation committee will be Peter C. Brown, Andrew S. Jhawar and Lyndon Lea. Mr. Jhawar will serve as chairman of the compensation committee.

The compensation committee will operate pursuant to a charter, which will detail the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.

Guidelines for Selecting Director Nominees

Upon the consummation of the Business Combination, New CEC will be subject to the terms of the Director Nomination Agreement.

Executive and Director Compensation following the Business Combination

Following the completion of the Business Combination, New CEC’s compensation committee will determine the annual compensation to be paid to executive officers and the members of New CEC’s board of directors.

Compensation Committee Interlocks and Insider Participation

None of the persons expected to serve as executive officers of New CEC upon the consummation of the Business Combination currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that is expected to serve as a member of New CEC’s board of directors or compensation committee upon the consummation of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of Leo ordinary shares as of June 30, 2019 and (ii) expected beneficial ownership of New CEC Common Stock immediately following consummation of the Business Combination, assuming that no public shares are redeemed in connection with the Business Combination, and alternatively that 6,420,093 public shares are redeemed in connection with the Business Combination, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our ordinary shares or the New CEC Common Stock, as applicable;

•	each of our current executive officers and directors;

•	each person who will become an executive officer or director of New CEC post-Business Combination; and

•	all executive officers and directors of Leo as a group pre-Business Combination and all executive officers and directors of New CEC post-business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our ordinary shares pre-Business Combination is based on 25,000,000 ordinary shares issued and outstanding, which includes an aggregate of 5,000,000 Class B ordinary shares, as of June 30, 2019.

The expected beneficial ownership of shares of New CEC Common Stock post-Business Combination is based on 71,370,230, assuming no redemption, and 64,950,137, assuming maximum redemption, shares of New CEC Common Stock and assumes that (1) no Contingent Shares are issued, (2) 1,849,407 Class B ordinary shares of Leo are forfeited by Sponsor pursuant to the Sponsor Shares Surrender Agreement, and (3) 12,219,500 shares of New CEC Common Stock are issued to the PIPE Investors upon the consummation of the PIPE Investment. If the actual facts are different than these assumptions, the numbers in the below table will be different. See “BCA Proposal—The Business Combination Agreement—Business Combination Consideration.”

The following table does not reflect the beneficial ownership of any shares of New CEC Common Stock issuable upon exercise of public warrants or private placement warrants as such securities are not currently exercisable or convertible within 60 days.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock or Common Stock beneficially owned by them.

	Pre-Business Combination					Post-Business Combination
	Class B ordinary shares			Class A ordinary shares		Number of Shares		Percentage (assuming no redemptions)	Percentage (assuming maximum redemptions)
Name of Beneficial Owners(1)	Number of Shares Beneficially Owned		Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Leo Investors Limited Partnership (our sponsor)(2)	4,910,000		98.2%	—	—	3,060,593		4.3%	4.7%
AP VIII CEC Holdings, LP(3)	—		—	—	—	35,414,303		49.6%	54.5%
Davidson Kempner Capital Management LP(4)	—		—	1,575,000	7.9%	1,575,000		2.2%	2.4%
Lion Capital (Guernsey) Bridgeco Limited(5)	—		—	—	—	5,350,000		7.5%	8.2%
Weiss Asset Management LP and affiliates(6)	—		—	1,724,267	8.6%	1,724,267		2.4%	2.7%
Arrowgrass Capital Partners (US) LP and affiliates(7)	—		—	1,100,000	5.5%	1,100,000		1.5%	1.7%
Governors Lane LP and affiliates(8)	—		—	1,500,000	7.5%	1,500,000		2.1%	2.3%
OxFORD Asset Management LLP(9)	—		—	1,450,000	7.3%	1,450,000		2.0%	2.2%
Polar Asset Management Partners Inc.(10)	—		—	2,071,000	10.4%	2,071,000		2.9%	3.2%
Lyndon Lea	—	(11)	—	—	—	5,350,000	(12)	7.5%	8.2%
Robert Darwent	—	(11)	—	—	—	—		—	—
Lori Bush	30,000		*	—	—	30,000		*	*
Robert Bensoussan	30,000		*	—	—	30,000		*
Mary E. Minnick	30,000		*	—	—	30,000		*	*
All officers and directors as a group (pre-Business Combination) (five individuals)	90,000		1.8%	—	—	90,000		*	*
Thomas Leverton(13)	—		—	—	—	271,003		*	*
J. Roger Cardinale(13)	—		—	—	—	283,668		*	*
James A. Howell(13)	—		—	—	—	29,277		*	*
Andrew S. Jhawar	—		—	—	—	—		—	—
Naveen R. Shahani	—		—	—	—	—		—	—
Allen Weiss(13)	—		—	—	—	113,992		*	*
Peter Brown	—		—	—	—	—		—	—
Ron Marshall	—		—	—	—	—		—	—
All officers and directors as a group (post-Business Combination) (thirteen individuals)	5,380,000		*	—	—	6,077,940		8.5%	9.4%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of our shareholders is 21 Grosvenor Place, London, SW1X 7HF.
(2)

Leo Investors Limited Partnership is controlled by its general partner, Leo Investors General Partner Limited, which is governed by a three member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of our sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to our sponsor. Based upon the foregoing analysis, no individual director of the general partner of Leo Investors Limited Partnership exercises voting or dispositive control over any of the securities held by Leo Investors Limited Partnership, even those in which such director directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(3)

AP VIII CEC Holdings, L.P., or the “Seller,” is owned, directly or indirectly, by investment funds managed by Apollo Management VIII, L.P. (“Management VIII”), an affiliate of Apollo Global Management, LLC. The general partner of Management VIII is AIF VIII Management, LLC (“AIF VIII LLC”). Apollo Management, L.P. (“Apollo LP”) is the sole member and manager of AIF VIII LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo LP. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP,” and together with Management VIII, AIF VIII LLC, Apollo LP, Management GP and Management Holdings, the “Apollo Management Entities”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers of Management Holdings GP. The principal office address of each of the Apollo Management Entities is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(4)

Includes Class A ordinary shares beneficially held by Davidson Kempner Capital Management LP, a Delaware limited partnership (“DKCM”), M. H. Davidson & Co., a New York limited partnership (“CO”), Davidson Kempner Partners, a New York limited partnership (“DKP”), Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership (“DKIP”), Davidson Kempner International, Ltd., a British Virgin Islands business company (“DKIL”), and Thomas L. Kempner, Jr. and Anthony A. Yoseloff, through DKCM, based solely on the Schedule 13G filed jointly by DKCM, CO, DKP, DKIP, DKIL, Thomas L. Kempner, Jr. and Anthony A. Yoseloff with the SEC on June 21, 2019. The business address of each of each of DKCM, CO, DKP, DKIP, DKIL, Thomas L. Kempner, Jr. and Anthony A. Yoseloff is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

(5)

Includes shares of New CEC Common Stock to be acquired in the PIPE Investment. Lion Capital (Guernsey) Bridgeco Limited is owned by certain funds that are managed by Lion Capital LLP, which is controlled by Lyndon Lea. The address of the principal business office of Lion Capital (Guernsey) Bridgeco Limited is Trafalgar Court, Les Banques, St Peter Port, Guernsey.

(6)

Includes Class A ordinary shares beneficially held by Weiss Asset Management LP, a Delaware limited partnership (“Weiss Asset Management”), BIP GP LLC, a Delaware limited liability company (“BIP GP”), WAM GP LLC, a Delaware limited liability company (“WAM GP”) and Andrew M. Weiss, Ph.D., a United States citizen (“Andrew Weiss”), based solely on the Schedule 13G filed jointly by Weiss Asset Management, BIP GP, WAM GP and Andrew Weiss with the SEC on February 15, 2019. The business address of each of BIP GP, Weiss Asset Management, WAM GP and Andrew Weiss is 222 Berkeley St., 16th floor, Boston, Massachusetts 02116.

(7)

Includes Class A ordinary shares beneficially held by Arrowgrass Capital Partners (US) LP (“ACP”) and Arrowgrass Capital Services (US) Inc. (“ACS”), based solely on the Schedule 13G filed jointly by ACP and ACS (together, the “Reporting Persons”) with the SEC on February 14, 2019. The address of the business office of each of the Reporting Persons is 1330 Avenue of the Americas, 32nd Floor, New York, New York 10019.

(8)

Includes Class A ordinary shares beneficially held by Governors Lane Master Fund LP, Governors Lane LP, Governors Lane Fund General Partner LLC and Isaac Corre, based solely on the Schedule 13G filed jointly by Governors Lane Master Fund LP, Governors Lane LP, Governors Lane Fund General Partner LLC and Isaac Corre with the SEC on February 14, 2019. The address of the principal business office of Governors Lane LP is 510 Madison Avenue, 11th Floor, New York, NY 10022. The address of the principal business office of Governors Lane Master Fund LP, Governors Lane Fund General Partner LLC and Isaac Corre is c/o Governors Lane LP, 510 Madison Avenue, 11th Floor, New York, NY 10022.

(9)

Includes Class A ordinary shares beneficially held by OxFORD Asset Management LLP (“OxFORD”), based solely on the Schedule 13G filed by OxFORD with the SEC on February 13, 2019. The address of the principal business office of OxFORD is OxAM House, 6 George Street, Oxford, United Kingdom, OX1 2BW.

(10)

Includes Class A ordinary shares beneficially held by Polar Asset Management Partners Inc., based solely on the Schedule 13G filed by Polar Asset Management Partners Inc. with the SEC on July 9, 2018. The address of the principal business office of Polar Asset Management Partners Inc. is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario M5H 2Y4, Canada.

(11)	Does not include any shares indirectly owned by this individual as a result of his partnership interest in Leo Investors Limited Partnership or its affiliates.
(12)	Represents shares of New CEC Common Stock to be acquired by Lion Capital (Guernsey) Bridgeco Limited in the PIPE Investment, over which Lyndon Lea is deemed to have beneficial ownership.
(13)

Includes New CEC Common Stock to be received in the Business Combination and shares that may be obtained within 60 days of June 30, 2019 upon the exercise of options to acquire shares of New CEC Common Stock. The business address of this individual is 1707 Market Place Blvd, Suite 200, Irving, Texas 75063. Mr. Allen Weiss has no affiliation with Weiss Asset Management LP.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions—Leo

Class B ordinary shares

Prior to Leo’s initial public offering, in December 2017, Sponsor purchased 8,625,000 shares of the Company’s Class B ordinary shares, par value $0.0001, for an aggregate price of $25,000. In February 2018, Sponsor transferred 30,000 founder shares to each of Mss. Bush and Minnick, and Mr. Bensoussan, Leo’s independent directors. In February 2018, the Sponsor effected a surrender of 2,875,000 Class B ordinary shares to us for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. The Sponsor had agreed to forfeit up to 750,000 Class B ordinary shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor.

The Class B ordinary shares are identical to the public shares, and holders of Class B ordinary shares have the same shareholder rights as public shareholders, except that: (i) the Class B ordinary shares are subject to certain transfer restrictions; (ii) the Class B Shareholders have entered into letter agreements with Leo, pursuant to which they have agreed (a) to waive their redemption rights with respect to their Class B ordinary shares and public shares in connection with the completion of Leo’s business combination and (b) to waive their rights to liquidating distributions from the trust account with respect to their Class B ordinary shares if Leo fails to complete its business combination within the required time period, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if Leo fails to complete its business combination within such time period; (iii) the Class B ordinary shares are automatically convertible into Class A ordinary shares at the time of Leo’s business combination on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described in the Leo’s Existing Organizational Documents (which adjustment and anti-dilution rights were waived in connection with the Business Combination); and (iv) the Class B ordinary shares are subject to registration rights. If Leo submits its business combination to its public shareholders for a vote, the Class B Shareholders have agreed to vote their Class B ordinary shares and any public shares purchased during or after the initial public offering in favor of Leo’s business combination. Permitted transferees of the Class B Shareholders will be subject to the same obligations of our Class B Shareholders.

Pursuant to the Sponsor Shares Surrender Agreement, the Sponsor will among other things, contribute an aggregate of 1,849,407 Class B ordinary shares of Leo to Leo for no consideration and as a capital contribution to Leo which Class B ordinary shares will be cancelled. For additional information, see “BCA Proposal—Related Agreements—Sponsor Shares Surrender Agreement.”

Private Placement Warrants

Simultaneously with the consummation of the initial public offering, Sponsor purchased 4,000,000 private placement warrants at a price of $1.50 per warrant, or $6,000,000 in the aggregate, in a private placement. Each private placement warrants entitles the holder to purchase one Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the trust account. The private placement warrants may not be redeemed by Leo so long as they are held by Sponsor or its permitted transferees. If the private placement warrants are held by holders other than Sponsor or its permitted transferees, the private placement warrants will be redeemable by Leo and exercisable by the holders on the same basis as the public warrants. Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis.

The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of Leo’s initial business combination. If Leo does not complete a business combination within the required time period, the proceeds of the sale of the private placement warrants held in the trust account will be used to fund the redemption of the public shares, subject to the requirements of applicable law, and the private placement warrants will expire worthless.

Registration Rights

The holders of the Class B ordinary shares, private placement warrants, and public warrants that may be issued upon conversion of working capital loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants or public warrants issued upon conversion of the working capital loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement signed on the closing of Leo’s initial public offering requiring us to register such securities for resale (in the case of the Class B ordinary shares, only after conversion to our Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of our initial business combination and rights to require Leo to register for resale such securities pursuant to Rule 415 under the Securities Act.

However, the registration and shareholder rights agreement provides that Leo will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs: (i) in the case of the Class B ordinary shares, on the earlier of (A) one year after the completion of Leo’s initial business combination or (B) if, subsequent to Leo’s initial business combination, (x) the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Leo’s business combination, or (y) the date following the completion of Leo’s business combination on which it completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of Leo’s public shareholders having the right to exchange their public shares for cash, securities or other property; and (ii) in the case of the private placement warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of Leo’s business combination except in the case of both (i) and (ii): (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any partners of our sponsor, or any affiliates of our sponsor; (b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with the consummation of a business combination at prices no greater than the price at which the founder shares, private placement warrants or Class A ordinary shares were originally purchased; (f) by virtue of our sponsor’s organizational documents upon liquidation or dissolution of our sponsor; (g) to the Company for no value for cancellation in connection with the consummation of our initial business combination; (h) in the event of our liquidation prior to the completion of our initial business combination; or (i) in the event of our completion of a liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property subsequent to our completion of our initial business combination; provided, however, that in the case of clauses (a) through (f) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements. We will bear the expenses incurred in connection with the filing of any such registration statements. In connection with the Business Combination, the registration and shareholder rights agreement will be amended and restated. For additional information, see “BCA Proposal—Related Agreements—Amended and Restated Registration Rights Agreement.”

Related Party Notes

Between inception and the closing of our initial public offering, Sponsor loaned Leo $300,000 in unsecured promissory notes. The funds were used to pay up-front expenses associated with our initial public offering. Leo repaid $300,000 on February 15, 2018. In addition, the Sponsor and its affiliate loaned Leo another $25,000 for working capital. Leo fully repaid this amount on February 20, 2018.

Sponsor and Leo’s officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Leo’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Leo’s audit committee will review on a quarterly basis all payments that were made to Sponsor or Leo’s officers or directors or Leo’s or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf, although no such reimbursements will be made from the proceeds of the initial public offering held in the trust account prior to the completion of the initial business combination.

In addition, in order to finance transaction costs in connection with our business combination, Sponsor or an affiliate of Sponsor or certain of Leo’s officers and directors may, but are not obligated to, loan Leo funds as may be required. If Leo completes a business combination, it would repay such loaned amounts. In the event that Leo’s business combination does not close, Leo may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from the trust account would be used for such repayment.

Leo does not expect to seek loans from parties other than Sponsor or an affiliate of Sponsor as Leo does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

Leo is not prohibited from pursuing a business combination with a company that is affiliated with Sponsor or Leo’s officers or directors or making the acquisition through a joint venture or other form of shared ownership with Sponsor or Leo’s officers or directors. In the event Leo seeks to complete a business combination with a target that is affiliated with Sponsor or Leo’s officers or directors, Leo, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to Leo from a financial point of view. Leo is not required to obtain such an opinion in any other context.

Administrative Services Agreement

Effective February 15, 2018, Leo entered into an agreement to pay monthly expenses of $10,000 for office space, administrative services and support services to an affiliate of Sponsor. The agreement terminates upon the earlier of the completion of a business combination or the liquidation of Leo. For the fiscal year ended December 31, 2018 Leo incurred expenses of $105,000 under this agreement.

Director Nomination Agreement

On the Closing Date, Leo, Sponsor and Seller will enter into a Director Nomination Agreement, substantially in the form attached to this proxy statement/prospectus as Annex H, pursuant to which, among other things the Seller and Sponsor will each have certain rights to designate directors to the board of directors of New CEC. For additional information, see “BCA Proposal—Related Agreements—Director Nomination Agreement.”

Certain Relationships and Related Person Transactions—Queso

CEC reimburses Apollo Management, L.P. for certain out-of-pocket expenses incurred in connection with travel and Board of Directors related expenses. In addition, CEC engages Apollo portfolio companies to provide various services, including security services to its venues, licensed music video content for use in its venues, and employment screening services to its recruiting functions. Included in our Total operating costs and expenses are $1.5 million, $1.4 million and $1.7 million for Fiscal 2018, Fiscal 2017 and Fiscal 2016, respectively.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, our board of directors will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the post-combination company’s executive officers or one of the post-combination company’s directors;

•	any person who is known by the post-combination company to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

New CEC will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Leo is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law and Leo’s memorandum and articles of association govern the rights of its shareholders. The Cayman Islands Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the memorandum and articles of association will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New CEC, your rights will differ in some regards as compared to when you were a shareholder of Leo.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Leo and New CEC according to applicable law and/or the organizational documents of Leo and New CEC. You also should review the Proposed Certificate of Incorporation and the Proposed Bylaws of New CEC attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Law, to understand how these laws apply to Leo and New CEC.

	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations

Mergers generally require approval of a majority of all outstanding shares.

Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of	Under the Cayman Islands Companies Law and Leo’s amended and restated memorandum and articles of

	Delaware	Cayman Islands
	shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	association law, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal E).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill.

Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

	Delaware	Cayman Islands
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

DESCRIPTION OF NEW CEC SECURITIES

The following summary of certain provisions of New CEC securities does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Authorized Capitalization

General

The total amount of our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of undesignated preferred stock, par value $0.0001 per share. We expect to have approximately 71,370,230 shares of common stock outstanding immediately after the consummation of the Business Combination, excluding contingent shares and assuming no public shareholders exercise their redemption rights in connection with the Business Combination.

The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively).

Common Stock

Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities. Our common stock is neither convertible nor redeemable. Unless our board of directors determines otherwise, we will issue all of our capital stock in uncertificated form.

Preferred Stock

Our board of directors has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of New CEC.

Voting Rights

Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, unless otherwise provided by the Proposed Certificate of Incorporation. The Proposed Bylaws provide that the presence, in person or by proxy, of holders of shares representing a majority of the issued and outstanding shares of capital stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Director Nomination Agreement, the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of our capital stock is entitled to receive such dividends and other distributions in cash, stock or property as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. See “Summary of the Proxy Statement/Prospectus—Market Price and Dividend Information—Dividend Policy.” These rights are subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends.

Other Rights

Each holder of common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Liquidation Rights

If our company is involved in a consolidation, merger, recapitalization, reorganization, voluntary or involuntary liquidation, dissolution or winding up of our affairs, or similar event, each holder of common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Anti-takeover Effects of the Proposed Certificate of Incorporation and the Proposed Bylaws

The Proposed Certificate of Incorporation and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

The Proposed Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

In addition, the Proposed Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Amendment to Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our Bylaws may be further amended, altered, changed or repealed by a majority vote of our board of directors.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Proposed Certificate of Incorporation, we opted out of Section 203 of the DGCL and therefore are not subject to Section 203. However, the Proposed Certificate of Incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

The Proposed Certificate of Incorporation provides that Sponsor, Seller, any Affiliated Company (as defined in the Proposed Certificate of Incorporation), any of their respective direct or indirect transferees of at least 15% of our outstanding common stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.

Corporate Opportunity

The Proposed Certificate of Incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to each of the stockholders and directors of New CEC or any of their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equityholders and/or employees, including any of the foregoing who serve as directors of New CEC (other than New CEC and its subsidiaries and other than directors that are employees of New CEC or any of its subsidiaries) (the “Exempted Person”) and that may be a business opportunity for New CEC, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director, any such business opportunity is expressly offered to such director solely in his or her capacity as our director. Each of the Exempted Person shall not have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and the Proposed Bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New CEC or any of its subsidiaries or was serving at New CEC’s request in an official capacity for another entity. We must indemnify our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 10 days of such request all reasonable fees, expenses, charges and other costs that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Exclusive Jurisdiction of Certain Actions

The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in the name of New CEC, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits New CEC by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Warrants

New CEC Public Warrants

Each New CEC public warrant entitles the registered holder to purchase one share of New CEC Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our Business Combination, provided that we have an effective registration statement under the Securities Act covering the New CEC Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of New CEC Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New CEC Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New CEC Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of New CEC Common Stock upon exercise of a warrant unless the New CEC Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Business Combination, we will use our commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the New CEC Common Stock issuable upon exercise of the warrants. We will use our commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the New CEC Common Stock issuable upon exercise of the warrants is not effective by the sixtieth day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the reported closing price of the New CEC Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the New CEC Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New CEC Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New CEC Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New CEC Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the New CEC Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New CEC Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of New CEC Common Stock issued and outstanding immediately after giving effect to such exercise.

If the number of shares of outstanding New CEC Common Stock is increased by a share dividend payable in New CEC Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of New CEC Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New CEC Common Stock. A rights offering to holders of New CEC Common Stock entitling holders to purchase New CEC Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New CEC Common Stock equal to the product of (i) the number of shares of New CEC Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New CEC Common Stock) and (ii) the quotient of (x) the price per share of New CEC Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for New CEC Common Stock, in determining the price payable for New CEC Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New CEC Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the New CEC Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New CEC Common Stock on account of such New CEC Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends or (c) to satisfy the redemption rights of the holders of Class A ordinary shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New CEC Common Stock in respect of such event.

If the number of outstanding shares of New CEC Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of New CEC Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New CEC Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding New CEC Common Stock.

Whenever the number of shares of New CEC Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New CEC Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A ordinary shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding New CEC Common Stock (other than those described above or that solely affects the par value of the New CEC Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding New CEC Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New CEC Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of New CEC Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New CEC Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding New CEC public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of New CEC Common Stock and any voting rights until they exercise their warrants and receive New CEC Common Stock. After the issuance of shares of New

CEC Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New CEC Common Stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the shares of New CEC Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination, except pursuant to limited exceptions, and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the New CEC public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the New CEC public warrants.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New CEC Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New CEC Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported closing price of the New CEC Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the New CEC Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Transfer Agent and Warrant Agent

The transfer agent for New CEC Common Stock and warrant agent for the New CEC public warrants and private placement warrants will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW CEC COMMON STOCK

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted New CEC Common Stock or New CEC warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New CEC at the time of, or at any time during the three months preceding, a sale and (ii) New CEC is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as New CEC was required to file reports) preceding the sale.

Persons who have beneficially owned restricted New CEC Common Stock shares or New CEC warrants for at least six months but who are affiliates of New CEC at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of New CEC Common Stock then outstanding; or

•	the average weekly reported trading volume of the New CEC Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New CEC under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about New CEC.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their Class B ordinary shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed our initial business combination.

We anticipate that following the consummation of the Business Combination, New CEC will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See “BCA Proposal—Related Agreements—Amended and Restated Registration Rights Agreement” above.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

New CEC’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New CEC’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of New CEC’s board of directors, (ii) otherwise properly brought before such meeting by or at the direction of New CEC’s board of directors, or (iii) otherwise properly brought before such meeting by a stockholder who is a stockholder of record on the date of giving of the notice and on the record date for determination of stockholders entitled to vote at such meeting who has complied with the notice procedures specified in New CEC’s Proposed Bylaws. To be timely for New CEC’s annual meeting of stockholders, New CEC’s secretary must receive the written notice at New CEC’s principal executive offices:

•	not earlier than the 60th day; and

•	not later than the 90th day

before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or New CEC holds its annual meeting of stockholders more than 30 days before or after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be received no later than the 10th day following the earlier of the day on which such notice of the date of such meeting was mailed and the day the public disclosure of such date was made. Accordingly, for New CEC’s 2020 annual meeting, notice of a nomination or proposal must be delivered to New CEC no later than such 10th day. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The Chairperson of New CEC’s board of directors may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2020 annual general meeting of shareholders pursuant to Rule 14a-8 must be received at our principal office a reasonable time before New CEC begins to print and send out its proxy materials for such 2020 annual meeting (and New CEC will publicly disclose such date when it is known).

Stockholder Director Nominees

New CEC’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by New CEC’s Proposed Bylaws. In addition, the stockholder must give timely notice to New CEC’s secretary in accordance with New CEC’s Proposed Bylaws, which, in general, require that the notice be received by New CEC’s secretary within the time periods described above under “—Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with Leo’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Leo Holdings Corp., 21 Grosvenor Place, London, SW1X 7HF, United Kingdom. Following the Business Combination, such communications should be sent in care of New CEC, 1707 Market Place Blvd, Suite 200, Irving, Texas 75063. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, NY, has passed upon the validity of the securities of New CEC offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of Leo Holdings Corp. as of December 31, 2018 and 2017, and for the year ended December 31, 2018 and for the period from November 29, 2017 (date of inception) through December 31, 2017, have been included in this proxy statement/prospectus in reliance upon the report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Queso Holdings Inc. as of December 30, 2018 and December 31, 2017 and for each of the three years in the period ended December 30, 2018 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an emphasis of a matter paragraph relating to Queso Holdings Inc.’s adoption of a new accounting standard). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Leo and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Leo’s annual report to shareholders and Leo’s proxy statement. Upon written or oral request, Leo will deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Leo delivers single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Leo delivers single copies of such documents in the future. Shareholders may notify Leo of their requests by calling or writing Leo at its principal executive offices at 21 Grosvenor Place, London, SW1X 7HF, United Kingdom or +44 20 7201 2200.

ENFORCEABILITY OF CIVIL LIABILITY

Leo is a Cayman Islands exempted company. If Leo does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Leo. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Leo in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Leo may be served with process in the United States with respect to actions against Leo arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Leo’s securities by serving Leo’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Leo has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Leo files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Leo at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Leo’s corporate website at https://www.lioncapital.com/leo. Leo’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to Leo has been supplied by Leo, and all such information relating to Queso has been supplied by Queso. Information provided by one another does not constitute any representation, estimate or projection of the other.

Incorporation by Reference of Certain of Leo’s Filings with the SEC

The SEC allows Leo to “incorporate by reference” certain information filed with the SEC into this proxy statement/prospectus, which means that Leo can disclose important information to you by referring you to other documents that Leo has filed separately with the SEC. You should read any information incorporated by reference because it is an important part of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference any filings that Leo makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting, and thereafter until the consummation of the Business Combination (other than those documents or the portions of those documents furnished, including pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Any statement contained in a document incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document that is also, or is deemed to be, incorporated by reference into this proxy statement/prospectus conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this proxy statement/prospectus, except as modified or superseded.

If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference in this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: LHC.info@morrowsodali.com

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements of Leo Holdings Corp.:

Page No.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets as of December 31, 2018 and 2017	F-3
Statements of Operations for the year ended December 31, 2018 and for the period from November 29, 2017 (inception) to December 31, 2017	F-4
Statements of Changes in Shareholders’ Equity for the year ended December 31, 2018 and for the period from November 29, 2017 (inception) to December 31, 2017	F-5
Statements of Cash Flows for the year ended December 31, 2018 and for the period from November 29, 2017 (inception) to December 31, 2017	F-6
Notes to Financial Statements	F-7

Unaudited Condensed Interim Financial Statements of Leo Holdings Corp.:

Consolidated Balance Sheets as of March 31, 2019 (Unaudited) and December 31, 2018	F-18
Unaudited Condensed Statements of Operations for the three months ended March 31, 2019 and 2018	F-19
Unaudited Condensed Statements of Changes in Shareholders’ Equity for the three months ended March 31, 2019 and 2018	F-20
Unaudited Condensed Statements of Cash Flow for the three months ended March 31, 2019 and 2018	F-21
Notes to Unaudited Condensed Interim Financial Statements	F-22

Audited Financial Statements of Queso Holdings Inc.:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Leo Holdings Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Leo Holdings Corp. (the “Company”) as of December 31, 2018 and 2017, the related statements of operations, changes in shareholders’ equity and cash flows, for the year ended December 31, 2018 and for the period November 29, 2017 (date of inception) to December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and for the period November 29, 2017 (date of inception) to December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements if the Company is unable to complete a business combination by February 15, 2020, the Company will cease all operations except for the purpose of liquidating. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the U.S. Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

New York, New York

March 25, 2019

LEO HOLDINGS CORP.

BALANCE SHEETS

	December 31,
	2018	2017
Assets
Current assets:
Cash	$550,164	$112,681
Prepaid expenses	143,675	—

Total current assets	693,839	112,681
Investments held in Trust Account	203,081,753	—
Deferred offering costs associated with initial public offering	—	276,511

Total assets	$203,775,592	$389,192

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$—	$214,261
Accrued expenses - related party	105,000	—
Accounts payable	4,310	3,750
Notes payable - related parties	—	155,000

Total current liabilities	109,310	373,011
Deferred underwriting commissions	7,000,000	—

Total liabilities	7,109,310	373,011

Commitments
Class A ordinary shares, $0.0001 par value; 19,166,628 and 0 shares subject to possible redemption as of December 31, 2018 and 2017, respectively	191,666,280	—

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 833,372 and 0 shares issued and outstanding (excluding 19,166,628 and 0 shares subject to possible redemption) as of December 31, 2018 and 2017, respectively	83	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 and 5,750,000 shares issued and outstanding as of December 31, 2018 and 2017, respectively	500	575
Additional paid-in capital	2,412,951	24,425
Retained earnings (accumulated deficit)	2,586,468	(8,819)

Total shareholders’ equity	5,000,002	16,181

Total Liabilities and Shareholders’ Equity	$203,775,592	$389,192

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2018	For the period from November 29, 2017 (inception) through December 31, 2017
General and administrative expenses	$489,780	$8,830

Loss from operations	(489,780)	(8,830)
Interest income	3,085,067	11

Net income (loss)	$2,595,287	$(8,819)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	—

Basic and diluted net income per share, Class A	$0.15	$—

Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000 (1)

Basic and diluted net loss per share, Class B	$(0.10)	$(0.00)

(1)

Excludes an aggregate of up to 750,000 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. On March 29, 2018, the over-allotment option expired, and 750,000 Class B ordinary shares were forfeited.

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Ordinary Shares				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - November 29, 2017 (Inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(8,819)	(8,819)

Balance - December 31, 2017	—	$—	5,750,000	$575	$24,425	$(8,819)	$16,181

Sale of units in initial public offering, gross	20,000,000	2,000	—	—	199,998,000	—	200,000,000
Offering costs					(11,945,186)		(11,945,186)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	6,000,000	—	6,000,000
Forfeiture of Class B ordinary shares	—	—	(750,000)	(75)	75	—	—
Common stock subject to possible redemption	(19,166,628)	(1,917)	—	—	(191,664,363)	—	(191,666,280)
Net income	—	—	—	—	—	2,595,287	2,595,287

Balance - December 31, 2018	833,372	$83	5,000,000	$500	$2,412,951	$2,586,468	$5,000,002

The accompanying notes are an integral part of these financial statements.

LEO HOLDINGS CORP.

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2018	For the period from November 29, 2017 (inception) through December 31, 2017
Cash Flows from Operating Activities:
Net income (loss)	$2,595,287	$(8,819)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest income held in Trust Account	(3,081,753)	—
Formation costs paid by related parties	—	5,000
Changes in operating assets and liabilities:
Prepaid expenses	(143,675)	—
Accounts payable	560	—
Accrued expenses	—	3,750
Accrued expenses - related party	105,000	—

Net cash used in operating activities	(524,581)	(69)

Cash Flows from Investing Activities
Proceeds deposited in Trust Account	(200,000,000)	—

Net cash used in investing activities	(200,000,000)	—

Cash Flows from Financing Activities:
Funds borrowed from related parties	170,000	150,000
Repayment of loans to related parties	(325,000)	—
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Proceeds received from initial public offering, gross	200,000,000	—
Offering costs paid	(4,882,936)	—
Proceeds received from private placement	6,000,000	—
Payment of deferred offering costs	—	(62,250)

Net cash provided by financing activities	200,962,064	112,750

Net increase in cash	437,483	112,681

Cash - beginning of the period	112,681	—

Cash - end of the period	$550,164	$112,681

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting commissions charged to equity in connection with the initial public offering	$7,000,000	$—

Deferred offering costs charged to equity upon completion of the initial public offering	$276,511	$—

Deferred offering costs included in accrued expenses	$—	$214,261

Change in value of Class A ordinary shares subject to possible redemption	$191,666,280	$—

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS

Note 1. Description of Organization and Business Operations

Leo Holdings Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on November 29, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company focuses its search on companies in the consumer sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2018, the Company had not commenced any operations. All activity for the period from November 29, 2017 (inception) to December 31, 2018 relates to the Company’s formation, the Initial Public Offering (as defined below), and since the closing of the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Leo Investors Limited Partnership, a Cayman Island exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 12, 2018. On February 15, 2018, the Company consummated its initial public offering (the “Initial Public Offering”) of 20,000,000 units (each, a “Unit” and collectively, the “Units”) sold to the public at a price of $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions (Note 5). The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. The over-allotment option was not exercised prior to its expiration.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, and generating gross proceeds of $6 million (Note 4).

Upon the closing of the Initial Public Offering and Private Placement, $200.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of its outstanding Class A ordinary shares, par value $0.0001 (“Class A ordinary shares”), sold in the Initial Public Offering (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below in Note 3) upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per Public Share). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of a Business Combination is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Sponsor and the Company’s officers and directors agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s directors and executive officers agreed not to propose an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 15, 2020 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or the Company’s officers and directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter of the Initial Public Offering agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, the deferred underwriting commission will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of December 31, 2018, the Company had approximately $550,000 in its operating bank account, approximately $3.1 million of interest income available in the Trust Account to pay for taxes, and working capital of approximately $585,000.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”) of up to $1.5 million (Note 4).

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 15, 2020.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 14,000,000 Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

The Company’s statements of operations (the “Statements of Operations”) include a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares and any working capital loans, by the weighted average number of Class B ordinary shares outstanding for the periods presented.

Reconciliation of Net Income (Loss) per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to Class A ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account (less applicable taxes) and not the income or losses of the Company. Accordingly, basic and diluted loss per Class A ordinary shares is calculated as follows:

	For the Year Ended December 31, 2018	For the period from November 29, 2017 (inception) through December 31, 2017
Interest income	$3,081,753	$—
Expenses available to be paid with interest income from Trust	—	—

Net income available to holders of Class A ordinary shares	3,081,753	—

Net income (loss)	$2,595,287	$(8,819)
Less: Income attributable to Class A ordinary shares	(3,081,753)	—

Net income (loss) attributable to holders of Class B ordinary shares	$(486,466)	$(8,819)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	—

Basic and diluted net income per share, Class A	$0.15	$—

Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000

Basic and diluted net loss per share, Class B	$(0.10)	$—

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At December 31, 2018, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the Balance Sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

ASC Topic 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of December 31, 2018 and 2017, the recorded values of cash, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs that were directly related to the Initial Public Offering totaled approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions, and were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2018, 19,166,628 Class A ordinary shares subject to possible redemption at the redemption amount are presented as temporary equity, outside of the shareholders’ equity section of the Company’s Balance Sheets.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction; therefore no income tax has been recorded. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2018 and 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its current tax position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, “Disclosure Update and Simplification,” amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of shareholders’ equity for interim financial statements. Under the amendments, an analysis of changes in each caption of shareholders’ equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of income is required to be filed. The Company anticipates its first presentation of the revised presentation of changes in shareholders’ equity, under the new guidance, will be included in its Form 10-Q for the quarter ended March 31, 2019.

The Company’s management does not believe that there are any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Initial Public Offering

On February 15, 2018, the Company sold 20,000,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A ordinary share (such Class A ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On December 8, 2017, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 (the “Class B ordinary shares”), for an aggregate price of $25,000. In February 2018, the Sponsor effected a surrender of 2,875,000 Founder Shares to the Company for no consideration, resulting in a decrease in the total number of Founder Shares from 8,625,000 to 5,750,000. The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. The Sponsor had agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased 4,000,000 Private Placement Warrants at $1.50 per Private Placement Warrant, and generating gross proceeds of $6.0 million in the Private Placement.

Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering and deposited in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

The Sponsor and its affiliate had loaned the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. This loan was non-interest bearing and became payable upon the completion of the Initial Public Offering. The Company repaid $300,000 on February 15, 2018. In addition, the Sponsor and its affiliate loaned the Company another $25,000 for working capital. The Company fully repaid this amount on February 20, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, lend the Company Working Capital Loans. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business

Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2018 and 2017, no Working Capital Loans were outstanding.

Administrative Support Agreement

The Company has agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. As of December 31, 2018, an aggregate of $105,000 in connection with such services was accrued on the accompanying Balance Sheets. During the year ended December 31, 2018, an aggregate of $105,000 in connection with such services was recorded in general and administrative expenses in the accompanying Statements of Operations. As of December 31, 2018, the full amount of $105,000 was accrued on the accompanying Balance Sheet.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A ordinary shares) pursuant to a registration and shareholder rights agreement.

These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. This option expired on March 29, 2018 without being exercised.

The underwriter was entitled to underwriting discounts of $0.20 per Unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or $7.0 million in the aggregate, will be payable to the underwriter for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Shareholders’ Equity

Ordinary Shares

Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2018, there were 20,000,000 Class A ordinary shares issued or outstanding, including 19,166,628 Class A ordinary shares subject to possible redemption. As of December 31, 2017, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. In December 2017, the Company initially issued 8,625,000 Class B ordinary shares to the Sponsor. In February 2018, in connection with the decrease of the size of the Initial Public Offering, the Sponsor effected a surrender of 2,875,000 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. Of the 5,750,000 Class B ordinary shares outstanding, up to 750,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Founder Shares would represent 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor. As of December 31, 2018 and 2017, there were 5,000,000 and 5,750,000 Class B ordinary shares issued or outstanding, respectively.

Holders of Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any warrants issued to the Sponsor upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public shareholders in connection with the initial Business Combination.

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2018 and 2017, there were no preference shares issued or outstanding.

Warrants—The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the sixtieth day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation and may only be exercised for a whole number of shares.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private

Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7. Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$203,081,753	$0	$0

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to March 25, 2019. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

LEO HOLDINGS CORP.

CONDENSED BALANCE SHEETS

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash	$428,425	$550,164
Prepaid expenses	183,469	143,675

Total current assets	611,894	693,839
Investments held in Trust Account	204,207,747	203,081,753

Total Assets	$204,819,641	$203,775,592

Liabilities and Shareholders’ Equity
Current liabilities:
Accrued expenses	$892,296	$—
Accrued expenses – related party	691,102	105,000
Accounts payable	31,695	4,310

Total current liabilities	1,615,093	109,310
Deferred underwriting commissions	7,000,000	7,000,000

Total liabilities	8,615,093	7,109,310
Commitments
Class A ordinary shares, $0.0001 par value; 19,120,454 and 19,166,628 shares subject to possible redemption as of March 31, 2019 and December 31, 2018, respectively	191,204,540	191,666,280
Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 879,546 and 833,372 shares issued and outstanding (excluding 19,120,454 and 19,166,628 shares subject to possible redemption) as of March 31, 2019 and December 31, 2018, respectively	88	83
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding	500	500
Additional paid-in capital	2,874,686	2,412,951
Retained earnings	2,124,734	2,586,468

Total shareholders’ equity	5,000,008	5,000,002

Total Liabilities and Shareholders’ Equity	$204,819,641	$203,775,592

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

LEO HOLDINGS CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended March 31,
	2019	2018
General and administrative expenses	$1,587,728	$38,271

Loss from operations	(1,587,728)	(38,271)
Interest income	1,125,994	329,261

Net (loss) income	$(461,734)	$290,990

Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	10,000,000

Basic and diluted net income per share, Class A	$0.06	$0.03

Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000

Basic and diluted net loss per share, Class B	$(0.32)	$(0.01)

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

LEO HOLDINGS CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the three months ended March 31, 2019
	Ordinary Shares				Additional Paid-in Capital	Retained Earnings	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2018	833,372	$83	5,000,000	$500	$2,412,951	$2,586,468	$5,000,002

Common stock subject to possible redemption	46,174	5	—	—	461,735	—	461,740
Net loss	—	—	—	—	—	(461,734)	(461,734)

Balance – March 31, 2019 (unaudited)	879,546	88	5,000,000	500	2,874,686	2,124,734	5,000,008

	For the three months ended March 31, 2018
	Ordinary Shares				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2017	—	$—	5,750,000	$575	$24,425	$(8,819)	$16,181

Sale of units in initial public offering, net of offering costs	20,000,000	2,000	—	—	187,830,433	—	187,832,433
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	6,000,000	—	6,000,000
Forfeiture of Class B ordinary shares	—	—	(750,000)	(75)	75	—	—
Common stock subject to possible redemption	(18,876,207)	(1,888)	—	—	(189,137,706)	—	(189,139,594)
Net income	—	—	—	—	—	290,990	290,990

Balance – March 31, 2018 (unaudited)	1,123,793	$112	5,000,000	$500	$4,717,227	$282,171	$5,000,010

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

LEO HOLDINGS CORP.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the three months ended March 31,
	2019	2018
Cash Flows from Operating Activities:
Net (loss) income	$(461,734)	$290,990
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Interest income held in Trust Account	(1,125,994)	(328,731)
Changes in operating assets and liabilities:
Prepaid expenses	(39,794)	(21,558)
Accounts payable	27,385	735,935
Accrued expenses	892,296	(211,736)
Accrued expenses – related party	586,102	15,000

Net cash (used in) provided by operating activities	(121,739)	479,900
Cash Flows from Investing Activities
Proceeds deposited in Trust Account	—	(200,000,000)

Net cash used in investing activities	—	(200,000,000)
Cash Flows from Financing Activities:
Funds borrowed from related parties	—	170,000
Repayment of loans to related parties	—	(325,000)
Proceeds received from initial public offering, gross	—	200,000,000
Offering costs paid	—	(4,891,056)
Proceeds received from private placement	—	6,000,000

Net cash provided by financing activities	—	200,953,944

Net (decrease) increase in cash	(121,739)	1,433,844
Cash – beginning of the period	550,164	112,681

Cash – end of the period	$428,425	$1,546,525

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting commissions charged to equity in connection with the initial public offering	$—	$7,000,000

Deferred offering costs charged to equity upon completion of the initial public offering	$—	$276,511

Initial value of Class A ordinary shares subject to possible redemption	$—	$189,101,450

(Decrease) increase in value of Class A ordinary shares subject to possible redemption	$(461,740)	$38,144

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

LEO HOLDINGS CORP.

NOTES TO UNAUDITED CONDENSED INTERIM FINANCIAL STATEMENTS

Note 1. Description of Organization and Business Operations

Leo Holdings Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on November 29, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company focuses its search on companies in the consumer sector. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2019, the Company had not commenced any operations. All activity for the period from November 29, 2017 (inception) to March 31, 2019 relates to the Company’s formation, the Initial Public Offering (as defined below), and since the closing of the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Leo Investors Limited Partnership, a Cayman Island exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 12, 2018. On February 15, 2018, the Company consummated its initial public offering (the “Initial Public Offering”) of 20,000,000 units (each, a “Unit” and collectively, the “Units”) sold to the public at a price of $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions (Note 5). The underwriter was granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit. The over-allotment option was not exercised prior to its expiration.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (the “Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, and generating gross proceeds of $6 million (Note 4).

Upon the closing of the Initial Public Offering and Private Placement, $200.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide holders of its outstanding Class A ordinary shares, par value $0.0001 (“Class A ordinary shares”), sold in the Initial Public Offering (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below in Note 3) upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.00 per Public Share). The per-share amount to be distributed to public shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of a Business Combination is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Sponsor and the Company’s officers and directors agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s directors and executive officers agreed not to propose an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 15, 2020 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor and the Company’s officers and directors agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or the Company’s officers and directors acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter of the Initial Public Offering agreed to waive its rights to its deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, the deferred underwriting commission will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On April 7, 2019, the Company entered into a Business Combination Agreement (the “Transaction Agreement”), by and among Queso Holdings Inc., a Delaware corporation (“Queso”), AP VIII CEC Holdings, L.P., a Delaware limited partnership (the “Seller”), pursuant to which the Company will acquire Queso. Consummation of the transactions contemplated by the Transaction Agreement is subject to customary conditions of the respective parties, and conditions customary to special purpose acquisition companies, including the approval of the Company’s shareholders (Note 8).

Going Concern Consideration

As of March 31, 2019, the Company had approximately $428,000 in its operating bank account, approximately $4.2 million of interest income available in the Trust Account to pay for taxes, and a working capital deficit of approximately $1.0 million.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”) (Note 4).

Through March 31, 2019, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 4) to the Sponsor, $325,000 in loans from the Sponsor, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the loans from the Sponsor on February 20, 2018.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the working capital deficit and the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 15, 2020.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed interim financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed interim financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended March 31, 2019 are not necessarily indicative of the results that may be expected for the year ending December 31, 2019, or any future period. These unaudited condensed interim financial statements should be read in conjunction with the audited financial statements contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2019.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 14,000,000 Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per ordinary share is the same as basic earnings per ordinary share for the periods presented.

The Company’s statements of operations include a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net income per ordinary share, basic and diluted for Class A ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per ordinary share, basic and diluted for Class B ordinary shares is calculated by dividing the net income, less income attributable to Class A ordinary shares and any working capital loans, by the weighted average number of Class B ordinary shares outstanding for the periods presented.

Reconciliation of Net Income (Loss) per Ordinary Share

The Company’s net income (loss) is adjusted for the portion of income that is attributable to Class A ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account (less applicable taxes) and not the income or losses of the Company. Accordingly, basic and diluted loss per Class A ordinary shares is calculated as follows:

	For the three months ended March 31,
	2019	2018
Interest income	$1,125,994	$329,261

Net income available to holders of Class A ordinary shares	$1,125,994	$329,261

Net income	$(461,734)	$290,990
Less: Income attributable to Class A ordinary shares	(1,125,994)	(329,261)

Net loss attributable to holders of Class B ordinary shares	$(1,587,728)	$(38,271)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	20,000,000	10,000,000

Basic and diluted net income per share, Class A	$0.06	$0.03

Basic and diluted weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000

Basic and diluted net loss per share, Class B	$(0.32)	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At March 31, 2019 and December 31, 2018, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

ASC Topic 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of March 31, 2019 and December 31, 2018, the recorded values of cash, prepaid expenses, accounts payable, and accrued expenses approximate the fair values due to the short-term nature of the instruments.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs that were directly related to the Initial Public Offering totaled approximately $11.9 million, inclusive of $7.0 million in deferred underwriting commissions, and were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2019 and December 31, 2018, 19,120,454 and 19,166,628 Class A ordinary shares subject to possible redemption at the redemption amount are presented as temporary equity, outside of the shareholders’ equity section of the Company’s accompanying condensed balance sheets, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction as of March 31, 2019 (see Note 8); therefore no income tax has been recorded. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2019 and December 31, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its current tax position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

The Company’s management does not believe that there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3—Initial Public Offering

On February 15, 2018, the Company sold 20,000,000 Units at a price of $10.00 per Unit in the Initial Public Offering. Each Unit consists of one Class A ordinary share (such Class A ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On December 8, 2017, the Sponsor purchased 8,625,000 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 (the “Class B ordinary shares”), for an aggregate price of $25,000. In February 2018, the Sponsor effected a surrender of 2,875,000 Founder Shares to the Company for no consideration, resulting in a decrease in the total number of Founder Shares from 8,625,000 to 5,750,000. The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6. The Sponsor had agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased 4,000,000 Private Placement Warrants at $1.50 per Private Placement Warrant, and generating gross proceeds of $6.0 million in the Private Placement.

Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering and deposited in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

The Sponsor and its affiliate had loaned the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note. This loan was non-interest bearing and became payable upon the completion of the Initial Public Offering. The Company repaid $300,000 on February 15, 2018. In addition, the Sponsor and its affiliate loaned the Company another $25,000 for working capital. The Company fully repaid this amount on February 20, 2018.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, lend the Company Working Capital Loans. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2019 and December 31, 2018, no Working Capital Loans were outstanding.

Related Party Expenses

The Company has agreed, commencing on the effective date of the Initial Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. During the three months ended March 31, 2019 and 2018, the Company recorded $30,000 and $15,000, respectively, in expenses in connection with such services. As of March 31, 2019 and December 31, 2018, $135,000 and $105,000, respectively, was accrued on the accompanying condensed balance sheets.

In addition, as of March 31, 2019 and December 31, 2018, the Company accrued approximately $556,000 and $0, respectively, in travel and entertainment expenses for management on the accompanying condensed balance sheets.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A ordinary shares) pursuant to a registration and shareholder rights agreement. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provide that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. This option expired on March 29, 2018 without being exercised.

The underwriter was entitled to underwriting discounts of $0.20 per Unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or $7.0 million in the aggregate, will be payable to the underwriter for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Shareholders’ Equity

Ordinary Shares

Class A Ordinary Shares—The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2019 and December 31, 2018, there were 20,000,000 Class A ordinary shares issued or outstanding, including 19,120,454 and 19,166,628, respectively, Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. In December 2017, the Company initially issued 8,625,000 Class B ordinary shares to the Sponsor. In February 2018, in connection with the decrease of the size of the Initial Public Offering, the Sponsor effected a surrender of 2,875,000 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares from 8,625,000 to 5,750,000. Of the 5,750,000 Class B ordinary shares outstanding, up to 750,000 shares were subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Founder Shares would represent 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On March 29, 2018, the over-allotment option expired and an aggregate of 750,000 shares were subsequently forfeited by the Sponsor. As of March 31, 2019 and December 31, 2018, there were 5,000,000 Class B ordinary shares issued or outstanding.

Holders of Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Class A ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the sum of (a) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any warrants issued to the Sponsor upon conversion of Working Capital Loans, minus (b) the number of Public Shares redeemed by public shareholders in connection with the initial Business Combination.

Preference Shares—The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2019 and December 31, 2018, there were no preference shares issued or outstanding.

Warrants—The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than twenty business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Public Warrants is not effective by the sixtieth day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation and may only be exercised for a whole number of shares.

The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the ordinary shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Class A ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrant shares. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7. Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of March 31, 2019 and December 31, 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

March 31, 2019
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$204,207,747	$—	$—

December 31, 2018
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$203,081,753	$—	$—

No cash was held in the Trust Account as of March 31, 2019 and December 31, 2018.

Note 8—Transaction Agreement

The Leo Business Combination

The Transaction Agreement provides for the consummation of the following transactions in the following order (collectively, the “Leo Business Combination”), in each case conditional upon each prior transaction having been consummated: (a) the surrender to the Company and cancellation of 1,750,000 Class B ordinary shares of the Company by Sponsor (the “Surrender”), (b) a change of the Company’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware in accordance with Section 388 of the General Corporation Law of the State of Delaware and Cayman Islands Companies Law (2018 Revision) (the “Domestication”), (c) conditional upon the consummation of the Domestication and immediately thereafter, the Company will consummate the Private Placement (as defined below), and (d) conditional upon the foregoing transactions and immediately after the Private Placement, Queso will merge with and into the Company, the separate corporate existence of Queso will cease and the Company will be the surviving corporation and change its name to “Chuck E. Cheese Brands Inc.” (the “Merger”).

The Surrender will be pursuant to the Sponsor Shares Surrender Agreement, dated as of April 7, 2019 between the Company and Sponsor, pursuant to which, among other things, the Sponsor has agreed to, immediately prior to, and conditioned upon, the effective time of the Leo Business Combination, (a) automatically surrender and forfeit an aggregate of 1,750,000 Class B ordinary shares (the “Forfeited Shares”) to the Company for no consideration, as a contribution to the capital of the Company and (b) waive certain anti-dilution rights of its Class B ordinary shares. The Company will immediately cancel the Forfeited Shares.

The Sponsor will continue, subject to limited exceptions, to be bound by its existing agreement not to transfer, assign or sell any of its original Founder Shares until the earlier to occur of: (A) one year after the completion of the Leo Business Combination or (B) subsequent thereto, (x) if the last sale price of the shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the closing of the transaction, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

In connection with the transaction, the Seller will enter into a lock-up agreement, pursuant to which it will agree not to transfer its shares for a period of 180 days from closing, subject to certain exceptions.

Business Combination Consideration

In accordance with the terms and subject to the conditions of the Transaction Agreement, the consideration to be received by the equityholders of Queso in connection with the transaction contemplated under the Transaction Agreement, which is conditioned upon the surrender of 1,750,000 shares by the Sponsor, shall consist of: (i) 36,000,137 shares of the common stock of the Company after the Domestication (“New Leo Common Stock”) (at a deemed value of $10.00 per share) and (ii) the right to receive up to an additional 4 million shares of New Leo Common Stock upon the occurrence of certain events and subject to certain restrictions. Cash held in the trust account net of redemptions and the gross proceeds of the Private Placement (the “Cash Proceeds”) less the transaction costs of the Leo Business Combination will be used to pay down certain indebtedness of Queso at the closing of the transaction.

Representations and Warranties, Covenants, and Indemnification

Under the Transaction Agreement, parties to the agreement made customary representations and warranties for transactions of this type regarding themselves. Certain fundamental representations and warranties of Queso and the Seller made under the Transaction Agreement (the “Fundamental Representations”) survive for four years following the closing of the Leo Business Combination while all other representations and warranties made by the parties do not survive the closing. In addition, the parties to the Transaction Agreement made covenants that are customary for transactions of this type.

The Transaction Agreement provides for the indemnification of the Company by the Seller with respect to breaches of the Fundamental Representations and covenants up to a cap of the consideration received by the Seller pursuant to the Merger (at a deemed value of $10.00 per share).

Conditions to Each Party’s Obligations

Consummation of the transactions contemplated by the Transaction Agreement is subject to customary conditions of the respective parties, and conditions customary to special purpose acquisition companies, including the approval of the Company’s stockholders.

In addition, consummation of the Leo Business Combination is subject to other closing conditions, including, among others: (i) all applicable, if any, waiting periods under the HSR Act (as defined in the Transaction Agreement) have expired or been terminated; (ii) the consummation of the Surrender, Domestication and Private Placement, (iii) there has been no material adverse effect to the business, assets, liabilities, financial condition or results of operations of Queso and its subsidiaries, (iv) the requisite approvals have been obtained from the Company’s stockholders, (v) the New Leo Common Stock to be issued as consideration for the Leo Business Combination has been approved for listing on the New York Stock Exchange and (vi) the aggregate amount of the Cash Proceeds is no less than $250 million.

Termination

The Transaction Agreement may be terminated under certain customary and limited circumstances at any time prior to the closing, including (i) if the closing has not occurred by September 13, 2019 (the “Outside Date”), unless because of the delay and/or nonperformance of the party seeking such termination, (ii) if the Company’s board of directors changes its recommendation with respect to the transactions contemplated by the Agreement and (iii) if the Company’s stockholders do not approve the Leo Business Combination and related proposals to be presented to them at a meeting of the Company’s stockholders. If the Transaction Agreement is validly terminated, none of the parties will have any liability or any further obligation under the Transaction Agreement with certain limited exceptions, including liability arising out of a party’s Intentional Breach (as defined in the Transaction Agreement) of any provision contained in the Transaction Agreement.

The foregoing description of the Transaction Agreement is qualified in its entirety by reference to the Transaction Agreement that was filed as Exhibit 2.1 of the Current Report on Form 8-K on April 8, 2019. The Transaction Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Transaction Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The representations, warranties and covenants in the Transaction Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision.

PIPE Transactions

Concurrently with the execution of the Transaction Agreement, the Company entered into Subscription Agreements with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, such investors agreed to subscribe for and purchase and the Company agreed to issue and sell to such investors, including funds managed by Lion Capital LLP, immediately following the Domestication (as defined above), 10,700,000 shares of the Company’s common stock, par value $0.0001 per share, in each case, for an aggregate of up to $100.0 million (the “PIPE Transactions”). As a result of the Sponsor surrendering 1,750,000 shares to the Company upon closing, the net effect is that the PIPE Transactions are not dilutive to a $10 per share valuation of the Company. The closing of the PIPE Transactions are contingent upon, among other things, the substantially concurrent consummation of the proposed Leo Business Combination and related transactions.

In connection with the PIPE Transaction, the Company will grant the PIPE Investors certain customary registration rights. The Company’s shares to be offered and sold in connection with the PIPE Transactions have not been registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder without any form of general solicitation or general advertising.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Queso Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Queso Holdings Inc. and its subsidiaries (the “Company”) as of December 30, 2018 and December 31, 2017, the related consolidated statements of earnings, comprehensive income (loss), changes in stockholders’ equity, and cash flows, for each of the three years in the period ended December 30, 2018, and the related notes and the financial statement schedule included within Schedule 1 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 30, 2018 and December 31, 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for revenue in 2018 due to the adoption of Accounting Standards Codification No. 606, Revenue from Contracts with Customers.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Dallas, Texas

April 29, 2019

We have served as the Company’s auditor since 1987.

QUESO HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	As of
	December 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$67,968	$72,082
Restricted cash	151	112
Accounts receivable	21,457	17,597
Income taxes receivable	10,287	11,834
Inventories	23,807	22,000
Prepaid expenses	25,424	20,398

Total current assets	149,094	144,023
Property and equipment, net	539,185	570,021
Goodwill	484,438	484,438
Intangible assets, net	477,085	480,377
Other noncurrent assets	18,725	19,477

Total assets	$1,668,527	$1,698,336

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank indebtedness and other long-term debt, current portion	$7,600	$7,600
Capital lease obligations, current portion	677	596
Accounts payable	31,410	31,374
Accrued expenses	36,025	36,738
Unearned revenues	18,124	21,050
Accrued interest	7,463	8,277
Other current liabilities	5,278	4,776

Total current liabilities	106,577	110,411
Capital lease obligations, less current portion	12,330	13,010
Bank indebtedness and other long-term debt, net of deferred financing costs, less current portion	961,514	965,213
Deferred tax liability, net	106,200	114,186
Accrued insurance	9,861	8,311
Other noncurrent liabilities	226,228	221,887

Total liabilities	1,422,710	1,433,018

Stockholders’ equity:
Common stock, $0.01 par value; authorized 100,000,000 shares; 35,598,292 and 35,554,824 shares issued as of December 30, 2018 and December 31, 2017	356	355
Capital in excess of par value	364,988	364,275
Accumulated deficit	(117,553)	(97,025)
Accumulated other comprehensive loss	(1,339)	(1,886)
Less: treasury stock, at cost, 51,759 and 35,631 shares as of December 30, 2018 and December 31, 2017, respectively	(635)	(401)

Total stockholders’ equity	245,817	265,318

Total liabilities and stockholders’ equity	$1,668,527	$1,698,336

The accompanying notes are an integral part of these Consolidated Financial Statements.

QUESO HOLDINGS INC

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except share and per share information)

	Fiscal Year Ended
	December 30, 2018	December 31, 2017	January 1, 2017
REVENUES:
Food and beverage sales	$396,658	$410,609	$415,059
Entertainment and merchandise sales	478,676	458,279	490,255

Total company venue sales	875,334	868,888	905,314
Franchise fees and royalties	20,732	17,883	18,339

Total revenues	896,066	886,771	923,653

OPERATING COSTS AND EXPENSES:
Company venue operating costs (excluding Depreciation and amortization):
Cost of food and beverage	94,319	97,570	104,315
Cost of entertainment and merchandise	36,650	29,948	32,014

Total cost of food, beverage, entertainment and merchandise	130,969	127,518	136,329
Labor expenses	256,327	248,061	251,426
Rent expense	96,484	95,917	96,006
Other venue operating expenses	150,255	149,462	148,869

Total company venue operating costs	634,035	620,958	632,630
Other costs and expenses:
Advertising expense	48,198	48,379	46,142
General and administrative expenses	55,048	57,310	61,583
Depreciation and amortization	100,720	109,771	119,569
Transaction, severance and related litigation costs	527	1,448	1,299
Asset impairments	6,935	1,843	1,550

Total operating costs and expenses	845,463	839,709	862,773

Operating income	50,603	47,062	60,880
Interest expense	76,284	69,115	67,745

Loss before income taxes	(25,681)	(22,053)	(6,865)
Income tax benefit	(5,153)	(74,614)	(2,849)

Net income (loss)	$(20,528)	$52,561	$(4,016)

Earnings (loss) per share:
Basic	$(0.58)	$1.48	$(0.11)
Diluted	$(0.58)	$1.45	$(0.11)
Weighted average shares outstanding:
Basic	35,516,910	35,519,193	35,539,276
Diluted	35,516,910	36,300,224	35,539,276

The accompanying notes are an integral part of these Consolidated Financial Statements.

QUESO HOLDINGS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Fiscal Year Ended
	December 30, 2018	December 31, 2017	January 1, 2017
Net income (loss)	$(20,528)	$52,561	$(4,016)
Components of other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	547	1,010	420

Comprehensive income (loss)	$(19,981)	$53,571	$(3,596)

The accompanying notes are an integral part of these Consolidated Financial Statements.

QUESO HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

	Common Stock		Capital In Excess of Par Value	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock
	Shares	Amount				Shares	Amount	Total
Balance at January 3, 2016	35,541,425	$355	$361,383	$(145,570)	$(3,316)	8,000	$(95)	$212,757
Issuance of common stock	13,399	—	119	—	—	—	—	119
Net loss	—	—	—	(4,016)	—	—	—	(4,016)
Other comprehensive income	—	—	—	—	420	—	—	420
Stock-based compensation costs	—	—	702	—	—	—	—	702
Tax benefit recognized from stock-based compensation awards	—	—	4	—	—	—	—	4
Purchase of treasury stock	—	—	—	—	—	27,631	(306)	(306)

Balance at January 1, 2017	35,554,824	$355	$362,208	$(149,586)	$(2,896)	35,631	$(401)	$209,680
Net income	—	—	—	52,561	—	—	—	52,561
Other comprehensive income	—	—	—	—	1,010	—	—	1,010
Stock-based compensation costs	—	—	620	—	—	—	—	620
Return of capital	—	—	1,447	—	—	—	—	1,447

Balance at December 31, 2017	35,554,824	$355	$364,275	$(97,025)	$(1,886)	35,631	$(401)	$265,318
Issuance of common stock	43,468	1	376	—	—	—	—	377
Net loss	—	—	—	(20,528)	—	—	—	(20,528)
Other comprehensive income	—	—	—	—	547	—	—	547
Stock-based compensation costs	—	—	337	—	—	—	—	337
Purchase of treasury stock	—	—	—	—	—	16,128	(234)	(234)

Balance at December 30, 2018	35,598,292	$356	$364,988	$(117,553)	$(1,339)	51,759	$(635)	$245,817

The accompanying notes are an integral part of these Consolidated Financial Statements.

QUESO HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended
	December 30, 2018	December 31, 2017	January 1, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(20,528)	$52,561	$(4,016)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	100,720	109,771	119,569
Deferred income taxes	(8,187)	(71,290)	(15,673)
Stock-based compensation expense	324	606	689
Amortization of lease-related liabilities	(993)	(632)	(448)
Amortization of original issue discount and deferred financing costs	4,344	4,546	4,546
Loss on asset disposals, net	3,436	7,398	8,520
Asset impairments	6,935	1,843	1,550
Non-cash rent expenses	5,372	4,884	6,873
Other adjustments	768	322	(70)
Changes in operating assets and liabilities:
Accounts receivable	(4,434)	1,181	2,850
Inventories	(1,833)	(3,964)	(3,413)
Prepaid expenses	(686)	3,173	(4,012)
Accounts payable	(2,238)	3,258	(7,720)
Accrued expenses	2,453	(6,160)	2,041
Unearned revenues	(2,917)	5,647	5,167
Accrued interest	(569)	(70)	(1,454)
Income taxes (receivable) payable	2,001	(10,356)	2,169
Deferred landlord contributions	2,595	1,579	1,668

Net cash provided by operating activities	86,563	104,297	118,836

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(77,088)	(90,958)	(88,680)
Development of internal use software	(2,756)	(3,243)	(10,455)
Proceeds from sale of property and equipment	560	489	696

Net cash used in investing activities	(79,284)	(93,712)	(98,439)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on senior term loan	(7,600)	(7,600)	(7,600)
Repayments on note payable	—	(13)	(50)
Proceeds from sale leaseback transaction	—	4,073	—
Payment of debt financing costs	(442)	—	—
Payments on capital lease obligations	(595)	(467)	(421)
Payments on sale leaseback obligations	(2,910)	(2,470)	(2,028)
Excess tax benefit realized from stock-based compensation	—	—	4
Purchases of treasury stock	(234)	—	(306)
Issuance of Common Stock	377	—	119
Return of Capital	—	1,447	—

Net cash used in financing activities	(11,404)	(5,030)	(10,282)
Effect of foreign exchange rate changes on cash	50	466	216

Change in cash, cash equivalents and restricted cash	(4,075)	6,021	10,331
Cash, cash equivalents and restricted cash at beginning of period	72,194	66,173	55,842

Cash, cash equivalents and restricted cash at end of period	$68,119	$72,194	$66,173

QUESO HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS, CONT’D

(in thousands)

	December 30, 2018	December 31, 2017	January 1, 2017
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$72,966	$64,675	$64,614
Cash paid for income taxes, net	$1,054	$7,136	$10,728
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued construction costs	$2,402	$1,007	$1,651

The accompanying notes are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business and Summary of Significant Accounting Policies:

Description of Business: Queso Holdings Inc. and its subsidiaries (the “Company”) operate and franchise Chuck E. Cheese’s and Peter Piper Pizza family dining and entertainment centers (also referred to as “venues”) in a total of 47 states and 14 foreign countries and territories. As of December 30, 2018 we and our franchisees operated a total of 750 venues, of which 554 were Company-operated venues located in 44 states and Canada. Our franchisees operated a total of 196 venues located in 15 states and 13 foreign countries and territories, including Chile, Colombia, Guam, Guatemala, Honduras, Mexico, Panama, Peru, Puerto Rico, Saudi Arabia, Trinidad & Tobago, and the United Arab Emirates. As of December 30, 2018, a total of 181 Chuck E. Cheese’s venues are located in California, Texas, and Florida (178 are Company-operated and three are franchised locations), and a total of 135 Peter Piper Pizza venues are located in Arizona, Texas, and Mexico (34 are Company-operated and 101 are franchised locations). The use of the terms “Queso,” “we,” “us” and “our” throughout these Notes to Consolidated Financial Statements refer to Queso and its subsidiaries.

All of our venues utilize a consistent restaurant-entertainment format that features both family dining and entertainment areas with the same general mix of food, beverages, entertainment and merchandise. The economic characteristics, products and services, preparation processes, distribution methods and types of customers are substantially similar for each of our venues. Therefore, we aggregate each venue’s operating performance into one reportable segment for financial reporting purposes.

2014 Merger and Related Transactions: On January 15, 2014, Queso Holdings Inc., a Delaware corporation (“Queso”), and Q Merger Sub Inc., a Kansas corporation (“Merger Sub”) entered into an agreement and plan of merger (the “2014 Merger Agreement”) with CEC Entertainment, Inc. (“CEC”). Queso and Merger Sub were controlled by Apollo Global Management, LLC (“Apollo”) and its subsidiaries. Pursuant to the 2014 Merger Agreement, on January 16, 2014, Merger Sub commenced a tender offer to purchase all of the issued and outstanding shares of CEC’s common stock. Following the successful completion of the tender offer, on February 14, 2014, Merger Sub merged with and into CEC, with CEC surviving the merger (the “2014 Merger”) and becoming a wholly owned subsidiary of Queso. The 2014 Merger and the related tender offer are referred together as the “2014 Acquisition.”

Basis of Presentation: All intercompany accounts and transactions have been eliminated in consolidation.

We reclassified $6.3 million of Depreciation and amortization in our Consolidated Statements of Earnings for the fiscal year ended January 1, 2017 from “General and administrative expenses” to “Depreciation and amortization”, and we reclassified “Depreciation and Amortization” of $113.3 million for the fiscal year ended January 1, 2017 in our Consolidated Statements of Earnings from “Company venue operating costs” to “Other costs and expenses” to conform to the current period’s presentation.

The Company has a controlling financial interest in International Association of CEC Entertainment, Inc. (the “Association”), a VIE. The Association primarily administers the collection and disbursement of funds (the “Association Funds”) used for advertising, entertainment and media programs that benefit both us and our Chuck E. Cheese’s franchisees. We and our franchisees are required to contribute a percentage of gross sales to these funds and could be required to make additional contributions to fund any deficits that may be incurred by the Association. We include the Association in our Consolidated Financial Statements, as we concluded that we are the primary beneficiary of its variable interests because we (a) have the power to direct the majority of its significant operating activities; (b) provide it unsecured lines of credit; and (c) own the majority of the venues that benefit from the Association’s advertising, entertainment and media expenditures. We eliminate the intercompany portion of transactions with VIE’s from our financial results. The assets, liabilities and operating results of the Association are not material to our Consolidated Financial Statements.

The Association Funds are required to be segregated and used for specified purposes. Cash balances held by the Association are restricted for use in our advertising, entertainment and media programs, and are recorded as

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

“Restricted cash” on our Consolidated Balance Sheets. Contributions to the advertising, entertainment and media funds from our franchisees were $2.2 million and $2.1 million for the year ended December 30, 2018 and December 31, 2017, respectively.

Fiscal Year: We operate on a 52 or 53 week fiscal year that ends on the Sunday nearest to December 31. Each quarterly period has 13 weeks, except for a 53 week year when the fourth quarter has 14 weeks. The fiscal years ended December 30, 2018, December 31, 2017 and January 1, 2017 each consisted of 52 weeks.

Use of Estimates and Assumptions: The preparation of these Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of our Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents: Cash and cash equivalents are comprised of demand deposits with banks and short-term cash investments with remaining maturities of three months or less from the purchase date.

Concentrations of Credit Risk: We have exposure to credit risk to the extent that our cash and cash equivalents exceed amounts covered by the United States and Canada deposit insurance limits, as we currently maintain a significant amount of our cash and cash equivalents balances with two major financial institutions. The individual balances, at times, may exceed the insured limits. We have not experienced any losses in such accounts. In management’s opinion, the capitalization and operating history of the financial institutions are such that the likelihood of a material loss is considered remote.

Inventories: Inventories of food, beverages, merchandise, paper products and other supplies needed for our food service and entertainment operations are stated at the lower of cost on a first-in, first-out basis or net realizable value. Our cost consists of amounts paid to third party suppliers.

Property and Equipment: Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are charged to operations using the straight-line method over the assets’ estimated useful lives, which are as follows:

Buildings	40 years
Game and ride equipment	4 to 12 years
Non-technical play equipment	15 to 20 years
Furniture, fixtures and other equipment	4 to 20 years

Leasehold improvements are amortized using the straight-line method over the lesser of the lease term or the estimated useful lives of the related assets. We use a consistent lease period (generally, the initial non-cancelable lease term plus renewal option periods provided for in the lease that can be reasonably assured of being exercised) when estimating the depreciable lives of leasehold improvements, in determining classification of our leases as either operating or capital and in recognizing straight-line rent expense. Interest costs incurred during the construction period are capitalized and depreciated based on the estimated useful life of the underlying asset.

We review our property and equipment for indicators of impairment on an ongoing basis at the lowest level of cash flows available, which is on a venue-by-venue basis, to assess if the carrying amount may not be recoverable. Potential indicators of impairment may include a significant change in the business climate in a particular market area (for example, due to economic downturn or natural disaster), historical negative cash flows or plans to dispose of or sell the property and equipment before the end of its previously estimated useful life. If

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

an event or change in circumstances occurs, we estimate the future cash flows expected to result from the use of the property and equipment and its eventual disposition. If the sum of the expected future cash flows, undiscounted and without interest, is less than the asset carrying amount (an indication that the carrying amount may not be recoverable), we may be required to recognize an impairment loss. We estimate the fair value of a venue’s property and equipment by discounting the expected future cash flows of the venue over its remaining lease term using a weighted average cost of capital commensurate with the risk. Any impairment loss recognized equals the amount by which the asset carrying amount exceeds its estimated fair value. In the event an asset is impaired, its carrying value is adjusted to the estimated fair value, and any subsequent increases in fair value are not recorded. Additionally, if it is determined that the estimated remaining useful life of the asset should be decreased, any periodic depreciation and amortization expense is adjusted based on the new carrying value of the asset unless the asset is written down to salvage value, at which time depreciation or amortization ceases. In Fiscal 2018, Fiscal 2017 and Fiscal 2016, we recognized asset impairment charges of $6.9 million, $1.8 million, and $1.6 million, respectively.

Development of Internal Use Software: We capitalize our internal and external costs that are directly attributable to the development, testing and validation of internal use software, such as our enterprise resource planning (ERP) system and corporate and venue related IT system initiatives. Capitalized internal development costs include the compensation, benefits and various office costs primarily related to our IT department. The capitalization of costs related to a software development project ceases once the software is ready for its intended use and the asset is amortized according to our amortization policies. In Fiscal 2018, Fiscal 2017 and Fiscal 2016, we capitalized costs of $2.8 million, $3.2 million and $10.5 million, respectively, related to the development of internal use software.

Capitalized Venue Development Costs: We capitalize our external and internal department costs that are directly attributable to venue development projects, such as the design and construction of a new venue and the remodeling and expansion of our existing venues. Capitalized internal department costs include certain compensation, benefits, travel and overhead costs related to our design, construction, facilities and legal departments. We also capitalize interest costs in conjunction with the construction of new venues. Venue development costs are initially accumulated in our construction in progress account until a project is completed. At the time of completion, the costs accumulated to date are then reclassified to property and equipment and depreciated according to our depreciation policies. In Fiscal 2018, Fiscal 2017 and Fiscal 2016, we capitalized internal costs of $4.6 million, $3.5 million, and $3.4 million, respectively, related to our venue development activities.

Business Combinations: We allocate the purchase price of an acquisition to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. We recognize as goodwill the amount by which the purchase price of an acquired entity exceeds the net of the amounts assigned to the assets acquired and liabilities assumed. Fair value measurements are applied based on assumptions that market participants would use in the pricing of the asset or liability. We initially perform these valuations based upon preliminary estimates and assumptions by management or independent valuation specialists under our supervision, where appropriate, and make revisions as estimates and assumptions are finalized. We record the net assets and results of operations of an acquired entity in our Consolidated Financial Statements from the acquisition date. We expense acquisition-related costs as incurred.

Goodwill and Other Intangible Assets: The excess of the purchase price over fair value of net identifiable assets and liabilities of an acquired business (“goodwill”), trademarks, trade names and other indefinite-lived intangible assets are not amortized, but rather tested for impairment, at least annually. We assess the recoverability of the carrying amount of our goodwill and other indefinite-lived intangible assets either qualitatively or quantitatively annually at the beginning of the fourth quarter of each fiscal year, or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

When assessing the recoverability of goodwill and other indefinite-lived intangible assets, we may first assess qualitative factors. If an initial qualitative assessment indicates that it is more likely than not the carrying amount exceeds fair value, a quantitative analysis may be required. We may also elect to skip the qualitative assessment and proceed directly to the quantitative analysis.

Recoverability of the carrying value of goodwill is measured at the reporting unit level. A reporting unit is an operating segment, or a business unit one level below that operating segment, for which discrete financial information is prepared and regularly reviewed by management. The Company has determined that the operations of Chuck E. Cheese’s and Peter Piper Pizza represent two separate reporting units for purposes of measuring the recoverability of the carrying value of goodwill. In performing a quantitative analysis, we measure the recoverability of goodwill using: (i) a discounted cash flow model incorporating discount rates commensurate with the risks involved, which is classified as a Level 3 fair value measurement, and (ii) a market approach based upon public trading and recent transaction valuation multiples for similar companies. The key assumptions used in the discounted cash flow valuation model include discount rates, growth rates, tax rates, cash flow projections and terminal value rates. Discount rates, growth rates and cash flow projections are the most sensitive and susceptible to change as they require significant management judgment and are material to the financial statements.

If the calculated fair value is less than the current carrying amount, impairment of the reporting unit may exist. When the recoverability test indicates potential impairment, we calculate an implied fair value of goodwill for the reporting unit. The implied fair value of goodwill is determined in a manner similar to how goodwill is calculated in a business combination. If the implied fair value of goodwill exceeds the carrying amount of goodwill assigned to the reporting unit, there is no impairment. If the carrying amount of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment loss is recorded to write down the carrying amount.

In performing a quantitative analysis, recoverability is measured by a comparison of the carrying amount of the indefinite-lived intangible asset over its fair value. Any excess of the carrying amount of the indefinite-lived intangible asset over its fair value is recognized as an impairment loss.

We test indefinite-lived intangible assets utilizing the relief from royalty method to determine the estimated fair value for each indefinite-lived intangible asset, which is classified as a Level 3 fair value measurement. The relief from royalty method estimates our theoretical royalty savings from ownership of the intangible asset. Key assumptions used in this model include discount rates, royalty rates, growth rates, tax rates, sales projections and terminal value rates. Discount rates, royalty rates, growth rates and sales projections are the assumptions most sensitive and susceptible to change as they require significant management judgment. Discount rates used are similar to the rates estimated by the weighted average cost of capital considering any differences in company-specific risk factors.

Intangible assets with finite lives are amortized over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Estimated weighted average useful lives are 25 years for franchise agreements and 10 years for favorable lease agreements. An impairment loss would be indicated when estimated undiscounted future cash flows from the use of the asset are less than its carrying amount. An impairment loss would be measured as the difference between the fair value (based on discounted future cash flows) and the carrying amount of the asset.

Fair Value Disclosures: Fair value is defined as the price that we would expect to receive to sell an asset or pay to transfer a liability (an exit price) in an orderly transaction between market participants on the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

measurement date. In determining fair value, GAAP establishes a three-level hierarchy used in measuring fair value, as follows:

Level 1—	inputs are quoted prices available for identical assets or liabilities in active markets.

Level 2—	inputs are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; or other inputs that are observable or can be corroborated by observable market data.

Level 3—	inputs are unobservable and reflect our own assumptions.

We may also adjust the carrying amount of certain nonfinancial assets to fair value on a non-recurring basis when they are impaired. The fair values of our long-lived assets held and used are determined using Level 3 inputs based on the estimated discounted future cash flows of the respective venue over its expected remaining useful life or lease term. Due to uncertainties in the estimates and assumptions used, actual results could differ from the estimated fair values. See Note 4. “Property and Equipment” for our impairment of long-lived assets disclosures and Note 10. “Fair Value of Financial Instruments” for our fair value disclosures.

Self-Insurance Accruals: We are self-insured up to certain limits for certain losses related to workers’ compensation, general liability, property and our Company sponsored employee health insurance programs. We estimate the accrued liabilities for all risk retained by the Company at the end of each reporting period. This estimate is primarily based on historical claims experience and loss reserves, calculated with the assistance of an independent third-party actuary. Our deductibles generally range from $0.2 million to $0.5 million per occurrence. For claims that exceed the deductible amount, we record a gross liability and a corresponding receivable representing expected recoveries pursuant to the stop-loss coverage, since we are not legally relieved of our obligation to the claimant.

Contingent Loss Accruals: When a contingency involving uncertainty as to a possible loss occurs, an estimate of the loss may be accrued as a charge to income and a reserve established on the Consolidated Balance Sheets. We perform regular assessments of our contingent losses and develop estimates of the degree of probability for and range of possible settlement. We accrue liabilities for losses we deem probable and for which we can reasonably estimate an amount of settlement. We do not record liabilities for losses we believe are only reasonably possible to result in an adverse outcome, but provide disclosure of the reasonably possible range of loss to the extent it is estimable. Reserve balances may be increased or decreased in the future to reflect further developments. However, there can be no assurance that there will not be a loss different from the amounts accrued. Any such loss, if realized, could have a material effect on our consolidated results of operations in the period during which the underlying matters are resolved.

Foreign Currency Translation: Our Consolidated Financial Statements are presented in U.S. dollars. The assets and liabilities of our Canadian subsidiary are translated to U.S. dollars at year-end exchange rates, while revenues and expenses are translated at average exchange rates during the year. Adjustments that result from translating amounts are reported as a component of “Accumulated other comprehensive income (loss)” on our Consolidated Statements of Changes in Stockholders’ Equity and in our Consolidated Statements of Comprehensive Income (Loss). The effect of foreign currency exchange rate changes on cash is reported in our Consolidated Statements of Cash Flows as a separate component of the change in cash and cash equivalents during the period.

Stock-Based Compensation: We expense the fair value of stock-based compensation awards granted to our employees and directors in our Consolidated Financial Statements on a straight-line basis over the period that services are required to be provided in exchange for the award (“requisite service period”), which typically is the period over which the award vests. Stock-based compensation is recognized only for awards that vest, and we

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

record forfeitures as they occur. We measure the fair value of compensation cost related to stock options based on third party valuations.

Stock-based compensation expense is recorded in “General and administrative expenses” in the Consolidated Statements of Earnings, which is the same financial statement caption where the associated salary expense of employees with stock-based compensation awards is recorded. The gross benefits of tax deductions in excess of the compensation cost recognized from the vesting of stock options are tax effected and classified as cash inflows from financing activities in our Consolidated Statements of Cash Flows.

Revenue Recognition—Company Venue Activities: Food, beverage and merchandise revenues are recognized net of discounts, when sold. Game revenues are recognized as game-play tokens, game play credits on game cards, and game play time blocks are used by guests. Prior to the third quarter of 2018, we offered value-priced combination packages, which generally were comprised of food, beverage and game credits (and in some instances, merchandise), and allocated the revenue recognized from the sale of these combination packages, between “Food and beverage sales” and “Entertainment and merchandise sales” based upon the price charged for each component when it is sold separately, or in limited circumstances our best estimate of selling price if a component is not sold on a stand-alone basis, which we believe approximates each component’s fair value. Beginning in the third quarter of 2018, we offer combination packages comprised of food and beverage only, with game plays and/or time blocks available for purchase separately, and recognize revenue for each component at its stand-alone price.

Our entertainment revenue includes customer purchases of game play time or game play credits, or “points”, on Play Pass game cards which allow our customers to play the games in our venues and earn tickets that can be redeemed for merchandise prizes. Purchases of game play time blocks expire no later than the end of the day. We recognize a liability for the estimated amount of unused game play credits and unredeemed tickets, which we believe our customers will redeem or utilize in the future based on unused credits remaining on Play Pass cards, utilization patterns, and revenue per game play credit sold. Our total estimate of unearned revenue for unused Play Pass credits and unredeemed tickets as of December 30, 2018 and December 31, 2017 was $5.6 million and $12.0 million, respectively, and is included in “Unearned revenues” in our Consolidated Balance Sheets. The decrease in unearned revenues is attributable to the introduction and popularity of All You Can Play, which is a purchase of game play time, lower purchases of points and breakage of points. Breakage revenue is determined based on historical redemption patterns.

We sell gift cards to our customers in our venues and through certain third-party distributors, which do not expire and do not incur a service fee on unused balances. Gift card sales are recorded as deferred revenue when sold and are recognized as revenue when: (a) the gift card is redeemed by the guest or (b) for unredeemed gift cards that the Company expects to be entitled to breakage and for which there is not a legal obligation to remit the unredeemed gift card balances to the relevant jurisdiction, the Company recognizes expected breakage as revenue in proportion to the historical customer redemption patterns of our gift cards.

Revenue Recognition—Franchise Fees and Royalties: Revenues from franchise activities include area development and initial franchise fees received from franchisees to establish new venues, and once a venue is opened, a franchisee is charged monthly royalties based on a percentage of franchised venues’ sales. These fees are collectively referred to as “Franchise fees and royalties” in our Consolidated Statements of Earnings. We earn monthly royalties from our franchisees based on a percentage of each franchise venue’s sales. We also receive development and initial franchise fees to establish new franchised venues, which grant the franchisee the right to construct and operate a venue and use our associated trade names, trademarks and service marks in accordance with our standards and guidelines. In addition, we also earn fees from the sale of equipment and other items or services to franchisees. Historically, we recognized development and franchise fees as revenues when the franchise venue had opened and we had substantially completed our obligations to the franchisee relating to the opening of a venue. Effective January 1, 2018, with the adoption of Accounting Standards Update 2016-10 Revenues from Contracts with Customers (Topic 606) (“ASC 606”), we recognize initial and renewal

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

development and franchise fees as revenues on a straight-line basis over the life of the franchise agreement starting when the franchise venue has opened. Continuing royalties and other miscellaneous sales and fees are recognized in the period earned. Continuing royalties and other miscellaneous sales and fees of $20.7 million, $17.9 million and $17.4 million for Fiscal 2018, Fiscal 2017 and Fiscal 2016, respectively, are included in “Franchise fees and royalties” in our Consolidated Statements of Earnings.

We and our franchisees are required to contribute a percentage of gross sales to administer all the national advertising programs that benefit both us and our franchisees. Effective January 1, 2018, with the adoption of ASC 606, our national advertising fund receipts from members of the International Association of CEC Entertainment, Inc. (the “Association”) are accounted for on a gross basis as revenue from franchisees, when historically they were netted against advertising expense (see Advertising Costs). Advertising contributions from our franchisees of $2.2 million for Fiscal 2018 are included in “Franchise fees and royalties” in our Consolidated Statements of Earnings.

Cost of Food, Beverage, Entertainment and Merchandise: Cost of food and beverage includes all direct costs of food and beverage sold to our guests and related paper and birthday supplies used in our food service operations, less “vendor rebates” described below. Cost of entertainment and merchandise includes the direct cost of prizes provided and merchandise sold to our customers, as well as the cost of tickets dispensed to customers and redeemed for prize items, as well as the cost of Play Pass and AYCP cards and wristbands. These amounts exclude any allocation of other operating costs including labor and related costs for venue personnel and depreciation and amortization expense, which are disclosed separately.

Vendor Rebates: We receive rebate payments from certain third-party vendors. Pursuant to the terms of volume purchasing and promotional agreements entered into with the vendors, rebates are primarily provided based on the quantity of the vendors’ products we purchase over the term of the agreement. We record these allowances in the period they are earned as a reduction in the cost of the vendors’ products, and when the related inventory is sold, the allowances are recognized in “Cost of food and beverage” in our Consolidated Statements of Earnings.

Rent Expense: We recognize rent expense on a straight-line basis over the lease term, including the construction period and lease renewal option periods provided for in the lease that can be reasonably assured at the inception of the lease. The lease term commences on the date when we take possession and have the right to control use of the leased premises. The difference between actual rent payments and rent expense in any period is recorded as a deferred rent liability and included in “Other Noncurrent Liabilities” on our Consolidated Balance Sheets. Construction allowances received from the landlord as a lease incentive intended to reimburse us for the cost of leasehold improvements (“Landlord contributions”) are accrued as deferred landlord contributions. Landlord contributions are amortized on a straight-line basis over the lease term, including lease renewal option periods provided for in the lease that can be reasonably assured at the inception of the lease, as a reduction to rent expense.

Advertising Costs: Production costs for commercials and coupons are expensed in the period in which the commercials are initially aired and the coupons are distributed. All other advertising costs are expensed as incurred.

We and our franchisees are required to contribute a percentage of gross sales to administer all the national advertising programs that benefit both us and our franchisees. Prior to the adoption of ASC 606, effective January 1, 2018, our national advertising fund receipts from members the Association were netted against advertising expense. Our advertising contributions for Chuck E. Cheese’s franchise venues are paid to the Association and are eliminated in consolidation. Advertising contributions from our franchisees were $2.1 million in Fiscal 2017 and $2.2 million in Fiscal 2016.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Income Taxes: We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. A valuation allowance is applied against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

We maintain tax reserves for federal, state and foreign income taxes when we believe a position may not be fully sustained upon review by taxing authorities. Although we believe that our tax positions are fully supported by the applicable tax laws and regulations, there are matters for which the ultimate outcome is uncertain. We recognize the benefit from an uncertain tax position in our Consolidated Financial Statements when the position is at least more-likely-than-not (a greater than 50 percent chance of being sustained). The amount recognized is measured using a probability weighted approach and is the largest amount of benefit that is greater than 50 percent likelihood of being realized upon settlement or ultimate resolution with the taxing authority. We routinely assess the adequacy of the estimated liability for unrecognized tax benefits, which may be affected by changing interpretations of laws, rulings by tax authorities and administrative policies, certain changes and/or developments with respect to audits and expirations of the statute of limitations. In our Consolidated Statements of Earnings, we include interest expense related to unrecognized tax benefits in “Interest expense” and include penalties in “General and administrative expenses.” On our Consolidated Balance Sheets, we include current interest related to unrecognized tax benefits in “Accrued interest,” current penalties in “Accrued expenses” and noncurrent accrued interest and penalties in “Other noncurrent liabilities.”

Recently Issued Accounting Guidance:

Accounting Guidance Adopted:

Effective January 1, 2018, we adopted the following Accounting Standards Updates:

(i) ASU 2016-04, Liabilities—Extinguishments of Liabilities (Subtopic 405-20). This amendment provides a narrow scope exception to Liabilities—Extinguishment of Liabilities (Subtopic 405-20) that requires breakage for those liabilities to be accounted for in accordance with the breakage guidance in ASU 2014-09 Revenue From Contracts With Customers (Topic 606). Under the new guidance, if an entity expects to be entitled to a breakage amount for a liability resulting from the sale of a prepaid stored-value product, the entity shall derecognize the amount related to the expected breakage in proportion to the pattern of rights expected to be exercised by the product holder only to the extent that it is probable that a significant reversal of the recognized breakage amount will not subsequently occur. If an entity does not expect to be entitled to a breakage amount for a prepaid stored-value product, the entity shall derecognize the amount related to the breakage when the likelihood of the product holder exercising its remaining rights becomes remote. The adoption of this amendment did not have a significant impact on our Consolidated Financial Statements.

(ii) ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”) and ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing (“ASU 2016-10”). ASU 2014-09 replaces the historical U.S. GAAP revenue recognition guidance and establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics, and expands and improves disclosure about revenues. ASU 2016-10 updates the revenue guidance on identifying performance obligations and accounting for licenses of intellectual property, changing the FASB’s previous proposals on right-of-use licenses and contractual restrictions. We elected the modified retrospective method to apply these standards only to contracts that were not completed as of January 1, 2018. Under the modified retrospective method, results for reporting periods beginning on or after January 1, 2018 are presented under the revenue guidance in these amendments, while prior period amounts are not adjusted and continue to be reported

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

in accordance with our historic accounting treatment. The cumulative impact of adopting this amendment was not material, and as such we did not record an adjustment to our opening accumulated deficit in our Consolidated Balance Sheet as of January 1, 2018. For further details, see Note 2. “Revenue.”

(iii) ASU 2016-15, Statement of Cash Flows (Topic 230) and ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash on a retrospective basis. Amounts generally described as restricted cash and restricted cash equivalents are now presented with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Accordingly, as a result of the adoption of these amendments, we reclassified $0.1 million of restricted cash into cash, cash equivalents and restricted cash as of December 31, 2017 for a total balance of $67.3 million, which resulted in a reduction in net cash provided by operating activities of less than $0.1 million in the Consolidated Statement of Cash Flows for the year ended December 31, 2017. The adoption of these amendments did not impact net cash used in investing or financing activities for the year ended December 30, 2018.

The adoption of these amendments also requires us to reconcile our cash balance on our Consolidated Statements of Cash Flows to the cash balance on our Consolidated Balance Sheets, as well as make disclosures about the nature of restricted cash balances. A reconciliation of “Cash and cash equivalents” and “Restricted cash” as presented in our Consolidated Balance Sheets for the periods presented and “Cash, cash equivalents and restricted cash” as presented in our Consolidated Statements of Cash Flows for the years ended December 30, 2018 and December 31, 2017 is as follows:

	December 30, 2018	December 31, 2017	January 1, 2017
	(in thousands)
Cash and cash equivalents	$67,968	$72,082	$65,905
Restricted cash(1)	151	112	268

Cash, cash equivalents and restricted cash	$68,119	$72,194	$66,173

(1)

Restricted cash represents cash balances held by the Association that are restricted for use in our advertising, entertainment and media programs (see “Basis of Presentation” above for further discussion of the Association Funds).

(iv) ASU 2017-04, Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment on a prospective basis. This amendment eliminates Step 2 from the goodwill impairment test, which measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Instead, under the amendments in this ASU, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. However, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. We early adopted this amendment on January 1, 2018. The adoption of this amendment did not have a significant impact on our Consolidated Financial Statements.

Accounting Guidance Not Yet Adopted:

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). This new standard introduces a new lease model that requires the recognition of lease assets and lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements. While this new standard retains most of the principles of the existing lessor model under U.S. GAAP, it aligns

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

many of those principles with Accounting Standards Codification (“ASC”) 606: Revenue from Contracts with Customers. Subsequent to ASU 2016-02, the FASB issued related ASUs, including ASU 2018-11 (“ASU 2018-11”), Leases (Topic 842): Targeted Improvements, which provides for another transition method in addition to the modified retrospective approach required by ASU 2016-02. This option allows entities to initially apply the new leases standard at the adoption date and recognize a cumulative adjustment to the opening balance sheet of retained earnings in the period of adoption.

We will adopt ASU 2016-02 on December 31, 2018, the first day of Fiscal 2019, and apply the package of practical expedients included therein, which among other things, allows us to carryforward our historical lease classification. We will also utilize the transition method included in ASU 2018-11. By applying ASU 2016-02 at the adoption date, as opposed to at the beginning of the earliest period presented, the presentation of financial information for periods prior to December 31, 2018 will remain unchanged and in accordance with Leases (Topic 840). The most significant impact of adopting the new guidance will be the recognition of Right of Use assets and lease liabilities for operating leases, while our accounting for capital leases will remain substantially unchanged. As of December 31, 2018, we expect to recognize additional Right-of-Use assets related to our operating leases between $520 million and $620 million and lease liabilities related to our operating leases of between $550 million and $650 million, respectively, with the difference recognized in accumulated deficit. We do not believe the adoption of the standard will have a material impact on our ongoing results of operations and cash flows. In preparation for the adoption, we have designed internal controls and information system functionality to enable the preparation of the necessary financial information.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This amendment changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that generally will result in the earlier recognition of allowances for losses. The amendments in this update are effective for the Company for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Entities may early adopt the amendments in this update as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We do not expect the adoption of this amendment to have a significant impact on our Consolidated Financial Statements.

In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business (Topic 805). The amendments in this update clarify the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The definition of a business affects many areas of accounting, including acquisitions, disposals, goodwill and consolidation. This ASU will be effective for us for annual and interim reporting periods beginning on January 1, 2018. We do not expect the adoption of this amendment to have a significant impact on our Consolidated Financial Statements.

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815). This amendment expands and refines hedge accounting for both nonfinancial and financial risk components and aligns the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. It also includes certain targeted improvements to simplify the application of current guidance related to hedge accounting. This ASU will be effective for us for annual and interim reporting periods beginning on December 31, 2019, with early adoption permitted. We do not expect the adoption of this amendment to have a significant impact on our Consolidated Financial Statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This standard provides companies with an option to reclassify stranded tax effects resulting from enactment of the Tax Cuts and Jobs Act (“TCJA”) from accumulated other comprehensive income to retained earnings. This ASU will

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

be effective for us for annual and interim periods beginning on December 31, 2019. Early adoption of this standard is permitted and may be applied either in the period of adoption or retrospectively to each period in which the effect of the change in the tax rate as a result of TCJA is recognized. We do not expect the adoption of this ASU to have a material impact on our results of operations, financial position and cash flows.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This standard will require entities to disclose the amount of total gains or losses for the period recognized in other comprehensive income that is attributable to fair value changes in assets and liabilities held as of the balance sheet date and categorized within Level 3 of the fair value hierarchy. This ASU will be effective for us for annual and interim periods beginning on December 31, 2020. Early adoption of this standard is permitted. We do not expect the adoption of this ASU to have a material impact on our results of operations, financial position and cash flows.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. Under this standard customers will apply the same criteria for capitalizing implementation costs as they would for an arrangement that has a software license. The adoption of this new guidance prescribes the balance sheet, income statement, and cash flow classification of the capitalized implementation costs and related amortization expense, and additional quantitative and qualitative disclosures. This ASU will be effective for us for annual and interim periods beginning on December 30, 2020. Early adoption of this standard is permitted and may be applied either prospectively to eligible costs incurred on or after the date of the new guidance or retrospectively. We do not expect the adoption of this ASU to have a material impact on our results of operations, financial position and cash flows.

Note 2. Revenue:

Our venues sell food, beverages, entertainment, and merchandise to customers on a stand-alone basis and through discounted packaged deals. We consider our performance obligations for food and beverages to be separate and distinct from our performance obligations on entertainment and merchandise.

Revenues are recognized net of discounts. Net revenue from each stand-alone purchase is allocated to the performance obligation purchased. Net revenue from each package deal is allocated to each performance obligation purchased pro-rata their stand-alone menu prices. Revenues are recognized at the time we complete the performance obligation, generally on the day of sale. The portion of our entertainment and merchandise revenues representing purchased and unused credits, as well as unredeemed credits, is deferred and subsequently recognized based on credits remaining and utilization patterns.

We also earn revenues from our franchises. Our franchise agreements require the payment of various fixed fees as well as the payment of royalties that are based on a percentage of franchisee sales. In addition, franchisees have the option to purchase games and equipment from our inventory. We consider our performance obligations for the franchise agreement to be separate and distinct from our performance obligations on sales of inventory. Revenue from sales of our inventory is recognized when the franchisee takes possession of the games and equipment. All other payments from franchisees are allocated to the franchise agreement, where royalties are recognized as revenue on a monthly basis and the fixed fees are recognized as revenue on a straight-line basis over the life of the franchise agreement, beginning when the first venue opens.

We sell gift cards to our customers in our venues and through certain third-party distributors, which do not expire and do not incur a service fee on unused balances. Gift card sales are recorded as deferred revenue when sold and are recognized as revenue when: (a) the gift card is redeemed by the guest or (b) for unredeemed gift cards that the Company expects to be entitled to breakage and for which there is not a legal obligation to remit

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

the unredeemed gift card balances to the relevant jurisdiction, the Company recognizes expected breakage as revenue in proportion to the historical customer redemption patterns of our gift cards.

On January 1, 2018 we adopted the revenue guidance set forth in ASU 2016-10. Under the new guidance, there is a five-step model to apply to revenue recognition. The five-steps consist of: (i) the determination of whether a contract, an agreement between two or more parties that creates legally enforceable rights and obligations, exists; (ii) the identification of the performance obligations in the contract; (iii) the determination of the transaction price; (iv) the allocation of the transaction price to the performance obligations in the contract; and (v) recognition of revenue when (or as) the performance obligation is satisfied.

ASU 2016-10 requires us to recognize initial and renewal franchise and development fees on a straight-line basis over the life of the related franchise agreement or the renewal period. Historically, we recognized revenue from initial franchise and development fees upon the opening of a franchised restaurant when we completed all of our material obligations and initial services. Additionally, our national advertising fund receipts from Association members are now accounted for on a gross basis as “Franchise fees and royalties,” when historically they were netted against “Advertising expense.” Revenue related to advertising contributions from our franchisees was $3.6 million the twelve months ended December 30, 2018 and is recorded in “Franchise fees and royalties” in our Consolidated Statement of Earnings.

Liabilities relating to unused game credits, unredeemed tickets, gift card liabilities and deferred franchise and development fees are included in “Unearned revenues” on our Consolidated Balance Sheets. The following table presents changes in the Company’s Unearned revenue balances during the twelve months ended December 30, 2018:

	Balance at January 1, 2018	Revenue Deferred	Revenue Recognized	Balance at December 30, 2018
	(in thousands)
Game credit and unredeemed ticket related deferred revenue	$12,035	$58,496	$(64,970)	$5,561
Gift card related deferred revenue	3,868	8,392	(7,007)	5,253
Unearned franchise and development fees	4,274	2,131	(84)	6,321
Birthday deposits and other unearned revenues	873	25,918	(25,802)	989

Total unearned revenue	$21,050	$94,937	$(97,863)	$18,124

Note 3. Accounts Receivable:

Accounts receivable consisted of the following at the dates presented:

	December 30, 2018	December 31, 2017
	(in thousands)
Trade receivables	$11,185	$8,863
Vendor rebates	6,651	6,525
Other accounts receivable	3,621	2,209

Total Accounts receivable	$21,457	$17,597

Trade receivables consist primarily of debit and credit card receivables due from third-party financial institutions. Vendor rebates receivable are based on amounts purchased primarily from one supplier. The other accounts receivable balance consists primarily of lease incentives, amounts due from our franchisees and amounts expected to be recovered from third-party insurers.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 4. Inventories:

Inventories consisted of the following at the dates presented:

	December 30, 2018	December 31, 2017
	(in thousands)
Food and beverage	$5,383	$5,440
Entertainment and merchandise	18,424	16,560

Inventories	$23,807	$22,000

Food and beverage inventories include food, beverage, paper products and other supplies needed for our food service operations and are procured from a single distributor. Entertainment and merchandise inventories consist primarily of novelty toy items, used as redemption prizes for certain games, sold directly to our guests or used as part of our birthday party packages. In addition, entertainment and merchandise inventories also consist of other supplies used in our entertainment operations.

Note 5. Property and Equipment:

	December 30, 2018	December 31, 2017
	(in thousands)
Land	$50,135	$50,135
Buildings	61,378	56,415
Leasehold improvements	474,210	453,167
Game and ride equipment	263,689	250,139
Furniture, fixtures and other equipment	159,560	150,505
Buildings leased under capital leases	15,061	15,067

	1,024,033	975,428
Less accumulated depreciation and amortization	(495,125)	(414,245)

Net property and equipment in service	528,908	561,183
Construction in progress	10,277	8,838

Property and equipment, net	$539,185	$570,021

Buildings includes certain venues leased under capital leases. Accumulated amortization related to these assets was $5.0 million and $4.0 million as of December 30, 2018 and December 31, 2017, respectively. Amortization of assets under capital leases is included in “Depreciation and amortization” in our Consolidated Statements of Earnings.

We procure games, rides and other entertainment-related equipment from a limited number of suppliers, some of which are located in China.

Asset Impairments

During Fiscal 2018, we recognized an asset impairment charge of $6.9 million primarily related to eight venues, of which one was previously impaired. During Fiscal 2017 and Fiscal 2016, we recognized asset impairment charges of $1.8 million and $1.6 million, respectively, primarily related to five venues and five venues, respectively. These impairment charges were the result of a decline in the venues’ financial performance, primarily related to various economic factors in the markets in which the venues are located. As of December 30, 2018, the aggregate carrying value of the property and equipment at impaired venues, after the impairment charges, was $4.5 million for venues impaired in 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 6. Goodwill and Intangible Assets, Net:

The following table presents changes in the carrying value of goodwill for the periods ended December 30, 2018 and December 31, 2017:

	December 30, 2018	December 31, 2017
	(in thousands)
Balance at beginning of period	$484,438	$483,876
Goodwill assigned in acquisition of franchisee(1)	—	562

Balance at end of period	$484,438	$484,438

(1)

Represents goodwill related to two franchise venues the Company acquired in the second quarter of 2017. The acquisition did not have a significant impact on our Consolidated Balance Sheet as of December 31, 2017 or on our Consolidated Statements of Earnings for Fiscal 2017.

The following table presents our indefinite and definite-lived intangible assets at December 30, 2018 and December 31, 2017:

		December 30, 2018			December 31, 2017
	Weighted Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
		(in thousands)
Chuck E. Cheese’s tradename	Indefinite	$400,000	$—	$400,000	$400,000	$—	$400,000
Peter Piper Pizza tradename	Indefinite	26,700	—	26,700	26,700	—	26,700
Favorable lease agreements(1)	10	14,880	(8,550)	6,330	14,880	(7,306)	7,574
Franchise agreements	25	53,300	(9,245)	44,055	53,300	(7,197)	46,103

		$494,880	$(17,795)	$477,085	$494,880	$(14,503)	$480,377

(1)

In connection with the 2014 Merger and the acquisition of Peter Piper Pizza (“PPP”) in October 2014 (the “PPP Acquisition”), we also recorded unfavorable lease liabilities of $10.2 million and $3.9 million, respectively, which are included in “Other current liabilities” and “Other noncurrent liabilities” in our Consolidated Balance Sheets. Such amounts are being amortized over a weighted average life of 10 years, and are included in “Rent expense” in our Consolidated Statements of Earnings.

Our estimated future amortization expense related to the favorable lease agreements and franchise agreements is set forth as follows (in thousands):

	Favorable Lease Agreements	Franchise Agreements
Fiscal 2019	$1,102	$2,049
Fiscal 2020	1,050	2,088
Fiscal 2021	846	2,049
Fiscal 2022	753	2,049
Fiscal 2023	631	2,049
Thereafter	1,948	33,771

	$6,330	$44,055

Amortization expense related to favorable lease agreements was $1.2 million for Fiscal 2018, $1.6 million for Fiscal 2017 and $2.0 million for Fiscal 2016, respectively, and is included in “Rent expense” in our

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Consolidated Statements of Earnings. Amortization expense related to franchise agreements was $2.0 million for Fiscal 2018, Fiscal 2017 and Fiscal 2016, respectively, and is included in “Depreciation and amortization” in our Consolidated Statements of Earnings.

Note 7. Other Noncurrent Assets:

Other noncurrent assets consisted of the following as of the dates presented:

	December 30, 2018	December 31, 2017
	(in thousands)
Internally developed software, net(1)	$14,756	$17,167
Deferred charges(2)	1,122	24
Deposits	848	1,125
Other	1,999	1,161

Total other noncurrent assets	$18,725	$19,477

(1)

Relates to the costs directly attributable to the development, testing and validation of internally developed software, primarily our ERP system, Play Pass, and IT related security initiatives, net of accumulated amortization of $10.3 million and $6.6 million at December 30, 2018 and December 31, 2017, respectively. The assets are being amortized over a weighted average life of 6 years. See Note 1. “Description of Business and Summary of Significant Accounting Policies—Development of Internal Use Software.”

(2)	The balance at December 30, 2018 includes a commitment to a supplier for IT related services to be paid in January 2020.

Note 8. Accounts Payable:

Accounts payable consisted of the following as of the dates presented:

	December 30, 2018	December 31, 2017
	(in thousands)
Trade and other amounts payable	$20,685	$20,492
Book overdraft	10,725	10,882

Accounts Payable	$31,410	$31,374

Trade and other amounts payable represents amounts payable to our vendors, legal fee accruals and settlements payable. The book overdraft balance represents checks issued but not yet presented to banks.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 9. Accrued Expenses:

Accrued expenses consisted of the following as of the dates presented:

	December 30, 2018	December 31, 2017
	(in thousands)
Current:
Salaries and wages	$13,702	$11,366
Insurance	4,836	6,614
Taxes, other than income taxes	13,488	13,151
Other accrued operating expenses	3,999	5,607

Accrued expenses	$36,025	$36,738

Noncurrent:
Insurance	$9,861	$8,311

Accrued current and noncurrent insurance represents estimated claims incurred but unpaid under our self-insurance programs for general liability, workers’ compensation, health benefits and certain other insured risks.

Note 10. Indebtedness and Interest Expense:

Our long-term debt consisted of the following for the periods presented:

	December 30, 2018	December 31, 2017
	(in thousands)
CEC Term loan facility	$723,900	$731,500
CEC Senior notes	255,000	255,000

Total debt outstanding	978,900	986,500
Less:
Unamortized original issue discount	(1,153)	(1,694)
Deferred financing costs, net	(8,633)	(11,993)
Current portion	(7,600)	(7,600)

Bank indebtedness and other long-term debt, less current portion	$961,514	$965,213

We were in compliance with the debt covenants in effect as of December 30, 2018 for both the CEC secured credit facilities and the CEC senior notes. For further discussion regarding the debt covenants, see CEC Secured Credit Facilities and CEC Senior Unsecured Notes sections below.

CEC Secured Credit Facilities

In connection with the 2014 Merger on February 14, 2014, CEC entered into new senior secured credit facilities, which include an initial $760.0 million term loan facility with a maturity date of February 14, 2021 (the “term loan facility”) and a $150.0 million senior secured revolving credit facility with an original maturity date of February 14, 2019, which includes a letter of credit sub-facility and a $30.0 million swingline loan sub-facility (the “revolving credit facility” and, together with the CEC term loan facility, the “secured credit facilities”).

As of December 30, 2018, we had no borrowings outstanding and a $9.0 million letter of credit issued but undrawn under the revolving credit facility and no borrowings outstanding and $9.9 million of letter of credit

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

issued but undrawn under the revolving credit facility as of December 31, 2017. On May 8, 2018 CEC entered into an incremental assumption agreement with certain of our revolving credit facility lenders to extend the maturity on $95.0 million of the revolving credit facility through November 16, 2020. In connection with the extension of the maturity date, we paid fees of $0.4 million and agreed to the following covenants for the benefit of the revolving facility lenders: (a) with respect to each fiscal year (commencing with the fiscal year ending December 30, 2018), we are required to make a mandatory prepayment of term loan principal to the extent that 75% times our excess cash flow (as defined in the secured credit facilities agreement and subject to step-downs based on our net first lien senior secured leverage ratio) exceeds $10 million and any such required mandatory payment shall be reduced by any optional prepayments of principal that may have occurred during the fiscal year, and (b) we shall not incur additional first lien senior secured debt in connection with certain acquisitions, mergers or consolidations unless our net first lien senior secured leverage ratio is not greater than 3.65 to 1.00 on a pro forma basis. The maturity date of the amount of the revolving credit facility that was not extended remains February 14, 2019. All borrowings under our revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

We received net proceeds from the term loan facility of $756.2 million, net of original issue discount of $3.8 million, which were used to fund a portion of the 2014 Acquisition. We paid $17.8 million and $3.8 million in debt issuance costs related to the term loan facility and revolving credit facility (including fees related to extending the maturity date), respectively, which we capitalized in “Bank indebtedness and other long-term debt, net of deferred financing costs” on our Consolidated Balance Sheets. The original issue discount and deferred financing costs are amortized over the lives of the facilities and are included in “Interest expense” on our Consolidated Statements of Earnings.

We may request one or more incremental term loan facilities and/or increase commitments under our revolving credit facility in an aggregate amount of up to the sum of (a) $200.0 million plus (b) such additional amount so long as, (i) in the case of loans under additional credit facilities that rank equally and without preference with the liens on the collateral securing the secured credit facilities, our consolidated net first lien senior secured leverage ratio would be no greater than 4.25 to 1.00 and (ii) in the case of loans under additional credit facilities that rank junior to the liens on the collateral securing the secured credit facilities, our consolidated total net secured leverage ratio would be no greater than 5.25 to 1.00, subject to certain conditions, and receipt of commitments by existing or additional lenders.

We may voluntarily repay outstanding loans under the secured credit facilities at any time, without prepayment premium or penalty, except in connection with a repricing event as described below, subject to customary “breakage” costs with respect to London Interbank Offered Rate (“LIBOR”) loans.

The secured credit facilities require scheduled quarterly payments on the term loan equal to 0.25% of the original principal amount of the term loan from July 2014 to December 2020, with the remaining balance paid at maturity, February 14, 2021. The secured credit facilities include customary mandatory prepayment requirements based on defined events, such as certain asset sales and debt issuances. In addition (as described above in more detail), we are required to make a mandatory prepayment of term loan principal to the extent that 75% times our excess cash flow exceeds $10.0 million.

Borrowings under the secured credit facilities bear interest at a rate equal to, at our option, either (a) LIBOR determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowings, adjusted for certain additional costs, subject to a 1.00% floor in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds effective rate plus 0.50%; (ii) the prime rate of Deutsche Bank AG New York Branch; and (iii) the one-month adjusted LIBOR plus 1.00%, in each case plus an applicable margin. The applicable margin for borrowings under the term loan facility is subject to one step down to 3.00% based on our net first lien senior secured leverage ratio, and the applicable margin for borrowings under

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

the revolving credit facility is subject to two step-downs to 3.00% and 2.75% based on our net first lien senior secured leverage ratio. During Fiscal 2018, the applicable margin for LIBOR borrowings under both the term loan facility and the revolving credit facility was 3.25%.

During Fiscal 2018, the federal funds rate ranged from 1.34% to 2.40%, the prime rate ranged from 4.50% to 5.50% and the one-month LIBOR ranged from 1.55% to 2.52%.

The weighted average effective interest rate incurred on our borrowings under our secured credit facilities was 5.8% for the 2018 fiscal year, 4.7% for the 2017 fiscal year and 4.6% for the 2016 fiscal year, which includes amortization of debt issuance costs related to our secured credit facilities, amortization of our term loan facility original issue discount, and commitment and other fees related to our secured credit facilities.

All borrowings under our revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

In addition to paying interest on outstanding principal under the secured credit facilities, we are required to pay a commitment fee equal to 0.50% per annum to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder. The applicable commitment fee under the revolving credit facility is subject to one step-down to 0.375% based on our net first lien senior secured leverage ratio. During Fiscal 2018, the commitment fee rate was 0.50%. We are also required to pay customary agency fees, as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR rate borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing and fronting fees computed at a rate equal to 0.125% per annum on the daily stated amount of each letter of credit.

Queso unconditionally guarantees all obligations under the secured credit facilities on a limited-recourse basis. The senior credit facilities are also unconditionally guaranteed by each of CEC’s existing and future direct and indirect material, wholly-owned domestic subsidiaries, subject to certain exceptions. The obligations are secured by a pledge of our capital stock and substantially all of our assets and those of each subsidiary guarantor, including capital stock of the subsidiary guarantors and 65.0% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to exceptions. Such security interests consist of a first-priority lien with respect to the collateral.

The secured credit facilities also contain customary covenants and events of default. The covenants limit our ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) create liens on certain assets; (iii) make certain loans or investments (including acquisitions); (iv) pay dividends on or make distributions in respect of our capital stock or make other restricted payments; (v) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; (vi) sell assets; enter into certain transactions with our affiliates; (vii) enter into sale-leaseback transactions; (viii) change our lines of business; restrict dividends from our subsidiaries or restrict liens; (ix) change our fiscal year; and (x) modify the terms of certain debt or organizational agreements. The PPP acquisition and the sale leaseback transactions discussed in Note 6. “Goodwill and Intangible Assets, Net” and Note 13. “Sale Leaseback Transactions” were permitted under the secured credit facilities agreement.

Our revolving credit facility includes a springing financial maintenance covenant that requires our net first lien senior secured leverage ratio not to exceed 6.25 to 1.00 (the ratio of consolidated net debt secured by first-priority liens on the collateral to last twelve month’s EBITDA, as defined in the Senior Credit Facilities). The covenant will be tested quarterly when the revolving credit facility is more than 30.0% drawn (excluding outstanding letters of credit) and will be a condition to drawings under the revolving credit facility that would result in more than 30.0% drawn thereunder.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

CEC Senior Unsecured Notes

On February 19, 2014, CEC issued $255.0 million aggregate principal amount of 8.000% Senior Notes due 2022 which mature on February 15, 2022 (the “senior notes”) in a private offering. On December 2, 2014 we completed an exchange offer whereby the original senior notes were exchanged for new notes (the “exchange notes”) which are identical to the initial senior notes except that the issuance of the exchange notes is registered under the Securities Act, the exchange notes do not bear legends restricting their transfer and they are not entitled to registration rights under our registration rights agreement. We refer to the senior notes and the exchange notes collectively as the “CEC senior notes.” We may redeem some or all of the senior notes at certain redemption prices set forth in the indenture governing the senior notes (the “indenture”).

We paid $6.4 million in debt issuance costs related to the CEC senior notes, which we recorded as an offset to “Bank indebtedness and other long-term debt, net of deferred financing costs” on our Consolidated Balance Sheets. The deferred financing costs are being amortized over the life of the senior notes to “Interest expense” on our Consolidated Statements of Earnings.

Our obligations under the CEC senior notes are fully and unconditionally guaranteed, jointly and severally, by our present and future direct and indirect wholly-owned material domestic subsidiaries that guarantee our secured credit facilities.

The indenture contains restrictive covenants that limit our ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) create liens on certain assets; (iii) make certain loans or investments (including acquisitions); (iv) pay dividends on or make distributions in respect of our capital stock or make other restricted payments; (v) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; (vi) sell assets; (vii) enter into certain transactions with our affiliates; and (viii) restrict dividends from our subsidiaries. As a result of these restrictions, the amount of net assets of subsidiaries (as defined in Rule 4-08(e)(3) of Regulation S-X) was $242.6 million as of December 30, 2018.

The weighted average effective interest rate incurred on borrowings under our CEC senior notes was 8.2% for the 2018, 2017, and 2016 fiscal years, which includes amortization of debt issuance costs and other fees related to our CEC senior notes.

Debt Obligations

The following table sets forth our future debt payment obligations as of December 30, 2018 (in thousands):

One year or less	$7,600
Two years	7,600
Three years	708,700
Four years	255,000
Five years	—

978,900
Less: debt financing costs, net	(8,633)
Less: unamortized discount	(1,153)

$969,114

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Interest Expense

Interest expense consisted of the following for the periods presented:

	Fiscal Year Ended
	December 30, 2018	December 31, 2017	January 1, 2017
	(in thousands)
CEC term loan facility(1)	$39,065	$31,549	$30,987
CEC senior notes	20,330	20,330	19,774
Capital lease obligations	1,643	1,695	1,749
Sale leaseback obligations	10,488	10,585	10,714
Amortization of debt issuance costs	3,803	4,005	4,005
Other	955	951	516

Total interest expense	$76,284	$69,115	$67,745

(1)	Includes amortization of original issue discount.

The weighted average effective interest rate incurred on our borrowings under our secured credit facilities and CEC senior notes (including amortized debt issuance costs, amortization of original issue discount, commitment and other fees related to the secured credit facilities and senior notes) was 6.4% for the 2018 fiscal year, 5.6% for the 2017 fiscal year, and 5.5% for the 2016 fiscal year.

Note 11. Fair Value of Financial Instruments:

Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy) has been established.

The following table presents information on our financial instruments as of the dates presented:

	December 30, 2018		December 31, 2017
	Carrying Amount(1)	Estimated Fair Value	Carrying Amount(1)	Estimated Fair Value
	(in thousands)
Financial Liabilities:
Bank indebtedness and other long-term debt:
Current portion	$7,600	$7,051	$7,600	$7,220
Long-term portion	970,147	885,212	977,206	937,662

Bank indebtedness and other long-term debt:	$977,747	$892,263	$984,806	$944,882

(1)	Excluding net deferred financing costs.

Our financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, our secured credit facilities and our CEC senior notes. The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of their short maturities. The estimated fair value of our secured credit facilities’ term loan facility and senior notes was determined by using the respective average of the ask and bid price of our outstanding borrowings under our term loan facility and our senior notes as of the nearest open market date preceding the reporting period end. The average of the ask and bid price are classified as Level 2 in the fair value hierarchy.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Our non-financial assets, which include long-lived assets, including property, plant and equipment, goodwill and intangible assets, are reported at carrying value and are not required to be measured at fair value on a recurring basis. However, on a periodic basis, or whenever events or changes in circumstances indicate that their carrying value may not be recoverable, we assess our long-lived assets for impairment.

During Fiscal 2018 and Fiscal 2017, there were no significant transfers among level 1, 2 or 3 fair value determinations.

Note 12. Other Noncurrent Liabilities:

Other noncurrent liabilities consisted of the following as of the dates presented:

	December 30, 2018	December 31, 2017
	(in thousands)
Sale leaseback obligations, less current portion(1)	$174,520	$177,933
Deferred rent liability	31,978	27,951
Deferred landlord contributions	7,603	6,282
Long-term portion of unfavorable leases	3,796	5,453
Long-term portion of cease use liabilities(2)	1,818	—
Other	6,513	4,268

Total other noncurrent liabilities	$226,228	$221,887

(1)	See Note 13 “Sale Leaseback Transaction” for further discussion on our sale leaseback obligations.
(2)

In connection with three Peter Piper Pizza venues in Oklahoma that were closed in 2018, we recorded cease use liabilities totaling $1.8 million related to future lease related obligations, net of expected future sublease income, which are included in “Other current liabilities” and “Other noncurrent liabilities” in our Consolidated Balance Sheets at December 30, 2018. The liabilities consisted of $0.9 million related to future rental payments, net of expected future sublease income, and $0.9 million related to future common area maintenance, property tax and insurance expenses, which are included in “Rent expense” and “Other venue operating expenses”, respectively, in our Consolidated Statements of Earnings for Fiscal 2018.

Note 13. Sale Leaseback Transactions:

On August 25, 2014, we completed a sale leaseback transaction (the “Sale Leaseback”) with National Retail Properties, Inc. (“NRP”). Pursuant to the Sale Leaseback, we sold 49 properties located throughout the United States to NRP, and we leased each of the 49 properties back from NRP pursuant to two separate master leases on a triple-net basis for their continued use as Chuck E. Cheese’s family dining and entertainment venues. On April 25, 2017, we completed an additional sale leaseback transaction with NADG NNN Acquisitions, Inc. (“NADG NNN”), pursuant to which we sold our property located in Conyers, Georgia to NADG NNN (the “Conyers Sale Leaseback” and together with the Sale Leaseback, the “Sale Leasebacks”), and we leased the property back from NADG NNN pursuant to a master lease on a triple-net basis for its continued use as Chuck-E-Cheese’s family dining and entertainment venue.

The leases in the Sale Leasebacks have an initial term of 20 years, with four five-year options to renew. For accounting purposes, these sale-leaseback transactions are accounted for under the financing method, rather than as completed sales. Under the financing method, we (i) include the sales proceeds received in other long-term liabilities until our continuing involvement with the properties is terminated, (ii) report the associated property as owned assets, (iii) continue to depreciate the assets over their remaining useful lives, and (iv) record the rental payments as interest expense and a reduction of the sale leaseback obligation. When and if our continuing

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

involvement with a property terminates and the sale of that property is recognized for accounting purposes, we expect to record a gain equal to the excess of the proceeds received over the remaining net book value of the property.

The aggregate purchase price for the properties in connection with the Sale Leaseback was $183.7 million in cash, and the proceeds, net of taxes and transaction costs, realized by the Company were $143.2 million. A portion of the proceeds from the Sale Leaseback was used for the PPP Acquisition. We used the remaining net proceeds from the Sale Leaseback for capital expenditure needs and other general corporate purposes. The aggregate purchase price for the property in connection with the Conyers Sale Leaseback transaction was approximately $4.1 million in cash, and the net proceeds realized were approximately $3.9 million.

The long-term and current portions of our obligations under the Sale Leasebacks were $174.5 million and $3.4 million, respectively, as of December 30, 2018, and are included in “Other noncurrent liabilities” and “Other current liabilities” in our Consolidated Balance Sheets. The net book value of the associated assets, which is included in “Property and equipment, net” in our Consolidated Balance Sheets, was $82.4 million and $79.3 million as of December 30, 2018 and December 31, 2017, respectively.

Our future minimum lease commitments related to the Sale Leasebacks, as of December 30, 2018 for fiscal years 2019, 2020, 2021, 2022, 2023 and thereafter are, in thousands, $14,083, $14,360, $14,641, $14,947, $15,249 and $183,737.

Note 14. Commitments and Contingencies:

Leases

We lease certain venues under operating and capital leases that expire at various dates through 2037 with renewal options that expire at various dates through 2054. The leases generally require us to pay a minimum rent, property taxes, insurance, other maintenance costs and, in some instances, additional rent equal to the amount by which a percentage of the venue’s revenues exceed certain thresholds as stipulated in the respective lease agreement. The leases generally have initial terms of 10 to 20 years with various renewal options.

The annual future lease commitments under capital lease obligations and non-cancellable operating leases, including reasonably assured option periods but excluding contingent rent, as of December 30, 2018, are as follows:

	Capital	Operating
Fiscal Years	(in thousands)
2019	$2,182	$92,435
2020	2,214	90,983
2021	2,201	88,914
2022	2,184	87,183
2023	1,956	84,806
Thereafter	13,266	457,277

Future minimum lease payments	24,003	901,598
Less amounts representing interest	(10,996)

Present value of future minimum lease payments	13,007
Less current portion	(677)

Capital lease obligations, net of current portion	$12,330

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Rent expense, including contingent rent based on a percentage of venues’ sales, when applicable, was comprised of the following:

	Fiscal Year
	2018	2017	2016
	(in thousands)
Minimum rentals	$97,598	$96,927	$96,953
Contingent rentals	43	156	217

	$97,641	$97,083	$97,170

Rent expense of $1.2 million related to our corporate offices and warehouse facilities was included in “General and administrative expenses” in our Consolidated Statements of Earnings for the fiscal years ended December 30, 2018, December 31, 2017 and January 1, 2017.

Unconditional Purchase Obligations

Our unconditional purchase obligations consist of agreements to purchase goods or services that are enforceable and legally binding on us and that specify all significant terms, including (a) fixed or minimum quantities to be purchased; (b) fixed, minimum or variable price provisions; and (c) the approximate timing of the transaction. Our purchase obligations with terms in excess of one year totaled $9.2 million at December 30, 2018 and consisted primarily of obligations associated with the modernization of various information technology platforms and information technology data security service agreements, and the fixed price purchase agreements relating to beverage products. These purchase obligations exclude agreements that can be canceled without significant penalty.

Legal Proceedings

From time to time, we are involved in various inquiries, investigations, claims, lawsuits and other legal proceedings that are incidental to the conduct of our business. These matters typically involve claims from customers, employees or other third parties involved in operational issues common to the retail, restaurant and entertainment industries. Such matters typically represent actions with respect to contracts, intellectual property, taxation, employment, employee benefits, personal injuries and other matters. A number of such claims may exist at any given time, and there are currently a number of claims and legal proceedings pending against us.

In the opinion of our management, after consultation with legal counsel, the amount of liability with respect to claims or proceedings currently pending against us is not expected to have a material effect on our consolidated financial condition, results of operations or cash flows. All necessary loss accruals based on the probability and estimate of loss have been recorded.

Litigation Related to the 2014 Merger: Following the January 16, 2014 announcement that CEC had entered into an agreement (“2014 Merger Agreement”), pursuant to which an entity controlled by Apollo Global Management, LLC (“Apollo”) and its subsidiaries merged with and into CEC, with CEC surviving the merger (the “2014 Merger”), four putative shareholder class actions were filed in the District Court of Shawnee County, Kansas, on behalf of purported stockholders of CEC, against A.P. VIII Queso Holdings, L.P., CEC, CEC’s directors, Apollo and Merger Sub (as defined in the 2014 Merger Agreement), in connection with the 2014 Merger Agreement and the transactions contemplated thereby. These actions were consolidated into one action (the “Consolidated Shareholder Litigation”) in March 2014, and on July 21, 2015, a consolidated class action petition was filed as the operative consolidated complaint, asserting claims against CEC’s former directors, adding The Goldman Sachs Group (“Goldman Sachs”) as a defendant, and removing all Apollo entities as

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

defendants (the “Consolidated Class Action Petition”). The Consolidated Class Action Petition alleges that CEC’s directors breached their fiduciary duties to CEC’s stockholders in connection with their consideration and approval of the 2014 Merger Agreement by, among other things, conducting a deficient sales process, agreeing to an inadequate tender price, agreeing to certain provisions in the 2014 Merger Agreement, and filing materially deficient disclosures regarding the transaction. The Consolidated Class Action Petition also alleges that two members of CEC’s board who also served as the senior managers of CEC had material conflicts of interest and that Goldman Sachs aided and abetted the board’s breaches as a result of various conflicts of interest facing the bank. The Consolidated Class Action Petition sought, among other things, to recover damages, attorneys’ fees and costs. The Company assumed the defense of the Consolidated Shareholder Litigation on behalf of CEC’s named former directors and Goldman Sachs pursuant to existing indemnity agreements. On March 23, 2016, the Court conducted a hearing on the defendants’ Motion to Dismiss the Consolidated Class Action Petition and on March 1, 2017, the Special Master appointed by the Court issued a report recommending to the Court that the Consolidated Class Action Petition be dismissed. On March 17, 2017, Plaintiffs filed objections to the Special Master’s report and recommendation with the Kansas court and separately filed a motion with the Special Master seeking to amend the complaint as to Goldman Sachs, but not objecting to the dismissal of CEC or its former directors from the lawsuit. On September 9, 2018, the Court accepted the Special Master’s recommendations and dismissed the lawsuit in its entirety. On October 8, 2018, the Plaintiff in the Consolidated Shareholder Litigation filed a notice of appeal of the District Court’s decision; the remaining parties (Plaintiffs and Goldman Sachs) have fully briefed the appeal, but the court of appeals has not yet scheduled oral argument. While no assurance can be given as to the ultimate outcome of the consolidated matter, we currently believe that the final resolution of the action will not have a material adverse effect on our results of operations, financial position, liquidity or capital resources.

Note 15. Income Taxes:

For financial reporting purposes, income (loss) before income taxes includes the following components:

	Fiscal Year
	2018	2017	2016
	(in thousands)
United States	$(28,930)	$(26,495)	$(11,574)
Foreign (including U.S. Possessions)	3,249	4,442	4,709

Loss before income taxes	$(25,681)	$(22,053)	$(6,865)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Our income tax expense (benefit) consists of the following for the periods presented:

	Fiscal Year
	2018	2017	2016
	(in thousands)
Current tax expense (benefit):
Federal	$1,196	$(3,433)	$7,948
State	1,043	(851)	3,868
Foreign	795	960	1,008

	3,034	(3,324)	12,824
Deferred tax expense (benefit):
Federal	(8,394)	(72,337)	(11,976)
State	31	(44)	(3,298)
Foreign	176	1,091	(399)

	(8,187)	(71,290)	(15,673)

Income tax expense (benefit)	$(5,153)	$(74,614)	$(2,849)

A reconciliation of the federal statutory income tax rate to our effective tax rate is as follows:

	Fiscal Year
	2018	2017	2016
Federal statutory rate	(21.0)%	(35.0)%	(35.0)%
State income taxes, net of federal benefit	1.8%	(4.5)%	2.0%
Federal employment related income tax credits, net	(2.8)%	(1.2)%	(20.0)%
2014 Merger and litigation related costs	0.4%	1.6%	5.3%
Canadian tax rate difference	—%	0.4%	2.3%
Canadian nondeductible interest	—%	0.7%	1.6%
Canadian deferred tax valuation adjustment	0.7%	5.5%	—%
Canadian tax reorganization	0.8%	(7.4)%	—%
State tax credit, valuation adjustment	1.3%	1.9%	2.5%
Foreign taxes withheld	1.4%	—%	—%
Other	0.4%	1.8%	(0.2)%

Effective tax rate (before impact of Tax Cuts and Jobs Act of 2017(1)	(17.0)%	(36.2)%	(41.5)%
Adjustment related to the Tax Cuts and Jobs Act of 2017(1)	(3.1)%	(302.1)%	—%

Adjusted effective tax rate	(20.1)%	(338.3)%	(41.5)%

(1)

The Tax Cuts and Jobs Act of 2017 (enacted on December 22, 2017) resulted in a $66.6 million decrease of our net deferred tax liability and a corresponding benefit to our deferred federal income taxes for Fiscal 2017.

Our effective income tax rates for Fiscal 2018 and Fiscal 2017 were 17.0% and 36.2%, respectively (excluding the adjustment to our deferred tax liability resulting from the decrease in the federal income tax rate from 35% to 21% enacted on December 22, 2017, as part of tax the Tax Cuts and Jobs Act (the “TCJA”)). The TCJA made broad changes to the U.S. tax code that not only effected 2017 (e.g., one-time transition tax on certain unrepatriated earnings of foreign subsidiaries and bonus depreciation that will allow for full expensing of qualified property) but also impacted 2018 and subsequent years. Changes enacted by the TCJA that impact our 2018 and subsequent years include: (1) the reduction of the U.S. federal corporate income tax rate from 35% to 21% ; (2) bonus depreciation that will allow for full expensing of certain qualified property in the year acquired

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

and placed in service; (3) elimination of the corporate alternative minimum tax (AMT); (4) a new limitation on the deductibility of interest expense; (5) limitations on the deductibility of certain executive compensation; (6) limitations on the use of foreign tax credits to reduce current U.S. income tax liability; and (7) limitations on net operating losses generated after December 31, 2017, to 80 percent of taxable income.

Our effective income tax rate for Fiscal 2018 was favorably impacted by employment-related federal income tax credits, offset by the negative impact of nondeductible litigation costs related to the 2014 Merger, nondeductible penalties, an increase in our state income tax expense for the year which in large part was caused by state tax legislation enacted during the second quarter that increased the amount of income subject to state taxation, foreign income taxes withheld (not offset by a foreign tax credits due to the foreign tax credit limitation), an increase in the reserve for uncertain tax positions, an increase in a valuation allowance for deferred tax assets associated with a carryforward of certain state tax credits and deferred tax assets relating to our Canada operations that could expire before they are utilized, partially offset by a favorable one-time adjustment to deferred tax (the tax effect of the cumulative foreign currency translation adjustment existing as of January 1, 2018) resulting from the change in our intent to no longer indefinitely reinvest monies previously loaned to our Canadian subsidiary recorded in the first quarter.

Our effective income tax rate for Fiscal 2018 was also favorably impacted by adjustments to the provisional estimates provided in Fiscal 2017 to account for the impact of the TCJA pursuant to Staff Accounting Bulletin No. 118 (“SAB 118”). The SEC staff issued SAB 118 on December 22, 2017, which allows a company to recognize provisional amounts during a measurement period when it does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete its accounting for the change in tax law. SAB 118 further provides that the measurement period for finalizing the provisional estimates should not extend beyond one year from the enactment of the TCJA and that any adjustments made to the provisional amounts under SAB 118 should be recorded as discrete adjustments in the period identified.

Pursuant to SAB 118, we included a provisional estimate of $66.6 million tax benefit in our consolidated financial statements for the fiscal year ended December 31, 2017, relating to the enactment of TJCA, which primarily related to the re-measurement of our deferred tax liability. In the second, third, and fourth quarters of Fiscal 2018, we recorded adjustments to the provisional estimate related to the enactment of TJCA equal to $0.2 million tax benefit, $0.5 million tax benefit, and $0.7 million tax benefit respectively. The measurement period relating to the enactment of the TCJA ended during our fourth quarter, and the tax effects thereof have been completed as of the end of Fiscal 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Deferred income tax assets and liabilities consisted of the following at the dates presented:

	December 30, 2018	December 31, 2017
	(in thousands)
Deferred tax assets:
Accrued compensation	$1,523	$1,231
Unearned revenue	2,360	979
Deferred rent	8,272	6,914
Stock-based compensation	730	639
Accrued insurance and employee benefit plans	3,328	3,516
Unrecognized tax benefits(1)	377	452
NOL and other carryforwards	5,746	5,635
Loan costs	394	577
Other	722	552

Gross deferred tax assets	23,452	20,495

Less: Valuation allowance(2)	2,896	$2,424

Net deferred tax asset	20,556	18,071

Deferred tax liabilities:
Depreciation and amortization	(5,774)	(9,492)
Prepaid assets	(621)	(672)
Intangibles	(116,167)	(117,717)
Favorable/Unfavorable Leases	(172)	(65)
Internal use software and other	(4,022)	(4,311)

Gross deferred tax liabilities	(126,756)	(132,257)

Net deferred tax liability	$(106,200)	$(114,186)

(1)	Amount represents the value of future tax benefits that would result if the liabilities for uncertain state tax positions and accrued interest related to uncertain tax positions are settled.
(2)	Valuation allowance for deferred tax assets relating to Canada net operating loss and other non-U.S. differences and certain state tax credits.

As of December 30, 2018, we have $8.1 million of federal net operating loss carryforwards ($5.2 million expiring at the end of tax year 2037 and $2.8 million with an indefinite carryforward period), $14.5 million of state net operating loss carryforwards (expiring at the end of tax years 2022 through 2037), and $2.1 million of Canadian net operating loss carryforwards (expiring at the end of tax years 2034 through 2037). In addition, as of December 30, 2018, we have $12.2 million of interest carryforwards with an indefinite carryforward period, $0.5 million of Alternative Minimum Tax credit carryforwards with an indefinite carryforward period, and state income tax credit carryforwards of $0.5 million net of their related valuation allowance (expiring at the end of 2019 through 2027).

We file numerous federal, state, and local income tax returns in the U.S. and some foreign jurisdictions. As a matter of ordinary course, we are subject to regular examination by various tax authorities. Certain of our federal and state income tax returns are currently under examination and are in various stages of the audit/appeals process. In general, the U.S. federal statute of limitations has expired for our federal income tax returns filed for tax years ended before 2014 with the exception of the Peter Piper Pizza federal income tax returns with net operating losses which have been carried forward to open tax years (whereas, adjustments can be made to these prior returns until the respective statute of limitations expire for the particular tax years the net

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

operating losses are utilized). In general, our state income tax statutes of limitations have expired for tax years ended before 2014. In general, the statute of limitations for our Canada income tax returns has expired for tax years ended before 2014.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Fiscal Year
	2018	2017	2016
	(in thousands)
Balance at beginning of period	$3,853	$3,119	$3,288
Additions for tax positions taken in the current year	114	1,677	74
Increases for tax positions taken in prior years	571	16	1,479
Decreases for tax positions taken in prior years	(48)	(390)	(964)
Settlements with tax authorities	(5)	(32)	(558)
Expiration of statute of limitations	(199)	(537)	(200)

Balance at end of period	$4,286	$3,853	$3,119

Our liability for uncertain tax positions (excluding interest and penalties) was $4.3 million and $3.9 million as of December 30, 2018 and December 31, 2017, respectively, and if recognized would decrease our provision for income taxes by $3.3 million. Within the next twelve months, we could settle or otherwise conclude certain ongoing income tax audits. As such, it is reasonably possible that the liability for uncertain tax positions could decrease within the next twelve months by as much as $3.9 million as a result of payments and/or settlements with certain taxing authorities and expiring statutes of limitations within the next twelve months. The total accrued interest and penalties related to unrecognized tax benefits as of December 30, 2018 and December 31, 2017, was $1.1 million and $1.0 million, respectively. On the Consolidated Balance Sheets, we include current accrued interest related to unrecognized tax benefits in “Accrued interest,” current accrued penalties in “Accrued expenses” and non-current accrued interest and penalties in “Other noncurrent liabilities.”

Note 16. Stock-Based Compensation Arrangements:

2014 Equity Incentive Plan

The 2014 Equity Incentive Plan provides us authority to grant equity incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards or performance compensation awards to certain directors, officers or employees of the Company.

During 2018, 2017 and 2016, we granted options to purchase 112,769 shares, 123,603 shares, and 101,110 shares, respectively, of our common stock to certain directors, officers and employees of the Company. The options are subject to certain service and performance based vesting criteria, and were split evenly between Tranches A, B and C, which have different vesting requirements. The options in Tranche A are service based, and vest and become exercisable in equal installments on each of the first five anniversaries of the respective grant dates. The Black-Scholes model was used to estimate the fair value of Tranche A stock options. Tranche B and Tranche C options are performance based and vest and become exercisable when certain return thresholds are achieved. The Monte Carlo simulation model was used to estimate the fair value of Tranche B and Tranche C stock options. Unvested Tranche A options are also subject to accelerated vesting and exercisability on the first anniversary of a change in control of Queso or within 12 months following such a change in control. Tranche B and C options may also vest and become exercisable if applicable hurdles are achieved in connection with an initial public offering.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The weighted-average fair value of the options granted in 2018, 2017 and 2016 was estimated at $4.93, $1.93 and $0.98 per option, $3.71, $2.28 and $1.28 per option and $2.99, $1.68 and $0.87 per option, respectively, for Tranches A, B and C, respectively, on the date of grant based on the following assumptions:

	Fiscal Year
	2018	2017		2016
	February 2018	August 2017	February 2017	February 2016
Dividend yield	—%	—%	—%	—%
Volatility for Tranche A	33%	35%	34%	30%
Volatility for Tranches B and C	35%	34%	33%	30%
Risk-free interest rate for Tranche A	2.70%	1.39%	1.38%	1.09%
Risk-free interest rate for Tranches B and C	2.42%	1.28%	1.16%	0.99%
Expected life—years	3.7	1.7	2.2	3.6

A summary of the option activity under the equity incentive plan as of December 30, 2018 and the activity for 2018 is presented below:

	Stock Options	Weighted Average Exercise Price(1)	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
		($ per share)		($ in thousands)
Outstanding stock options, December 31, 2017	2,349,288	$9.00
Options Granted	112,769	$13.73
Options Exercised	(7,745)	$9.96
Options Forfeited	(466,981)	$10.53

Outstanding stock options, December 30, 2018	1,987,331	$8.87	5.6	$—

Stock options expected to vest, December 30, 2018	1,360,557	$9.08	5.7	$—

Exercisable stock options, December 30, 2018	475,603	$8.21	5.2	$310

(1)	The weighted average exercise price reflects the original grant date fair value per option as adjusted for the dividend payment made in August 2015.

As of December 30, 2018, we had $0.6 million of total unrecognized share based compensation expense related to unvested options, net of expected forfeitures, which is expected to be amortized over the remaining weighted average period of 3.1 years.

In January 2019 and February 2019, we granted additional options to purchase 314,051 shares and 110,994 shares, respectively, of our common stock to certain officers and employees of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

A summary of stock based compensation costs recognized and capitalized is presented below:

	Fiscal Year
	December 30, 2018	December 31, 2017	January 1, 2017
	(in thousands)
Stock-based compensation costs	$337	$620	$702
Portion capitalized as property and equipment(1)	(13)	(14)	(13)

Stock-based compensation expense recognized	$324	$606	$689

Tax benefit recognized from stock-based compensation awards	$—	$—	$4

(1)

We capitalize the portion of stock-based compensation costs related to our design, construction, facilities and legal departments that are directly attributable to our venue development projects, such as the design and construction of a new venue and the remodeling and expansion of our existing venues. Capitalized stock-based compensation costs attributable to our venue development projects are included in “Property and equipment, net” in the Consolidated Balance Sheets.

Note 17. Earnings (Loss) Per Share:

Basic earnings (loss) per share (“EPS”) represents net income (loss) divided by the weighted average number of common shares outstanding during the period. Diluted EPS represents net income (loss) divided by the basic weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares represent the incremental common shares issuable upon the vesting of unvested equity incentive stock options. The dilutive effect of potential common shares is determined using the treasury stock method, whereby unamortized stock-based compensation cost of unvested equity incentive stock options, and any associated excess tax benefits are assumed to be used to repurchase our common stock at the average market price during the period.

The following table sets forth the computation of basic and diluted EPS:

	Fiscal Year
	2018	2017	2016
	(in thousands, except share and per share data)
Numerator:
Net income (loss)	$(20,528)	$52,561	$(4,016)
Denominator:
Basic weighted average common shares outstanding	35,516,910	35,519,193	35,539,276
Effect of dilutive securities—incentive stock options	—	781,031	—

Diluted weighted average common shares outstanding	35,516,910	36,300,224	35,539,276
Earnings (loss) per share:
Basic	$(0.58)	$1.48	$(0.11)

Diluted	$(0.58)	$1.45	$(0.11)

The number of anti-dilutive shares that have been excluded in the computation of diluted EPS for the Fiscal Years ended December 30, 2018, December 31, 2017 and January 1, 2017, was 663,734, 23,259 and 802,168, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Note 18. Stockholders’ Equity:

We have one class of common capital stock, as disclosed on our Consolidated Balance Sheets. Holders of our common stock are entitled to one vote per share held on all matters submitted to a vote of the stockholders.

Note 19. Related Party Transactions:

CEC reimburses Apollo Management, L.P. for certain out-of-pocket expenses incurred in connection with travel and Board of Directors related expenses. In addition, CEC engages Apollo portfolio companies to provide various services, including security services to its venues, licensed music video content for use in its venues, and employment screening services to its recruiting functions. Included in our Total operating costs and expenses are $1.5 million, $1.4 million and $1.7 million for Fiscal 2018, Fiscal 2017 and Fiscal 2016, respectively.

Note 20. Subsequent Events:

The Company has evaluated subsequent events through April 29, 2019, which is the date the financial statements were issued, and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements except for the transaction described below:

Business Combination: On April 7, 2019, the Company and Leo Holdings Corp. (“Leo”), a publicly traded special purpose acquisition company, together with the Company’s controlling stockholder, an entity owned by funds managed by affiliates of Apollo Global Management, LLC (“Apollo”), entered into a definitive business combination agreement (the “Leo Merger Agreement”). Concurrent with the closing of the transaction, Leo will domesticate as a Delaware corporation, following which Queso will merge with and into Leo with the result that CEC will continue as a wholly-owned subsidiary of Leo, which will be renamed Chuck E. Cheese Brands Inc. (the “Business Combination”). Concurrent with the consummation of the transaction, additional investors will purchase $100 million of common stock of Leo in a private placement. After giving effect to any redemptions by the public shareholders of Leo, the balance of the approximately $200 million in cash held in Leo Holdings’ trust account, together with the $100 million in private placement proceeds, will be used to pay transaction expenses and de-leverage the Company’s existing capital structure by repaying all or substantially all of the $255 million CEC senior notes (see Note 10. “Indebtedness and Interest Expense—CEC Senior Unsecured Notes”). It is expected that existing shareholders including funds managed by Apollo, will hold an approximately 51% stake in New CEC upon completion of the transaction.

In connection with the proposed Business Combination, including the domestication of Leo as a Delaware corporation, Leo intends to file with the SEC a registration statement on Form S-4 containing a preliminary proxy statement and a preliminary prospectus of Leo. After the registration statement is declared effective, Leo will mail a definitive proxy statement/prospectus relating to the proposed Business Combination and other relevant materials for the proposed Business Combination to its shareholders as of a record date to be established for voting on the proposed Business Combination.

SCHEDULE I

Queso Holdings Inc.

Condensed Financial Information

Parent Company Information

Balance Sheets

(in thousands)

	December 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$4,798	$4,882
Intercompany accounts receivable	45	—
Income tax receivable	127	874
Investment in subsidiaries	242,569	262,147
Deferred tax asset	858	—

Total assets	$248,397	$267,903

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$40	$121
Intercompany accounts payable	2,540	2,464

Total liabilities	2,580	2,585

Stockholders’ equity:
Common stock	356	355
Preferred stock	—	—
Capital in excess of par value	364,988	364,275
Accumulated deficit	(117,553)	(97,025)
Accumulated other comprehensive loss	(1,339)	(1,886)
Less: treasury stock	(635)	(401)

Total stockholders’ equity	245,817	265,318

Total liabilities and stockholders’ equity	$248,397	$267,903

SCHEDULE I

Queso Holdings Inc.

Condensed Financial Information

Parent Company Information

Statements of Earnings and Comprehensive Income (Loss)

(in thousands)

	Fiscal Year Ended
	December 30, 2018	December 31, 2017	January 1, 2017
REVENUES	$—	$—	$—
OPERATING COSTS AND EXPENSES
General and administrative expenses	198	2,328	181

Total operating costs and expenses	198	2,328	181

Operating loss	(198)	(2,328)	(181)
Interest income	1	—	—
Equity in loss of subsidiaries	(20,463)	54,566	(4,057)

Income (loss) before income taxes	(20,660)	52,238	(4,238)
Income tax benefit	(132)	(323)	(222)

Net income (loss) attributable to Queso Holdings Inc.	$(20,528)	$52,561	$(4,016)
Foreign currency translation adjustments, net of tax	547	1,010	420

Comprehensive income (loss) attributable to Queso Holdings Inc.	$(19,981)	$53,571	$(3,596)

SCHEDULE I

Queso Holdings Inc.

Condensed Financial Information

Parent Company Information

Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	December 30, 2018	December 31, 2017	January 1, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash (used in) provided by operating activities	$(227)	$—	$(119)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in CEC Entertainment, Inc.	—	—	—

Net cash provided by (used in) investing activities	—	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	—	—	—
Purchases of treasury stock	(234)	—	(306)
Issuance of common stock	377	—	119

Net cash provided by (used in) financing activities	143	—	(187)

Net change in cash and cash equivalents	(84)	—	(306)
Cash and cash equivalents at beginning of period	4,882	4,882	5,188

Cash and cash equivalents at end of period	$4,798	$4,882	$4,882)

SCHEDULE I

Queso Holdings Inc.

Condensed Financial Information

Parent Company Information

(in thousands)

1.	Basis of Presentation

Queso Holdings Inc. (‘‘the Company’’) became the parent of CEC Entertainment, Inc. (‘‘CEC’’) on February 14, 2014 pursuant to the 2014 Merger discussed in Note 1 of the Notes to Consolidated Financial Statements. The Company on a standalone basis has accounted for all investments in subsidiaries using the equity method. Under the equity method the investment in subsidiaries is stated at cost plus contributions and equity in undistributed income (loss) of subsidiaries. The accounting policies used in the preparation of the parent financial statements are generally consistent with those used in the preparation of the consolidated financial statements of the Company. The accompanying condensed financial information should be read in conjunction with the Consolidated Financial Statements and related Notes of Queso Holdings Inc. included in this filing.

2.	Transaction Costs

General and administrative expenses for the fiscal year ended December 31, 2017 include $2.1 million of direct and incremental costs primarily related to accounting and legal fees incurred in connection with certain potential transactions which the Company did not pursue.

UNAUDITED FINANCIAL STATEMENTS OF QUESO HOLDINGS INC.:

QUESO HOLDINGS INC

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share information)

	March 31, 2019	December 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$116,838	$67,968
Restricted cash	266	151
Accounts receivable	18,163	21,457
Income taxes receivable	17	10,287
Inventories	24,593	23,807
Prepaid expenses	18,712	25,424

Total current assets	178,589	149,094
Property and equipment, net	533,610	539,185
Operating lease right-of-use assets, net	544,592	—
Goodwill	484,438	484,438
Intangible assets, net	470,242	477,085
Other noncurrent assets	18,883	18,725

Total assets	$2,230,354	$1,668,527

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank indebtedness and other long-term debt, current portion	$7,600	$7,600
Operating lease obligations, current portion	47,509	—
Accounts payable	38,868	31,410
Accrued expenses	40,157	36,025
Unearned revenues	22,706	18,124
Accrued interest	2,417	7,463
Other current liabilities	5,332	5,955

Total current liabilities	164,589	106,577
Operating lease obligations, less current portion	529,972	—
Bank indebtedness and other long-term debt, net of deferred financing costs, less current portion	960,715	961,514
Deferred tax liability	107,611	106,200
Accrued insurance	9,861	9,861
Other noncurrent liabilities	190,489	238,558

Total liabilities	1,963,237	1,422,710

Stockholder’s equity:
Common stock, $0.01 par value; authorized 100,000,000 shares; 35,639,309 and 35,598,292 shares issued as of March 31, 2019 and December 30, 2018, respectively	356	356
Capital in excess of par value	365,477	364,988
Accumulated deficit	(96,511)	(117,553)
Accumulated other comprehensive loss	(1,494)	(1,339)
Less: treasury stock, at cost, 60,329 and 51,759 shares as of March 31, 2019 and December 30, 2018, respectively	(711)	(635)

Total stockholders’ equity	267,117	245,817

Total liabilities and stockholders’ equity	$2,230,354	$1,668,527

The accompanying notes are an integral part of these unaudited interim Consolidated Financial Statements.

QUESO HOLDINGS INC

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2019	April 1, 2018
REVENUES:
Food and beverage sales	$117,815	$118,377
Entertainment and merchandise sales	149,677	131,117

Total company venue sales	267,492	249,494
Franchise fees and royalties	5,820	5,410

Total revenues	273,312	254,904

OPERATING COSTS AND EXPENSES:
Company venue operating costs (excluding Depreciation and amortization):
Cost of food and beverage	26,652	27,360
Cost of entertainment and merchandise	11,746	9,382

Total cost of food, beverage, entertainment and merchandise	38,398	36,742
Labor expenses	72,505	67,349
Lease costs	27,027	24,049
Other venue operating expenses	35,297	38,062

Total company venue operating costs	173,227	166,202
Other costs and expenses:
Advertising expense	12,253	13,974
General and administrative expenses	15,295	12,956
Depreciation and amortization	24,334	26,572
Transaction, severance and related litigation costs	243	534

Total operating costs and expenses	225,352	220,238

Operating income	47,960	34,666
Interest expense	19,808	18,558

Income before income taxes	28,152	16,108
Income tax expense	7,110	3,902

Net income	$21,042	$12,206

Earnings per share:
Basic	$0.59	$0.34
Diluted	$0.58	$0.34
Weighted average shares outstanding:
Basic	35,570,207	35,513,084
Diluted	36,354,805	36,243,969

The accompanying notes are an integral part of these unaudited interim Consolidated Financial Statements.

QUESO HOLDINGS INC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2019	April 1, 2018
Net income	$21,042	$12,206
Components of other comprehensive income, net of tax:
Foreign currency translation adjustments	(155)	154

Comprehensive income	$20,887	$12,360

The accompanying notes are an integral part of these unaudited interim Consolidated Financial Statements.

QUESO HOLDINGS INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2019	April 1, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$21,042	$12,206
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,334	26,572
Deferred income taxes	1,467	(672)
Stock-based compensation expense	1,162	64
Amortization of lease related liabilities	—	(211)
Amortization of original issue discount and deferred debt financing costs	1,059	1,137
Loss on asset disposals, net	954	1,237
Non-cash lease expense	732	1,181
Change in operating lease liabilities	(152)	—
Other adjustments	112	(26)
Changes in operating assets and liabilities:
Accounts receivable	3,391	2,914
Inventories	(864)	(1,641)
Prepaid expenses	(2,079)	442
Accounts payable	7,502	2,424
Accrued expenses	1,802	1,901
Unearned revenues	4,578	3,908
Accrued interest	(4,975)	(5,010)
Income taxes receivable	10,136	4,394
Deferred landlord contributions	—	1,752

Net cash provided by operating activities	70,201	52,572

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(18,372)	(18,060)
Development of internal use software	(282)	(515)
Proceeds from sale of property and equipment	21	158

Net cash used in investing activities	(18,633)	(18,417)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on senior term loan	(1,900)	(1,900)
Payments on financing lease obligations	(168)	(145)
Payments on sale leaseback obligations	(803)	(688)
Purchases of treasury stock	(76)	(234)
Issuance of Common stock	363	127

Net cash used in financing activities	(2,584)	(2,840)
Effect of foreign exchange rate changes on cash	1	46

Change in cash, cash equivalents and restricted cash	48,985	31,363
Cash, cash equivalents and restricted cash at beginning of period	68,119	72,194

Cash, cash equivalents and restricted cash at end of period	$117,104	$103,557

QUESO HOLDINGS INC

CONSOLIDATED STATEMENTS OF CASH FLOWS, CONT’D

(Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2019	April 1, 2018
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$23,799	$22,546
Income taxes (refunded) paid, net	$(4,493)	$180
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accrued construction costs	$1,062	$634

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the statement of financial position that sum to the total of the same such amounts shown in the statement of cash flows.

	Three Months Ended
	March 31, 2019	April 1, 2018
Cash and cash equivalents	$116,838	$103,471
Restricted cash(1)	266	86

Cash, cash equivalents and restricted cash	$117,104	$103,557

(1)	Restricted cash represents cash balances held by the Association that are restricted for use in our advertising, entertainment and media programs.

The accompanying notes are an integral part of these unaudited interim Consolidated Financial Statements.

QUESO HOLDINGS INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Description of Business and Summary of Significant Accounting Policies:

Description of Business

The use of the terms the “Company,” “we,” “us” and “our” throughout these unaudited notes to the interim Consolidated Financial Statements refer to Queso Holdings Inc (“Queso”) and its subsidiaries.

We currently operate and franchise Chuck E. Cheese’s and Peter Piper Pizza family dining and entertainment venues in 47 states and 14 foreign countries and territories. As of March 31, 2019 we and our franchisees operated a total of 748 venues, of which 554 were Company-operated venues located in 44 states and Canada. Our franchisees operated a total of 194 venues located in 15 states and 13 foreign countries and territories, including Chile, Colombia, Guam, Guatemala, Honduras, Mexico, Panama, Peru, Puerto Rico, Saudi Arabia, Trinidad & Tobago, and the United Arab Emirates. As of March 31, 2019, a total of 181 Chuck E. Cheese’s venues are located in California, Texas, and Florida (178 are Company-operated and three are franchised locations), and a total of 133 Peter Piper Pizza venues are located in Arizona, Texas, and Mexico (33 are Company-operated and 100 are franchised locations).

All of our venues utilize a consistent restaurant-entertainment format that features both family dining and entertainment areas with a mix of food, entertainment and merchandise. The economic characteristics, products and services, preparation processes, distribution methods and types of customers are substantially similar for each of our venues. Therefore, we aggregate each venue’s operating performance into one reportable segment for financial reporting purposes.

Basis of Presentation

The Company has a controlling financial interest in International Association of CEC Entertainment, Inc. (the “Association”), a variable interest entity (“VIE”). The Association primarily administers the collection and disbursement of funds (the “Association Funds”) used for advertising, entertainment and media programs that benefit both us and our Chuck E. Cheese’s franchisees. We and our franchisees are required to contribute a percentage of gross sales to these funds and could be required to make additional contributions to fund any deficits that may be incurred by the Association. We include the Association in our Consolidated Financial Statements, as we concluded that we are the primary beneficiary of its variable interests because we (a) have the power to direct the majority of its significant operating activities; (b) provide it unsecured lines of credit; and (c) own the majority of the venues that benefit from the Association’s advertising, entertainment and media expenditures. We eliminate the intercompany portion of transactions with VIEs from our financial results. The assets, liabilities and operating results of the Association are not material to our Consolidated Financial Statements.

The Association Funds are required to be segregated and used for specified purposes. Cash balances held by the Association are restricted for use in our advertising, entertainment and media programs, and are recorded as “Restricted cash” on our Consolidated Balance Sheets. Contributions to the advertising, entertainment and media funds from our franchisees were $0.8 million and $0.7 million for the three months ended March 31, 2019 and April 1, 2018, respectively. Our contributions to the Association Funds are eliminated in consolidation.

The preparation of these unaudited Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of our unaudited Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interim Financial Statements

The accompanying Consolidated Financial Statements as of and for the three months ended March 31, 2019 and April 1, 2018 are unaudited. In the opinion of management, the Consolidated Financial Statements include all adjustments (consisting solely of normal recurring adjustments) necessary for the fair statement of its consolidated results of operations, financial position and cash flows as of the dates and for the periods presented in accordance with GAAP and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). All intercompany accounts have been eliminated in consolidation.

Consolidated results of operations for interim periods are not necessarily indicative of results for the full year. The unaudited Consolidated Financial Statements should be read in conjunction with the Company’s audited Consolidated Financial Statements and related notes thereto for the year ended December 30, 2018.

Recently Adopted Accounting Guidance

Effective December 31, 2018, the beginning of our Fiscal 2019 year, we adopted Accounting Standards Update (“ASU”) ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”) and subsequent amendment ASU 2018-11, Leases (Topic 842): Target Improvements (“ASU 2018-11”). This new standard introduces a new lease model that requires the recognition of lease right-of-use assets and operating lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements. While this new standard retains most of the principles of the existing lessor model under U.S. GAAP, it aligns many of those principles with Accounting Standards Codification (“ASC”) 606: Revenue from Contracts with Customers. ASU 2018-11 provides for another transition method in addition to the modified retrospective approach required by ASU 2016-02. This option allows for entities to initially apply the new leases standard at the adoption date and recognize a cumulative adjustment to the opening balance sheet of retained earnings in the period of adoption. The cumulative impact of adopting the new lease guidance did not require us to record an adjustment to opening accumulated deficit as of December 31, 2018 in our Consolidated Balance Sheet.

Upon adoption of ASU 2016-02, we applied the package of practical expedients included therein, which eliminated the requirements to reassess prior conclusions about lease identification, lease classification, and initial direct costs. We did not elect the hindsight practical expedient, which permits the use of hindsight when determining lease term. Further, we elected a short-term lease exception policy, permitting us to not apply the recognition requirements of this standard to short-term leases (i.e. leases with terms of 1 year or less) and an accounting policy to account for lease and non-lease components as a single component for real estate operating leases. We also utilized the transition method included in ASU 2018-11. By applying ASU 2016-02 at the adoption date, as opposed to at the beginning of the earliest period presented, the presentation of financial information for periods prior to December 31, 2018 remained unchanged and in accordance with Leases (Topic 840). The adoption of the guidance in ASU 2016-02 resulted in the recognition as of December 31, 2018 of Right-of-Use assets related to our operating leases of $557.1 million and lease liabilities related to our operating leases of $590.8 million. In addition, as a result of electing to account for lease and non-lease components as a single component for certain classes of assets, lease costs for the three months ended March 31, 2019 includes $3.5 million of common area maintenance charges, which was previously included in “Other venue operating expenses” in our Consolidated Statement of Earnings. Other venue operating expenses in our Consolidated Statement of Earnings for the three months ended April 1, 2018 includes common area maintenance charges of $3.6 million. The adoption of the guidance did not have a material impact on our Consolidated Statement of Cash Flows.

Note 2. Unearned Revenue:

Liabilities relating to unused game credits, gift card liabilities and deferred franchise and development fees are included in “Unearned revenues” on our Consolidated Balance Sheets. The following table presents changes in the Company’s Unearned revenue balances during the three months ended March 31, 2019:

	Balance at December 31, 2018	Revenue Deferred	Revenue Recognized	Balance at March 31, 2019
	(in thousands)
PlayPass related deferred revenue	$5,561	$14,346	$(12,455)	$7,452
Gift card related deferred revenue	5,253	1,926	(2,882)	4,297
Unearned franchise and development fees	6,321	2,572	(29)	8,864
Birthday deposits and other unearned revenues	989	9,101	(7,997)	2,093

Total unearned revenue	$18,124	$27,945	$(23,363)	$22,706

Note 3. Intangible Assets, Net:

The following table presents our indefinite and definite-lived intangible assets at March 31, 2019:

	Weighted Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
		(in thousands)
Chuck E. Cheese’s tradename	Indefinite	$400,000		$400,000
Peter Piper Pizza tradename	Indefinite	26,700		26,700
Franchise agreements	25	53,300	(9,758)	43,542

		$480,000	$(9,758)	$470,242

In connection with the adoption of ASU 2016-02 effective December 31, 2018, we reclassified $6.3 million related to the net carrying amount of our favorable lease definite-lived intangible asset from “Intangible Assets, Net” to “Operating lease right-of-use assets, net” on our Consolidated Balance Sheets. See Note 1. “Description of Business and Summary of Significant Accounting Policies—Recently Adopted Accounting Guidance” and Note 4. “Leases” for further discussion on the adoption of ASU 2016-02.

Amortization expense related to favorable lease agreements was $0.4 million for the three months ended April 1, 2018, and is included in “Lease costs” in our Consolidated Statements of Earnings. As described above, in connection with the adoption of ASU 2016-02 at the beginning of Fiscal 2019, our favorable lease definite-lived intangible asset from “Intangible Assets, Net” to “Operating lease right-of-use assets, net” and therefore we no longer have any amortization expense related to favorable lease agreements. Amortization expense related to franchise agreements was $0.5 million for both the three months ended March 31, 2019 and April 1, 2018, respectively, and is included in “Depreciation and amortization” in our Consolidated Statements of Earnings.

Note 4. Leases:

We lease certain venues, warehouses, office space and equipment. The leases generally require us to pay minimum rent, property taxes, insurance, and other maintenance costs. Certain lease agreements include rental payments based on a percentage of retail sales over contractual levels and others include rental payments adjusted periodically for inflation. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants Most leases generally have initial terms of 10 to 20 years and include one or more options to renew. The exercise of lease renewal options is at our sole discretion and based on our history of exercising renewal lease options, our operating lease liabilities typically assume the exercise of two lease renewal options. The depreciable life of assets and leasehold improvements are limited by the expected lease term.

		March 31, 2019
	Balance Sheet Classification	(in thousands)
Assets
Operating	Operating lease right-of-use assets, net	$544,592
Finance	Property and equipment, net(1)	9,839

Total leased assets		$554,431

Liabilities
Current
Operating	Operating lease obligations, current portion	$47,509
Finance	Other current liabilities	735
Noncurrent
Operating	Operating lease obligations, less current portion	529,972
Finance	Other noncurrent liabilities	12,104

Total leased liabilities		$590,320

(1)	Finance lease assets are recorded net of accumulated amortization of $5.2 million as of March 31, 2019.

As most of our leases do not provide an implicit rate, we use our estimated incremental borrowing rate based on the current cost of debt on our secured credit facilities at commencement date in determining the present value of lease payments.

		Three Months Ended March 31, 2019
	Statement of Earnings Classification	(in thousands)
Operating lease cost	Lease costs	$27,027
Operating lease cost(2)	General and administrative	323
Finance lease cost
Amortization of leased assets	Depreciation and amortization	248
Interest on lease liabilities	Net interest expense	381

Net lease cost		$27,979

(1)	Includes common area maintenance charges of $3.5 million.
(2)	Represents the lease cost associated with operating leases relating to our corporate offices and warehouse facilities.

Maturity of Lease Liabilities	Operating Leases(1)	Finance Leases(2)	Total
	(in thousands)
Remainder of 2019	$69,565	$2,192	$71,757
2020	91,300	2,204	93,504
2021	89,249	2,181	91,430
2022	87,383	2,147	89,530
2023	84,958	1,920	86,878
After 2023	451,203	13,216	464,419

Total lease payments	873,658	23,860	897,518
Less: interest	296,177	11,021	307,198

Present value of lease liabilities	$577,481	$12,839	$590,320

(1)

Operating lease payments include payments related to options to extend lease terms that are reasonably certain of being exercised and exclude legally binding minimum lease payments for leases signed but not yet commenced.

(2)

Finance lease payments include payments related to options to extend lease terms that are reasonably certain of being exercised and exclude legally binding minimum lease payments for leases signed but not yet commenced.

Lease Term and Discount Rate	March 31, 2019
Weighted average remaining lease term (years):
Operating leases	10.3
Finance leases	11.4
Weighted average discount rate:
Operating leases	8.0%
Finance leases	13.6%

The following table includes supplemental cash flow information related to leases:

March 31, 2019
(in thousands)
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$23,398
Operating cash flows for finance leases	381
Financing cash flows for finance leases	168
Right-of-use assets obtained in exchange for lease obligations:
Operating lease liabilities	234
Finance lease liabilities	—

The following table illustrates the Company’s future minimum rental payments for non-cancelable leases as of December 30, 2018:

	Financing	Operating
Fiscal Years	(in thousands)
2019	2,182	92,435
2020	2,214	90,983
2021	2,201	88,914
2022	2,184	87,183
2023	1,956	84,806
Thereafter	13,266	457,277

Future minimum lease payments	24,003	901,598

Less amounts representing interest	(10,996)

Present value of future minimum lease payments	13,007
Less current portion	(677)

Finance lease liability, net of current portion	$12,330

Note 5. Accounts Payable:

Accounts payable consisted of the following as of the dates presented:

	March 31, 2019	December 30, 2018
	(in thousands)
Trade and other amounts payable	$26,982	$20,685
Book overdraft	11,886	10,725

Accounts payable	$38,868	$31,410

The book overdraft balance represents checks issued but not yet presented to banks.

Note 6. Indebtedness and Interest Expense:

Our long-term debt consisted of the following as of the dates presented:

	March 31, 2019	December 30, 2018
	(in thousands)
CEC term loan facility	$722,000	$723,900
CEC senior notes	255,000	255,000

Total debt outstanding	977,000	978,900
Less:
Deferred financing costs, net	(7,667)	(8,633)
Unamortized original issue discount	(1,018)	(1,153)
Current portion of term loan facility	(7,600)	(7,600)

Bank indebtedness and other long-term debt, net of deferred financing costs, less current portion	$960,715	$961,514

We were in compliance with the debt covenants in effect as of March 31, 2019 for both the secured credit facilities and the senior notes.

CEC Secured Credit Facilities

CEC Entertainment Inc’s (“CEC Entertainment” or “CEC”) secured credit facilities include (i) a $760.0 million term loan facility with a maturity date of February 14, 2021 (the “term loan facility”) and (ii) a $95.0 million senior secured revolving credit facility with a maturity date of November 16, 2020 (as discussed in more detail below, $95.0 million of our original $150.0 million revolving credit facility maturing on February 14, 2019, was extended to November 16, 2020). The revolving credit facility includes a letter of credit sub-facility and a $30.0 million swingline loan sub-facility (the “revolving credit facility” and together with the term loan facility, the “secured credit facilities”). The term loan facility requires scheduled quarterly payments equal to 0.25% of the original principal amount from July 2014 to December 2020, with the remaining balance paid at maturity, February 14, 2021.

As of March 31, 2019, CEC had no borrowings outstanding and an $8.5 million letter of credit issued but undrawn under the revolving credit facility, and a $9.0 million letter of credit issued but undrawn under the revolving credit facility, as of December 30, 2018. On May 8, 2018 CEC entered into an incremental assumption agreement with certain of the revolving credit facility lenders to extend the maturity on $95.0 million of the revolving credit facility through November 16, 2020. In connection with the extension of the maturity date, we agreed to the following covenants for the benefit of the revolving credit facility lenders: (a) with respect to each fiscal year (commencing with the fiscal year ending December 30, 2018), to the extent CEC has excess cash flow (as defined in the secured credit facilities agreement), we are required to make a mandatory prepayment of term loan principal to the extent that 75% times our excess cash flow (as defined in the secured credit facilities agreement and subject to step-downs based on our net first lien senior secured leverage ratio) exceeds $10 million with any such required mandatory payment reduced by any optional prepayments of principal that may have occurred during the fiscal year, and (b) CEC shall not incur additional first lien debt in connection with certain acquisitions, mergers or consolidations unless our net first lien senior secured leverage ratio is greater than 3.65 to 1.00 on a pro forma basis. The remaining $55.0 million of the original revolving credit facility matured on February 14, 2019 with no borrowing thereunder outstanding thereunder. All borrowings under the revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default and the accuracy of representations and warranties.

The CEC term loan was issued net of $3.8 million of original issue discount. We also paid $17.8 million and $3.8 million in debt financing costs related to the term loan facility and revolving credit facility (inclusive of costs incurred in connection with the May 8, 2018 incremental assumption agreement), respectively. All debt financing costs were capitalized in “Bank indebtedness and other long-term debt, net of deferred financing costs” on our Consolidated Balance Sheets. The original issue discount and deferred financing costs related to the term loan facility are amortized over the life of the term loan facility, and the deferred financing costs related to the revolving credit facility are being amortized through November 16, 2020, and are included in “Interest expense” on our Consolidated Statements of Earnings.

Borrowings under the secured credit facilities bear interest at a rate equal to, at our option, either (a) a London Interbank Offered Rate (“LIBOR”) determined by reference to the costs of funds for Eurodollar deposits for the interest period relevant to such borrowings, adjusted for certain additional costs, subject to a 1.00% floor in the case of term loans or (b) a base rate determined by reference to the highest of (i) the federal funds effective rate plus 0.50%; (ii) the prime rate of Deutsche Bank AG New York Branch; and (iii) the one-month adjusted LIBOR plus 1.00%, in each case plus an applicable margin. The base applicable margin is 3.25% with respect to LIBOR borrowings and 2.25% with respect to base rate borrowings under the term loan facility and base rate borrowings and swingline borrowings under the revolving credit facility. The applicable margin for LIBOR borrowings under the term loan facility is subject to one step-down from 3.25% to 3.00% based on our net first lien senior secured leverage ratio and the applicable margin for LIBOR borrowings under the revolving credit facility is subject to two step-downs from 3.25% to 3.00% and 2.75% based on our net first lien senior secured leverage ratio. During the three months ended March 31, 2019, the applicable margin for LIBOR borrowings under both the term loan facility and the revolving credit facility was 3.25%.

In addition to paying interest on outstanding principal under the secured credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility with respect to the unutilized commitments thereunder. The base applicable commitment fee rate under the revolving credit facility is 0.50% per annum and is subject to one step-down from 0.50% to 0.375% based on our net first lien senior secured leverage ratio. During the three months ended March 31, 2019 and April 1, 2018 the commitment fee rate was 0.50%. We are also required to pay customary agency fees, as well as letter of credit participation fees computed at a rate per annum equal to the applicable margin for LIBOR rate borrowings on the dollar equivalent of the daily stated amount of outstanding letters of credit, plus such letter of credit issuer’s customary documentary and processing fees and charges and a fronting fee computed at a rate equal to 0.125% per annum on the daily stated amount of such letter of credit.

During the three months ended March 31, 2019, the federal funds rate ranged from 2.40% to 2.43%, the prime rate was 5.50% and the one-month LIBOR ranged from 2.48% to 2.52%.

The weighted average effective interest rate incurred on our borrowings under our secured credit facilities was 6.2% and 5.5% for the three months ended March 31, 2019 and April 1, 2018, respectively, which includes amortization of deferred financing costs related to our secured credit facilities, amortization of our term loan facility original issue discount and commitment and other fees related to our secured credit facilities.

Obligations under the secured credit facilities are unconditionally guaranteed by Queso on a limited-recourse basis and each of our existing and future direct and indirect material, wholly-owned domestic subsidiaries, subject to certain exceptions. The obligations are secured by a pledge of our capital stock and substantially all of our assets and those of each subsidiary guarantor, including capital stock of the subsidiary guarantors and 65% of the capital stock of the first-tier foreign subsidiaries that are not subsidiary guarantors, in each case subject to exceptions. Such security interests consist of first priority liens with respect to the collateral.

The secured credit facilities also contain customary affirmative and negative covenants, and events of default, which limit our ability to, among other things: incur additional debt or issue certain preferred shares; create liens on certain assets; make certain loans or investments (including acquisitions); pay dividends on or make distributions with respect to our capital stock or make other restricted payments; consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; sell assets; enter into certain transactions with our affiliates; enter into sale-leaseback transactions; change our lines of business; restrict dividends from our subsidiaries or restrict liens; change our fiscal year; and modify the terms of certain debt or organizational agreements.

The revolving credit facility includes a springing financial maintenance covenant that requires our net first lien senior secured leverage ratio not to exceed 6.25 to 1.00 (the ratio of consolidated net debt secured by first-priority liens on the collateral to the last twelve months’ EBITDA, as defined in the senior credit facilities). The covenant will be tested quarterly if the revolving credit facility is more than 30% drawn (excluding outstanding letters of credit) and will be a condition to drawings under the revolving credit facility that would result in more than 30% drawn thereunder.

CEC Senior Unsecured Debt

The CEC senior unsecured debt consists of $255.0 million aggregate principal amount borrowings of 8.0% Senior Notes due 2022 (the “senior notes”). The senior notes bear interest at a rate of 8.0% per year payable February 15th and August 15th each year and mature on February 15, 2022. We may call some or all of the senior notes at 102% on or after February 15, 2019 and at 100% on or after February 15, 2020 as set forth in the indenture governing the senior notes (the “indenture”).

We paid $6.4 million in debt issuance costs related to the senior notes, which we capitalized in “Bank indebtedness and other long-term debt, net of deferred financing costs” on our Consolidated Balance Sheets. The deferred financing costs are being amortized over the life of the senior notes and are included in “Interest expense” in our Consolidated Statements of Earnings.

Our obligations under the senior notes are fully and unconditionally guaranteed, jointly and severally, by our present and future direct and indirect wholly-owned material domestic subsidiaries that guarantee our secured credit facilities.

The indenture contains restrictive covenants that limit our ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) create liens on certain assets; (iii) make certain loans or investments (including acquisitions); (iv) pay dividends on or make distributions in respect of our capital stock or make other restricted payments; (v) consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; (vi) sell assets; (vii) enter into certain transactions with our affiliates; and (viii) restrict dividends from our subsidiaries.

The weighted average effective interest rate incurred on borrowings under our senior notes was 8.2% for both the three months ended March 31, 2019 and April 1, 2018, which included amortization of deferred financing costs and other fees related to our senior notes.

Interest Expense

Interest expense consisted of the following for the periods presented:

	Three Months Ended
	March 31, 2019	April 1, 2018
	(in thousands)
CEC term loan facility(1)	$10,666	$9,119
CEC senior notes	5,082	5,082
Finance lease obligations	381	428
Sale leaseback obligations	2,695	2,630
Amortization of deferred financing costs	924	1,001
Other	60	298

Total interest expense	$19,808	$18,558

(1)	Includes amortization of original issue discount.

The weighted average effective interest rate incurred on our borrowings under our secured credit facilities and senior notes (including amortized debt issuance costs, amortization of original issue discount, commitment and other fees related to the secured credit facilities and senior notes) was 6.7% for the three months ended March 31, 2019 and 6.2% for the three months ended April 1, 2018, respectively.

We were in compliance with the debt covenants in effect as of March 31, 2019 for both the secured credit facilities and the senior notes.

Note 7. Fair Value of Financial Instruments:

Fair value measurements of financial instruments are determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy) has been established.

The following table presents information on our financial instruments as of the periods presented:

	March 31, 2019		December 30, 2018
	Carrying Amount(1)	Estimated Fair Value	Carrying Amount(1)	Estimated Fair Value
	(in thousands)
Financial Liabilities:
Bank indebtedness and other long-term debt:
Current portion	$7,600	$7,391	$7,600	$7,051
Long-term portion(2)	968,382	929,021	970,147	885,212

Bank indebtedness and other long-term debt:	$975,982	$936,412	$977,747	$892,263

(1)	Excluding net deferred financing costs.
(2)	Net of original issue discount.

Our financial instruments consist of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, our secured credit facilities and our senior notes. The carrying amount of cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximates fair value because of their short maturities. The estimated fair value of our secured credit facilities, term loan facility and senior notes was determined by using the respective average of the ask and bid price of our outstanding borrowings under our term loan facility and the senior notes as of the nearest open market date preceding the reporting period end. The average of the ask and bid price are classified as Level 2 in the fair value hierarchy.

Our non-financial assets, which include long-lived assets, including property, plant and equipment, operating lease right-of-use assets, goodwill and intangible assets, are reported at carrying value and are not required to be measured at fair value on a recurring basis. However, on a periodic basis, or whenever events or changes in circumstances indicate that their carrying value may not be recoverable, we assess our long-lived assets for impairment.

During the three months ended March 31, 2019 and April 1, 2018, there were no significant transfers among Level 1, 2 or 3 fair value determinations.

Note 8. Other Noncurrent Liabilities:

Other noncurrent liabilities consisted of the following as of the dates presented:

	March 31, 2019	December 30, 2018
	(in thousands)
Sale leaseback obligations, less current portion(1)	$172,543	$174,520
Lease related liabilities(2)	—	45,195
Financing lease obligations, less current portion	12,104	12,330
Other	5,842	6,513

Total other noncurrent liabilities	$190,489	$238,558

(1)

The sale leaseback obligations are accounted for under the financing method, rather than as completed sales. Under the financing method the sales proceeds received are included in other long-term liabilities until our continuing involvement with the properties is terminated. The rental payments related to the sale leaseback properties are recorded as interest expense and a reduction of the sale leaseback obligation.

(2)

Lease liabilities totaling $45.2 million were reclassified to “Operating lease right-of-use assets, net” in connection with the adoption of ASU 2016-02 on December 31, 2018. See Note 1. “Description of Business and Summary of Significant Accounting Policies—Recently Adopted Accounting Guidance” and Note 4. “Leases” for further discussion on the adoption of ASU 2016-02.

Note 9. Income Taxes:

Our income tax expense consists of the following for the periods presented:

	Three Months Ended
	March 31, 2019	April 1, 2018
	(in thousands)
Federal and state income taxes	$6,830	$3,504
Foreign income taxes(1)	280	398

Income tax expense	$7,110	$3,902

(1)	Including foreign taxes withheld.

Our effective income tax rate for the three months ended March 31, 2019 was 25.3% as compared to 24.2% for the three months ended April 1, 2018. Our effective income tax rate for the three months ended March 31, 2019 and April 1, 2018 were favorably impacted by employment-related federal income tax credits, offset by state taxes and the negative impact of nondeductible litigation costs related to the 2014 Merger (as defined in Note 14. Commitments and Contingencies), nondeductible penalties, and foreign income taxes (taxes withheld on royalties and franchise fees earned from international franchisees not offset by foreign tax credits due to the foreign tax credit limitation).

For the periods presented herein, we have used the year-to-date effective tax rate (the “discrete method”), as prescribed by ASC 740-270, Accounting for Income Taxes-Interim Reporting when a reliable estimate of the estimated annual rate cannot be made. We believe at this time, the use of the discrete method is more appropriate than the annual effective tax rate method due to significant variations in the customary relationship between income tax expense and projected annual pre-tax income or loss which occurs when annual projected pre-tax income or loss nears a relatively small amount in comparison to the differences between income and deductions determined for financial statement purposes versus income tax purposes. Using the discrete method, we have determined our current and deferred income tax expense as if the interim period were an annual period.

Our liability for uncertain tax positions (excluding interest and penalties) was $4.2 million as of March 31, 2019 and $4.3 million as of December 30, 2018 and if recognized would decrease our provision for income taxes by $3.3 million. Within the next twelve months, we could settle or otherwise conclude certain ongoing income tax audits and resolve uncertain tax positions as a result of expiring statutes of limitations or payment. As such, it is reasonably possible that the liability for uncertain tax positions could decrease by as much as $3.7 million within the next twelve months.

Total accrued interest and penalties related to unrecognized tax benefits was $1.1 million as of March 31, 2019 and December 30, 2018. On the Consolidated Balance Sheets, we include current interest related to unrecognized tax benefits in “Accrued interest,” current penalties in “Accrued expenses” and noncurrent accrued interest and penalties in “Other noncurrent liabilities.”

Note 10. Stock-Based Compensation Arrangements:

2014 Equity Incentive Plan

The 2014 Equity Incentive Plan provides the authority to grant equity incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards or performance compensation awards to certain directors, officers or employees of the Company. A summary of the options outstanding under the equity incentive plan as of March 31, 2019 and the activity for the three months ended March 31, 2019 is presented below:

	Stock Options	Weighted Average Exercise Price(1)	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
		($ per share)		($ in thousands)
Outstanding stock options, December 30, 2018	1,987,331	$8.87
Options Granted	424,985	$8.86
Options Forfeited	(5,366)	$8.58

Outstanding stock options, March 31, 2019	2,406,950	$8.87	6.1	$2,197

Stock options expected to vest, March 31, 2019	1,624,580	$9.05	6.5	$1,182

Exercisable stock options, March 31, 2019	601,862	$8.31	5.0	$883

(1)	The weighted average exercise price reflects the original grant date fair value per option as adjusted for the dividend payment made in August 2015.

As of March 31, 2019, we had $1.7 million of total unrecognized share-based compensation expense related to unvested options, which is expected to be amortized over the remaining weighted-average period of 4.4 years.

Stock Awards

During the first quarter of 2019, certain officers of the Company were granted stock bonus awards under the 2014 Equity Incentive Plan. The number of common shares awarded was based on the fair market value of our common stock as of December 31, 2018. The shares granted to the officers were fully vested immediately on the date that they were granted. In addition, during 2019, the Company agreed to issue fully vested common shares to certain officers of the Company in the first quarter of Fiscal 2020 based on the Company’s financial performance for Fiscal 2019.

The following table summarizes stock-based compensation expense and the associated tax benefit recognized in the Consolidated Financial Statements for the periods presented:

	Three Months Ended
	March 31, 2019	April 1, 2018
	(in thousands)
Stock-based compensation costs related to stock awards	$1,031	$—
Stock-based compensation costs related to incentive stock options	126	67
Portion capitalized as property and equipment(1)	(10)	(3)

Stock-based compensation expense recognized	$1,147	$64

Payroll taxes related to stock awards	$15	$—

(1)

We capitalize the portion of stock-based compensation costs related to our design, construction, facilities and legal departments that are directly attributable to our venue development projects, such as the design and construction of a new venue and the remodeling and expansion of our existing venues. Capitalized stock-based compensation costs attributable to our venue development projects are included in “Property and equipment, net” in the Consolidated Balance Sheets.

Note 11. Earnings Per Share:

Basic earnings per share (“EPS”) represents net income divided by the weighted average number of common shares outstanding during the period. Diluted EPS represents net income divided by the basic weighted average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares represent the incremental common shares issuable upon the vesting of unvested equity incentive stock options. The dilutive effect of potential common shares is determined using the treasury stock method, whereby unamortized stock-based compensation cost of unvested equity incentive stock options, and any associated excess tax benefits are assumed to be used to repurchase our common stock at the average market price during the period.

The following table sets forth the computation of basic and diluted EPS:

	Three Months Ended
	March 31, 2019	April 1, 2018
	(in thousands, except share and per share amounts)
Numerator:
Net income	$21,042	$12,206
Denominator:
Basic weighted average common shares outstanding	35,570,207	35,513,084
Effect of dilutive securities—incentive stock options	784,598	730,885

Diluted weighted average common shares outstanding	36,354,805	36,243,969
Earnings per share:
Basic	$0.59	$0.34

Diluted	$0.58	$0.34

The number of anti-dilutive shares that have been excluded in the computation of diluted EPS for the three months ended March 31, 2019 and April 1, 2018 was 92,477 and 61,267, respectively.

Note 12. Stockholders’ Equity:

The following table summarizes the changes in stockholder’s equity during the three months ended March 31, 2019:

	Common Stock		Capital In Excess of Par Value	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock
	Shares	Amount				Shares	Amount	Total
Balance at December 30, 2018	35,598,292	$356	$364,988	$(117,553)	$(1,339)	51,759	$(635)	$245,817
Issuance of common stock	41,017	—	363	—	—	—	—	363
Net income	—	—	—	21,042	—	—	—	21,042
Other comprehensive income	—	—	—	—	(155)	—	—	(155)
Stock-based compensation costs	—	—	126	—	—	—	—	126
Purchase of treasury stock	—	—	—	—	—	8,570	(76)	(76)

Balance at March 31, 2019	35,639,309	$356	$365,477	$(96,511)	$(1,494)	60,329	$(711)	$267,117

Note 13. Related Party Transactions:

CEC reimburses Apollo Management, L.P. for certain out-of-pocket expenses incurred in connection with travel and Board of Directors related expenses. In addition, CEC engages Apollo portfolio companies to provide various services, including security services to its venues, licensed music video content for use in its venues, and employment screening services to its recruiting functions. Included in our Total operating costs and expenses are related expenses totaling $0.4 million for both the three months ended March 31, 2019 and April 1, 2018.

Note 14. Commitments and Contingencies:

Legal Proceedings

From time to time, we are involved in various inquiries, investigations, claims, lawsuits and other legal proceedings that are incidental to the conduct of our business. These matters typically involve claims from customers, employees or other third parties involved in operational issues common to the retail, restaurant and entertainment industries. Such matters typically represent actions with respect to contracts, intellectual property, taxation, employment, employee benefits, personal injuries and other matters. A number of such claims may exist at any given time, and there are currently a number of claims and legal proceedings pending against us.

In the opinion of our management, after consultation with legal counsel, the amount of liability with respect to claims or proceedings currently pending against us is not expected to have a material effect on our consolidated financial condition, results of operations or cash flows. All necessary loss accruals based on the probability and estimate of loss have been recorded.

Litigation Related to the Merger: Following the January 16, 2014 announcement that CEC Entertainment had entered into an agreement (“Merger Agreement”), pursuant to which an entity controlled by Apollo Global Management, LLC and its subsidiaries merged with and into CEC Entertainment, with CEC Entertainment surviving the merger (“the 2014 Merger”), four putative shareholder class actions were filed in the District Court of Shawnee County, Kansas, on behalf of purported stockholders of CEC Entertainment, against A.P. VIII Queso Holdings, L.P., CEC Entertainment, CEC Entertainment’s directors, Apollo and Merger Sub (as defined in the Merger Agreement), in connection with the Merger Agreement and the transactions contemplated thereby. These actions were consolidated into one action (the “Consolidated Shareholder Litigation”) in March 2014, and on July 21, 2015, a consolidated class action petition was filed as the operative consolidated complaint, asserting claims against CEC’s former directors, adding The Goldman Sachs Group (“Goldman Sachs”) as a defendant, and removing all Apollo entities as defendants (the “Consolidated Class Action Petition”). The Consolidated Class Action Petition alleges that CEC Entertainment’s directors breached their fiduciary duties to CEC Entertainment’s stockholders in connection with their consideration and approval of the Merger Agreement by, among other things, conducting a deficient sales process, agreeing to an inadequate tender price, agreeing to certain provisions in the Merger Agreement, and filing materially deficient disclosures regarding the transaction. The Consolidated Class Action Petition also alleges that two members of CEC Entertainment’s board who also served as the senior managers of CEC Entertainment had material conflicts of interest and that Goldman Sachs aided and abetted the board’s breaches as a result of various conflicts of interest facing the bank. The Consolidated Class Action Petition seeks, among other things, to recover damages, attorneys’ fees and costs. The Company assumed the defense of the Consolidated Shareholder Litigation on behalf of CEC’s named former directors and Goldman Sachs pursuant to existing indemnity agreements. On March 23, 2016, the Court conducted a hearing on the defendants’ Motion to Dismiss the Consolidated Class Action Petition and on March 1, 2017, the Special Master appointed by the Court issued a report recommending to the Court that the Consolidated Class Action Petition be dismissed. On September 9, 2018, the Court accepted the Special Master’s recommendations and dismissed the lawsuit in its entirety. On October 8, 2018, the Plaintiff in the Consolidated Shareholder Litigation filed a notice of appeal of the District Court’s decision. The parties have filed their briefs and are awaiting a setting for oral argument. While no assurance can be given as to the ultimate outcome of the consolidated matter, we currently believe that the final resolution of the action will not have a material adverse effect on our results of operations, financial position, liquidity or capital resources.

Note 15. Subsequent Events:

The Company has evaluated subsequent events through May 28, 2019, and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements except for the transaction described below:

Business Combination: On April 7, 2019, the Company and Leo Holdings Corp. (“Leo”), a publicly traded special purpose acquisition company, together with the Company’s controlling stockholder, an entity owned by funds managed by affiliates of Apollo Global Management, LLC (“Apollo”), entered into a definitive business combination agreement (the “Leo Merger Agreement”). Concurrent with the closing of the transaction, Leo will domesticate as a Delaware corporation, following which Queso will merge with and into Leo with the result that CEC will continue as a wholly-owned subsidiary of Leo, which will be renamed Chuck E. Cheese Brands Inc. (the “Business Combination”). Concurrent with the consummation of the transaction, additional investors will purchase $100 million of common stock of Leo in a private placement. After giving effect to any redemptions by the public shareholders of Leo, the balance of the approximately $200 million in cash held in Leo Holdings’ trust account, together with the $100 million in private placement proceeds, will be used to pay transaction expenses and de-leverage the Company’s existing capital structure by repaying all or substantially all of the $255 million CEC senior notes (see Note 6. “Indebtedness and Interest Expense—CEC Senior Unsecured Notes”). It is expected that existing shareholders including funds managed by Apollo, will hold an approximately 51% stake in New CEC upon completion of the transaction.

In connection with the proposed Business Combination, including the domestication of Leo as a Delaware corporation, on April 29, 2019 Leo filed with the SEC a registration statement on Form S-4 containing a preliminary proxy statement and a preliminary prospectus of Leo. After the registration statement is declared effective, Leo will mail a definitive proxy statement/prospectus relating to the proposed Business Combination and other relevant materials for the proposed Business Combination to its shareholders as of a record date to be established for voting on the proposed Business Combination.

ANNEXES

Annex A:	Business Combination Agreement

Annex B:	Amended and Restated Memorandum and Articles of Association of Leo Holdings Corp.

Annex C:	Form of Proposed Certificate of Incorporation

Annex D:	Form of Proposed Bylaws

Annex E:	Form of Chuck E. Cheese Brands Inc. 2019 Equity Incentive Plan

Annex F:	Form of Certificate of Domestication of Leo Holdings Corp.

Annex G:	Form of Proxy Card for Leo Holdings Corp. Extraordinary General Meeting

Annex H:	Form of Director Nomination Agreement

Annex I:	Sponsor Shares Surrender Agreement

Annex J:	Form of Amended and Restated Registration Rights Agreement

A-1

ANNEX A

BUSINESS COMBINATION AGREEMENT

among

LEO HOLDINGS CORP.,

QUESO HOLDINGS INC.,

AP VIII CEC HOLDINGS, L.P.

AND

SOLELY FOR PURPOSES OF SECTIONS 7.14(f) AND 10.2(i),

LEO INVESTORS LIMITED PARTNERSHIP

April 7, 2019

A-i

5.23	Solvency	A-29
5.24	Takeover Statutes	A-29
5.25	Franchise Matters	A-29
5.26	No Additional Representations	A-29

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF LEO		A-30
6.1	Standing; Qualification and Power of Leo	A-30
6.2	Capitalization of Leo	A-30
6.3	Authority; Execution and Delivery; Enforceability	A-31
6.4	No Conflict; Consents	A-32
6.5	Litigation	A-32
6.6	Leo SEC Reports; Financial Statements	A-32
6.7	Information Supplied	A-33
6.8	NYSE Stock Market Quotation	A-33
6.9	Board Approval; Stockholder Vote	A-34
6.10	Investment Company Act	A-34
6.11	Trust Account	A-34
6.12	Title to Assets	A-34
6.13	Securities Laws Matters	A-35
6.14	Leo’s Business Investigation; Disclaimer Regarding Projections; No Knowledge of Misrepresentation	A-35
6.15	Solvency	A-36
6.16	Brokers’ and Finders’ Fees	A-36
6.17	Taxes	A-36
6.18	PIPE Investments	A-37
6.19	Related Person Transactions	A-37
6.20	Takeover Statutes	A-37
6.21	No Additional Representations	A-37

ARTICLE VII COVENANTS		A-38
7.1	Conduct of Business Prior to Closing	A-38
7.2	Access to Information	A-42
7.3	Confidentiality	A-42
7.4	Efforts to Consummate; Consents and Filings	A-43
7.5	Expenses; Transfer Taxes	A-44
7.6	Tax Treatment of the Merger	A-44
7.7	Publicity	A-45
7.8	Directors’ and Officers’ Indemnification and Insurance	A-45
7.9	Employee Matters	A-47
7.10	[Reserved]	A-48
7.11	Control of Operations.	A-48
7.12	Exclusivity	A-48
7.13	Trust Account	A-49
7.14	Proxy Statement; SEC Filings	A-49
7.15	Listing of Leo Common Stock	A-51
7.16	Section 16 of the Exchange Act	A-51
7.17	Notification of Certain Matters	A-52
7.18	Affiliate Agreements	A-52
7.19	Release	A-52
7.20	Seller Consent	A-53
7.21	No Claim Against Trust Amount	A-53
7.22	Subscription Agreements	A-53

A-ii

ARTICLE VIII CONDITIONS PRECEDENT		A-54
8.1	Conditions to Each Party’s Obligations	A-54
8.2	Conditions to Obligations of Leo	A-55
8.3	Conditions to the Obligations of the Seller and the Company	A-55
8.4	Frustration of Closing Conditions	A-56

ARTICLE IX TERMINATION		A-56
9.1	Termination	A-56
9.2	Effect of Termination	A-57

ARTICLE X GENERAL PROVISIONS		A-58
10.1	[Reserved]	A-58
10.2	Survival and Indemnification	A-58
10.3	Notices	A-61
10.4	Severability	A-62
10.5	Specific Performance	A-62
10.6	Entire Agreement	A-62
10.7	Assignment	A-62
10.8	No Third-Party Beneficiaries	A-62
10.9	Amendment	A-63
10.10	Waiver	A-63
10.11	Governing Law; Jurisdiction	A-63
10.12	Waiver of Jury Trial	A-64
10.13	Recourse	A-64
10.14	Limitation on Damages	A-64
10.15	Disclosure Schedules	A-64
10.16	Interpretation	A-65
10.17	No Presumption Against Drafting Party	A-65
10.18	Company and the Seller Privilege	A-65
10.19	Execution of Agreement	A-66

EXHIBITS

Exhibit A	Sponsor Shares Surrender Agreement
Exhibit B	Director Nomination Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Lock-Up Agreement
Exhibit E	Surviving Company Certificate of Incorporation
Exhibit F	Surviving Company Bylaws
Exhibit G	Service Providers

Schedules

Company Disclosure Schedules

Leo Disclosure Schedules

Seller Disclosure Schedules

A-iii

BUSINESS COMBINATION AGREEMENT, dated as of April 7, 2019 (this “Agreement”), among Leo Holdings Corp., a Cayman Islands exempted company (“Leo”), Queso Holdings Inc., a Delaware corporation (the “Company”), AP VIII CEC Holdings, L.P., a Delaware limited partnership (the “Seller”) and solely for purposes of Section 7.14(f) and 10.2(i), Leo Investors Limited Partnership, a Cayman limited partnership (“Sponsor”).

WHEREAS, Leo is a blank check company incorporated as a Cayman Islands exempted company on November 29, 2017 and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Closing and subject to the conditions set forth in this Agreement, Leo shall domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), and Article 206 of the Cayman Islands Companies Law (2018 Revision) (the “Domestication”);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, at the Closing, the Company will merge with and into Leo, the separate corporate existence of the Company will cease and Leo will be the surviving corporation (the “Merger”), and, upon the Effective Time (as defined below), all shares of Company Stock (as defined below) will be converted into the right to receive the Merger Consideration (as defined below) as set forth in this Agreement;

WHEREAS, the respective boards of directors of each of Leo and the Company have each duly approved (a) this Agreement, (b) the Merger of the Company with and into Leo in accordance with, and subject to, the terms and conditions set forth in this Agreement and the DGCL and (c) the other transactions contemplated by this Agreement;

WHEREAS, the respective boards of directors of Leo and the Company have each (a) determined that it is fair to, advisable to and in the best interests of Leo (including its public shareholders) and the Company, respectively, to enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, including in the case of Leo (including its public shareholders), the Domestication, (b) directed that the adoption of this Agreement be submitted to a vote of their respective stockholders or shareholders, as applicable, and (c) resolved and agreed to recommend to their respective stockholders or shareholders, as applicable, that they vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby including the Merger and with respect to Leo, the Domestication and the other Leo Shareholder Approvals, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and in accordance with the terms hereof, Leo shall provide an opportunity to its shareholders to have their Leo Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and Leo’s amended and restated memorandum and articles of association (as the same may be amended from time to time as permitted hereby and including through the Domestication, “Leo Governing Documents”) in conjunction with, inter alia, obtaining approval from the shareholders of Leo for the Business Combination contemplated by this Agreement;

WHEREAS, the affirmative consent of the Seller constitutes sufficient consent from the holders of equity interests of the Company in connection with the Merger and the transactions contemplated by this Agreement;

WHEREAS, immediately following execution of this Agreement, on the date of this Agreement, the Seller will execute and deliver to Leo and the Company, a written consent (the “Seller Consent”), pursuant to which, among other things, the Seller will act by written consent in favor of the adoption of this Agreement, the approval of the Merger and the other transactions contemplated by this Agreement thereby waiving any and all rights under the DGCL or otherwise to assert dissenters’ rights or demand appraisal of its shares of Company Stock (as defined herein) in connection with the Merger;

WHEREAS, concurrently with and conditional upon the execution of this Agreement, on the date of this Agreement, Sponsor and Leo are entering into a letter agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Shares Surrender Agreement”) pursuant to which Sponsor as a condition to the Merger and the PIPE Investment agrees to (a) surrender to Leo, for no consideration and as a contribution to the capital of Leo, 1,750,000 Class B ordinary shares, representing 35.64% of the total shares of Leo Common Stock owned by Sponsor (the “Surrendered Shares”) whereupon such shares shall be cancelled and (b) waive the conversion rights set forth in Section 17.2 of the Leo Governing Documents as to 35.64% of the Sponsor’s entitlement to receive Class A ordinary shares of Leo (the “Class B Share Conversion Rights”) that may result from the PIPE Investment, the Business Combination and/or the other transactions contemplated hereunder;

WHEREAS, in connection with the transactions contemplated by this Agreement, Leo has entered into subscription agreements (collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of Leo Common Stock (the “PIPE Investment”) up to an aggregate amount of $100,000,000;

WHEREAS, at the Closing, Leo intends to enter into a director nomination agreement with the Seller in substantially the form set forth in Exhibit B (the “Director Nomination Agreement”);

WHEREAS, at the Closing, Leo and certain of its equityholders, including the Seller and the holders of shares of Leo Common Stock as of the date of this Agreement who are parties to an existing registration rights agreement in respect of the shares of Leo Common Stock held by such holders intend to enter into a registration rights agreement in substantially the form set forth in Exhibit C (the “Registration Rights Agreement”);

WHEREAS, at the Closing, the Seller shall enter into a lock-up agreement substantially in the form attached hereto as Exhibit D (as the same may be amended, restated, or otherwise modified from time to time after the Closing in accordance with its terms (the “Lock-Up Agreement”), which shall be effective as of the Closing and pursuant to which the Seller will, subject to the terms and conditions thereof, agree not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any shares of Leo Common Stock or any other securities of Leo during the lock-up period described therein; and

WHEREAS, for U.S. federal income tax purposes, (a) it is intended that the Domestication will qualify as a “reorganization” under Section 368(a)(1)(F) of the Code (“Tax Treatment of the Domestication”), (b) it is intended that the Merger will qualify as a “reorganization” under Section 368(a) of the Code (“Tax Treatment of the Merger”) and (c) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to both the Domestication and the Merger within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Tax Treatment of the Transactions”).

NOW, THEREFORE, in consideration of the benefits to be derived from this Agreement, the Certificate of Merger and the representations, warranties, covenants, agreements and conditions set forth herein and in the Certificate of Merger, the parties hereto hereby agree as follows:

ARTICLE I

CLOSING TRANSACTIONS; MERGER

1.1	Closing Transactions.

(a) At the Closing, the parties shall cause the consummation of the following transactions in the following order in each case conditional upon each prior transaction having been consummated, upon the terms and subject to the conditions of this Agreement:

(i) Sponsor shall (A) surrender and transfer to Leo, for no consideration and as a contribution to the capital of Leo, the Surrendered Shares and (B) waive the Class B Share Conversion Rights that may result from the PIPE Investment, the Business Combination and/or the other transactions contemplated hereunder, in each case, pursuant to and in accordance with the terms of the Sponsor Shares Surrender Agreement.

(ii) Leo shall consummate the Domestication in accordance with Section 388 of the DGCL, and Article 206 of the Cayman Islands Companies Law (2018 Revision). In connection with the Domestication, (A) all of the issued and outstanding Leo Securities immediately prior to the Domestication shall remain outstanding and become substantially identical securities of Leo’s successor-in-interest in the Domestication, (B) the Domestication Certificate of Incorporation will become the Certificate of Incorporation of Leo and (C) the Domestication Bylaws will become the Bylaws of Leo.

(iii) The PIPE Investors and Leo shall consummate the PIPE Investment pursuant to and in accordance with the terms of the applicable Subscription Agreements.

(iv) The Certificate of Merger shall be executed and delivered in accordance with Section 1.2(b) hereof.

1.2	The Merger

(a) At the Effective Time (as defined herein) and in accordance with, and subject to, the terms and conditions set forth in this Agreement, the Certificate of Merger and the DGCL, the Company shall be merged with and into Leo and the separate corporate existence of the Company shall cease, and Leo shall continue its corporate existence under the DGCL as the surviving company in the Merger (hereinafter referred to as the “Surviving Company”).

(b) The Merger shall become effective on the Closing Date upon the filing by Leo of the Certificate of Merger with the Secretary of State of the State of Delaware (or at such later time as may be agreed upon in writing by each of Leo and the Company and set forth in the Certificate of Merger). The Certificate of Merger shall be executed and delivered in the manner provided under the DGCL. The time when the Merger shall become effective is referred to herein as the “Effective Time.”

(c) The Merger shall have the effects set forth in the DGCL, this Agreement and the Certificate of Merger. The name of the Surviving Company shall be “Chuck E. Cheese Brands Inc.” as of and following the Effective Time.

1.3	Certificate of Incorporation; Bylaws; Officers and Directors of Surviving Company

At the Effective Time (a) the certificate of incorporation in the form attached hereto as Exhibit E shall become the certificate of incorporation of the Surviving Company (the “Surviving Company Certificate of Incorporation”), (b) the bylaws in the form attached hereto as Exhibit F shall become the bylaws of the Surviving Company (the “Surviving Company Bylaws”), in each case, until thereafter changed or amended as provided therein or by applicable Law, (c) subject to Section 7.14(g), the officers of Leo immediately prior to the Effective Time shall become the officers of the Surviving Company, unless and until removed or until their terms of office shall have expired in accordance with the DGCL or the Surviving Company Certificate of Incorporation or the Surviving Company Bylaws, as applicable, and (d) subject to Section 7.14(g), the directors of Leo immediately prior to the Effective Time shall become the directors of the Surviving Company, unless and until removed or until their terms of office shall have expired in accordance with applicable Law or the Surviving Company Certificate of Incorporation or the Surviving Company Bylaws, as applicable, as each may be amended pursuant to its terms.

1.4	Taking of Necessary Actions

Prior to the Effective Time, and subject to the terms and conditions set forth in this Agreement, (a) Leo, the Company and the Seller shall take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as reasonably practicable, the Merger, and (b) Leo shall take or cause to be taken all such actions as may be necessary or appropriate in order to effectuate, prior to the Merger, the transactions contemplated by the Sponsor Shares Surrender Agreement and the Domestication.

ARTICLE II

EFFECT OF MERGER ON CAPITAL STOCK OF LEO AND THE COMPANY

2.1	Effect on Capital Stock

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Leo or any Subsidiary or the holders of any Leo Common Stock (as defined herein) or Company Stock (as defined herein):

(i) Cancellation of Treasury Stock. All shares of preferred stock, par value $0.01 per share, and common stock, par value $0.01 per share, in the Company (collectively the “Company Stock”) that are owned by the Company as treasury stock immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Conversion of Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares and Shares to be canceled in accordance with Section 2.1(a)(i)) shall be converted into the right to receive the applicable portion of the Merger Consideration pursuant to Section 2.2(a)(ii) and the right to receive the applicable Earnout Shares, if any, pursuant to Section 2.4. The Company Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Stockholder shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Merger Consideration pursuant to Section 2.2(a)(ii), the right to receive the applicable Earnout Shares, if any, pursuant to Section 2.4 and any dividends or other distributions to which holders become entitled upon the delivery of a Letter of Transmittal (including all certificates representing shares of Company Stock to the extent any such certificates have been issued by the Company (a “Certificate”)), without interest. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Leo Common Stock or Company Stock shall have been changed into a different number of shares or a different class, by reason of any equity dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event (including the Domestication) shall have occurred, then any number or amount contained herein which is based upon the number of shares of Leo Common Stock or Company Stock, as the case may be, will be equitably adjusted to provide to Leo and the holders of Company Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Leo or the Company to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, any Company Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive consideration set forth in Section 2.1(a)(ii) above, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. The holders of Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. If any such holder fails to perfect such appraisal right in accordance with the DGCL or withdraws or otherwise loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive from the

Surviving Company, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the applicable portion of the Merger Consideration and the right to receive the applicable Earnout Shares, if any, pursuant to Section 2.4 without any interest thereon. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall not, except with the prior written consent of Leo, make any payment with respect to any demands for appraisals or compromise, offer to settle or settle, or otherwise make any binding agreement regarding, any such demands.

2.2	Delivery of Merger Consideration

(a) Merger Consideration.

(i) The “Merger Consideration” shall consist of the number of shares of Leo Common Stock equal to (A) 34,950,137 shares of Leo Common Stock (the “Base Share Consideration”), plus (B) the Additional Seller Shares.

(ii) The applicable portion of the Merger Consideration to be received by each Stockholder shall equal the number of shares of Leo Common Stock, rounded down to the nearest whole number of shares, equal to (A) the Merger Consideration Per Share, multiplied by (B) the number of Shares held by such Stockholder immediately prior to the Effective Time. For purposes of the foregoing, the “Merger Consideration Per Share” shall mean (1) the Merger Consideration, divided by (2) the total number of Shares issued and outstanding as of immediately prior to the Effective Time (excluding Shares to be canceled in accordance with Section 2.1(a)(i)).

(iii) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted equitably to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Leo Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Leo Common Stock after the date of this Agreement (including any of the foregoing in connection with the Domestication) and prior to the Effective Time so as to provide the Stockholders with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration.

(b) Letter of Transmittal. As promptly as reasonably practicable following (i) the date hereof, Leo shall deliver to the Seller, and (ii) the Effective Time, Leo shall cause to be mailed to each holder of record of Company Stock, other than the Seller, a letter of transmittal in customary form (which shall have customary representations and warranties as to title, authorization, execution and delivery (which representations shall in no event be broader in scope than the representations of the Seller in Article IV) and a customary release consistent with Section 7.19(b) and shall specify that delivery shall be effected, and risk of loss and title to the Company Stock shall pass, only upon delivery of the Company Stock to Leo (including all Certificates) and shall be in such form as Leo may specify, subject to the Company’s reasonable approval) (the “Letter of Transmittal”) together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon the receipt of a Letter of Transmittal (including all Certificates) (but in no event prior to the Effective Time), duly, completely and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by Leo, each Stockholder shall be entitled to receive in exchange for each Share owned by such Stockholder (A) the Merger Consideration Per Share into which such Share has been converted pursuant to Section 2.1(a)(ii), (B) any cash in respect of any dividends or other distributions which such Stockholder has the right to receive pursuant to Section 2.2(e) and (C) the right to receive the applicable Earnout Shares, if any, pursuant to Section 2.4. Until surrendered as contemplated by this Section 2.2(c), each share of Company Stock (excluding Dissenting Shares and shares to be canceled in accordance with Section 2.1(a)(i)) shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Company Stock were entitled to receive in respect of such shares pursuant to this Section 2.2(c) (and cash in respect of any dividends or other distributions pursuant to Section 2.2(e) and the right to receive the applicable Earnout Shares, if any, pursuant to Section 2.4).

(d) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by Leo, the provision by such Person of an indemnity (in form and substance mutually agreed by Leo and the Company) against any claim that may be made against it, the Company, or the Surviving Company with respect to such Certificate, Leo will issue the Merger Consideration Per Share such Person has a right to receive pursuant to Section 2.2(b) (after giving effect to any required Tax withholdings as provided in Section 2.2(h)).

(e) Treatment of Unissued Shares. No dividends or other distributions declared or made with respect to Leo Common Stock with a record date after the Effective Time shall be paid with respect to the shares of Leo Common Stock issuable to a Stockholder until the delivery of a Letter of Transmittal in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following such delivery of a Letter of Transmittal (including all Certificates), there shall be paid to the holder of the certificate representing whole shares of Leo Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Leo Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Leo Common Stock.

(f) No Further Ownership Rights. Subject to Section 2.4, the shares of Leo Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any Shares shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares, and from and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate formerly representing Shares (excluding the Dissenting Shares) are presented for any reason, they shall be canceled and exchanged as provided in this Article II.

(g) No Fractional Shares. No certificates or scrip representing fractional shares of Leo Common Stock shall be issued upon the conversion of Shares pursuant to Section 2.1(a)(ii).

(h) Withholding Rights. Each of Leo and the Company shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts required to be deducted and withheld with respect to the making of such payment under applicable Tax Law or under any other applicable Law; provided, that, except in the case of Company Stock the conversion (pursuant to Section 2.1 hereof) of which would subject its holder to taxation under Section 83 of the Code, neither Leo nor the Company shall withhold any amounts on account of U.S. federal income Taxes from the Merger Consideration or the Earnout Shares, if any, provided that each of the Company and the Seller complies with the provisions of Section 3.2(a)(v). Amounts so withheld and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.3	Treatment of Company Equity Awards

(a) Each outstanding Option (whether vested or unvested) shall be assumed by Leo and automatically converted into an option to purchase Leo Common Stock (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in the Company Stock Plan and the Option award agreement evidencing the grants thereof and shall be assumed by Leo at the Effective Time (except any references therein to the Company or “Common Stock” will instead mean the Surviving Company and Leo Common Stock, respectively) and shall (i) constitute the right to acquire a number of shares of Leo Common Stock equal to (as rounded down to the nearest whole number) the product of (A)(1) the Base Share Consideration, divided by (2) the total number of Shares issued and outstanding as of immediately prior to the Effective Time (excluding Shares to be canceled in accordance with Section 2.1(a)(i)), multiplied by (B) the number of Shares subject to the unexercised portion of such Option, (ii) be subject to the same vesting schedule as the applicable Option, and (iii) have an exercise price per share equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price per share of such Option prior to its assumption, divided by (B)(1) the Base Share Consideration, divided by (2) the total number of Shares issued and outstanding as of immediately prior to the Effective Time (excluding shares to be canceled in accordance with Section 2.1(a)(i)). The adjustments described herein shall, to the extent necessary to preserve tax-qualified attributes (in the case of incentive stock options) and exemption from Section 409A (for all options), be effected in a manner that is consistent with Sections 409A and 424(a) of the Code.

(b) Prior to the Effective Time, Leo and the Company shall take all corporate actions necessary, including, without limitation, adopt such resolutions as are necessary, to effect the treatment of the Options contemplated by this Section 2.3(b). At the Effective Time, Leo shall assume all obligations of the Company under the Company Stock Plan, each outstanding Option and the Option award agreements evidencing the grants thereof and shall administer and honor all such awards in accordance with the terms and conditions of such Option award agreements and the Company Stock Plan (subject to the adjustments required by reason of this Agreement or such other adjustments or amendments made by Leo in accordance with such terms and conditions). Following the Closing, Leo shall notify each holder of Options of the conversion of Options into Assumed Options. Leo shall take all corporate action necessary to reserve for issuance a sufficient number of Leo Common Stock for delivery upon exercise of the Assumed Options to be issued for the Options in accordance with this Section 2.3(b).

2.4	Earnout

(a) After the Closing, subject to the terms and conditions set forth herein, the Earnout Recipients shall have the contingent right to receive additional consideration from the Surviving Company based on the performance of the Surviving Company and its Subsidiaries, in each case, to the extent the requirements as set forth in this Section 2.4 are met.

(b) In the event that the closing sale price of Leo Common Stock on the NYSE or the principal securities exchange or securities market on which the Leo Common Stock is then traded equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “2021 Share Price Target”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period ending on or prior to December 31, 2021, then, subject to the terms and conditions of this Agreement, the Earnout Recipients shall be entitled to receive from the Surviving Company, as additional consideration for the transactions contemplated hereby, an additional two million (2,000,000) shares of Leo Common Stock (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the date of this Agreement, including to account for any equity securities into which such shares are exchanged or converted, other than in respect of the transactions contemplated by the Sponsor Shares Surrender Agreement or the Domestication) (the “2021 Earnout Shares”), which 2021 Earnout Shares shall be issued by the Surviving Company to the Earnout Recipients in accordance with their respective Earnout Pro Rata Shares within five (5) Business Days following the final day of the applicable twenty (20) Trading Day period.

(c) In the event that the closing sale price of Leo Common Stock on the NYSE or the principal securities exchange or securities market on which the Leo Common Stock is then traded equals or exceeds $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “2022 Share Price Target”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period ending on or prior to December 31, 2022, then, subject to the terms and conditions of this Agreement, the Earnout Recipients shall be entitled to receive from the Surviving Company, as additional consideration for the transactions contemplated hereby, an additional two million (2,000,000) shares of Leo Common Stock (subject to equitable adjustment for share splits, share dividends, combinations, recapitalizations and the like after the date of this Agreement, including to account for any equity securities into which such shares are exchanged or converted, other than in respect of the transactions contemplated by the Sponsor Shares Surrender Agreement or the Domestication) (the “2022 Earnout Shares” and together with the 2021 Earnout Shares, the “Earnout Shares”), which 2022 Earnout Shares shall be issued by the Surviving Company to the Earnout Recipients in accordance with their respective Earnout Pro Rata Shares within five (5) Business Days following the final day of the applicable twenty (20) Trading Day period.

(d) Acceleration Events. Notwithstanding the foregoing, (i)(A) in the event that a Change of Control is consummated following the Closing on or prior to December 31, 2021 and (B) the implied consideration per share of the Leo Common Stock in such Change of Control transaction equals or exceeds the 2021 Share Price Target (or the equivalent fair market value thereof, as determined by the Company in good faith, in the event of any non-cash consideration), then, as additional consideration for the transactions contemplated hereby and to the extent not already issued pursuant to this Section 2.4, the Surviving Company shall issue the 2021 Earnout Shares to the Earnout Recipients in accordance with their respective Earnout Pro Rata Shares immediately prior to the consummation of such Change of Control transaction; provided, that if no such Change of Control transaction is consummated on or prior to December 31, 2021, the Surviving Company shall have no further obligations under this Section 2.4(d)(i), and (ii)(A) in the event that a Change of Control is consummated following the Closing on or prior to December 31, 2022 and (B) the implied consideration per share of the Leo Common Stock in such Change of Control transaction equals or exceeds the 2022 Share Price Target (or the equivalent fair market value thereof, as determined by the Company in good faith, in the event of any non-cash consideration), then, as additional consideration for the transactions contemplated hereby and to the extent not already issued pursuant to this Section 2.4, the Surviving Company shall issue the 2022 Earnout Shares to the Earnout Recipients in accordance with their respective Earnout Pro Rata Shares immediately prior to the consummation of such Change of Control transaction; provided, that if no such Change of Control transaction is consummated on or prior to December 31, 2022, the Surviving Company shall have no further obligations under this Section 2.4(d).

(e) Leo and the Surviving Company shall use commercially reasonable efforts to remain listed as a public company on, and for the Earnout Shares to be tradable over, the NYSE.

(f) Notwithstanding anything to the contrary herein, (i) the Earnout Recipients shall not be entitled to receive the same Earnout Shares on more than one occasion, (ii) in the event that, on a particular date, the closing sale price of Leo Common Stock or the implied consideration per share of the Leo Common Stock in any Change of Control transaction entitles the Earnout Recipients to the 2021 Earnout Shares and the 2022 Earnout Shares (but only if neither of which has previously been issued) pursuant to this Section 2.4, then the Earnout Recipients shall be entitled to receive all of the 2021 Earnout Shares and the 2022 Earnout Shares, and (iii) the number of shares of Leo Common Stock to be issued to any Earnout Recipient in connection with any issuance of Earnout Shares shall be rounded down to the nearest whole number. Subject to Section 2.4(d), if the closing sale price of Leo Common Stock on the NYSE or the principal securities exchange or securities market on which the Leo Common Stock is then traded does not (A) exceed the 2021 Share Price Target at any time during the period beginning on the Closing Date and ending on December 31, 2021, then the Surviving Company shall not be required to issue the 2021 Earnout Shares and shall cease to have any further obligations under Section 2.4(b) and (B) exceed the 2022 Share Price Target at any time during the period beginning on the Closing Date and ending on December 31, 2022, then the Surviving Company shall not be required to issue the 2022 Earnout Shares and shall cease to have any further obligations under Section 2.4(c).

ARTICLE III

CLOSING

3.1	The Closing

The closing (the “Closing”) of the transactions contemplated by this Agreement, as applicable, shall take place at the offices of Kirkland & Ellis LLP, 333 South Hope Street, Los Angeles, California 90071 on a date that is no later than three (3) Business Days after all of the conditions precedent set forth in Article VIII have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible under applicable Law and the terms of this Agreement, waiver of those conditions), or such other date as may be mutually agreed upon by the parties (the “Closing Date”). On the Closing Date, Leo shall execute the Certificate of Merger, and file the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 1.2 hereof in accordance with the DGCL.

3.2	Closing Deliverables

(a) At the Closing, the Seller and/or the Company, as applicable, shall deliver or cause to be delivered to Leo:

(i) a counterpart to each Related Document to which it is to be a party, duly executed by a duly authorized representative of such Person;

(ii) a certificate, executed by an executive officer of the Company and dated as of the Closing Date, stating that the conditions specified in Sections 8.2(a) - 8.2(d) have been satisfied;

(iii) a certificate signed by an authorized officer of the Company, solely in his capacity as such and not in his personal capacity, setting forth all Transaction Costs incurred by the Company or the Seller along with final invoices from service providers to the Company or the Seller in respect of the Merger and all transactions in connection therewith and the transactions contemplated hereby;

(iv) not less than two (2) Business Days prior to the Closing, a Letter of Transmittal of the Seller (including all Certificates), duly, completely and validly executed in accordance with the instructions thereto; and

(v) (A) a certificate in compliance with Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h), that the Company is not a “United States real property holding corporation” in form and substance satisfactory to Leo (and a copy of such certificate shall simultaneously be delivered by the Company to the Seller with a copy to Leo), (B) reasonably satisfactory proof that the Company has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) and (C) an IRS Form W-9 claiming a complete exemption from backup withholding, duly executed by the Seller.

(b) At the Closing, Leo shall deliver or cause to be delivered:

(i) to each Stockholder (including, for the avoidance of doubt, the Seller) that has delivered a Letter of Transmittal (including all Certificates), duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Leo, at least two (2) Business Days prior to the Effective Time, the Merger Consideration Per Share into which such Company Stock have been converted pursuant to Section 2.1(a)(ii);

(ii) to the Seller, evidence of the Domestication and a certified copy of the Domestication Certificate of Incorporation as filed with the Secretary of State of the State of Delaware at the Domestication;

(iii) to the Seller, a counterpart to each Related Document to which Leo is to be a party, duly executed and delivered by a duly authorized representative of such Person;

(iv) a certificate signed by an authorized officer of Leo, solely in his capacity as such and not in his personal capacity, setting forth all Transaction Costs incurred by Leo along with final invoices from service providers to Leo in respect of the Merger and all transactions in connection therewith and the transactions contemplated hereby; and

(v) to the Seller, a certificate, executed by an authorized officer of Leo and dated as of the Closing Date, stating that the conditions specified in Section 8.3 have been satisfied.

(c) At the Closing, the Surviving Company shall assume and become party to the Existing Credit Agreement and shall execute such documents or other instruments as may be required under the Existing Credit Agreement and related loan documents in connection therewith.

(d) At or promptly following the Closing, Leo or the Surviving Company, as applicable, shall repay, or cause to be repaid, on behalf of the Company Group, the obligations in respect of the Funded Indebtedness of the Company Group in an amount equal to the lesser of (i) the outstanding Funded Indebtedness as of the Closing and (ii) the sum of (A) Cash Proceeds, minus (B) the Transaction Costs, in either case, by wire transfer of immediately available funds as directed by the holders of such Indebtedness at least two (2) Business Days prior to the Closing, and the Company shall deliver to Leo all appropriate payoff letters (in a form reasonably acceptable to Leo) and make arrangements to deliver UCC-3 termination statements or similar documents evidencing the termination of all Encumbrances of the assets of the Company Group held by the lenders of such Indebtedness.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Seller Disclosure Schedules the Seller hereby represents and warrants to Leo as of the date hereof and, on the occurrence of the Closing, as of the Closing Date as follows:

4.1	Standing; Qualification and Power

(a) The Seller is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, in each case, in all material respects.

(b) The Seller is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not prevent or materially impair or delay the Seller’s performance of its obligations hereunder.

4.2	Ownership

The Seller has good, valid and marketable title to the Company’s equity interests owned (beneficially and of record) by the Seller set forth on Section 4.2 of the Seller Disclosure Schedules, free and clear of all Encumbrances. Other than this Agreement, the equity interests of the Company owned by the Seller are not subject to any stockholder agreement, investor rights agreement, registration rights agreement, voting agreement or trust, proxy or other Contract (including any Contract relating to rights of first refusal, co-sale rights or drag-along rights).

4.3	Authority; Execution and Delivery; Enforceability

The Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement has been and, in the case of the Related Documents to which it is or will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party will be when delivered, duly authorized by all requisite action of the Seller, and no other proceeding on the part of the Seller is necessary to authorize the entry into this Agreement by the Seller or the entry into the Related Documents to which the Seller is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which the Seller is or will be a party will be, duly and validly executed and delivered by the Seller and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which the Seller is or will be a party will constitute, a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity) (collectively, the “Enforceability Exceptions”).

4.4	Brokers’ and Finders’ Fees

The Seller has not employed, nor is it subject to any valid claim of liability or obligation to, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith.

4.5	No Conflict; Consents

(a) The execution, delivery and performance of this Agreement by the Seller, and the consummation by the Seller of the transactions contemplated hereby, do not and will not (i) violate or conflict with any provision of the certificate of limited partnership or partnership agreement (or other comparable governing documents) of the Seller, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which the Seller is a party or by which any of its respective properties or assets are bound, (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b) and/or Section 6.4(b), violate or conflict with any Law applicable to the Seller or by which any of its respective properties or assets are bound, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the material properties or material assets of the Seller, other than, in the case of clauses (ii) through (iv) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, materially impair or delay the Seller’s ability to consummate the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by the Seller, and the consummation by the Seller of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws and (ii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay the Seller’s ability to consummate the transactions contemplated hereby.

4.6	Litigation

As of the date of this Agreement, (a) there are no Actions pending or, to the knowledge of the Seller, threatened against the Seller, and (b) the Seller is not subject to (nor are any properties or assets of the Seller bound by or subject to) any outstanding Orders, writs, judgments, injunctions, decrees or awards that, if not complied with, in either case, would prevent or materially delay or impair, or would reasonably be expected to prevent or materially delay or impair, the ability of the Seller to perform its obligations under this Agreement and the Related Documents to which it is or will be a party or to consummate the transactions contemplated hereby or thereby.

4.7	Related Party Transactions

There are no transactions or Contracts, or series of related transactions of Contracts (each, a “Seller Related Party Transaction”), between the Seller, on the one hand, and any member of the Company Group, any officer, director, manager or Affiliate of any member of the Company Group or, to the knowledge of the Seller, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand. The Seller has made available to Leo true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to any Seller Related Party Transaction.

4.8	Seller Information

The information relating to the Seller which is provided to Leo for inclusion in the Form S-4 or the Proxy Statement, will not at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s shareholders or at the time of the Leo Shareholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Seller that is included in the Form S-4 or the Proxy Statement). Notwithstanding the foregoing, the Seller does not make any representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Leo for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

4.9	Securities Law Matters

The Seller acknowledges that the shares of Leo Common Stock comprising the Merger Consideration being acquired by the Seller pursuant to this Agreement and the Related Documents have not been registered under the Securities Act or under any state or foreign securities Laws. The Seller is acquiring such shares of Leo Common Stock for its own account solely for investment purposes and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws. The Seller acknowledges that such shares of Leo Common Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state or foreign securities Laws, as applicable. The Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the shares of Leo Common Stock and is capable of bearing the economic risks of such investment. The Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

4.10	No Additional Representations

NEITHER THE SELLER NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO THE SELLER, INCLUDING ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF THE SELLER AND INCLUDING THE

PHYSICAL OR ENVIRONMENTAL CONDITION OF ANY PAST OR CURRENT PROPERTY OR FACILITY OF THE SELLER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE SELLER SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS”.

THE SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE SELLER OR ANY OF ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO LEO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO LEO BY ANY REPRESENTATIVE OF THE SELLER OR ANY OF ITS AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO LEO REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY GROUP.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Leo as of the date hereof and, on the occurrence of the Closing, as of the Closing Date as follows, it being understood that each representation and warranty contained in this Article V is subject to, and qualified by, the disclosures in a Form 10-K or a Form 8-K of CEC Entertainment, Inc. filed with the SEC within the last three (3) years (the “CEC SEC Documents”) (other than any disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of any CEC SEC Document or other forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature); provided, that it is understood that any matter disclosed in any CEC SEC Document will not be deemed to be disclosed for purposes of, or to modify or qualify, the Fundamental Representations, Section 5.4 or Section 5.6(c):

5.1	Standing; Qualification and Power

(a) The Company is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on the Businesses, as applicable, in each case, in all material respects. Each member of the Company Group is duly organized and validly existing under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on the Businesses, as applicable, in each case, in all material respects.

(b) Each member of the Company Group is in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, in all material respects. Each member of the Company Group is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the certificate of formation, operating agreement, certificate of incorporation and bylaws (or other comparable governing documents), as applicable, of each member of the Company Group, as in effect as of the date of this Agreement, have been heretofore made available to Leo.

5.2	Capitalization of the Company Group

(a) Section 5.2(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, the number of authorized equity interests of each class of equity interests of the Company, the number of issued and outstanding equity interests of each class of equity interests of the Company, the beneficial and record owners thereof and number of equity interests of each class owned by each such beneficial and record owner, and in the case of incentive equity awards outstanding as of the date hereof, on an individual by individual and grant by grant basis, the date of grant, number of awards granted, exercise price, purchase price or similar pricing (if applicable), vesting requirements, current vested/unvested status, and treatment in connection with the transactions contemplated by this Agreement.

(b) All issued and outstanding equity interests of each member of the Company Group have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of any preemptive, rights of first refusal or similar rights, and at Closing will be free and clear of all Encumbrances except, in the case of any member of the Company Group other than the Company, for Permitted Encumbrances.

(c) As of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of the Company, (ii) options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or other rights to purchase or subscribe for capital stock of the Company or (iii) Contracts of any kind to which the Company is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of the Company, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or rights of the type referred to in clause (ii). No equity or equity-based compensation has been granted by the Company or any of its Affiliates to any existing or former employees or other service providers of the Company Group other than pursuant to the Company Stock Plan.

(d) There are no voting trusts, proxies, stockholder, partnership or other Contracts with a stockholder of any member of the Company Group, investors’ rights Contracts, right of first refusal or co-sale Contract, or registration rights Contracts or other agreements or understandings to which any member of the Company Group is bound with respect to voting of any shares of capital stock or any other equity interest of any member of the Company Group.

(e) Section 5.2(e) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of the Company Subsidiaries and the authorized and the issued and outstanding capital stock or other equity interests, as the case may be, of the Company Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable for the capital stock or other ownership interests of any of the Company Subsidiaries, (ii) options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or other rights to purchase or subscribe for capital stock or other ownership interests of any of the Company Subsidiaries or (iii) Contracts of any kind by which any member of the Company Group is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock or any other ownership interests of any of the Company Subsidiaries, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, restricted stock units, performance stock units, stock appreciation rights, phantom stock, warrants, calls or rights of the type referred to in clause (ii).

(f) Except for the Company’s direct and indirect interests in its respective Company Subsidiaries, no member of the Company Group owns, directly or indirectly, any interest or investment in the form of equity in, and no member of the Company Group is subject to any obligation or requirement to provide for or make any investment in, any Person.

(g) No member of the Company Group is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

(h) Section 5.2(h) of the Company Disclosure Schedules sets forth a true, correct and complete, as of the date hereof, list of all holders of outstanding Options under the Company Stock Plan, and includes, on a grant by grant basis, the grant date, number of Options granted, vesting schedule, and current vesting status (prior to giving effect to the transactions contemplated by this Agreement) and, the price per share at which such Option may be exercised and the number of shares of Common Stock subject to each such Option that is currently exercisable. Each grant of Option was made in accordance with the terms of the Company Stock Plan and in compliance with all applicable Laws, and the per share exercise price to purchase a share of Common Stock under each Option was equal to or greater than the fair market value of a share of Common Stock on the date of grant.

5.3	Authority; Execution and Delivery; Enforceability

The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Seller Consent, the execution and delivery by the Company of this Agreement has been and, in the case of the Related Documents to which it is or will be a party, will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party will be when delivered, duly authorized by all requisite action of the Company and its equityholders, and no other proceeding on the part of the Company is necessary to authorize the entry into this Agreement or the Related Documents to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and upon its execution and delivery, each of the Related Documents to which the Company is or will be a party will be, duly and validly executed and delivered by the Company and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which the Company is or will be a party will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, in each case subject to the Enforceability Exceptions.

5.4	No Conflict; Consents

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not, as applicable, (i) violate or conflict with any provision of the certificate of formation, operating agreement, certificate of incorporation or bylaws (or other comparable governing documents), as applicable, of any member of the Company Group, (ii) result in a material violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a material default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any Material Contract to which any member of the Company Group is a party or by which any of its properties or assets are bound, (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b) and/or Section 6.4(b), materially violate or materially conflict with any Law applicable to any member of the Company Group or by which any of its properties or assets are bound, or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon the material properties or material assets of any member of the Company Group.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, will not require any material waiver, material authorization or other material Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) any consents, waivers, approvals, authorizations, designations, declarations, filings or notifications, the absence of which would not prevent or materially delay or impair, or reasonably be expected to prevent or materially delay or impair, individually or in the aggregate, the ability of the Company to perform its obligations under this Agreement and the Related Documents to which it is a party or to consummate the transactions contemplated hereby and thereby, and (iii) the filing of the Certificate of Merger with, and the acceptance for record thereof by, the Secretary of State of the State of Delaware.

5.5	Financial Statements

(a) Section 5.5(a) of the Company Disclosure Schedules contains true and complete copies of the audited consolidated balance sheet of the Company Group as of December 30, 2018 and December 31, 2017, and the related audited consolidated statements of earnings, comprehensive income (loss), changes in stockholders’ equity and cash flows for the years ended December 30, 2018 and December 31, 2017 (the “Financial Statements”). Except as otherwise indicated in the Financial Statements (including the notes thereto), the Financial Statements have been based upon the books and records of the Company and the Company Group, have been prepared in accordance with GAAP consistently applied during the periods involved and fairly present, in all material respects, the consolidated financial condition and the results of earnings, comprehensive income (loss), changes in stockholders’ equity and cash flows of the Company Group, taken as a whole, as of the dates and for the periods indicated therein. During the periods presented, Queso Holdings Inc. had no material operations, assets or liabilities other than Indebtedness under the Existing Credit Agreement, holding its one asset, equity in CEC Entertainment, Inc. and operations, assets or liabilities ancillary thereto.

(b) The books of account and other financial records of the Company Group have been kept accurately in all material respects in the ordinary course operation of the Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company Group have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Company Group are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group, (iv) that the amount recorded for assets on the books and records of the Company Group is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) that accounts, notes and other receivables and inventory are recorded accurately. Since the Lookback Date, no member of the Company Group has received from its independent auditors any written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Company Group, (y) “material weakness” in the internal controls over financial reporting of the Company Group or (z) fraud, whether or not material, that involves management or other employees of the Company Group who have a significant role in the internal controls over financial reporting of the Company Group.

(c) Section 5.5(c) of the Company Disclosure Schedules describes all of the Indebtedness of the Company Group, including the identity of any obligor and/or guarantor, the aggregate principal and interest owed in respect thereof, maturity of each such instrument and the aggregate Cash and Cash Equivalents that can be used without restriction and without the payment of any Taxes, fees or expenses, in each case, as of the close of business on December 30, 2018.

5.6	Absence of Certain Changes

Since December 30, 2018, (a) the Business has been conducted in accordance with the ordinary course of business consistent with past practices in all material respects, (b) each member of the Company Group has not taken or omitted to take any action that, if taken following the date hereof and prior to the Closing Date, would require the consent of Leo pursuant to Sections 7.1(b)(i), 7.1(b)(ii), 7.1(b)(iii), 7.1(b)(iv), 7.1(b)(vi), 7.1(b)(vii), 7.1(b)(viii), 7.1(b)(ix), 7.1(b)(x), 7.1(b)(xi), 7.1(b)(xii), 7.1(b)(xiv), 7.1(b)(xvii), 7.1(b)(xx) and 7.1(b)(xxi) (in each case, subject to the exceptions contained therein) or authorized, committed or agreed to take any such action and (c) there have not been any changes, developments or events that, individually or in the aggregate, has or have had a Material Adverse Effect.

5.7	Compliance with Law; Permits

(a) Each member of the Company Group is, and since the Lookback Date, has been, in compliance in all material respects with all Laws applicable to each member of the Company Group, the Owned Real Property, the Company Leases and the Real Property Leases. Since the Lookback Date, no member of the Company Group has received written notice from any Franchisee or any Governmental Authority alleging any material violation or violations under any applicable Law.

(b) The Company Group has all material Permits required under applicable Laws for the operation of the Business and the use of the Owned Real Property, and is in material compliance with the terms of such Permits.

(c) Each member of the Company Group has been, since the Lookback Date, in compliance with applicable Laws related to (u) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended, the UK Bribery Act 2010, as amended, and any other equivalent or comparable Laws of other countries (collectively, “Anti-Corruption Laws”); (v) economic sanctions administered, enacted or enforced by any Sanctions Authority (collectively, “Sanctions Laws”); (w) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., as amended, and any other equivalent or comparable Laws of other countries (collectively, “Export Control Laws”); (x) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, as amended, and any other equivalent or comparable Laws of other countries; (y) anti-boycott, as administered by the U.S. Department of Commerce; and (z) importation of goods, including Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable Laws of other countries (collectively, “International Trade Control Laws”).

(d) None of the members of the Company Group, nor any director or officer, nor, to the Knowledge of the Company, any employee, or agent of the Company Group, is or is acting under the direction of, on behalf of or for the benefit of a Person that (i) is the subject of Sanctions or identified on any sanctions or similar lists administered by a Sanctions Authority, including but not limited to the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Sanctions Authority, as amended from time to time, or any Person owned or controlled by any of the foregoing (collectively, “Prohibited Party”); (ii) is the target of any Sanctions Laws; (iii) is located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria; (iv) is an officer or employee of any Governmental Authority or public international organization, or officer of a political party or candidate for political office; (v) since the Lookback Date, has participated in any transaction involving a Prohibited Party, or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws; (vi) to the Knowledge of the Company, has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws; or (vii) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(e) None of the members of the Company Group has received written notice of, nor, to the Knowledge of the Company, any of their respective officers, employees, agents or third-party representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense), and no such investigation, inquiry or proceedings are pending or written notice thereof received or, to the Knowledge of the Company, have been threatened or are pending and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

5.8	Litigation

There is no Action pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group that (a) involves a claim in excess of $350,000, (b) involves a claim for an unspecified amount which would, if adversely determined, be reasonably likely to materially impact the Company’s Business or prohibit the Company Group’s ability to offer or sell Franchises or enter into Franchise Agreements immediately following the date hereof, except for any pending renewal filings, and any amendment filings and changes to the Franchise Disclosure Documents that might be required to describe the Merger, (c) seeks injunctive relief, which would, if granted, be reasonably likely to materially impact the Company’s Business or (d) is reasonably likely to impair the ability of the Company to perform its obligations under this Agreement. There are no material outstanding writs, judgments, injunctions, decrees, settlement agreements or similar orders by which any of the members the Company Group or any of its assets or properties are bound or prohibit the Company Group’s ability to offer or sell Franchises or enter into Franchise Agreements immediately following the date hereof, except for any pending renewal filings, and any amendment filings and changes to the Franchise Disclosure Documents that might be required to describe the Merger.

5.9	No Undisclosed Liabilities

Except as set forth in each of the Financial Statements (or the notes thereto), no member of the Company Group has any material Indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which is not accrued or reserved against in the December 30, 2018 balance sheet (or the notes thereto) included in each of the Financial Statements, other than (a) liabilities or obligations otherwise specifically disclosed in this Agreement or in such of the Company Disclosure Schedules hereto, (b) liabilities and obligations arising under this Agreement and any Related Document or the performance by the Company of its obligations in accordance with the terms of this Agreement (including Section 7.1(b)) and any Related Document and (c) liabilities or obligations incurred since December 30, 2018 in the ordinary course of such Business (none of which results from or arises out of a material breach of or a material default under any Contracts, material breach of warranty, tort, material infringement or material violation of Law).

5.10	Taxes

(a) All material Tax Returns required to be filed by or on behalf of any member of the Company Group have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (b) such Tax Returns were true and complete in all material respects when filed; (c) all material amounts of Taxes due and payable by any member of the Company Group, have been fully and timely paid; (d) no member of the Company Group has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency; (e) each of the members of the Company Group has complied with all applicable Laws relating to the collection or withholding of material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state or foreign Laws) and have duly and timely withheld and paid over to the appropriate Tax Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws; (f) no member of the Company Group (A) has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group the common parent of which was the Company); or (B) has any liability for the Taxes of any Person (other than another member of the Company Group) under Treasury Regulations 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, (g) no member of the Company Group is a party to any Tax allocation or sharing agreement (other than any routine commercial agreement that does not primarily relate to Taxes); (h) no claim has been made in writing by any Tax Authority in a jurisdiction in which a member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction; (i) no audit, examination, investigation, dispute or other proceeding by any Tax Authority with respect to material Taxes owed by any member of the Company Group is pending and no Tax Authority has given written notice of any intention to commence such an audit, examination, investigation, dispute or other proceeding or assert any deficiency or claim for additional Taxes against any member of the Company Group, nor has any such deficiency or claim for additional Taxes been proposed or assessed in writing, which deficiency or claim has not been settled; (j) no member of the Company Group has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2); (k) the Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (l) in the two (2) years prior to the date of this Agreement, no member of the Company Group has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (m) there are no material Encumbrances for Taxes upon any property or assets of any member of the Company Group except for Permitted Encumbrances, (n) no member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement and (o) the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

5.11	Intellectual Property; Privacy; Cybersecurity

(a) Section 5.11(a) of the Company Disclosure Schedules sets forth a true and complete list, as of the date of this Agreement, of (i) all material Intellectual Property that is owned by or exclusively licensed to any member of the Company Group that is registered or the subject of a pending application for registration (“Owned Intellectual Property”); (ii) each Contract material to the Business, pursuant to which any member of the Company Group uses or has the right to use any Licensed Intellectual Property (excluding licenses for commercial “shrink wrap,” “click through,” “browse wrap” or other off-the-shelf software that has not been modified or customized); and (iii) each Contract material to the Business, pursuant to which any member of the Company Group licenses or sublicenses any Owned Intellectual Property or Licensed Intellectual Property to third parties. The Owned Intellectual Property is subsisting, valid and enforceable.

(b) One or more members of the Company Group exclusively own or have a valid and enforceable license to use all material Intellectual Property that is used in or necessary for the conduct of the Business. One or more members of the Company Group (i) exclusively own all right, title and interest in and to the Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances and non-exclusive licenses entered into in the ordinary course of such Business), and (ii) have the valid and enforceable right to use the Licensed Intellectual Property.

(c) The Company Group has used commercially reasonable efforts and taken reasonable steps to maintain and protect all of the Owned Intellectual Property, including maintaining the confidentiality, integrity, and security of the Company Computer Systems and confidential information. The consultants and independent contractors of the Company Group who have created, authored, conceived or developed material Intellectual Property for or on behalf of, or under the direction or supervision of the Company Group or otherwise arising out of such person’s engagement or contract with the Company Group has entered into a valid and enforceable written agreement with the Company Group assigning all such Intellectual Property to the Company Group. To the Knowledge of the Company, no such confidential information has been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to a written confidentiality agreement. To the Knowledge of the Company, no Person has breached any agreement referenced in this Section 5.11(c).

(d) (i) The operation of the Business, as currently conducted, does not, directly or indirectly, infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party in any material respect;

(ii) no member of the Company Group has received any written communication from any Person alleging a member of the Company Group directly or indirectly, infringes, misappropriates or otherwise violates the Intellectual Property rights of any such Person in any material respect; (iii) there is no material Action pending or threatened in writing against any member of the Company Group alleging that a member of the Company Group is, directly or indirectly, infringing, misappropriating or otherwise violating any Intellectual Property rights of any Person; (iv) there is no Action pending or threatened in writing by any member of the Company Group alleging that a third party has, directly or indirectly, infringed, misappropriated or otherwise violated any Intellectual Property rights of a member of the Company Group in any material respect; and (v) to the Knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by any member of the Company Group and that is material to the Business.

(e) Each member of the Company Group has established and implemented, and is operating in material compliance with, policies, programs and procedures that are commercially reasonable and consistent with reasonable industry practices, including administrative, technical and physical safeguards, to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse, including maintaining security controls for all information technology systems, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms, peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Company Computer Systems”) that are intended to safeguard the Company Computer Systems against the risk of business disruption arising from attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person. The software and databases included in the Owned Intellectual Property, including whether through license or assignment, are sufficient in all material respects for operation of the Business and are free from any material bug, virus, malware, and the like. The Company Group uses commercially reasonable efforts to protect the confidentiality, integrity and security of the Company Computer Systems used in the operation of the Business and to prevent any unauthorized use, access, interruption, or modification of the Company Computer Systems. Such Company Computer Systems (i) are sufficient for the immediate and currently anticipated future needs of the Company Group, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner, and (ii) are in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all software as necessary for the operation of the Business as currently conducted and as currently anticipated to be conducted in the future. Since the Lookback Date, the Company Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Company Computer Systems that have caused any substantial disruption of or interruption in or to the use of such Company Computer Systems. The Company has remedied any material privacy or data security issues raised in any privacy or data security audits of its businesses (including third party audits of the Company Computer Systems).

(f) The Company Group has in place commercially reasonable policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the collection, use, processing, disclosure, disposal, dissemination, storage and protection of personally identifiable customer information.

(i) The Company Group is, and since the Lookback Date, has been, in material compliance with (A) all applicable Laws, (B) with the Company Group’s Privacy Policy, (C) the Payment Card Industry Data Security Standard; and (D) contracts to which a member of the Company Group is party, in each case, regarding the collection, use, processing, disclosure, disposal, dissemination, storage and protection of personally identifiable customer or employee information, sensitive data, and payment card information (“Personal Information”).

(ii) Since the Lookback Date, there has been no material unauthorized access or use of Personal Information stored by any member of the Company Group or made any unauthorized use of such Personal Information since the Lookback Date.

(iii) The Company Group has commercially reasonable security measures in place intended to protect Personal Information stored in their computer systems from unlawful access or use by any third party or any other use by a third party that would materially violate the Privacy Policy.

(iv) No material Actions are pending or, to the Knowledge of the Company, threatened in writing against any member of the Company Group relating to the collection, use, dissemination, storage and protection of Personal Information.

5.12	Employees and Employee Benefits

(a) Section 5.12(a) of the Company Disclosure Schedules contains a correct and complete list of all Benefit Plans as of the date of this Agreement.

(b) With respect to each material Benefit Plan, if applicable, the Company has made available to Leo true and complete copies of (i) the plan document, including any related trust document, insurance contract or other funding arrangement, and all amendments thereto, (ii) the most recent summary plan description, or (iii) the most recent annual audited financial statements and opinion and (iv) if the Benefit Plan is intended to qualify under Section 401(a) of the Code, the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”).

(c) No member of the Company Group nor any ERISA Affiliate thereof has or could reasonably expect to have any liability with respect to (i) any employee benefit plan subject to Section 412 or 4971 of the Code or Title IV or Section 302 of ERISA, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iv) a “multiemployer plan” as defined in Section 3(37) of ERISA. For purposes hereof, “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any member of the Company Group, is treated as a single-employer under Section 414 of the Code.

(d) Each Benefit Plan is in compliance, and has been established, maintained, funded and administered in compliance, with its terms, ERISA, the Code and other applicable Law in all material respects. With respect to each Benefit Plan that is intended to qualify under Section 401(a) of the Code (i) a favorable determination letter has been issued by the IRS with respect to such qualification, (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and (iii) except as would not result in material liability to the Company Group, no event has occurred since the date of such qualification or exemption that would materially and adversely affect such qualification or exemption (including any violations of Sections 410(a) or 410(b) of the Code), nor has any part-time employee been impermissibly excluded from participation in such Benefit Plan.

(e) No Benefit Plan provides health, medical, life insurance or death benefits to current or former employees of any member of the Company Group beyond their retirement or other termination of service, other than coverage mandated by the COBRA or Section 4980B of the Code, or any similar state group health plan continuation Law, the cost of which is fully paid by such current or former employees or their dependents. No member of the Company Group has incurred or could reasonably expect to incur any material penalty or Tax (whether or not assessed) under Sections 4980D, 4980H, 6721 or 6722 of the Code.

(f) With respect to any Benefit Plan, no material Actions (other than routine claims for benefits in the ordinary course) are pending, or to the Knowledge of the Company, threatened against any Benefit Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Benefit Plan with respect to the operation thereof. To the Knowledge of the Company, no Benefit Plan is presently under audit or examination (nor has written notice been received of a potential audit or examination) by any Governmental Authority.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby (either alone or in combination with any other event) could give rise to the payment of any amount that would not be deductible by Leo, any member of the Company Group or any of their respective Subsidiaries or Affiliates by reason of Section 280G of the Code or any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

(h) Each contract, arrangement or plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) (if any) is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder in all respects therewith, such that no Taxes or interest will be due and owing after the Closing in respect of such arrangement failing to be in compliance therewith.

(i) No member of the Company Group has any obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) result in any payment or benefit from any member of the Company Group becoming due, or increase the amount of any compensation due, to any current or former director, officer, employee or consultant of any member of the Company Group, (ii) increase any benefits otherwise payable under any Benefit Plan or otherwise or (iii) result in the acceleration of the time of payment, vesting or funding of, or increase the amount of, any compensation or benefits from any member of the Company Group to any current or former director, officer, employee or consultant of any member of the Company Group under any Benefit Plan or otherwise.

(k) (i) Each material Benefit Plan that is not subject to United States Law maintained primarily in respect of any current or former director, officer, employee or consultant of any member of the Company Group who is located outside the United States (a “Foreign Benefit Plan”) has been established, maintained and administered in all material respects in accordance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment; (ii) all employer and employee contributions to each material Foreign Benefit Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a material Foreign Benefit Plan have been paid in full; (iii) the fair market value of the assets of each funded material Foreign Benefit Plan, the liability of each insurer for any material Foreign Benefit Plan funded through insurance or the book reserve established for any material Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iv) each material Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13	Labor

(a) No member of the Company Group is a party to or bound by any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements or other similar Contracts or understandings or bargaining relationships with any union, works council, trade union or other labor organization.

(b) Since the Lookback Date, (i) to the Knowledge of the Company, no labor organization or group of employees of any member of the Company Group has sought to organize any employees for the purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with any member of the Company Group, or filed a petition for recognition with any Governmental Authority, (ii) there is no material unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to any member of the Company Group or an employee thereof, and (iii) there has not been any strike, lockout, picketing, leafleting, sit-in, boycott, work stoppage or similar form of organized labor disruption or material labor dispute against or affecting any member of the Company Group, and no such activity is currently ongoing or, to the Knowledge of the Company, threatened.

(c) Since the Lookback Date, (i) each member of the Company Group has been in compliance with all applicable Laws relating to labor or employment in all material respects, including all applicable Laws relating to the payment of wages, hours worked, collective bargaining, labor relations, reductions in force, equal employment opportunities, affirmative action, working conditions, employment discrimination, harassment, civil rights, occupational safety and health, disability, employee benefits, workers’ compensation, immigration, disability, family and medical leave, and the collection and payment of withholding or social security taxes, (ii) no member of the Company Group has incurred any liability under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied, and (iii) each member of the Company Group has complied with all applicable Laws in all material respects governing the classification of employees as exempt or nonexempt, independent contractors, consultants, volunteers, subcontractors, temporary employees, leased employees, seasonal employees, or other contingent workers, and each member of the Company Group has fully and accurately reported in all material respects all payments to all independent contractors and other contingent workers on IRS Form 1099 or as otherwise required by applicable Law. Except as could not result in material liability for the Company Group, each member of the Company Group has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, expense reimbursements, severance and other compensation that has come due and payable to its current and former employees and other service providers under applicable Law, Contract, or Company Group policy.

(d) Since the Lookback Date, the Company Group has not been party to any pending or, to the Knowledge of the Company, threatened Action by any Franchisee, any employee or other worker of a Franchisee, or third-party or Governmental Authority, alleging that any member of the Company Group is or may be in a joint-employment, co-employment, or similar relationship with any of its Franchisees with respect to such Franchisee’s workforce. The Company Group has not issued policies relating to, or otherwise exercised control over (other than pursuant to the terms of its Franchise Agreements), any Franchisee’s relationship with its employees, including hiring, firing, disciplining, compensation, benefits, supervision, and scheduling.

5.14	Environmental Matters

(a) (i) Each member of the Company Group is, and, since the Lookback Date, has been, in compliance in all material respects with applicable Laws relating to (w) worker health and safety, (x) pollution, contamination, protection, remediation or reclamation of the environment or natural resources, (y) emissions, discharges, disseminations, Releases or threatened Releases of Hazardous Substances into or through the environment, including air (indoor or outdoor), surface water, groundwater, soil or land surface or subsurface or (z) the management, manufacture, processing, labeling, distribution, use, treatment, storage, disposal, transport, recycling or handling of, or exposure to, Hazardous Substances (collectively, “Environmental Laws”); (ii) the Company Group possesses, and, to the extent applicable, has filed timely applications to renew, all material Permits required under Environmental Laws necessary for its operations, and such operations are in compliance with applicable Permits in all material respects; (iii) no material Action arising under or pursuant to Environmental Laws is pending, or to the Knowledge of the Company, threatened in writing, against any member of the Company Group, and there are no material outstanding Orders arising under or pursuant to Environmental Laws by which any member of the Company Group or any of its assets or properties are bound; (iv) no member of the Company Group has received any written notice, report or other information regarding any material violation of, or material liability under, Environmental Laws; (v) no member of the Company Group has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liabilities of any other Person arising under Environmental Law; and (vi) there has been no treatment, storage, disposal of, arrangement for or permission to dispose of, transportation, handling, Release or threatened Release of, exposure of any Person to, any Hazardous Substances by any member of the Company Group, or by any other Person at, on, under, from or through any property currently or formerly owned, leased, occupied or operated by any member of the Company Group or any of their predecessors in interest, in each case so to as to result in material liability under Environmental Law of the Company Group.

(b) The Company has made available to Leo all environmental assessments, reports, audits and other material environmental documents relating to any member of the Company Group, any property currently or formerly owned, leased, occupied or operated by any member of the Company Group, or the Business, in each case, to the extent such materials are in the possession, custody or control of any member of the Company Group.

5.15	Food Safety, Sanitation and Public Health Laws

(a) No member of the Company Group or its operations is, or since the Lookback Date has been, in violation in any material respect of any applicable Law relating to the manufacture, storage, transportation, import, export, sale, handling, distribution, packaging, packing, quality, safety, labeling or advertising of food, sanitation or the public health (“Food Laws”), nor has it engaged in any act constituting an unfair or deceptive trade practice or in violation of any consumer protection law.

(b) All of the food products prepared, produced, sold or distributed by the Company Group are and have been, at the time of preparation, production, sale or distribution, (i) fit for human consumption, (ii) not adulterated, misbranded, or, otherwise violative under applicable Food Laws, and (iii) of merchantable quality and condition in accordance with applicable Law, and the Company Group has not received any written notice, report or other information regarding the same.

(c) The Company Group has implemented written standards and controls and taken commercially reasonable efforts to ensure the safety of each item they prepare, produce, store. purchase from third-party suppliers, or offer for sale and to prevent the introduction of any contaminant, including any poisonous or deleterious substance, pathogen or environmental contaminant that may render any such item injurious to health.

(d) None of the Company Group’s food products are, or, since the Lookback Date (or earlier to the extent unresolved) have been, subject to, nor are there any pending or, to the Knowledge of the Company, threatened, any (i) product recalls, market withdrawals, public notifications, field notifications, food safety alerts or similar actions, (ii) material adverse reports to any Governmental Authority or (iii) compliance or enforcement actions of any Governmental Authority, in each case, relating to an alleged lack of safety or regulatory compliance of any product, and the Company Group has not received any written notice or report of (and to the Knowledge of the Company, there has been no reasonable basis for) the same.

(e) No member of the Company Group has received written notice of any injury or illness of any kind or nature alleged to have been caused by any item offered for sale by the Company Group or the patronage of any Company Group facility that individually or in the aggregate would be expected to be materially adverse to the Company Group Business.

(f) The Company Group has implemented corrective and/or preventative actions to remedy each adverse finding, citation, inspection observation or other notice of non-compliance received in writing by the Company or any of its Subsidiaries from any government inspector or regulatory authority with authority over food safety, sanitation or the public health to the satisfaction of the issuing inspector or Governmental Authority, and the Company Group has provided all disclosures, notices and warnings regarding the items it offers for sale that they are required to provide by any applicable Food Law and has not made any false statements in, or material omissions from any applications, approvals, reports or other submissions to any Governmental Authority.

5.16	Material Contracts

(a) Section 5.16(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all of the following Contracts or Contracts required to be listed pursuant to this Section 5.16(a) (x) to which any member of the Company Group is a party as of the date of this Agreement or (y) by which any member of the Company Group or any of their respective properties or assets are bound (in each case, other than any Benefit Plan) (collectively, the “Material Contracts”):

(i) Contracts containing a covenant limiting the right of any member of the Company Group to engage in any line of business in any geographic area or to compete with any Person that materially limits such Business, taken as a whole, other than the Real Property Leases;

(ii) Contracts that grant to any Person, other than a member of the Company Group, (A) most favored pricing provisions or (B) any exclusive rights, rights of first refusal, rights of first negotiation or other similar rights;

(iii) Contracts under which any member of the Company Group has borrowed any money or incurred any Indebtedness from, or issued any note, bond, debenture or other evidence of Indebtedness to, or continuing indemnification or other contingent payment obligations to, any Person (other than any member of the Company Group), in any such case which the outstanding balance or amount is in excess of $250,000 individually or $500,000 in the aggregate;

(iv) Contracts that require the future acquisition from another Person or future disposition to another Person of assets, properties or capital stock or other equity interest of another Person and other Contracts that relate to an acquisition or similar transaction which contain “earn-out” or other continuing obligations with respect to any member of the Company Group, in any such case, that would reasonably be expected to result in payments in excess of $250,000 individually or $500,000 in the aggregate after the date of this Agreement or any merger or business combination with respect to any member of the Company Group (other than the Merger and other than purchases of equipment and inventory in the ordinary course of the Business);

(v) Contracts relating to the formation, creation, operation, management or control of any partnership, limited liability company, joint venture, strategic alliance or similar Contract with a third party;

(vi) Contracts (excluding non-continuing purchase orders and statements of work under any master Contract) with any of the twenty (20) largest suppliers and vendors of the Company and the members of the Company Group;

(vii) Contracts for the employment of, or the provision of services by, any officer, individual employee or other natural Person on a full time, part-time or other basis providing annual compensation in excess of $300,000, other than Contracts that are terminable on 30 days’ or less notice without penalty or that do not provide severance or other obligations in connection with any termination;

(viii) collective bargaining agreements or other Contracts with any labor union, works council or other labor organization;

(ix) Contracts pursuant to which the Company received or paid more than $3,000,000 in any twelve month period commencing January 1, 2018, other than Contracts relating to Indebtedness;

(x) all Contracts requiring or providing for any capital expenditure in excess of $2,000,000 other than capital expenditures made in the ordinary course of the Company Group’s Business;

(xi) material interest rate, currency, or other hedging Contracts;

(xii) settlement, conciliation or similar Contract entered into by any member of the Company Group in the last twelve months providing for payment by any member of the Company Group in excess of $500,000 individually or imposing any material non-monetary obligations on any member of the Company Group;

(xiii) Contracts providing for indemnification by any member of the Company Group, except for any such Contract that is entered into in the ordinary course of Business and is not material to the members of the Company Group or their respective businesses taken as a whole; and

(xiv) Any license, royalty, covenant not to sue, escrow, settlement, co-existence, concurrent use, consent to use or other Contract relating to any Intellectual Property, including any (A) Contract pursuant to which third-party Intellectual Property that is material to the Business is licensed to, or a covenant not to sue with respect to such Intellectual Property is granted to, any member of the Company Group (excluding any software licenses for software generally available on “shrink wrap” or other standard terms for less than $500,000 in total), (B) any Contract pursuant to which any member of the Company Group has granted any license under, a covenant not to sue, or otherwise transferred or conveyed a material right or interest in (whether or not currently exercisable), any material Intellectual Property to any third party, (C) all currently effective Franchise Agreements between the Company and any Franchisee, (D) Contracts for the acquisition, creation, or development of Intellectual Property for the Company Group, except for assignment of inventions or Intellectual Property agreements entered into with employees in the ordinary course of business consistent with past practice, and (E) Contracts entered into in connection with the resolution of any claim or dispute related to Intellectual Property, including any agreements affecting the Company Group’s ability to own, enforce, use, license or disclose Intellectual Property.

(b) The Company has made available to Leo true and complete copies of all Material Contracts, including any amendments thereto. Each Material Contract is, subject to the Enforceability Exceptions, a valid and binding agreement of the applicable member of the Company Group in all material respects. As of the date of this Agreement, no member of the Company Group or, to the Knowledge of the Company, any other party thereto, is in or has received written notice of any material breach or default under any such Material Contract. To the Knowledge of the Company, (i) there is no basis for any claim by any Franchisee for rescission of any Franchise Agreement, and (ii) no Franchisee is entitled to any set-off or reduction in any payment required under any Franchise Agreement.

5.17	Related Person Transactions

(a) Except any transaction among the Company Group, no Related Person of the Company Group:

(i) has engaged in any transaction with the Company or any member of the Company Group during the twelve month period ending on the date of this Agreement;

(ii) is a party to any Contract with the Company or any member of the Company Group (or operates under or otherwise receives the benefit of any such Contract);

(iii) owns directly or indirectly (other than through any equity interest in the Company or any of its respective Stockholders) in whole or in part, or has any other direct or indirect interest (other than through any equity interest in the Company or any of its respective Stockholders) in, any tangible property that any member of the Company Group owns or leases; or

(iv) has outstanding any Indebtedness to or from any member of the Company Group.

(b) All agreements and other relationships between any member of the Company Group, on the one hand, and any of its Related Persons or Affiliates of the Company Group (other than the other members of the Company Group), on the other hand, are conducted on terms and conditions that approximate those terms and conditions had such arrangements been negotiated on an arm’s-length basis. Except for the Management Agreement, there are no agreements or other relationships between any member of the Company Group, on the one hand, and Apollo Global Management, LLC (“Apollo”) or its affiliated investment funds, alternative investment vehicles or related management or advising entities, on the other hand.

5.18	Real and Personal Property

(a) Section 5.18(a)(i) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all real property owned by any member of the Company Group (the “Owned Real Property”). The applicable member of the Company Group has good and marketable title in fee simple to such Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. The Company has made available to Leo true and complete copies of (i) the most recent surveys and title policies with respect to all Owned Real Properties in the Company’s possession, and (ii) all leases, subleases, licenses and other Contracts under which any member of the Company Group is the landlord, sublandlord or licensor, which affect the use and occupancy of and access to any portion of such Owned Real Property (collectively, “Company Leases”), all of which are set forth in Section 5.18(a)(ii) of the Company Disclosure Schedules.

(b) Each Company Lease to which any member of the Company Group is a party is, subject to the Enforceability Exceptions, in full force and effect and is a valid and binding agreement of the applicable member of the Company Group.

(c) As of the date of this Agreement, no portion of the Owned Real Property is subject to any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding (or any consensual agreement in lieu thereof) rezoning application or proceeding or other Action. None of the improvements located on the Owned Real Property are located outside of the boundary lines of such Owned Real Property, contravene any setback requirement, zoning ordinance or other administrative regulation (whether or not permitted because of prior non-conforming use), encroach on any easement or violate any restrictive covenant or any provision of any Law, plant or deed restriction. There are no options, first refusal, first offer or first opportunity rights or other similar rights with respect to any portion of the Owned Real Property. All material components (including plumbing, foundations, roofs, HVAC systems, electrical systems, gas or other fuel systems and security systems and any ancillary components related thereto) that are part of the improvements located on the Owned Real Property are in good condition and repair and are sufficient for the ordinary course operation of the Company Group’s Business. To the Knowledge of the Company, there is no existing condition affecting any improvements located on the Owned Real Property that requires, or is reasonably anticipated to require, any repair, renovation, upgrade or retrofitting in excess of $50,000. The existing utilities supplied to the improvements located on the Owned Real Property are sufficient for the ordinary course operation of the Company Group’s Business. There are no facts or conditions affecting any of the improvements located on the Owned Real Property which, individually or in the aggregate, interfere or are reasonably likely to interfere in any material respect with the use or occupancy of the improvements located on the Owned Real Property or any portion thereof in the conduct of the Business in the ordinary course of Business.

(d) Section 5.18(d) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all material leases, subleases, licenses and other occupancy agreements relating to real property to which any member of the Company Group is a party as lessee, sublessee, licensee or occupant with anticipated annual rental payments in excess of $500,000 (the “Real Property Leases”). The applicable member of the Company Group has a valid leasehold estate in all real property occupied pursuant to the Real Property Leases, free and clear of all Encumbrances, other than Permitted Encumbrances. Each Real Property Lease to which any member of the Company Group is a party is, subject to the Enforceability Exceptions, in full force and effect and is a valid and binding agreement of the applicable member of the Company Group.

(e) No member of the Company Group, or to the Knowledge of the Company, any other person or party thereto, is in breach or default, in any material respect, under any of the Company Leases or the Real Property Leases, and to the Knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a breach or default under any of the Company Leases or the Real Property Leases.

(f) The Company has made available to Leo true and complete copies of all such Company Leases and Real Property Leases (including all modifications and amendments thereto and guaranties and renewals thereof), and none of the Company Leases or Real Property Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies of same made available by the Company to Leo.

(g) The applicable member of the Company Group has good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets and personal property used by such member of the Company Group in the operation of its respective Business and which are material to such member of the Company Group, free and clear of any Encumbrances (other than Permitted Encumbrances).

5.19	Insurance

Section 5.19 of the Company Disclosure Schedules contains a list of all material insurance policies, including historic, occurrence-based policies, covering such Company Group in effect at the date of this Agreement. With respect to each material insurance policy covering the Company Group, (a) such insurance policy is in full force and effect and all and all premiums with respect thereto covering all periods up to the Closing will be paid in the ordinary course of business consistent with past practice, (b) there is no material claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed, in each case, in writing by the underwriters of such policies and (c) no member of the Company Group has received written notice of cancellation, termination, material reduction in coverage or disallowance or material increase in premium (other than ordinary course increases that are not material to the Company Group taken as a whole) of any insurance policy that is held by, or for the benefit of, any member of the Company Group.

5.20	Brokers’ and Finders’ Fees

No member of the Company Group has employed, nor is any member of the Company Group subject to any valid claim of liability or obligation to, any broker, finder, investment banker, consultant or other intermediary in connection with the transactions contemplated by this Agreement.

5.21	Suppliers and Vendors

Section 5.21 of the Company Disclosure Schedules sets forth a list of the twenty (20) largest suppliers and vendors of the Company and the members of the Company Group as measured by the dollar amount of purchases therefrom or thereby, for the Company’s fiscal year ending December 30, 2018, showing the approximate total purchases by the Company and the members of the Company Group from each such supplier, during each such period. No such supplier listed on Section 5.21 of the Company Disclosure Schedules has on or prior to the date of this Agreement (a) threatened in writing to terminate, cancel or, other than in the ordinary course of Business, materially limit or materially and adversely modify any of its existing or planned business with any member of the Company Group or (b) to the Knowledge of the Company, been involved in or threatened in writing a material dispute against any member of the Company Group or become insolvent or subject to bankruptcy proceedings.

5.22	Company Information

The information relating to the Company and the members of the Company Group which is or will be provided to Leo for inclusion in the Form S-4 or the Proxy Statement will not, at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s Shareholders or at the time of the Leo Shareholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by Leo for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

5.23	Solvency

None of the Company or any member of the Company Group is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.

5.24	Takeover Statutes

The board of directors of the Company has taken or shall have taken all action prior to the Closing, to ensure that no restrictions included in any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal Law are applicable to the transactions contemplated hereby.

5.25	Franchise Matters

(a) Section 5.25(a) of the Company Disclosure Schedules sets forth a true and complete list of the top ten (10) Franchisees based upon the total royalties paid by each such Franchisee to the Company Group during the fiscal year 2018.

(b) The Franchise System is the only franchise system that the Company and its Subsidiaries have operated. No member of the Company Group has offered or sold or otherwise granted rights to any Person conferring upon that Person area development, multi-unit development, area representative, master franchise, sub-franchise or other multi-unit or multilevel rights with respect to the “Chuck E. Cheese” or “Peter Piper Pizza” brands. The Franchise System has been operated by the Company Group at all times since inception.

(c) No member of the Company Group has engaged or hired an agent, broker, third party, Franchisee or licensee to provide material services, assistance or support to any Franchisee or to identify, offer or sell to potential Franchisees other than in connection with negotiations with vendors on behalf of the Company Group.

(d) To the Knowledge of the Company, no franchise association or other organization is acting as a representative of any group of two or more Franchisees. Any franchise council or advisory group presently in place (whether independently formed or sponsored by the Company or its Subsidiaries) is purely advisory in nature. No member of the Company Group has granted any enforceable right of first refusal, option or other right or arrangement to sign any Franchise Agreement or acquire any Franchise Agreement.

(e) No member of the Company Group has received, or been a party to any Contract under which any of such entities has the right to receive, material rebates, other material payments or material consideration from suppliers or other third parties, including the ability to purchase products, goods and services at lower prices than those charged to Franchisees, on account of direct or indirect Franchisees’ purchases from those suppliers or third parties. No member of the Company Group has made any offer, promise or Contract with respect to any future or contingent rebates or other payments from suppliers or other third parties to or for the benefit of a Franchisee or another Person. There are no Contracts or special arrangements with any Franchisee that are prohibited by the applicable Franchise Agreement or that have not been properly disclosed in accordance with applicable Franchise Laws.

5.26	No Additional Representations

NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO ANY MEMBER OF THE COMPANY GROUP, INCLUDING ANY OF THE ASSETS, RIGHTS OR PROPERTIES OF ANY MEMBER OF THE COMPANY GROUP AND INCLUDING THE PHYSICAL OR ENVIRONMENTAL CONDITION

OF ANY PAST OR CURRENT PROPERTY OR FACILITY OF ANY MEMBER OF THE COMPANY GROUP, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF THE MEMBERS OF THE COMPANY GROUP SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS”.

THE COMPANY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V, THE COMPANY (ON BEHALF OF ITSELF AND THE OTHER MEMBERS OF THE COMPANY GROUP) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING, IN THE CONFIDENTIAL INFORMATION MEMORANDUM OR OTHERWISE) TO LEO OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO LEO BY ANY REPRESENTATIVE OF THE COMPANY, ANY OTHER MEMBER OF THE COMPANY GROUP OR ANY OF THEIR RESPECTIVE AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NO MEMBER OF THE COMPANY GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES TO LEO REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF THE COMPANY AND/OR ANY OTHER MEMBER OF THE COMPANY GROUP.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF LEO

Except as set forth in the Leo Disclosure Schedules, Leo hereby represents and warrants to the Seller and the Company, as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, as follows, it being understood that each representation and warranty contained in this Article VI is subject to, and qualified by, the disclosures in a Form 10-K of Leo filed with the SEC (a “Leo Form 10-K”) (other than any disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of a Leo Form 10-K or other forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature); provided, that it is understood that any matter disclosed in a Leo Form 10-K will not be deemed to be disclosed for purposes of, or to modify or qualify, Sections 6.1, 6.2(a)-(c), 6.3, 6.4, 6.16 and 6.19:

6.1	Standing; Qualification and Power of Leo

Leo is duly organized, validly existing and in good standing (or has the equivalent status) under the laws of the jurisdiction of its organization, with all power and authority necessary to own, lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted, except where the failure to be so validly existing and in good standing (in such jurisdictions where such status is recognized) or to have such power or authority would not, individually or in the aggregate, have a material adverse effect on Leo or prevent or materially impair or delay Leo’s ability to consummate the transactions contemplated hereby. Leo is duly qualified or licensed to do business in each jurisdiction in which ownership of its property or assets or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a material adverse effect on Leo or prevent or materially impair or delay Leo’s performance of their obligations hereunder.

6.2	Capitalization of Leo

(a) As of the date hereof and without taking into effect the PIPE Investment and the Domestication, the authorized capital stock of Leo consists of (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share,

(ii) 20,000,000 shares of Class B ordinary shares, par value $0.0001 per share, and (iii) 1,000,000 preference shares, par value $0.0001 per share. Section 6.2(a) of the Leo Disclosure Schedules sets forth, as of the date hereof, the record holders of more than 5% of the outstanding shares of Leo (without taking into effect the PIPE Investment and the Domestication). All issued and outstanding shares of capital stock of Leo have been duly authorized and validly issued, are fully paid and nonassessable under applicable Law and were not issued in violation of any preemptive rights. Immediately following the Effective Time, assuming no shares of Leo Common Stock are redeemed in connection with the transactions contemplated by this Agreement, the issued and outstanding capital stock of Leo will consist of 69,950,137 shares of Leo Common Stock.

(b) As of the date hereof, Leo has issued 14,000,000 warrants that entitle the holder thereof to purchase one Class A ordinary share of Leo at an exercise price of $11.50 per share (the “Leo Warrants”) on the terms and conditions set forth in the applicable warrant agreement. Immediately following the Effective Time, Leo will have 14,000,000 Leo Warrants issued and outstanding, of which 4,000,000 are issued to Sponsor. As of the close of business on the Business Day immediately prior to the date hereof, Leo has 20,000,000 Class A ordinary shares issued and outstanding, 5,000,000 Class B ordinary shares issued and outstanding and no preference shares issued or outstanding (without taking into effect the Surrendered Shares, the PIPE Investment and the Domestication). Immediately prior to the execution of the Sponsor Shares Surrender Agreement, except as provided above, the Sponsor does not own any equity interests of Leo.

(c) Except for the Leo Warrants as of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of Leo, (ii) options, warrants, calls or other rights to purchase or subscribe for capital stock of Leo or (iii) contracts of any kind to which Leo is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of Leo, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii).

(d) Except as set forth on Section 6.2(d) of the Leo Disclosure Schedules, there are no voting trusts, proxies or other agreements or understandings to which Leo is bound with respect to voting of any shares of capital stock or any other equity interest of Leo.

(e) Section 6.2(e) of the Leo Disclosure Schedules sets forth a true and complete summary of the identity of any obligor and/or guarantor and the principal amount and maturity of each such instrument, as of the close of business on the date immediately preceding the date of this Agreement, of all Indebtedness of Leo.

(f) The Merger Consideration, when issued in accordance with the terms of this Agreement and the Related Documents, as applicable, shall be duly authorized, validly issued, fully paid and non-assessable, issued to the Seller and the other holders of the Company Stock, free and clear of all Encumbrances.

6.3	Authority; Execution and Delivery; Enforceability

Leo has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is or will be a party and, subject to the receipt of the Leo Shareholder Approvals, to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. Subject to the receipt of the Leo Shareholder Approvals, the execution and delivery of this Agreement have been and, in the case of the Related Documents to which it is or will be a party will be when delivered, and the consummation of the transactions contemplated hereby has been and the consummation of the transactions contemplated by the Related Documents to which it is or will be a party, will be when delivered, duly authorized by all requisite action by Leo and any of its Subsidiaries. This Agreement has been, and upon its execution and delivery each of the Related Documents to which Leo is or will be a party will be, duly and validly executed and delivered by Leo and, assuming this Agreement and the Related Documents have been duly authorized, executed and delivered by the other parties hereto or thereto, as applicable, this Agreement constitutes, and upon its execution and delivery each of the Related Documents to which Leo is or will be a party will constitute, a legal, valid and binding obligation of Leo enforceable against it in accordance with their respective terms, in each case subject to the Enforceability Exceptions.

6.4	No Conflict; Consents

(a) The execution, delivery and performance of this Agreement by Leo, and the consummation by Leo of the transactions contemplated hereby, will not (i) violate or conflict with any provision of the Leo Governing Documents, (ii) result in a violation or breach of, or constitute (with or without the giving of notice or, the lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration, suspension, revocation or cancellation of obligations or any penalty or modification of any obligation) under, any material Contract to which Leo is a party or by which any of its properties or assets are bound or (iii) assuming that all Approvals have been obtained and all filings, registrations and notifications have been made, each as contemplated by Section 4.5(b), Section 5.4(b) and/or Section 6.4(b), violate or conflict with any Law applicable to Leo or by which any of its material properties or material assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults or rights of termination or cancellation of obligations which would not, individually or in the aggregate, have a material adverse effect on Leo or prevent or materially impair or delay Leo’s ability to consummate the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by Leo, and the consummation by Leo of the transactions contemplated hereby, will not require any waiver, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, other than (i) compliance with all applicable Antitrust Laws, (ii) filings and Approvals required by the Securities and Exchange Commission, and (iii) such Approvals, filings, registrations or notifications which, if not made or obtained, would not, individually or in the aggregate, have a material adverse effect on Leo and prevent or materially impair or delay Leo’s ability to consummate the transactions contemplated hereby.

(c) Leo does not own interests in any Person and is not aware of any facts or circumstances (including any possible other transaction pending or under consideration by Leo or any of its Affiliates) which (i) reasonably could be expected to prohibit or materially impair or delay the ability of Leo to obtain the consents, authorizations, Orders or approvals of the applicable Governmental Antitrust Authorities without any structural or conduct relief or (ii) could cause a Governmental Antitrust Authority to seek to prohibit or materially delay consummation of the Merger or impose a condition or conditions that would, individually or in the aggregate, have a Material Adverse Effect.

6.5	Litigation

Except as set forth on Section 6.5 of the Leo Disclosure Schedules and except with respect to any investigation under the HSR Act or applicable Antitrust Laws relating to the transactions contemplated hereby, (a) there are no Actions pending or, to the Knowledge of Leo, threatened against Leo in writing which, and (b) Leo is not subject to (nor are any properties or assets of Leo bound by or subject to) any outstanding Orders, writs, judgments, injunctions, decrees or awards that, if not complied with, in either case, would prevent or materially delay or impair the ability of Leo to perform its obligations under this Agreement and the Related Documents to which it is or will be a party or to consummate the transactions contemplated hereby or thereby.

6.6	Leo SEC Reports; Financial Statements

(a) Leo has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Leo with the SEC under the Exchange Act or the Securities Act since Leo’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Leo SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Leo SEC Reports”). All Leo SEC Reports, any

correspondence from or to the SEC or NYSE (other than such correspondence in connection with the initial public offering of Leo or the annual meeting) and all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act, or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on EDGAR in full without redaction or have otherwise been made available to the Seller. Leo has heretofore furnished to the Seller true and correct copies of all amendments and modifications that have not been filed by Leo with the SEC to all agreements, documents and other instruments that previously had been filed by Leo with the SEC and are currently in effect. The Leo SEC Reports were, and the Additional Leo SEC Reports will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Leo SEC Reports did not, and the Additional Leo SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct in all material respects. Leo maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Leo has filed with the SEC in all material respects on a timely basis all statements required with respect to Leo by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 6.6(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or the NYSE. There are no unresolved comments received in writing from the SEC staff with respect to the Leo SEC Reports on or prior to the date hereof. To the Knowledge of Leo, none of the Leo SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

(b) The financial statements and notes contained or incorporated by reference in the Leo SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Leo SEC Reports will fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Leo as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Leo has no off-balance sheet arrangements that are not disclosed in the Leo SEC Reports. No financial statements other than those of Leo are required by GAAP to be included in the consolidated financial statements of Leo.

6.7	Information Supplied

None of the information supplied or to be supplied by Leo for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement will, at the date the Form S-4 is filed or declared effective, the Proxy Statement is first mailed to Leo’s shareholders or at the time of the Leo Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Leo makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Seller for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or (b) any projections or forecasts included in the Form S-4 or the Proxy Statement.

6.8	NYSE Stock Market Quotation

The issued and outstanding Class A ordinary shares of Leo are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “LHC”. The issued and outstanding Leo Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “LHC WS”. Except as set forth in Section 6.8 of the Leo Disclosure Schedules, Leo is in

compliance with the NYSE Listing Rules and there is no action or proceeding pending or, to the Knowledge of Leo, threatened against Leo by the NYSE or the SEC with respect to any intention by such entity to deregister the Leo Common Stock or Leo Warrants or terminate the listing of Leo on the NYSE. None of Leo or any of its Affiliates has taken any action in an attempt to terminate the registration of the Leo Common Stock or the Leo Warrants under the Exchange Act.

6.9	Board Approval; Stockholder Vote

The board of directors of Leo (including any required committee or subgroup of the board of directors of Leo) has, as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby, including the Domestication, (b) determined that the consummation of the transactions contemplated hereby is in the best interest of the shareholders of Leo and (c) resolved and agreed to recommend to the shareholders of Leo that they vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby including the Merger, the Domestication and the other Leo Shareholder Approvals, in each case on the terms and subject to the conditions set forth in this Agreement. Other than the Leo Shareholder Approvals, no other corporate proceedings on the part of Leo are necessary to approve the consummation of the transactions contemplated hereby.

6.10	Investment Company Act

Leo is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Leo constitutes an “emerging growth company” within the meaning of the JOBS Act.

6.11	Trust Account

(a) As of the date hereof, Leo has at least $200,000,000 in the account established by Leo for the benefit of its public shareholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 15, 2018, by and between Leo and the Trustee (the “Trust Agreement”). Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Leo under this Agreement are not subject to any conditions regarding Leo’s, its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

(b) The Trust Agreement, to the Knowledge of Leo with respect to the Trustee, has not been amended or modified, is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) (i) between Leo and the Trustee that would cause the description of the Trust Agreement in the Leo SEC Reports to be inaccurate in any material respect or (ii) to the Knowledge of Leo, that would entitle any Person (other than shareholders of Leo holding Leo Common Stock sold in Leo’s initial public offering who shall have elected to redeem their shares of Leo Common Stock pursuant to the Leo Governing Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income taxes from any interest income earned in the Trust Account and (B) to redeem Leo Common Stock in accordance with the provisions of the certificate of incorporation of Leo. There are no Actions pending or, to the Knowledge of Leo, threatened with respect to the Trust Account.

6.12	Title to Assets

Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Leo owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Leo in the operation of its business and which are material to Leo, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances).

6.13	Securities Laws Matters

Leo acknowledges that the Company Stock being acquired pursuant to this Agreement and the Related Documents have not been registered under the Securities Act or under any state or foreign securities Laws. Leo is acquiring the Company Stock for its own account solely for investment purposes and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws. Leo acknowledges that the Company Stock will not be registered under the Securities Act or any applicable state or foreign securities Laws and that the Company Stock may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state or foreign securities Laws, as applicable. Leo has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Stock and is capable of bearing the economic risks of such investment. Leo is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.14	Leo’s Business Investigation; Disclaimer Regarding Projections; No Knowledge of Misrepresentation

(a) Leo has conducted such investigations of the Company Group and the Business as it has deemed necessary in order to make an informed decision concerning the transactions contemplated hereby. Leo has reviewed all of the documents, records, reports and other materials made available prior to 5:30 pm EST on April 6, 2019 in the electronic data room maintained on Intralinks for “CEC Entertainment” (the “Data Room”). For the purpose of conducting these investigations, Leo has employed the services of its own Representatives. In all matters affecting the condition of the properties and assets and the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, Leo is relying upon the advice and opinion offered by its own Representatives and the representations and warranties set forth in Article IV and Article V or in any Related Document. Without limiting the foregoing, Leo disclaims reliance on any representations and warranties except as expressly set forth in Article IV and Article V or in any Related Document. Except as set forth herein, neither the Company, the Seller nor any of their respective Related Parties shall have or be subject to any liability to Leo or any other Person resulting from the distribution to Leo, or Leo’s use of, any such information, including any information, documents or material made available to the other parties to this Agreement and their Representatives in the Data Room, confidential information memorandum, management presentation or in any other form in expectation of the transactions contemplated hereby.

(b) Except as and to the limited extent expressly set forth in Article IV and Article V or in any Related Document, Leo acknowledges and agrees that no member of the Company Group, nor the Seller nor any other Person is making or has made, and that none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to the Company Stock or any member of the Company Group, or any of their respective assets, rights or properties, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Company Group’s business by the Surviving Company after the Closing in any manner or (iii) the probable success or profitability of the Business after the Closing, and Leo specifically disclaims that it is relying on or has relied on any such representation or warranty as an inducement to enter into this Agreement or otherwise.

(c) In connection with Leo’s investigation of the Company Stock, the Company Group and the Business, Leo has received from the Company and/or its Affiliates and their respective Representatives certain projections and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data related to the Company Group and/or such Business. Leo acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, is not relying on them, (ii) Leo is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (iii) Leo shall have no claim against anyone with respect to any of the foregoing, except with respect to claims of fraud or intentional misrepresentation. Accordingly, Leo acknowledges that neither the Seller, the Company nor any of their respective Affiliates nor any of its or their respective Related Parties has made any representation or warranty with respect to such projections or other forecasts or plans.

6.15	Solvency

Leo is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Each of Leo, the Surviving Company and each Company Group shall be Solvent following the Closing, immediately after giving effect to the transactions contemplated by this Agreement and the PIPE Investment.

6.16	Brokers’ and Finders’ Fees

Except as set forth in Section 6.16 of the Leo Disclosure Schedule, Leo has not employed, nor is Leo subject to, any valid claim of liability or obligation to, any broker, finder, consultant, investment banker or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to any fee or commission in connection therewith.

6.17	Taxes

Except as set forth in Section 6.17 of the Leo Disclosure Schedules, (i) all material Tax Returns required to be filed by or on behalf of Leo have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings); (ii) such Tax Returns were true and complete in all material respects when filed; (iii) all material amounts of Taxes due and payable by Leo have been fully and timely paid; (iv) Leo has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency; (v) Leo has complied with all applicable Laws relating to the collection or withholding of material Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code or similar provisions under any state or foreign Laws) and has duly and timely withheld and paid over to the appropriate Tax Authorities any and all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws; (vi) Leo (A) has not been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes (other than a group the common parent of which was Leo) and (B) does not have any liability for the Taxes of any Person (other than another member of the Company Group) under Treasury Regulations 1.1502-6 (or any corresponding or similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, (vii) Leo is not a party to any Tax allocation or sharing agreement (other than a routine commercial agreement that does not primarily relate to Taxes); (viii) no claim has been made in writing by any Tax Authority in a jurisdiction in which Leo does not file Tax Returns that Leo is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction; (ix) no audit, examination, investigation, dispute or other proceeding by any Tax Authority with respect to material Taxes owed by Leo is pending and no Tax Authority has given written notice of any intention to commence such an audit, examination, investigation, dispute or other proceeding or assert any deficiency or claim for additional Taxes against Leo, nor has any such deficiency or claim for additional Taxes been proposed or assessed in writing, which deficiency or claim has not been settled; (x) Leo has not engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2); (xi) Leo is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, (xii) Leo has not entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (xiii) there are no material Encumbrances for Taxes upon any property or assets of Leo except for Permitted Encumbrances, (xiv) Leo has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying (or purporting to qualify) for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement; and

(xv) Leo is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.

6.18	PIPE Investments

Leo has made available to the Company and the Seller true, correct and complete copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of Leo (or its applicable Affiliate) and, to the Knowledge of Leo, each other party thereto (except, in any case, as may be limited by Enforceability Exceptions) and (c) have not been withdrawn, terminated or rescinded in any respect. The PIPE Investment, together with the amount in the Trust Account at the Closing, will be in the aggregate sufficient to enable Leo to (a) pay all cash amounts required to be paid by Leo under or in connection with this Agreement and (b) pay any and all Transaction Costs. The Subscription Agreements provide that the Seller is a third-party beneficiary thereof and is entitled to enforce such agreements. There are no other Contracts between Leo and any PIPE Investor relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the PIPE Investors to contribute to Leo the applicable portion of the PIPE Investment set forth in the Subscription Agreements, and, to the Knowledge of Leo, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment not being available to Leo, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Leo under any material term or condition of any Subscription Agreement and, as of the date hereof, Leo has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Related Documents) to the obligations of the PIPE Investors to contribute to Leo the applicable portion of the PIPE Investment set forth in the Subscription Agreements on the terms therein.

6.19	Related Person Transactions

Except as set forth in Section 6.19 of the Leo Disclosure Schedules, and other than the private placement of securities in connection with Leo’s initial public offering, there are no transactions or Contracts, or series of related transactions of Contracts (each, a “Sponsor Related Party Transaction”), between the Sponsor or its Related Persons, on the one hand, and Leo, any officer, director, manager or Affiliate of Leo or, to the Knowledge of Leo, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, required to be disclosed by Leo in the Leo SEC Reports pursuant to Item 404 of Regulation S-K. Leo has made available to Seller true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to any Sponsor Related Party Transaction.

6.20	Takeover Statutes

The board of directors of Leo has taken or shall have taken all action prior to the Closing, but following the Domestication, to ensure that no restrictions included in any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal Law are applicable to the transactions contemplated hereby.

6.21	No Additional Representations

NONE OF LEO OR ANY OF ITS AFFILIATES IS MAKING ANY WRITTEN OR ORAL REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI. EACH OF LEO AND ITS AFFILIATES DISCLAIMS ANY OTHER REPRESENTATIONS OR

WARRANTIES, WHETHER MADE BY LEO OR ANY OF ITS AFFILIATES OR ANY OF ITS OR ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VI, LEO (ON BEHALF OF ITSELF AND ITS AFFILIATES) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO THE SELLER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE COMPANY OR ANY MEMBER OF THE COMPANY GROUP BY ANY REPRESENTATIVE OF LEO OR ANY OF ITS AFFILIATES). NOTWITHSTANDING ANYTHING SET FORTH IN THIS AGREEMENT TO THE CONTRARY, NONE OF LEO OR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE SELLER, THE COMPANY OR ANY MEMBER OF THE COMPANY GROUP REGARDING ANY PROJECTIONS OR THE FUTURE OR PROBABLE PROFITABILITY, SUCCESS, BUSINESS, OPPORTUNITIES, RELATIONSHIPS AND OPERATIONS OF LEO OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE VI, THE CONDITION OF THE ASSETS, PROPERTIES AND RIGHTS OF LEO SHALL BE “AS IS,” “WHERE IS” AND “WITH ALL FAULTS”.

ARTICLE VII

COVENANTS

7.1	Conduct of Business Prior to Closing

(a) Except (i) with the written consent of Leo (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 7.1(a) of the Company Disclosure Schedules, (iii) as otherwise expressly contemplated or permitted by the terms of this Agreement or the Related Documents or (iv) as required by any applicable Law or any Contract (in existence on the date hereof), during the Interim Period, the Company shall, and shall cause the other members of the Company Group to, conduct the Business in the ordinary course and shall use reasonable best efforts to preserve intact their business organization and material Permits, retain its current officers and key employees, and preserve its relationships with its key customers and suppliers.

(b) Without limiting the generality of this Section 7.1, during the Interim Period, except (w) with the written consent of Leo (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 7.1(b) of the Company Disclosure Schedules, (y) as otherwise contemplated or permitted by the terms of this Agreement or the Related Documents or (z) as required by applicable Law or any Contract (in existence on the date hereof), the Company shall not, and shall not permit the other members of the Company Group, to:

(i) transfer, issue, sell or dispose of any shares of capital stock or other equity interests of any member of the Company Group, grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity-based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of any member of the Company Group;

(ii) effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of the Company Group;

(iii) make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock or other equity interest in the Company Group, other than dividends and distributions by any member of the Company Group to another member of the Company Group;

(iv) (A) incur, create or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities) of any member of the Company Group (other than incurrence of Indebtedness under any of the Company Group’s respective credit facilities entered into prior to the date of this Agreement, including draws on the Company Group’s revolving credit facility and other than loans, advances or capital contributions made by one member of the Company Group to another member of the Company Group) in excess of $250,000 individually or $500,000 in the aggregate (in each case, in excess of Indebtedness paid off after the date of this Agreement) other than Indebtedness required to be incurred under any Contract in existence on the date hereof or leases entered into in the ordinary course of business, or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than loans, advances or capital contributions made by one member of the Company Group to another member of the Company Group);

(v) amend the certificate of incorporation or bylaws (or other comparable governing documents) of any member of the Company Group;

(vi) grant any material Encumbrances on any property or assets (whether tangible or intangible) of any member of the Company Group having an aggregate value in excess of $250,000, other than Permitted Encumbrances;

(vii) (A) adopt, enter into, terminate or amend any Benefit Plan other than as required by applicable Law or pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement, (B) recognize any union or employee representative for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement, works council agreement, labor union Contract, trade union agreement or other similar Contract or understanding with any union, works council, trade union or other labor organization other than as required by applicable Law, (C) waive any restrictive covenant obligation of any director, officer, service provider or employee of any member of the Company Group, (D) pay or agree to pay to any current or former director, officer or employee, consultant, agent or individual service provider, whether past or present, any pension, retirement allowance or other employee benefit not required by any existing Benefit Plan (or any arrangement that would be a Benefit Plan if in effect as of the date hereof), or (E) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Benefit Plans;

(viii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any member of the Company Group as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business, (B) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (D) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose compensation would exceed, on an annualized basis, $300,000;

(ix) except as required by changes in GAAP, change any member of the Company Group’s methods of accounting in any manner that would have a material impact on the Company Group;

(x) make, change or revoke any material Tax election; file any material amendment to any income Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes; enter into any material closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any material ruling from any Tax Authority with respect to

Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xi) transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to public, or otherwise dispose of, any material portion of the property or assets of any member of the Company Group, other than any sale, lease or disposition in the ordinary course of business;

(xii) (A) merge, consolidate, combine or amalgamate with any Person, (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof, or (C) purchase or otherwise acquire, or lease or license, any property or assets, other than (1) acquisitions of equipment or inventory in the ordinary course of business or (2) transactions as to which the aggregate consideration paid or payable (x) in any individual transaction is not in excess of $250,000 or (y) in the aggregate is not in excess of $500,000;

(xiii) enter into any joint venture with a third party;

(xiv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(xv) enter into, renew, modify or revise any Contract with any Related Person of any member of the Company Group, other than Contracts among members of the Company Group, or with any former or present director or officer of any member of the Company Group or with any Affiliates of the foregoing Persons (including the Company Group) or any other Person covered under Item 404 of Regulation S-K under the Securities Act;

(xvi) fail to use its reasonable best efforts to maintain with financially responsible insurance companies insurance at least in such amounts and against at least such risk and losses as are consistent in all material respects with such entities’ past practices;

(xvii) waive, release, assign, settle or compromise any Action pending or threatened against any member of the Company Group or any of their respective directors or officers other than in the case of Actions or claims either (A) (1) for an amount not greater than $350,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $500,000 in the aggregate (determined in each case net of insurance proceeds) and (2) that would not prohibit or materially restrict any member of the Company Group from operating its business substantially as currently conducted or anticipated to be conducted, except in the ordinary course of the Company Group’s Business, or (B) if the loss resulting from such waiver, release, assignment, settlement or compromise is reimbursed or shall be reimbursed to any member of the Company Group by an insurance policy or pursuant to any other kind of contractual indemnification set forth in any other Contract, in each case without the imposition of equitable relief on, or the admission of wrongdoing by any member of the Company Group or any of its officers or directors;

(xviii) except in the ordinary course of the Company Group’s Business, amend or modify in any manner materially adverse to any member of the Company Group any Material Contracts;

(xix) except in the ordinary course of the Company Group’s Business, make or enter into any contract to make any capital expenditures in excess of $2,000,000;

(xx) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) except in the ordinary course of the Company Group’s Business consistent with past practices;

(xxi) engage in any activity that would result in a violation of International Trade Control Laws;

(xxii) conduct a mass termination or engage in any other activity that could trigger notice obligations or liability under the Worker Adjustment and Retraining Notification Act or any similar applicable Law;

(xxiii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and the treatment of Options as contemplated by this Agreement; or

(xxiv) authorize, or commit or agree to take, any of the foregoing actions.

(c) During the Interim Period, except (w) with the written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 7.1(c) of the Leo Disclosure Schedules, (y) as otherwise contemplated or permitted by the terms of this Agreement or the Related Documents, including, for the avoidance of doubt, the PIPE Investments, the Domestication and the transactions contemplated under the Sponsor Shares Surrender Agreement (including the waiver of the Class B Conversion Rights) or (z) as required by applicable Law or any Contract, Leo shall not, and shall not permit any Subsidiary to:

(i) form any Subsidiary;

(ii) issue any shares of capital stock or other equity interests or grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests of Leo, other than the PIPE Investments and the transactions contemplated under the Sponsor Shares Surrender Agreement (including the waiver of the Class B Conversion Rights);

(iii) effect any recapitalization, reclassification, stock split, stock combination or like change in the capitalization of Leo or any Subsidiary, other than as required pursuant to the Sponsor Shares Surrender Agreement and the Domestication;

(iv) make, set aside, declare or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any of its capital stock;

(v) incur, create or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities (or warrants or other rights to acquire any debt securities)

(vi) make any loans, advances or capital contributions to, or investments in, any other Person;

(vii) amend the Leo Governing Documents, other than in connection with the Domestication Certificate of Incorporation and the Domestication Bylaws;

(viii) grant any material Encumbrances on any property or assets (whether tangible or intangible) of Leo;

(ix) (A) adopt, enter into, terminate or amend any Benefit Plan other than as required by applicable Law or pursuant to the terms of any Benefit Plan in effect as of the date of this Agreement or (B) increase the compensation of any Person who is a director or executive officer of Leo;

(x) except as required by changes in GAAP, change any of its methods of accounting in any manner;

(xi) make, change or revoke any material Tax election; file any material amendment to any income Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any material Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the ordinary course of business a primary purpose of which is not related to Taxes; enter into any material closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any material ruling from any Tax Authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xii) purchase or otherwise acquire (whether by merger or otherwise), or lease or license, any property or assets;

(xiii) enter into any joint venture with a third party;

(xiv) except in the ordinary course of Leo’s operations or as is reasonably necessary to consummate the transactions contemplated hereby, enter into, renew, modify or revise any Contract;

(xv) enter into any transactions with any of its Affiliates;

(xvi) waive, release, assign, settle or compromise any Action pending or threatened against Leo or any of its directors or officers other than in the case of Actions or claims either (A) for an amount not greater than $350,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $500,000 in the aggregate (determined in each case net of insurance proceeds) or (B) if the loss resulting from such waiver, release, assignment settlement or compromise is reimbursed to any member of the Company Group by an insurance policy, in each case without the imposition of equitable relief on, or the admission of wrongdoing by any member of the Company Group or any of its officers or directors;

(xvii) engage in any activity that would result in a violation of International Trade Control Laws;

(xviii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than the Merger and the treatment of Options as contemplated by this Agreement; or

(xix) authorize, or commit or agree to take, any of the foregoing actions.

7.2	Access to Information

During the Interim Period, the Company shall, and shall cause the members of the Company Group to, afford to the other parties to this Agreement and their Representatives reasonable access, upon reasonable advance notice, during normal business hours to all the senior management, properties, books, Contracts, commitments, Tax Returns and records of the Company Group and, during such period, shall furnish as promptly as practicable to the other parties to this Agreement any information concerning the Company Group as the other parties to this Agreement may reasonably request; provided, however, that (a) such access or furnishing of information shall be conducted during normal business hours, under the supervision of the Company’s personnel, and in such a manner as to not unreasonably disrupt the normal operations of the Company Group, (b) neither the Company nor any member of the Company Group is under any obligation to disclose to the other parties to this Agreement or their Representatives any information the disclosure of which is restricted by a Contract in effect as of the date of this Agreement or applicable Law or would result in the waiver of any attorney-client, work product or other applicable privilege and (c) neither Leo nor its Representatives shall conduct any invasive or subsurface environmental sampling or analysis with respect to any real property owned, used or occupied by any member of the Company Group, including of the nature commonly referred to as a “Phase II Environmental Assessment”; provided, further, that the Company may designate certain portions of such information as being provided on an outside-counsel basis only. All information provided pursuant to this Section 7.2 shall remain subject in all respects to the Confidentiality Agreement.

7.3	Confidentiality

(a) Leo acknowledges that the information being provided to it or any of its Affiliates or any of its or its Affiliates’ Representatives in connection with the consummation of the transactions contemplated hereby is being provided subject to the terms of a confidentiality agreement dated as of December 15, 2018 between Leo and the Company (the “Confidentiality Agreement”). Leo acknowledges that it is, and shall remain until the Closing, subject to the terms of the Confidentiality Agreement, which are incorporated herein by reference. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) Effective upon, and only upon, the Closing, the confidentiality obligations under the Confidentiality Agreement shall terminate, except with respect to the provisions regarding disclosure and use of confidential information not related to the Company Group or the Business, which shall continue indefinitely.

7.4	Efforts to Consummate; Consents and Filings

(a) Each of the parties and their respective Affiliates shall use all reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Antitrust Laws (“Governmental Antitrust Authority”) all Approvals as are necessary for the consummation of the transactions contemplated by this Agreement and (ii) promptly (and, with respect to the HSR Act, in no event later than ten (10) Business Days after the date hereof) make all necessary filings (and, if required under applicable Law, drafts thereof), and thereafter make any other required submissions, with respect to the transactions contemplated by this Agreement required under the HSR Act or any other applicable Antitrust Law.

(b) Without limiting the generality of the parties’ undertaking pursuant to Section 7.4(a), each party agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Antitrust Authority or any other party so as to enable the parties hereto to expeditiously close the transactions contemplated by this Agreement no later than the Outside Date. Each party hereto shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Antitrust Authority with respect to the transactions contemplated hereby. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging such transactions, and if, by mutual agreement, the parties hereto decide that litigation is in their best interests, each party shall cooperate and use reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order that is in effect and that prohibits, prevents, or restricts consummation of such transactions. Notwithstanding the foregoing, no party nor any of its Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of the business of any party or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of the business of any party, or (ii) to litigate any suit, claim, action, investigation or proceeding challenging or seeking to restrain or prohibit the consummation of the transaction.

(c) Each of the parties shall promptly notify the other parties of any substantive communication it or any of its Affiliates receives from any Governmental Antitrust Authority and of any substantive communication received or given in connection with any proceeding by a private party relating to the matters that are the subject of this Agreement, and consult each other party prior to any substantive communication with any Governmental Antitrust Authority to permit the other parties to review in advance any proposed communication by such party to any Governmental Antitrust Authority. No party to this Agreement shall agree to participate in any substantive meeting with any Governmental Antitrust Authority in respect of any filings, investigation or other inquiry (including in connection with any proceeding by a private party) unless it consults with the other parties in advance and, to the extent permitted by such Governmental Antitrust Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings (except for Item 4(c) and 4(d) documents) or communications between them or any of their Representatives, on the one hand, and any Governmental Antitrust Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(d) During the Interim Period, except with the prior written consent of the Company, neither Leo nor its Affiliates shall do anything, including entering into any transaction (or making any antitrust or competition law filing in connection with such transaction), that could reasonably be expected to prevent or delay any filings or Approvals required under the HSR Act or other applicable Antitrust Laws.

7.5	Expenses; Transfer Taxes

(a) All costs and expenses incurred in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby shall be paid (i) in the case of the Company and the Seller, by the Company, and (ii) in the case of Leo, by Leo; provided, that, in the event that the Closing is consummated, at the Closing, Leo shall pay all costs and expenses incurred by Leo, the Company or the Seller, including any premiums related to any representation and warranty insurance policy obtained (provided that the aggregate cost of such representation and warranty insurance policy shall in no event exceed $675,000, including all premium amounts, underwriting fees, due diligence expenses and any other fees, costs or expenses incurred or to be incurred in connection with procuring such policy), in connection with this Agreement and the Related Documents and the transactions contemplated hereby and thereby (all of the foregoing, collectively, the “Transaction Costs”). Exhibit G sets forth each service provider with respect to which each of Leo, the Company or the Seller will incur any Transaction Costs, and none of the parties hereto shall engage any service provider in connection with the transactions contemplated by this Agreement other than those listed on Exhibit G without the prior written consent of Leo, in the case of service providers engaged by the Company or the Seller, and the Seller, in the case of service providers engaged by Leo.

(b) All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) incurred by the Company (or any of its Subsidiaries) or Leo in connection with this Agreement, the Related Documents, the Merger and the other transactions contemplated hereby and thereby (“Transfer Taxes”) shall be paid by the Surviving Company as incurred (other than any Transfer Taxes incurred in connection with the Domestication and the transactions contemplated by the Sponsor Shares Surrender Agreement, which shall be paid by Leo). The Surviving Company (or Leo, as applicable) shall file, or cause to be filed, all Tax Returns required to be filed in connection with any such Transfer Taxes. Each party shall use commercially reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

7.6	Tax Treatment of the Merger

(a) Leo and the Company shall use their respective reasonable best efforts to cause the Merger to qualify as, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent the Merger from qualifying as, a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Domestication and the Merger within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(c) Leo and the Company shall prepare and file all income Tax Returns consistent with, and shall not take any income Tax reporting position inconsistent with, the Tax Treatment of the Transactions for U.S. federal, state and other relevant income Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(d) To the extent that any opinions relating to the Tax Treatment of the Merger or the Tax Treatment of the Domestication are required in connection with the Form S-4 or the Proxy Statement, (i) the Company shall deliver to each of Morgan, Lewis & Bockius LLP and Kirkland & Ellis LLP an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4 or the Proxy Statement, as applicable), signed by an officer of the Company, containing customary representations and warranties of the Company as shall be reasonably necessary or appropriate to enable such counsel to render its opinion, and (ii) Leo shall deliver to each of Morgan, Lewis & Bockius LLP and Kirkland & Ellis LLP an officer’s certificate, dated as of the Closing Date (and, if required, as of the effective date of the Form S-4 or the Proxy Statement, as applicable), signed by an officer of Leo, containing customary representations and warranties of Leo as shall be reasonably necessary or appropriate to enable such counsel to render its opinion.

7.7	Publicity

The Seller and Leo shall reasonably cooperate to (a) prepare and make a public announcement regarding the transactions contemplated by this Agreement on the date hereof and (b) create and implement a communications plan regarding the transactions contemplated hereby (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the parties hereto will make any public announcement or issue any public communication regarding this Agreement, the Related Documents or the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the Seller, in the case of a public announcement by Leo, or Leo, in the case of a public announcement by the Seller or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law, in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (ii) in the case of the Seller, Leo and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality, (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company, (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 7.7, and (v) announcements and communications to Governmental Authorities in connection with filings or Permits relating to the transactions contemplated hereby required to be made under this Agreement.

7.8	Directors’ and Officers’ Indemnification and Insurance

(a) The parties hereto acknowledge and agree that all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, employees and agents of any member of the Company Group or Leo and each Person who served at the request of the Company or Leo as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “D&O Indemnified Persons”), as provided in the certificate of incorporation, articles of organization, bylaws or similar constituent documents of any member of the Company Group in effect on the date of this Agreement, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Closing, shall survive the consummation of the Merger and the transactions contemplated hereby and shall continue in full force and effect and that any member of the Company Group will perform and discharge such member of the Company Group’s respective obligations to provide such indemnity and exculpation from and after the Closing for a period of six years or until the settlement or final adjudication of any Action commenced during such period. The Surviving Company shall cause the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws to

contain provisions with respect to indemnification, exculpation and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Company’s certificate of incorporation and bylaws (or other comparable governing documents), as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights of any D&O Indemnified Person thereunder except as is required under applicable Law. From and after the Closing, the Surviving Company shall assume, guarantee and stand surety for, and shall cause the members of the Company Group to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.8.

(b) From and following the Closing Date, the Surviving Company, shall, and shall cause the members of the Company Group to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) each of the D&O Indemnified Persons against any liabilities, losses, penalties, fines, claims, damages, reasonable and documented out-of-pocket costs or expenses in connection with any actual or threatened, in writing, Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such D&O Indemnified Person’s capacity as a director or officer of any member of the Company Group, or in such D&O Indemnified Person’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of any member of the Company Group, before the Closing Date (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of any member of the Company Group). In the event of any such Action, the Surviving Company and the members of the Company Group, as applicable, shall reasonably cooperate with the D&O Indemnified Person in the defense of any Action; provided, that none of the Surviving Company and the members of the Company Group shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Each of Leo and the Company hereby acknowledges that certain D&O Indemnified Persons may have rights to indemnification and advancement of expenses provided by a former stockholder of the Company (including the Seller) or its respective Affiliates (each, a “Former Stockholder Indemnitor”) (directly or through insurance obtained by any such entity). Each of Leo and the Company hereby agrees and acknowledges that (i) the Surviving Company is the indemnitor of first resort with respect to the D&O Indemnified Persons, (ii) the Surviving Company shall be required to advance the full amount of expenses incurred by the D&O Indemnified Persons, as required by Law, the terms of the Surviving Company’s organizational documents, any applicable agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the D&O Indemnified Persons may have against any Former Stockholder Indemnitors and (iii) to the extent permitted by Law, the Surviving Company irrevocably waives, relinquishes and releases the Former Stockholder Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Leo and the Company further agrees no advancement or payment by any Former Stockholder Indemnitor with respect to any claim for which the D&O Indemnified Persons have sought indemnification pursuant hereto shall affect the foregoing, and such Former Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the D&O Indemnified Persons against the Surviving Company.

(c) For a period of six years from the Closing Date, the Surviving Company shall maintain directors’ and officers’ liability insurance covering (as direct beneficiaries) all D&O Indemnified Persons, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Company Group (the “Current Policies”), and with such other terms as are no less favorable than those in the Current Policies; provided, however, that (i) in no event shall the Surviving Company be obligated to pay annual premiums greater than 300% of such premiums paid or payable as of the date of this Agreement and (ii) if the annual premium for such coverage and amount of insurance would exceed 300% of such current annual rate, the Surviving Company shall provide the maximum coverage which shall then be available at an annual premium not exceeding 300% of such rate. The Surviving Company shall maintain any such directors’ and officers’ liability insurance in full force and effect for its full term, and honor all obligations thereunder (including the payment of any applicable premiums). Without limiting the foregoing, the Company shall obtain prior to the Closing a fully-paid six-year “tail” insurance policy (the “D&O Tail”) with respect to directors’ and officers’ liability insurance of the type and with the amount of coverage and such other terms as are no less favorable in the aggregate than those in the Current Policies, and the cost of the D&O Tail shall be included as a Transaction Cost. The Surviving Company shall maintain the D&O Tail in full force and effect for its full term and will honor all obligations thereunder.

(d) If the Surviving Company or any of its respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company shall assume all of the obligations of the Surviving Company set forth in this Section 7.8.

(e) The provisions of this Section 7.8 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of Leo and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without its prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

7.9	Employee Matters

(a) The Surviving Company shall, or shall cause one of its Subsidiaries to, continue to employ, immediately following the Effective Time, each individual employed by the Surviving Company or any of its respective Company Subsidiaries immediately prior to the Effective Time, including those on vacation, sick leave, maternity leave, military service, lay-off, disability or other approved leave of absence (such employees, collectively, the “Company Group Employees”). During the 12-month period following the Effective Time (the “Benefit Period”), the Surviving Company shall, or shall cause one of its Subsidiaries to, provide the Company Group Employees who continue to be actively employed by the Surviving Company (or any of its Subsidiaries) during such 12-month period with base salary and base wages to such Company Group Employees that are substantially similar to those provided to the Company Group Employees immediately prior to the Effective Time and with annual target cash bonus opportunities (excluding, for the avoidance of doubt, equity or equity based compensation, deferred compensation, or transaction bonuses) and 401(k) and group health benefits that are substantially similar in the aggregate to those provided to the similarly situated Company Group Employees immediately prior to the Closing Date.

(b) With respect to any employee benefits that are provided to the Company Group Employees under employee benefits plans of the Surviving Company or its Subsidiaries (the “Surviving Company Plans”) that replace the Benefit Plans (as provided by the Company Group immediately prior to the Effective Time) during the Benefit Period for such Company Group Employee, the Surviving Company shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to provide that each Company Group Employee shall be immediately eligible to participate, without any waiting time, and service accrued by the Company Group Employees during employment with any member of each Company Group or their predecessors prior to Closing Date shall be recognized to the same extent and for the same purpose as recognized under the analogous Benefit Plan, except to the extent necessary to prevent duplication of benefits. With respect to any medical, dental or other group health benefits that are provided to the Company Group Employees under the Surviving Company Plans, the Surviving Company shall, or shall cause its Subsidiaries to, use commercially reasonable efforts to provide that any applicable pre-existing condition exclusions and actively-at-work requirements (except to the extent not satisfied under the comparable Benefit Plan as of such time) shall be waived, and any expenses incurred before such time under the comparable Benefit Plan shall be taken into account under such the Surviving Company Plan for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(c) Nothing herein shall (i) be construed to establish or be treated as an amendment or modification of any Benefit Plan or Surviving Company Plan, (ii) alter or limit the Surviving Company’s ability to amend, modify or interpret or terminate any Surviving Company Plan at any time in accordance with the terms of such plan and applicable Law or (iii) give any third party, including any Company Group Employee, any right to continued employment or any particular term or condition of employment following the Closing or to rely upon or demand or enforce the provisions of this Section 7.9.

7.10	[Reserved]

7.11	Control of Operations.

(a) Nothing contained in this Agreement shall give Leo, directly or indirectly, the right to control or direct any of the Company Group’s operations prior to the Closing.

(b) Prior to the Closing, the Company Group shall exercise, consistent with the terms and conditions set forth in this Agreement, complete control and supervision over its operations.

7.12	Exclusivity

(a) From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to Article IX in accordance with its terms (the “Interim Period”), the Seller shall not, and shall cause the Company and their respective Representatives not to, directly or indirectly, (A) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any sale of any material assets of the Company or any of the outstanding Common Stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company other than with Leo and its Representatives (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.12. The Seller shall, and shall cause its respective Affiliates and respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. If the Seller, the Company or any of their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Seller shall promptly (and in no event later than 24 hours after the Seller becomes aware of such inquiry or proposal) notify such Person in writing that the Seller is subject to an exclusivity agreement with respect to the sale of the Company that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties hereto agree that any violation of the restrictions set forth in this Section 7.12(a) by the Seller or its Affiliates or Representatives shall be deemed to be a breach of this Section 7.12(a) by the Seller.

(b) Leo shall not, and shall cause its Affiliates and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or group, concerning any Business Combination Proposal, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Business Combination Proposal or (iii) commence, continue or renew any due diligence investigation regarding any Business Combination Proposal. Leo shall, and shall cause each of its Affiliates and their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Combination Proposal. If Leo, its Affiliates or any of their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, then Leo shall promptly (and in no event later than 24 hours after Leo becomes aware of such inquiry or proposal) (A) advise the Seller orally and in writing of such inquiry or proposal (including the identity of the Person making such inquiry or submitting such proposal, and the terms thereof) and (B) provide the Seller a copy of such inquiry or proposal, if in writing. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.12(b) by any of Leo or its Affiliates or their respective Representatives shall be deemed to be a breach of this Section 7.12(b) by Leo.

(c) Prior to Closing, the Seller shall require the prompt destruction or return of any confidential information provided to any third party in connection with an Alternative Transaction and shall refrain from waiving or modifying any rights under any confidentiality or standstill agreement relating to an Alternative Transaction.

7.13	Trust Account

Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Leo shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Leo (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (A) pay as and when due all amounts payable to shareholders of Leo holding shares of the Leo Common Stock sold in Leo’s initial public offering who shall have previously validly elected to redeem their shares of Leo Common Stock pursuant to Leo Governing Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account to Leo for immediate use, subject to this Agreement and the Trust Agreement and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.14	Proxy Statement; SEC Filings

(a) Leo and the Company shall use reasonable best efforts to jointly prepare and cause to be filed by Leo with the SEC as promptly as reasonably practicable (and in any event use reasonable best efforts to do so as soon as practicable following the availability of the Company’s financial statements for the years ended January 1, 2017, December 31, 2017 and December 30, 2018) a Registration Statement on Form S-4 (the “Form S-4”), containing a preliminary proxy statement/prospectus relating to the Domestication, the other Leo Shareholder Approvals and the Leo Shareholders Meeting, and Leo and the Company shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective and to cause a definitive proxy statement/prospectus relating to the Domestication, the other Leo Shareholder Approvals and the Leo Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) to be mailed as promptly as reasonably practicable after such effectiveness to the shareholders of Leo (but in any event, such mailing shall commence within three (3) Business Days of (i) in the event the SEC does not review the Form S-4 and the Proxy Statement, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (ii) in the event the SEC does review the Form S-4 and the Proxy Statement, receipt of oral or written notification of the completion of the review by the SEC). The Form S-4 and the Proxy Statement shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of the Company and Leo shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution, as applicable, of the Form S-4 and the Proxy Statement, and the Form S-4 and the Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Leo shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 and the Proxy Statement and shall provide the other with copies of all written correspondence between it and its

Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Leo shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 and the Proxy Statement. If the Proxy Statement has not been declared effective as of May 13, 2019, the Company shall, as soon as reasonably practicable following May 13, 2019, provide the unaudited SAS-100 reviewed consolidated balance sheet of the Company as of March 31, 2019, and the related unaudited consolidated statements of earnings, stockholders’ equity and cash flows for the three months ended March 31, 2018 and 2019. Notwithstanding the foregoing, prior to filing the Form S-4 or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company and Leo (A) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) shall include in such document or response all comments reasonably proposed by the other and (C) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. The Company and Leo shall advise the other, promptly after receipt of notice thereof, of the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, if the SEC does not review the Form S-4 and the Proxy Statement, or the receipt of any oral or written notification of the completion of review of the Form S-4 and the Proxy Statement by the SEC, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and the Company and Leo shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Leo shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the transactions contemplated hereby. In connection with the Form S-4 and the Proxy Statement, Leo will also file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable proxy solicitation rules set forth in Leo Governing Documents and the rules and regulations of the SEC and NYSE.

(b) The Company agrees to promptly provide Leo with all information concerning each member of the Company Group and the management, operations and financial condition of each member of the Company Group, in each case, reasonably requested by Leo for inclusion in the Form S-4 and the Proxy Statement. The Company shall cause the officers and employees of each member of the Company Group to be reasonably available to Leo and its counsel in connection with the drafting of the Form S-4 and the Proxy Statement and responding in a timely manner to comments on the Form S-4 and the Proxy Statement from the SEC.

(c) If prior to the Closing, any event occurs with respect to Leo, or any change occurs with respect to other information supplied by Leo for inclusion in the Form S-4 and the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 and the Proxy Statement, Leo shall promptly notify the Company of such event, and the Company and Leo shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Leo’s shareholders and the Company’s Stockholders. Nothing in this Section 7.14(c) shall limit the obligations of any party under Section 7.14(a).

(d) If prior to the Closing, any event occurs with respect to any member of the Company Group, or any change occurs with respect to other information supplied by the Company for inclusion in the Form S-4 and the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form S-4 and the Proxy Statement, the Company shall promptly notify Leo of such event, and the Company and Leo shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Leo’s shareholders and the Company’s Stockholders. Nothing in this Section 7.14(d) shall limit the obligations of any party under Section 7.14(a).

(e) Leo shall, as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Leo Shareholders Meeting for the sole purpose of seeking the Leo Shareholder Approvals. Leo shall use its reasonable best efforts to (i) cause the Proxy Statement to be mailed to Leo’s shareholders and to hold the Leo Shareholders Meeting as soon as reasonably practicable after the earlier of clearance by the SEC of the Proxy Statement, (ii) solicit the Leo Shareholder Approvals (including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the Leo Shareholder Approvals) and (iii) upon receipt of the Leo Shareholder Approvals, consummate the Domestication. Leo shall, through the board of directors of Leo, recommend to its shareholders that they give the Leo Shareholder Approvals and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing provisions of this Section 7.14(e), (1) the Leo Shareholders Meeting shall in any event be held not more than 45 days after the date on which the Proxy Statement is mailed to Leo’s shareholders, and (2) if on a date for which the Leo Shareholders Meeting is scheduled, Leo has not received proxies representing a sufficient number of shares of Leo Common Stock to obtain the Leo Shareholder Approvals, whether or not a quorum is present, Leo shall have the right to make one or more successive postponements or adjournments of the Leo Shareholders Meeting, provided that (excluding any adjournments or postponements required by applicable Law) the Leo Shareholders Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Leo Shareholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law).

(f) Sponsor, as a stockholder of Leo, shall vote in favor of this Agreement.

(g) As promptly as practicable following the date hereof, the Seller shall (after reasonable consultation with Leo) provide to Leo (i) the names and biographies of five (5) directors nominated by the Seller (the “Seller Nominees”) and (ii) the names of the officers of the Surviving Company, which shall be appointed by Leo at or prior to the Effective Time. Prior to the Closing, Leo shall obtain irrevocable resignations from all current directors on the board of directors of Leo and shall appoint the Seller Nominees, in each case effective as of the Closing.

(h) As promptly as practicable following the date hereof, Sponsor shall (after reasonable consultation with Leo) provide to Leo the names and biographies of three (3) directors nominated by Sponsor (the “Sponsor Nominees”). Prior to the Closing, Leo shall appoint the Sponsor Nominees as directors, effective as of the Closing.

7.15	Listing of Leo Common Stock

Leo will use its reasonable best efforts to cause the shares of Leo Common Stock constituting the Merger Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing. During the Interim Period, Leo shall use its reasonable best efforts to remain listed as a public company on the NYSE and will take all steps necessary to ensure Leo remains listed on the NYSE following the Domestication. During the Interim Period, Leo will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Interim Period, if Leo receives any written or, to the Knowledge of Leo, oral notice from NYSE that Leo has failed, or would reasonably be expected to fail, to meet the NYSE listing requirements as of the Closing or within six months thereafter for any reason, then Leo shall give prompt written notice of such NYSE notice to the Company, including a copy of any written notice received from NYSE or a summary of any oral notice received from NYSE.

7.16	Section 16 of the Exchange Act

Prior to the Closing, the board of directors of Leo, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Leo Common Stock by Leo, in each case, pursuant to this Agreement and the Related Documents to any officer, director or shareholder (by reason of “director by deputization”) of the Company who is expected to become a “covered person” of Leo for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

7.17	Notification of Certain Matters

During the Interim Period, each of the parties shall give prompt notice to the other parties if such party or its Affiliates discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed. No such notice shall constitute an acknowledgement or admission by the party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

7.18	Affiliate Agreements

Other than the Related Documents and Contracts set forth on Section 7.18 of the Company Disclosure Schedules or entered into in compliance with Section 7.1(b) prior to the Closing, at the Closing, the Seller shall cause all agreements between the Seller or any Affiliate of the Seller and any member of the Company Group, including the Management Agreement, to be terminated without any further liability, except that any fees and expenses which were accrued and unpaid pursuant to the terms of the Management Agreement through the Closing Date and the rights to indemnification set forth therein shall survive any such termination in accordance with their terms.

7.19	Release

(a) Effective upon and following the Closing, Leo, on its own behalf and on behalf of the Surviving Company, the Company and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Seller, its Affiliates and each of its and its Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Seller Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any member of the Company Group occurring prior to the Closing (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Seller Released Parties; provided, however, that nothing in this Section 7.19 shall release the Seller Released Parties from their obligations under this Agreement or the other Related Documents.

(b) Effective upon and following the Closing, the Seller, on its own behalf and on behalf of the Company and the Surviving Company and each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Leo, the Surviving Company and the Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Leo Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any member of the Company Group occurring prior to the Closing (other than as contemplated by this Agreement, including with respect to Section 7.8 hereof); provided, however, that nothing in this Section 7.19 shall release the Leo Released Parties from (i) obligations under this Agreement or the Related Documents, (ii) obligations under any agreement set forth on Section 7.19(b) of the Company Disclosure Schedules, (iii) any right to indemnification or exculpation under any agreements or organizational documents of the Company or (iv) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Company in effect as of the date of this Agreement and consistent with past practice.

(c) Effective upon and following the Closing, Leo, on its own behalf and on behalf of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the

Company, each of its Affiliates and each of their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Company Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning the Company occurring prior to the Closing (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Released Parties; provided, however, that nothing in this Section 7.19 shall release the Company Released Parties from their obligations under this Agreement or the other Related Documents.

7.20	Seller Consent

The Seller shall deliver the Seller Consent to Leo within twenty-four (24) hours after the execution and delivery of this Agreement.

7.21	No Claim Against Trust Amount

Notwithstanding anything else in this Agreement, the Company and the Seller acknowledge that they have read the Prospectus and understand that Leo has established the Trust Account for the benefit of Leo’s public shareholders and that Leo may disburse monies from the Trust Account only (a) to Leo’s public shareholders in the event they elect to have their shares redeemed in accordance with Leo Governing Documents and/or the liquidation of Leo, (b) to Leo after, or concurrently with, the consummation of a Business Combination, (c) to Leo in limited amounts for its operating expenses and Tax obligations incurred in the ordinary course of business, (d) as repayment of loans and reimbursement of expenses to directors, officers and founding shareholders of Leo and (e) to third parties (e.g., professionals, printers, etc.) who have rendered services to Leo in connection with its operations and efforts to effect a Business Combination. All liabilities and obligations of Leo due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (x) to Leo’s public shareholders in the event they elect to have their shares redeemed in accordance with Leo Governing Documents and/or the liquidation of Leo, (y) to Leo after, or concurrently with, the consummation of a Business Combination, and (z) to Leo in limited amounts for its operating expenses and tax obligations incurred in the ordinary course of business. The Company and the Seller further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by February 15, 2020, Leo will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended. Upon the Closing, Leo shall cause the Trust Account to be disbursed to Leo and as otherwise contemplated by this Agreement. Accordingly, the Company and the Seller, for each of themselves and their respective subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives, advisors and all other associates and Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by Leo for any reason whatsoever, including to a breach of this Agreement by Leo or any negotiations, agreements or understandings with Leo (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This paragraph will survive the termination of this Agreement for any reason.

7.22	Subscription Agreements

Leo shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements in a manner materially adverse to the Seller. Leo shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its commercially reasonable efforts to (a) satisfy in all material respects on a timely basis all conditions and covenants applicable to Leo in the Subscription Agreements and otherwise comply with its obligations thereunder, (b) in the event that all conditions in the Subscription Agreements (other than conditions that Leo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing and (c) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Leo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Leo the applicable portion of the PIPE Investment set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Leo shall give the Seller, prompt (and, in any event within three (3) Business Days) written notice: (i) of any amendment to any Subscription Agreement (together with a copy of such amendment), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Leo; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (iv) if Leo does not expect to receive all or any portion of the PIPE Investment on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1	Conditions to Each Party’s Obligations

The respective obligations of each party to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction or written waiver, in whole or in part, to the extent such conditions can be waived (to the extent permitted by applicable Law) at or prior to the Closing of the following conditions:

(a) Regulatory Approvals. All required waiting periods or approvals applicable to this Agreement and the transactions contemplated hereby under the HSR Act and all applicable Antitrust Laws shall have expired, been received or terminated and the approvals set forth in Section 8.1(a) of the Company Disclosure Schedules shall have been obtained.

(b) No Injunctions or Restraints. No applicable Law or injunction enacted, entered, promulgated, enforced or issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

(c) The Merger. The Merger shall have been consummated substantially simultaneously pursuant to the terms of this Agreement and the Related Documents.

(d) Leo Required Shareholder Approvals. The Leo Required Shareholder Approvals shall have been obtained.

(e) Domestication. The Domestication shall have been consummated immediately prior to the Effective Time.

(f) PIPE Investment. The PIPE Investment shall have been consummated immediately prior to the Effective Time in accordance with the terms set forth in the applicable Subscription Agreements.

8.2	Conditions to Obligations of Leo

The obligations of Leo to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction (or written waiver by Leo, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a) Representations and Warranties of the Seller. (i) The representations and warranties of the Seller set forth in Sections 4.1(a), 4.2 (except for errors which are de minimis in aggregate), and 4.3 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), and (ii) the other representations and warranties of the Seller set forth in Article IV of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Representations and Warranties of the Company. (i) The Fundamental Representations (excluding all of Section 5.17 other than the second sentence of Section 5.17(b)), shall be true and correct in all respects (except in respect of the representations and warranties set forth in Section 5.2(a)-(c), for errors which are de minimis in aggregate) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) the other representations and warranties of each Company set forth in Article V (including, for the avoidance of doubt, Section 5.17 other than the second sentence of Section 5.17(b)) of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Performance of Obligations of the Company. The Company and the Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company or the Seller prior to or at the time of the Closing.

(d) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event, circumstance, change, development or effect have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(e) Net Tangible Assets. Leo shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing.

8.3	Conditions to the Obligations of the Seller and the Company

The obligations of the Seller and the Company to consummate the Merger and the transactions contemplated hereby are subject to the satisfaction (or written waiver by the Seller, in whole or in part, to the extent such conditions can be waived) at or prior to the Closing of the following conditions:

(a) Representations and Warranties of Leo. (i) The representations and warranties of Leo and set forth in Sections 6.1, 6.2, 6.3 and 6.16 shall be true and correct in all respects (except in respect of the representations and warranties set forth in Section 6.2, for errors which are de minimis in aggregate) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified) and (ii) the other representations and warranties of Leo set forth in ARTICLE VI of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not have a material adverse effect on Leo.

(b) Performance of Obligations of Leo. Leo shall have performed or complied in all respects with all obligations and covenants required by this Agreement to be performed or complied with by Leo prior to or at the time of the Closing.

(c) Trust Account and Proceeds. At the Closing Date, after giving effect to (i) the redemptions each holder of Leo Common Stock is entitled to pursuant to Leo’s Amended and Restated Certificate of Incorporation and Leo’s Bylaws and (ii) the PIPE Investments, the Cash Proceeds shall equal no less than $250,000,000.

(d) Surrendered Shares. The transactions contemplated by the Sponsor Shares Surrender Agreement shall have been consummated.

(e) Listing of Stock Consideration. Leo Common Stock to be issued as Merger Consideration shall have been approved for listing on the NYSE.

(f) Trust Account. (i) Leo shall have made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to Leo to be released to Leo at the Closing; (ii) all of such funds in the Trust Account available to Leo shall be released to Leo for payment of the Transaction Costs and the repayment of the Funded Indebtedness at the Closing as provided for in this Agreement; and (iii) there shall be no Action pending or threatened by any Person (not including the Seller and its Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a material adverse effect on Leo’s ability to perform its obligations hereunder.

8.4	Frustration of Closing Conditions

Neither Leo, the Seller nor the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 7.4.

ARTICLE IX

TERMINATION

9.1	Termination

(a) This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of the Seller and Leo;

(ii) by either the Seller or Leo, if the Closing does not occur prior to September 13, 2019 (the “Outside Date”) (other than as a result of the terminating party’s failure to comply with its obligations under this Agreement which has resulted in the failure to satisfy a condition set forth in Article VIII);

(iii) by Leo, upon written notice to the Seller, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.2, (B) cannot be or has not been cured within 30 days following delivery by Leo of written notice to the Seller (or such lesser period remaining prior to the date that is one day prior to the Outside Date) of such breach or failure to perform and (C) has not been waived by Leo; provided, that Leo shall not be entitled to terminate this Agreement pursuant to this Section 9.1(a)(iii) if, at the time of such termination, Leo is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 8.1 or Section 8.3 as applicable, would not have been satisfied;

(iv) by the Seller, upon written notice to Leo, if Leo breaches or fails to perform in any respect any of its representations, warranties or covenants set forth in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.1 or Section 8.3, (B) cannot be or has not been cured within 30 days following delivery by the Seller of written notice to Leo (or such lesser period remaining prior to the date that is one day prior to the Outside Date) of such breach or failure to perform and (C) has not been waived by the Seller; provided, that the Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(a)(iv) if, at the time of such termination, the Seller is in breach of any representation, warranty, covenant or other agreement contained in this Agreement in a manner such that the conditions to Closing set forth in Section 8.1 or Section 8.2 as applicable, would not have been satisfied;

(v) by either Leo or the Seller if there shall be in effect a final non-appealable Law or injunction preventing the consummation of the transactions contemplated hereby; provided, that neither Leo nor the Seller shall have the right to terminate this Agreement pursuant to this Section 9.1(a)(v) if any action of such party or failure of such party to perform or comply with its obligations under this Agreement shall have caused such Law or injunction and such action or failure to perform constitutes a breach of this Agreement;

(vi) by Leo, if the Seller Consent is not delivered to it within 24 hours after the execution and delivery of this Agreement; or

(vii) by the Seller or Leo, if Leo Required Shareholder Approvals are not granted at the Leo Shareholders Meeting.

(b) In the event of termination by Leo pursuant to this Section 9.1, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be abandoned, without further action by any party. If the transactions contemplated by this Agreement are abandoned as provided herein:

(i) Leo shall, and shall cause its Representatives and financing sources to, return to the Company all Evaluation Material received from or on behalf of any member of the Company Group relating to the Business or the transactions contemplated hereby and any copies thereof, whether so obtained before or after the execution hereof; and

(ii) Notwithstanding the return of any Evaluation Material in accordance with Section 9.1(b)(i), all Evaluation Material received by Leo and its Representatives shall continue to be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

9.2	Effect of Termination

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 9.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of this Section 9.2 and Sections 4.4, 5.20, 6.16, 7.3, 7.5(a), 7.7, 7.12(b), 7.21, Article X and any

corresponding definitions set forth in Annex I. Nothing in this Section 9.2 shall be deemed to release any party from any liability for any Intentional Breach by such party of the terms and provisions of this Agreement prior to such termination.

ARTICLE X

GENERAL PROVISIONS

10.1	[Reserved]

10.2	Survival and Indemnification

(a) Except for the Fundamental Representations, the representations and warranties and the covenants to be performed at or prior to the Closing, in each case, set forth in this Agreement, any Related Document or in any document delivered in connection herewith or therewith shall terminate and be of no further force and effect from and after the Closing; provided, that for the avoidance of doubt, all covenants or agreements of the parties that by their terms require performance after the Closing shall survive the Closing in accordance with their terms.

(b) The Fundamental Representations shall survive the Closing and the consummation of the transactions contemplated by this Agreement and the Related Documents until the fourth (4th) anniversary of the Closing Date and notwithstanding the foregoing, (i) any representation or warranty that would otherwise terminate in accordance with the immediately preceding sentence shall survive and continue in full force and effect if a notice shall have been timely given under Sections 10.2(e) and 10.2(f) on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Section 10.2, and (ii) the obligations of the Seller to indemnify and hold harmless the Leo Indemnified Parties for any claim based on or arising out of any claim for Fraud shall not terminate.

(c) Subject to the limitations set forth in this Section 10.2, the Seller shall indemnify and hold harmless Leo and each of its respective Affiliates, and each of the officers, directors, managers, equityholders, partners, employees, agents and representatives of the foregoing, and any Person claiming by or through any of them, in each case as determined immediately prior to the Effective Time (each, a “Leo Indemnified Party”), against and in respect of any and all claims, costs, Taxes, expenses, damages, liabilities or losses (including attorneys’ fees and other costs and expenses incident to any Action, but subject to Section 10.14, “Damages”) arising out of, resulting from, or incurred in connection with any inaccuracy or breach of (i) any Fundamental Representation made by the Seller in Article IV or (ii) any Fundamental Representation made by the Company in Article V (in each case, the existence of such inaccuracy or breach, and in each case, the Damages related thereto, to be determined without regard to any qualifications therein referencing the terms “materiality,” “Material Adverse Effect,” “Knowledge” or other terms of similar import or effect); provided, however, that (A) the cumulative indemnification obligations of the Seller under Section 10.2(c) for Damages arising out of, resulting from, or incurred in connection with any inaccuracy or breach of any Fundamental Representation made by the Seller in Article IV or made by the Company in Article V shall in no event exceed the Cap except for any claim for indemnification based on Fraud.

(d) Each Leo Indemnified Party shall use its commercially reasonable efforts to pursue and collect on any recovery available under any applicable insurance policies prior to seeking indemnification from the Seller under this Section 10.2. The indemnification obligations of the Seller under this Section 10.2 shall be reduced by any and all amounts actually recovered by any Leo Indemnified Party under applicable insurance policies or from any other Person responsible for such Damages (net of any actual expenses incurred by such Leo Indemnified Party in connection with such recovery). If a Leo Indemnified Party actually receives any amounts under applicable insurance policies or from any other Person responsible for any Damages subsequent to an indemnification payment by the Seller, then such Leo Indemnified Party shall promptly reimburse the Seller for any reasonable and documented out-of-pocket payment made or expense incurred by the Seller in connection with providing such indemnification up to the amount received by the Leo Indemnified Party, net of any actual expenses incurred by such Leo Indemnified Party in collecting such amount.

(e) In the case of any claim for indemnification arising from a claim of a third party (a “Third-Party Claim”), a Leo Indemnified Party shall give prompt written notice to the Seller (a “Notice of Claim”) of any claim or demand for which such Leo Indemnified Party has knowledge and as to which it may request indemnification hereunder (provided that no delay on the part of the Leo Indemnified Party in notifying the Seller shall relieve the Seller from any indemnification obligation hereunder unless the Seller is actually materially prejudiced as a result of such delay). With respect to any Third-Party Claim, the Notice of Claim shall describe the facts and circumstances giving rise to such claim, the basis upon which indemnity is being sought and the amount or estimated amount of such claim (to the extent then reasonably determinable by the Leo Indemnified Party) and shall include copies of any documents served on the Leo Indemnified Party with respect to such Third-Party Claim. Except as otherwise provided herein, the Seller shall have the right to defend and to direct the defense against any such Third-Party Claim (other than any Third-Party Claim that constitutes or arises out of an Action relating to Taxes), in its name or in the name of the Leo Indemnified Party, as the case may be, at the expense of the Seller, and with counsel selected by the Seller; provided, however, that the Seller shall not be entitled to assume the defense or control of a Third-Party Claim (and the Leo Indemnified Party shall be entitled to have sole control over the defense of such Third-Party Claim) if (i) such Third-Party Claim involves any criminal proceeding, action, indictment, allegation or investigation or (ii) counsel to the Leo Indemnified Party shall have reasonably concluded that (A) there is a conflict of interest other than the indemnity obligations between the Leo Indemnified Party and the Seller in the conduct of the defense of such Third-Party Claim (other than any conflict of interest arising out of the indemnification rights and obligations of the parties hereunder) or (B) the Leo Indemnified Party has one or more defenses not available to the Seller; provided, further, that in the event any Third-Party Claim is brought or asserted that (together with all other claims against the Seller that are subject to unresolved Notices of Claim) seeks recovery in excess of the then remaining portion of the Cap, the Leo Indemnified Party may elect to participate in a joint defense of such Third-Party Claim at the expense of such Leo Indemnified Party and with counsel reasonably satisfactory to both parties. The Leo Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel employed at its own expense; provided, however, that in the case of any Third-Party Claim described in clause (i) and (ii) above or as to which the Seller shall not in fact have employed counsel to assume the defense of such Third-Party Claim, the reasonable and documented out-of-pocket fees and disbursements of such counsel shall be at the expense of the Seller. No compromise or settlement of any Third-Party Claim may be effected by the Seller without the Leo Indemnified Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed) unless (x) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such Leo Indemnified Party or its Affiliates and (y) each Leo Indemnified Party that is party to such Third-Party Claim is fully and unconditionally released from liability with respect to such claim. The Seller shall have no indemnification obligations with respect to any Third-Party Claim which shall be settled by the Leo Indemnified Party without the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) In the event that a Leo Indemnified Party determines that it has a claim for Damages against a Seller under this Section 10.2 other than as a result of a Third-Party Claim (an “Inter-Party Claim”), the Leo Indemnified Party shall promptly deliver to the Seller a Notice of Claim with respect to such Inter-Party Claim, which Notice of Claim shall describe the facts and circumstances giving rise to such claim, the basis upon which indemnity is being sought and the amount or estimated amount of such claim (to the extent then reasonably determinable by the Leo Indemnified Party) (provided that no delay on the part of the Leo Indemnified Party in notifying the Seller shall relieve the Seller from any indemnification obligation hereunder unless the Seller is actually materially prejudiced as a result of such delay). The Leo Indemnified Party will reasonably cooperate and assist the Seller in determining the validity of any claim for indemnity by the Leo Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include, subject to advance notice by the Seller, providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. The Seller shall notify the Leo Indemnified Party within fifteen (15) days following its receipt of a Notice of Claim if the Seller disputes its liability to the Leo Indemnified Party under this Section 10.2. If the Seller has timely disputed its liability with respect to such claim as provided above, the Seller and the Leo Indemnified Party shall negotiate in good faith to resolve such dispute. If no notice of dispute is delivered by the Seller within fifteen (15) days of the Seller’s receipt of the Notice of Claim or such dispute remains unresolved as of the fifteenth (15th) day after receipt by Leo of the Seller’s timely delivery of its notice of dispute, the Leo Indemnified Party shall have the right to commence an Action against the Seller to seek to enforce its purported rights to indemnification from and against any Damages that are the subject of such Notice of Claim.

(g) Promptly and in any event within five (5) Business Days following the final determination of the amount of any Damages payable by the Seller to any Leo Indemnified Party pursuant to the indemnification obligations of the Seller under this Section 10.2, the Seller shall, subject to the Cap, pay to Leo or such Leo Indemnified Party the amount of such Damages as so determined by wire transfer of immediately available funds to a bank account designated in writing by Leo or such Leo Indemnified Party, provided that notwithstanding the foregoing, nothing herein shall limit claims or remedies for Fraud.

(h) Leo acknowledges and agrees that, should the Closing occur, its and each Leo Indemnified Party’s sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Related Documents, the transactions contemplated hereby and thereby, the Company Group and their respective assets and liabilities, the Company Stock shall be pursuant to the indemnification provisions set forth in this Article X; provided that notwithstanding the foregoing, nothing herein shall limit claims or remedies for Fraud or specific performance.

(i) Solely for the purposes of this Section 10.2, by execution and approval of the transactions contemplated hereby and pursuant to the Leo Shareholder Approvals, Sponsor shall be appointed as the representative and attorney-in-fact of all shareholders of record of Leo as of immediately prior to the date hereof in their capacities as a Leo Indemnified Party, with full power and authority, including power of substitution, to act on behalf of such Leo Indemnified Party under this Section 10.2, which Sponsor may deem necessary or advisable, or which may be required pursuant to this Section 10.2 and the performance of all obligations under this Section 10.2 following the Closing, including, but not limited to, the exercise of the power to: (i) give and receive notices and communications to or from such Leo Indemnified Party relating to this Section 10.2; (ii) negotiate, settle, compromise and otherwise handle any claims for indemnification under this Section 10.2 on behalf of each such Leo Indemnified Party under this Section 10.2, (iii) to do each and every act and exercise any and all rights which each such Leo Indemnified Party is, or collectively are, permitted or required to do or exercise under Section 10.2, and (iv) take all actions necessary or appropriate in the judgment of Sponsor for the accomplishment of the foregoing. Sponsor shall have the authority and power to act on behalf of each such Leo Indemnified Party with respect to the disposition, settlement or other handling of all claims under this Section 10.2 and all rights or obligations arising hereunder. Such Leo Indemnified Parties shall be bound by all actions taken and documents executed by Sponsor in connection with this Section 10.2, and the Seller shall be entitled to rely on any action or decision of Sponsor related thereto. Sponsor shall receive no compensation for its services. Notices or communications to or from Sponsor with respect to this Section 10.2 shall constitute notice to or from each such Leo Indemnified Party. In performing the functions specified in this Section 10.2(i), Sponsor shall not be liable to any such Leo Indemnified Party for any damages, losses or liabilities whatsoever, other than actual losses that are determined by a final, nonappealable judgement of Delaware court to have been primarily caused by the willful misconduct of Sponsor.

10.3	Notices

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, facsimile, electronic mail or postage prepaid mail (registered or certified) or nationally recognized overnight courier service and shall be deemed given when so delivered by hand, facsimile or electronic mail, or if mailed, three days after mailing (one Business Day in the case of overnight courier service), as follows:

(a) if to Leo to:

Leo Holdings Corp.

21 Grosvenor Place

London, SW1X 7HF

United Kingdom

Facsimile: +44 (0) 20 7201 2222

Email: brown@lioncapital.com

Attention: Simon Brown, Secretary

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile: (212) 446-4900

Email:	christian.nagler@kirkland.com
peter.seligson@kirkland.com
Attention:	Christian O. Nagler
Peter S. Seligson

and

Kirkland & Ellis LLP

333 South Hope Street

Los Angeles, CA 90071

Facsimile: (213) 680-8500

Email:	damon.fisher@kirkland.com
luke.guerra@kirkland.com
Attention:	Damon Fisher, P.C.
Luke Guerra, P.C.

(b) if, prior to the Closing, to the Company, to:

c/o Apollo Management VIII, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Facsimile:	(646) 607-0528
Email:	lmedley@apollolp.com
Attention:	Laurie Medley

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Facsimile: (212) 309-6001

Email:	robert.robison@morganlewis.com
andrew.milano@morganlewis.com
adam.benbassat@morganlewis.com
Attention:	Robert G. Robison
Andrew L. Milano
Adam Benbassat

10.4	Severability

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.5	Specific Performance

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and the Related Documents and to enforce specifically the terms and provisions of this Agreement and the Related Documents.

10.6	Entire Agreement

This Agreement, the Related Documents and the Confidentiality Agreement (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. No party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents or the Confidentiality Agreement.

10.7	Assignment

This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties hereto, in whole or in part (including by operation of law in connection with a merger or consolidation or conversion of Leo, other than the Domestication), without the prior written consent of the other parties, which any such party may withhold in its absolute discretion.

10.8	No Third-Party Beneficiaries

Except as set forth in the last sentence of this Section 10.8 and Section 10.2, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, (a) each of the Related Parties shall be a third-party beneficiary of the provisions set forth in Section 10.13 and (b) if the Merger is consummated, (i) each of the D&O Indemnified Persons shall be a third-party beneficiary of the provisions set forth in Section 7.8 and (ii) the Seller’s and the Company’ Representatives shall be third-party beneficiaries of the last sentence of Section 7.5(a).

10.9	Amendment

This Agreement may be amended by the parties to this Agreement at any time before the Closing, by an instrument in writing signed on behalf of each party, and any purported amendment, modification or supplement by any of the parties in any manner that does not comply with this Section 10.9 shall be void and of no force and effect.

10.10	Waiver

No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

10.11	Governing Law; Jurisdiction

(a) This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each party irrevocably agrees that any Action arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware), and each party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each party agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and each party further waives any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

10.12	Waiver of Jury Trial

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13	Recourse

All Actions, obligations or losses (whether in Contract, in tort, in Law or in equity, or granted by statute whether by or though attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to (i) this Agreement, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as inducement to, this Agreement), (iii) any breach or violation of this Agreement and (iv) any failure of the Merger or any other transaction contemplated by this Agreement to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties may be partnerships or limited liability companies, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement, any Related Document or any documents or instruments delivered in connection with this Agreement or any Related Document shall be had against any party’s Affiliates or any of such party’s or such parties Affiliates’ former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than the parties hereto and each of their respective successors and permitted assignees under this Agreement (and, in the case of any Related Document, the applicable parties thereto and each of their respective successors and permitted assigns), whether in Contract, tort, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 10.13 shall relieve or otherwise limit the liability of any party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under such agreements, documents or instruments.

10.14	Limitation on Damages

No party shall be liable for any punitive damages relating to the breach of this Agreement (except to the extent asserted against a party pursuant to a Third-Party Claim).

10.15	Disclosure Schedules

The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any party hereto to any Person (including any other party) of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding any provision of this Agreement or anything to the contrary contained in the Disclosure Schedules, the information and disclosures contained in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed with respect to, and qualify, any representation or warranty of the Seller or any member of the Company Group to which the relevance of such information and disclosure is reasonably apparent on the face of such disclosure. The fact that any item of information is disclosed in any section or subsection of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement or is material to or outside the ordinary course of the business of any Seller or any member of the Company Group. Such information and the dollar thresholds set forth herein and therein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar qualifier in this Agreement. In addition, matters reflected in any section or subsection of the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

10.16	Interpretation

The headings set forth in this Agreement, in any Exhibit or Disclosure Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date of this Agreement. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to a Section, Exhibit or Disclosure Schedule, such reference shall be to a Section of, or an Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The words “made available” and words of similar import refer to materials posted to the Data Room no later than 5:30 pm EST on April 6, 2019, provided that any such material that is subject to privilege or confidentiality restrictions has not been uploaded to the Data Room, but has been physically provided to Leo’s counsel prior to the date of this Agreement.

10.17	No Presumption Against Drafting Party

Each of the parties acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

10.18	Company and the Seller Privilege

The Seller has advised Leo that Morgan, Lewis & Bockius LLP (the “Firm”) has represented both the Company and the Seller prior to the Closing with respect to the transactions contemplated hereby (the “Pre-Closing Engagement”), and, recognizing that the Seller intends to engage the Firm to act as legal counsel to the Seller and its Affiliates after the Closing, Leo hereby waives, on its own behalf, and agrees to cause its Affiliates (including, to the extent permissible, the Surviving Company after the Closing), to waive any conflict of interest that may arise in connection with the Firm representing the Seller or any of its Affiliates after the Closing as it relates to the Pre-Closing Engagement. In light of the foregoing and subject to the following sentence, the Parties agree that any attorney-client privilege or attorney work-product to the extent recognized as such under applicable Law with respect to the Pre-Closing Engagement and all information and documents to the extent covered by such privilege or protection under applicable Law and all confidential communications solely between and documents solely exchanged by the Company Group, the Seller, their respective Affiliates, on one hand, and the Firm, on the other hand, with respect to the Pre-Closing Engagement (the “Privileged Communications”) shall belong to and be controlled by the Seller (and not the Company Group) and may be waived only by the Seller (and not the Company Group) and shall not pass to or be claimed or used by Leo, the Surviving Company or any of their respective Affiliates after the Closing. Accordingly, the Company Group shall not, without the Seller’s consent, have access to the files of the Firm relating to the Pre-Closing Engagement to the extent they constitute Privileged Communications. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Seller and its Affiliates (and not the Company Group) shall be the sole holders of the Privileged Communications with respect to the Pre-Closing Engagement, and no member of the Company Group shall be a holder thereof, (b) to the extent that files of the Firm in respect of the Pre-Closing Engagement constitute property of the Seller or Privileged Communications, only the Seller and its Affiliates (and not the Company Group) shall hold such property rights and (c) the Firm shall have no duty whatsoever to reveal or disclose any such Privileged Communications to any of the Company Group by reason of any attorney-client relationship between the Firm and the Company Group or otherwise. The Firm shall not disclose any Privileged Communications to any third parties (other than representatives, accountants and advisors of the Seller and its respective Affiliates; provided, that such representatives, accountants and advisors are instructed to maintain the confidence of the Privileged Communications).

10.19	Execution of Agreement

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

* * * *

IN WITNESS WHEREOF, the parties hereto have duly executed this Business Combination Agreement as of the date first written above.

LEO HOLDINGS CORP.

By:	/s/ Lyndon Lea
Name:	Lyndon Lea
Title:	Chairman and Chief Executive Officer

LEO INVESTORS LIMITED PARTNERSHIP, solely for purposes of Section 7.14(f) and 10.2(i)

By: Leo Investors General Partner Limited
Its: General Partner

By:	/s/ Simon Brown
Name:	Simon Brown
Title:	Director

QUESO HOLDINGS INC.

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AP VIII CEC HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT TO BUSINESS COMBINATION AGREEMENT, dated as of June 27, 2019 (this “Amendment”), is entered into among Leo Holdings Corp., a Cayman Islands exempted company (“Leo”), Queso Holdings Inc., a Delaware corporation (the “Company”), AP VIII CEC Holdings, L.P., a Delaware limited partnership (the “Seller”), and Leo Investors Limited Partnership, a Cayman Islands limited partnership (“Sponsor” and together with Leo, the Company and the Seller, the “Parties”).

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of April 7, 2019 (the “Business Combination Agreement”), among Leo, the Company, the Seller and solely for purposes of Section 7.14(f) and Section 10.2(i) thereof, Sponsor;

WHEREAS, the Parties desire to increase the aggregate amount of the PIPE Investment by $14,200,935 (rounded to the nearest dollar) (the “PIPE Increase”) for a total PIPE Investment up to an aggregate amount of $114,200,935, and in connection with the PIPE Increase, the Parties desire to (a) revise the applicable provisions of the Business Combination Agreement and the Sponsor Shares Surrender Agreement attached as Exhibit A to the Business Combination Agreement and (b) permit Leo to enter into one or more additional Subscription Agreements;

WHEREAS, the Parties desire to revise the Surviving Company Certificate of Incorporation attached as Exhibit E to the Business Combination Agreement; and

WHEREAS, in connection with the foregoing, the Parties desire to amend the Business Combination Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.    Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Business Combination Agreement.

2.    Amendment of the 9th and 10th Recitals of the Business Combination Agreement. The 9th and 10th recitals of the Business Combination Agreement, and the applicable definitions contained therein, are hereby deleted in their entirety and replaced with the following:

WHEREAS, concurrently with and conditional upon the execution of this Agreement, on the date of this Agreement, Sponsor and Leo are entering into a letter agreement substantially in the form attached hereto as Exhibit A (as amended from time to time, the “Sponsor Shares Surrender Agreement”) pursuant to which Sponsor as a condition to the Merger and the PIPE Investment agrees to (a) surrender to Leo, for no consideration and as a contribution to the capital of Leo, 1,849,407 Class B ordinary shares, representing 37.67% of the total shares of Leo Common Stock owned by Sponsor (the “Surrendered Shares”) whereupon such shares shall be cancelled and (b) waive the conversion rights set forth in Section 17.2 of the Leo Governing Documents as to 37.67% of the Sponsor’s entitlement to receive Class A ordinary shares of Leo (the “Class B Share Conversion Rights”) that may result from the PIPE Investment, the Business Combination and/or the other transactions contemplated hereunder;

WHEREAS, in connection with the transactions contemplated by this Agreement, Leo has entered into subscription agreements (as amended from time to time, collectively, the “Subscription Agreements”) with certain third-party investors (the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in public equity in the form of Leo Common Stock (the “PIPE Investment”) up to an aggregate amount of $114,200,935;

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3.    Amendment of the Last Sentence of Section 6.2(a) of the Business Combination Agreement. The last sentence of Section 6.2(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced with the following:

Immediately following the Effective Time, assuming no shares of Leo Common Stock are redeemed in connection with the transactions contemplated by this Agreement, the issued and outstanding capital stock of Leo will consist of 71,370,230 shares of Leo Common Stock.

4.    Amendment of Exhibit A and Exhibit E of the Business Combination Agreement. Exhibit A and Exhibit E of the Business Combination Agreement are hereby deleted in their entirety and replaced with Exhibit A and Exhibit E attached to this Amendment.

5.    Additional Acknowledgements. The Parties hereby acknowledge and agree that (a) as permitted by the applicable Subscription Agreements, certain PIPE Investors previously assigned, and may in the future assign, a portion of the PIPE Investment provided for thereunder to additional third-party investors, and, for all purposes under the Business Combination Agreement, such additional third-party investors shall be deemed PIPE Investors, (b) in connection with the PIPE Increase, Leo may enter into one or more additional subscription agreements (substantially in the form of the Subscription Agreements previously entered into by Leo and the PIPE Investors simultaneously with the execution of the Business Combination Agreement) with existing PIPE Investors or additional third-party investors for additional investments in an aggregate amount of up to $14,200,935, and, for all purposes under the Business Combination Agreement, (i) any such additional subscription agreements shall be deemed Subscription Agreements, (ii) any such additional third-party investors shall be deemed PIPE Investors and (iii) any amounts invested in Leo Common Stock pursuant to such additional Subscription Agreements shall be deemed to be included in the PIPE Investment, (c) notwithstanding the execution of such additional Subscription Agreements or receipt of additional PIPE Investment proceeds, the Cash Proceeds condition provided for in Section 8.3(c) of the Business Combination Agreement shall remain unmodified at $250,000,000, (d) Leo and Sponsor shall be permitted to amend the Sponsor Shares Surrender Agreement to conform to the revised form attached as Exhibit A to this Amendment and (e) Leo and each PIPE Investor shall be permitted to amend the applicable Subscription Agreements to make similar revisions to those set forth in this Amendment in order to provide for the PIPE Increase.

6.     No Other Modification. Except to the extent specifically amended herein or supplemented hereby, the Business Combination Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Business Combination Agreement, as amended by this Amendment. From and after the date of this Amendment, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Business Combination Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Business Combination Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

7.    Other Terms. The provisions of Article X of the Business Combination Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties hereto, mutatis mutandis.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first written above.

LEO HOLDINGS CORP.

By:	/s/ Simon Brown
Name: Simon Brown
Title: Secretary

Amendment to Business Combination Agreement

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LEO INVESTORS LIMITED PARTNERSHIP

By: Leo Investors General Partner Limited
Its: General Partner

By:	/s/ Simon Brown
Name: Simon Brown
Title: Director

Amendment to Business Combination Agreement

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QUESO HOLDINGS INC.

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President
AP VIII CEC HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P.,
its general partner

By:	Apollo Capital Management VIII, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

Amendment to Business Combination Agreement

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Exhibit A

Sponsor Shares Surrender Agreement

AMENDMENT NO. 1 TO SPONSOR SHARES SURRENDER AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to the Agreement (as defined below), dated as of June 1, 2019, is entered into by and between Leo Investors Limited Partnership, a Cayman Islands limited partnership (the “Sponsor”), and Leo Holdings Corp., a Cayman Islands exempted company (the “Company”).

W I T N E S S E T H :

WHEREAS, the Sponsor and the Company previously entered into that certain Sponsor Shares Surrender Agreement, dated as of April 7, 2019 (the “Agreement”); and

WHEREAS, the Sponsor and the Company desire to amend certain terms and conditions of the Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Agreement as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement (unless otherwise expressly stated herein).

ARTICLE 2

AMENDMENTS

Section 2.01    Section 1(a) of the Agreement is hereby amended by substituting “1,849,407” in lieu of the reference to “1,750,000” therein.

Section 2.02    Except as amended by this Amendment, all the terms, conditions and covenants of the Agreement are valid, shall remain in full force and effect, and are hereby ratified and confirmed by the parties hereto. This Amendment and the Agreement constitute a single agreement and to the extent possible shall be read together as one instrument.

ARTICLE 3

MISCELLANEOUS

Section 3.01    Amendments. Any provision of this Amendment may be amended if, but only if, such amendment is in writing and is signed by each party hereto.

Section 3.02    Conflict. The parties hereto agree and acknowledge that to the extent any terms or provisions of this Amendment are in any way inconsistent with or in conflict with any term, condition or provision of the Agreement, this Amendment shall govern and control.

Section 3.03    Miscellaneous. The last paragraph of the Agreement is incorporated herein mutatis mutandis.

[Signature Page Follows]

* * * * *

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SPONSOR:

LEO INVESTORS LIMITED PARTNERSHIP By: Leo Investors General Partner Limited Its: General Partner

By:	/s/ Simon Brown

Name:	Simon Brown
Title:

THE COMPANY:

LEO HOLDINGS CORP.

By:	/s/ Lyndon Lea

Name:	Lyndon Lea
Title:	Chairmanand Chief Executive Officer

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Exhibit E

Surviving Company Certificate of Incorporation

(see attached)

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CERTIFICATE OF INCORPORATION

OF

CHUCK E. CHEESE BRANDS INC.

FIRST: The name of the corporation is Chuck E. Cheese Brands Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 600,000,000 of which 500,000,000 shares shall be Common Stock of the par value of $0.0001 per share and 100,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share.

A. Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and included in a certificate of designation (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote for each such share on each matter properly submitted to the stockholders on which the holders of Common Stock are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock). The holders of the Common Stock shall not have cumulative voting rights.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the Bylaws of the Corporation (as they may be amended from time to time, the “Bylaws”) so provide.

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B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Director Nomination Agreement by and among the Corporation, AP VIII CEC Holdings, L.P. (“AP VIII”) and Leo Investors Limited Partnership (the “Leo Sponsor”), dated as of [                    ], 2019 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Director Nomination Agreement”), the number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than eleven (11). Subject to the rights of the holders of any series of Preferred Stock and the terms and conditions of the Director Nomination Agreement, the exact number of directors shall be fixed from time to time, within the limits specified herein, by the Board of Directors.

C. Except as the DGCL or the Director Nomination Agreement may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship shall serve for a term expiring at the next annual meeting of stockholders and until his or her successor shall have been elected and qualified.

D. Any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares then entitled to vote at an election of directors. Subject to the terms and conditions of the Director Nomination Agreement, in case the Board of Directors or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

E. Except as may be otherwise specifically required by law, this Certificate of Incorporation or the Bylaws, at all meetings of the Board of Directors or any committee thereof, unanimous attendance of all directors then serving on the Board of Directors or such committee, as the case may be, shall be required to constitute a quorum for the transaction of business; provided, however, that attendance at such meeting by a majority of the entire Board of Directors (meaning the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships) or by a majority of the members of such committee shall constitute a quorum (a “Majority Quorum Standard”) (x) if at least one director designated by Leo Sponsor (a “Leo Director”) and at least one director designated by AP VII (a “AP VIII Director”) is present at such meeting (provided that, in the case of a committee, the presence of a Leo Director or AP VIII Director, as applicable, shall not be required for the application of a Majority Quorum Standard if a Leo Director or AP VIII Director, as applicable, is not a member of such committee and, in any case, the presence of a Leo Director or AP VIII Director, as applicable, shall not be required for the application of a Majority Quorum Standard if the Leo Sponsor or AP VIII (or its successors or assigns), as applicable, no longer has a right to designate any directors pursuant to the Director Nomination Agreement) (y) if all Leo Directors or AP VIII Directors, as applicable, then on the Board of Directors or such committee and not present at such meeting have recused themselves from such meeting by informing the Corporation in writing that they will not attend such meeting and that they consent to a quorum without their presence and (z) from and after the time that neither the Leo Sponsor nor AP VIII (or its successors or assigns) no longer have a right to designate any directors pursuant to the Director Nomination Agreement; provided, further, that if a quorum shall not be present at any meeting of the Board of Directors or any committee thereof (an “Adjourned Meeting”) because either no Leo Director or no AP VIII Director is present and all Leo Director(s) or AP VIII Director(s), as applicable (in the case of a committee, who are members of the committee at the time of the Adjourned Meeting), had received written notice of the time and place of such Adjourned Meeting in accordance with Section 3.4 (or any successor provision) of the Bylaws, the Majority Quorum Standard shall apply to a subsequent meeting of the Board of Directors or such committee if such meeting is duly called in accordance with Section 3.4 of the Bylaws (or any successor provision) and relates

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solely to the same or similar matters that were to be addressed at the Adjourned Meeting. The affirmative vote of a majority of the directors taken at a meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice, other than announcement at the meeting, until a quorum shall be present.

F. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws.

G. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that shall be approved or be ratified by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

H. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

I. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

J. Notwithstanding the foregoing provisions of this Article FIFTH, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances shall serve for such term or terms and pursuant to such other provisions as specified in the relevant Preferred Stock Designation.

SIXTH: To the fullest extent permitted by the DGCL, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

SEVENTH: A. Unless the Board of Directors consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation or current or former stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting any such breach, (iii) any action asserting a claim against the Corporation, its current or former directors, officers, employees or stockholders arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its current or former directors, officers, employees or stockholders governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim

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(a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (c) arising under the federal securities laws, including the Securities Act of 1933, as amended (the “Securities Act”), as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated certificate of incorporation.

B. To the fullest extent permitted by law, if any action the subject matter of which is within the scope of paragraph A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce paragraph A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article SEVENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article SEVENTH (including, without limitation, each portion of any sentence of this Article SEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article SEVENTH.

EIGHTH: A. The Corporation elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons (as defined below) who are directors and also officers of the Corporation and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

C. Solely for purposes of this Article EIGHTH:

(i) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

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(ii) “Affiliated Company” or “Affiliated Companies” shall mean any affiliate or associate of the Leo Sponsor or AP VIII, any funds advised by the Leo Sponsor or AP VIII (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation), and any affiliate or associate of, or funds managed by [            ] or Apollo Global Management, LLC.

(iii) “associate,” when used to indicate a relationship with any person, means: (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (2) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iv) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(1) any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation paragraph B of this ARTICLE EIGHTH is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock (as defined below) of the Corporation;

(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g), 253 or 267 of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in subsections (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

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(v) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this ARTICLE EIGHTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(vi) “Exempted Person” means (A) any of the Leo Sponsor, AP VIII, and any Affiliated Company, (B) any person that acquires, directly or indirectly from any person included in subsection (A) of this definition of Exempted Person, or from any other Exempted Person, at least 15% of the Corporation’s outstanding voting stock, (C) any successors of any person included in subsection (A) or (B) of this definition of Exempted Person and (D) any “group” of which any person included in subsection (A), (B) or (C) of this definition is a part under Rule 13d-5 of the Exchange Act.

(vii) “interested stockholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (2) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) any Exempted Person, or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, that with respect to clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(viii) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates: (1) beneficially owns such stock, directly or indirectly; or (2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(ix) “person” means any individual, corporation, partnership, unincorporated association or other entity.

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(x) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xi) “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock in this Article EIGHTH shall refer to such percentage of the votes of such voting stock.

D. The restrictions contained in this Article EIGHTH shall not apply if:

(i) a stockholder becomes an interested stockholder inadvertently and (1) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (2) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(ii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (1) constitutes one of the transactions described in the second sentence of this subparagraph D.(ii) of Article EIGHTH; (2) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors; and (3) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this subparagraph D.(ii) of Article EIGHTH; or

(iii) the Corporation does not have a class of voting stock that is: (1) listed on a national securities exchange; or (2) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder.

NINTH: A. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its directors (other than directors that are employees of the Corporation or any of its subsidiaries) in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors of the Corporation (other than directors that are employees of the Corporation or any of its subsidiaries) unless such corporate opportunity is offered to such person solely in his or her capacity as a director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

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B. Without limiting the foregoing, to the extent permitted by applicable law, each of the stockholders and directors of the Corporation, their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as directors or officers of the Corporation (other than the Corporation and its subsidiaries and other than directors that are employees of the Corporation or any of its subsidiaries) (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Corporation and such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, no Exempted Person shall be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except (i) as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person and (ii) for such opportunities offered to a person solely in his or her capacity as a director or officer of the Corporation. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article NINTH.

C. Any alteration, amendment, addition to or repeal of this Article NINTH shall require the affirmative vote of at least 80% of the outstanding voting stock. Neither the alteration, amendment, addition to or repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article NINTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH. In the event that the provisions of this Certificate of Incorporation and the Director Nomination Agreement conflict, the provisions of the Director Nomination Agreement shall take precedence over this Certificate of Incorporation.

ELEVENTH: The Corporation shall not, without the affirmative vote of the holders of eighty-five percent of the voting power of all of the then outstanding shares of the Corporation entitled to vote thereon, voting together

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as a single class, adopt any stockholder rights plan or similar plan or agreement (or amend or modify any such plan or agreement) or adopt or approve any provision of this Certificate of Incorporation or the Bylaws, in each case, the purpose or reasonably evident effect of which is to (x) restrict or limit an Exempted Person’s (as defined in Article EIGHTH) ability to transfer capital stock of the Corporation or (y) impose on a transferee of an Exempted Person, or cause such transferee to incur or suffer, material economic detriment (including through disproportionate dilution, relative to other holders of capital stock of the Corporation, or through a requirement to purchase or otherwise acquire, or offer to acquire, additional equity securities of the Corporation in the form of a mandatory offer requirement or similar provision) as a result of its receipt or continued ownership of capital stock of the Corporation or other equity securities of the Corporation transferred to it, and any such adoption or approval, without such affirmative vote, shall be null and void ab initio, and of no force or effect; provided, however, such vote shall not be required if such adoption or approval has been approved by (A) Leo Sponsor, if Leo Sponsor, together with its affiliates, is then a beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation, (B) AP VIII, if AP VIII is then a beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation, and (C) any other person included in subsection (B) of the definition of Exempted Person, if such person is then a beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation; provided, further, that this Article ELEVENTH shall be of no further force and effect at such time as no person included in subsection (A) or (B) of the definition of Exempted Person is then the beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation.

TWELFTH: The name and mailing address of the incorporator of this Corporation is: [●].

THIRTEENTH: When the terms of this Certificate of Incorporation or the Bylaws refer to a specific agreement (including, for the avoidance of doubt, the Director Nomination Agreement) or other document (including, for the avoidance of doubt, the Bylaws) or a decision by anybody or person that determines the meaning or operation of a provision hereof or thereof, the Secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any shareholder who makes a request therefor.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this     day of                     , 2019.

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ANNEX B

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

LEO HOLDINGS CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 14 FEBRUARY 2018)

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

LEO HOLDINGS CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 14 FEBRUARY 2018)

1	The name of the Company is Leo Holdings Corp.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$22,100 divided into 200,000,000 Class A ordinary shares of a par value of US$0.0001 each, 20,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

LEO HOLDINGS CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 14 FEBRUARY 2018)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these articles of association of the Company.

“Audit Committee”	means the audit committee of the Company formed pursuant to Article 42.2 hereof, or any successor audit committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into a Business Combination; and (b) must not be effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“clearing house”	a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Designated Stock Exchange”	means any national securities exchange in the United States on which Shares are listed for trading, including the NASDAQ Stock Market LLC, the NYSE MKT LLC, The New York Stock Exchange LLC or any OTC market.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Investor Group”	means the Sponsor, Lion Capital, L.L.P. and their respective affiliates, successors and assigns.

“IPO”	means the Company’s initial public offering of securities.

“IPO Redemption”	has the meaning given to it in Article 49.3.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the memorandum of association of the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15% of the units (as described at Article 3.3) sold in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described at Article 3.3) issued in the IPO.

“Redemption Price”	has the meaning given to it in Article 49.3.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“SEC”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4 and Article 49.1, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership.

“Statute”	means the Companies Law (2016 Revision) of the Cayman Islands.

“Tax Filing Authorised Person”	means such person as any Director shall designate from time to time, acting severally.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Fund”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with certain of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion described at Article 17.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Underwriters determine that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the SEC and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by any means in accordance with the requirements of the Designated Stock Exchange, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the Designated Stock Exchange may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with applicable rules of the SEC and federal and state securities laws of the United States. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to Article 3 on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in Article 49.3;

(b)

Shares held by the Founders shall be surrendered by the Founders on a pro rata basis for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20% of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in Article 49.2(b).

8.2

Subject to the provisions of the Statute, and, where applicable, the rules of the Designated Stock Exchange and/or any competent regulatory authority, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions and repurchases of Shares in the circumstances described at Articles 8.1(a), 8.1(b) and 8.1(c) above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

If at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of Article 17.2 hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least fifty per cent of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Share Conversion

17.1

The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to Article 10) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article 17.

17.2

On the first business day following the consummation of the Company’s initial Business Combination, the issued Class B Shares shall automatically be converted into such number of Class A Shares as is equal to 20% of the sum of:

(a)	the total number of Class A Shares issued in the IPO (including pursuant to the Over-Allotment Option), plus

(b)

the sum of (i) the total number of Class A Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, minus (ii) the total number of Public Shares repurchased pursuant to the IPO Redemption.

17.3

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.4	Notwithstanding anything to the contrary in this Article 17, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

Each Class B Share shall convert into its pro rata number of Class A Shares as set forth in this Article 4.2. The pro rata share for each holder of Class B Shares will be determined as follows: Each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the issued Class B Shares shall be converted pursuant to this Article and the denominator of which shall be the total number of issued Class B Shares at the time of conversion.

17.5

The Directors shall not allot or issue Class A Shares such that the number of authorised but unissued Class A Shares would at any time be insufficient to permit the conversion of all Class B Shares from time to time issued into Class A Shares.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 49.1, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles (subject to Article 29.4 and Article 49.1);

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

20.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4

A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than thirty per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.5

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

20.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

20.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20.8

Members seeking to bring business before the annual general meeting or to nominate candidates for election as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall be dissolved.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9	A resolution put to the vote of the meeting shall be decided on a poll.

22.10	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.11

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.12	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4 and Article 49.1, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand elected for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand elected for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand elected for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Article 29.1 may only be amended by a Special Resolution passed by a majority of at least 90% of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution of all Members.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1

The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office if there are three or more Directors, shall be two if there are two Directors and shall be one if there is only one Director.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.4

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.5

The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any chairman of the board of Directors, vice chairman of the board of Directors, one or more chief executive officers or co-chief executive officers, presidents, a chief financial officer, a secretary, a treasurer, vice-presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries or any other officers as may be determined by the Directors) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no remuneration shall be paid to any Director prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served in accordance with the requirements of the Designated Stock Exchange.

43.2

Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article 49 shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of any Business Combination and the distribution of the Trust Fund pursuant to Article 49.4. In the event of a conflict between this Article 49 and any other Articles, the provisions of this Article 49 shall prevail and Articles 49.1, 49.3 and 49.4 may not be amended prior to the consummation of a Business Combination without a Special Resolution, the approval threshold for which is unanimity (100%) of all Members entitled to vote.

49.2	Prior to the consummation of any Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund (net of taxes payable), divided by the number of then Public Shares in issue, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001.

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a Business Combination, it shall file tender offer documents with the SEC prior to completing a Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act.

If, alternatively, the Company holds a Member vote to approve a proposed Business Combination, the Company will conduct any compulsory redemption in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and not pursuant to the tender offer rules and file proxy materials with the SEC.

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that a majority of the Shares voted are voted for the approval of a Business Combination, the Company shall be authorised to consummate a Business Combination.

49.3

Any Member holding Public Shares who is not a Founder, officer or Director may, contemporaneously with any vote on a Business Combination, elect to have their Public Shares redeemed for cash (the “IPO Redemption”), provided that no such Member acting together with any affiliate of his or any other person with whom he is acting in concert or as a partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares, and provided further that any holder that holds Public Shares beneficially through a nominee must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the initially scheduled vote on the proposal to approve a Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Fund calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the Trust Fund not previously released to the Company (net of taxes payable), divided by the number of then Public Shares in issue (such redemption price being referred to herein as the “Redemption Price”).

The Redemption Price shall be paid promptly following the consummation of the relevant Business Combination. If the proposed Business Combination is not approved or completed for any reason then such redemptions shall be cancelled and share certificates (if any) returned to the relevant Members as appropriate.

49.4	In the event that:

(a)

the Company does not consummate a Business Combination by twenty-four months after the closing of the IPO, or such later time as the Members of the Company may approve in accordance with the Articles, the Company shall: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund (less taxes payable and up to US$100,000 of interest to pay liquidation expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in the case of sub-articles (ii) and (iii), to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law; and

(b)

any amendment is made to Article 49.4 that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within twenty-four months after the date of the closing of the IPO, each holder of Public Shares who is not a Founder, officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the Trust Fund not previously released to the Company (net of taxes payable), divided by the number of then Public Shares in issue.

49.5

Except for the withdrawal of interest to pay income taxes, if any, none of the funds held in the Trust Fund shall be released from the Trust Fund until the earlier of an IPO Redemption pursuant to Article 49.3, a repurchase of Shares by means of a tender offer pursuant to Article 49.2(b), a distribution of the Trust Fund pursuant to Article 49.4(a) or an amendment under Article 49.4(b). In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Fund.

49.6

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Directors shall not issue additional Shares or any other securities that would entitle the holders thereof to: (a) receive funds from Trust Fund; or (b) vote on any Business Combination.

49.7

The Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Fund (net of amounts previously disbursed to the Company’s management for working capital purposes and excluding the amount of deferred underwriting discounts held in the Trust Fund) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. An initial Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations

49.8	The uninterested independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any Director or officer of the Company and any affiliate or relative of such Director or officer.

49.9

Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

49.10

A Director may vote in respect of any Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.11

The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

49.12	The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, the Directors or officers of the Company.

50	Certain Tax Filings

Each Tax Filing Authorised Person and any such other person, acting alone, as any Director shall designate from time to time, are authorised to file tax forms SS-4, W-8 BEN, W-8 IMY, W-9, 8832 and 2553 and such other similar tax forms as are customary to file with any US state or federal governmental authorities or foreign governmental authorities in connection with the formation, activities and/or elections of the Company and such other tax forms as may be approved from time to time by any Director or officer of the Company. The Company further ratifies and approves any such filing made by any Tax Filing Authorised Person or such other person prior to the date of the Articles.

51	Business Opportunities

51.1

In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as Directors and/or officers of the Company; and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions under this heading “Business Opportunities” are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, Directors and Members in connection therewith.

51.2

To the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company, unless such opportunity is expressly offered to such Investor Group Related Person in their capacity as an Officer or Director of the Company and the opportunity is one the Company is permitted to complete on a reasonable basis.

51.3

Except as provided elsewhere in the Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a Director and/or officer of the Company who is also an Investor Group Related Person acquires knowledge.

51.4

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

ANNEX C

Form of Proposed Certificate of Incorporation

CERTIFICATE OF INCORPORATION

OF

CHUCK E. CHEESE BRANDS INC.

FIRST: The name of the corporation is Chuck E. Cheese Brands Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 600,000,000 of which 500,000,000 shares shall be Common Stock of the par value of $0.0001 per share and 100,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share.

A. Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and included in a certificate of designation (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote for each such share on each matter properly submitted to the stockholders on which the holders of Common Stock are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock). The holders of the Common Stock shall not have cumulative voting rights.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the Bylaws of the Corporation (as they may be amended from time to time, the “Bylaws”) so provide.

B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and the terms and conditions of the Director Nomination Agreement by and among the Corporation, AP VIII CEC Holdings, L.P. (“AP VIII”) and Leo Investors Limited Partnership (the “Leo Sponsor”), dated as of [                    ], 2019 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Director Nomination Agreement”), the number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than eleven (11). Subject to the rights of the holders of any series of Preferred Stock and the terms and conditions of the Director Nomination Agreement, the exact number of directors shall be fixed from time to time, within the limits specified herein, by the Board of Directors.

C. Except as the DGCL or the Director Nomination Agreement may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies on the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation or removal of a director or a newly created directorship shall serve for a term expiring at the next annual meeting of stockholders and until his or her successor shall have been elected and qualified.

D. Any director may be removed from office with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares then entitled to vote at an election of directors. Subject to the terms and conditions of the Director Nomination Agreement, in case the Board of Directors or any one or more directors should be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

E. Except as may be otherwise specifically required by law, this Certificate of Incorporation or the Bylaws, at all meetings of the Board of Directors or any committee thereof, unanimous attendance of all directors then serving on the Board of Directors or such committee, as the case may be, shall be required to constitute a quorum for the transaction of business; provided, however, that attendance at such meeting by a majority of the entire Board of Directors (meaning the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships) or by a majority of the members of such committee shall constitute a quorum (a “Majority Quorum Standard”) (x) if at least one director designated by Leo Sponsor (a “Leo Director”) and at least one director designated by AP VII (a “AP VIII Director”) is present at such meeting (provided that, in the case of a committee, the presence of a Leo Director or AP VIII Director, as applicable, shall not be required for the application of a Majority Quorum Standard if a Leo Director or AP VIII Director, as applicable, is not a member of such committee and, in any case, the presence of a Leo Director or AP VIII Director, as applicable, shall not be required for the application of a Majority Quorum Standard if the Leo Sponsor or AP VIII (or its successors or assigns), as applicable, no longer has a right to designate any directors pursuant to the Director Nomination Agreement) (y) if all Leo Directors or AP VIII Directors, as applicable, then on the Board of Directors or such committee and not present at such meeting have recused themselves from such meeting by informing the Corporation in writing that they will not attend such meeting and that they consent to a quorum without their presence and (z) from and after the time that neither the Leo Sponsor nor AP VIII (or its successors or assigns) no longer have a right to designate any directors pursuant to the Director Nomination Agreement; provided, further, that if a quorum shall not be present at any meeting of the Board of Directors or any committee thereof (an “Adjourned Meeting”) because either no Leo Director or no AP VIII Director is present and all Leo Director(s) or AP VIII Director(s), as applicable (in the case of a committee, who are members of the committee at the time of the Adjourned Meeting), had received written notice of the time and place of such Adjourned Meeting in accordance with Section 3.4 (or any successor provision) of the Bylaws, the Majority Quorum Standard shall apply to a subsequent meeting of the Board of Directors or such committee if such meeting is duly called in accordance with Section 3.4 of the Bylaws (or any successor provision) and relates solely to the same or similar matters that were to be addressed at the Adjourned Meeting. The affirmative vote of a majority of the directors taken at a meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors or of any committee thereof, a majority of the directors present thereat may adjourn the meeting from time to time, without notice, other than announcement at the meeting, until a quorum shall be present.

F. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws.

G. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that shall be approved or be ratified by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

H. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any Bylaws from time to time made by the stockholders; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

I. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

J. Notwithstanding the foregoing provisions of this Article FIFTH, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances shall serve for such term or terms and pursuant to such other provisions as specified in the relevant Preferred Stock Designation.

SIXTH: To the fullest extent permitted by the DGCL, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

SEVENTH: A. Unless the Board of Directors consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation or current or former stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting any such breach, (iii) any action asserting a claim against the Corporation, its current or former directors, officers, employees or stockholders arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its current or former directors, officers, employees or stockholders governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim

(a) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (c) arising under the federal securities laws, including the Securities Act of 1933, as amended (the “Securities Act”), as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated certificate of incorporation.

B. To the fullest extent permitted by law, if any action the subject matter of which is within the scope of paragraph A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce paragraph A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Article SEVENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article SEVENTH (including, without limitation, each portion of any sentence of this Article SEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article SEVENTH.

EIGHTH: A. The Corporation elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons (as defined below) who are directors and also officers of the Corporation and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

C. Solely for purposes of this Article EIGHTH:

(i) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii) “Affiliated Company” or “Affiliated Companies” shall mean any affiliate or associate of the Leo Sponsor or AP VIII, any funds advised by the Leo Sponsor or AP VIII (other than the Corporation and any direct

or indirect majority-owned subsidiary of the Corporation), and any affiliate or associate of, or funds managed by [            ] or Apollo Global Management, LLC.

(iii) “associate,” when used to indicate a relationship with any person, means: (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (2) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iv) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(1) any merger or consolidation of the Corporation (other than a merger effected pursuant to Sections 253 or 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation paragraph B of this ARTICLE EIGHTH is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock (as defined below) of the Corporation;

(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g), 253 or 267 of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation;

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees or pledges (other than those expressly permitted in subsections (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(v) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this ARTICLE EIGHTH, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(vi) “Exempted Person” means (A) any of the Leo Sponsor, AP VIII, and any Affiliated Company, (B) any person that acquires, directly or indirectly from any person included in subsection (A) of this definition of Exempted Person, or from any other Exempted Person, at least 15% of the Corporation’s outstanding voting stock, (C) any successors of any person included in subsection (A) or (B) of this definition of Exempted Person and (D) any “group” of which any person included in subsection (A), (B) or (C) of this definition is a part under Rule 13d-5 of the Exchange Act.

(vii) “interested stockholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (2) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) any Exempted Person, or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided, that with respect to clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(viii) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates: (1) beneficially owns such stock, directly or indirectly; or (2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(ix) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(x) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(xi) “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock in this Article EIGHTH shall refer to such percentage of the votes of such voting stock.

D. The restrictions contained in this Article EIGHTH shall not apply if:

(i) a stockholder becomes an interested stockholder inadvertently and (1) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (2) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

(ii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (1) constitutes one of the transactions described in the second sentence of this subparagraph D.(ii) of Article EIGHTH; (2) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board of Directors; and (3) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this subparagraph D.(ii) of Article EIGHTH; or

(iii) the Corporation does not have a class of voting stock that is: (1) listed on a national securities exchange; or (2) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder.

NINTH: A. The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its directors (other than directors that are employees of the Corporation or any of its subsidiaries) in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors of the Corporation (other than directors that are employees of the Corporation or any of its subsidiaries) unless such corporate opportunity is offered to such person solely in his or her capacity as a director of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

B. Without limiting the foregoing, to the extent permitted by applicable law, each of the stockholders and directors of the Corporation, their respective affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as directors or officers of the Corporation (other than the Corporation and its subsidiaries and other than directors that are employees of the Corporation or any of its subsidiaries) (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries, except as otherwise expressly provided in any agreement entered into between the Corporation and such Exempted Person. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, no Exempted Person shall be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except (i) as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person and (ii) for such opportunities offered to a person solely in his or her capacity as a director or officer of the Corporation. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article NINTH.

C. Any alteration, amendment, addition to or repeal of this Article NINTH shall require the affirmative vote of at least 80% of the outstanding voting stock. Neither the alteration, amendment, addition to or repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article NINTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to the right reserved in this Article TENTH. In the event that the provisions of this Certificate of Incorporation and the Director Nomination Agreement conflict, the provisions of the Director Nomination Agreement shall take precedence over this Certificate of Incorporation.

ELEVENTH: The Corporation shall not, without the affirmative vote of the holders of eighty-five percent of the voting power of all of the then outstanding shares of the Corporation entitled to vote thereon, voting together as a single class, adopt any stockholder rights plan or similar plan or agreement (or amend or modify any such plan or agreement) or adopt or approve any provision of this Certificate of Incorporation or the Bylaws, in each case, the purpose or reasonably evident effect of which is to (x) restrict or limit an Exempted Person’s (as defined in Article EIGHTH) ability to transfer capital stock of the Corporation or (y) impose on a transferee of an Exempted Person, or cause such transferee to incur or suffer, material economic detriment (including through disproportionate dilution, relative to other holders of capital stock of the Corporation, or through a requirement to purchase or otherwise acquire, or offer to acquire, additional equity securities of the Corporation in the form of a mandatory offer requirement or similar provision) as a result of its receipt or continued ownership of capital stock of the Corporation or other equity securities of the Corporation transferred to it, and any such adoption or approval, without such affirmative vote, shall be null and void ab initio, and of no force or effect; provided, however, such vote shall not be required if such adoption or approval has been approved by (A) Leo Sponsor, if Leo Sponsor, together with its affiliates, is then a beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation, (B) AP VIII, if AP VIII is then a beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation, and (C) any other person included in subsection (B) of the definition of Exempted Person, if such person is then a beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation; provided, further, that this Article ELEVENTH shall be of no further force and effect at such time as no person included in subsection (A) or (B) of the definition of Exempted Person is then the beneficial owner of 5% or more of the voting stock (as defined in Article EIGHTH of this Certificate of Incorporation) of the Corporation.

TWELFTH: The name and mailing address of the incorporator of this Corporation is: [●].

THIRTEENTH: When the terms of this Certificate of Incorporation or the Bylaws refer to a specific agreement (including, for the avoidance of doubt, the Director Nomination Agreement) or other document (including, for the avoidance of doubt, the Bylaws) or a decision by anybody or person that determines the meaning or operation of a provision hereof or thereof, the Secretary of the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any shareholder who makes a request therefor.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this     day of                     , 2019.

ANNEX D

Form of Surviving Company Bylaws

BYLAWS

OF

CHUCK E. CHEESE BRANDS INC.

ARTICLE I

OFFICES

1.1 Registered Office. The registered office of Chuck E. Cheese Brands Inc., a Delaware corporation (the “Corporation”) in the State of Delaware shall be established and maintained at 1209 Orange Street, Wilmington, Delaware 19801, and The Corporation Trust Company shall be the registered agent of the corporation in charge thereof.

1.2 Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

2.1 Place of Meetings. All meetings of the stockholders shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof; provided, that the Board of Directors may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 2.13.

2.2 Annual Meetings. The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board of Directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these Bylaws (the “Bylaws”).

Except as otherwise required by law, written notice of an annual meeting stating the place, date and hour of the meeting, shall be given to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the annual meeting.

To be properly brought before the annual meeting, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder who is a stockholder of record on the date of the giving of the notice required by this Section 2.2 and on the record date for the determination of stockholders entitled to vote at such annual meeting and who complies with the notice procedures in this Section 2.2. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. For purposes of this Section 2.2, the [2019] annual meeting of stockholders shall be deemed to have been held on [            , 2019]. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above. A stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) any material interest of the stockholder in such business, (iii) a description of all arrangements or understandings between or among the stockholder or any Stockholder Associated Person and any other person or entity (including their names) in connection with the proposal of such business by the stockholder and any material interest of the stockholder, any Stockholder Associated Person or such other person or entity in such business, and (iv) a representation as to whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the proposal or otherwise to solicit proxies or votes from stockholders in support of the proposal; and (b) as to the stockholder giving the notice (i) the name and address of the stockholder as they appear on the Corporation’s books, (ii) the name and address (if different from the Corporation’s books) of the stockholder, (iii) the name and address of any Stockholder Associated Person, (iv) the class, series and number of shares of capital stock of the Corporation which are directly or indirectly held of record or beneficially owned by the stockholder or by any Stockholder Associated Person, (v) a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, (vi) whether and to the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (vii) a representation that the stockholder is a stockholder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (viii) any other information related to the stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies or consents (even if a solicitation is not involved) by such stockholder or Stockholder Associated Person in support of the business proposed to be brought before the meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules, regulations and schedules promulgated thereunder. A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article II, Section 2 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Article II, Section 2. The person presiding at an annual meeting shall, if the facts warrant, determine and declare to the annual meeting that business was not properly brought before the annual meeting in accordance with the provisions of this Article II, Section 2, and if such person should so determine, such person shall so declare to the annual meeting and any such business not properly brought before the meeting shall not be transacted. As used in these Bylaws, “Stockholder Associated Person” means, with respect to any stockholder, (A) any person controlling, directly or indirectly, such stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder, (C) any person directly or indirectly controlling, controlled by or under common control with such Stockholder Associated Person or (D) any person who is an “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of such stockholder;

“Derivative Positions” means, with respect to any stockholder or any Stockholder Associated Person, any derivative positions including, without limitation, any short position, profits interest, option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise and any performance-related fees to which such stockholder or any Stockholder Associated Person is entitled, based, directly or indirectly, on any increase or decrease in the value of shares of capital stock of the Corporation; and “Hedging Transaction” means, with respect to any stockholder or any Stockholder Associated Person, any hedging or other transaction (such as borrowed or loaned shares) or series of transactions, or any other agreement, arrangement or understanding, the effect or intent of which is to increase or decrease the voting power or economic or pecuniary interest of such stockholder or any Stockholder Associated Person with respect to the Corporation’s securities.

2.3 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), may only be called by a majority of the entire Board of Directors (meaning the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships) or the Chief Executive Officer, and shall be called by the Secretary at the request in writing of stockholders owning a majority in voting power of the capital stock of the Corporation issued and outstanding and entitled to vote. Without limiting the foregoing, upon the request of (a) Leo Investors Limited Partnership (the “Leo Sponsor”) so long as it has the right to nominate at least one director for election to the Board of Directors in accordance with the Director Nomination Agreement, by and among the Corporation, the Leo Sponsor and AP VIII CEC Holdings, L.P. (“AP VIII”), dated as of [            ], 2019 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Director Nomination Agreement”), or (b) AP VIII (or its successors or assigns) so long as it (or its successors or assigns) has the right to nominate at least one director for election to the Board of Directors in accordance with the Director Nomination Agreement, the Chief Executive Officer shall call a special meeting of stockholders, which meeting shall be held within [    ] days of such request. Such request shall state the purpose or purposes of the proposed meeting.

Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten (10) or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2.4 Quorum. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the voting power present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.5 Organization. The Chairman of the Board of Directors shall act as chairman of meetings of the stockholders. The Board of Directors may designate any other officer or director of the Corporation to act as chairman of any meeting in the absence of the Chairman of the Board of Directors, and the Board of Directors may further provide for determining who shall act as chairman of any stockholders meeting in the absence of the Chairman of the Board of Directors and such designee. The Chairman of the Board of Directors may be removed as Chairman at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy in the role of Chairman of the Board of Directors shall be filled in accordance with the procedures set forth in the Director Nomination Agreement. For so long as AP VIII has a right to appoint a Co-Chairman of the Board of Directors and the Leo Sponsor has a right to appoint a Co-Chairman of the Board of Directors pursuant to the Director Nomination Agreement, two directors shall serve as Co-Chairmen, and all references to the Chairman in these Bylaws shall be deemed references to such Co-Chairmen for so long as the applicable directors serve in such capacity.

The Secretary of the Corporation or an Assistant Secretary shall act as secretary of all meetings of the stockholders, but in the absence of the Secretary the person presiding at the meeting may appoint any other person to act as secretary of any meeting.

2.6 Voting. Unless otherwise required by law, the Certificate of Incorporation, the Director Nomination Agreement or these Bylaws, any matter (other than the election of directors) brought before any meeting of stockholders shall be decided by the affirmative vote of the holders of a majority of the voting power of the capital stock present in person or represented by proxy and entitled to vote thereon. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder, unless otherwise provided by the Certificate of Incorporation. Each stockholder entitled to vote at a meeting of stockholders may authorize any person or persons to act for him or her by proxy. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The Board of Directors, in its discretion, or the person presiding at a meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

2.7 Action of Shareholders Without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

2.8 Voting List. The Corporation shall, at least 10 days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date, arranged in alphabetical order and showing the address of each such stockholder and the number of shares registered in his or her name. Such list shall be open to the examination of any stockholder for a period of at least 10 days prior to the meeting in the manner provided by law. A stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

2.9 Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list required by Section 2.8 of this Article II, or to vote in person or by proxy at any meeting of stockholders.

2.10 Adjournment. Any meeting of the stockholders (whether or not a quorum is present), including one at which directors are to be elected, may be adjourned by the person presiding at the meeting or the stockholders present in person or by proxy and entitled to vote thereon; provided, that a special meeting held upon the request of the Leo Sponsor or AP VIII (or its successors or assigns) cannot be adjourned by the person presiding at the meeting without the consent of person requesting the meeting.

2.11 Ratification. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and, to the fullest extent permitted by law, any contract or act that shall be approved or be ratified by the affirmative vote of the holders of a majority of the voting power of the stock of the

Corporation which is represented in person or by proxy at such meeting and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

2.12 Inspectors. In advance of any meeting of the stockholders, the Corporation shall appoint one or more inspectors to act at the meeting and make a written report thereof, and the election of directors and any vote by ballot at any meeting of the stockholders shall be supervised by at least one such appointed inspector. If the inspector so appointed shall refuse to serve or shall not be present, a replacement appointment shall be made by the person presiding at the meeting.

2.13 Meetings by Means of Conference Telephone. To the fullest extent permitted by law, stockholders may participate in a meeting of the stockholders by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE III

DIRECTORS

3.1 Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. Subject to the Director Nomination Agreement and the Certificate of Incorporation, the number of directors which shall constitute the Board of Directors shall be not less than five (5) nor more than eleven (11). Subject to the Director Nomination Agreement and the Certificate of Incorporation, the exact number of directors shall be fixed from time to time, within the limits specified in this Article III, Section 3.1 or in the Certificate of Incorporation, by the Board of Directors. Directors need not be stockholders of the Corporation.

3.2 Election; Term of Office; Resignation; Removal; Vacancies. Each director shall serve for a term expiring at the next annual meeting following such director’s election and shall hold office until such director’s successor is elected and qualified, or such director’s earlier resignation, removal from office or death. Unless otherwise provided in the Certificate of Incorporation or the Director Nomination Agreement, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director and each director so chosen shall serve for a term expiring at the next annual meeting and shall hold office until such director’s successor is elected and qualified, or such director’s earlier resignation, removal from office or death.

3.3 Nominations. Subject to the Director Nomination Agreement, nominations of persons for election to the Board of Directors of the Corporation at a meeting of stockholders of the Corporation may be made at such meeting (i) by or at the direction of the Board of Directors, (ii) by any committee or persons appointed by the Board of Directors or (iii) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who is a stockholder of record on the date of the giving of the notice required by this Section 3.3 and on the record date for the determination of stockholders entitled to vote at such meeting and who complies with the notice procedures set forth in this Article III, Section 3.3. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations (other than nominees included in the Corporation’s proxy materials pursuant to the Director Nomination Agreement). Such nominations by any stockholder (other than any stockholder entitled to nominate a director pursuant to a Director Nomination Agreement) shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the

Corporation (a) in the case of an annual meeting, not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs (provided, further, that for purposes of this Section 3.3, the [2019] annual meeting of stockholders shall be deemed to have been held on [            , 2019]); and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class, series and number of shares of capital stock of the Corporation which are directly or indirectly held of record or beneficially owned by the person, (4) the date such shares were acquired and the investment intent of such acquisition, and (5) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Exchange Act; and (B) as to the stockholder giving the notice (1) the name and address of the stockholder as they appear on the Corporation’s books, (2) the name and address (if different from the Corporation’s books) of the stockholder, (3) the name and address of any Stockholder Associated Person, (4) the class or series and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such stockholder or by any Stockholder Associated Person, (5) a description of any Derivative Positions directly or indirectly held or beneficially held by the stockholder or any Stockholder Associated Person, (6) whether and the extent to which a Hedging Transaction has been entered into by or on behalf of such stockholder or any Stockholder Associated Person, (7) a description of all arrangements or understandings (including financial transactions and direct or indirect compensation) between or among such stockholder or any Stockholder Associated Person and each proposed nominee and any other person or entity (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (8) a representation that such stockholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (9) any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies or consents for a contested election of directors (even if an election contest or proxy solicitation is not involved), or otherwise required, pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder and (10) a representation as to whether such stockholder or any Stockholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of a sufficient number of the Corporation’s outstanding shares reasonably believed by the stockholder or any Stockholder Associated Person, as the case may be, to elect each proposed nominee or otherwise to solicit proxies or votes from stockholders in support of the nomination. A stockholder providing notice of nomination to be made at an annual meeting or special meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article III, Section 3.3 shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the annual meeting or special meeting. The Corporation may require any proposed nominee (other than nominees included in the Corporation’s proxy materials pursuant to the Director Nomination Agreement) to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. Subject to the Director Nomination Agreement, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The person presiding at an annual meeting or a special meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded. In no event shall any adjournment or postponement of an annual meeting or special meeting, or the announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above.

3.4 Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware, or solely by means of electronic communication in accordance with Section 141(i) of the Delaware General Corporation Law (the “DGCL”). The first meeting of each newly elected Board of Directors shall be held immediately after and at the same place as the meeting of the stockholders at which it is elected and no notice of such meeting shall be necessary to the directors in order to legally constitute the meeting, provided a quorum shall be present. Regular meetings of the Board of Directors may be held without notice at such time and place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chief Executive Officer (including upon the written request of at least two directors then in office) or a majority of the entire Board of Directors, and shall be called upon the request of (a) the Leo Sponsor so long as it has the right to designate at least one director for nomination to the Board of Directors in accordance with the Director Nomination Agreement or (b) AP VIII (or its successors or assigns) so long as it (or its successors or assigns) has the right to designate at least one director for nomination to the Board of Directors in accordance with the Director Nomination Agreement. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than seventy-two (72) hours before the date of the meeting, or, if given personally or by telephone, facsimile, telegram or e-mail on forty-eight (48) hours’ notice.

3.5 Organization of Meetings. Subject to the Director Nomination Agreement, the Board of Directors shall elect one of its members to be Chairman of the Board of Directors. The Chairman of the Board of Directors shall lead the Board of Directors in fulfilling its responsibilities as set forth in these Bylaws, including its responsibility to oversee the performance of the Corporation, and shall determine the agenda and perform all other duties and exercise all other powers which are or from time to time may be delegated to him or her by the Board of Directors.

Meetings of the Board of Directors shall be presided over by the Chairman of the Board of Directors, or in his or her absence, by the Chief Executive Officer, or in the absence of the Chairman of the Board of Directors and the Chief Executive Officer by such other person as the Board of Directors may designate or the members present may select.

3.6 Actions of Board of Directors Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.

3.7 Removal of Directors by Stockholders. Any director may be removed by the stockholders only in accordance with the Certificate of Incorporation.

3.8 Resignations. Any director may resign at any time by submitting his or her written resignation to the Board of Directors or Secretary of the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

3.9 Committees. Subject to the Director Nomination Agreement, the Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Subject to the Director Nomination Agreement, in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided by law and in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

3.10 Compensation. The directors may be paid their reasonable, documented out-of-pocket expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed amount (in cash or other form of consideration) for attendance at each meeting of the Board of Directors and any other meetings or events attended on behalf of the Corporation at the Corporation’s request or a stated salary as a director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.11 Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

3.12 Meetings by Means of Conference Telephone. Members of the Board of Directors or any committee designed by the Board of Directors may participate in a meeting of the Board of Directors or of a committee of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE IV

OFFICERS

4.1 General. The officers of the Corporation shall be elected by the Board of Directors and may consist of: a Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer. The Board of Directors, in its discretion, may also elect one or more Vice Presidents (including Executive Vice Presidents and Senior Vice Presidents), Assistant Secretaries, Assistant Treasurers, a Controller and such other officers as in the judgment of the Board of Directors may be necessary or desirable. Any number of offices may be held by the same person and more than one person may hold the same office, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation, nor need such officers be directors of the Corporation.

4.2 Election. The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.

4.3 Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer or any Vice President, and any such officer may, in the name and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

4.4 Chief Executive Officer. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, the Chief Executive Officer shall have ultimate authority for decisions relating to the general management and control of the affairs and business of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors.

4.5 Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer or Assistant Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

4.6 Vice Presidents. At the request of the Chief Executive Officer or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of such officer to act, shall perform the duties of such office, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office.

4.7 Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose. The Secretary shall also perform like duties for the standing committees when required. The Secretary (or any Assistant Secretary) shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties and have such other powers as may be prescribed by the Board of Directors or the Chief Executive Officer, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, then any Assistant Secretary shall perform such actions. If there be no Assistant Secretary, then the Board of Directors or the Chief Executive Officer may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

4.8 Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. The Treasurer shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.9 Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

4.10 Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

4.11 Controller. The Controller shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or any Vice President of the Corporation may prescribe.

4.12 Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

4.13 Vacancies. The Board of Directors shall have the power to fill any vacancies in any office occurring from whatever reason.

4.14 Resignations. Any officer may resign at any time by submitting his or her written resignation to the Corporation. Such resignation shall take effect at the time of its receipt by the Corporation, unless another time be fixed in the resignation, in which case it shall become effective at the time so fixed. The acceptance of a resignation shall not be required to make it effective.

4.15 Removal. Subject to the provisions of any employment agreement approved by the Board of Directors, any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

ARTICLE V

CAPITAL STOCK

5.1 Form of Certificates. The shares of stock in the Corporation may be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be in uncertificated form. Stock certificates shall be in such forms as the Board of Directors may prescribe and signed by or in the name of the Corporation by any two of the Chief Executive Officer, a Vice President, the Secretary, an Assistant Secretary, the Treasurer, an Assistant Treasurer or any other authorized officers of the Corporation, certifying the number of shares owned by him or her.

5.2 Signatures. Any or all of the signatures on a stock certificate may be a facsimile, including, but not limited to, signatures of officers of the Corporation and countersignatures of a transfer agent or registrar. In case an officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

5.3 Lost Certificates. The Board of Directors may direct a new stock certificate or certificates to be issued in place of any stock certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new stock certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4 Fixing Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If the Board does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice and to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice of such meeting is given, or, if notice is waived, the close of business on the day next preceding the day on which the meeting is held.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or the stockholders entitled to exercise any rights in connection with any change, conversion or exchange of stock, or for the purpose of any other lawful action, the

Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

5.5 Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE VI

NOTICES

6.1 Form of Notice. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

6.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of law or the Certificate of Incorporation or by these Bylaws of the Corporation, a written waiver, signed by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, Directors, or members of a committee of Directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

7.1 To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a person who serves as a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 7.1 shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

7.2 To the fullest extent permitted by law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as an employee or agent of the Corporation or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including a subsidiary of the Corporation) (any person in such a position, an “Indemnified Person”), whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer of the Corporation or in any other capacity while serving as a director or officer of the Corporation, against expenses (including attorneys’ fees), judgments, fines, losses and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding; provided, however, that, except as provided in Section 7.8 of these Bylaws with respect to proceedings to enforce rights to indemnification or advancement, the Corporation shall indemnify any such Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person only if such proceeding (or part thereof) was authorized by the Board of Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Indemnified Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

7.3 The Corporation hereby acknowledges that an Indemnified Person may have certain rights to other indemnification, advancement of expenses and/or insurance from persons other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees that with respect to any and all expenses (including attorneys’ fees), judgments, fines, losses and amounts paid in settlement arising by reason of the fact that such Indemnified Person is or was an Indemnified Person, (a) that the Corporation is the indemnitor of first resort (i.e., its obligations to an Indemnified Person are primary and any obligation of the Other Indemnitors to advance expenses, provide indemnification or otherwise pay for the same amounts incurred by such Indemnified Person are secondary), (b) that the Corporation shall be required to advance the full amount of expenses incurred by an Indemnified Person in accordance with this Article VII and shall be liable for the full amount of all amounts to the extent legally permitted and as required by the terms of these Bylaws (or any other agreement between the Corporation and an Indemnified Person), without regard to any rights an Indemnified Person may have against the Other Indemnitors, and, (c) that the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification or advancement from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Corporation. The Corporation and each Indemnified Person agree that the Other Indemnitors are express third party beneficiaries of the terms of this Article VII.

7.4 Expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any civil, criminal, administrative or investigative action, suit or proceeding referenced in Section 7.1 shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation. The rights to indemnification and advancement of expenses conferred by this Section 7.4 shall be contract rights and such rights shall continue as to an Indemnified Person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators.

7.5 Any repeal or amendment of this Article VII or by changes in law, or the adoption of any other provision of the Certificate of Incorporation or the Bylaws inconsistent with this Article VII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification or advancement rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of or related to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

7.6 The indemnification and advancement of expenses provided by, or granted pursuant to the other sections of this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

7.7 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was an Indemnified Person against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VII.

7.8 If a claim under Section 7.2 or 7.4 of these Bylaws is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnified Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses, the Indemnified Person shall be entitled to be paid also the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnified Person to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnified Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses, the Corporation shall be entitled to recover such expenses only upon a final adjudication that, the Indemnified Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnified Person is proper in the circumstances because the Indemnified Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnified Person has not met such applicable standard of conduct, shall create a presumption that the Indemnified Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnified Person, be a defense to such suit. In any suit brought by the Indemnified Person to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses, the burden of proving that the Indemnified Person is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

7.9 For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service which imposes duties on, or involves services by, the Indemnified Person with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

7.10 The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11 The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of Indemnified Persons.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Reliance on Books and Records. Each Director, each member of any committee designated by the Board of Directors, and, to the fullest extent permitted by law, each officer of the Corporation, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

8.2 Inspection by Directors. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

8.3 Dividends. Subject to the provisions of the Certificate of Incorporation, if any, dividends upon the capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

8.4 Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the Board of Directors may from time to time designate.

8.5 Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors. If the Board of Directors shall fail to do so, the Chief Executive Officer shall fix the fiscal year.

8.6 Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

8.7 Amendments. Subject to the Director Nomination Agreement, the original or other Bylaws may be adopted, amended or repealed by the stockholders entitled to vote thereon at any regular or special meeting or, if the Certificate of Incorporation so provides, by the Board of Directors. The fact that such power has been so conferred upon the Board of Directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal these Bylaws.

8.8 Interpretation of Bylaws. All words, terms and provisions of these Bylaws shall be interpreted and defined by and in accordance with the DGCL, as amended, and as amended from time to time hereafter. In the event that the provisions of these Bylaws and the Director Nomination Agreement conflict, the provisions of the Director Nomination Agreement shall take precedence over these Bylaws.

ANNEX E

Form of Chuck E. Cheese Brands Inc. 2019 Equity Incentive Plan

CHUCK E. CHEESE BRANDS INC.

2019 EQUITY INCENTIVE PLAN

Effective as of the Effective Date (as defined below), the Chuck E. Cheese Brands Inc. 2019 Equity Incentive Plan (the “Plan”) is hereby established.

The purpose of the Plan is to provide employees of Chuck E. Cheese Brands Inc. (the “Company”) and its subsidiaries, certain consultants and advisors who perform services for the Company or its subsidiaries, and non-employee members of the Board of Directors of the Company with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and other stock-based awards.

The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.

Section 1.    Definitions

The following terms shall have the meanings set forth below for purposes of the Plan:

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Cause” shall have the meaning given to that term in any written employment agreement, offer letter or severance agreement between the Employer and the Participant, or if no such agreement exists or if such term is not defined therein, and unless otherwise defined in the Grant Instrument, Cause shall mean (i) the Participant’s commission of, conviction for, or plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) the Participant’s conduct that results in or is reasonably likely to result in harm to the reputation or business of the Employer in any material way, (iii) the Participant’s failure to perform duties as reasonably directed by the Employer or the Participant’s material violation of any rule, regulation, policy or plan for the conduct of any service provider to the Employer or its business (which, if curable, is not cured within ten days after notice thereof is provided to the Participant), or (iv) the Participant’s gross negligence, willful malfeasance or material act of disloyalty with respect to the Employer (which, if curable, is not cured within ten days after notice thereof is provided to the Participant).

(c) “CEO” shall mean the Chief Executive Officer of the Company.

(d) Unless otherwise set forth in a Grant Instrument, a “Change of Control” shall be deemed to have occurred if:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a direct or indirect subsidiary of another Person and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares of such other Person representing more than 50% of the voting power of the then outstanding securities of such other Person.

(ii)    The consummation of (A) a merger or consolidation of the Company with another Person where, immediately after the merger or consolidation, the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, in substantially the same proportion as ownership immediately prior to the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving Person would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, will not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving Person or (B) a sale or other disposition of all or substantially all of the assets of the Company.

(iii)    A change in the composition of the Board over a period of 12 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections, or threatened election contests, for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

(iv)    The consummation of a complete dissolution or liquidation of the Company.

The Committee may modify the definition of Change of Control for a particular Grant as the Committee deems appropriate to comply with section 409A of the Code or otherwise. Notwithstanding the foregoing, if a Grant constitutes deferred compensation subject to section 409A of the Code and the Grant provides for payment upon a Change of Control, then, for purposes of such payment provisions, no Change of Control shall be deemed to have occurred upon an event described in items (i) – (iv) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under section 409A of the Code.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(f) “Committee” shall mean the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan. The Committee shall also consist of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act and “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Company Stock is at the time primarily traded.

(g) “Company” shall mean Chuck E. Cheese Brands Inc. and shall include its successors.

(h) “Company Stock” shall mean common stock of the Company.

(i) “Disability” or “Disabled” shall mean, unless otherwise set forth in the Grant Instrument, a Participant’s becoming disabled within the meaning of the Employer’s long-term disability plan applicable to the Participant.

(j) “Dividend Equivalent” shall mean an amount determined by multiplying the number of shares of Company Stock subject to a Stock Unit or Other Stock-Based Award by the per-share cash dividend paid by the Company on its outstanding Company Stock, or the per-share Fair Market Value of any dividend paid on its outstanding Company Stock in consideration other than cash. If interest is credited on accumulated divided equivalents, the term “Dividend Equivalent” shall include the accrued interest.

(k) “Effective Date” shall mean the date of the closing of the transactions contemplated by the Business Combination Agreement, dated as of April 7, 2019, by and among Leo Holdings Corp. (“Leo”), Queso Holdings Inc. and AP VIII CEC Holdings, L.P.,, subject to approval of the Plan by the stockholders of Leo.

(l) “Employee” shall mean an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

(m) “Employed by, or providing service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Awards, Stock Units and Other Stock-Based Awards, a Participant shall not be considered to have terminated employment or service until the Participant ceases to be an Employee, Key Advisor and member of the Board), unless the Committee determines otherwise. If a Participant’s relationship is with a subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant will be deemed to cease employment or service when the entity ceases to be a subsidiary of the Company, unless the Participant transfers employment or service to an Employer.

(n) “Employer” shall mean the Company and its subsidiaries.

(o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(p) “Exercise Price” shall mean the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

(q) “Fair Market Value” shall mean:

(i)    If the Company Stock is publicly traded, the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange, the closing sales price during regular trading hours on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on any such exchange, the last reported sale price of a share of Company Stock during regular trading hours on the relevant date, as reported by the OTC Bulletin Board.

(ii)    If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be determined by the Committee through any reasonable valuation method authorized under the Code.

(r) “GAAP” shall mean United States Generally Accepted Accounting Principles.

(s) “Grant” shall mean an Option, SAR, Stock Award, Stock Unit or Other Stock-Based Award granted under the Plan.

(t) “Grant Instrument” shall mean the written agreement that sets forth the terms and conditions of a Grant, including all amendments thereto.

(u) “Incentive Stock Option” shall mean an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.

(v) “Key Advisor” shall mean a consultant or advisor of the Employer.

(w) “Non-Employee Director” shall mean a member of the Board who is not an Employee.

(x) “Nonqualified Stock Option” shall mean an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.

(y)    “Option” shall mean an option to purchase shares of Company Stock, as described in Section 6.

(z)    “Other Stock-Based Award” shall mean any Grant based on, measured by or payable in Company Stock (other than an Option, Stock Unit, Stock Award, or SAR), as described in Section 10.

(aa)    “Participant” shall mean an Employee, Key Advisor or Non-Employee Director designated by the Committee to participate in the Plan.

(bb)    “Person” shall mean any natural person, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever..

(cc)    “Plan” shall mean this Chuck E. Cheese Brands Inc. 2019 Equity Incentive Plan, as in effect from time to time.

(dd)    “Restriction Period” shall have the meaning given that term in Section 7(a).

(ee)    “SAR” shall mean a stock appreciation right, as described in Section 9.

(ff)    “Stock Award” shall mean an award of Company Stock, as described in Section 7.

(gg)    “Stock Unit” shall mean an award of a phantom unit representing a share of Company Stock, as described in Section 8.

(hh)    “Substitute Awards” shall have the meaning given that term in Section 4(b).

Section 2.    Administration

(a)    Committee. The Plan shall be administered and interpreted by the Committee; provided, however, that any Grants to members of the Board must be authorized by a majority of the Board. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. Subject to compliance with applicable law and the applicable stock exchange rules, the Board, in its discretion, may perform any action of the Committee hereunder. To the extent that the Board, a subcommittee or the CEO, as described below administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board or such subcommittee or the CEO.

(b)    Delegation to CEO. Subject to compliance with applicable law and applicable stock exchange requirements, the Committee may delegate all or part of its authority and power to the CEO, as it deems appropriate, with respect to Grants to Employees or Key Advisors who are not executive officers under section 16 of the Exchange Act.

(c)    Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom Grants shall be made under the Plan, (ii) determine the type, size, terms and conditions of the Grants to be made to each such individual, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (v) amend the terms of any previously issued Grant, subject to the provisions of Section 17 below, (vi) determine and adopt terms, guidelines, and provisions, not inconsistent with the Plan and applicable law, that apply to individuals residing outside of the United States who receive Grants under the Plan, and (vii) deal with any other matters arising under the Plan.

(d)    Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

(e)    Indemnification. No member of the Committee or the Board, and no employee of the Company shall be liable for any act or failure to act with respect to the Plan, except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member of the Committee or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and the Board and any agent of the Committee or the Board who is an employee of the Company or a subsidiary against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.

Section 3.    Grants

Grants under the Plan may consist of Options as described in Section 6, Stock Awards as described in Section 7, Stock Units as described in Section 8, SARs as described in Section 9 and Other Stock-Based Awards as described in Section 10. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Instrument. All Grants shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

Section 4.    Shares Subject to the Plan

(a)    Shares Authorized. Subject to adjustment as described below in Sections 4(b) and 4(e) below, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be 5,700,000 shares of Company Stock. The aggregate number of shares of Company Stock that may be issued or transferred under the Plan pursuant to Incentive Stock Options shall not exceed 5,700,000 shares of Company Stock.

(b)    Source of Shares; Share Counting. Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any Stock Awards, Stock Units or Other Stock-Based Awards are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan. Shares surrendered in payment of the Exercise Price of an Option shall not be available for re-issuance under the Plan. Shares of Company Stock withheld or surrendered for payment of taxes with respect to Awards shall not be available for re-issuance under the Plan. If SARs are granted, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs. To the extent any Grants are paid in cash, and not in shares of Company Stock, any shares previously subject to such Grants shall again be available for issuance or transfer under the Plan. For the avoidance of doubt, if shares are repurchased by the Company on the open market with the proceeds of the Exercise Price of Options, such shares may not again be made available for issuance under the Plan,

(c)    Substitute Awards. Shares issued or transferred under Grants made pursuant to an assumption, substitution or exchange for previously granted awards of a company acquired by the Company in a transaction (“Substitute Awards”) shall not reduce the number of shares of Company Stock available under the Plan and available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Grants under the Plan and shall not reduce the Plan’s share reserve (subject to applicable stock exchange listing and Code requirements).

(d)    Individual Limits for Non-Employee Directors. Subject to adjustment as described below in Section 4(e), the maximum aggregate grant date value of shares of Company Stock subject to Grants granted to any Non-Employee Director during any calendar year, taken together with any cash fees earned by such Non-Employee Director for services rendered during the calendar year, shall not exceed $750,000 in total value. For purposes of this limit, the value of such Grants shall be calculated based on the grant date fair value of such Grants for financial reporting purposes.

(e)    Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number and kind of shares of Company Stock available for issuance under the Plan, the maximum amount of Grants which a Non-Employee Director may receive in any year, the number and kind of shares covered by outstanding Grants, the number and kind of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control, the provisions of Section 12 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. The adjustments of Grants under this Section 4(e) shall include adjustment of shares, Exercise Price of Stock Options, base amount of SARs, performance goals or other terms and conditions, as the Committee deems appropriate. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.

Section 5.    Eligibility for Participation

(a)    Eligible Persons. All Employees and Non-Employee Directors shall be eligible to participate in the Plan. Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b)    Selection of Participants. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines.

Section 6.    Options

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a)    Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b)    Type of Option and Exercise Price.

(i)    The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii)    The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant.

(c)    Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option), the exercise of the Option is prohibited by applicable law, including a prohibition on purchases or sales of Company Stock under the Company’s insider trading policy, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(d)    Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e)    Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f)    Termination of Employment or Service. Except as provided in the Grant Instrument, an Option may only be exercised while the Participant is employed by, or providing services to, the Employer. The Committee shall determine in the Grant Instrument under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

(g)    Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) if permitted by the Committee, by withholding shares of Company Stock subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the Exercise Price, or (v) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.

(h)    Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.

Section 7.    Stock Awards

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a)    General Requirements. Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b)    Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c)    Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)    Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except under Section 15 below. Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed. Each certificate for a Stock Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed.

(e)    Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee. Dividends with respect to Stock Awards that vest based on performance shall vest if and to the extent that the underlying Stock Award vests, as determined by the Committee.

(f)    Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee. The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 8.    Stock Units

The Committee may grant Stock Units, each of which shall represent one hypothetical share of Company Stock, to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:

(a)    Crediting of Units. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount of cash based on the value of a share of Company Stock, if and when specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b)    Terms of Stock Units. The Committee may grant Stock Units that vest and are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee may accelerate vesting or payment, as to any or all Stock Units at any time for any reason, provided such acceleration complies with section 409A of the Code. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c)    Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer prior to the vesting of Stock Units, or if other conditions established by the Committee are not met, the Participant’s Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)    Payment With Respect to Stock Units. Payments with respect to Stock Units shall be made in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 9.    Stock Appreciation Rights

The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option. The following provisions are applicable to SARs:

(a)    General Requirements. The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR. The term of any SAR shall not exceed ten years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR, the exercise of the SAR is prohibited by applicable law, including a prohibition on purchases or sales of Company Stock under the Company’s insider trading policy, the term shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.

(b)    Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c)    Exercisability. A SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Participant is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as specified by the Committee. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d)    Grants to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e)    Value of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f)    Form of Payment. The appreciation in a SAR shall be paid in shares of Company Stock, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 10.    Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 6, 7, 8 and 9 of the Plan) that are based on or measured by Company Stock, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be awarded subject to the achievement of performance goals or other criteria or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 11.    Dividend Equivalents

The Committee may grant Dividend Equivalents in connection with Stock Units or Other Stock-Based Awards. Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or shares of Company Stock, and upon such terms and conditions as the Committee shall determine. Dividend Equivalents with respect to Stock Units or Other Stock-Based Awards that vest based on performance shall vest and be paid only if and to the extent the underlying Stock Units or Other Stock-Based Awards vest and are paid, as determined by the Committee.

Section 12.    Consequences of a Change of Control

(a)    Assumption of Outstanding Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Grants that are not exercised or paid at the time of the Change of Control shall be assumed by, or replaced with grants (with respect to cash, securities, or a combination thereof) that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). After a Change of Control, references to the “Company” as they relate to employment matters shall include the successor employer in the transaction, subject to applicable law.

(b)    Other Alternatives. In the event of a Change of Control, if any outstanding Grants are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may (but is not obligated to) make adjustments to the terms and conditions of outstanding Grants, including, without limitation, taking any of the following actions (or combination thereof) with respect to any or all outstanding Grants, without the consent of any Participant: (i) the Committee may determine that outstanding Stock Options and SARs shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Stock Awards, Stock Units and Dividend

Equivalents shall immediately lapse; (ii) the Committee may determine that Participants shall receive a payment in settlement of outstanding Stock Units or Dividend Equivalents, in such amount and form as may be determined by the Committee; (iii) the Committee may require that Participants surrender their outstanding Stock Options and SARs in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Stock Options and SARs exceeds the Stock Option Exercise Price or SAR base amount, and (iv) after giving Participants an opportunity to exercise all of their outstanding Stock Options and SARs, the Committee may terminate any or all unexercised Stock Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Company Stock does not exceed the per share Stock Option Exercise Price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Stock Option or SAR.

Section 13.    Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant in connection with any Grant. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of section 409A of the Code.

Section 14.    Withholding of Taxes

(a)    Required Withholding. All Grants under the Plan shall be subject to applicable United States federal (including FICA), state and local, foreign country or other tax withholding requirements. The Employer may require that the Participant or other person receiving Grants or exercising Grants pay to the Employer an amount sufficient to satisfy such tax withholding requirements with respect to such Grants, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b)    Share Withholding. The Committee may permit or require the Employer’s tax withholding obligation with respect to Grants paid in Company Stock to be satisfied by having shares withheld up to an amount that does not exceed the Participant’s applicable withholding tax rate for United States federal (including FICA), state and local, foreign country or other tax liabilities. The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow Participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Grant. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount.

Section 15.    Transferability of Grants

(a)    Nontransferability of Grants. Except as described in subsection (b) below, only the Participant may exercise rights under a Grant during the Participant’s lifetime. A Participant may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, pursuant to a domestic relations order. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant’s will or under the applicable laws of descent and distribution.

(b)    Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

Section 16.    Requirements for Issuance or Transfer of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 17.    Amendment and Termination of the Plan

(a)    Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.

(b)    No Repricing of Options or SARs. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Company Stock, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Company Stock or other securities, or similar transactions), the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the Exercise Price of such outstanding Stock Options or base price of such SARs, (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an Exercise Price or base price, as applicable, that is less than the Exercise Price or base price of the original Stock Options or SARs or (iii) cancel outstanding Stock Options or SARs with an Exercise Price or base price, as applicable, above the current stock price in exchange for cash or other securities.

(c)    Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(d)    Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Participant with respect to such Grant unless the Participant consents or unless the Committee acts under Section 18(f) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 18(f) below or may be amended by agreement of the Company and the Participant consistent with the Plan.

Section 18.    Miscellaneous

(a)    Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock awards grant made by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Participant the same economic value as the prior options or rights.

(b)    Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c)    Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan.

(d)    Rights of Participants. Nothing in the Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to receive a Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

(e)    No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(f)    Compliance with Law.

(i)    The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 422 or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422 or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(ii)    The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under section 409A of the Code, (III) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.

(iii)    Any Grant that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Participant’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code.

(iv)    Notwithstanding anything in the Plan or any Grant agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company or any subsidiary or affiliate of the Company have any responsibility or liability if a Grant does not meet any applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

(g)    Establishment of Subplans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Committee’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Employer shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

(h)    Clawback Rights. Subject to the requirements of applicable law, the Committee may provide in any Grant Instrument that, if a Participant breaches any restrictive covenant agreement between the Participant and the Employer (which may be set forth in any Grant Instrument) or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within a specified period of time thereafter, all Grants held by the Participant shall terminate, and the Company may rescind any exercise of an Option or SAR and the vesting of any other Grant and delivery of shares upon such exercise or vesting (including pursuant to dividends and Dividend Equivalents), as applicable on such terms as the Committee shall determine, including the right to require that in the event of any such rescission, (i) the Participant shall return to the Company the shares received upon the exercise of any Option or SAR and/or the vesting and payment of any other Grant (including pursuant to dividends and Dividend Equivalents) or, (ii) if the Participant no longer owns the shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of the restrictive covenant agreement (including a Participant’s Grant Instrument containing restrictive covenants) or activity constituting Cause), net of the price originally paid by the Participant for the shares. Payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee. The Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer. In addition, all Grants under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time.

(i)    Governing Law; Jurisdiction. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any action arising out of, or relating to, any of the provisions of the Plan and Grants made hereunder shall be brought only in the United States District Court for the District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware, and the jurisdiction of such court in any such proceeding shall be exclusive.

ANNEX F

Form of Certificate of Domestication of Leo Holdings Corp.

CERTIFICATE OF DOMESTICATION

OF

LEO HOLDINGS CORP.

Pursuant to Section 388 of the General

Corporation Law of the State of Delaware

Leo Holdings Corp., a Cayman Islands exempted company limited by shares, which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication (upon such domestication to be renamed “Chuck E. Cheese Brands Inc.” and referred to herein after such time as the “Corporation”), does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1.	The Corporation was originally incorporated on the 29th day of November, 2017 under the laws of the Cayman Islands.

2.	The name of the Corporation immediately prior to the filing of this Certificate of Domestication is Leo Holdings Corp.

3.	The name of the Corporation as set forth in the Certificate of Incorporation is Chuck E. Cheese Brands Inc.

4.

The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5.

The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of Leo Holdings Corp. and the conduct of its business or by applicable non-Delaware law, as appropriate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be executed in its name this            day of                     , 2019.

LEO HOLDINGS CORP., a Cayman Islands company

By:
Name:
Title:

F-1

ANNEX G

Form of Proxy Card for Leo Holdings Corp. Extraordinary General Meeting

Leo Holdings Corp.

21 Grosvenor Place

London SW1X 7HF, United Kingdom

EXTRAORDINARY GENERAL MEETING

OF SHAREHOLDERS OF LEO HOLDINGS CORP.

YOUR VOTE IS IMPORTANT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2019

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated           , 2019, in connection with the Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting”) to be held at 9:00 a.m. Eastern Time on                     , 2019 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and hereby appoints Lyndon Lea and Robert Darwent, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all ordinary shares of Leo Holdings Corp. (the “Company”) registered in the name provided, which the undersigned is entitled to vote at the Extraordinary General Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the accompanying Proxy Statement/Prospectus.

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 10.

(Continued and to be marked, dated and signed on reverse side)

Please mark vote as indicated in this example	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9 and 10.

Proposal No. 1—The BCA Proposal—to consider and vote upon a proposal to approve by ordinary resolution and adopt the Business Combination Agreement, dated as of April 7, 2019, by and among Leo Holdings Corp. (“Leo”), Queso Holdings Inc., a Delaware corporation (“Queso”), AP VIII CEC Holdings, L.P., a Delaware limited partnership, and solely for purposes of Section 7.14(f) and 10.2(i), Leo Investors Limited Partnership, a Cayman Islands limited partnership (“Sponsor”) (as amended on June 27, 2019, the “Business Combination Agreement”), pursuant to which, among other things, following the Domestication of Leo to Delaware as described below, Queso will merge with and into Leo, the separate corporate existence of Queso will cease and Leo will be the surviving corporation (the “Merger”) (this proposal is referred to herein as the “BCA Proposal”);	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 2—The Domestication Proposal—to consider and vote upon a proposal to approve by special resolution the change of Leo’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication,” and together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) (this proposal is referred to herein as the “Domestication Proposal”);	FOR ☐	AGAINST ☐	ABSTAIN ☐

Organizational Documents Proposals—to consider and vote upon the following five separate proposals to approve by special resolution the following material differences between the current amended and restated memorandum and articles of association of Leo (the “Existing Organizational Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Leo Holdings Corp. (a corporation incorporated in the State of Delaware, assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”)), which will be renamed “Chuck E. Cheese Brands Inc.” in connection with the Merger (Leo after the Domestication and after the Merger is referred to herein as “New CEC”):

(A) Proposal No. 3—Organizational Documents Proposal A—to authorize the change in the authorized capital stock of Leo from (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share 20,000,000 Class B ordinary shares, par value $0.0001 per share and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 500,000,000 shares of common stock, par value $0.0001 per share, of New CEC (“New CEC Common Stock”) and 100,000,000 shares of preferred stock, par value $0.0001 per share, of New CEC (“New CEC Preferred Stock”);	FOR ☐	AGAINST ☐	ABSTAIN ☐

(B) Proposal No. 4—Organizational Documents Proposal B—to authorize the board of directors of New CEC to issue any or all shares of New CEC Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by New CEC’s board of directors and as may be permitted by the DGCL;	FOR ☐	AGAINST ☐	ABSTAIN ☐

(C) Proposal No. 5—Organizational Documents Proposal C—to provide that certain provisions of the certificate of incorporation of New CEC are subject to the Director Nomination Agreement (as defined in the accompanying proxy statement/prospectus);	FOR ☐	AGAINST ☐	ABSTAIN ☐

(D) Proposal No. 6—Organizational Documents Proposal D—to authorize the removal of the ability of New CEC stockholders to take action by written consent in lieu of a meeting; and	FOR ☐	AGAINST ☐	ABSTAIN ☐

(E) Proposal No. 7—Organizational Documents Proposal E—to authorize all other changes in connection with the replacement of Existing Organizational Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication, including (1) changing the post-Business Combination corporate name from “Leo Holdings Corp.” to “Chuck E. Cheese Brands Inc.” (which is expected to occur after the Domestication in connection with the Merger), (2) making New CEC’s corporate existence perpetual, (3) adopting Delaware as the exclusive forum for certain stockholder litigation, (4) electing to not be governed by Section 203 of the DGCL and limiting certain corporate takeovers by interested stockholders, (5) granting an explicit waiver regarding corporate opportunities to New CEC and its directors and (6) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination;	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 8—The Stock Issuance Proposal—to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of shares of New CEC Common Stock to the equityholders of Queso and the participants in the PIPE Investment (as defined in the accompanying proxy statement/prospectus);	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 9—The Incentive Award Plan Proposal—to consider and vote upon a proposal to approve by ordinary resolution the Chuck E. Cheese Brands Inc. 2019 Equity Incentive Plan; and	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 10—The Adjournment Proposal—to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Shareholder Certification I hereby certify that I am not acting in concert or as a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, with any other shareholder with respect to the Shares in connection with the proposed business combination.	SHAREHOLDER CERTIFICATION ☐

Dated:	, 2019

(Signature)

(Signature if held Jointly)

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENVELOPE ENCLOSED TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL SET FORTH IN PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9 and 10 AND WILL GRANT DISCRETIONARY AUTHORITY TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THIS PROXY WILL REVOKE ALL PRIOR PROXIES SIGNED BY YOU.

ANNEX H

Form of Director Nomination Agreement

CHUCK E. CHEESE BRANDS INC.

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”) is made and entered into as of [●], 2019, by and between Chuck E. Cheese Brands Inc., a Delaware corporation (the “Company”), Leo Investors Limited Partnership, a Cayman limited partnership (the “Sponsor”), and AP VIII CEC Holdings, L.P. (the “Stockholder”). Unless otherwise specified herein, all of the capitalized terms used herein are defined in Section 2 hereof.

WHEREAS, the Company has agreed to permit the Stockholder, or its permitted assignees, as applicable, who, together with their respective Affiliates, will Beneficially Own approximately 51.5% of the Issued and Outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) at the Effective Time to designate up to five individuals for (i) appointment to the board of directors of the Company (the “Board”) at the Effective Time, and (ii) nomination for election to the Board thereafter, in each case, on the terms and conditions set forth herein.

WHEREAS, the Company has agreed to permit the Sponsor, who will Beneficially Own approximately 4.6% of the Issued and Outstanding shares of Common Stock at the Effective Time to designate up to three individuals for (i) appointment to the Board at the Effective Time, and (ii) nomination for election to the Board thereafter, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Board of Directors.

(a) The Company shall take all necessary and desirable actions within its control such that, as of the Effective Time, (i) the size of the Board is set at nine Directors, (ii) sufficient existing Directors resign or are removed from the Board such that seven Director positions are vacant immediately prior to the nomination and appointment of the Stockholder Directors and Sponsor Directors provided for in the following clauses, (iii) Lyndon Lea and [Robert Darwent] shall be retained on the Board as Sponsor Directors, (iv) Andrew S. Jhawar, Naveen R. Shahani, Allen Weiss, Peter Brown and [●] shall each be nominated and appointed as a Stockholder Director, (v) [●] shall be nominated and appointed as a Sponsor Director, (vi) Andrew S. Jhawar and Lyndon Lea shall each be appointed as a Co-Chairman of the Board and (vii) the Company’s Chief Executive Officer shall be appointed to the Board.

(b) From and after the Effective Time and (i) until the Stockholder Termination Event (as defined below) shall have occurred, the Stockholder, or its permitted assignees, as applicable, shall have the right to designate up to that number of individuals specified in Section 1(c) below to be nominated for election to the Board at the any meeting at which (or written consent of stockholders pursuant to which) Directors are elected (including any successor, each, a “Stockholder Nominee”) and (ii) until the Sponsor Termination Event (as defined below), the Sponsor shall have the right to designate up to that number of individuals specified in Section 1(d) below to be nominated for election to the Board at the any meeting at which (or written consent of stockholders pursuant to which) Directors are elected (including any successor, each, a “Sponsor Nominee”, and each Stockholder Nominee and Sponsor Nominee, a “Nominee”). The Company shall give at least 60 days’ prior written notice to the Stockholder, or its permitted assigns, and the Sponsor, as applicable, of the date of any meeting of stockholders of the Company at which (or any solicitation of written consent pursuant to which) Directors are to be elected, and the Stockholder, or its permitted assigns, and the Sponsor, as applicable, shall designate the Stockholder Nominees and Sponsor Nominees by giving written notice to the Company not later than 30 days after receiving such notice.

(c) Subject to the terms and conditions of this Agreement, from and after the Effective Time and until the Stockholder Termination Event shall have occurred, the Company will, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), so that:

(i) for so long as the Stockholder Shares equal or exceed 50% of the total number of shares of Common Stock Issued and Outstanding, the Stockholder, or its permitted assignees, as applicable, shall have the right to (A) nominate, in the aggregate, a number of Stockholder Nominees equal to five and (B) appoint one of such five Stockholder Directors as the Co-Chairman of the Board;

(ii) for so long as the Stockholder Shares equal or exceed 35% (but represent less than 50%) of the total number of shares of Common Stock Issued and Outstanding, the Stockholder, or its permitted assignees, as applicable, shall have the right to (A) nominate, in the aggregate, a number of Stockholder Nominees equal to four and (B) appoint one of such four Stockholder Directors as the Co-Chairman of the Board;

(iii) for so long as the Stockholder Shares equal or exceed 20% (but represent less than 35%) of the total number of shares of Common Stock Issued and Outstanding, the Stockholder, or its permitted assignees, as applicable, shall have the right to nominate, in the aggregate, a number of Stockholder Nominees equal to three; and

(iv) for so long as the Stockholder Shares equal or exceed 10% (but represent less than 20%) of the total number of shares of Common Stock Issued and Outstanding, the Stockholder, or its permitted assignees, as applicable, shall have the right to nominate, in the aggregate, a number of Stockholder Nominees equal to two;

provided, that, at such time as the Stockholder Shares cease to equal or exceed 35% of the total number of shares of Common Stock Issued and Outstanding, the Stockholder, or its permitted assignees, as applicable, shall no longer have the right to appoint a Stockholder Director as a Co-Chairman of the Board.

(d) Subject to the terms and conditions of this Agreement, from and after the Effective Time and until the Sponsor Termination Event shall have occurred, the Company will, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies), so that:

(i) for so long as the Sponsor Amount equals or exceeds 50%, the Sponsor shall have the right to (A) nominate, in the aggregate, a number of Sponsor Nominees equal to three and (B) appoint one of such three Sponsor Directors as the Co-Chairman of the Board;

(ii) for so long as the Stockholder Amount equals or exceeds 25% (but is less than 50%), the Sponsor shall have the right to (A) nominate, in the aggregate, a number of Sponsor Nominees equal to two and (B) appoint one of such two Sponsor Directors as the Co-Chairman of the Board; and

(iii) for so long as the Sponsor Amount equals or exceeds 10% (but is less than 25%), the Sponsor shall have the right to nominate one Sponsor Nominee.

(e) The Company shall take all actions necessary to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the stockholders of the Company for each election of Directors and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of Directors, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to the election of members of the Board. If prior to the stockholders meeting (or action by written consent) a Nominee ceases to be a nominee due to such Nominee’s death, disability, withdrawal as a nominee for election to the Board or for any other reason, the Company shall, if practicable and subject to Section 1(g) below, take such steps as appropriate to cause such replacement Nominee as may be designated by the Stockholder, or its permitted assigns, or Sponsor, as applicable, to be included in such slate of nominees for election.

(f) If (i) a vacancy on the Board occurs because of the death, disability, disqualification, resignation, or removal of a Stockholder Director or Sponsor Director or for any other reason a vacancy on the Board occurs with respect to a Director position held by a Stockholder Director or Sponsor Director, as applicable, immediately prior to the occurrence of such vacancy, and (ii) immediately prior to the occurrence of such vacancy, the Stockholder or its permitted assigns, or the Sponsor, as applicable, had the right to nominate a Nominee for such Director position pursuant to Section 1(c) or Section 1(d), as applicable, then the Stockholder, or its permitted assignees, or Sponsor, as applicable, shall be entitled to designate such Stockholder Director’s or Sponsor Director’s, as applicable successor Nominee, and the Company will, within ten days of such designation of a successor Nominee, take all necessary and desirable actions within its control such that such vacancy shall be filled with such successor Nominee. Notwithstanding anything to the contrary, the Director position for such Stockholder Director or such Sponsor Director shall not be filled pending such designation and appointment unless the Stockholder or its permitted assignees, or Sponsor, as applicable, fails to designate such successor Nominee within 30 days after receipt of written notice from the Company notifying the Stockholder, or its permitted assignees, or Sponsor, as applicable, that such vacancy has occurred, and after such 30-day period, the Company may appoint a successor nominee who may serve as a Director only until the Stockholder or Sponsor, or its permitted assignees, as applicable, designates such successor Nominee.

(g) If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee for election to the Board or for any other reason (and such Nominee is not replaced as a nominee pursuant to Section 1(e) above), (i) the Stockholder, or its permitted assignees, or Sponsor, as applicable, shall be entitled to designate promptly a replacement Nominee, (ii) the Company will, within ten days of such designation, take all necessary and desirable actions within its control such that such replacement Nominee is appointed as a Director the Company and (iii) the Company will take all necessary and desirable actions within its control such that the Director position for which the original Nominee was nominated shall not be filled pending such designation of a replacement Nominee. Notwithstanding anything to the contrary, the Director position for which such original Nominee was nominated shall not be filled pending such designation and appointment unless the Stockholder, or its permitted assigns, or Sponsor, as applicable, fails to designate such replacement Nominee within 30 days after receipt of written notice from the Company notifying the Stockholder, or its permitted assigns, or Sponsor, as applicable, that such Nominee was not elected, and after such 30-day period, the Company may appoint a successor nominee who may serve as a Director only until the Stockholder, or its permitted assigns, or Sponsor, as applicable, designates such replacement Nominee.

(h) The Company shall pay the reasonable, documented out-of-pocket expenses incurred by each Stockholder Director and Sponsor Director in connection with his or her services provided to or on behalf of the Company, including, but not limited to, attending meetings or events attended on behalf of the Company at the Company’s request.

(i) In accordance with the Bylaws, the Board may from time to time by resolution establish and maintain one or more committees of the Board, each committee to consist of one or more Directors. To the extent feasible, the Company shall notify the Stockholder, or its permitted assignees, as applicable, in writing of any new committee of the Board to be established at least 15 days prior to the effective establishment of such committee. If requested by the Stockholder, or its permitted assignees, as applicable, the Company shall take all necessary steps to cause at least one Stockholder Director as requested by Stockholder, or its permitted assignees, as applicable, to be appointed as a member of each such committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s securities may be listed.

(j) The Company shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Stockholder Director or Sponsor Director serves as a Director, maintain such directors’ and officers’ liability insurance coverage with respect to such Director; provided, that upon removal or resignation of such Stockholder Director or Sponsor Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Stockholder Director or Sponsor Director for a period of not less than six years from any such event in respect of any act or omission of such Stockholder Director or Sponsor Director occurring at or prior to such event.

(k) For so long as any Stockholder Director or Sponsor Director serves as a Director, (i) the Company shall provide such Stockholder Director or Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors; provided, that any Stockholder Director and Sponsor Director who is also an employee of the Stockholder or Sponsor (or its Affiliates), as applicable, may elect not to receive any standard director fees paid by the Company to Directors, and (ii) the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Stockholder Director or Sponsor Director nominated pursuant to this Agreement as and to the extent consistent with applicable law, including but not limited to Article SIXTH of the Certificate of Incorporation and Article VII of the Bylaws (whether such right is contained in the Certificate of Incorporation, the Bylaws or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(l) Notwithstanding anything herein to the contrary, if the Stockholder, or its permitted assignees, as applicable, has the right to designate one or more Nominees and either has not exercised such right or the applicable Nominee has not been elected as a Stockholder Director, then the Stockholder, or its permitted assignees, as applicable, may elect at such time, in its sole discretion, to designate one Board observer (regardless of the number of such designation rights held by the Stockholder, or its permitted assignees, as applicable) (each, a “Board Observer”) to attend and participate in all meetings of the Board or any committees thereof, in a non-voting capacity by the giving of written notice to the Company of such election (each, a “Observation Election”). In connection therewith, the Company shall simultaneously give each Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to the Board; provided, however, that, if the Board Observer does not, upon the request of the Company, before attending any meetings of the Board, execute and deliver to the Company an agreement to abide by all Company policies applicable to Directors and a confidentiality agreement reasonably acceptable to the Company, such Board Observer may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith that such exclusion is reasonably necessary to protect highly confidential and proprietary information of the Company or confidential and proprietary information of third-parties that the Company is required to hold in confidence, or for other similar reasons. The Stockholder, or its permitted assignees, as applicable, may revoke any such Observation Election at any time upon written notice to the Company after which the Stockholder, or its permitted assignees, as applicable, shall be entitled to designate a replacement Board Observer.

(m) At any time when (i) the Sponsor has the right to designate any Sponsor Nominees, all such Sponsor Nominees must qualify as “independent” pursuant to listing standards of the New York Stock Exchange (“NYSE”) applicable to directors other than members of the audit committee and (ii) the Sponsor has the right to designate three Sponsor Nominees pursuant to Section 1(d)(i), at least one must qualify as “independent” pursuant to listing standards of the NYSE applicable to directors serving as members of the audit committee and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (collectively, the “Audit Committee Independence Requirements”). At any time when (i) the Stockholder, or its permitted assignees, as applicable, has the right to designate four Stockholder Nominees pursuant to Section 1(c)(ii), at least one Stockholder Nominee must qualify as “independent” pursuant to the Audit Committee Independence Requirements, and (ii) the Stockholder, or its permitted assignees, as applicable, has the right to designate five Stockholder Nominees pursuant to Section 1(c)(i), at least two Stockholder Nominees must qualify as “independent” pursuant to the Audit Committee Independence Requirements. For the avoidance of doubt, (i) at all times that the

“controlled company” exception to the NYSE listing standards does not apply to the Company, a majority of Directors must qualify as “independent” pursuant to listing standards of NYSE applicable to directors other than members of the audit committee, and (ii) at all times, three Directors must qualify as “independent” pursuant to the Audit Committee Independence Requirements.

(n) The Company shall at all times maintain a true and correct record of the Common Stock owned by the Additional Stockholders, which the Company shall provide to the Stockholder from time to time upon request.

Section 2. Definitions.

“Additional Stockholders” means, other than the Stockholder, (a) each other “Stockholder” (as such term is defined in the Business Combination Agreement), (b) each holder of “Assumed Options” (as such term is defined in the Business Combination Agreement) and (c) each past or present Stockholder Director or Nominee.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in recitals.

“Board Observer” has the meaning set forth in Section 1(l).

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of April 8, 2019, by and among Leo Holdings Corp., Queso Holdings Inc. and the Stockholder, as amended or modified from time to time.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as in effect immediately following the Effective Time, as the same may be amended from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as in effect immediately following the Effective Time, as the same may be amended from time to time.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation, or removal.

“Effective Time” means the time immediately after the consummation of the transactions contemplated by the Business Combination Agreement (including all issuances of Common Stock) on the date hereof.

“Issued and Outstanding” shall mean, as of any given time, (a) the number of shares of Common Stock issued and outstanding (on a non-fully diluted basis), excluding (b) the number of shares of Common

Stock, if any, (i) held in treasury by the Company, (ii) held by any Company Subsidiary (as such term defined in the Business Combination Agreement) or (iii) issued in connection with the exercise of any warrants for Common Stock.

“Nominee” has the meaning set forth in Section 1(b).

“NYSE” has the meaning set forth in Section 1(m).

“Observation Election” has the meaning set forth in Section 1(l).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Sponsor” has the meaning set forth in the preamble.

“Sponsor Amount” means the percentage calculated by dividing (a) the aggregate number of shares of Common Stock Beneficially Owned by the Sponsor at any time by (b) the aggregate number of shares of Common Stock Beneficially Owned by the Sponsor at the Effective Time, in each case on an as-exercised basis with respect to any securities convertible into or exercisable for Common Stock,

“Sponsor Director” means a Sponsor Nominee that has been elected as a Director.

“Sponsor Nominee” has the meaning set forth in Section 1(b).

“Stockholder” has the meaning set forth in the preamble.

“Stockholder Director” means a Stockholder Nominee that has been elected as a Director.

“Stockholder Nominee” has the meaning set forth in Section 1(b).

“Stockholder Shares” means, as of any given time, the aggregate number of shares of Common Stock (including, for the avoidance of doubt, restricted stock units, whether vested or unvested, equal to the number of shares of Common Stock represented by such restricted stock units) Beneficially Owned by (a) the Stockholder or (b) any Additional Stockholder, in each case, together with their respective permitted assignees and their respective Affiliates (as such number of shares may be equitably adjusted or exchanged pursuant to Section 6).

“Termination Event” has the meaning set forth in Section 16.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of law) of Common Stock.

Section 3. Assignment; Benefit of Parties. No party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties hereto, and any assignment hereof will be null and void; provided, that the Stockholder may assign, in whole, but not in part, this Agreement without the prior written consent of the Company as part of a Transfer of Stockholder Shares so long as the applicable assignee executes a joinder to this Agreement pursuant to which such assignee agrees to be bound by the terms hereof as though such assignee were the Stockholder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein.

Section 4. Remedies. The parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the parties shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 5. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the Company or the Stockholder, or its permitted assigns, or Sponsor, as applicable, at the addresses set forth below. Notices shall be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail or one day after deposit with a reputable overnight courier service, as applicable.

If to the Company, to:

Chuck E. Cheese Brands Inc.
1707 Market Place Blvd., Suite 200
Irving, TX 75063
Email:	rrodriguez@cecentertainment.com
Attention:	Rudy Rodriguez

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Facsimile:	(212) 309-6001
Email:	robert.robison@morganlewis.com
andrew.milano@morganlewis.com
adam.benbassat@morganlewis.com
Attention:	Robert G. Robison
Andrew L. Milano
Adam Benbassat

If to the Stockholder, to:

c/o Apollo Management VIII, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Facsimile:	(646) 607-0528
Email:	lmedley@apollolp.com
Attention:	Laurie Medley

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Facsimile:	(212) 309-6001
Email:	robert.robison@morganlewis.com
andrew.milano@morganlewis.com
adam.benbassat@morganlewis.com

Attention:	Robert G. Robison
Andrew L. Milano
Adam Benbassat

If to the Sponsor, to:

21 Grosvenor Place
London SWIX 7HF
United Kingdom
Facsimile:	+44 (0) 20 7201 2222
Email:	brown@lioncapital.com
Attention:	Simon Brown, Secretary

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Facsimile: (212) 446-4900
Email:	christian.nagler@kirkland.com
peter.seligson@kirkland.com
Attention:	Christian O. Nagler
Peter S. Seligson

and

Kirkland & Ellis LLP
333 South Hope Street
Los Angeles, CA 90071
Facsimile: (213) 680-8500
Email:	damon.fisher@kirkland.com
luke.guerra@kirkland.com
Attention:	Damon Fisher, P.C.
Luke Guerra, P.C.

Section 6. Adjustments. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

Section 7. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 8. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any Person other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns; provided, that, each Stockholder Director and Sponsor Director shall be an express third-party beneficiary of the provisions in

Sections 1(h), (j) and (k) and shall be entitled to enforce such provisions as though such Stockholder Director or Sponsor Director were a party hereto.

Section 9. Further Assurances. Each of the parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 10. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 11. Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 12. Mutual Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THE PARTIES HERETO RELATING TO THIS AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 13. Complete Agreement; Inconsistent Agreements. This Agreement represents the complete agreement between the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings between the parties.

Section 14. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 15. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Company, the Stockholder, or its permitted assigns, or Sponsor, as applicable, unless such modification is approved in writing by the Company, the Stockholder, or its permitted assigns, and Sponsor, as applicable. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 16. Termination. Notwithstanding anything to the contrary contained herein, (a) if the Stockholder Shares cease to equal or exceed 10% of the total number of shares of Common Stock Issued and Outstanding (the “Stockholder Termination Event”), then this Agreement shall expire and automatically terminate with respect to the Stockholder, and (b) if the Sponsor Amount ceases to equal or exceed 10% (the “Sponsor Termination Event”), then this Agreement shall expire and terminate automatically with respect to the Sponsor; provided, however, that, in each case, Sections 1(h), (j) and (k) and Sections 2-16 shall survive any termination of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

Company:

CHUCK E. CHEESE BRANDS INC.

By:
Name:
Title:

Stockholder:

AP VIII CEC HOLDINGS, L.P.

By:

By:
Name:
Title:

Sponsor:

LEO INVESTORS LIMITED PARTNERSHIP

By: Leo Investors General Partner Limited, its general partner

By:
Name:
Title:

ANNEX I

SPONSOR SHARES SURRENDER AGREEMENT

April 7, 2019

Leo Holdings Corp.

21 Grosvenor Place

London, SW1X 7HF

United Kingdom

Re: Surrender of Shares

Reference is made to that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time, the “Business Combination Agreement”) among Leo Holdings Corp., a Cayman Islands exempted company (the “Company”), Queso Holdings Inc., a Delaware corporation (“Queso”), and AP VIII CEC Holdings, L.P., a Delaware limited partnership and solely for purposes of Sections 7.14(f) and 10.2(i) thereof, Leo Investors Limited Partnership, a Cayman limited partnership (the “Sponsor”). This letter agreement (this “Letter Agreement”) is being entered into and delivered by the Company and the Sponsor in connection with the transactions contemplated by the Business Combination Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the consummation of the transactions contemplated by the Business Combination Agreement (other than those contemplated by paragraphs 1 to 3 of this Letter Agreement below) being conditions subsequent to the obligations of the parties to this Letter Agreement, the Sponsor and the Company hereby agree that:

1.	Immediately prior to, and conditioned upon, the Effective Time:

(a) the Sponsor shall automatically irrevocably surrender and forfeit to the Company for no consideration, as a contribution to capital, 1,750,000 Class B ordinary shares of the Company (“Class B Shares”) (the “Forfeited Securities”); and

(b) the Company shall immediately cancel the Forfeited Securities.

2.

Immediately following, and conditioned upon the consummation of the transaction described in paragraph 1 above, but prior to the Effective Time, the Sponsor shall, automatically and without any further action by the Sponsor and the Company, irrevocably waive the right to be issued 20% (to the nearest whole number) of the Class A ordinary shares of the Company (“Class A Shares”) into which, but for this paragraph, the Forfeited Securities would otherwise convert in accordance with Article 17 of the Leo Governing Documents.

3.

Accordingly, following and conditioned upon the consummation of the transactions described in paragraphs 1 and 2 above, the Company, at any time when, in accordance with Article 17 of the Leo Governing Documents, the Class B Shares convert to Class A Shares, shall not issue to holders of Class B Shares any Class A Shares the entitlement to which has been waived in accordance with paragraph 3 above.

The Sponsor hereby represents and warrants to the Company as of the date hereof as follows:

(i) The Sponsor owns free and clear of all Encumbrances 4,910,000 shares of Leo Common Stock.

I-1

(ii) There are no voting trusts, proxies, partnership or other Contracts with a limited partner or general partner of the Sponsor, investors’ rights Contracts, right of first refusal or co-sale Contracts, or registration rights Contracts or other agreements or understandings to which the Sponsor is bound with respect to voting of any equity interest of the Sponsor.

(iii) The Sponsor has all requisite power and authority to execute and deliver this Letter Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Letter Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by the Sponsor. This Letter Agreement has been duly and validly executed and delivered by the Sponsor and, assuming this Letter Agreement has been duly authorized, executed and delivered by the other party hereto, this Letter Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of the Sponsor enforceable against it in accordance with its terms.

Sections 10.3, 10.4, 10.5, 10.6, 10.7, 10.9, 10.10, 10.11 and 10.12 of the Business Combination Agreement are incorporated by reference herein. Queso shall be an express third-party beneficiary to this Letter Agreement, and shall be entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto. This Letter Agreement shall terminate, and have no further force and effect, if the transactions contemplated by the Business Combination Agreement (other than those contemplated by paragraphs 1 to 3 of this Letter Agreement above) are not consummated or the Business Combination Agreement is validly terminated in accordance with its terms prior to the Effective Time. This Letter Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below. Please indicate your agreement to the terms of this Letter Agreement by signing where indicated below.

LEO INVESTORS LIMITED PARTNERSHIP

By:	Leo Investors General Partner Limited
Its:	General Partner

By:	/s/ Simon Brown
Name:	Simon Brown
Title:	Director

Accepted and Agreed:

LEO HOLDINGS CORP.

By:	/s/ Lyndon Lea
Name:	Lyndon Lea
Title:	Chairman and Chief Executive Officer

I-2

AMENDMENT NO. 1 TO SPONSOR SHARES SURRENDER AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”) to the Agreement (as defined below), dated as of June 27, 2019, is entered into by and between Leo Investors Limited Partnership, a Cayman Islands limited partnership (the “Sponsor”), and Leo Holdings Corp., a Cayman Islands exempted company (the “Company”).

W I T N E S E T H :

WHEREAS, the Sponsor and the Company previously entered into that certain Sponsor Shares Surrender Agreement, dated as of April 7, 2019 (the “Agreement”); and

WHEREAS, the Sponsor and the Company desire to amend certain terms and conditions of the Agreement in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend the Agreement as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement (unless otherwise expressly stated herein).

ARTICLE 2

AMENDMENTS

Section 2.01    Section 1(a) of the Agreement is hereby amended by substituting “1,849,407” in lieu of the reference to “1,750,000” therein.

Section 2.02    Except as amended by this Amendment, all the terms, conditions and covenants of the Agreement are valid, shall remain in full force and effect, and are hereby ratified and confirmed by the parties hereto. This Amendment and the Agreement constitute a single agreement and to the extent possible shall be read together as one instrument.

ARTICLE 3

MISCELLANEOUS

Section 3.01    Amendments. Any provision of this Amendment may be amended if, but only if, such amendment is in writing and is signed by each party hereto.

Section 3.02    Conflict. The parties hereto agree and acknowledge that to the extent any terms or provisions of this Amendment are in any way inconsistent with or in conflict with any term, condition or provision of the Agreement, this Amendment shall govern and control.

Section 3.03    Miscellaneous. The last paragraph of the Agreement is incorporated herein mutatis mutandis.

[Signature Page Follows]

* * * * *

I-I-1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SPONSOR:

LEO INVESTORS LIMITED PARTNERSHIP

By:	Leo Investors General Partner Limited
Its:	General Partner

By:	/s/ Simon Brown

Name:	Simon Brown
Title:	Director

THE COMPANY:

LEO HOLDINGS CORP.

By:	/s/ Lyndon Lea

Name:	Lyndon Lea

Title:	Chairman and Chief Executive Officer

I-I-2

ANNEX J

Form of Amended and Restated Registration Rights Agreement

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2019, is made and entered into by and among Chuck E. Cheese Brands, Inc., a Delaware corporation and successor to Leo Holdings Corp., a Cayman Islands exempted company (“Leo”) (including any of its successors or assigns, the “Company”), certain parties identified as “Holders” on the signature page of this Agreement (each a “Holder”, each Holder identified as a Management Holder, a “Management Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, Leo and Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership (including any of its successor or assigns, the “Sponsor”) entered into that certain Registration and Shareholder Rights Agreement, dated as of February 15, 2018 (the “Original RSRA”);

WHEREAS, Leo, the Company and certain other parties have entered into that certain Business Combination Agreement, dated as of April 7, 2019 (as it may be amended or supplemented from time to time, the “BCA”);

WHEREAS, immediately after giving effect to the transactions occurring at the Closing (as defined in the BCA), AP VIII CEC Holdings, L.P., a Delaware limited partnership (the “Seller”), the Management Holders, Lion Capital, LLP, a United Kingdom limited liability partnership (“Lion Capital” and, together with the Sponsor and their respective transferees and assignees, the “Lion Holders”), and the Sponsor will hold common stock, par value $0.0001 per share (the “Common Stock”), of the Company and the Seller and the Management Holders will be entitled to receive additional shares of Common Stock subject to certain conditions in the BCA (the “Earnout Shares”);

WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders, including the Lion Holders and the Seller’s Shareholders (as defined below), certain registration rights with respect to certain securities of the Company, as set forth in this Agreement; and

WHEREAS, in connection with the execution of this Agreement, the Company, as successor to Leo, and the Sponsor desire to terminate the Original RSRA and replace it with this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the chief executive officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any person, any other person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” shall have the meaning given in the Preamble.

“Automatic Shelf Registration Statement” shall have the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“BCA” shall have the meaning given in the Recitals hereto.

“Closing Date” shall mean [●], 2019.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in subsection 2.1.3.

“Earnout Shares” shall have the meaning given in the Recitals hereto.

“Excess Scenario” shall mean any time that the Seller’s Shareholders and their transferee Holders hold an aggregate of more Registrable Securities than the Lion Holders.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Holders” shall mean the Lion Holders, the Seller’s Shareholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Lion Capital” shall have the meaning given in the Recitals hereto.

“Lion Holders” shall have the meaning given in the Recitals hereto.

“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is six months after the Closing Date.

“Minimum Takedown Threshold” shall have the meaning given in subsection 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Original RSRA” shall have the meaning given in the Recitals hereto.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Permitted Transferee” shall mean, in the case of any Holder, a person to whom, or entity to which, Registrable Securities are transferred by such Holder; provided, that (i) such transfer does not violate the Company’s governing documents, or any agreements between such Holder and the Company or any of the Company’s subsidiaries and (ii) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to subsection 5.2.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rules 430A or 430B under the Securities Act or any successor rule thereto), as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean at any time any outstanding Common Stock (including all Common Stock issuable under the BCA including the Earnout Shares) or any other equity security (including warrants to purchase Common Stock and Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder other than any security received pursuant to an incentive plan adopted by the Company on or after the Closing Date; provided, however, that, as to any particular Registrable Security, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (y) the date on which such securities have been sold, transferred, disposed of or exchanged pursuant to an effective registration statement or Rule 144 under the Securities Act; and (z) the date on which such securities cease to be outstanding.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)

all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B)

fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)	printing, messenger, telephone and delivery expenses;

(D)	reasonable fees and disbursements of counsel for the Company;

(E)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)	reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall mean any Holder requesting piggyback rights pursuant to this Agreement with respect to an Underwritten Shelf Takedown.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in subsection 2.1.1.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Seller” shall have the meaning given in the Recitals hereto.

“Seller’s Shareholders” shall mean the Seller and each of its Affiliates and direct and indirect equity holders.

“Subsequent Shelf Registration” shall have the meaning given in subsection 2.1.2.

“Underwriter” shall mean any investment banker(s) and manager(s) appointed to administer the offering of any Registerable Securities as principal in an Underwriting Offering.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.3.

“Well-Known Seasoned Issuer” shall have the meaning set forth in Rule 405 promulgated by the Commission pursuant to the Securities Act.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.5.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall file, within 30 days of the Closing Date, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or if the Company is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. The Company shall use its commercially reasonable efforts to cause the Shelf to become effective as soon as practicable after such filing. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. The Company shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if the Company is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that (i) Earnout Shares are issued, or (ii) any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders unless the Registrable Securities are Earnout Shares delivered pursuant to the BCA in which case the Company shall register such shares as soon as reasonably possible following issuance, but in no event more than 90 days thereafter.

2.1.3 Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the Commission, the Lion Holders or any Seller’s Shareholders (but for the avoidance of doubt, no Management Holder) may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $20.0 million (the “Minimum Takedown Threshold”); provided that the Minimum Takedown Threshold shall not apply to an Underwritten Shelf Takedown solely of Earnout Shares. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. During an Excess Scenario, (i) the Lion Holders must provide five (5) business days’ written notice to the Seller’s Shareholders and their transferee Holders prior to any request for an Underwritten Shelf Takedown to be requested by any Lion Holder, and (ii) if at any time during such five (5) business day period, the Seller’s Shareholders or their transferee Holders demand an Underwritten Shelf Takedown, then such Seller’s Shareholders’ Underwritten Shelf Takedown demand shall take effect (and constitute one demand for purposes of this Section 2.1.3) and the Company shall include such number of Registrable Securities that the Seller’s Shareholders and their transferee Holders and the Lion Holders desire to sell to such Underwritten Shelf Takedown. If an Underwritten Shelf Takedown is effected in the manner described in the foregoing sentence, the Seller’s Shareholders and their transferee Holders participating in such Underwritten Shelf Takedown shall be deemed to be the Demanding Holders, and the Lion Holders participating in such Underwritten Shelf Takedown shall be deemed to be Requesting Holders. The Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering. The Lion Holders may demand three Underwritten Shelf Takedowns in total and the Seller’s Shareholders (on a collective basis) may demand four Underwritten Shelf Takedowns in total; provided that the Seller’s Shareholders shall be entitled to a fifth demand that may only be used with respect to Earnout Shares. Notwithstanding anything to the contrary, in no event shall may Lion Capital or any transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other shareholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: At all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of other Holders, including Management Holders, requested to be included pursuant to Section 2.2, and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Withdrawal. Any of the Demanding Holders initiating a Shelf Takedown shall have the right to withdraw from a Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such

Shelf Takedown; provided that the Lion Holders or any Seller’s Shareholders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown for purposes of subsection 2.1.3, unless either (i) such withdrawal occurs during a period the Company has deferred taking action pursuant to Section 3.4 hereof or (ii) the Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown; provided, that if a Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall count as an Underwritten Shelf Takedown demanded by such Holder for purposes of subsection 2.1.3. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this subsection 2.1.5, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to the second sentence of this subsection 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities (including for the avoidance of doubt, the Management Holders) as soon as practicable but not less than 10 days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such registered offering, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to abide by the terms of Section 3.3 below.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Common Stock or other equity securities that the Company desires to sell, taken together with (i) the Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Common Stock or other equity securities, if any, as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 2.1.5, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under subsection 2.1.3 hereof.

2.3 Restrictions on Transfer. In connection with any Underwritten Offering of equity securities of the Company, each Holder that holds more than 10% of the issued and outstanding Common Stock, agrees that it shall not transfer any Common Stock (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the seven days prior to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, with respect to an Underwritten Offering, a Holder shall not be subject to this Section 2.3 with respect to an Underwritten Offering unless each shareholder of the Company that (together with their Affiliates) hold at least 10% of the issued and outstanding Common Stock and each of the Company’s directors and officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders. A Holder’s obligations under the second sentence of this Section 2.3 shall only apply for so long as such Holder (together with its Affiliates) holds at least 10% of the issued and outstanding Common Stock.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with effecting any Shelf Registration and/or Shelf Takedown, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder that holds at least five percent of the Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit representatives of the Holders , the Underwriters, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters , if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $35.0 million, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting and other arrangements approved by the Company in the case of an Underwritten Offering initiated by the Company, and the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 2.1.3 and 3.1.15 of this Agreement, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 45 days, determined in good faith by the Company to be necessary for such purpose; provided that such right to delay or suspend shall be exercised by the Company not more than two times, which may be consecutive, in any 12-month period. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5.

3.6 Other Obligations. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of the any customary documentation required from the applicable Holders in connection therewith, (i) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (ii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i). In addition, the Company shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned sales or transfers; provided, however, that the Company shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any sale or transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed:

If, to the Company, to:

Leo Holdings Corp.

21 Grosvenor Place

London SWIX 7HF

United Kingdom

Facsimile:	+44 (0) 20 7201 2222
Email:	brown@lioncapital.com
Attn:	Simon Brown, Secretary

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile:	(212) 446-4900
Email:	christian.nagler@kirkland.com
peter.seligson@kirkland.com
Attn:	Christian O. Nagler
Peter S. Seligson

and

Kirkland & Ellis LLP

333 South Hope Street

Los Angeles, CA 90071

Facsimile:	(213) 680-8500
Email:	damon.fisher@kirkland.com
luke.guerra@kirkland.com
Attn:	Damon Fisher, P.C.
Luke Guerra, P.C.

If, to the Seller, to:

c/o Apollo Management VIII, L.P.

9 West 57th Street, 43rd Floor

New York, NY 10019

Facsimile: (646) 607-0528

Email:        lmedley@apollolp.com

Attn:          Laurie Medley

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Facsimile: (212) 309-6001

Email:	robert.robison@morganlewis.com
andrew.milano@morganlewis.com
adam.benbassat@morganlewis.com
Attn:	Robert G. Robison
Andrew L. Milano
Adam Benbassat

If, to any Lion Holder, to:

Lion Capital LLP

21 Grosvenor Place

London SWIX 7HF

United Kingdom

Facsimile: +44 (0) 20 7201 2222

Email:        brown@lioncapital.com

Attn:          Simon Brown

If to any other Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records.

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective 30 days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Lock-up Period to the extent applicable to such Holder, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except to (a) an Affiliate of such Holder, (b) direct and/or indirect equity holders of any Lion Holder pursuant to a distribution as described in Section 5.12 of this Agreement or (c) any person with the prior written consent of the Company. A sale or transfer that qualifies pursuant to an exemption from the Securities Act shall not be deemed to have been made pursuant to a registration statement.

5.2.3 After the expiration of the Lock-up Period to the extent applicable to such Holder, a Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) up to five Permitted Transferees, provided, however, that each such Permitted Transferee holds, after giving effect to such assignment or delegation, at least five percent of the then-outstanding Common Stock, (b) an Affiliate of such Holder, (c) direct and/or indirect equity holders of any Lion Holder pursuant to a distribution as described in Section 5.12 of this Agreement or (d) any person with the prior written consent of the Company.

5.2.4 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

5.2.5 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.6 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.2.7 In no event may Lion Capital assign or delegate its rights, duties or obligations under this Agreement, in whole or in part, to any person to whom it transfers its commitment to acquire Shares under its Subscription Agreement dated as of April     , 2019 with the Company.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THE AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question as determined in good faith by the Company, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. Other than the registration rights conferred in certain subscription agreements with respect to equity securities of the Company to be issued on the Closing Date, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, the Company covenants that it will (x) make available information necessary to comply with Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, and (y) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the reasonable request of the Holders, the Company will deliver to it a written statement as to whether they have complied with such information requirements, and, if not, the specific reasons for non-compliance.

5.9 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities; provided, however, that if after such termination, a Holder is issued Earnout Shares (as defined in the BCA) in accordance with the terms of the BCA, such Earnout Shares shall be treated as Registrable Securities under this Agreement and such Holder shall be entitled to all of the rights under this Agreement with respect to such Earnout Shares. The provisions of Section 3.5 and Article IV shall survive any termination.

5.10 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder, including, without limitation, for purposes of Section 5.8 hereof.

5.11 Restatement. Upon the closing of the transactions contemplated by the BCA, the Original RSRA is no longer of any force or effect.

5.12 Distributions.

5.12.1 In the event that any Lion Holder distributes, or has distributed, all of its Registrable Securities to its direct and/or indirect equity holders, such distributees shall be treated as a Lion Holder hereunder; provided that only the holders of a majority of the Registrable Securities held by all such distributees, as determined in good faith by the Company, shall be entitled to take any action under this Agreement that such Lion Holder is entitled to take, provided, further, that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred to the applicable Lion Holder, as if it remained a single entity party to this Agreement.

5.12.2 In the event that the Seller’s Shareholders distribute, or have distributed, all of their Registrable Securities to their direct and/or indirect equity holders, such distributees shall be treated as the Seller’s Shareholders hereunder; provided that only the holders of a majority of the Registrable Securities held by all such distributees, as determined in good faith by the Company, shall be entitled to take any action under this Agreement that the Seller’s Shareholders are entitled to take, provided, further, that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred to the Seller’s Shareholders, as if they remained a single party to this Agreement.

5.13 Adjustments. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

[SIGNATURE PAGES FOLLOW]

COMPANY:

Chuck E. Cheese Brands, Inc., a Delaware corporation

By:
Name:	Simon Brown
Title:	Secretary

HOLDERS:

AP VIII CEC Holdings, L.P., a Delaware limited partnership

By:	Apollo Advisors VIII, L.P., its general partner

By:	Apollo Capital Management VIII, LLC, its general partner

By:
Name:	Laurie D. Medley
Title:	Vice President

LEO INVESTORS LIMITED PARTNERSHIP, a Cayman Islands exempted limited partnership

By:	Leo Investors General Partner Limited, its general partner

By:
Name:	Simon Brown
Title:	Director

LION CAPITAL LLP, a United Kingdom limited liability partnership

By:
Name:	Simon Brown
Title:	Authorized Signatory

MANAGEMENT HOLDERS

[to be added]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of directors and officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21	Exhibits and Financial Statements Schedules.

(a) Exhibits.

Exhibit Number	Description

2.1*	Business Combination Agreement, dated as of April 7, 2019, by and among Leo Holdings Corp., Queso Holdings Inc. and the Seller (included as Annex A to the proxy statement/prospectus).

2.2*	Amendment to the Business Combination Agreement, dated as of June 27, 2019, by and among, Leo Holdings Corp., Queso Holdings Inc. and the Seller (included as Annex A-I to the proxy statement/prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of Leo Holdings Corp. (included as Annex B to the proxy statement/prospectus).

3.2	Form of Proposed Certificate of Incorporation of Chuck E. Cheese Brands Inc., to become effective upon Domestication (included as Annex C to the proxy statement/prospectus).

3.3	Form of Proposed Bylaws of Chuck E. Cheese Brands Inc., to become effective upon Domestication (included as Annex D to the proxy statement/prospectus).

4.1#	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed by the Registrant on February 1, 2018).

4.2#	Form of Specimen Warrant Certificate.

4.3#	Form of Amended and Restated Warrant Agreement between the Company and Continental Stock Transfer & Trust Company.

Exhibit Number	Description

4.4	Form of Certificate of Corporate Domestication of Leo Holdings Corp., to be filed with the Secretary of State of the State of Delaware (included as Annex F to the proxy statement/prospectus).

5.1#	Opinion of Kirkland & Ellis LLP.

10.1	Sponsor Shares Surrender Agreement, dated April 7, 2019, between Leo Holdings Corp. and Leo Investors Limited Partnership (included as Annex I to the proxy statement/prospectus).

10.2	Form of Director Nomination Agreement between the Registrant, Leo Investors Limited Partnership and AP VIII CEC Holdings, L.P. (included as Annex H to the proxy statement/prospectus).

10.3	Form of Amended and Restated Registration Rights Agreement between the Registrant and each of the holders party thereto (included as Annex J to the proxy statement/prospectus).

10.4#	Form of Lock-Up Agreement between the Registrant and AP VIII CEC Holdings, L.P.

10.5†	Form of Chuck E. Cheese Brands Inc. 2019 Equity Incentive Plan (included as Annex E to the proxy statement/prospectus).

10.6#	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-1 filed by the Registrant on February 1, 2018).

10.7#	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on April 8, 2019).

21.1#	List of subsidiaries of Leo Holdings Corp.

23.1	Consent of WithumSmith+Brown, PC, independent registered accounting firm for Leo Holdings Corp.

23.2	Consent of Deloitte & Touche LLP, independent registered accounting firm for Queso Holdings, Inc.

23.3#	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).

24.1#	Power of Attorney (included on signature page).

99.1	Form of Proxy for Leo Holdings Corp.’s Extraordinary General Meeting (included as Annex G to the joint proxy statement/prospectus).

99.2#	Consent of Thomas Leverton to be named as a director.

99.3#	Consent of Andrew S. Jhawar to be named as a director.

99.4#	Consent of Naveen R. Shahani to be named as a director.

99.5#	Consent of Allen Weiss to be named as a director.

99.6#	Consent of Peter Brown to be named as a director.

99.7#	Consent of Ron Marshall to be named as a director.

101.INS#	XBRL Instance Document

101.SCH#	XBRL Taxonomy Extension Schema Document

101.CAL#	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF#	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB#	XBRL Taxonomy Extension Label Linkbase Document

101.PRE#	XBRL Taxonomy Extension Presentation Linkbase Document

*

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

#	Previously filed.
†	Indicates a management contract or compensatory plan.

Item 22.	Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 3rd day of July, 2019.

LEO HOLDINGS CORP.

By:	/s/ Lyndon Lea
Name:	Lyndon Lea
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Lyndon Lea Lyndon Lea	Chairman and Chief Executive Officer (Principal Executive Officer)	July 3, 2019

* Robert Darwent	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	July 3, 2019

* Robert Bensoussan	Director	July 3, 2019

* Lori Bush	Director	July 3, 2019

* Mary E. Minnick	Director	July 3, 2019

* By:	/s/ Lyndon Lea
Lyndon Lea
Attorney-in-Fact